Exhibit 99.1

As confidentially submitted to the Securities and Exchange Commission on May 18, 2012.

Registration no. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLEETMATICS GROUP LIMITED*

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s Name into English)

Ireland	7372	27-3112485
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

FleetMatics Group Limited

Penthouse Suite, Block C, Cookstown Court

Belgard Road

Tallaght

Dublin 24

Ireland

+353 (1) 413 1250

(Address, Including ZIP Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

FleetMatics USA Group Holdings Inc.

70 Walnut Street

Wellesley Hills, MA 02481

(866) 844-2235

(Name, Address, Including ZIP Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

James Travers

Chief Executive Officer

70 Walnut Street

2nd Floor

Wellesley Hills, MA 02481

(866) 844-2235

Kenneth J. Gordon, Esq. Joseph C. Theis Jr., Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Alan Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed offering to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Ordinary shares, par value per share	$	$

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*	The registrant will convert from a private limited company to a public limited company prior to completion of the offering contemplated hereby. Upon said conversion the registrant will be known as FleetMatics Group plc.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED                     , 2012

PROSPECTUS

             Shares

Ordinary Shares

This is FleetMatics Group Limited’s initial public offering. We are offering             of our ordinary shares.

We expect the initial public offering price to be between $        and $        per share. Currently, no public market exists for the shares. We expect to apply to list our ordinary shares on the             under the symbol “            .”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and have elected to adopt certain reduced public company reporting requirements. Investing in the ordinary shares involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also exercise their option to acquire up to an additional             shares from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2012.

BofA Merrill Lynch	Barclays

RBC Capital Markets	Stifel Nicolaus Weisel

Prospectus dated                     , 2012.

Neither we, nor the underwriters have authorized anyone to provide you with any additional information or information that is different from the information contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any free writing prospectus prepared by us or on our behalf may only be used where it is legal to sell these securities. The information in this prospectus or any free writing prospectus prepared by us or on our behalf is only accurate as of the date of this prospectus or such free writing prospectus.

Until                     , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Unless otherwise indicated, all references in this prospectus to “FleetMatics” or the “Company,” “we,” “our,” “us” or similar terms refer to FleetMatics Group Limited and its subsidiaries.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our ordinary shares or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

This document has been prepared on the basis that any offer of shares in any relevant European Economic Area member state will be made pursuant to an exemption under European prospectus law from the requirement to publish a prospectus for offers of shares and does not constitute an offer or solicitation to anyone to purchase shares in any jurisdiction in which such offer or solicitation is not authorized nor to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our ordinary shares. You should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus and our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision.

Overview

FleetMatics is a leading global provider of fleet management solutions delivered as software-as-a-service, or SaaS. Our mobile software platform enables businesses to meet the challenges associated with managing their local fleets of commercial vehicles and improve productivity by extracting actionable business intelligence from vehicle and driver behavioral data. We offer intuitive, cost-effective Web-based and mobile application solutions that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage and other insights into their mobile workforce, enabling them to reduce operating and capital costs, as well as increase revenue. As of March 31, 2012, we had more than 15,000 customers, the substantial majority of which are small and medium-sized businesses, or SMBs, who deployed our solutions in over 256,000 vehicles worldwide. During the three months ended March 31, 2012, we collected an average of approximately 28 million data points per day from subscribers, and we have aggregated over 25 billion data points since our inception.

We believe that the addressable market for our fleet management solutions is large, growing and underpenetrated. Frost and Sullivan, an independent research firm, reported that in 2010 there were approximately 18.5 million local commercial fleet vehicles in the U.S. and Canada, 11.3% of which utilized a fleet management solution. We believe that the global market opportunity is much larger and we estimate it to be in excess of 61 million vehicles. Our multi-tenant SaaS solutions are designed to meet the needs of SMBs, overcome existing barriers to adoption, and leverage the volumes of data transmitted to us from in-vehicle devices over cellular networks that we aggregate and analyze from our large and growing subscriber base.

We have grown our customer base, the number of vehicles using our solutions and our revenue in each year since our incorporation in 2004. We have developed a differentiated, cost-effective customer acquisition sales model based on leads sourced through both Web-based digital advertising and targeted outbound sales efforts. The following chart shows the aggregate number of vehicles under subscription for our fleet management solution as of December 31 for each of the years presented:

The chart above includes the number of vehicles under subscription with our subsidiary SageQuest, Inc., or SageQuest, before and after our acquisition of SageQuest in July 2010.

For the year ended December 31, 2011, our subscription revenue grew 42.7% to $92.3 million compared to $64.7 million in 2010. We reported net income in 2011 of $2.9 million compared to a net loss in 2010 of $0.7 million. Our Adjusted EBITDA in 2011 grew 94.7% to $21.7 million compared to $11.2 million in 2010. For a definition of Adjusted EBITDA and a reconciliation to net income (loss), see the section entitled “Summary Consolidated Financial Data—Adjusted EBITDA.”

Industry Background

Most small and medium-sized local service and distribution businesses rely on their fleet of commercial vehicles and mobile workforce to deliver products and services. These SMB fleet operators face significant operational challenges. Without knowing the location of each vehicle in a fleet, dispatchers often do not have the information necessary to optimally route their vehicles, resulting in lost time in route to a job location, increased fuel consumption, excessive vehicle mileage, and unnecessary wear and tear. Fleet operators lack oversight of their drivers which makes it more difficult for operators to validate hours worked, discourage unproductive worker behavior and incentivize greater efficiency.

Many fleet management alternatives do not adequately address the challenges faced by operators or are poorly suited for SMB adoption given their high up-front costs, technical complexity and difficulty of implementation and use. Fleet operators often use discrete point-to-point solutions, such as cellular phones, to monitor their fleet and mobile workers. These solutions do not enable continuous monitoring, making it difficult to validate hours worked and manage other day-to-day fleet activities. Additionally, paper-based techniques, spreadsheets and other manual processes used to manage fleet data tend to be inefficient and generate minimal business intelligence. Fleet management solutions targeting long-haul fleet carriers are not well-suited to SMB customers as these offerings typically feature complex functionality built into proprietary hardware devices and require high up-front costs associated with implementation.

Our Solutions

Our SaaS solutions enable businesses to meet the challenges associated with managing their local fleets by extracting actionable business intelligence from vehicle and driver behavioral data. We believe that our solutions benefit customers in the following ways:

Reduced operating costs. Businesses that use our solutions can monitor and manage route efficiency and reduce idle time, resulting in lower fuel costs and labor expenses, such as overtime pay. In addition, our software helps companies to monitor vehicle speeds, identify unauthorized usage, minimize fleet wear and tear as well as the likelihood of fines, and increase the prospects of recovering stolen vehicles.

Increased worker productivity and revenues. Our solutions enable our customers to enhance worker productivity by minimizing wasted time on and traveling to job sites, detecting extended breaks and unauthorized detours, and provide our customers with the ability to better align compensation with productivity.

Designed for SMBs. Our FleetMatics branded product is a competitively-priced solution that is easily accessed and used via a Web browser or mobile application and that can be quickly implemented with the assistance of our large network of third-party installers.

A robust platform for data aggregation. We aggregate data that is generated from the use of our solutions with data provided through partnerships, integration with third-party products, commercial or publicly available sources, and from our customers. This capability provides us with an opportunity to recognize trends and provide insights that complement our core product reports to help our customers optimize the performance of their fleet.

Highly scalable, reliable and cost-effective SaaS platform. We utilize a SaaS delivery model, which lowers operators’ costs by eliminating their need to own and support software or associated technology infrastructure. We have built our solutions to scale and support geographically-distributed fleets of any size as they grow.

Ability to integrate third-party products and services. Our software architecture facilitates integration with third-party applications and services, such as fuel cards, mapping and work order integration solutions, and other value-added software and services.

Device and network agnostic. Our fleet management solutions can be accessed over personal computers, tablets or smart phones, providing our customers with significant flexibility in how they access the business insights we provide.

Our Key Competitive Strengths

We believe that the following competitive strengths differentiate us from our competitors and are key to our success:

Efficient and scalable customer acquisition model. We have developed a scalable sales and marketing model that is focused on the efficient generation of a large number of customer leads, primarily through digital advertising, such as search engine marketing and optimization and email marketing as well as targeted outbound sales efforts. These techniques provide us with a flow of low-cost, qualified leads, both in the U.S. and internationally. We believe our marketing approach provides us with a cost-efficient and highly effective means of targeting and accessing the vast and geographically diverse SMB market and converting leads into paying subscribers.

Business intelligence approach to fleet management. Our approach to fleet management is based on our proprietary business intelligence software that enables our customers to analyze large volumes of complex vehicle and driver behavioral data by accessing over 30 pre-built reports online through an intuitive dashboard. Our technology platform enables users to consolidate large, disparate data sets and identify relationships and long-term historical trends within data through proactive prompts or when requested by the user. We believe that our solutions provide our customers with insights that help them make more informed and timely business decisions.

Software-as-a-Service model. Our SaaS-based solutions are offered through a subscription over the Internet and use a multi-tenant architecture, which enables us to run a single instance of our software code, add additional subscribers with minimal incremental expense and deploy new applications and upgrades quickly and efficiently.

Deep domain expertise. From inception, we have focused on small and medium-sized fleet markets. This focus enables us to understand the specific needs of SMB fleet operators as they evolve. We possess significant experience and expertise in fleet management solutions, which enable us to develop, implement and sell SaaS solutions purpose-built for our existing and prospective customers.

Large and growing ecosystem of fleets and vehicles. As of March 31, 2012, we had more than 15,000 customers who deployed our solutions in over 256,000 vehicles worldwide. In addition, our customers ran 1.5 million reports and generated over 900 million data points in March 2012. This vast amount of data not only provides valuable information for our business intelligence offerings, but also provides us with opportunities for increased revenue. Our large deployment footprint also provides us with an audience to whom we can market and sell incremental solutions, such as integration with fuel cards and global positioning system, or GPS, navigation devices, or third-party complementary products and services.

Our Growth Strategy

Our objective is to be the world’s leading provider of SaaS-based fleet management solutions. To accomplish this, we intend to:

Acquire new customers. We intend to acquire new customers by continuing to execute on our efficient sales model, leveraging our marketing efforts, capitalizing on word-of-mouth referrals and expanding our direct sales force.

Increase sales to existing customers. We believe that there are numerous opportunities to increase the penetration of our existing client base by selling our customers additional fleet management solutions, such as work order management, fuel card capabilities and GPS navigation device integration. We also expect our customers will acquire additional subscriptions as they add vehicles.

Continue to innovate and partner. We collaborate with our customers to build functionality that addresses their needs and requirements. We plan to continue to use our expertise in fleet management and strong relationships with our customers to invest in our software solutions and develop new applications, features and functionality which will enhance our solution and expand our addressable market. We also intend to pursue industry partnerships that can leverage our mobile platform to deliver increased value to our customers.

Capitalize on big data opportunity. During the three months ended March 31, 2012, we collected an average of approximately 28 million data points per day from customers’ vehicles and have aggregated over 25 billion data points since our inception. We believe this represents a significant asset from which we are developing complementary solutions and deriving incremental revenue opportunities.

Continue to expand internationally. In 2011, approximately 14% of our revenue was generated outside of North America. We believe that a significant opportunity exists to increase our sales internationally.

Pursue strategic acquisitions. We may pursue acquisitions that complement our existing business, represent a strong strategic fit and are consistent with our overall growth strategy.

Risks That We Face

You should carefully consider the risks described under the “Risk Factors” section beginning on page 11, and elsewhere in this prospectus. Some of these risks are:

•	failure to effectively and efficiently attract, sell to and retain SMB customers would adversely affect our operating results;

•

we have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate one or more of our material weaknesses or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected;

•	we may not be able to retain and increase sales to our existing customers, which could negatively impact our financial results;

•	failure of local service and distribution businesses to adopt fleet management solutions could negatively impact our revenue;

•	our inability to adapt to rapid technological change in our industry and related industries could impair our ability to remain competitive and adversely affect our results of operations;

•	we face many risks associated with our plans to expand internationally, which could harm our business, financial condition, and operating results; and

•	any significant disruption in service on our websites or in our computer systems could damage our reputation and result in a loss of customers, which would harm our business and operating results.

These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our ordinary shares to decline and could result in a loss of your investment.

Our Corporate Information

The legal and commercial name of our company is Fleetmatics Group Limited. We were incorporated in Ireland on October 28, 2004, as a private limited company. We will re-register as a public limited company in accordance with the Irish Companies Acts before the completion of this offering. The legal and commercial name of our re-registered company will be FleetMatics Group plc. Our registered and principal office is located at Penthouse Suite, Block C, Cookstown Court, Belgard Road, Tallaght, Dublin 24, Ireland. Our U.S. headquarters office is located at 70 Walnut Street, Wellesley Hills, Massachusetts and our telephone number is (866) 844-2235.

Our website address is www.fleetmatics.com. Information contained on, or accessible through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference.

THE OFFERING

Issuer	FleetMatics Group Limited

Ordinary shares offered by FleetMatics	ordinary shares

Ordinary shares to be outstanding immediately after this offering	ordinary shares ordinary shares

Offering price	$ per ordinary share

Listing	We expect to apply to list our ordinary shares on the under the symbol “ ”

Option to acquire additional shares	We have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to acquire an aggregate of up to an additional ordinary shares. See “Underwriting” for more information.

Use of proceeds	We intend to use the net proceeds of this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire complementary technologies or businesses. Our management will retain broad discretion in the allocation and use of the net proceeds to us of this offering. See “Use of Proceeds” for additional information.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ordinary shares.

The number of ordinary shares to be outstanding after this offering is based on 2,245,730 ordinary shares outstanding as of December 31, 2011 and excludes:

•	3,830,416 ordinary shares issuable upon the exercise of stock options outstanding as of December 31, 2011 at a weighted average exercise price of $2.08 per share; and

•

1,896,638 additional ordinary shares reserved for future issuance of stock option and other share-based awards as of December 31, 2011 under our Amended and Restated 2004 Share Option Plan, which we refer to as the 2004 Plan, and under our 2011 Stock Option and Incentive Plan, which we refer to as the 2011 Plan.

Except as otherwise indicated, the information in this prospectus:

•	gives effect to our amended and restated articles of incorporation, which will be in effect upon the closing of this offering;

•	gives effect to the conversion of all of our outstanding redeemable convertible preferred shares into 39,980,076 ordinary shares upon the closing of this offering;

•	gives effect to a 1-for- reverse stock split of our ordinary shares, which became effective on ; and

•	assumes no exercise by the underwriters of their option to acquire up to an additional ordinary shares in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize certain consolidated financial and other data for our business. You should read the following summary consolidated financial data in conjunction with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

We derived the consolidated statements of operations data for the years ended December 31, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statements of operations data for the year ended December 31, 2009 and the consolidated balance sheet data as of December 31, 2009 from our audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,
	2009	2010	2011
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Subscription revenue	$46,057	$64,690	$92,317
Cost of subscription revenue	16,161	22,941	28,631

Gross profit	29,896	41,749	63,686

Operating expenses:
Sales and marketing	16,113	20,447	33,391
Research and development	2,866	4,061	6,021
General and administrative	6,853	14,628	18,309

Total operating expenses	25,832	39,136	57,721

Income from operations	4,064	2,613	5,965
Interest income (expense), net	74	(1,012)	(2,386)
Foreign currency transaction gain (loss), net	68	(907)	155

Income before income taxes	4,206	694	3,734
Provision for income taxes	1,344	1,430	865

Net income (loss)	2,862	(736)	2,869
Accretion of redeemable convertible preferred shares to redemption value	(609)	(418)	(446)
Modification of redeemable convertible preferred shares	—	(6,542)	—
Net income attributable to participating securities	(873)	—	(2,294)

Net income (loss) attributable to ordinary shareholders	$1,380	$(7,696)	$129

Net income (loss) per share attributable to ordinary shareholders(1):
Basic	$0.08	$(0.51)	$0.06

Diluted	$0.08	$(0.51)	$0.06

Weighted average ordinary shares outstanding (1):
Basic	16,404	15,077	2,246

Diluted	17,776	15,077	3,116

Pro forma net income per share attributable to ordinary shareholders (unaudited)(2):
Basic			$0.07

Diluted			$0.07

Pro forma weighted average ordinary shares outstanding (unaudited)(2):
Basic			42,226

Diluted			43,096

	Year Ended December 31,
	2009	2010	2011
	(dollars in thousands)
Other Financial and Operating Data (unaudited):
Total vehicles under subscription(3)	129,000	172,000	237,000
Adjusted EBITDA(4)	$10,867	$11,171	$21,748
Net churn(5)	1.4%	(1.3)%	3.2%

	As of December 31,
	Actual	Pro Forma As Adjusted(6)
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$8,615	$
Working capital (deficit)(7)	(8,858)
Total assets	99,576
Total debt (net of discount), including capital lease obligations	17,986
Redeemable convertible preferred shares	130,839
Total shareholders’ equity (deficit)	(111,065)

(1)	See Note 16 to our consolidated financial statements for further details on the calculation of basic and diluted net income (loss) per share attributable to ordinary shareholders.

(2)	See Note 16 to our consolidated financial statements for further details on the calculation of pro forma net income per share attributable to ordinary shareholders.

(3)	This metric represents the number of vehicles under subscription by our customers utilizing one or more of our SaaS solutions at the end of the period presented. This number includes the number of vehicles under subscription with SageQuest before and after our acquisition of SageQuest in July 2010. Since our revenue is primarily driven by the number of vehicles under subscription to our SaaS solutions, we believe that total vehicles under subscription is an important metric to monitor.

(4)	We present Adjusted EBITDA in this prospectus to provide investors with a supplemental measure of our operating performance. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before income taxes, interest income (expense), foreign currency transaction gain (loss), depreciation and amortization of property and equipment, amortization of capitalized in-vehicle devices owned by customers, amortization of intangible assets, share-based compensation, transaction costs related to acquired businesses, and expenses incurred under our Management Services Agreement dated November 23, 2010, or Management Services Agreement, with Privia Enterprises Limited, or Privia (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Privia Management Services Agreement”). See “—Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP.

(5)	We calculate our net churn for a period by dividing (i) the number of vehicles under subscription added from existing customers less vehicles under subscription lost from existing customers over that period by (ii) the total vehicles under subscription at the beginning of that period. SageQuest vehicles under subscription and vehicles under subscription lost are not reflected as part of the churn calculation prior to July 2010 when we acquired it.

(6)

Gives effect to the automatic conversion of all of our outstanding redeemable convertible preferred shares into 39,980,076 ordinary shares upon the closing of this offering and the receipt of the estimated net proceeds from this offering based on an assumed initial public offering price of $             per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $             per ordinary share, the midpoint of the range set forth on the cover page of this prospectus, would increase or decrease cash, working capital (deficit), total assets and total shareholders’ equity by $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted data above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing.

(7)	We define working capital (deficit) as current assets less current liabilities.

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed in the table above and within this prospectus Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before income taxes, interest income (expense), foreign currency transaction gain (loss), depreciation and amortization of property and equipment, amortization of capitalized in-vehicle devices owned by customers, amortization of intangible assets, share-based compensation, transaction costs related to acquired businesses, and expenses incurred under our Management Services Agreement with Privia. We have provided a reconciliation below of Adjusted EBITDA to net income (loss), the most directly comparable financial measure presented in accordance with GAAP.

We have included Adjusted EBITDA in this prospectus because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans, and to allocate resources to expand our business. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of our Board of Directors in connection with the payment of bonuses to our executive officers. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this performance measure in isolation from or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest payments on our debt;

•	Adjusted EBITDA does not include foreign currency transaction gains and losses; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results. The following unaudited table presents a reconciliation from net income (loss) to Adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$2,862	$(736)	$2,869
Provision for income taxes	1,344	1,430	865
Interest (income) expense, net	(74)	1,012	2,386
Foreign currency transaction (gain) loss, net	(68)	907	(155)
Depreciation and amortization of property and equipment	6,615	7,397	7,581
Amortization of capitalized in-vehicle devices owned by customers	—	36	344
Amortization of intangible assets	14	317	3,349
Share-based compensation	174	149	2,292
Transaction costs related to acquired businesses	—	428	—
Management Services Agreement expense	—	231	2,217

Adjusted EBITDA (unaudited)	$10,867	$11,171	$21,748

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus and any free writing prospectus we may provide you before deciding to invest in our ordinary shares. The risks and uncertainties described below and elsewhere in this prospectus, including in the section headed “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could materially adversely affect our business. These are not the only risks that we face. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, may also become important factors that affect us. Any of the following risks could adversely affect our business, financial condition, cash flow and results of operations. In such case, the trading price of our ordinary shares could decline, and you could lose some or all of your investment.

Risks Related to Our Business

Failure to effectively and efficiently attract, sell to and retain SMB customers would adversely affect our operating results.

We primarily market and sell our solutions to SMBs. SMB customers are challenging to reach, acquire and retain in a cost-effective manner. To grow our revenue, we must add new customers, sell additional functionality to existing customers and encourage existing customers to renew their subscriptions. Selling to and retaining SMB customers is more difficult than selling to and retaining enterprise customers because SMB customers generally:

•	have high failure rates;

•	are price sensitive;

•	are difficult to reach with targeted sales campaigns;

•	have high churn rates in part because of the scale of their businesses and the ease of switching services; and

•	generate less revenue per customer and per transaction.

If we are unable to market and sell our solutions to SMBs with competitive pricing and in a cost-effective manner, our ability to grow our revenue and maintain and grow our profitability will be harmed.

We may not be able to retain and increase sales to our existing customers, which could negatively impact our financial results.

We generally license our solutions pursuant to customer agreements with an initial term of 36 months. Most agreements provide for renewal automatically for one-year intervals unless the customer elects otherwise, although our customers have no obligation to renew these agreements after their term expires. We also actively seek to sell additional solutions to our existing customers. If our efforts to satisfy our existing customers are not successful, we may not be able to retain them or sell additional functionality to them and, as a result, our revenue and ability to grow would be adversely affected. We track our historical data with respect to customer renewal rates, particularly by measuring the number of new subscriptions added, less the number of subscriptions terminated, divided by the total average customers during a period, which we refer to as churn. However, we may not be able to accurately predict future trends in customer renewals and the resulting churn. Customers may choose not to renew their subscriptions for many reasons, including the belief that our service is not required for their business needs or is otherwise not cost-effective, a desire to reduce discretionary spending, or a belief that our competitors’ services provide better value. Additionally, our customers may not renew for reasons entirely out of our control, such as the dissolution of their business, which is particularly common for SMB customers. A significant increase in our churn would have an adverse effect on our business, financial condition, and operating results.

A part of our growth strategy is to sell additional new features to our existing customers. Our ability to sell new features to customers will depend in significant part on our ability to anticipate industry evolution, practices and standards and to continue to enhance existing solutions, such as integration with fuel cards and GPS navigation devices, or introduce or acquire new solutions on a timely basis to keep pace with technological developments both within our industry and in related industries. However, we may prove unsuccessful either in developing new features or in expanding the third-party software and products with which our solutions integrate. In addition, the success of any enhancement or new feature depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or feature. Any new solutions we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. If any of our competitors implements new technologies before we are able to implement them or better anticipates the innovation and integration opportunities in related industries, those competitors may be able to provide more effective or cheaper solutions than ours.

Another part of our growth strategy is to sell additional subscriptions to existing customers as their fleet sizes increase. We cannot be assured that our customers’ fleet sizes will continue to increase. A significant decrease in our ability to sell existing customers additional functionality or subscriptions would have an adverse effect on our business, financial condition, and operating results.

Adverse economic conditions or reduced spending on information technology solutions, particularly by small and medium-sized local service and distribution businesses, may adversely impact our revenue and profitability.

Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. We are unable to predict the likely duration and severity of the current adverse economic conditions in the U.S. and other countries, particularly in Europe, but the longer the duration, the greater risks we face in operating our business. Furthermore, our solutions are designed predominately for small and medium-sized local service and distribution businesses, which frequently have limited budgets and may be more likely to be significantly affected by economic downturns and other macroeconomic factors affecting spending behavior than larger enterprises. SMB customers may choose to spend the limited funds that they have on items other than our solutions and may experience higher failure and bankruptcy rates, which would negatively affect the overall demand for our products, increase customer attrition and could cause our revenue to decline. We cannot assure you that current economic conditions, worsening economic conditions or prolonged poor economic conditions will not have a significant adverse impact on the demand for our solutions, and consequently on our results of operations and prospects.

Failure of local service and distribution businesses to adopt fleet management solutions could negatively impact our revenue.

We derive, and expect to continue to derive, substantially all of our revenue from the sale of subscriptions to our fleet management solutions. As a result, widespread acceptance and use of fleet management solutions is critical to our future revenue growth and success. If the market for fleet management solutions fails to grow or grows more slowly than we currently anticipate, demand for our solutions could be negatively affected.

Changes in customer preferences for fleet management solutions may have a disproportionately greater impact on us than if we offered multiple products and services. The market for fleet management solutions is subject to changing customer demand and trends in preferences. Some of the potential factors that could affect interest in and demand for our fleet management solutions include:

•	awareness of our brand and fleet management solutions generally;

•	the reliability of our solutions;

•	actual and perceived fuel and vehicle maintenance costs, including decreases in fuel prices;

•	assumptions regarding general mobile workforce inefficiency;

•	the price, performance, features, and availability of products and services that compete with ours;

•	our ability to maintain high levels of customer satisfaction; and

•	the rate of growth in online solutions generally.

We depend on a number of lead generation programs to attract new customer leads on a cost-effective basis.

We use a number of lead generation programs to promote our solutions. Significant increases in the pricing of one or more of our lead generation channels would increase our overall lead generation costs or cause us to choose less expensive and perhaps less effective channels. For example, a portion of our potential customers locate our website through search engines, such as Google, Bing, and Yahoo!, representing one of the most efficient means for generating cost-effective SMB customer leads. If search engine companies modify their search algorithms in a manner that reduces the prominence of our listing, or if our competitors’ search engine optimization efforts are more successful than ours, fewer potential customers may click through to our website. In addition, the cost of purchased listings has increased in the past and may continue to increase in the future. As we add to or change the mix of our lead generation strategies, we may need to expand into channels with significantly higher costs than our current programs, which could adversely affect our operating results. If we are unable to maintain effective advertising programs, our ability to attract new customers could be adversely affected, our advertising and marketing expenses could increase substantially, and our operating results may suffer.

If we are unable to successfully convert customer sales leads into customers on a cost-effective basis, our revenue and operating results would be adversely affected.

We generate substantially all of our revenue from the sale of subscriptions to our solutions. In order to grow, we must continue to efficiently convert customer leads, many of whom have not previously used fleet management solutions, into customers. Our Web-based sales team is the primary driver of cost-effective conversion of customer leads into customers, particularly in the case of SMB customers who are more difficult to reach with targeted sales campaigns and who tend to generate less revenue per transaction. Our Web-based sales team is able to sell our solutions to the geographically-disparate SMB market much more efficiently than a traditional field-based direct sales force. To execute our growth plan, we must continue to attract and retain highly qualified Web-based sales personnel. We may experience difficulty in hiring and retaining highly skilled Web-based sales and marketing employees. An inability to convert customer sales leads into customers on a cost-effective basis could adversely affect our revenue and operating results.

Our quarterly operating results have fluctuated in the past and may fluctuate in the future.

Our quarterly operating results have fluctuated in the past and may fluctuate in the future as a result of a variety of factors, many of which are outside of our control. If our quarterly operating results or guidance fall below the expectations of research analysts or investors, the price of our ordinary shares could decline substantially. The following factors, among others, could cause fluctuations in our quarterly operating results:

•	our ability to attract new customers and retain existing customers;

•	our ability to accurately forecast revenue and appropriately plan our expenses;

•	our ability to introduce new features, including integration of our existing solutions with third-party software and devices;

•	the actions of our competitors, including consolidation within the industry, pricing changes or the introduction of new services;

•	our ability to effectively manage our growth;

•	our ability to successfully manage any future acquisitions of businesses, solutions, or technologies;

•	the timing and cost of developing or acquiring technologies, services, or businesses;

•	the timing, operating costs, and capital expenditures related to the operation, maintenance, and expansion of our business;

•	service outages or security breaches and any related occurrences which could impact our reputation;

•

the impact of worldwide economic, industry, and market conditions, including disruptions in financial markets and the deterioration of the underlying economic conditions in some countries, and those conditions specific to Internet usage and online businesses;

•	trade protection measures (such as tariffs and duties) and import or export licensing requirements;

•	fluctuations in currency exchange rates;

•	costs associated with defending intellectual property infringement and other claims; and

•	changes in government regulation affecting our business.

We believe that our quarterly revenue and operating results may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate one or more of our material weaknesses or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

Prior to the completion of this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. During the course of preparing for this offering, our independent registered public accounting firm undertook audits of our financial statements for the years ended December 31, 2010 and December 31, 2011, which were completed simultaneously. During the course of these audits, material adjustments to various accounts were necessary. These adjustments led our independent registered public accounting firm to communicate that we had material weaknesses as of December 31, 2010 and December 31, 2011 as follows:

•	we did not have sufficient formalized policies and procedures to ensure that complete and accurate, consolidated financial information was prepared and reviewed timely in accordance with U.S. GAAP;

•	we lacked sufficient integrated systems to consolidate multi-currency financial information in a complete, accurate and timely manner;

•

we lacked a sufficient number of resources to completely and accurately record accounting transactions in accordance with U.S. GAAP as well as resources with the technical accounting expertise to completely and accurately account for complex and unique transactions in a timely manner, and to prepare and review financial statements and footnote disclosures; and

•	we lacked sufficient and timely formalized monthly, quarterly and annual financial data reviews and analysis.

These material weaknesses contributed to multiple audit adjustments principally, but not limited to, the following areas: taxes; intercompany transactions, including foreign currency impacts; deferred revenue; equity accounting in connection with our issuance of Series B redeemable convertible preferred shares in 2010; share-based compensation; purchase accounting in connection with our acquisition of SageQuest in July 2010; the consolidation process; and period-end cutoffs for expenses.

We have begun remediation efforts. For a discussion of our remediation plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Controls and Procedures.” The actions we will take are subject to continued review supported by confirmation and testing by management as well as audit committee oversight. While we are implementing a plan to remediate these weaknesses, we cannot assure you that we will be able to remediate these weaknesses, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows. If we are unable to successfully remediate these material weaknesses, and if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with applicable stock exchange listing requirements.

Our failure to remediate the material weaknesses identified as of December 31, 2010 and December 31, 2011, or the identification of additional material weaknesses in the future, could adversely affect our ability to report financial information, including our filing of quarterly or annual reports with the Securities and Exchange Commission, or SEC, on a timely and accurate basis. Moreover, our failure to remediate the material weaknesses identified as of December 31, 2010 and December 31, 2011, or the identification of additional material weaknesses, could prohibit us from complying with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, such as (i) annual management assessments of the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering and (ii) a report by our independent registered public accounting firm regarding the effectiveness of such internal control for the first fiscal year beginning after the effective date of this offering if we do not take advantage of an exemption contained in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. If we do take advantage of this exemption contained in the JOBS Act, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, which could begin as late as our annual report on Form 20-F for the year ending December 31, 2017, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. If we are unable to comply with Section 404 or otherwise are unable to produce timely and accurate financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with exchange listing requirements.

We are migrating to a new accounting system and, if this new system proves ineffective, we may be unable to timely or accurately prepare financial reports.

We are in the process of upgrading our accounting systems to provide us with the necessary accounting controls needed for our financial reporting requirements as a public company. Any problems associated with the implementation of our new and enhanced accounting platform or the failure to complete such implementation on a timely basis could adversely affect our ability to report financial information as our company grows, including the filing of our quarterly or annual reports with the SEC on a timely and accurate basis. After converting from prior systems and processes, we may discover data integrity problems or other issues that, if not corrected, could impact our business or financial results.

We may be forced to change the prices we charge for our solutions, or the pricing model upon which they are based, as the market for our solutions evolves.

Since the market for our solutions is evolving, competitive dynamics may cause pricing levels, as well as pricing models generally, to change. As a result, we may be forced to reduce the prices we charge for our solutions or the pricing model on which they are based, and may be unable to renew subscription agreements with existing customers or enter into new subscription agreements at the same prices and upon the same terms that we have historically, which could have a material adverse effect on our revenue, operating margins and financial condition.

We may be unable to maintain profitability.

We reported net income of $2.9 million for 2009, a net loss of $0.7 million for 2010 and net income of $2.9 million for 2011. We cannot predict if we will sustain this profitability or, if we fail to sustain this profitability, attain profitability again in the near future or at all. We expect to continue making significant expenditures to develop and expand our business. In addition, as a public company, we will incur additional significant accounting, legal and other expenses that we did not incur as a private company. These increased expenditures will make it harder for us to maintain profitability. The recent growth in our revenue and customer base may not be sustainable, and we may not generate sufficient revenue to maintain profitability. We may incur significant losses in the future for a number of reasons, including the other risks described in this section, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, we may not be able to maintain profitability.

The market in which we participate is highly fragmented and competitive, with low barriers to entry. If we do not compete effectively, our operating results may be harmed.

The market for fleet management solutions is highly fragmented, consisting of a significant number of vendors, competitive and rapidly changing, with relatively low barriers to entry. Competition in our market is based primarily on the level of difficulty in installing, using and maintaining solutions, total cost of ownership, product performance, functionality, interoperability, brand and reputation, distribution channels, industries and the financial resources of the vendor. We expect competition to intensify in the future with the introduction of new technologies and market entrants. Mobile service and software providers, such as Google and makers of GPS navigation devices, such as Garmin, provide limited services at lower prices or no charge, such as basic GPS-based mapping, tracking and turn-by-turn directions that could be expanded or further developed to more directly compete with our solutions. We primarily compete with Teletrac, a Trafficmaster Plc Company, and Trimble Navigation Limited, and, to a lesser extent, other companies. Competition could result in reduced operating margins, increased sales and marketing expenses and the loss of market share, any of which would likely cause serious harm to our operating results.

Industry consolidation may result in increased competition.

Some of our competitors have made or may make acquisitions or may enter into partnerships or other strategic relationships to offer more comprehensive services than they individually had offered or achieve greater economies of scale. In addition, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships or strategic relationships. We expect these trends to continue as companies attempt to strengthen or maintain their market positions. Many of the potential entrants, particularly those providing enterprise-level solutions and those who historically focused on the long-haul industry, may have competitive advantages over us, such as greater name recognition, longer operating histories, more varied services and larger marketing budgets, as well as greater financial, technical and other resources. The companies resulting from combinations or that expand their business to include the SMB market that we address may create more compelling service offerings and may offer greater pricing flexibility than we can or may engage in business practices that make it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology or service functionality. These pressures could result in a substantial loss of our customers or a reduction in our revenue.

Our inability to adapt to rapid technological change in our industry and related industries could impair our ability to remain competitive and adversely affect our results of operations.

The industry in which we compete and related industries are characterized by rapid technological change, frequent introductions of new products and evolving industry standards. In addition to the fleet management solutions industry, we are subject to changes in the automotive, mobile handset, GPS navigation device and work flow software industries. As the technology used in each of these industries evolves, we will face new integration and competition challenges. For example, as automobile manufacturers evolve in-vehicle technology, GPS tracking devices may become standard equipment and compete against our solutions. Furthermore, major gains in fuel efficiency may lead to a relative decrease in the demonstrable return on investment of our solutions perceived by our customers. If we are unable to adapt to rapid technological change, it could adversely affect our results of operations and our ability to remain competitive.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses and our business could be harmed.

The fleet management and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Much of this litigation involves patent holding companies or other adverse patent owners who have no relevant product revenues of their own, and against whom our own patent portfolio may provide little or no deterrence.

For example, on April 20, 2011, we were sued by PJC Logistics, LLC in a patent-infringement case (PJC Logistics, LLC v. Fleet Management Solutions, Inc. et al, Civil Action No. 03:11-cv-815) (United States District Court for the Northern District of Texas). The complaint alleges that we have infringed U.S. Patent No. 5,223,844 entitled “Vehicle Tracking and Security System.” PJC Logistics, LLC is seeking damages rather than an injunction. We believe that a loss in this claim is reasonably possible, but we are unable to estimate a range of loss as we are continuing to investigate the claim. While we do not believe that this litigation will have a material adverse effect on our business, financial condition, or operating results, we cannot assure you that this will be the case.

From time to time, in the ordinary course of business, we have been threatened with litigation, including litigation by employees, former employees, clients, or former clients. As we seek to extend our solutions, we could be constrained by the intellectual property rights of others.

We cannot assure you that we will prevail in any current or future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us to enter into royalty or licensing agreements. In addition, we could be obligated to indemnify our customers against third parties’ claims of intellectual property infringement based on our solutions. If our solutions violate any third-party intellectual property rights, we could be required to withdraw those solutions from the market, re-develop those solutions or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our solutions, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results. Withdrawal of any of our solutions from the market could harm our business, financial condition and operating results.

In addition, we incorporate open source software into our platform. Given the nature of open source software, third parties might assert copyright and other intellectual property infringement claims against us based on our use of certain open source software programs. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or courts of other jurisdictions, and there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our solutions. In that event, we could be required to seek licenses from third parties in order to continue offering our solutions, to re-develop our solutions, to discontinue sales of our solutions, or to release our proprietary software source code under the terms of an open source license, any of which could adversely affect our business.

If we are unable to protect our intellectual property and proprietary technologies, our business may be adversely affected.

Our future success and competitive position depend in large part on our ability to protect our intellectual property and proprietary technologies. We rely on a combination of trademark, patent, copyright, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our intellectual property rights, all of which provide only limited protection and may not currently or in the future provide us with a competitive advantage. We cannot assure you that any future trademark registrations will be issued for pending or future applications or that any registered trademarks will be enforceable or provide adequate protection of our proprietary rights. We have one issued U.S. patent, seven pending U.S. patent applications, and two pending U.S. trademark applications. We have one Irish patent and one European patent. We also have two pending international patent applications filed under the Patent Cooperation Treaty. We cannot assure you that any patents or trademarks will issue from any of our pending or future patent or trademark applications, that any patents or trademarks that issue from such applications will give us the protection that we seek, or that any such patents or trademarks will not be challenged, invalidated, or circumvented. Any patents or trademarks that may issue in the future from our pending or future patent and trademark applications may not provide sufficiently broad protection and may not be enforceable in actions against alleged infringers.

We cannot assure you that the steps we take will be adequate to protect our technologies and intellectual property, our patent and trademark applications will lead to issued patents or registered trademarks, others will not develop or patent similar or superior technologies or solutions, or that our patents, trademarks, and other intellectual property will not be challenged, invalidated, or circumvented by others. Furthermore, effective patent, trademark, copyright, and trade secret protection may not be available in every country in which our solutions are available or where we have employees or independent contractors. In addition, the legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

The steps we have taken and will take may not prevent unauthorized use, reverse engineering, or misappropriation of our technologies and we may not be able to detect any of the foregoing. Others may independently develop technologies that infringe on our intellectual property rights. Defending and enforcing our intellectual property rights may result in litigation, which can be costly and divert management attention and resources. Any such litigation may not be successful even if such rights have been infringed, and an adverse decision could limit the scope of such rights. If our efforts to protect our technologies and intellectual property are inadequate, the value of our intangible assets may be diminished and competitors may be able to replicate our solutions and methods of operations. Any of these events could have a material adverse effect on our business, financial condition, and operating results.

We depend in part on confidentiality agreements, which may not adequately protect our trade secrets and proprietary information.

We have devoted substantial resources to the development of our proprietary technologies and related processes. In order to protect our proprietary technologies and processes, we rely in part on trade secret laws and confidentiality agreements with our employees, licensees, independent contractors, and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets or develop similar technologies and processes, and, in either event we would not be able to assert trade secret rights. Further, laws in certain jurisdictions may afford little or no trade secret protection, and any changes in, or unexpected interpretations of, the intellectual property laws in any country in which we operate may compromise our ability to enforce our intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our intellectual property rights, and failure or inability to obtain or maintain trade secret protection or otherwise protect our intellectual property rights could adversely affect our business.

We rely on third-party software and other intellectual property to develop and provide our solutions.

We rely on software and other intellectual property licensed from third parties to develop and offer our solutions, including mapping software and data from Google to provide solutions to our customers. In addition, we may need to obtain future licenses from third parties to use software or other intellectual property associated with our solutions. We cannot assure you that these licenses will be available to us on acceptable terms, without significant price increases or at all. Any loss of the right to use any such software or other intellectual property required for the development and maintenance of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available from others, is identified, obtained, and integrated, which could harm our business. Any errors or defects in third-party software could result in errors or a failure of our solutions, which could harm our business.

Our solutions integrate with third-party technologies and if our solutions become incompatible with these technologies, our solutions would lose functionality and our customer acquisition and retention could be adversely affected.

Our solutions integrate with third-party software and devices to allow our solutions to perform key functions. For example, we offer integration with work flow software products, such as ARRIS Solutions, Garmin GPS navigation devices and fuel card providers such as FleetCor, among others. Although to date this integration has been accomplished using open software interfaces and simple physical linkages, we cannot guarantee that this ease of integration will continue or that we will be able to integrate with other products as easily or without additional cost. Additionally, errors, viruses or bugs may also be present in third-party software that our customers use in conjunction with our solutions. Changes to third-party software that our customers use in conjunction with our solutions could also render our solutions inoperable. Customers may conclude that our software is the cause of these errors, bugs or viruses and terminate their subscriptions. The inability to easily integrate with, or any defects in, any third-party software could result in increased costs, or in delays in software releases or updates to our products until such issues have been resolved, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects and could damage our reputation.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

We increased our number of full-time employees from 187 at December 31, 2009 to 290 at December 31, 2010 and to 408 at December 31, 2011, and our subscription revenue increased from $46.1 million in 2009 to $64.7 million in 2010 and to $92.3 million in 2011. Our growth has placed, and may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand our overall business, customer base, headcount and operations both domestically and internationally. Creating a global organization and managing a geographically dispersed workforce will require substantial management effort and significant additional investment in our infrastructure. We will be required to continue to improve our operational, financial and management controls and our reporting procedures and we may not be able to do so effectively. As such, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross profit or operating expenses in any particular quarter.

The loss of one or more of our key personnel, or our failure to attract, train and retain other highly qualified personnel, could harm our business.

We depend on the continued service and performance of our key personnel, including our senior management. In addition, the sales and customer service-driven focus of our business and employees is vital to our growth plan. The loss of key personnel, including key members of our management team, as well as certain of our key marketing, sales, product development, or technology personnel, could disrupt our operations and have an adverse effect on our ability to grow our business. To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these employees is intense, and we may not be successful in attracting and retaining qualified personnel. We may experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications. New hires require significant training and, in most cases, take significant time before they achieve full productivity. Our recent hires and planned hires may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. If we fail to attract and train new personnel, or fail to retain, focus and motivate our current personnel, our business and growth prospects could be severely harmed.

We may expand by acquiring or investing in other companies, which may divert our management’s attention, result in dilution to our shareholders, and consume resources that are necessary to sustain our business.

We may in the future acquire complementary products, services, technologies, or businesses. We also may enter into relationships with other businesses to expand our portfolio of solutions or our ability to provide our solutions in foreign jurisdictions. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to complete these transactions may often be subject to conditions or approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close.

An acquisition, investment, or new business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of acquired companies, particularly if the key personnel of the acquired company choose not to work for us, the acquired company’s technology is not easily adapted to be compatible with ours, or we have difficulty retaining the customers of any acquired business due to changes in management or otherwise. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for the development of our business. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown liabilities, including litigation against the companies we may acquire. For one or more of those transactions, we may:

•	issue additional equity securities that would dilute our shareholders;

•	use cash that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay or that may place burdensome restrictions on our operations;

•	incur large charges or substantial liabilities; or

•	become subject to adverse tax consequences, or substantial depreciation, deferred compensation or other acquisition-related accounting charges.

Any of these risks could harm our business and operating results.

We face many risks associated with our plans to expand internationally, which could harm our business, financial condition, and operating results.

We anticipate that our efforts to expand internationally will entail the marketing and advertising of our solutions and brand. While our software and websites are designed for ease of localization, we do not have substantial experience localizing our website and software into foreign languages. We also do not have substantial experience in selling our solutions in international markets outside of the U.S., Canada, the U.K. and Ireland or in conforming to the local cultures, standards, or policies necessary to successfully compete in those markets, and we may be required to invest significant resources in order to do so. We may not succeed in these efforts or achieve our customer acquisition or other goals. In some international markets, customer preferences and buying behaviors may be different, and we may use business or pricing models that are different from our traditional subscription model to provide fleet management solutions to customers in those markets or we may be unsuccessful in implementing the appropriate business model. Our revenue from new foreign markets may not exceed the costs of establishing, marketing, and maintaining our international offerings. In addition, the current instability in the eurozone could have many adverse consequences on our international expansion, including sovereign default, liquidity and capital pressures on eurozone financial institutions, reducing the availability of credit and increasing the risk of financial sector failures and the risk of one or more eurozone member states leaving the euro, resulting in the possibility of capital and exchange controls and uncertainty about the impact of contracts and currency exchange rates.

In addition, conducting expanded international operations subjects us to new risks that we have not generally faced in our current markets. These risks include:

•	localization of our solutions, including the addition of foreign languages and adaptation to new local practices and regulatory requirements;

•	lack of experience in other geographic markets;

•	strong local competitors;

•	the cost and burden of complying with, lack of familiarity with, and unexpected changes in, foreign legal and regulatory requirements;

•	difficulties in managing and staffing international operations;

•	fluctuations in currency exchange rates or restrictions on foreign currency;

•	potentially adverse tax consequences, including the complexities of transfer pricing, value added or other tax systems, double taxation and restrictions and/or taxes on the repatriation of earnings;

•	dependence on third parties, including commercial partners with whom we do not have extensive experience;

•	increased financial accounting and reporting burdens and complexities;

•	political, social, and economic instability, terrorist attacks, and security concerns in general; and

•	reduced or varied protection for intellectual property rights in some countries.

Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

Our software contains encryption technologies, certain types of which are subject to U.S. and foreign export control regulations and, in some foreign countries, restrictions on importation and/or use. Any failure on our part to comply with encryption or other applicable export control requirements could result in financial penalties or other sanctions under the U.S. export regulations, including restrictions on future export activities, which could harm our business and operating results. Regulatory restrictions could impair our access to technologies needed to improve our solutions and may also limit or reduce the demand for our solutions outside of the U.S.

Our solutions rely on cellular and GPS networks and any disruption, failure or increase in costs could impede our profitability and harm our financial results.

Two critical links in our current solutions are between in-vehicle devices and GPS satellites and between in-vehicle devices and cellular networks, which allow us to obtain location data and transmit it to our system. Increases in the fees charged by cellular carriers for data transmission or changes in the cellular networks, such as a cellular carrier discontinuing support of the network currently used by our in-vehicle devices, requiring retrofitting of our in-vehicle devices could increase our costs and impact our profitability. We have initiated activities to migrate new installations to the next generation of cellular network compatibility in order to maximize expected useful life of our in-vehicle devices, however, cellular carriers could in the future migrate allotted bandwidth from one network to another. Also, while we have included the ability to store GPS data in our in-vehicle devices in case of temporary cellular network connectivity failure, widespread disruptions or extended failures of the cellular networks would adversely affect our solutions’ functionality and utility and harm our financial results.

GPS is a satellite-based navigation and positioning system consisting of a constellation of orbiting satellites. These satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage and it is not certain that the U.S. government will remain committed to the operation and maintenance of GPS satellites over a long period. In addition, technologies that rely on GPS depend on the use of radio frequency bands and any modification of the permitted uses of these bands may adversely affect the functionality of GPS and, in turn, our solutions. The satellites and their ground control and monitoring stations are maintained and operated by the U.S. Department of Defense. The Department of Defense does not currently charge users for access to the satellite signals, but we cannot assure you that they will not do so in the future.

Evolving regulation and changes in applicable laws relating to the Internet and data privacy may increase our expenditures related to compliance efforts or otherwise limit the solutions we can offer, which may harm our business and adversely affect our financial condition.

As Internet commerce continues to evolve, increased regulation by federal, state or foreign agencies becomes more likely. We are particularly sensitive to these risks because the Internet is a critical component of our SaaS business model. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

Our solutions and products enable us to collect, manage and store a wide range of data related to fleet management such as vehicle location and fuel usage, speed and mileage. A valuable component of our solutions is our ability to analyze this data to present the user with actionable business intelligence. We obtain our data from a variety of sources, including our customers and third-party providers. We cannot assure you that the data we require for our proprietary data sets will be available from these sources in the future or that the cost of such data will not increase. The United States and various state governments have adopted or proposed limitations on the collection, distribution and use of personal information. Several foreign jurisdictions, including the European Union and the United Kingdom, have adopted legislation (including directives or regulations) that increase or change the requirements governing data collection and storage in these jurisdictions. If our privacy or data security measures fail to comply, or are perceived to fail to comply, with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities. Moreover, if future laws and regulations limit our clients’ ability to use and share this data or our ability to store, process and share data with our clients over the Internet, demand for our solution could decrease, our costs could increase, and our results of operations and financial condition could be harmed.

Our software may contain undetected errors, defects or software errors, which could result in damage to our reputation or harm to our operating results.

We warrant that our software will be free of defects for various periods of time. We must update our solutions quickly to keep pace with the rapidly changing market and the third-party software and devices with which our solutions integrate, and we have a history of frequently introducing new versions. Our solutions could contain undetected errors or defects, especially when first introduced or when new versions are released. In general, our software may not be free from errors or defects, which could result in damage to our reputation or harm to our operating results.

Any significant disruption in service on our websites or in our computer systems could damage our reputation and result in a loss of customers, which would harm our business and operating results.

Our brand, reputation, and ability to attract, retain, and serve our customers are dependent upon the reliable performance of our service and our customers’ ability to access our solutions at all times. Our customers rely on our solutions to make operating decisions related to their fleet, as well as to measure, store and analyze valuable data regarding their businesses. Our solutions are vulnerable to interruption and our data centers are vulnerable to damage or interruption from human error, intentional bad acts, computer viruses or hackers, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures, and similar events, any of which could limit our customers’ ability to access our solutions. Prolonged delays or unforeseen difficulties in connection with adding capacity or upgrading our network architecture may cause our service quality to suffer. Any event that significantly disrupts our service or exposes our data to misuse could damage our reputation and harm our business and operating results, including reducing our revenue, causing us to issue credits to customers, subjecting us to potential liability, harming our churn rates, or increasing our cost of acquiring new customers.

We host our solutions and serve all of our customers from our network servers, which are principally located at third-party data center facilities in the Denver, Colorado and Dublin, Ireland areas. While we control and have access to our servers and all of the components of our network that are located in our external data centers, we do not control the operation of these facilities. Problems faced by our third-party data center locations, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our third-party data centers operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy, faced by our third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict. Additionally, if our data centers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. Our disaster recovery systems are located at our third-party hosting facilities. While we are increasing redundancy, our systems have not been tested under actual disaster conditions and may not have sufficient capacity to recover all data and services in the event of an outage. In the event of a disaster in which our disaster recovery systems are irreparably damaged or destroyed, we would experience interruptions in access to our products. Any changes in third-party service levels at our data centers or any errors, defects, disruptions, or other performance problems with our solutions could harm our reputation and may damage our data. Interruptions in our services might reduce our revenue, cause us to issue refunds to customers, subject us to potential liability, or harm our churn rates.

We provide minimum service level commitments to certain of our customers, and our failure to meet them could cause us to issue credits for future subscriptions or pay penalties, which could harm our results of operations.

Certain of our customer agreements currently, and may in the future, provide minimum service level commitments regarding items such as uptime, functionality or performance. If we are unable to meet the stated service level commitments for these customers or suffer extended periods of service unavailability, we are or may be contractually obligated to provide these customers with credits for future subscriptions, provide services at no cost or pay other penalties, which could adversely impact our revenue. We do not currently have any reserves on our balance sheet for these commitments.

We are exposed to fluctuations in currency exchange rates, which could expose us to losses.

A significant portion of our business is conducted outside the U.S., and as such, we face exposure to movements in non-U.S. currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results and cash flows. Fluctuation in currency exchange rates impacts our operating results. Currently, we do not actively hedge against these exposures. We intend to hedge only against those currency exposures associated with certain assets and liabilities denominated in non-functional currencies, which will be intended to offset the impact of currency exchange rate fluctuations on certain non-functional currency assets and liabilities. Our future attempts to hedge against these risks could be unsuccessful and expose us to losses.

Changes in our effective tax rate may reduce our net income in future periods.

While we believe that our organization as an Irish entity should improve our ability to maintain a competitive worldwide effective corporate tax rate, we cannot give any assurance as to what our effective tax rate will be because of, among other things, uncertainty regarding the tax policies of the jurisdictions where we operate. In general, under current Irish legislation, a company is regarded as resident for tax purposes in Ireland if it is centrally managed and controlled in Ireland, or, in certain circumstances, if it is incorporated in Ireland. Trading income of an Irish company is generally taxable at the Irish corporation tax rate of 12.5%. Non-trading income of an Irish company (e.g., interest income, rental income or other passive income) is taxable at a rate of 25%. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs, we could become, or be regarded as having become tax resident in a jurisdiction other than Ireland. Should we cease to be an Irish tax resident, we may be subject to a charge to Irish capital gains tax on our assets. Our actual effective tax rate may vary from our expectation and that variance may be material. Additionally, the tax laws of Ireland, the U.S. and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

A number of factors may increase our future effective tax rates, including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from tax audits with various tax authorities;

•	changes in the valuation of our deferred tax assets and liabilities;

•	increases in expense not deductible for tax purposes, including transaction costs and impairments of goodwill in connection with acquisitions;

•	changes in available tax credits;

•	changes in share-based compensation;

•	changes in tax laws or the interpretation of such tax laws, and changes in generally accepted accounting principles; and

•	challenges to the transfer pricing policies related to our structure.

Our tax position could be adversely impacted by changes in tax rates generally, tax laws, tax treaties or tax regulations or changes in the interpretation of such laws, treaties or regulations by the tax authorities in Ireland, the U.S. and other jurisdictions.

Such changes may be more likely or become more likely as a result of recent economic trends in the jurisdictions in which we operate, particularly if such trends continue. For example, Ireland has suffered from the consequences of worldwide adverse economic conditions and the credit ratings on its debt have been downgraded. Such changes could cause a material and adverse change in our worldwide effective tax rate and we may have to take action, at potentially significant expense, to seek to mitigate the effect of such changes. In addition, any amendments to the current double taxation treaties between Ireland and other jurisdictions, including the U.S., could subject us to increased taxation.

Failure to manage the risks associated with such changes, or misinterpretation of the laws relating to taxation, could result in increased charges, financial loss, including penalties, and reputational damage and materially and adversely affect our results, financial condition and prospects.

Increases in credit card processing fees would increase our operating expenses and adversely affect our operating results.

A majority of our customers purchase our solutions with credit cards and electronic funds transfers, and our business depends upon our ability to offer credit card payment options, which we offer using third-party processing services. We cannot assure you that credit card issuers will not increase their credit card processing fees, which could in turn lead to increases in the fees charged by our third-party processors. In addition, our third-party processors, like any credit card issuer, could increase their credit card processing fees if we experience excessive chargebacks or for other reasons. Given the percentage of our revenue received from credit card purchases, any increase in processing fees could adversely affect our business and operating results.

If we are unable to detect and prevent unauthorized use of credit cards and bank account numbers, we could be subject to financial liability, our reputation could be harmed and customers may be reluctant to use our solutions.

We rely on third-party encryption and authentication technology to provide secure transmission of confidential information over the Internet, including customer credit card and bank account numbers. Advances in technological capabilities, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology we use to protect sensitive transaction data. If any such compromise of our security, or the security of our customers, were to occur, it could result in misappropriation of proprietary information or interruptions in operations and have an adverse impact on our reputation or the reputation of our customers. If we are unable to detect and prevent unauthorized use of credit cards and bank account numbers, our business could suffer.

Our operating results may be harmed if we are required to collect sales, services or other related taxes for our solutions in jurisdictions where we have not historically done so.

We do not believe that we are required to collect sales, use, services or other similar taxes from our customers in certain jurisdictions. However, one or more countries or states may seek to impose sales, use, services, or other tax collection obligations on us, including for past sales. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on the sale of our solutions could result in substantial tax liabilities for past sales and decrease our ability to compete for future sales. Each country and each state has different rules and regulations governing sales and use taxes and these rules and regulations are subject to varying interpretations that may change over time. We review these rules and regulations periodically and, when we believe sales and use taxes apply in a particular jurisdiction, voluntarily engage tax authorities in order to determine how to comply with their rules and regulations. We cannot assure you that we will not be subject to sales and use taxes or related penalties for past sales in jurisdictions where we presently believe sales and use taxes are not due. We reserve estimated sales and use taxes on our financial statements but we cannot be certain that we have made sufficient reserves to cover taxes.

Providers of goods or services are typically held responsible by taxing authorities for the collection and payment of any applicable sales and similar taxes. If one or more taxing authorities determines that taxes should have, but have not, been paid with respect to our solutions, we may be liable for past taxes in addition to being required to collect sales or similar taxes in respect of our solutions going forward. Liability for past taxes may also include very substantial interest and penalty charges. Our client contracts provide that our clients must pay all applicable sales and similar taxes. Nevertheless, clients may be reluctant to pay back taxes and may refuse responsibility for interest or penalties associated with those taxes or we may determine that it would not be feasible to seek reimbursement. If we are required to collect and pay back taxes and the associated interest and penalties and if our clients do not reimburse us for all or a portion of these amounts, we will have incurred unplanned expenses that may be substantial. Moreover, imposition of such taxes on our solutions going forward will effectively increase the cost of such solutions to our clients.

Many states are also pursuing legislative expansion of the scope of goods and services that are subject to sales and similar taxes as well as the circumstances in which a vendor of goods and services must collect such taxes. Furthermore, legislative proposals have been introduced in Congress that would provide states with additional authority to impose such taxes. Accordingly, it is possible that either federal or state legislative changes may require us to collect additional sales and similar taxes from our clients in the future.

Risk Related to Offering and Ownership of Ordinary Shares

Our failure to raise additional capital or generate the cash flows necessary to expand our operations and invest in our business could reduce our ability to compete successfully.

We anticipate that our available funds, including the expected net proceeds of this offering, will be sufficient to meet our cash needs for at least the next 12 months. We may, however, need, or could elect to seek, additional financing at any time. Our ability to obtain financing will depend on, among other things, our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. If we need to raise additional funds, we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests, and the per share value of our ordinary shares could decline. If we engage in additional debt financing, we may be required to accept terms that further restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios and limit the operating flexibility of our business. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•	develop or enhance our solutions;

•	continue to expand our development, sales, and marketing teams;

•	acquire complementary technologies, products, or businesses;

•	expand our operations in the U.S. or internationally;

•	hire, train, and retain employees;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	continue our operations.

An active, liquid, and orderly trading market for our ordinary shares may not develop, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has been no public market for our ordinary shares. Although we expect that our ordinary shares will be approved for listing on the             , an active, liquid, and orderly trading market for our shares may never develop or be sustained following this offering. The initial public offering price of our ordinary shares was determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price for our ordinary shares after this offering. Investors may not be able to sell their ordinary shares at or above the initial public offering price or at the time that they would like to sell.

Our share price may be volatile, and the market price of our ordinary shares after this offering may drop below the price you pay.

The market price for our ordinary shares could be subject to significant fluctuations after this offering, and it may decline below the initial public offering price. Market prices for securities of early stage companies have historically been particularly volatile in response to various factors, some of which are beyond our control. As a result of this volatility, you may not be able to sell your ordinary shares at or above the initial public offering price. Some of the factors that may cause the market price for our ordinary shares to fluctuate include:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	actual or anticipated fluctuations in our key operating metrics, financial condition, and operating results;

•	loss of existing customers or inability to attract new customers;

•	actual or anticipated changes in our growth rate;

•	announcements of technological innovations or new offerings by us or our competitors;

•	our announcement of actual results for a fiscal period that are lower than projected or expected or our announcement of revenue or earnings guidance that is lower than expected;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	failure of any of our solutions to achieve or maintain market acceptance;

•	changes in market valuations of similar companies;

•	success of competitive products or services;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	announcements by us or our competitors of significant products or services, contracts, acquisitions, or strategic alliances;

•	regulatory developments in the U.S. or other countries;

•	actual or threatened litigation involving us or our industry;

•	additions or departures of key personnel;

•	general perception of the future of the fleet management market or our solutions;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	further issuances of ordinary shares by us;

•	sales of ordinary shares by our shareholders;

•	repurchases of ordinary shares; and

•	changes in general economic, industry, and market conditions.

In addition, the stock market in general, and the market for Internet-related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our shares shortly following this offering. If the market price of our ordinary shares after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition. In addition, recent fluctuations in the financial and capital markets have resulted in volatility in securities prices.

A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

Sales of a substantial number of our ordinary shares in the public market could occur at any time after the expiration or waiver of the lock-up agreements described in the “Underwriting” section of this prospectus. These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares. After this offering, we will have             ordinary shares outstanding based on the number of shares outstanding as of                     , 2012. This includes the            shares that we are issuing in this offering, which may be resold in the public market immediately. The remaining             shares, representing     % of our outstanding shares after this offering, are currently restricted as a result of securities laws or lock-up agreements but may be sold, subject to any applicable volume limitations under federal securities laws, in the near future as set forth below.

Number of Shares and % of Total Outstanding	First Date Available for Sale into Public Market
shares, or %	On the date of this prospectus
shares, or %	180 days after the date of this prospectus, subject to extension in specified instances, due to lock-up agreements between the holders of these shares and the underwriters; however, the representatives of the underwriters can waive the provisions of these lock-up agreements and allow these shareholders to sell their shares at any time

After this offering and the expiration or waiver of the lock-up agreements, holders of an aggregate of              of our ordinary shares as of                     , 2012, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders. In addition, as of March 31, 2012, there were 3,891,416 shares subject to outstanding options that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements, and Rules 144 and 701 under the Securities Act of 1933, as amended, or the Securities Act. We also intend to register all of our ordinary shares that we may issue under our equity incentive plans, including 5,727,054 shares reserved for future issuance under our equity incentive plans as of December 31, 2011. Once we register and issue these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements.

Acquirers of ordinary shares in this offering will experience immediate and substantial dilution in the net tangible book value of their investment.

The initial public offering price of our ordinary shares will be substantially higher than the net tangible book value per share of our outstanding ordinary shares immediately after this offering. Therefore, if you acquire our ordinary shares in this offering, you will incur immediate dilution of $            in net tangible book value per share from the price you paid assuming we offer our shares at $            , the mid-point of the estimated price range set forth on the cover of this prospectus. In addition, following this offering, acquirers of ordinary shares in this offering will have contributed     % of the total consideration paid by our shareholders to acquire our ordinary shares, but only own     % of our outstanding ordinary shares. Moreover, we issued options in the past to acquire ordinary shares at prices significantly below the assumed initial public offering price of $             per ordinary share, the midpoint of the estimated price range set forth on the cover of this prospectus. As of December 31, 2011, there were 3,830,416 of our ordinary shares issuable upon exercise of outstanding options with a weighted average exercise price of $2.08 per share. To the extent that these outstanding options are ultimately exercised, you will incur further dilution. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our shares adversely, our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of our company, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any of the analysts who may cover us were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Our management will have broad discretion over the use of the net proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion in the use of our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply these proceeds in ways that increase the value of your investment. We intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds to acquire, invest in, or obtain rights to complementary technologies, solutions, or businesses. Until we use the net proceeds to us from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results. You will not have the opportunity to influence our decisions on how we use our net proceeds from this offering.

Our directors, executive officers, and principal shareholders will continue to have substantial control over us after this offering and could delay or prevent a change in corporate control.

After this offering, our directors, executive officers, and holders of more than 5% of our ordinary shares prior to this offering, together with their affiliates, will beneficially own, in the aggregate, approximately     % of our outstanding ordinary shares and Fleetmatics Investor Holdings, L.P., which is controlled by its limited partners and Investcorp Technology Fund III Limited Partnership, its general partner, will beneficially own approximately     % of our outstanding ordinary shares, assuming no exercise of the underwriters’ option to acquire additional ordinary shares in this offering. As a result, these shareholders, acting together, may have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. In addition, these shareholders, acting together, may have the ability to control or influence the management and our affairs. These holders acquired their shares for substantially less than the price of the shares being acquired in this offering, and these holders may have interests, with respect to their shares, that are different from those of investors in this offering and the concentration of voting power among these holders may have an adverse effect on our share price.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 for an extended period of time, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” for up to five years, although if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of any June 30 before that time and in certain other circumstances, we would cease to be an “emerging growth company” as of the following December 31. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are electing to not take advantage of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to not take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will be a “foreign private issuer” and a “controlled company” under the             rules, and as such we are entitled to exemption from certain             corporate governance standards, and you may not have the same protections afforded to shareholders of companies that are subject to all             corporate governance requirements, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act, and we may follow certain home country corporate governance practices instead of the corporate governance requirements of             . Additionally, after the closing of this offering, our largest shareholder will continue to control a majority of the voting power of our outstanding ordinary shares. As a result, we are a “controlled company” within the meaning of the corporate governance rules of the             . Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including: the requirement that we have a compensation committee that is composed entirely of independent directors; the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors; and the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees. In addition, we will rely on the phase-in rules of the SEC and the             with respect to the independence of our audit committee. These rules permit us to have an audit committee that has one member that is independent by the date that our ordinary shares first trade on the             , a majority of members that are independent within 90 days of the effectiveness of the registration statement of which this prospectus forms a part, which we refer to as the effective date, and all members that are independent within one year of the effective date. Following this offering, we intend to utilize some or all of those exemptions. Accordingly, you will not be similarly situated to shareholders of companies that are subject to all of the corporate governance requirements of the             .

Additionally, we follow Irish law with respect to the quorum requirement for meetings of our shareholders, which are different from the requirements of             in that our amended and restated articles of association (which we will adopt substantially in the form attached as Exhibit 3.2 to the registration statement prior to the closing of this offering) prescribe the quorum requirements. As a result, the quorum required for a general meeting of shareholders consists of at least two qualifying persons present at a meeting and entitled to vote on the business to be dealt with. See “Description of Share Capital.” Under Irish law, there is no statutory requirement for equity compensation plans to be approved by way of shareholder resolution, which is different than the requirements of             . As such, while we may choose to seek shareholder approval for any equity compensation plans, we do not intend to adopt any requirements for shareholder approval of such plans in our amended and restated memorandum and articles of association.

Further, as a “foreign private issuer” the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities and Exchange Act of 1934, which, as amended, we refer to as the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of ordinary shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the SEC. Accordingly there may be less information concerning our company publicly available than there is for other U.S. public companies.

We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

We are a foreign private issuer and therefore we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. In order to maintain our current status as a foreign private issuer, either (a) a majority of our ordinary shares must be either directly or indirectly owned of record by non-residents of the United States or (b) (i) a majority of our executive officers or directors may not be United States citizens or residents, (ii) more than 50 percent of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and             rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board of Directors.

We do not currently intend to pay dividends on our ordinary shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.

We have never declared or paid any cash dividends on our ordinary shares and do not intend to do so for the foreseeable future. We currently intend to retain all available funds and any future earnings to support the operation of, and to finance the growth and development of, our business. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to compliance with applicable laws (including the Irish Companies Acts which require Irish companies to have “profits available for distribution” before they can pay dividends) and covenants under current or future credit facilities, which may restrict or limit our ability to pay dividends and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. As a result, a return on your investment may only occur if our share price appreciates.

Provisions contained in our articles of association, as well as provisions of Irish law, could impair a takeover attempt.

Our articles of association that will come into effect immediately prior to the closing of this offering and certain provisions of the Irish Companies Acts contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our Board of Directors. In addition, our articles of association will establish that our Board of Directors is divided into three classes, class I, class II and class III, with each class serving three-year staggered terms so that only one third of our Board of Directors will be subject to re-election in any one year.

There are a number of mechanisms for acquiring an Irish public limited company, including a court-approved scheme of arrangement under the Irish Companies Acts, through a tender offer by a third party and by way of a merger with a company incorporated in the European Economic Area under the European Communities (Cross-Border Mergers) Regulations 2008. Each method requires shareholder approval or acceptance and different thresholds apply.

In addition, following this offering, we will become subject to the Irish Takeover Rules, which will govern a takeover or attempted takeover of the company by means of a court-approved scheme of arrangement or a tender offer. These Rules contain detailed provisions for takeovers including as to disclosure, dealing and timetable.

The Irish Takeover Rules could discourage an investor from acquiring 30% or more of the outstanding ordinary shares of the company unless such investor were prepared to make a bid to acquire all outstanding ordinary shares.

Our Board of Directors may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.

After this offering, we will become subject to the Irish Takeover Rules, under which the Company will not be permitted to take certain actions which might “frustrate” an offer for our ordinary shares once our Board of Directors has received an offer, or has reason to believe an offer is or may be imminent, without the approval of more than 50% of shareholders entitled to vote at a general meeting of our shareholders and/or the consent of the Irish Takeover Panel. This could limit the ability of our Board of Directors to take defensive actions even if it believes that such defensive actions would be in the best interests of our company and shareholders.

Please see “Description of Share Capital” for further detail.

Irish law differs from the laws in effect in the U.S. and may afford less protection to holders of our securities.

It may not be possible to enforce court judgments obtained in the U.S. against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the U.S. currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

As an Irish company, we are governed by the Irish Companies Acts, which differ in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or other officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of FleetMatics Group plc shares may have more difficulty protecting their interests than would holders of shares of a corporation incorporated in a jurisdiction of the U.S.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under Irish law and, therefore, certain of the rights of holders of our shares are governed by Irish law, including the provisions of the Irish Companies Acts, and by our articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. The principal differences include the following:

•	under Irish law, dividends may only be declared if we have, on an individual entity basis, profits available for distribution, within the meaning of the Irish Companies Acts;

•

under Irish law, each shareholder present at a meeting has only one vote unless a poll is called, in which case each holder gets one vote per share owned. Under U.S. law, each shareholder typically is entitled to one vote per share at all meetings. Under Irish law, it is only on a poll that the number of shares determines the number of votes a holder may cast;

•

under Irish law, each shareholder generally has preemptive rights to subscribe on a proportionate basis to any issuance of shares. Under U.S. law, shareholders generally do not have preemptive rights unless specifically granted in the certificate of incorporation or otherwise. Pre-emption rights may be disapplied under Irish law for renewable five year periods by Irish companies by way of a provision in their articles of association or special resolution of their shareholders, which is an option we expect to avail ourselves of prior to the consummation of this offering;

•

under Irish law, certain matters require the approval of 75% of the shareholders, including amendments to our articles of association. This may make it more difficult for us to complete corporate transactions deemed advisable by our Board of Directors. Under U.S. law, generally only majority shareholder approval is required to amend the certificate of incorporation or to approve other significant transactions;

•

under Irish law, a bidder seeking to acquire us would need, on a tender offer to receive shareholder acceptance in respect of 80% of our outstanding shares. If this 80% threshold is not achieved in the offer, under Irish law, the bidder cannot complete a “second step merger” to obtain 100% control of us. Accordingly, tender of 80% of our outstanding shares will be a condition in a tender offer to acquire us, not 50% as is more common in tender offers for corporations organized under U.S. law; and

•

under Irish law, shareholders may be required to disclose information regarding their equity interests upon our request, and the failure to provide the required information could result in the loss or restriction of rights attaching to the shares, including prohibitions on the transfer of the shares, as well as restrictions on voting, dividends and other payments. Comparable provisions generally do not exist under U.S. law.

A future transfer of your ordinary shares, other than one effected by means of the transfer of book entry interests in DTC, may be subject to Irish stamp duty.

Transfers of ordinary shares effected by means of the transfer of book entry interests in the Depositary Trust Company, or DTC, should not be subject to Irish stamp duty. It is anticipated that the majority of ordinary shares will be traded through DTC, either directly or through brokers who hold such ordinary shares on behalf of customers through DTC. However, if you hold your ordinary shares directly rather than beneficially through DTC (or through a broker that holds your ordinary shares through DTC), any transfer of your ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the ordinary shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty to arise could adversely affect the price of our ordinary shares.

U.S. Holders of our shares could be subject to material adverse tax consequences if we are considered a “passive foreign investment company” for U.S. federal income tax purposes.

We do not believe that we are a passive foreign investment company, and we do not expect to become a passive foreign investment company. However, our status in any taxable year will depend on our assets and activities in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a passive foreign investment company for the current taxable year or any future taxable year. If we were a passive foreign investment company while a taxable U.S. holder held our shares, such U.S. holder would generally be subject to an interest charge on any deferred taxation and any “excess distributions” and gain upon the sale of our stock would generally be taxed as ordinary income to such U.S. holder. See “Taxation—Material United States federal income tax consequences to U.S. Holders—Passive foreign investment company.”

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” “may,” “potential,” “continue,” or the negative of these terms, and similar expressions intended to identify future events or outcomes indicate such forward-looking statements. Not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus may include statements about:

•	our ability to attract, sell to and retain customers on a cost-effective basis;

•	our anticipated growth strategies, including our ability to increase sales to existing customers, the introduction of new solutions and international expansion;

•	our future business development, results of operations and financial condition;

•	expected changes in our profitability and certain cost or expense items as a percentage of our revenue;

•	the use of proceeds from this offering;

•	our ability to remediate material weaknesses in our internal controls; and

•	the effectiveness of our marketing and sales programs.

The forward-looking statements included in this prospectus are subject to risks, uncertainties and assumptions. Our actual results of operations may differ materially from those stated in or implied by such forward-looking statements as a result of a variety of factors, including those described under “Risk Factors” and elsewhere in this prospectus.

We operate in an evolving environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not rely upon forward-looking statements as predictions of future events. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of $         million, or $         million if the underwriters exercise their option to acquire additional ordinary shares in full, based upon an assumed initial public offering price of $         per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per ordinary share would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of ordinary shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds we receive from this offering, including any net proceeds we receive from the exercise of the underwriters’ option to acquire additional ordinary shares, for working capital and other general corporate purposes, funding of our marketing activities, repayment of indebtedness and the costs of operating as a public company and further investment in the development of our proprietary technologies. We may use a portion of the net proceeds for the acquisition of businesses, products and technologies that we believe are complementary to our own, although we have no agreements or understandings with respect to any acquisition at this time. We have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. Pending these uses, we intend to invest the net proceeds to us from the offering in short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We do not have any present plan to pay dividends on our shares. Additionally, our ability to pay dividends on our ordinary shares is limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions, including restrictions under the terms of the agreements governing our indebtedness and under Irish law. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board of Directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

Cash dividends on our shares, if any, will be paid in U.S. dollars. As we are an Irish company, dividend withholding tax, or DWT, currently at a rate of 20%, will arise in respect of dividends or other distributions to our shareholders unless an exemption applies. Where DWT does arise, we are responsible for deducting DWT at source and accounting for the relevant amount to the Irish Revenue Commissioners. See “Taxation—Taxation in Ireland—Dividend Withholding Tax” and “Description of Share Capital—Dividends.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2011:

•	on an actual basis;

•	on a pro forma basis to give effect to the conversion of all of our outstanding redeemable convertible preferred shares into 39,980,076 ordinary shares upon the closing of this offering; and

•	on a pro forma as adjusted basis to give effect to:

•	the conversion of all of our outstanding redeemable convertible preferred shares into 39,980,076 ordinary shares upon the closing of this offering; and

•

the issuance by us of              ordinary shares in this offering at an assumed initial public offering price of $         per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	December 31, 2011
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share and per share data)
Long-term debt, including current maturities:
Senior Secured Notes, net of discount of $449	$17,051	$17,051	$
Capital lease obligations	935	935

Total debt	17,986	17,986

Redeemable convertible preferred shares, €0.01375178 par value for Series A and B shares, €0.01 par value for Series C shares; 34,634,734 shares authorized; 34,634,734 shares issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	130,839	—

Shareholders’ deficit:
Ordinary shares, €0.01 par value; 65,942,606 shares authorized; 2,245,730 shares issued and outstanding, actual; 42,225,806 shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	20	537
Deferred shares, €0.01 par value; 2,230,330 shares authorized; 2,230,330 shares issued and outstanding, actual, pro forma and pro forma as adjusted	29	29
Additional paid-in capital	2,017	132,339
Accumulated other comprehensive income	560	560
Accumulated deficit	(113,691)	(113,691)

Total shareholders’ equity (deficit)	(111,065)	19,774

Total capitalization	$37,760	$37,760	$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per ordinary share, the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) pro forma as adjusted total shareholders’ equity and total capitalization by $ , assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

The number of adjusted shares shown as outstanding in the table above is based on 2,245,730 ordinary shares outstanding as of December 31, 2011 and excludes:

•	3,830,416 ordinary shares issuable upon the exercise of stock options outstanding as of December 31, 2011 at a weighted average exercise price of $2.08 per share; and

•	1,896,638 additional ordinary shares, as of December 31, 2011, reserved for future issuance of stock options and other share-based awards under the 2004 Plan and the 2011 Plan.

DILUTION

If you invest in our ordinary shares in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our ordinary shares and the pro forma as adjusted net tangible book value per share of our ordinary shares immediately after this offering.

Our historical net tangible book value (deficit) as of December 31, 2011 was ($14.4) million, or ($6.43) per share. The historical net tangible book value per ordinary share represents the amount of our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding as of December 31, 2011.

Our pro forma net tangible book value (deficit) as of December 31, 2011 was $(14.4) million, or $(0.34) per share. Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding as of December 31, 2011, after giving effect to the automatic conversion of all of our outstanding redeemable convertible preferred shares into 39,980,076 ordinary shares in connection with our initial public offering.

After giving effect to the sale by us of ordinary shares in this offering at an assumed initial public offering price of $         per ordinary share, the midpoint of the estimated price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2011, would have been $         million, or $         per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $         per share to our existing shareholders and an immediate dilution in pro forma as adjusted net tangible book value of $         per share to new investors purchasing ordinary shares in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for an ordinary share. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value (deficit) per share as of December 31, 2011	$
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per ordinary share, the midpoint of the estimated price range set forth on the cover of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by $            per share and increase (decrease) the dilution to new investors by $         per share, in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to acquire additional ordinary shares in full, the pro forma as adjusted net tangible book value per share after this offering would be $         per share, the increase in pro forma as adjusted net tangible book value per share to existing investors would be $         per share, and the dilution in pro forma as adjusted net tangible book value per share to new investors purchasing shares in this offering would be $         per ordinary share, in each case assuming an initial offering price of $         per ordinary share, the midpoint of the estimated price range set forth on the cover of this prospectus.

The following table summarizes, as of December 31, 2011, on a pro forma as adjusted basis as described above, the number of our ordinary shares, the total consideration and the average price per share (a) paid to us by existing shareholders and (b) to be paid by new investors acquiring our ordinary shares in this offering at an assumed initial public offering price of $         per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Acquired			Total Consideration			Average Price per Share
	Number	Percent		Amount	Percent
Existing shareholders			%	$		%	$
New investors							$

Totals		100%		$	100%

The total number of shares reflected in the discussion and tables above is based on 2,245,730 ordinary shares outstanding as of December 31, 2011. The discussion and tables above assume no exercise of any outstanding stock options. As of December 31, 2011, there were 3,830,416 shares issuable upon exercise of outstanding options at a weighted average exercise price of $2.08 per share. In addition, there were 1,896,638 ordinary shares available for future issuance upon the exercise of future grants under our 2004 Plan and our 2011 Plan. To the extent that any of these options are granted and exercised, there will be further dilution to new investors.

In addition, if the underwriters’ option to acquire additional ordinary shares is exercised in full, the number of shares held by the existing shareholders after this offering would be reduced to     % of the total number of shares outstanding after this offering, and the number of shares held by new investors would increase to              shares, or     % of the total number of shares outstanding after this offering.

CORPORATE STRUCTURE

We were incorporated in Ireland on October 28, 2004 as a private limited company. We will re-register as a public limited company in accordance with the Irish Companies Acts before completion of this offering. Details of the holders of our outstanding shares immediately before this offering are set out in “Principal Shareholders.”

Our registered and principal office is located at Penthouse Suite, Block C, Cookstown Court, Belgard Road, Tallaght, Dublin 24, Ireland. Our U.S. headquarters’ office is located at 70 Walnut Street, Wellesley Hills, Massachusetts and our telephone number is (866) 844-2235. We have additional offices in Rolling Meadows, Illinois, Charlotte, North Carolina, Clearwater, Florida, Tempe, Arizona, and Solon, Ohio in the United States, Reading, Berkshire in the United Kingdom, and in Dublin, Ireland.

We are a holding company and conduct substantially all of our business through our direct, wholly-owned operating subsidiaries, FleetMatics Ireland Limited, FleetMatics UK Limited, FleetMatics USA, LLC and SageQuest LLC.

We have other non-operating, wholly-owned entities in our group, including Fleetmatics Patents Limited, an Irish company, which holds certain group intellectual property.

Additionally, we may, from time to time, incorporate subsidiaries for specific purposes or to carry out particular functions.

The following chart shows our current corporate structure:

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

The consolidated statements of operations data for the years ended December 31, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2008 and 2009 and the consolidated balance sheet data as of December 31, 2008 and 2009 are derived from our audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2008	2009	2010	2011
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Subscription revenue	$32,014	$46,057	$64,690	$92,317
Cost of subscription revenue	13,193	16,161	22,941	28,631

Gross profit	18,821	29,896	41,749	63,686

Operating expenses:
Sales and marketing	12,379	16,113	20,447	33,391
Research and development	5,724	2,866	4,061	6,021
General and administrative	5,949	6,853	14,628	18,309

Total operating expenses	24,052	25,832	39,136	57,721

Income (loss) from operations	(5,231)	4,064	2,613	5,965
Interest income (expense), net	(330)	74	(1,012)	(2,386)
Foreign currency transaction gain (loss), net	(313)	68	(907)	155

Income (loss) before income taxes	(5,874)	4,206	694	3,734
Provision for income taxes	1,783	1,344	1,430	865

Net income (loss)	(7,657)	2,862	(736)	2,869
Accretion of redeemable convertible preferred shares to redemption value	(290)	(609)	(418)	(446)
Modification of redeemable convertible preferred shares	—	—	(6,542)	—
Net income attributable to participating securities	—	(873)	—	(2,294)

Net income (loss) attributable to ordinary shareholders	$(7,947)	$1,380	$(7,696)	$129

Net income (loss) per share attributable to ordinary shareholders(1):
Basic	$(0.42)	$0.08	$(0.51)	$0.06

Diluted	$(0.42)	$0.08	$(0.51)	$0.06

Weighted average ordinary shares outstanding(1):
Basic	18,698	16,404	15,077	2,246

Diluted	18,698	17,776	15,077	3,116

Pro forma net income per share attributable to ordinary shareholders (unaudited)(2):
Basic				$0.07

Diluted				$0.07

Pro forma weighted average ordinary shares outstanding (unaudited)(2):
Basic				42,226

Diluted				43,096

	As of December 31,
	2008	2009	2010	2011
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$14,844	$11,606	$23,054	$8,615
Working capital (deficit)(3)	(7,554)	(7,193)	(368)	(8,858)
Total assets	51,003	51,484	104, 352	99,576
Total debt (net of discount), including capital lease obligations	182	—	16,881	17,986
Redeemable convertible preferred shares	37,169	37,778	130,393	130,839
Total shareholders’ deficit	(57,264)	(55,946)	(115,514)	(111,065)

(1)	See Note 16 to our consolidated financial statements for further details on the calculation of basic and diluted net income (loss) per share attributable to ordinary shareholders.

(2)	See Note 16 to our consolidated financial statements for further details on the calculation of pro forma net income per share attributable to ordinary shareholders.

(3)	We define working capital (deficit) as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

FleetMatics is a leading global provider of fleet management solutions delivered as software-as-a-service, or SaaS. Our mobile software platform enables businesses to meet the challenges associated with managing their local fleets of commercial vehicles and improve productivity by extracting actionable business intelligence from vehicle and driver behavioral data. We offer intuitive, cost-effective Web-based and mobile application solutions that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage and other insights into their mobile workforce, enabling them to reduce operating and capital costs, as well as increase revenue. As of March 31, 2012, we had more than 15,000 customers, the substantial majority of which are small and medium-sized businesses, or SMBs, that deployed our solutions in over 256,000 vehicles worldwide. During the three months ended March 31, 2012, we collected an average of approximately 28 million data points per day from these vehicles, and we have aggregated over 25 billion data points since our inception.

We were founded in 2004 in Dublin, Ireland through a combination of two fleet management companies, WebSoft Ltd. and Moviltec Ltd. Since inception, our software has been designed to be delivered as a hosted, multi-tenant offering, accessed through a Web browser utilizing broadly available in-vehicle devices to transmit vehicle and driver behavioral data to our databases over cellular networks. In July 2010, we completed the acquisition of SageQuest, Inc., or SageQuest, in exchange for a cash payment of approximately $37.0 million. Through our SageQuest branded product, we provide configurable SaaS-based fleet management solutions to customers requiring integration capabilities with third-party workflow solutions or that require advanced levels of administrative flexibility.

We derive substantially all of our revenues from subscription agreements to our solutions, which include the use of our SaaS fleet management solution and an in-vehicle device. We generate sales through lead-generating Web-based advertising and targeted outbound sales efforts, which we then work to convert into paying customers. Our in-vehicle devices are installed by our network of installation partners. Initial customer contracts are typically 36 months in duration with renewal automatically for one-year intervals thereafter, unless the customer elects not to renew. These contract terms provide us with a high degree of visibility into future revenue. Our customer contracts are non-cancelable, and our customers generally are billed on a monthly basis.

We have achieved significant revenue growth historically. Our growth has been driven through a combination of selling to new customers, selling additional vehicle subscriptions to existing customers, as their number of vehicles under management increases, as well as selling additional features to our existing customers. Our customer acquisition model is designed to be efficient and scalable by focusing on acquiring large volumes of leads primarily through Web-based sales and marketing efforts. Through these efforts, we have successfully driven strong growth in sales among a relatively diverse and distributed SMB customer base. In 2011, our largest customer and top 25 customers represented approximately 4% and 11%, respectively, of our subscription revenue.

In each quarter since our inception, we have increased our number of customers and the number of vehicles subscribed to our solutions. As of December 31, 2011, we had approximately 237,000 vehicles under subscription, an increase of 38.3% from approximately 172,000 as of December 31, 2010. For the year ended December 31, 2011, our subscription revenue grew 42.7% to $92.3 million compared to $64.7 million in the prior year. As the business has grown, we have leveraged our scale to negotiate improved pricing associated with application hosting, procurement of in-vehicle devices, telecommunication services and third-party data subscription services. We reported net income in 2011 of $2.9 million, despite our significant investment in expanding our sales capabilities, as compared to a $0.7 million net loss in 2010. In 2011, our Adjusted EBITDA increased 94.7% to $21.7 million from $11.2 million in 2010.

Key Financial and Operating Metrics

In addition to traditional financial metrics, we monitor the ongoing operation of our business using a number of financially and non-financially derived metrics that are not included in our consolidated financial statements.

	Year Ended December 31,
	2010	2011
	(dollars in thousands)
Total vehicles under subscription	172,000	237,000
Adjusted EBITDA	$11,171	$21,748
Net churn	(1.3)%	3.2%

Total vehicles under subscription. This metric represents the number of vehicles managed by our customers utilizing one or more of our SaaS solutions at the end of the period. Since our revenue is primarily driven by the number of vehicles that subscribe to our SaaS solutions, we believe that total vehicles under subscription is an important metric to monitor.

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before income taxes, interest income (expense), foreign currency transaction gain (loss), depreciation and amortization of property and equipment, amortization of capitalized in-vehicle-devices owned by customers, amortization of intangible assets, share-based compensation, transaction costs related to acquired businesses, and costs associated with our Management Services Agreement with Privia.

We have included Adjusted EBITDA in this prospectus because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends; to prepare and approve our annual budget and to develop short- and long-term operational plans; and to allocate resources to expand our business. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.

Net churn. We calculate our net churn for a period by dividing (i) the number of vehicles under subscription added from existing customers less vehicles under subscription lost from existing customers over that period by (ii) the total vehicles under subscription at the beginning of that period. This provides us an appropriate measure of churn as it reflects the stability of our existing customer base before taking into account new customers as existing customers may remain a customer, but decrease the total number of subscribed vehicles at their contractual point of renewal, and conversely, may increase the number of vehicles under subscription at any point of time. SageQuest vehicles under subscription and vehicles under subscription lost are not reflected as part of the churn calculation prior to July 2010 when we acquired it.

Privia Management Services Agreement

Concurrent with our Series C redeemable convertible preferred shares financing in November 2010, we entered into a consulting and non-compete agreement, or the Management Services Agreement, with Privia Enterprises Limited, or Privia, a company controlled by certain of our former shareholders, one of whom continued to serve as a member of our Board of Directors through February 2012. Pursuant to this agreement, in exchange for consulting services to be performed by Privia, we agreed to pay Privia up to $15.0 million in three separate installments if we sell a specified number of subscriptions, measured by unit installation, during each of the twelve months ending March 31, 2012, 2013 and 2014. These payments would be made after the conclusion of each measurement period and are scheduled to be paid as follows: $3.0 million for the period ending March 31, 2012, $5.0 million for the period ending March 31, 2013 and $7.0 million for the period ending March 31, 2014. We have accrued and will continue to accrue for these payments during each of these three periods as we expect to sell the number of units that would require us to make this payout in full. For the years ended December 31, 2010 and 2011, we accrued and recorded expense of approximately $0.2 million and $2.2 million, respectively, for these future payments. No payments under this agreement were made as of December 31, 2011 as no amounts were then due.

Components of Results of Operations

Subscription Revenue

We derive substantially all of our revenue from subscription fees for our solutions, which include the use of our SaaS fleet management solution and an in-vehicle device. Our revenue is driven primarily by the number of vehicles under subscription. In addition, we generate revenue by selling our customers additional subscriptions, such as our fuel card integration and integration with GPS navigation devices. To a much lesser extent, we sell aggregated, anonymous data to traffic subscription service providers.

Our contract terms generally are 36 months for their initial term with automatic annual renewals thereafter, unless the customer elects not to renew. We collect fees from our customers for a ratable portion of the contract on a periodic basis, generally on a monthly basis in advance. Prior to 2011, some customer contracts were paid in advance for the full, multiple-year term. Since that time, our payment terms are typically monthly in advance; however, we continue to enable our customers to prepay all or part of their contractual obligations quarterly, annually or for the full contract term in exchange for a prepayment discount that is reflected in the pricing of the contract.

Cost of Subscription Revenue

Cost of subscription revenue consists primarily of costs related to communications, third-party data and hosting costs (which include the cost of telecommunications charges for data; subscription fees paid to third-party providers of Internet maps; posted speed limit and other data; and costs of hosting of our software applications underlying our product offerings); third-party costs related to the maintenance and repair of installed in-vehicle devices, which we refer to as field service costs; depreciation of in-vehicle devices (including installation and shipping costs related to these devices); amortization of capitalized in-vehicle devices owned by customers; personnel costs (including share-based compensation) of our customer support activities and related to configuration of our solutions to interface with the customers’ workflow or other internal systems where necessary; amortization expense for internal-use capitalized software costs; amortization of developed technology acquired as part of our SageQuest acquisition in 2010; amortization of the patent for our vehicle tracking system; and an allocation of occupancy and general office related expenses, such as rent and utilities, based on headcount We allocate a portion of customer support costs related to assisting in the sales process to sales and marketing expense.

We capitalize the cost of installed in-vehicle devices (including installation and shipping costs related to these devices) and depreciate these costs over the estimated useful life of the devices, which is currently six years, or over the estimated average customer relationship period, which is currently six years. If a customer subscription agreement is canceled or expires prior to the end of the expected useful life of the device under contract, the depreciation period is accelerated resulting in the carrying value being expensed in the then-current period. Should an installed in-vehicle device require replacement because it has become defective, we record as expense the cost of the replacement part or device when provided.

The expenses related to our hosted software applications are only modestly affected by the number of customers who subscribe to our products because of the scalability of our software applications, data expansion and hosting infrastructure. However, many of the other components of our cost of subscription revenue, such as depreciation of in-vehicle devices and installation and shipping costs related to these devices, communications expense and subscription fees paid to our Internet map providers and for other third-party data are variable costs affected by the number of vehicles subscribed by customers.

We expect that the cost of subscription revenue in absolute dollars may increase in the future depending on the growth rate of subscription sales to new and existing customers and our resulting need to service and support those customers. We also expect that cost of subscription revenue as a percentage of subscription revenue will fluctuate from period to period.

Sales and Marketing

Sales and marketing expenses consist primarily of wages and benefits (including share-based compensation) for sales and marketing personnel, including the amortization of deferred commissions and travel related expenses; advertising and promotional costs; and an allocation of occupancy and general office related expenses, such as rent and utilities, based on headcount. Also included in our sales and marketing expenses is the amortization of the value of customer relationships and trademarks acquired as part of our SageQuest acquisition in 2010. Advertising costs consist primarily of pay-per-click advertising with search engines, other online and offline advertising media, as well as the costs to create and produce these advertisements. Advertising costs are expensed as incurred. We capitalize commission costs that are incremental and directly related to the acquisition of new customer contracts or renewals. We pay commissions in full when we receive the initial customer payment for a new subscription or a renewal subscription. Commission costs are capitalized upon payment and are amortized as expense ratably over the term of the related non-cancelable customer contract, in proportion to the recognition of the subscription revenue. If a subscription agreement is terminated, the unamortized portion of any deferred commission cost is recognized as an expense immediately upon such termination.

We plan to continue to invest in sales and marketing in order to drive growth in our sales and continue to build brand and category awareness. We expect sales and marketing expenses to increase in absolute dollars and to continue to be our largest operating expense in absolute dollars and as a percentage of subscription revenue, although they may fluctuate as a percentage of subscription revenue.

Research and Development

Research and development expenses consist primarily of wages and benefits (including share-based compensation) for product management and development personnel, costs of external consultants, and, to a lesser extent, an allocation of occupancy and general office related expenses, such as rent and utilities, based on headcount. We have focused our research and development efforts on improving ease of use, functionality and technological scalability of our existing products as well as on expanding and developing new offerings. The majority of our research and development employees are located in our development center in Ireland. Therefore, a majority of research and development expense is subject to fluctuations in foreign exchange rates. Research and development costs are expensed as incurred, except for certain internal-use software development costs that qualify for capitalization, such as costs related to software enhancements that add functionality, which are capitalized and amortized over their estimated useful life.

We believe that continued investment in our technology is important for our future growth, and as a result, we expect research and development expenses to increase in absolute dollars, although they may fluctuate as a percentage of subscription revenue.

General and Administrative

General and administrative expenses consist primarily of wages and benefits (including share-based compensation) for administrative services, human resources, internal information technology support, executive, finance and accounting personnel; professional fees; expenses for business application software licenses; non-income related taxes; other corporate expenses, such as insurance; bad debt expenses; and an allocation of occupancy and general office related expenses, such as rent and utilities, based on headcount. Also included within our general and administrative expenses are costs related to the Management Services Agreement we entered into in November 2010 with Privia.

We expect that general and administrative expenses will increase as we continue to add personnel in connection with the anticipated growth of our business and as a result of payments required under the Management Services Agreement with Privia. In addition, we anticipate that we will also incur additional personnel expenses, professional service fees, including auditing and legal fees, and insurance costs related to operating as a public company.

Interest Income (Expense), net

Interest income (expense), net consists primarily of interest expense on our outstanding debt, including our capital lease obligations.

Foreign Currency Transaction Gain (Loss), net

Foreign currency transaction gain (loss), net consists primarily of the net unrealized gains and losses recognized upon revaluing the foreign currency-denominated intercompany payables and receivables of our various subsidiaries at each balance sheet date. To a lesser extent, foreign currency transaction gain (loss), net also consists of the transaction gains and losses recorded to revalue the foreign currency-denominated customer accounts receivable and vendor payables recorded by our subsidiaries that transact in currencies other than their functional currency. We currently do not engage in hedging activities related to our foreign currency-denominated intercompany balances or our customer receivables and other payables; as such, we cannot predict the impact of future foreign currency transaction gains and losses on our operating results. See “—Quantitative and Qualitative Disclosures about Market Risk.”

Provision for Income Taxes

Provision for income taxes consists primarily of taxes in Ireland, the United States and the United Kingdom. There are two main drivers of our annual effective tax rate. First, as a multi-national company, we are subject to tax in various jurisdictions which apply various statutory rates of tax to our income. Each of these jurisdictions has its own tax law which is subject to interpretation on a jurisdiction by jurisdiction basis. In Ireland, our operating entity is subject to tax at a 12.5% tax rate and our non-operating entities are subject to tax at a 25% tax rate, while our foreign subsidiaries in the United States and the United Kingdom are subject to tax rates of approximately 40% and 26%, respectively. Second, as a result of our global business model, we engage in a significant number of cross-border intercompany transactions. As a result of these transactions, we have recorded reserves for uncertain tax positions related to how the different jurisdictions may conclude on the tax treatment of the transaction and how we might settle those exposures. There is no guarantee that how one jurisdiction might view a particular transaction will be respected by another jurisdiction. Additionally, there may be instances where our income is subject to taxation in more than one jurisdiction.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses, and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below may have the greatest potential impact on our financial statements and, therefore, consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. See also Note 2 of our consolidated financial statements included elsewhere in this prospectus for information about these critical accounting policies as well as a description of our other significant accounting policies.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” As an “emerging growth company,” we are electing to not take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to not take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable. In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act.

Subject to certain conditions set forth in the JOBS Act, if as an “emerging growth company” we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation, which would not apply to us in any event so long as we remain a foreign private issuer. These exemptions will apply for a period of five years following the completion of our initial public offering or until we no longer meet the requirements of being an “emerging growth company,” whichever is earlier.

Revenue Recognition

We provide access to our software through subscription arrangements whereby our customers are charged a per subscribed-vehicle fee for access for a specified term. Subscription agreements contain multiple service elements and deliverables, including installation of in-vehicle devices, access to our on-demand software via our website, and support services delivered over the term of the arrangement. Agreements do not provide customers the right to take possession of the software at any time. We have determined that the elements of our subscription agreements do not have value to the customer on a standalone basis. As a result, the multiple elements within our subscription agreements do not qualify for treatment as separate units of accounting. Accordingly, we account for all fees received under our subscription agreements as a single unit of accounting and, except for any up-front fees, recognize the total fee amount ratably on a daily basis over the term of the subscription agreement. We only commence recognition of revenue when there is persuasive evidence of an arrangement, the fee is fixed or determinable, collectibility is deemed reasonably assured, and recurring services have commenced. Our initial subscription agreements typically have contract terms of 36 months.

For the limited number of customer arrangements in which title to the in-vehicle devices transfers to the customer upon delivery or installation of the in-vehicle device, we receive an up-front fee from the customer. As the in-vehicle devices do not have value to the customer on a standalone basis, the delivery or installation of the in-vehicle devices does not represent the culmination of a separate earning process associated with the payment of the up-front fee. Accordingly, we record the amount of the up-front fee as deferred revenue upon invoicing and recognize that amount as revenue ratably on a daily basis over the estimated average customer relationship period of six years, which is longer than the typical subscription agreement term of 36 months. If a customer permanently ceases use of our subscription service at any point when a balance of deferred revenue from this up-front payment exists, we recognize the remaining balance of the deferred revenue in the period of notification. Changes in the typical customer contractual term, customer behavior, competition or economic conditions could affect our estimates of the average customer relationship period. We review the estimated average customer relationship period on an annual basis and account for changes prospectively.

Deferred revenue represents amounts billed to customers or payments received from customers for which revenue has not yet been recognized. Deferred revenue primarily consists of prepayments made by customers for future periods and, to a lesser extent, the unearned portion of monthly billed subscription fees and up-front payments from customers for in-vehicle devices whose ownership transfers to them upon delivery or installation.

Allowance for Doubtful Accounts

Accounts receivable are carried at their original invoice amounts less an allowance for doubtful collections based on estimated losses resulting from the inability or unwillingness of customers to make required payments. We estimate the allowance at each reporting period based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with specific delinquent accounts. We also consider any changes to the financial condition of our customers and any other external market factors that could impact the collectibility of our receivables in the determination of our allowance for doubtful accounts.

Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to calculate our income tax expense based on taxable income by jurisdiction. There are many transactions and calculations about which the ultimate tax outcome is uncertain; as a result, our calculations involve estimates by management. Some of these uncertainties arise as a consequence of transfer pricing arrangements among our related entities and the differing tax treatment of revenue and cost items across various jurisdictions. If we were compelled to revise or to account differently for our arrangements, that revision could affect our tax liability.

We account for uncertainty in income taxes recognized in our financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon examination by the taxing authorities, based on the technical merits of the position. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Our provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. Although we believe that we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. We make adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact, either favorable or unfavorable, on our consolidated financial condition and operating results. At December 31, 2010 and 2011, the balances recorded as liabilities for unrecognized tax benefits in our consolidated balance sheets totaled $18.8 million and $17.8 million, respectively, including accrued interest and penalties.

The income tax accounting process also involves estimating our actual current tax liability, together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes.

These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. Our net deferred tax assets currently are comprised of net operating loss carryforwards in the United States, Ireland and the United Kingdom as well as deductible temporary differences. As of December 31, 2011, our net operating loss carryforwards in the United States available to reduce future federal taxable income totaled $22.5 million, and our net operating loss carryforwards in Ireland and the United Kingdom totaled $3.9 million and $3.1 million, respectively. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized, we establish a valuation allowance as a charge to income tax expense. We evaluate valuation allowances for deferred tax assets at the individual subsidiary level or consolidated tax group level in accordance with the tax law in the specific jurisdiction. In estimating future taxable profits, we consider all current contracts and assets of the business, including intercompany transfer pricing agreements, as well as a reasonable estimation of future taxable profits achievable by us. With respect to our subsidiaries in the United States, which file a consolidated group tax return for federal and state tax purposes and are in a three-year cumulative pre-tax loss position as a result of losses incurred in recent years, we have concluded that there is sufficient positive evidence to overcome the three-year cumulative pre-tax loss position given our future forecasted income and the relatively long carryforward periods permitted for net operating losses in the United States. We believe that the future earnings forecasts would produce sufficient taxable income in our subsidiaries in the United States to fully realize the deferred tax assets. Accordingly, we have not recorded a valuation allowance for the net operating loss carryforwards in the United States as of December 31, 2011. Our net deferred tax assets at December 31, 2010 totaled $14.4 million, comprised of deferred tax assets of $19.6 million, partially offset by deferred tax liabilities of $4.6 million and a valuation allowance of $0.6 million. Our net deferred tax assets at December 31, 2011 totaled $12.6 million, comprised of deferred tax assets of $20.7 million, partially offset by deferred tax liabilities of $7.0 million and a valuation allowance of $1.0 million.

Internal-Use Software

We expense research and development costs as incurred, except for certain costs which are capitalized in connection with our internal-use software and website. These capitalized costs are primarily related to the application software that is hosted by us and accessed by our customers through our website. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing performed to ensure the product is ready for its intended use. We also capitalize costs related to specific upgrades and enhancements of this application software when it is probable that the expenditures will result in additional functionality. Maintenance and training costs are expensed as incurred. Capitalized internal-use software costs are recorded as part of property and equipment and are amortized on a straight-line basis over an estimated useful life of three years. At December 31, 2010 and 2011, the carrying value of our internal-use software was $0.7 million and $1.0 million, respectively.

Business Combinations

In an acquisition of a business, we recognize separately from goodwill the fair value of assets acquired and liabilities assumed. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition-date fair values of the assets acquired and liabilities assumed. In determining the fair value of assets acquired and liabilities assumed in a business combination, we primarily use recognized valuation methods such as an income approach or a cost approach and apply present value modeling. Our significant estimates in the income or cost approach include identifying business factors such as size, growth, profitability, risk and return on investment and assessing comparable revenue and operating income multiples in estimating the fair value. Further, we make certain assumptions within present value modeling valuation techniques including risk-adjusted discount rates, future price levels, rates of increase in operating expenses, weighted average cost of capital, rates of long-term growth and effective income tax rates. We believe that the estimated fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions that marketplace participants would use. While we use our best estimates and assumptions as a part of the process to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and actual results could differ from those estimates.

In addition, uncertain tax positions assumed and valuation allowances related to the net deferred tax assets acquired in connection with a business combination are estimated as of the acquisition date and recorded as part of the purchase. Thereafter, any changes to these uncertain tax positions and valuation allowances are recorded as part of the provision for income taxes in our consolidated statement of operations.

Impairment of Goodwill

We record goodwill when the consideration paid in a business acquisition exceeds the fair value of the net tangible assets acquired, identifiable intangible assets acquired and liabilities assumed. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if events or circumstances occur that indicate an impairment may exist. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in our use of the acquired assets in a business combination or the strategy for our overall business, and significant negative industry or economic trends. We perform our annual assessment for impairment of goodwill on October 31 and have determined that we have a single reporting unit for testing goodwill for impairment. For purposes of assessing potential impairment, we first estimate the fair value of the reporting unit (based on the fair value of our outstanding ordinary shares on an as-converted basis) and compare that amount to the carrying value of the reporting unit (as reflected by the total carrying values of our redeemable convertible preferred shares and shareholders’ deficit). If we determine that the carrying value of the reporting unit exceeds its fair value, then we determine the implied fair value of the goodwill in the same manner used to determine the amount of goodwill in a business combination. If the carrying value of goodwill exceeds the implied fair value of the goodwill, an impairment charge is recognized in the amount equal to that excess. No goodwill impairment charges were recorded by us during the years ended December 31, 2010 and 2011.

Impairment of Long-Lived Assets

Long-lived assets include property and equipment and definite-lived intangible assets subject to amortization, including customer relationships, trademarks, acquired developed technology and a patent for our vehicle tracking system. We amortize customer relationships, trademarks and acquired developed technology over their estimated useful lives, which range from three to nine years, based on the pattern over which we expect to consume the economic benefit of each asset, which in general reflects the expected cash flow from each asset. We amortize our patent over its useful life of 20 years on a straight-line basis, as the pattern of consumption of the economic benefit of the asset cannot be reliably determined. We amortize property and equipment, inclusive of internal-use software, on a straight-line basis over their useful lives, which range from three to six years, as the pattern of consumption of the economic benefit of the assets cannot be reliably determined. We evaluate our long-lived assets for recoverability whenever events or changes in circumstances indicate that their carrying values may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant underperformance of a business or product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. To evaluate a long-lived asset for recoverability, we compare forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. If the carrying value exceeds the sum of the expected undiscounted cash flows, an impairment loss on the long-lived asset to be held and used is recognized based on the excess of the asset’s carrying value over its fair value, determined based on discounted cash flows. Long-lived assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell.

Deferred Commissions

We capitalize commission costs that are incremental and directly related to the acquisition of customer contracts. We pay commissions in full when we receive the initial customer payment for a new subscription or a renewal subscription. Commission costs are capitalized upon payment and are amortized as expense ratably over the term of the related non-cancelable customer contract in proportion to the recognition of the subscription revenue. If a subscription agreement is terminated, the unamortized portion of any deferred commission costs is recognized as expense immediately. We believe that capitalizing commission costs is the preferable method of accounting as the commission charges are so closely related to the revenue from the non-cancelable customer contracts that they should be recorded as an asset and charged to expense over the same period that the subscription revenue is recognized. Deferred commission costs are included in other current and long-term assets in our consolidated balance sheets and totaled $5.1 million and $6.8 million at December 31, 2010 and 2011, respectively. Amortization of deferred commissions is included in sales and marketing expense in our consolidated statements of operations.

Capitalization of In-Vehicle Device Costs

For customer arrangements in which we retain ownership of the in-vehicle devices installed in a customer’s fleet, we capitalize the cost of the in-vehicle devices (including installation and shipping costs) as a component of property and equipment in our consolidated balance sheets, and we depreciate these assets on a straight-line basis over their estimated useful life, which is currently six years. If a customer subscription agreement is canceled or expires prior to the end of the expected useful life of the in-vehicle device, the carrying value of the asset is depreciated in full with expense immediately recorded as cost of subscription revenue. The carrying value of these installed in-vehicle devices (including installation and shipping costs) was $16.4 million and $22.5 million at December 31, 2010 and 2011, respectively. Depreciation expense of these installed in-vehicle devices is included in cost of subscription revenue in our consolidated statements of operations.

In addition, for the limited number of customer arrangements in which title to the in-vehicle devices transfers to the customer upon delivery or installation of the in-vehicle device (for which we receive an up-front fee from the customer), we defer the costs of the in-vehicle devices (including installation and shipping costs) as they are directly related to the revenue that we derive from the sale of the devices and that we recognize ratably over the estimated average customer relationship period of six years. We capitalize these in-vehicle device costs and amortize the deferred costs as expense ratably over the estimated average customer relationship period, in proportion to the recognition of the up-front fee revenue. Capitalized costs related to these in-vehicle devices of which title has transferred to customers are included in other current and long-term assets in our consolidated balance sheets and totaled $1.0 million and $2.6 million at December 31, 2010 and 2011, respectively. Amortization of these capitalized costs is included in cost of subscription revenue in our consolidated statements of operations.

Share-Based Compensation

We measure stock options granted to employees and directors at fair value on the date of grant and recognize the corresponding compensation expense of those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The straight-line method is applied to all awards with service conditions, while the graded-vesting method is applied to all awards with both service and performance conditions.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. We have historically been a private company and lack company-specific historical and implied volatility information. Therefore, we estimate our expected volatility based on the historical volatility of our publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our traded stock price. The expected term of options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future. The assumptions we used to determine the fair value of stock options granted are as follows, presented on a weighted average basis:

	Year Ended December 31,
	2010	2011
Risk-free interest rate	2.08%	0.97%
Expected term (in years)	4.6	4.7
Expected volatility	49%	56%
Expected dividend yield	0%	0%

These assumptions represented our best estimates, but the estimates involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use significantly different assumptions or estimates, our share-based compensation expense could be materially different. We recognize compensation expense for only the portion of awards that are expected to vest. In developing a forfeiture rate estimate, we have considered our historical experience to estimate pre-vesting forfeitures for awards with service conditions. For awards with performance conditions, we estimate the probability that the performance condition will be met. If our actual forfeiture rate is materially different from the estimate, our share-based compensation expense could be significantly different from what we have recorded in the current period.

Valuations of ordinary shares

The fair value of our ordinary shares is determined by our Board of Directors, with input from management, and taking into account our most recently available valuation of ordinary shares and our assessment of additional objective and subjective factors we believed were relevant and which may have changed from the date of the most recent contemporaneous valuation through the date of the grant. Because there has been no public market for our ordinary shares and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, our Board of Directors determined the fair value of our ordinary shares by considering a number of objective and subjective factors, including the following:

•	peer group trading multiples;

•	historical results and forecasted profitability;

•	the composition of, and changes to, our management team and Board of Directors;

•	the rights and preferences of our redeemable convertible preferred shares relative to our ordinary shares;

•	the likelihood of achieving a discrete liquidity event, such as an initial public offering, or IPO, sale or dissolution; and

•	external market and economic conditions impacting our industry group.

We believe our estimates of the fair value of our ordinary shares were reasonable.

Commencing on December 31, 2008, we moved to performing annual contemporaneous ordinary shares valuations, and, on June 30, 2011, to performing semi-annual contemporaneous ordinary shares valuations. Ordinary shares valuations were prepared utilizing averages of the “guideline public company” method and the “discounted future cash flow” method. We estimated our enterprise value under the guideline public company method by comparing our company to publicly traded companies in our industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including but not limited to, the similarity of their industry, business model, and financial risk to those of ours. We also estimated our enterprise value under the discounted future cash flow method, which involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue, costs and capital requirements. Our assumptions underlying the estimates were consistent with the plans and estimates that we use to manage the business. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates. The valuations considered numerous factors, including peer group trading multiples, the amount of liquidation preferences associated with our preferred shares, the illiquid nature of our ordinary shares, our small size and the redemption rights of the holders of our redeemable convertible preferred shares.

Commencing June 30, 2011, our valuations were prepared utilizing the probability-weighted expected return method, or PWERM. Under this methodology, the fair market value of ordinary shares was estimated based upon an analysis of future values for us assuming various outcomes. The share value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available to us as well as the rights of each share class.

In connection with the PWERM analysis as of June 30, 2011, four types of future event scenarios were considered: an IPO, a private sale, dissolution of the company and continuing to operate as a private company. Six total scenarios were contemplated in order to reflect a range of possible values: one IPO, one dissolution, one private company sale, and three continuing business scenarios. Management and our Board of Directors determined that the total probability for the IPO scenario was 60%, for the private sale scenario was 20%, for the dissolution scenario was 5% and for the three continuing business scenarios were 15%. Management and our Board of Directors made these allocations based on an analysis of current market conditions, including then-current IPO valuations of similarly situated companies, and their expectations as to the timing of these future-event scenarios.

In connection with the PWERM analysis as of December 31, 2011, three types of future event scenarios were considered: an IPO, a private sale and continuing to operate as a private company. Four total scenarios were contemplated in order to reflect a range of possible values: one IPO, one private company sale and two continuing business scenarios. Management and our Board of Directors determined that the total probability of the IPO scenario was 75%, for the private sale scenario was 10% and for the two continuing business scenarios were 15%. Management and the Board of Directors did not consider a dissolution scenario for this valuation as they believed that the likelihood of this scenario occurring was remote, given the performance of the business throughout fiscal year 2011. Management and our Board of Directors made these allocations based on an analysis of current market conditions, including then-current IPO valuations of similarly situated companies, and their expectations as to the timing of these future-event scenarios.

The scenarios referred to above utilized two valuation techniques to estimate enterprise value in order to derive the value of the ordinary shares. Those techniques included estimating enterprise value under the guideline public company method and the discounted future cash flow method. The guideline public company method compares our company to publicly traded companies in our industry group. The companies used for comparison under the guideline public company method were selected by the Board of Directors based on a number of factors, including, but not limited to, the similarity of their industry, business model, financial risk and stage of development to those of ours. The discounted future cash flow method involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue, costs and capital requirements. Our assumptions underlying the estimates were consistent with the plans and estimates that we use to manage the business. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates.

To derive the value of the ordinary shares for each scenario, the proceeds to the ordinary shareholders were calculated based on the preferences and priorities between the preferred and ordinary shares. The valuations at each date also applied a discount for lack of marketability of 15% to account for the lack of access to an active public market for the ordinary shares and the fact that our ordinary shares represent a minority interest in our company.

Grants

The following table summarizes by grant date period the number of shares subject to options granted between January 1, 2010 and December 31, 2011, the per share exercise price of the options and the per share estimated fair value of the options:

Grant Date	Number of Shares Subject to Options Granted	Per Share Exercise Price of Option(1)	Per Share Estimated Fair Value of Option(2)
December 28, 2010	2,697,916	$2.05	$2.05
January 27, 2011	50,000	$2.05	$2.03
May 6, 2011	3,500	$2.05	$2.08
September 7, 2011	319,000	$5.31	$2.53

(1)	The Per Share Exercise Price of Option represents the determination by our Board of Directors of the fair market value of our ordinary shares on the date of grant, as determined taking into account our most recently available valuation of ordinary shares as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

(2)	The Per Share Estimated Fair Value of Option was estimated at the date of grant using the Black-Scholes option-pricing model. This model estimates the fair value using as inputs the exercise price of the option and assumptions of the risk-free interest rate, expected term of the option, expected share price volatility of the underlying ordinary shares and expected dividends on the underlying ordinary shares. Additional information regarding our valuation of ordinary shares and option awards is set forth in Note 15 to our consolidated financial statements included elsewhere in this prospectus.

As discussed more fully in Note 15 to our consolidated financial statements included elsewhere in this prospectus, during December 2010 and the first half of 2011, we granted stock options with a weighted average exercise price of $2.05 per share based on our determination of the fair value of our ordinary shares. As discussed more fully in Note 13 to our consolidated financial statements included elsewhere in this prospectus, in November 2010, certain holders of our ordinary shares converted 15,290,021 ordinary shares into Series C preferred shares, or Series C, on a 1:1 basis and immediately sold those Series C shares to an outside investor at $3.50 per share. Based on this transaction and solely for the purposes of accounting for share-based compensation for financial statement purposes, in mid-2011, we reassessed the fair value of our ordinary shares and determined it to be $3.50 per share as of November 2010 (and through June 2011). As a result, the grant-date fair value of each of the awards granted in December 2010 and the first half of 2011 was revalued to reflect an underlying ordinary share fair value of $3.50. The difference between the original estimated fair value of $2.05 and the reassessed fair value of $3.50 of our ordinary shares resulted in an increase of $3.3 million and $0.1 million in the aggregate fair value of stock options granted on December 28, 2010 and in the first six months of 2011, respectively, which is being and will continue to be recorded as additional compensation expense in our consolidated statements of operations over the requisite service periods of between one and four years. Unrecognized compensation expense associated with all of our stock options outstanding at December 31, 2011 was $4.0 million, which is expected to be recognized over a weighted average period of 3.1 years.

We determined that the fair value of our ordinary shares increased from $2.24 per share on January 1, 2010 to $6.24 on December 31, 2011. The following discussion describes the reasons for the increases of the fair value of our ordinary shares over this period and an estimated mid-point of the price range set forth on the front cover of this prospectus of $         per share.

During the year ended December 31, 2010, we continued to operate our business in the ordinary course. We experienced increases in our number of customers and subscription revenue as well as increases in our operating expenses in support of growing the business, primarily due to increased sales and marketing expenditures and the hiring of additional personnel. We released our semi-annual update to our product in March

2010, which included the addition of Garmin turn-by-turn dispatch integration and panoramic reporting capabilities. We raised additional capital with two private placements during the year and entered into a $17.5 million debt agreement. Net proceeds of the debt agreement and Series B preferred shares offering were used to acquire SageQuest, a SaaS provider of comparable fleet management solutions. Proceeds from our Series C preferred shares offering in November 2010 are being used for general corporate purposes to grow the business. We generated a net loss of $0.7 million during the year ended December 31, 2010. During the year, we had no plans for an initial public offering in the near term because we did not believe that the public markets presented a favorable environment at that time. In the fourth quarter of 2010, we determined that the fair value of our ordinary shares per share was equivalent to the price per share at which the Series C shares were sold in November 2010. Based on this determination, the fair value of our ordinary shares increased from $2.24 as of January 1, 2010 to $3.50 per share as of November 23, 2010 and through December 31, 2010.

During the quarter ended March 31, 2011, we continued to operate our business in the ordinary course. Both our number of customers and subscription revenue continued to grow. We continued to expend resources on innovation and improving functionality and increasing our lead generation efforts and sales resources to close deals. We grew and expanded our sales offices and related personnel. We evaluated the public market environment and determined that the markets were recovering in such a manner to permit us to successfully initiate an initial public offering at an appropriate valuation. As a result, management and our Board of Directors began to consider the possibility of a potential initial public offering, although there were only preliminary discussions with third parties regarding an offering. In calculating the fair value of our ordinary shares, we adjusted for this probability accordingly. The fair value of our ordinary shares remained at $3.50 per share as of March 31, 2011.

During the quarter ended June 30, 2011, we initiated discussions with investment banks about a possible initial public offering. We engaged investment bankers, lawyers and accountants to start the process of preparing for an initial public offering and held our initial organizational meeting. We adjusted our valuation for this probability, in light of continued strong market conditions and progress achieved towards our offering. We determined the fair value of our ordinary shares increased to $5.31 per share as of June 30, 2011.

During the quarter ended September 30, 2011, we started the process of preparing for an initial public offering while continuing to operate our business. Both our number of customers and subscription revenue continued to grow. We continued to expend resources on innovation and improving functionality and increasing our lead generation efforts and sales resources to close deals. We continued to evaluate the public markets and believed that the market environment became more unfavorable during this time period. We determined the fair value of our ordinary shares remained at $5.31 per share as of September 30, 2011.

During the quarter ended December 31, 2011, we continued the process of preparing for an initial public offering while continuing to operate our business. Both our number of customers and subscription revenue continued to grow. We continued to expend resources on innovation and improving functionality and increasing our lead generation efforts and sales resources to close deals. We also believed the public markets started turning positive again during this period. We determined the fair value of ordinary shares increased to $6.24 per share as of December 31, 2011 from $5.31 per share as of September 30, 2011.

Since December 31, 2011, we have filed a registration statement with the SEC for an initial public offering of our ordinary shares. We have also prepared for a mid-year product feature release and continued to strengthen our sales and marketing efforts.

Results of Operations

The following table presents our results of operations in thousands of dollars and as a percentage of subscription revenue for each of the periods indicated (certain items may not foot due to rounding).

	Year Ended December 31,
	2010		2011
	Amount	Percent of Revenue	Amount	Percent of Revenue
	(dollars in thousands)
Subscription revenue	$64,690	100.0%	$92,317	100.0%
Cost of subscription revenue	22,941	35.5	28,631	31.0

Gross profit	41,749	64.5	63,686	69.0

Operating expenses:
Sales and marketing	20,447	31.6	33,391	36.2
Research and development	4,061	6.3	6,021	6.5
General and administrative	14,628	22.6	18,309	19.8

Total operating expenses	39,136	60.5	57,721	62.5

Income from operations	2,613	4.0	5,965	6.5
Interest income (expense), net	(1,012)	(1.6)	(2,386)	(2.6)
Foreign currency transaction gain (loss), net	(907)	(1.4)	155	0.2

Income before income taxes	694	1.1	3,734	4.0
Provision for income taxes	1,430	2.2	865	0.9

Net income (loss)	$(736)	(1.1)%	$2,869	3.1%

Comparison of Years Ended December 31, 2010 and 2011

Subscription Revenue

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Subscription revenue	$64,690	$92,317	42.7%

Subscription revenue increased by $27.6 million, or 42.7% from 2010 to 2011. This revenue growth was primarily driven by the increase in the number of vehicles under subscription, which grew from approximately 172,000 as of December 31, 2010 to approximately 237,000 as of December 31, 2011. The increase in vehicles under subscription was due in large part to our investment in sales and marketing of our branded solutions, including the addition of 87 sales and marketing personnel, and the inclusion, for a full year in 2011, of SageQuest, which was acquired in July 2010. Our average selling prices generally remained stable, while volume increased in 2011 compared to 2010.

Cost of Subscription Revenue

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Cost of subscription revenue	$22,941	$28,631	24.8%
Percentage of subscription revenue	35.5%	31.0%

Cost of subscription revenue increased by $5.7 million from 2010 to 2011. The increase was primarily due to an increase in variable expenses resulting from an increase of approximately 66,000 year over year in the number of vehicles under subscription as well as the effect of a full year of SageQuest cost of subscription revenue included for 2011 versus five months of such costs being included in for 2010. Communications, third-party data and hosting costs increased by $2.2 million due to the increase in the number of installed in-vehicle devices, which drove an increase in data communications costs of $1.6 million, an increase of $0.4 million in third-party data subscription fees, and an increase of $0.2 million in hosting costs of our software applications. The increase in hosting costs was also the result of incurring a full year of costs in 2011 from the use of two new third-party hosting facilities, one of which we began to use upon the acquisition of SageQuest in July 2010 and the other of which we began to use in April 2010. Field service costs for maintenance and repair of installed in-vehicle devices increased by $1.6 million from 2010 to 2011 primarily due to the increase in number of vehicles under subscription. Payroll and related expense increased by $1.0 million primarily due to an increase of seven employees in our customer support and configuration groups as well as a full year versus only five months of expense related to 32 employees added as a result of the SageQuest acquisition in 2010.

As a percentage of subscription revenue, our cost of subscription revenue decreased from 35.5% to 31.0% from 2010 to 2011. As our business and subscription revenue has grown, the decrease in cost of subscription revenue as a percentage of subscription revenue has resulted from leveraging our scale to negotiate improved pricing for our subscriber-based costs, such as the cost of in-vehicle devices, data communication charges and third-party data subscription fees, including those for mapping and posted speed limit data. In addition, we achieved improved economies of scale from our hosting activities and configuration personnel as these components of our costs result in minimal incremental cost per vehicle under subscription.

Sales and Marketing Expense

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Sales and marketing expense	$20,447	$33,391	63.3%
Percentage of subscription revenue	31.6%	36.2%

Sales and marketing expense increased by $12.9 million from 2010 to 2011 as we invested heavily in building brand and category awareness in our market to drive customer adoption of our solutions. We incurred increased payroll-related costs of $5.4 million, inclusive of commissions, primarily related to the expansion of our sales and marketing teams. These increases were the result of an increase of 87 in the number of sales and marketing personnel as well as a full year versus only five months of expense related to 27 employees added as a result of the SageQuest acquisition in 2010. Those 87 new employees were added to further pursue the opportunity provided by the SageQuest product line and to further grow the Web sales teams of the FleetMatics product line. We also increased the number of our marketing personnel to focus on lead generation, brand awareness and search engine optimization. Amortization expense related to customer relationships and trademarks acquired in the SageQuest acquisition increased by $2.8 million as a result of incurring a full year of amortization of in 2011 versus five months of amortization in 2010. Advertising and promotional expenditures increased by $1.5 million due to additional marketing and advertising efforts, and travel expenses increased by $0.7 million due to the growth in personnel and the addition of two new sales offices. Recruiting expense increased by $1.0 million as a result of our additional hiring efforts, and facilities expense increased by $0.9 million as a result of additional office space requirements for our hired employees. In addition, share-based compensation expense increased by $0.6 million resulting from stock options granted to employees at the end of 2010.

As a percentage of subscription revenue, sales and marketing expense increased from 31.6% to 36.2% from 2010 to 2011 primarily due to our investment in sales and marketing efforts, including adding additional personnel, and the increase in amortization expense related to customer relationships and trademarks acquired in the SageQuest acquisition. The other expense increases noted above were generally consistent with the percentage growth in subscription revenue year over year.

Research and Development Expense

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Research and development expense	$4,061	$6,021	48.3%
Percentage of subscription revenue	6.3%	6.5%

Research and development expense increased by $2.0 million from 2010 to 2011. The increase was primarily due to additional payroll-related costs of $1.4 million resulting from an increase of 16 in the number of product management and development personnel as well as a full year versus only five months of expense related to 11 employees added as a result of the SageQuest acquisition in 2010, additional travel-related expenses of $0.2 million, and office-related expense of $0.3 million incurred related to additional employees hired to further enhance and develop our products. Most of this growth in our research and development workforce was the result of hiring the SageQuest research and development employees as part of the acquisition in July 2010.

Research and development expense for the years ended December 31, 2010 and 2011 of $4.1 million and $6.0 million, respectively, was recorded net after capitalization of $0.4 million and $0.7 million, respectively, of costs related to our internal-use software applications accessed by our customers through our website. The increase in the amounts capitalized year over year was due to two major product releases in April and November 2011.

As a percentage of subscription revenue, research and development expense remained relatively constant from 2010 to 2011.

General and Administrative Expense

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
General and administrative expense	$14,628	$18,309	25.2%
Percentage of subscription revenue	22.6%	19.8%

General and administrative expense increased by $3.7 million from 2010 to 2011. This increase was primarily due to an increase of $2.5 million in payroll-related costs as a result of hiring eight additional employees to support our overall growth as well as a full year versus only five months of expense related to 13 employees added as a result of the SageQuest acquisition in 2010; additional share-based compensation expense of $1.3 million resulting from stock options granted to employees at the end of 2010; and an increase of $2.6 million in professional fees. Professional fees in 2010 and 2011 included $0.2 million and $2.2 million, respectively, of expenses accrued for consulting fees that are to be paid under our Management Services Agreement with Privia. Also contributing to the increase in general and administrative expense year over year was an increase of $0.4 million of office-related costs associated with our additional employees and an increase of $0.3 million in merchant and bank fees due to the increase in customer subscriptions. These increases were partially offset by a decrease of $3.9 million year over year in accounting and audit fees related to the audits of our financial statements.

As a percentage of subscription revenue, general and administrative expense decreased from 22.6% to 19.8% from 2010 to 2011 primarily due to the decrease of $3.9 million year over year in accounting and audit fees, partially offset by the $2.0 million increase in expense year over year related to our Management Services Agreement with Privia. Other cost increases in general and administrative expense were in line with the percentage growth in subscription revenue year over year.

Interest Income (Expense), net

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Interest income (expense), net	$(1,012)	$(2,386)	135.8%

In conjunction with the SageQuest acquisition in July 2010, we entered into a credit agreement with D.E. Shaw Direct Capital Portfolios, LLC, or DE Shaw, for $17.5 million of senior secured notes, which we refer to as the Senior Secured Notes. Interest expense increased by $1.4 million from 2010 to 2011 primarily due to incurring a full year of interest expense in 2011 versus five months of interest expense in 2010 related to this debt. The outstanding principal amount of the Senior Secured Notes bore interest at a floating rate of one-month LIBOR plus 9.5% per annum (based on actual days), but not less than 12.5%. As of December 31, 2011, the actual interest rate was 12.5%. Interest income netted against interest expense was immaterial in 2010 and 2011.

Foreign Currency Transaction Gain (Loss), net

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Foreign currency transaction gain (loss), net	$(907)	$155	NM

Foreign currency transaction gain (loss), net primarily reflects the foreign currency transaction gains or losses arising from exchange rate fluctuations on intercompany payables and receivables denominated in currencies other than the functional currencies of the legal entities in which the transactions are recorded. For the year ended December 31, 2011, the Company recognized $0.2 million in foreign currency transaction gains attributable to the weakening of the euro and the British pound against the U.S. dollar in the period.

Provision for Income Taxes

	Year Ended December 31,
	2010	2011	% Change
	(dollars in thousands)
Provision for income taxes	$1,430	$865	(39.5)%

Our effective income tax rate for the years ended December 31, 2010 and 2011 was 205.9% and 23.2%, respectively, on pre-tax income of $0.7 million and $3.7 million, respectively. Our effective tax rate for the year ended December 31, 2010 was higher than the statutory Irish rate of 12.5% due primarily to the recording of reserves for uncertain tax positions along with related interest and penalties, an increase to our valuation allowance related to certain Irish net operating loss carryforwards, and 22.9% of our income being earned outside of Ireland at higher income tax rates. The impact of these increases was partially offset by the release of certain reserves for uncertain tax positions in non-Irish jurisdictions due to the expiration of a statute of limitations as well as non-Irish tax credits being claimed. Our effective tax rate for the year ended December 31, 2011 was higher than the statutory Irish rate of 12.5% primarily due to the recording of reserves for uncertain tax positions, along with related interest and penalties, and an increase in the valuation allowance related to certain Irish net operating loss carryforwards. The increase associated with these items was partially offset by the release of reserves for uncertain tax positions due to the expiration of a statute of limitations in the United Kingdom and losses being generated in jurisdictions that have a higher tax rate than the statutory Irish rate for which no valuation allowance was required.

The decrease in our effective tax rate from 2010 to 2011 was primarily the result of a shift of our taxable income to our lower tax rate jurisdictions and a decrease in the reserves recorded for uncertain tax positions as a result of the lapse of statute of limitations and other changes in potential tax liabilities of prior years.

Quarterly Results of Operations

The following table sets forth our unaudited consolidated statements of operations data and other financial data for each of the six quarters in the period ended December 31, 2011 (certain items may not foot due to rounding). We have prepared the consolidated statement of operations for each of these quarters on the same basis as the audited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, each consolidated statement of operations includes all adjustments, consisting solely of normal recurring adjustments, necessary for a fair statement of this data for the periods presented. This information should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of the results to be expected in future periods.

	Three Months Ended
	Sep 30, 2010	Dec 31, 2010	Mar 31, 2011	Jun 30, 2011	Sep 30, 2011	Dec 31, 2011
	(in thousands)
Consolidated Statements of Operations Data:
Subscription revenue	$17,336	$20,662	$20,170	$22,417	$23,865	$25,865
Cost of subscription revenue	6,122	6,928	6,426	7,040	7,469	7,696

Gross profit	11,214	13,734	13,744	15,377	16,396	18,169

Sales and marketing	5,403	5,807	7,864	8,084	8,548	8,895
Research and development	1,036	1,382	1,344	1,399	1,630	1,648
General and administrative	3,030	7,713	3,753	4,833	4,539	5,183

Total operating expenses	9,469	14,902	12,961	14,316	14,717	15,727

Income (loss) from operations	1,745	(1,168)	783	1,061	1,679	2,442
Other income (expense), net	699	(895)	25	(539)	(1,013)	(704)
Provision for (benefit from) income taxes	1,822	(1,020)	(642)	376	463	668

Net income (loss)	$622	$(1,043)	$1,450	$146	$203	$1,070

	Three Months Ended
	Sep 30, 2010	Dec 31, 2010	Mar 31, 2011	Jun 30, 2011	Sep 30, 2011	Dec 31, 2011
	(as a percentage of subscription revenue)
Consolidated Statements of Operations Data:
Subscription revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of subscription revenue	35.3	33.5	31.9	31.4	31.3	29.8

Gross profit	64.7	66.5	68.1	68.6	68.7	70.2

Sales and marketing	31.2	28.1	39.0	36.1	35.8	34.4
Research and development	6.0	6.7	6.7	6.2	6.8	6.4
General and administrative	17.5	37.3	18.6	21.6	19.0	20.0

Total operating expenses	54.6	72.1	64.3	63.9	61.7	60.8

Income (loss) from operations	10.1	(5.7)	3.9	4.7	7.0	9.4
Other income (expense), net	4.0	(4.3)	0.1	(2.4)	(4.2)	(2.7)
Provision for (benefit from) income taxes	10.5	(4.9)	(3.2)	1.7	1.9	2.6

Net income (loss)	3.6%	(5.0)%	7.2%	0.7%	0.9%	4.1%

In July 2010, we completed the acquisition of SageQuest which favorably impacted revenue beginning in the three months ended September 30, 2010. Subscription revenue increased sequentially in each of the quarters presented due to increases in the number of total vehicles under subscription in each quarter. The increase in subscription revenue for the three months ended December 31, 2010 was unusually large because it included an accelerated recognition of subscription revenue totaling $1.0 million associated with a prepaid customer who ceased business operations, resulting in the immediate recognition of all unrecognized revenue under GAAP.

Gross profit, in absolute dollars, increased sequentially for all quarters presented primarily due to revenue growth and efficiencies in our costs, driven by leveraging our scale to negotiate improved pricing on third-party costs coupled with improved economies of scale for certain infrastructure costs, including hosting costs and internal configuration personnel costs.

Total operating expenses, in absolute dollars, increased over time in the periods presented primarily due to increased sales and marketing and general and administrative expenses, which resulted from increased marketing and advertising efforts, increased number of personnel to support the business, and increased professional fees, including those related to accounting, audit and tax services and those related to our Management Services Agreement with Privia. During the three months ended December 31, 2010, general and administrative expenses increased from $3.0 million during the three months ended September 30, 2010 to $7.7 million, primarily as a result of an increase in accounting, audit and tax fees.

Provision for income taxes fluctuated over time in the periods presented primarily due to changes in the jurisdictions in which the income or loss was generated, changes in the valuation allowances for deferred tax assets, the expiration of certain statutes of limitations, and the recording of interest and penalties related to our tax contingencies.

Liquidity and Capital Resources

	Year Ended December 31,
	2010	2011
	(in thousands)
Cash flows provided by operating activities	$8,663	$1,805
Cash flows used in investing activities	(46,285)	(16,156)
Cash flows provided by financing activities	49,236	13
Effect of exchange rate changes on cash	(166)	(101)

Net increase (decrease) in cash	$11,448	$(14,439)

We have funded our operations, capital expenditures and the acquisition of SageQuest primarily through sales of our fleet management solutions to customers, the net proceeds of approximately $54.2 million from the issuance of shares of our capital stock since our inception and the net proceeds of $16.8 million from debt issued in 2010. At December 31, 2011, our principal source of liquidity was a cash balance of $8.6 million.

Operating Activities

Operating activities provided $1.8 million of cash in 2011. The cash flow provided by operating activities primarily resulted from our net income of $2.9 million, net non-cash charges of $21.0 million, and net uses of cash of $22.0 million from changes in our operating assets and liabilities. Our non-cash charges primarily consisted of $15.1 million of depreciation and amortization expense, $2.8 million of provisions for accounts receivable and deferred tax assets, and $2.3 million of share-based compensation expense. Net uses of cash from changes in our operating assets and liabilities primarily consisted of a $12.5 million decrease in our deferred revenue balance, $7.2 million increase in prepaid expenses and other assets, $3.5 million increase in our accounts receivable from customers, and $1.0 million decrease in accrued income taxes, all offset by increases in our accounts payable and accrued expenses of $2.2 million. The decrease in deferred revenue was attributable to a greater number of customers in 2011 than in 2010 paying for their subscriptions on a monthly basis rather than prepaying the full amount or an annual amount due under their subscription agreement. The increases in our accounts receivable and prepaid expenses and other assets were due to the increase in our subscription revenues from 2010 to 2011 resulting from the increased number of vehicles under subscription and an increase in our subscription fees paid to third-party providers of Internet maps and other data. The decrease in accrued income taxes was due to the expiration of a statute of limitations and other changes in our prior-year tax reserves. The increase in our accounts payable and accrued expenses resulted from our increased spending due to the growth of our business.

Operating activities provided $8.7 million of cash in 2010. The cash flow provided by operating activities primarily resulted from our net loss of $0.7 million, net non-cash charges of $12.1 million, and net uses of cash of $2.7 million from changes in our operating assets and liabilities. Our non-cash charges primarily consisted of $10.6 million of depreciation and amortization expense and $0.9 million of unrealized net foreign currency transaction losses. Net uses of cash from changes in our operating assets and liabilities primarily consisted of a $7.5 million decrease in our deferred revenue balance, $3.5 million increase in prepaid expenses and other assets, and $1.2 million increase in accounts receivable from customers, all offset by increases in our accounts payable and accrued expenses of $7.7 million and accrued income taxes of $1.8 million. The decrease in deferred revenue was attributable to a greater number of customers in 2010 than in 2009 paying for their subscriptions on a monthly basis rather than prepaying the full amount or an annual amount due under their subscription agreement. The other changes in our operating assets and liabilities were primarily driven by the increase in our subscription revenue from 2009 to 2010 resulting from the increased number of vehicles under subscription and increased spending due to the growth of our business.

Investing Activities

Net cash used in investing activities was $46.3 million and $16.2 million for the years ended December 31, 2010 and 2011, respectively. Net cash used in investing activities consisted primarily of cash paid to purchase property and equipment of $9.4 million and $15.1 million in 2010 and 2011, respectively; costs capitalized for internal-use software of $0.4 million and $0.7 million in 2010 and 2011, respectively; and cash paid to acquire SageQuest of $36.4 million in 2010. Property and equipment purchased in 2010 and 2011 included computer equipment for our employees, software used by our research and development team, and furniture for our offices.

Financing Activities

Net cash provided by financing activities was $49.2 million and $0.0 million for the years ended December 31, 2010 and 2011, respectively. Net cash provided by financing activities in 2010 consisted primarily of net proceeds of $32.1 million from the issuance of our Series B and Series C redeemable convertible preferred shares and net proceeds of $16.8 million from the issuance of $17.5 million senior secured notes. Net cash provided by financing activities in 2011 consisted of the repayment in full of the principal and interest of $0.1 million due on the note receivable from our Chief Executive Officer, offset partially by the payment of our capital lease obligations of $0.1 million.

Indebtedness and Liquidity

We believe that our cash, together with the net proceeds of this offering, will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months.

On May 10, 2012, we entered into a credit facility with Wells Fargo Capital Finance, LLC, as administrative agent and lender, consisting of a $25 million term loan and a $25 million revolving line of credit, which expires on May 10, 2017, which we refer to as the Credit Facility. The purpose of the Credit Facility was to repay the outstanding principal of the Senior Secured Notes of $17.1 million which were repaid on May 10, 2012, and to provide us with an additional source of liquidity. Borrowings under the revolving line of credit are subject to drawdown limitations based on financial ratios. The interest rate on the term loan and borrowings under the revolving line of credit is either (a) LIBOR plus 3.5% per annum, but not less than 4.5% per annum, or (b) base rate plus 2.5% per annum, but not less than 5.5% per annum. Principal due under the term loan is payable quarterly commencing on December 31, 2012, with approximately $0.3 million due in 2012, approximately $1.3 million due in 2013, approximately $1.4 million due in 2014, approximately $2.0 million due in 2015, approximately $2.5 million due in 2016 and approximately $17.5 million due in 2017. All amounts borrowed under the revolving line of credit are due and payable on May 10, 2017. The term loan carries a 1% prepayment penalty for the first twelve months of the facility. The Credit Facility is collateralized by a senior first-priority lien on all of our assets and property, subject to certain customary exclusions. The Credit Facility contains financial covenants that, among other things, require us to maintain liquidity of at least $10.0 million, comprised of cash plus availability under borrowings, and limits our maximum total leverage ratio (total indebtedness with a maturity greater than twelve months to earnings before interest, taxes, depreciation and amortization and certain other adjustments, as defined by the terms of the Credit Facility agreement). The leverage ratio becomes more restrictive in each of 2012, 2013 and 2014. The Credit Facility also requires us to maintain other customary affirmative and negative covenants.

As of December 31, 2011, we had net operating loss tax carryforwards in the United States available to reduce future federal taxable income of $22.5 million, and we had net operating loss carryforwards in Ireland and the United Kingdom of $3.9 million and $3.1 million, respectively, which may be available to offset potential payments of future income tax liabilities. If unused, our net operating loss carryforwards in the United States expire at various dates through 2031, while those in Ireland and the United Kingdom may be carried forward indefinitely. In certain circumstances, usage of our net operating loss carryforwards in the United States and Ireland may be limited.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

Contractual Obligations and Commitments

Our principal commitments consist of obligations under our outstanding debt facilities, leases for our office space, computer equipment, furniture and fixtures, and contractual commitments for hosting and other support services. Our senior secured notes bore interest at a floating rate of LIBOR plus 9.5% per annum, but not less than 12.5%. We have a lease for 11,600 square feet of office space in Wellesley, Massachusetts for our U.S. headquarters which is effective through March 2017. We lease approximately 22,000 square feet of office and warehouse space in Ohio under operating leases that expire in December 2013 with two three-year extension options. We lease office space in Ireland for our registered office and for our research and development and sales teams, which is currently on a month-to-month basis. We lease office space in Rolling Meadows, Illinois, Clearwater, Florida, Charlotte, North Carolina, Tempe, Arizona and Atlanta, Georgia for our sales teams and Reading, U.K. for a customer care center under lease agreements that expire at various dates through 2019.

We have non-cancelable purchase commitments related to telecommunications, mapping and subscription software services that are payable through 2015.

We have agreements with various vendors to provide specialized space and equipment and related services from which we host our software application. The agreements include payment commitments that expire at various dates through 2014.

The following table summarizes our contractual obligations at December 31, 2011:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Senior Secured Notes(1)	$22,572	$3,577	$18,955	$—	$—
Capital lease obligations(2)	1,047	400	647	—	—
Operating lease obligations(3)	6,980	945	2,059	1,754	2,222
Management Services Agreement obligations(4)	15,000	3,000	12,000	—	—
Outstanding purchase obligations(5)	2,544	1,805	739	—	—
Data center commitments(6)	1,716	1,211	505	—	—

Total(7)(8)	$49,859	$10,938	$34,945	$1,754	$2,222

(1)	Represents the contractually required principal and interest payments on our Senior Secured Notes in existence at December 31, 2011 in accordance with the required payment schedule. Cash flows associated with future interest payments that were to be made subsequent to December 31, 2011 were calculated using the actual interest rate as of December 31, 2011, which was 12.5%. On May 10, 2012, we used proceeds from the $25 million term loan of the Credit Facility to pay in full all amounts due under the Senior Secured Notes, including remaining principal of $17.1 million, prepayment premium of $0.5 million and accrued interest.

(2)	Represents the contractually required payments under our capital lease obligations in existence as of December 31, 2011 in accordance with the required payment schedule. No assumptions were made with respect to renewing the lease terms at the expiration date of their initial terms.

(3)	Represents the contractually required payments under our operating lease obligations in existence as of December 31, 2011 in accordance with the required payment schedule. No assumptions were made with respect to renewing the lease terms at the expiration date of their initial terms.

(4)	Represents the required payments under our Management Services Agreement with Privia if specified targets are achieved. The targets for fiscal year 2013 and 2014 are considered probable to be achieved, and as such, the amounts have been included in this table. Refer to Note 19 to our audited consolidated financial statements included elsewhere in this prospectus for further discussion on the Management Services Agreement.

(5)	Represents the contractually required payments under the various purchase obligations in existence as of December 31, 2011. No assumptions were made with respect to renewing the purchase obligations at the expiration date of their initial terms, no amounts are assumed to be prepaid and no assumptions were made for early termination of any obligations.

(6)	Represents the contractually required payments for our data center agreements in existence as of December 31, 2011 in accordance with the required payment schedule. No assumptions were made with respect to renewing the lease term at its expiration date.

(7)	This table does not include $17.8 million recorded as liabilities for unrecognized tax benefits (inclusive of $5.5 million of accrued interest and penalties) as of December 31, 2011 as we are unable to make reasonably reliable estimates of when cash settlement, if any, will occur with a tax authority because the timing of the examination and the ultimate resolution of the examination is uncertain. Refer to Note 11 to our audited consolidated financial statements included elsewhere in this prospectus for further discussion on income taxes.

(8)

This table does not include the contractually required principal and interest payments for our Credit Facility entered into in May 2012, as described above under “—Liquidity and Capital Resources—Indebtedness and

Liquidity” in accordance with the terms of the Credit Facility. Payments due under the Credit Facility are as follows: $1.0 million due in less than 1 year, $4.8 million due in 1-3 years, $6.3 million due in 3-5 years, and $17.9 million due in more than 5 years. Cash flows associated with future interest payments to be made were calculated using the initial interest rate of 4.5%. No assumptions were made for prepayment of the Credit Facility.

Quantitative and Qualitative Disclosures about Market Risk

We face exposure to adverse movements in foreign currency exchange rates and changes in interest rates. Portions of our revenues, expenses, assets and liabilities are denominated in currencies other than the U.S. dollar, primarily the euro, the British pound, and the Canadian dollar with respect to revenues, expenses and intercompany payables and receivables. These exposures may change over time as business practices evolve.

Foreign Currency Exchange Risk

Foreign currency transaction exposure results primarily from intercompany transactions and transactions with customers or vendors denominated in currencies other than the functional currency of the legal entity in which the transaction is recorded by us. Assets and liabilities arising from such transactions are translated into the legal entity’s functional currency using the exchange rate in effect at the balance sheet date. Any gain or loss resulting from currency fluctuations is recorded on a separate line in our consolidated statements of operations. Net foreign currency transaction losses of $0.9 million were recorded for the year ended December 31, 2010, and net foreign currency transaction gains of $0.2 million were recorded for the year ended December 31, 2011.

Foreign currency translation exposure results from the translation of the financial statements of our subsidiaries whose functional currency is not the U.S. dollar into U.S. dollars for consolidated reporting purposes. The balance sheets of these subsidiaries are translated into U.S. dollars using period-end exchange rates and their income statements are translated into U.S. dollars using the average exchange rate over the period. Resulting currency translation adjustments are recorded in accumulated other comprehensive income (loss) in our consolidated balance sheets. Net foreign currency translation gains of $1.2 million were recorded for the year ended December 31, 2010, and net foreign currency translation losses of $0.4 million were recorded in December 31, 2011.

For the year ended December 31, 2011, approximately 13.7% of our revenues and approximately 15.7% of our operating expenses were generated by subsidiaries whose functional currency is not the U.S. dollar and therefore are subject to foreign currency translation exposure as compared to 20.8% and 27.1%, respectively, for 2010. In addition, 12.8% of our assets and 8.6% of our liabilities were subject to foreign currency translation exposure as of December 31, 2011 as compared to 8.5% of our assets and 11.6% of our liabilities as of December 31, 2010.

Currently, our largest foreign currency exposures are those with respect to the euro and British pound. Relative to foreign currency exposures existing at December 31, 2011, a 10% unfavorable movement in foreign currency exchange rates would expose us to losses in earnings. For the year ended December 31, 2011, we estimated that a 10% unfavorable movement in foreign currency exchange rates would have decreased pre-tax income by $2.3 million. The estimates used assume that all currencies move in the same direction at the same time. The potential change noted above is based on a sensitivity analysis performed on our financial position as of December 31, 2011. We have experienced and we will continue to experience fluctuations in our net income (loss) as a result of revaluing our assets and liabilities that are not denominated in the functional currency of the entity that recorded the asset or liability. At this time, we do not hedge our foreign currency risk.

Interest Rate Fluctuation Risk

As we only hold cash, our cash balances are not subject to market risk due to changes in interest rates. Our Senior Secured Notes, which earned variable rates of interest, exposed us to interest rate risk. Based on the outstanding amount of our variable-rate indebtedness at December 31, 2011 under the Senior Secured Notes, a one percentage point change in the interest rates above the floor of 12.5% would have impacted our future annual interest expense due under the Senior Secured Notes by an aggregate of approximately $0.2 million in 2011. However, interest cannot decrease from the 12.5% rate we were paying as of December 31, 2011 as our Senior Secured Notes do not allow for us to pay interest at a rate of less than 12.5% on our principal balance.

Inflation Risk

We do not believe that inflation had a material effect on our business, financial condition or results of operations in the last two fiscal years. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Recently Issued and Adopted Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board, or the FASB, issued Accounting Standards Update (ASU) 2009-13, Multiple-Deliverable Revenue Arrangements, as authoritative guidance on revenue arrangements with multiple deliverables that are not covered by software revenue guidance. This guidance modifies the fair value requirements of FASB Accounting Standards Codification (ASC) subtopic 605-25, Revenue Recognition—Multiple Element Arrangements, by allowing the use of the “best estimate of selling price” for establishing fair value for a deliverable when vendor-specific objective evidence and third-party evidence for determining the selling price of a deliverable in an arrangement cannot be determined. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence, (b) third-party evidence or (c) estimated selling price. In addition, the residual method of allocating arrangement consideration is no longer permitted. This guidance is effective for fiscal years beginning on or after June 15, 2010. This guidance was effective for us on January 1, 2011. The adoption of this guidance had no impact on our consolidated financial position, results of operations or cash flows.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. This guidance reflects the consensus-for-exposure in the Emerging Issues Task Force, or EITF, Issue No. 10-G, Disclosure of Supplementary Pro Forma Information for Business Combinations. The guidance relates to disclosures about supplementary pro forma information for business combinations and amends existing disclosure criteria, specifying that if a public entity presents comparative financial statements, it should disclose revenue and earnings of the combined entity as though the business combination(s) during the current year had occurred as of the beginning of the comparable prior year annual reporting period only. The guidance also expands the supplemental pro forma disclosures under ASC Topic 805, Business Combinations, to include descriptions of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings for the period. The guidance was effective for business combinations consummated on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, which was January 1, 2011 for us. As the guidance relates only to disclosure, its adoption did not have an effect on our consolidated financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which provides companies with two options for presenting comprehensive income. Companies can present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In December 2011, the FASB indefinitely deferred the requirement of the guidance to present reclassification adjustments of other comprehensive income by line item on the face of the income statement. However, all other requirements of the guidance are effective for us on January 1, 2012. As the new guidance relates only to how comprehensive income is disclosed and does not change the items that must be reported as comprehensive income, adoption will not have an effect on our consolidated financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, which simplifies how companies test goodwill for impairment. This guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in the goodwill accounting standard. This guidance is effective for years beginning after December 15, 2011, with early adoption permitted. We have not early adopted this guidance and as such it will be effective for us on January 1, 2012. The new guidance will not have an effect on our consolidated financial position, results of operations or cash flows.

Controls and Procedures

A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. As a private company, we have designed our internal control over financial reporting to provide reasonable assurance to our management and Board of Directors regarding the preparation and fair presentation of financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

In connection with the audits of our financial statements as of and for the years ended December 31, 2010 and 2011, which were completed simultaneously, we and our independent registered public accounting firm identified certain material weaknesses and other significant deficiencies in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following four material weaknesses were communicated to us by our independent registered public accounting firm in connection with their audit of our financial statements as of and for the years ended December 31, 2010 and 2011:

•	we did not have sufficient formalized policies and procedures to ensure that complete and accurate, consolidated financial information was prepared and reviewed timely in accordance with U.S. GAAP;

•	we lacked sufficient integrated systems to consolidate multi-currency financial information in a complete, accurate and timely manner;

•

we lacked a sufficient number of resources to completely and accurately record accounting transactions in accordance with U.S. GAAP as well as resources with the technical accounting expertise to completely and accurately account for complex and unique transactions in a timely manner and to prepare and review financial statements and footnote disclosures; and

•	we lacked sufficient and timely formalized monthly, quarterly and annual financial data reviews and analysis.

We have concurred with the findings of our independent registered public accounting firm and have begun remediation efforts. Our efforts to date have included the following:

•

Implementation of Formalized Policies and Procedures – We are implementing standardized consolidation and financial reporting policies and procedures as well as a more structured close process to improve the completeness, timeliness and accuracy of our financial reporting and disclosures including, but not limited to, those regarding proper financial statement classification, share-based compensation, recognition of accruals and income taxes. We are creating a uniform set of standards and guidelines for our finance and accounting personnel across our subsidiaries. This approach will allow us to streamline and enhance consistency of our reporting processes across multiple subsidiaries in the U.S. and Europe, and to strengthen our processes for year-end and quarter-end reporting.

•

Implementation of Accounting Systems – We are in the process of completing the implementation of the NetSuite general ledger package and several other supporting accounting modules. The implementation of this system will enable us to report financial information in a more complete, accurate and timely manner.

•

Addition of Employee Resources – We have hired additional senior accounting and finance employees to facilitate accurate and timely accounting closes and to accurately prepare and review financial statements and related footnote disclosures. Our finance team has increased from 16 employees in 2010 to 26 employees in 2011, including the addition of a corporate controller, a director of financial operations and a global accounting and financial systems manager. We plan to hire additional accounting and finance personnel.

•

Implementation of Financial Data Reviews – As a result of the additional employees added to the finance function as well as the implementation of the new general ledger system, we are allowing for greater lead times between consolidation and reporting of financial information, which will provide additional time for the review and analysis of monthly, quarterly and annual financial data and information.

The actions we will take are subject to continued review supported by confirmation and testing by management as well as audit committee oversight. While we are implementing a plan to remediate these weaknesses, we cannot assure you that we will be able to remediate these weaknesses, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows. See “Risk Factors—Risk Relating to Our Business—We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate one or more material weaknesses or if we fail to establish and maintain effective control over financial reporting, our ability to accurately report our financial results could be adversely affected.”

BUSINESS

Overview

FleetMatics is a leading global provider of fleet management solutions delivered as software-as-a-service, or SaaS. Our mobile software platform enables businesses to meet the challenges associated with managing their local fleets of commercial vehicles and improve productivity by extracting actionable business intelligence from vehicle and driver behavioral data. We offer intuitive, cost-effective Web-based and mobile application solutions that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage and other insights into their mobile workforce, enabling them to reduce operating and capital costs, as well as increase revenue. As of March 31, 2012, we had more than 15,000 customers, the substantial majority of which are small and medium-sized businesses, or SMBs, who deployed our solutions in over 256,000 vehicles worldwide. During the three months ended March 31, 2012, we collected an average of approximately 28 million data points per day from subscribers and have aggregated over 25 billion data points since our inception.

We believe that the addressable market for our fleet management solutions is large, growing and underpenetrated. Frost and Sullivan, an independent research firm, reported that in 2010 there were approximately 18.5 million local commercial fleet vehicles in the U.S. and Canada, 11.3% of which utilized a fleet management solution. We believe that the global market opportunity is much larger and we estimate it to be in excess of 61 million vehicles.

Many SMBs manage their local fleet by using manual processes, such as entering data on time sheets and communicating with mobile employees using cellular phones, which generate minimal actionable business intelligence. Furthermore, existing technology-based solutions, including long haul-focused solutions, can be cost-prohibitive and difficult for SMBs to implement and use. Our multi-tenant SaaS solutions are designed to meet the needs of SMBs, overcome existing barriers to adoption, and leverage the volumes of data transmitted to us from in-vehicle devices over cellular networks that we aggregate and analyze from our large and growing subscriber base. By using our solutions to extract actionable business intelligence from the data on their fleet and mobile workforce, fleet operators gain greater control over fuel, maintenance, labor and other costs while improving the return on capital invested in their fleet.

We have developed a differentiated, cost-effective customer acquisition sales model based on leads sourced through both Web-based digital advertising, such as search engine marketing and optimization, email marketing and our websites, and targeted outbound sales efforts. We design our Web-based marketing programs to drive visitors to our direct Web and field sales forces that use disciplined processes to qualify and convert these leads into paying customers. New customers typically enter into initial three-year subscription agreements with monthly billing, providing us with a high degree of visibility into future revenue.

We have grown our customer base, the number of vehicles using our solutions and our revenue in each year since our incorporation in 2004. The following chart shows the aggregate number of vehicles under subscription for our fleet management solution as of December 31 for each of the years presented:

The chart above includes the number of vehicles under subscription with our subsidiary SageQuest, Inc., or SageQuest, before and after our acquisition of SageQuest in July 2010.

For the year ended December 31, 2011, our subscription revenue grew 42.7% to $92.3 million compared to $64.7 million in 2010. We reported net income in 2011 of $2.9 million compared to a net loss in 2010 of $0.7 million. Our Adjusted EBITDA in 2011 grew 94.7% to $21.7 million compared to $11.2 million in 2010.(1)

Industry Background

Fleet Management Challenges

Most small and medium-sized local service and distribution businesses rely on their fleet of commercial vehicles and mobile workforce to deliver products and services. These SMB fleet operators face the following significant operational challenges:

High and increasing cost of operating vehicles. High fuel costs make monitoring a fleet’s aggregate fuel consumption critically important for fleet operators. Speeding and idling also increase fuel expenses. Furthermore, without knowing the location of each vehicle in a fleet, dispatchers often do not have the information necessary to optimally route their vehicles, resulting in lost time in route to a job location, increased fuel consumption, excessive vehicle mileage and unnecessary wear and tear.

Unproductive worker behavior. Fleet operators lack oversight of their drivers which makes it more difficult for operators to validate hours worked, including overtime, discourage unproductive or undesirable worker behavior and incentivize greater efficiency. Inaccuracies in, and falsification of, recorded work hours, also increase operating costs. Fleet operators also have limited ability to curtail employees’ use of company vehicles for unauthorized purposes both during and outside of work hours.

(1)	Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA, an explanation of our management’s use of this measure and a reconciliation of our Adjusted EBITDA to our net income (loss), see the section entitled “Summary Consolidated Financial Information—Adjusted EBITDA” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key financial and operating metrics.”

Inability to monitor service responsiveness. Fleet operators have limited ability to understand how well their company is performing with regard to matters that affect customer satisfaction, such as on-time performance and the speed at which a job is completed. This lack of real-time understanding may prevent them from responding quickly and efficiently to customer complaints, ultimately hurting their competitiveness and performance.

Inefficient data management. Fleet operators receive operational information from many disparate sources including communication from their technicians and customers, paper-based reports such as work order performance or timesheets, third-party receipts for items such as fuel purchases, vehicle maintenance logs and customer invoices. While simply collecting this unstructured data is burdensome, organizing and mining the data to identify trends and other actionable business intelligence critical to improving fleet performance can be even more challenging.

Limitations of Existing Fleet Management Solutions

Many fleet management alternatives do not adequately address the challenges faced by operators or are poorly suited for SMB adoption given their high up-front costs, technical complexity and difficulty of implementation and use.

Fleet operators often use discrete point-to-point solutions, such as cellular phones to monitor their fleet and mobile workers. These solutions do not enable continuous monitoring, making it difficult to validate hours worked, optimize vehicle routing, monitor service responsiveness and manage other day-to-day fleet activities. Additionally, fleet operators that rely on paper-based techniques, spreadsheets, worker time cards and other manual processes used to manage fleet data are subject to additional limitations. These methods of collecting and analyzing operational data can be time-consuming and strain the resources of operators of any fleet size. Furthermore, these techniques generate minimal business intelligence, making operators less capable of improving their fleet’s performance.

Fleet management solutions targeting long-haul fleet carriers tend to feature complex functionality built into proprietary hardware devices and require high up-front costs associated with implementation. These solutions are often designed to integrate with other systems that are not applicable to SMBs and may require customization to function with the reduced requirements of SMBs. As a result, these solutions can also require significant time and effort to implement or integrate with other software and work flow solutions. Often times, their complex design and client server-based, on-premise software applications are not well suited to the SMB fleet operators’ need for easy-to-use, cost-effective technology solutions.

Industry Trends

We believe there is a large and growing market opportunity for our fleet management solutions. A number of trends directly or indirectly support this increasing demand:

Large volume, velocity and variety of complex vehicle and driver behavioral data. Vehicles and drivers engage in activities that are capable of generating a significant amount of complex operational and behavioral data. We believe this rich source of big data is growing at a rapid pace and if collected, harnessed and analyzed, can be used to support new fleet management solutions, such as industry benchmarking.

Increasing Adoption of SaaS. Companies are increasingly adopting SaaS-based solutions due to lower initial capital requirements and ease of implementation and use as compared with traditional on-premise software. We believe that similar to the manner in which organizations have chosen SaaS solutions for sales force and human capital management, they are also increasingly adopting SaaS solutions for fleet management. This adoption rate is particularly pronounced among SMBs given their often limited information technology budgets and on-premise resources. SaaS deployments can scale efficiently with customers as they grow and are realizing strong adoption across all fleet sizes.

In-vehicle Technology Proliferation. Technology such as GPS navigation, mobile phone integration and other embedded software and hardware is being integrated into vehicles, transforming the way in which drivers, managers and vehicles interact. We believe this will continue to increase the means through which fleet managers can track and monitor their operations, enabling additional partnership opportunities between mobile software platform providers such as FleetMatics and vehicle manufacturers.

Increasing Focus on Liability Management and Regulation. We believe that negligence claims against fleet operators have become increasingly prevalent, driving the need for fleet management solutions that help operators monitor and regulate driver behavior in an appropriate manner. We believe that fleet operators, even outside of the long haul market, are increasingly subjected to governmental regulation. For example, in the United States, in an effort to reduce commercial motor vehicle injuries, the Federal Motor Carrier Safety Administration limits and requires certain fleet operators to track the number of hours and miles logged by individual drivers. In addition, we believe that many government regulators view automatic and electronic means of monitoring commercial vehicle drivers as a preferable means to improve motor vehicle safety.

The Fleet Management Market Opportunity

The worldwide market for local fleet management solutions is comprised of SMBs and enterprises that rely on a fleet of local commercial vehicles to deliver their products and services. Frost & Sullivan, an independent research firm, reported that, in 2010, there were approximately 18.5 million local commercial fleet vehicles in the U.S. and Canada. According to Frost and Sullivan, 2.1 million of these vehicles utilized a fleet management solution in 2010, implying a market penetration rate of 11.3%.

However, we believe that the global opportunity is larger. Berg Insight, an independent research firm, reported that, in 2009, there were 28.6 million light commercial fleet vehicles in Europe. Additionally, in 2011 Berg Insight reported that in 2010 there were 14.4 million light commercial fleet vehicles in Latin America. We estimate that the global market opportunity is in excess of 61 million vehicles. Similar to the North American market, we believe that the international market for fleet management solutions is also highly underpenetrated.

We believe that there is a significant and growing opportunity for fleet management solutions. Fleet management solutions interact with, and can deliver, unique location-based information and content. Fleet management solutions can also incorporate broad functionality including accounting, payroll, invoicing and point-of-sale technology further expanding the market opportunity. Fleet operators require easy-to-use, cost-effective solutions that provide them with actionable business intelligence to manage their fleet’s performance.

Our Solutions

Our SaaS solutions enable businesses to meet the challenges associated with managing their local fleets by extracting actionable business intelligence from vehicle and driver behavioral data. Our highly scalable multi-tenant architecture leverages GPS data transmitted from in-vehicle devices over cellular networks. Customers remotely access business intelligence reports through our intuitive interface using a standard Web browser or mobile application. The added visibility into their businesses and costs helps enable fleet operators to more appropriately price their services and budget their operations. We believe that our solutions benefit customers in the following ways:

Reduced operating costs. Our solutions help businesses reduce operating costs by automating fleet tracking and optimizing related processes. Businesses that use our solutions can monitor and manage route efficiency and reduce idle time, resulting in lower fuel costs and labor expenses, such as overtime pay. In addition, our software helps companies to monitor vehicle speeds, identify unauthorized usage, minimize fleet wear and tear as well as the likelihood of fines, and increase the prospects of recovering stolen vehicles. For example, our customers benefit from an average decrease of 14% in idling time per month between the first month of deploying our solutions and the thirty-sixth month of using our solutions.

Increased worker productivity and revenues. Our solutions enable our customers to enhance worker productivity by minimizing wasted time on and traveling to job sites, detecting extended breaks and unauthorized detours, and provide our customers with the ability to better align compensation with productivity. Additionally, our monitoring and reporting capabilities shorten customer response times by facilitating the deployment of the nearest, most appropriate vehicle to a location, thereby improving customer service. For example, after deploying our fleet management solutions, one of our customers reported that its technicians completed approximately 50% more service calls per month over an 18-month period.

Designed for SMBs. Our FleetMatics-branded products are competitively priced solutions designed to meet the needs of SMB fleet operators. Our solutions are easily and quickly implemented with the assistance of our large network of third-party installers, which generally allows businesses to begin using our solutions shortly after entering into a service contract. Our software is Web-based and can be accessed and used on mobile applications. Additionally, our solutions feature an intuitive graphical user interface with analytical dashboards, reports and alerts designed specifically for SMB fleet operators, which allows them to use the product without significant training or dedicated staff.

A robust platform for data aggregation. We aggregate data that is generated from the use of our solutions with data provided through partnerships, integration with third-party products, commercial or publicly available sources, and from our customers. This capability provides us with an opportunity to recognize trends and provide insights that complement our core product reports, such as long-term trending and driver scoring statistics, to help our customers optimize the performance of their fleet.

Highly scalable, reliable and cost-effective SaaS platform. We utilize a SaaS delivery model, which lowers operators’ costs by eliminating their need to own and support software or associated technology infrastructure. We have built our solutions to scale and support geographically-distributed fleets of any size as they grow. We support our solutions with redundant servers and other infrastructure in two principal data centers in the United States and Europe, providing global reach and security. Our data centers maintained over 99.9% system uptime during the three months ended March 31, 2012. Our fleet management solutions can be deployed, maintained and used without significant hardware costs, dedicated information technology personnel and infrastructure.

Ability to integrate third-party products and services. Our software architecture facilitates integration with third-party applications and services such as fuel cards, mapping and work order integration solutions and other value-added software and services. This enables fleet operators of any size to leverage our solutions across their existing software platforms and gain access to a broader spectrum of fleet management tools that we offer including enhanced reporting for fleet operators and other efficiency tools for drivers.

Device and network agnostic. Our fleet management solutions can be accessed over personal computers, tablets or smart phones, providing our customers with significant flexibility in how they access the business insights we provide. Our solutions are hardware and network agnostic—we can collect and analyze large volumes of complex vehicle and behavior data irrespective of the hardware generating the data or the cellular network over which the data is transmitted.

Our Key Competitive Strengths

We believe that the following competitive strengths differentiate us from our competitors and are key to our success:

Efficient and scalable customer acquisition model. We have developed a scalable sales and marketing model that is focused on the efficient generation of a large number of customer leads, primarily through digital advertising, such as search engine marketing and optimization and email marketing as well as targeted outbound sales efforts. These techniques provide us with a flow of low-cost, qualified leads, both in the U.S. and internationally. Our sales and marketing team uses disciplined processes to convert these leads into paying subscribers. In particular, our Web sales team has historically increased our overall sales productivity while lowering the aggregate cost of customer acquisition by focusing on sales to ever larger and more sophisticated customers using phone and live Web demonstrations rather than traditional in-person meetings. We believe our marketing approach provides us with a cost-efficient and highly effective means of targeting and accessing the vast and geographically diverse SMB market and converting leads into paying subscribers.

Business intelligence approach to fleet management. Our approach to fleet management is based on our proprietary business intelligence software that enables our customers to analyze large volumes of complex vehicle and driver behavioral data by accessing over 30 pre-built reports online through an intuitive dashboard. Our technology platform enables users to consolidate large, disparate data sets and identify relationships and long-term historical trends within data through proactive prompts or when requested by the user. We believe that our solutions provide our customers with insights that help them make more informed and timely business decisions.

Software-as-a-Service model. Our SaaS-based solutions are offered through a subscription over the Internet and use a multi-tenant architecture, which enables us to run a single instance of our software code, add additional subscribers with minimal incremental expense and deploy new applications and upgrades quickly and efficiently. Our SaaS model is particularly well suited for SMBs, which typically lack the personnel qualified to support on-premise deployments and generally wish to avoid large up-front software and hardware expenditures. Initial subscription agreements are typically 36 months in duration, providing significant revenue visibility to us.

Deep domain expertise. From inception, we have focused on small and medium-sized fleet markets. This focus enables us to understand the specific needs of SMB fleet operators as they evolve. We possess significant experience and expertise in fleet management solutions, which enable us to develop, implement and sell SaaS solutions purpose-built for our existing and prospective customers. We also believe that the data that we collect and analyze represents a significant, rapidly-growing and valuable asset, which we can use to generate industry-specific benchmarking statistics.

Large and growing ecosystem of fleets and vehicles. As of March 31, 2012, we had more than 15,000 customers who deployed our solutions in over 256,000 vehicles worldwide. In addition, our customers ran 1.5 million reports and generated over 900 million data points in March 2012. This vast amount of data not only provides valuable information for our business intelligence offerings, but also provides us with opportunities for increased revenue. For example, we organize and aggregate this data, render it anonymous and sell it to traffic reporting vendors. Our large deployment footprint also provides us with an audience to whom we can market and sell incremental solutions, such as integration with fuel cards and GPS navigation devices, or third-party complementary products and services. Our established customer base also contributes to our brand recognition and economies of scale.

Our Growth Strategy

Our objective is to be the world’s leading provider of SaaS-based fleet management solutions. To accomplish this, we intend to:

Acquire new customers. We believe that the SMB fleet management market remains underpenetrated and is growing, creating a significant opportunity for us to expand our customer base. We intend to acquire new customers by continuing to execute on our efficient sales model, leveraging our marketing efforts and capitalizing on word-of-mouth referrals. Through our SageQuest-branded offering, we are also successfully penetrating the enterprise segment of the fleet management market and larger fleets with thousands of vehicles. We also intend to continue to expand our direct sales force.

Increase sales to existing customers. We believe that there are numerous opportunities to increase the penetration of our existing client base by selling our customers additional fleet management solutions, such as work order management, fuel card capabilities and GPS navigation device integration. We have a dedicated sales team to support these cross-selling opportunities within our customer base. Our fleet management platform is a critical component of our customers’ information technology infrastructure, often becoming a core solution that businesses rely on to manage their day-to-day operations. In this capacity, we believe there are several opportunities for us to expand the mobile software solutions we offer our existing customers. We also expect our customers will require additional subscriptions as they add vehicles. We benefit from a high level of customer satisfaction, which we believe contributes to repeat and incremental sales to our existing customers.

Continue to innovate and partner. We believe we have developed a deep understanding of the fleet management challenges faced by our industry. We collaborate with our customers to build functionality that addresses their needs and requirements. We plan to continue to use our expertise in fleet management and strong relationships with our customers to invest in our software solutions and develop new applications, features and functionality which will enhance our solution and expand our addressable market. We also intend to pursue industry partnerships that can leverage our mobile platform to deliver increased value to our customers. While our current industry partnerships include vendors providing work order management and fuel cards, we may also pursue new market segments such as driver safety or insurance solutions, or relationships with vehicle manufacturers to deliver solutions through in-vehicle technology.

Capitalize on big data opportunity. During the three months ended March 31, 2012, we collected an average of approximately 28 million data points per day from customers’ vehicles and have aggregated over 25 billion data points since our inception. We believe this represents a significant asset from which we are developing complementary solutions and deriving incremental revenue opportunities. For example, we leverage our large data sets by offering our customers new solutions such as industry-wide benchmarking statistics. We also plan to continue collaborating with third-parties and establishing relationships that expand our portfolio of solutions and access to compatible datasets. For example, we have developed commercial partnerships with fuel card companies that closely integrate their common customer transactional purchase data into our core fleet management business intelligence software.

Continue to expand internationally. In 2011, approximately 14% of our revenue was generated outside of North America. We believe that a significant opportunity exists to increase our sales internationally. Our software has been localized into four foreign languages with plans to continue expanding our language capabilities and our data centers are provisioned to service customers globally. To gain access to this market opportunity, we intend to expand our sales and marketing efforts and staff internationally.

Pursue strategic acquisitions. We may pursue acquisitions that complement our existing business, represent a strong strategic fit and are consistent with our overall growth strategy. We may target future acquisitions that reinforce our presence in markets we currently serve or that help us to access new markets, and that add functionality and capabilities to our portfolio of solutions. For example, in July 2010, we completed the acquisition of SageQuest, a provider of fleet management solutions.

Our Offerings

We offer fleet management software solutions that our customers use to gain visibility into their fleet and mobile workforce. Our FleetMatics-branded solutions are purpose-built to meet the needs of SMB customers using a multi-tenant architecture that we host in third-party data centers. Our solutions are accessed through a Web browser or mobile application and provide our customers with actionable business intelligence. Our SaaS solutions consist of the following easy-to-use components:

Tracking Alerts. Our Fleet Tracking Alerts allow fleet operators to set driver performance thresholds and receive email notifications when unwanted driving behavior occurs. Notifications are sent when a vehicle enters or exits specified areas, moves during specified times, or when a vehicle’s speed or idle time exceeds specified thresholds.

Route Replay. Our Route Replay feature allows customers to “play back” each journey taken by their vehicles, from start up to shut down and provides customers with minute-by-minute location and speed details. Fleet operators can start, stop, pause, and change the speed of the journey replay using intuitive playback controls to monitor and analyze driver behavior. Integration with Google Maps enables customers to pinpoint vehicle location with satellite, street views and zooming capabilities.

Geofencing and Landmarks. Our Geofencing and Landmarks feature allows customers to easily designate areas on the map in which vehicles are allowed or not allowed to travel. Fleet operators receive notifications when a vehicle enters or exits an unauthorized location and reports are generated detailing time spent in unauthorized areas.

FleetTracking Dashboard. Our FleetTracking Dashboard provides fleet operators with a convenient way to monitor overall fleet performance through an intuitive graphical summary. This interface allows fleet operators to evaluate performance categories across their fleet, including average speed, engine on-time, vehicle idling, vehicle mileage and number of stops. Fleet operators can also view individual vehicle performance.

Fleet Reports. We provide our customers with over 30 pre-built on-demand reports that they can easily access to analyze fleet data. Our reports contain detailed information about vehicle movement and use, including vehicle location, ignition on and off time, engine idle time, arrival and departure times, distance traveled, hours worked, and vehicle speed. Additionally, customers can set acceptable threshold limits for these performance metrics and have reports generated that detail exceptions. Reports can be run at any time or be scheduled to run automatically with the results emailed to any number of recipients on a daily or weekly basis.

Mobile App. Our Mobile App is a full-featured, portable software application that fleet operators can use to access current actionable business intelligence and insights over mobile devices. It includes the FleetTracking Dashboard, Reports, Tracking Alerts, Route Replay, and Geofencing and Landmarks.

Fuel Card Reporting Integration. Our Fuel Card Reporting Integration feature integrates customers’ current fuel card usage information into our fleet management software platform. It provides our customers with an on-demand fuel usage summary for an entire fleet as well as detailed information on individual vehicles. Reports are generated that compare fuel purchases with vehicle location data.

FleetMatics Fuel Card. As an expansion of Fuel Card Reporting, we have partnered with a leading independent global fleet card provider, to deliver the FleetMatics Universal Platinum MasterCard. This partnership delivers flexible billing and payment options, personal assistance and training to establish controls and optimize savings, and strong and customizable purchasing controls.

Navigation Unit Integration. Our Navigation Unit Integration feature, currently with Garmin GPS navigation devices, streamlines dispatching and communication by integrating our fleet management software with our customers’ GPS navigation devices. It provides customers with turn-by-turn directions, notification of job status, estimated time of arrival to the next job site, and easy-to-use messaging capabilities. Drivers receive automatic job updates eliminating the need to manually enter addresses while driving.

Speed Limits. Most GPS vehicle tracking solutions limit visibility into speeding on only interstates and highways. With our Speed Limits feature, we provide a comprehensive source of speed limit information across all types of roads and geographies, including local and residential roads. Speed Limits is powered by FleetMatics RoadSpeed, a specialized database of average speed values derived from billions of points of vehicle movement.

Panoramic Reporting and Benchmarking. Our panoramic reporting engine features in-depth historical trending analyses and strategic comparative information from the customers, such as driver and organizational performance benchmarking. Many of our customers want the perspective of knowing how their fleet should be performing when compared to those of similar businesses, industries and locations. Our industry benchmarking feature provides that analysis for the user’s individual needs, providing deep insight into each vehicle’s performance and identifying impactful opportunities for improvement. We believe we have one of the largest subscriber bases in the vehicle tracking industry and billions of position points received and that we are in a strong position to provide industry benchmarks with high credibility and relevance at a local level.

All of these components are fully integrated into our SaaS solutions. We offer customers the choice of two fleet management branded solutions, FleetMatics and SageQuest. Our SageQuest offering provides enhanced functionality, including increased administrative capabilities and integration with work order management and other information technology systems.

Marketing and Sales

Marketing

Our marketing programs target owners and managers in the service and distribution industries that operate fleets of commercial vehicles. Our marketing strategy is focused on lead generation and reinforcing customer engagement and thought leadership.

Lead generation is a core function of our business processes. We generate leads through a combination of Web-driven inbound activities and traditional outbound marketing activities.

Inbound leads. Our inbound leads are largely generated through Web-based marketing efforts. This involves extensive search engine marketing, search engine optimization, email marketing, direct Web traffic and programs with digital media companies.

Our demand generation programs vary depending on our target industry or fleet size, and include marketing activities, such as integrated programs on the Web, outbound marketing campaigns targeted to prospects in key industries and geographies, attendance and sponsorship of trade shows, email lead generation and prospect follow-up and traditional public relations and website properties. We make use of social media to engage customers and prospects to generate interest, demand and leads.

Outbound leads. Our outbound lead generation involves a variety of traditional marketing activities, including direct mail, email marketing, cold calling, advertising, trade shows and in-person events, and telemarketing.

We accumulate marketing lists through a variety of sources, including purchased lists selected by industry and geographic demographics. We filter prospects by using industry group and vertical market benchmarks to identify quality targets. Additionally, we utilize research techniques and analytic lead scoring models to identify those outbound leads that we believe have the greatest likelihood for us to convert to a sales presentation and a subscription.

Sales

We sell our subscriptions to our fleet management solutions through our direct sales organization. Maintaining direct control of our sales force allows us to efficiently target small to medium-sized businesses with a local fleet. We have direct sales operations in the U.S. as well as internationally in the United Kingdom and Ireland.

The focus of our sales efforts is to drive a high volume of transactions through a standardized and highly repeatable methodology. We focus on the core challenges that fleet operators face in managing their fleet. We are able to provide our prospects with an anticipated Return On Investment, or ROI, calculation that enables us to tangibly demonstrate the benefits of our solutions and how they address the challenges that our prospects face. We highlight the insights that fleet operators gain from our reports and alerts and how they can use those insights to improve productivity, increase operating profits and solve key business problems.

We effectively sell our SageQuest branded solutions to large customers because those solutions satisfy their administrative, mapping and integration requirements. We have dedicated sales and marketing teams for both our FleetMatics and SageQuest branded products that utilize the following sales channels, depending on our customers’ needs and fleet sizes:

Web sales. Our primary sales channel and a key component of our go-to-market strategy, the Web sales team has historically increased its sales productivity while lowering the aggregate cost of customer acquisition. The Web sales team conducts its selling activities over the phone using live Web demonstrations to convert sales leads to customers.

Field sales. Our field sales team meets face-to-face with prospects and focuses on sales to customers with larger fleet sizes. This field sales team is supported by a team of inside telesales representatives.

Existing customer account sales. We have a sales team dedicated exclusively to existing accounts that focus on up-selling and cross-selling additional products to our customer base and securing renewal agreements. This team is also focused on assisting customers that are adding units through fleet expansion or broader use of additional features across their fleet. This team monitors customer usage to ensure that our customers are deriving the maximum benefit from our offering.

Technology, Operations, and Development

Technology

We designed our SaaS solutions’ architecture so that our customers may access them via a Web browser or mobile application. Updates to our solutions are distributed instantaneously to all of our customers over the Web. Our solutions have been specifically built to deliver:

•	a consistent, intuitive end-user experience to limit the need for training and to encourage high levels of end-user adoption and engagement;

•	turnkey, out-of-the-box functionality;

•	flexibility to design customized reports and alerts that enable our clients to gain insights into their existing fleet and mobile assets;

•	integration with other systems such as fuel cards, GPS navigation devices, and customer information technology systems, such as work order management and enterprise resource management systems;

•	scalability to match the needs of our growing customer base and their fleets; and

•	rigorous security standards and high levels of system performance and availability demanded by our customers.

Our fleet management system is comprised of an in-vehicle device that incorporates off-the-shelf components, including a cellular modem, GPS receiver and memory capacity sufficient to run our proprietary firmware, which reports vehicle coordinates, time, speed, ignition status, and mileage from satellite readings.

This information is collected at a predefined frequency (generally every 30-90 seconds) and then sent to our receivers at third-party data centers, via a commercial cellular network. The information is then processed and delivered to our customers providing a wide range of live reporting, mapping and alerts designed to give customers business intelligence. This information can be accessed by our customers via a Web browser or mobile application as well as be sent to customers by email, an XML feed or Web services.

Our SaaS solutions are deployed using a multi-tenant architecture that scales rapidly to support additional new subscribers through the addition of incremental commodity processing and storage hardware. This architecture flexibility allows us to sustain high levels of uptime without degradation of system performance despite significant subscriber growth. Our existing architecture and infrastructure has been designed with sufficient capacity to meet our current and anticipated future needs.

We are standardized on Microsoft .NET frameworks and write the majority of our software in industry-standard software programming languages, such as C#. We use technologies, such as AJAX, extensively to enhance the usability, performance, and overall user experience of our solutions. Microsoft SQL Server software is deployed for our relational database management system. Apart from these and other third-party industry standard technologies, our fleet management solutions have been specifically built and upgraded by our in-house development team.

During the three months ended March 31, 2012, we collected an average of 28 million data points per day. To date, we have aggregated over 25 billion data points. We analyze, cleanse and mine customer-specific data to deliver business intelligence upon which our customers can base business decisions. We also use this information to provide our customers with long-term trending, driver scoring and industry-wide competitive benchmarking.

Operations

We physically host our SaaS solutions for our customers principally in two secure third-party data centers, one located in Denver, Colorado and the other located in Dublin, Ireland. These data management facilities provide us with both physical security, including manned security 365 days a year, 24 hours a day, seven days a week, biometric access controls and systems security, including firewalls, encryption, redundant power and environmental controls. One legacy data center will be phased out over the next 12 months. Our data centers maintained over 99.9% system uptime during the three months ended March 31, 2012. We believe that our third-party hosting facilities are adequate for our current needs and that suitable additional capacity will be available as needed to accommodate planned expansion of our operations.

Our infrastructure includes firewalls, switches, routers, load balancers, IDS/IPS and application firewalls from top-tier suppliers to serve as the networking infrastructure and high levels of security for the environment. We use rack-mounted servers to run our solutions and for content caching. We use storage area network, or SAN, hardware with fibre channel and solid-state drives at our data center locations. These SAN systems have been architected for high performance and data-loss protection, and we believe that these systems have the capacity and scalability to support our anticipated growth for the foreseeable future.

We leverage our third-party network of approximately 600 installers worldwide to install our in-vehicle devices. Upon contracting with a new customer, we dispatch the nearest installer to the customers’ place of business or a central location for installation of our in-vehicle devices. Typically, the full installation cycle is accomplished within 15 days from the date of contract. If an in-vehicle device malfunctions in the field, we also call on our installer network to replace the device.

Customers and Support

Since inception, we have maintained a consistent focus on SMBs. As of March 31, 2012, we served a large and diverse group of more than 15,000 customers with an aggregate of over 256,000 vehicles under subscription. We serve a wide range of customers in the service and delivery industries, including plumbing, heating, construction, engineering services, transportation, electrical and various other services. Approximately two-thirds of our U.S. customers’ vehicles travel fewer than 200 miles per day and nearly 90% operate within a 50 mile radius each day. In addition, we have found that our solutions, particularly when integrated with work order management systems, provide value to larger field service organizations, including in the cable and telecommunications industries. For example, we count the regional service organizations for many cable and telecommunication companies as customers. We have low customer concentration as our largest customer and top 25 customers in revenue in the year ended December 31, 2011 accounted for approximately 4% and 11% of our subscription revenue, respectively. We measure customer satisfaction on an annual basis by surveying our customers. Based on these surveys, we believe that our overall customer satisfaction is strong.

We provide customer support as part of our subscription. Our internal teams are proactive and contact our customers by phone to help them utilize additional features of our solutions and answer questions. Additional assistance is available via phone, chat or email.

Research and Development

The responsibilities of our research and development organization include product management, product development, quality assurance and technology operations. Our research and development expenses were $2.9 million in 2009, $4.1 million in 2010 and $6.0 million in 2011. Our primary research and development organization is based in Dublin, Ireland, where the first versions of our solutions were developed. We also have research and development operations in Solon, OH. Based on feedback from our clients and prospects, we work to develop new functionality while enhancing and maintaining our core offering.

Intellectual Property

Our intellectual property rights are important to our business. We rely on a combination of copyright, trade secret, trademark, patent, and other rights in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We have one issued U.S. patent that expires on December 13, 2026 and relates to vehicle-tracking systems. We also have one Irish patent and one European patent directed toward the same technology. We have seven pending U.S. patent applications, including four nonprovisional patent applications and three provisional patent applications. We also have two international applications filed under the Patent Cooperation Treaty, or PCT. These are described below.

Three of the U.S. nonprovisional patent applications were filed in 2011: two of the patent applications are directed toward systems and methods for vehicle tracking using GPS data and one patent application is directed toward providing electronic representations of vehicle routes for a fleet. We also filed the two international applications under the PCT directed toward the same technology in 2012.

Two of the U.S. provisional patent applications were filed in 2011, one related to systems and methods for tracking and alerting based on GPS vehicle data and one related to systems and methods for analyzing vehicle and vehicle fleet performance using GPS data.

One U.S. provisional patent application and one U.S. nonprovisional patent application were filed in 2012. The nonprovisional patent application is directed toward systems and methods for vehicle tracking using GPS data. The provisional patent application is directed toward systems and methods for tracking vehicle performance.

We also license technology from third parties. See “Risk Factors—Risks Related to our Business—We rely on third-party software and other intellectual property to develop and provide our solutions.”

Although the protection afforded by copyright, trade secret, trademark and patent law, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:

•	the technological skills of our research and development personnel;

•	frequent enhancements to our solutions; and

•	continued expansion of our proprietary technology.

We generally enter into confidentiality and other written agreements with our employees, consultants and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and other information.

We also have two pending U.S. trademark applications. These trademark applications relate to the FleetMatics name and logo.

Competition

We compete with point-to-point solution providers as well as other companies with service offerings designed to address similar needs as our solutions. The market for fleet management solutions is highly fragmented. Some of our actual and potential competitors may enjoy competitive advantages over us, such as greater name recognition, longer operating histories, more varied services, and larger marketing budgets, as well as greater financial, technical, and other resources.

We believe that the key competitive factors in the local services and distribution market include:

•	ease of initial setup and use;

•	product functionality, performance and reliability;

•	features that best meet the needs of SMB fleet operators;

•	business intelligence capabilities;

•	architecture scalability; and

•	cost.

We believe that our efficient customer acquisition model, business intelligence approach to fleet management, SaaS delivery model, deep domain expertise and large user base enable us to compete effectively. We believe that many of our competitors rely on up-front hardware sales to finance their operations. Their business models are a significant investment hurdle for SMB customers. Additionally, many of these competitive offerings are difficult to deploy and use and lack other features required by SMB customers.

Some of our competitors have made or may make acquisitions or enter into partnerships or other strategic relationships to offer a more comprehensive service than we do. These combinations may make it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology, or service functionality. We expect these trends to continue as companies attempt to strengthen or maintain their market positions.

Employees

As of December 31, 2011, we had 408 full-time employees. None of our employees is represented by a labor union or covered by a collective bargaining agreement.

Facilities

Our U.S. headquarters office is located in Wellesley, Massachusetts, where we occupy approximately 11,600 square feet of space pursuant to a lease that expires in March 2017. We have additional offices in Rolling Meadows, Illinois, Charlotte, North Carolina, Clearwater, Florida, Tempe, Arizona, and Solon, Ohio in the United States, Reading, Berkshire in the United Kingdom, and in Dublin, Ireland. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate planned expansion of our operations.

Legal Proceedings

From time to time, we have been and may become involved in legal proceedings arising in the ordinary course of our business. On April 20, 2011, we were sued by PJC Logistics, LLC in a patent-infringement case (PJC Logistics, LLC v. Fleet Management Solutions, Inc. et al, Civil Action No. 03:11-cv-815) (United States District Court for the Northern District of Texas). The complaint alleges that we have infringed U.S. Patent No. 5,223,844 entitled “Vehicle Tracking and Security System.” PJC Logistics, LLC is seeking damages rather than an injunction. Although the results of litigation and claims cannot be predicted with certainty, we are not presently involved in any legal proceeding in which we believe the outcome, if determined adversely to us, would have a material adverse effect on our business, operating results, or financial condition.

GOVERNMENT REGULATION

We are subject to various laws and regulations relating to our fleet tracking solutions. We are directly subject to certain regulations and laws applicable to providers of Internet and mobile services both domestically and internationally. The application of existing domestic and international laws and regulations relating to issues such as user privacy and data protection, marketing, advertising, consumer protection and mobile disclosures in many instances is unclear or unsettled.

As Internet commerce continues to evolve, increased regulation by federal, state or foreign agencies becomes more likely. We are particularly sensitive to these risks because the Internet is a critical component of our SaaS business model. For example, we believe that increased regulation is likely in the area of data privacy, and laws and regulations that apply to the solicitation, collection, processing or use of data could affect our customers’ ability to use and share data, potentially reducing demand for solutions accessed via the Internet and restricting our ability to store, process and share data with our clients via the Internet. Increased regulation will require us to devote legal and other resources to address this regulation.

We expect to use the data we receive from our customers in connection with new solutions. Any changes in data privacy regulations and applicable laws in the U.S. or elsewhere could limit the scope of solutions we may provide, increase the cost of doing business and result in claims brought by our customers or third parties.

Below, we summarize relevant aspects of the U.S. and the European regulatory environment and the potential impacts on our business.

U.S. Regulatory Environment

In addition to its regulation of Internet and, by extension, SaaS providers generally, consumer groups have asked the Federal Trade Commission, or the FTC, to identify practices that may compromise privacy and consumer welfare; examine opt-in procedures to ensure consumers are aware of what data is at issue and how it will be used; and create policies to halt abusive practices. The FTC has expressed interest in particular in the mobile environment and services that collect sensitive data, such as location-based information, which could conceivably be expanded to include transceiver products such as our in-vehicle devices.

Our business is affected by U.S. federal and U.S. state laws and regulations governing the collection, use, retention, sharing and security of data that we receive from and about our users. In recent years, regulation has focused on the collection, use, disclosure and security of information that may be used to identify or that actually identifies an individual, such as a name, address and/or email address. Although mobile and Internet advertising privacy practices are currently largely self-regulated in the U.S., the FTC has conducted numerous discussions on this subject and suggested that more rigorous privacy regulation is appropriate, possibly including regulation of non-personally identifiable information which could, with other information, be used to identify an individual.

Our software contains encryption technologies, certain types of which are subject to U.S. and foreign export control regulations and, in some foreign countries, restrictions on importation and/or use and import permitting/licensing requirements. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products globally or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether.

Finally, we use GPS satellites to obtain location data and between in-vehicle devices and cellular networks to transmit that data to our system. The satellites and their ground control and monitoring stations are maintained and operated by the U.S. Department of Defense. The Department of Defense does not currently impose regulations in connection with access to the satellite signals that have an adverse impact on our business. However, they may do so in the future.

European Regulatory Environment

FleetMatics is subject to regulation under the laws of the Republic of Ireland and the European Union. Of particular concern with regard to the regulation of FleetMatics’ GPS fleet tracking services are matters of data protection and privacy.

More broadly, any processing of personal data in the course of the provision of services is governed by the European Union data protection regime. The framework legislation at a European Union level in respect of data protection is Directive 95/46/EC, which we refer to as the Data Protection Directive. The Data Protection Directive protects the individual’s right to privacy with respect to the processing of personal data. Each European Union member state is obligated to implement the principles contained in the Data Protection Directive. In Ireland, the Data Protection Directive is implemented by the Data Protection Acts 1998 – 2003, which we refer to as the Data Protection Acts. These Data Protection Acts apply to data controllers and data processors established in Ireland. Similar regulatory regimes apply to data controllers and data processors established in other EU member states.

The scope of the Data Protection Acts is broad and, in general terms, they apply to any processing of personal data. Personal data means any information relating to an identified or identifiable natural person. The overriding requirement under the Data Protection Directive and the Data Protection Acts is that personal data must be processed fairly, collected and processed for specified, explicit and legitimate purpose(s), must not be processed in a manner incompatible with the purpose(s) and must not be excessive in relation to the purpose(s) for which they are collected.

The obligations imposed on data controllers under the Data Protection Acts are more onerous than those imposed on data processors. A provider of GPS fleet tracking services to customers, such as us, generally acts only as a data processor. Data processors do, however, have a duty to secure the personal data which they process to the same extent as data controllers. They are also obligated to ensure that any transfers of personal data held by them to jurisdictions other than European Economic Area member states are compliant with the requirements of the Data Protection Acts for such transfers.

The sanctions for non-compliance with applicable data protection laws in the European Union vary from one member state to another, with some member states imposing heavy fines for violations of data protection laws. The Data Protection Acts can be characterized as not being amongst the more punitive data protection regimes in the EU in terms of the sanctions imposed for breaches. However, the Data Protection Acts do provide for criminal sanctions in the event of failure to comply with an enforcement notice or a prohibition notice issued by the data protection authorities.

MANAGEMENT

Directors and Senior Management

The following table sets forth information for our directors and executive officers, and their ages as of                     , 2012. Unless otherwise stated, the address for our directors and officers is Penthouse Suite, Block C, Cookstown Court, Belgard Road, Tallaght, Dublin 24, Ireland.

Name	Age	Position	Director or Executive Officer since	Expiration of director term
James M. Travers(1)(2)	60	Chief Executive Officer and Director	2006
Alex Guira(1)	46	Non-Executive Director	2008
Andrew G. Flett(3)	39	Non-Executive Director	2008
James F. Kelliher(3)	52	Non-Executive Director	2012
J. Sanford Miller(1)	62	Non-Executive Director	2010
Jack Noonan	64	Non-Executive Director	2012
Stephen Lifshatz	53	Chief Financial Officer	2010
John J. Goggin	53	Senior Vice President of Global Sales	2004
Peter Mitchell	39	Chief Technical Officer	2004
Dennis L. Abrahams	55	Chief Operating Officer	2010
Karen Leavitt	51	Chief Marketing Officer	2012
Andrew M. Reynolds	44	Senior Vice President, Global Business Development	2011

(1)	Member of the compensation committee.

(2)	Executive director.

(3)	Member of the audit committee.

Executive Officers

James M. Travers joined FleetMatics as Chief Executive Officer in September 2006. Prior to joining FleetMatics, among other things, Mr. Travers served as Senior Vice President of GEAC Incorporated, an enterprise software services company. Mr. Travers has spent over 30 years in the software and technology industry and held various sales and leadership positions.

Stephen Lifshatz joined FleetMatics as Chief Financial Officer in December 2010. Prior to joining FleetMatics, Mr. Lifshatz was engaged as an independent consultant by several private equity firms to assist in the development and expansion of certain of their portfolio companies. Previously, Mr. Lifshatz served as Senior Vice President and Chief Financial Officer of Authoria, Inc. from September 2007 until January 2010 and of Lionbridge Technologies, Inc. from January 1997 until September 2007. Prior to Lionbridge, Mr. Lifshatz served as Vice President and Chief Financial Officer for The Dodge Group, Inc., an international software company, and in various senior financial positions at Marcam Corporation, a process-ERP software business. Mr. Lifshatz served on the Board of Directors of Amicas, Inc. from June 2007 until June 2010 and currently sits on the Board of Creative Racing Solutions LLC, a private software company.

John J. Goggin joined FleetMatics in December 2004 as Executive Vice President of Sales and Marketing. Prior to joining FleetMatics, Mr. Goggin held the position of U.K. and Ireland Sales Director for Minorplanet Systems Plc. In 1998, Mr. Goggin founded Monitcom Ltd., an Irish fleet telematics company, to market the Minorplanet Systems Plc. telematics system under a franchise agreement in Ireland. Prior to 1998, Mr. Goggin spent 22 years in the commercial industrial refrigeration industry and held various sales leadership positions.

Peter Mitchell has been Chief Technology Officer of FleetMatics since its inception in 2004. Prior to joining FleetMatics, Mr. Mitchell was Chief Technology Officer and founding partner of WS2 from 1998 until 2004, when it was acquired by FleetMatics. Prior to joining WS2, Mr. Mitchell, worked for Microsoft Corporation in its European headquarters in Dublin, Ireland, working on the Visual Studio team that developed Visual Basic 6.

Dennis L. Abrahams joined FleetMatics in August 2010 when FleetMatics acquired SageQuest and serves as our Chief Operating Officer. Mr. Abrahams served as President and CEO of SageQuest from its inception in August of 2003 until it was acquired by FleetMatics in 2010. Prior to joining SageQuest, Mr. Abrahams was President and CEO of Harris InfoSource International Inc. Previously, Mr. Abrahams held various positions in sales, marketing and operations.

Karen Leavitt joined FleetMatics as Chief Marketing Officer in January 2012. Prior to joining FleetMatics, from August 2008 to December 2011, Ms. Leavitt was Chief Marketing Officer of Landslide Technologies Inc., a privately-held, customer relationship management software provider where she oversaw all aspects of the company’s product marketing and management, interactive and corporate marketing, and customer care. Ms. Leavitt was the Chief Marketing Officer of Contactual, Inc. from August 2008 through May 2009. Prior to Contactual, Ms. Leavitt was Chief Marketing Officer at Mzinga, Inc. from June 2007 to July 2008. Before Mzinga, Ms. Leavitt was Vice President of Marketing for WebEx Communications, Inc. from 2005 to 2007. Ms. Leavitt also previously served as Chief Marketing Officer at Intranets.com, from 1999 until it was acquired by WebEx in September 2005.

Andrew M. Reynolds joined FleetMatics as Senior Vice President, Global Business Development in June 2011. Prior to joining FleetMatics, from 2007 until 2011, Mr. Reynolds served as Senior Vice President of corporate development at Art Technology Group, Inc., a publicly traded provider of e-commerce software applications and services, where he was responsible for strategic planning, M&A, and alliances. Mr. Reynolds served as Vice President of corporate development at Hyperion Solutions Corp. from 2002 until 2007. Mr. Reynolds has also held positions in management consulting, strategic marketing, and sales.

Non-Executive Directors

Alex Guira has served as a non-executive member of our Board of Directors since 2008 and is the chairman of the compensation committee. Since 2002, he has served as Managing Director and Co-Head of Investcorp Technology Partners, as well as a member of the Management Committee of the Investcorp Group. Prior to joining Investcorp, Mr. Guira worked as the Managing Partner of 212 Ventures. He also held positions as a Managing Director of Fairlawn Partners, a Principal at Scoggin Capital Management and as an Analyst in the Mergers and Acquisitions Department of Drexel Burnham Lambert. In addition to FleetMatics, Mr. Guira currently sits on the boards of directors of Dialogic Inc., CSIdentity Corp. and Skrill Holdings Ltd. Mr. Guira was selected to serve as a director on our Board of Directors due to his experience providing guidance and counsel to a wide variety of technology companies, and his service on the boards of directors of a range of companies.

Andrew G. Flett has served as a non-executive member of our Board of Directors since 2008 and is a member of the audit committee. Mr. Flett is a Partner at Investcorp Technology Partners. Mr. Flett first joined Investcorp in 1998 and currently sits on the Boards of Magnum Semiconductor, Inc., Wells-CTI, Inc. and T3 Media, Inc. Mr. Flett was selected to serve as a director on our Board of Directors due to his finance experience and extensive knowledge of the information technology industry.

James F. Kelliher has served as a non-executive member of our Board of Directors since February 2012 and is a member of the audit committee. Mr. Kelliher has served as the Chief Financial Officer of LogMeIn, Inc. since June 2006. From December 2002 to March 2006, Mr. Kelliher served as Chief Financial Officer of IMlogic, Inc., a venture-backed enterprise instant messaging company, where he was responsible for finance, legal and human resource activities. From 1991 to September 2002, Mr. Kelliher served in a number of capacities, including Senior Vice President, Finance, at Parametric Technology Corporation, a software development company. Mr. Kelliher was selected to serve as a director on our Board of Directors due to his financial and accounting expertise from his prior extensive experience in finance roles with both public and private corporations.

J. Sanford Miller has served as a non-executive member of our Board of Directors since 2010 and is a member of the compensation committee. Mr. Miller is a General Partner in Institutional Venture Partners, which he joined in April 2006. Prior to joining Institutional Venture Partners, a venture capital firm, Mr. Miller was a Senior Partner at 3i Group plc, a private equity firm, which he joined in 2001. Prior to joining 3i, Mr. Miller co-founded Thomas Weisel Partners, an investment bank, in 1998, where he was a Member of the Executive Committee, Chief Administrative and Strategic Officer and Co-Director of Investment Banking. From 1990 to 1998, Mr. Miller was a Senior Partner at Montgomery Securities, an investment bank, where he led the technology group. Before joining Montgomery Securities, he was a Managing Director and ran technology investment banking in San Francisco for Merrill Lynch and Donaldson, Lufkin & Jenrette. Mr. Miller serves on the Board of the Cantor Center (the Stanford University Art Museum) and the Board of the University of Virginia Art Museum and served on the Board of Vonage Holdings Corp from January 2004 until June 2011. Mr. Miller was selected to serve as a director on our Board of Directors due to his extensive background in the private equity industry and his service on the boards of directors of public and private companies.

Jack Noonan has served as a non-executive member of our Board of Directors since 2012. Mr. Noonan served as chairman, president and chief executive officer of SPSS Inc., a software company in predictive analytics, from 1992 through the acquisition of SPSS Inc. by International Business Machines Corporation in 2009. Mr. Noonan serves as a director of Morningstar, Inc., Lionbridge Technologies, Inc., Globalview Software, Inc. and PivotLink Corp. Mr. Noonan was selected to serve as a director on our Board of Directors due to his extensive experience in leadership positions in software companies and his service on the boards of directors of public companies.

Employment Agreements

We have entered into employment agreements with certain of our key employees, which are described below. These agreements each contain customary provisions regarding noncompetition, nonsolicitation, confidentiality of information and assignment of inventions.

James M. Travers. Pursuant to his employment agreement, Mr. Travers is paid an annual salary of $350,000 and is eligible to receive an annual target bonus of not less than $225,000. If his employment is terminated prior to a change of control (as defined in the employment agreement) or after six months following a change of control, without cause (as defined in the employment agreement), Mr. Travers will be entitled to severance pay at a rate equal to his base salary rate, as then in effect, for 12 months from the date of such termination and Company-paid coverage for Mr. Travers and his eligible dependents under the applicable benefits plans for 12 months following such termination. If, within six months of a change of control, we terminate Mr. Travers’s employment with us without cause or Mr. Travers resigns from such employment for good reason (as defined in the employment agreement), he will be entitled to a lump sum payment equal to his annual base salary at the level in effect immediately prior to his termination date, accelerated vesting of his options and Company-paid coverage for Mr. Travers and his eligible dependents under the applicable benefit plans for 12 months following such termination. If Mr. Travers voluntarily terminates his employment with us (except upon resignation for good reason within six months of a change of control) or we terminate his employment with us for cause, Mr. Travers will only be eligible for severance benefits in accordance with our established policies, if any, then in effect and all vesting will terminate immediately with respect to his outstanding equity awards and all compensation payments by us to Mr. Travers under the employment agreement will terminate immediately (except as to amounts already earned). If Mr. Travers’ employment with us terminates due to his death or disability, Mr. Travers will only be eligible for severance benefits in accordance with our established policies, if any, then in effect and all compensation payments by us to Mr. Travers under the employment agreement will terminate immediately (except as to amounts already earned) and, in addition to the number of options that have vested as of the date of such termination, a number of options will vest equal to the number of options that would have otherwise vested if Mr. Travers had remained employed with us through the one-year anniversary of the effective date (as defined in the employment agreement) immediately following the date of such termination.

Stephen Lifshatz. Pursuant to his employment agreement, Mr. Lifshatz is paid an annual salary of $300,000 and is eligible to earn a bonus at an annual target of 50% of his base salary (as defined in the employment agreement). If prior to or absent a change of control (as defined in the employment agreement), we terminate his employment without cause (as defined in the employment agreement) or Mr. Lifshatz resigns his employment with us for good reason (as defined in the employment agreement), he will be entitled to severance pay at a rate equal to his base salary rate, as then in effect, for 12 months from the date of such termination and Company-paid coverage for Mr. Lifshatz and his eligible dependents under the applicable benefits plans for 12 months following such termination. If, within six months of a change of control, we terminate Mr. Lifshatz’s employment with us without cause or Mr. Lifshatz resigns from such employment for good reason, he will be entitled to severance pay at a rate equal to his base salary rate, as then in effect, for 12 months and Company-paid coverage for Mr. Lifshatz and his eligible dependents under the applicable benefit plans for 12 months following such termination and 100% of any outstanding stock options not yet vested shall become immediately vested upon Mr. Lifshatz’s date of termination or resignation. If Mr. Lifshatz voluntarily terminates his employment with us (except upon resignation for good reason) or we terminate his employment with us for cause, Mr. Lifshatz will only be eligible for severance benefits in accordance with our established policies, if any, then in effect and all vesting will terminate immediately with respect to his outstanding options not yet vested and all compensation payments by us to Mr. Lifshatz under the employment agreement will terminate immediately (except as to amounts already earned). If Mr. Lifshatz’s employment with us terminates due to his death or disability, Mr. Lifshatz will only be eligible for severance benefits in accordance with our established policies, if any, then in effect and all compensation payments by us to Mr. Lifshatz under his employment agreement will terminate immediately (except as to amounts already earned) and, in addition to the number of shares of stock options that have vested as of the date of such termination, a number of shares of stock options will vest equal to the number of shares of stock options that would have otherwise vested if Mr. Lifshatz had remained employed with us through the one-year anniversary of the effective date (as defined in the employment agreement) immediately following the date of such termination.

Peter Mitchell. Pursuant to his employment agreement, Mr. Mitchell is paid a salary of €170,000 (or approximately $237,000) per year, is eligible to receive an annual bonus of up to €75,000 (or approximately $104,000) and contributions to his pension plan in an amount equal to approximately 3% of his annual salary. Except in certain limited circumstances, we must give either six months notice or payment in lieu of notice in order to terminate Mr. Mitchell’s employment with us.

Dennis L. Abrahams. Under his employment agreement, Mr. Abrahams is entitled to an annual salary of $290,000 and is eligible to earn a bonus at an annual target of 35% of his base salary (as defined in the employment agreement). If prior to or absent a change of control (as defined in the employment agreement), we terminate his employment without cause (as defined in the employment agreement) or Mr. Abrahams resigns his employment with us for good reason (as defined in the employment agreement), he will be entitled to severance pay at a rate equal to his base salary rate, as then in effect, for six months from the date of such termination and Company-paid coverage for Mr. Abrahams and his eligible dependents under the applicable benefits plans for six months following such termination. If, within six months of a change of control, we terminate Mr. Abrahams’s employment with us without cause or Mr. Abrahams resigns from such employment for good reason, he will be entitled to severance pay at a rate equal to his base salary rate, as then in effect, for six months and Company-paid coverage for Mr. Abrahams and his eligible dependents under the applicable benefit plans for six months following such termination. If Mr. Abrahams voluntarily terminates his employment with us (except upon resignation for good reason) or we terminate his employment with us for cause, Mr. Abrahams will only be eligible for severance benefits in accordance with our established policies, if any, then in effect and all vesting will terminate immediately with respect to his outstanding options not yet vested and all compensation payments by us to Mr. Abrahams under the employment agreement will terminate immediately (except as to base salary earned through the last day of employment and annual bonus amounts already earned, but not yet paid for the prior calendar year, if any). If Mr. Abrahams’s employment with us terminates due to his death or disability, Mr. Abrahams will only be eligible for severance benefits in accordance with our established policies, if any, then in effect and all compensation payments by us to Mr. Abrahams under his employment agreement will terminate immediately (except as to base salary earned through the last day of employment and annual bonus amounts already earned, but not yet paid for the prior calendar year, if any). and, in addition to the number of shares of stock options that have vested as of the date of such termination, a number of shares of stock options will vest equal to the number of shares of stock options that would have otherwise vested if Mr. Abrahams had remained employed with us through the one-year anniversary of the effective date (as defined in the employment agreement) immediately following the date of such termination.

Karen Leavitt. Pursuant to her employment agreement, Ms. Leavitt is paid an annual salary of $250,000 and is eligible to earn a bonus at an annual target of 50% of her base salary (as defined in the employment agreement). If prior to or absent a change of control (as defined in the employment agreement), we terminate her employment without cause (as defined in the employment agreement) or Ms. Leavitt resigns her employment with us for good reason (as defined in the employment agreement), she will be entitled to severance pay at a rate equal to her base salary rate, as then in effect, for six months from the date of such termination and if Ms. Leavitt had been participating in the Company’s group health plan she will be entitled to a lump sum cash payment equal to six months of employer contribution to such plan if Ms. Leavitt had remained employed. If, within six months of a change of control, we terminate Ms. Leavitt’s employment with us without cause or Ms. Leavitt resigns from such employment for good reason, she will be entitled to severance pay at a rate equal to her base salary rate, as then in effect, for 12 months, if Ms. Leavitt had been participating in the Company’s group health plan she will be entitled to a lump sum cash payment equal to twelve months of employer contribution to such plan if Ms. Leavitt had remained employed and 100% of any outstanding stock options not yet vested shall become immediately vested upon Ms. Leavitt’s date of termination or resignation. If Ms. Leavitt voluntarily terminates her employment with us (except upon resignation for good reason) or we terminate her employment with us for cause, Ms. Leavitt will only be eligible for severance benefits in accordance with our established policies, if any, then in effect and all vesting will terminate immediately with respect to her outstanding options not yet vested and all compensation payments by us to Ms. Leavitt under the employment agreement will terminate immediately (except as to base salary earned through the last day of employment and annual bonus amounts already earned, but not yet paid for the prior calendar year, if any). If Ms. Leavitt’s employment with us terminates due to her death or disability, Ms. Leavitt will only be eligible for severance benefits in accordance with our established policies, if any, then in effect and all compensation payments by us to Ms. Leavitt under her employment agreement will terminate immediately (except as to base salary earned through the last day of employment and annual bonus amounts already earned, but not yet paid for the prior calendar year, if any) and, in addition to the number of shares of stock options that have vested as of the date of such termination, a number of shares of stock options will vest equal to the number of shares of stock options that would have otherwise vested if Ms. Leavitt had remained employed with us through the six-month anniversary of the effective date (as defined in the employment agreement) immediately following the date of such termination.

Andrew M. Reynolds. Pursuant to his employment agreement, Mr. Reynolds is paid an annual salary of $250,000 and is eligible to earn a bonus at an annual target of 50% of his base salary (as defined in the employment agreement). If prior to or absent a change of control (as defined in the employment agreement), we terminate his employment without cause (as defined in the employment agreement) or Mr. Reynolds resigns his employment with us for good reason (as defined in the employment agreement), he will be entitled to severance pay at a rate equal to his base salary rate, as then in effect, for six months from the date of such termination and Company-paid coverage for Mr. Reynolds and his eligible dependents under the applicable benefits plans for six months following such termination. If, within six months of a change of control, we terminate Mr. Reynolds’s employment with us without cause or Mr. Reynolds resigns from such employment for good reason, he will be entitled to severance pay at a rate equal to his base salary rate, as then in effect, for 12 months, Company-paid coverage for Mr. Reynolds and his eligible dependents under the applicable benefit plans for 12 months following such termination and 100% of any outstanding stock options not yet vested shall become immediately vested upon Mr. Reynolds’ date of termination or resignation. If Mr. Reynolds voluntarily terminates his employment with us (except upon resignation for good reason) or we terminate his employment with us for cause, Mr. Reynolds will only be eligible for severance benefits in accordance with our established policies, if any, then in effect and all vesting will terminate immediately with respect to his outstanding options not yet vested and all compensation payments by us to Mr. Reynolds under the employment agreement will terminate immediately (except as to base salary earned through the last day of employment and annual bonus amounts already earned, but not yet paid for the prior calendar year, if any). If Mr. Reynolds’s employment with us terminates due to his death or disability, Mr. Reynolds will only be eligible for severance benefits in accordance with our established policies, if any, then in effect and all compensation payments by us to Mr. Reynolds under his employment agreement will terminate immediately (except as to base salary earned through the last day of employment and annual bonus amounts already earned, but not yet paid for the prior calendar year, if any) and, in addition to the number of shares of stock options that have vested as of the date of such termination, a number of shares of stock options will vest equal to the number of shares of stock options that would have otherwise vested if Mr. Reynolds had remained employed with us through the six-month anniversary of the effective date (as defined in the employment agreement) immediately following the date of such termination.

Board of Directors

Immediately following the closing of this offering, our Board of Directors will consist of              directors, including             non-executive directors and one executive director, to serve terms which expire in three separate years in a manner similar to a “staggered” board under Delaware law. Directors are elected to serve three-year terms, except that the current terms of             will expire at the annual shareholders’ meeting in 2013, the current terms of             will expire at the annual shareholders’ meeting in 2014, and the current terms of             will expire at the annual shareholders meeting in 2015. A director may be re-elected to serve for an unlimited number of terms. As a result of the staggered terms, not all of our directors will be elected in any given year.

The directors are appointed by the general meeting of shareholders. A director may, subject to compliance with certain Irish statutory procedures be removed, with or without cause, by a resolution passed by a majority of the votes cast by those present in person or by proxy at a meeting and who are entitled to vote. Our Board of Directors may also, in certain circumstances, appoint additional directors.

The primary responsibility of the executive director, James M. Travers, is to manage our company. The primary responsibility of the non-executive directors is to supervise the policies of the executive director and senior management and the affairs of our company and its affiliated enterprises. In addition, the non-executive directors assist the executive director and senior management by providing advice.

Immediately following the closing of this offering, all of our directors, except James M. Travers, will be independent under applicable                      listing standards.

Committees of the Board of Directors

Upon the closing of this offering, we will have an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of these committees.

Audit Committee

The current members of our audit committee are James F. Kelliher, who is the chair of the committee, Andrew M. Flett and             . All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the             . Our Board of Directors has determined that James F. Kelliher is an audit committee financial expert as defined under the applicable rules of the SEC. Messrs. Kelliher and             are independent under the applicable rules and regulations of the SEC and             . We intend to comply with the applicable independence requirements with respect to our audit committee within the applicable time frame. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and             . Our audit committee’s responsibilities include:

•	overseeing our corporate accounting and financial reporting process;

•	evaluating the independent auditors’ qualifications, independence and performance;

•	determining the engagement of the independent auditors;

•	reviewing and approving the scope of the annual audit and the audit fee;

•	discussing with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements;

•	approving the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviewing our critical accounting policies and estimates;

•	overseeing our internal audit function; and

•	annually reviewing the audit committee charter and the audit committee’s performance.

Compensation Committee

The current members of our compensation committee are Alex Guira, who is the chair of the committee, J. Sanford Miller and James M. Travers. We comply with the rules of the             applicable to foreign private issuers and controlled companies, which do not require the compensation committee to be comprised entirely of independent directors for as long as the issuer remains a foreign private issuer or a controlled company. Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•	evaluating the performance of these officers in light of those goals and objectives;

•	setting the compensation of these officers based on such evaluations;

•	administering the issuance of stock options and other awards under our stock plans; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are             , who is the chair of the committee,             and             . Each of the members of our nominating and corporate governance committee is independent under the applicable rules and regulations of the SEC and             . The nominating and corporate governance committee’s responsibilities include:

•	making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors;

•	overseeing our corporate governance guidelines; and

•	reporting and making recommendations to our Board of Directors concerning governance matters.

Other Committees

Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Foreign Private Issuer and Controlled Company Exemptions

After the consummation of this offering, we will be a “foreign private issuer” under the securities laws of the United States and the rules of the             . Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and             ’s listing standards. Under the             rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of the             permit a “foreign private issuer” to follow its home country practice in lieu of the listing requirements of the             . In addition, after the consummation of this offering, our largest shareholder will continue to control a majority of our issued and outstanding common shares. As a result, we expect to be a “controlled company” within the meaning of the             corporate governance standards. Under the             rules, a company of which more than 50% of the voting power is held by another company or group is a “controlled company” and may elect not to comply with certain              corporate governance requirements, including the requirement that the nominating committee be composed entirely of independent directors and have a written charter addressing the committee’s purpose and responsibilities. We have one or more non-independent directors serving as committee members on our corporate governance and nominating committee. As a result, non-independent directors may among other things, participate in resolving governance issues regarding our Company. Accordingly, in the future you may not have the same protections afforded to shareholders of companies that are subject to all of the              corporate governance requirements. These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 and rules with respect to our audit committee within the applicable time frame.

Corporate Governance

Before the closing of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Upon the closing of this offering, our code of business conduct and ethics will be available on our website. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

Compensation

Non-Executive Director Compensation

We will pay the reasonable costs and expenses incurred in connection with attending meetings of our Board of Directors and its committees. We do not intend to pay any cash compensation to our non-executive directors. In 2011, we paid no cash compensation to our non-executive directors. We do not have service contracts with any of our non-executive directors that provide for benefits upon termination.

Executive Director and Other Senior Management Compensation

The aggregate compensation, including benefits in kind, paid to our executive director and senior management (a total of seven persons) for the year ended 2011, including benefits in kind, was $2.2 million. We have not set aside or accrued any amounts to provide pension, retirement or similar benefits for our executive directors or other senior management. We have employment agreements with our senior management and executive directors that provide for benefits upon termination. We have also granted share options to our executive directors. For option grants to senior management, see “—Share Options” below. No director, executive officer or any relatives of such persons has been advanced any loans, credits or guarantees by us, except for James M. Travers, who repaid such promissory note in full on September 30, 2011. See “Related Party Transactions—Loan to James M. Travers.”

Share Options

The two equity incentive plans described in this section are the 2004 Plan and the 2011 Plan. Prior to this offering, we granted awards to eligible participants under the 2004 Plan and under the 2011 Plan. Following the closing of this offering, we expect to grant awards to eligible participants only under the 2011 Plan.

2004 Plan

Our 2004 Plan was adopted by our Board of Directors in 2004 and has most recently been amended in 2010. We reserved 4,727,054 ordinary shares for issuance under our 2004 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The 2004 Plan, in contrast to the 2011 Plan described below, provides for the granting of standard options to acquire ordinary shares to employees of the Group, as defined in the 2004 Plan.

The shares we issue under the 2004 Plan will be authorized but unissued shares or shares that we reacquire. The ordinary shares underlying any awards that are surrendered or become unexercisable without having been exercised are available for issuance under the 2004 Plan.

The 2004 Plan is administered by the compensation committee of our Board of Directors which has full power to select the employees to whom options will be granted and to determine the specific terms and conditions of each grant, subject to the provisions of the 2004 Plan.

The option exercise price of each option will be determined by our compensation committee but may not be less than 100% of the fair market value of our ordinary shares on the date of grant. The term of each option is fixed by the compensation committee and may not exceed seven years from the date of grant. The compensation committee assumed responsibility for determining at what time or times each option may be exercised when granting the option.

The 2004 Plan provides that, on a general offer to all of the holders of ordinary shares or the sanctioning by a court of a scheme for the merger or amalgamation of the Company with another company, the holders of options will have six months to exercise their options (which period may be shortened in certain circumstances).

If a holder fails to exercise his options during such period, his options will terminate. Alternatively, on a change of control of the Company, options may, with the consent of the option holders, be substituted with new awards of the successor entity, on substantially identical terms.

Our Board of Directors may amend or discontinue the 2004 Plan but no such action may adversely affect rights of an option holder without the holder’s consent. Approval of our shareholders of amendments to the 2004 Plan will be obtained if required by law.

The 2004 Plan will terminate on the date that is ten years from the date of board approval of the 2004 Plan unless previously terminated.

2011 Plan

In 2011, our Board of Directors adopted our 2011 Plan which was approved by our shareholders in September 2011. The 2011 Plan is intended to ultimately replace the 2004 Plan. Our 2011 Plan provides us flexibility to use various equity-based incentive and other awards as compensation tools to motivate our workforce. These tools include options, restricted stock units and cash awards.

We have initially reserved 1,000,000 ordinary shares for the issuance of awards under the 2011 Plan. In May 2012, we increased the number of ordinary shares reserved for issuance under our 2011 Plan to 1,750,000. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. In addition, shares from forfeited, expired, canceled or terminated awards from the 2004 Plan are also available for issuance under the 2011 Plan.

The shares we issue under the 2011 Plan will be authorized but unissued shares or shares that we reacquire. The ordinary shares underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of ordinary shares, expire or are otherwise terminated (other than by exercise) under the 2011 Plan are added back to the ordinary shares available for issuance under the 2011 Plan.
Stock options with respect to no more than 1,000,000 ordinary shares may be granted to any one individual in any one calendar year and no more than 500,000 ordinary shares may be issued in the form of incentive stock options.

The 2011 Plan is administered by the compensation committee of the Board of Directors. The compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2011 Plan. Both employees and non-employee directors are eligible to receive awards under the 2011 Plan.

The 2011 Plan permits the granting of both options to purchase ordinary shares intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The exercise price of each stock option will be determined by our compensation committee but may not be less than 100% of the fair market value of our ordinary shares on the date of grant or, in the case of an incentive stock option granted to a 10% owner, be less than 110% of the fair market value of our ordinary shares on the date of grant. The term of each stock option will be fixed by the compensation committee and may not exceed seven years from the date of grant (or five years in the case of certain option holders). The compensation committee will determine at what time or times each option may be exercised.

The compensation committee may award restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The compensation committee may also grant cash-based awards to participants subject to such conditions and restrictions as it may determine.

The compensation committee may grant cash-based awards to participants subject to such conditions and restrictions as it may determine.

The compensation committee may grant performance-based awards to participants in the form of restricted stock units or cash-based awards upon the achievement of certain performance goals and such other conditions as the compensation committee shall determine. Our compensation committee may grant such performance-based awards under the 2011 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Those awards would only vest or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. The performance criteria that would be used with respect to any such awards include: revenue, expense levels, cash flow, business development and financing milestones and developments, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, shareholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. From and after the time that we become subject to Section 162(m) of the Code, the maximum award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code that may be made to any one employee during any one calendar year period is 300,000 ordinary shares with respect to a stock-based award and $3,000,000 with respect to a cash-based award.

The 2011 Plan provides that, except as otherwise specified by the compensation committee, upon the effectiveness of a “sale event” as defined in the 2011 Plan, all awards will terminate, unless provision is made in connection with the sale event in the sole discretion of the parties thereto for the assumption or continuation of awards granted by the successor entity. Alternatively, awards may be substituted with new awards of the successor entity, with appropriate adjustment to the number and kind of shares, as well as the exercise prices. In addition, in connection with a sale event, we may make or provide for a cash payment to participants holding options equal to the difference between the per share cash consideration payable to shareholders in the sale event and the exercise price of the options or each grantee may be permitted, within a specified period of time prior to the consummation of a sale event, to exercise all outstanding options held by such grantee. We also have the option, in our sole discretion, to make or procure a cash payment to grantees holding other awards, in exchange for cancellation thereof, in an amount equal to the per share cash consideration payable to shareholders (less per share exercise price) in the sale event multiplied by the number of ordinary shares underlying each such award.

Our Board of Directors may amend or discontinue the 2011 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2011 Plan may require the approval of our shareholders.

No awards may be granted under the 2011 Plan after the date that is seven years from the date of shareholder approval of the 2011 Plan.

Obligations of Directors to Disclose Holdings

Our directors (and certain persons connected with them) must notify us of any interests held by them in our securities (and any securities of other group companies). A register of these interests must be kept by us and this register can be inspected by shareholders.

In addition, we are obliged to file an annual return with the Companies Registration Office in Dublin each year and are required to include in this return a list of registered shareholders. If the directors hold their shares outside DTC and instead hold them directly, details of their holdings must be included in this return. This return is available to the public.

Disclosure requirements may also arise in particular circumstances, for example, where the company is in an “offer period” within the meaning of the Irish Takeover Rules.

See also “Description of Share Capital—Disclosure of Interests in Shares.” The obligations described in that section will apply equally to directors.

Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

RELATED-PARTY TRANSACTIONS

Shareholders Agreement

Shareholders holding an aggregate of 42,225,806 ordinary shares, representing approximately       % of the voting power of our outstanding shares immediately following the closing of this offering are parties to a Subscription, Share Purchase and Shareholders Agreement, which we refer to in this document as a shareholders agreement, the principal terms of which are as follows:

Registration Rights

Under the shareholders agreement, we have granted our largest shareholder, the sole holder of our preferred shares, registration rights.

Demand registration rights. Holders of at least 25% of our shares then outstanding have the right to request that we register their registrable shares for sale. Registrable shares include (a) any of our ordinary shares issuable or issued upon the conversion of our preferred shares or into which such preferred shares convert and (b) any of our ordinary shares issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the securities described in clause (a) above. We have the right not to effect a demand registration if (a) we have already effected two demand registrations, (b) we furnish to holders requesting the demand registration a certificate signed by the Chairman of our Board of Directors, or the Board of Directors, stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to us and the holders for such registration to be effected at such time, in which event we shall have the right to defer such filing for a period of not more than 90 days after the receipt of the demand registration request; provided that we may not exercise such right to delay more than twice in a 12-month period, (c) if the shares can be sold pursuant to Rule 144 of the Securities Act or (d) it is less than 180 days after the initial public offering.

Piggyback registration rights. If we propose to file a registration statement for a public offering of our securities, then we must offer holders of registrable securities an opportunity to include in such registration all or part of their registrable securities. We must also offer holders an opportunity to participate in an underwritten offering provided that such holders enter into an underwriting agreement in customary form. The piggyback registration rights apply with respect to this offering but have been waived.

Cutbacks. In connection with demand registrations, the underwriters may limit the number of shares offered for marketing reasons. In such case, the underwriters must first exclude shares to be registered by us, our employees, directors and officers and then the number of securities that may be included in such underwriting shall be allocated to the holders of the registrable shares on a pro rata basis. However, no such reduction shall reduce the amount of securities of the holders of registrable shares included in the registration below 50% of the total securities included in such registration.

In connection with piggyback registrations, the underwriters may limit the number of shares offered in an underwritten offering for marketing reasons. In such case, the number of registrable securities to be included in such underwritten offering shall not be reduced unless all other securities of our employees, directors and officers are first entirely excluded from the underwriting and registration. Thereafter, the securities that may be included in the underwriting shall be allocated first to us and then to the holders of registrable shares on a pro rata basis. However, no such reduction shall reduce the amount of registrable securities of holders of registrable shares included in the registration below 50% of the total securities included in such registration.

Shelf registration rights. When we are eligible to use a “shelf” registration statement, any holder of registrable shares has the right to request that we file a shelf registration statement. We are not, however, obligated to file a shelf registration statement if (a) a shelf registration statement is not available for such offering by holders wishing to participate, (b) the holders propose to sell shares in such registration at an aggregate price to the public of less than $1 million, (c) if within 30 days of receipt of a written request from any holder of registrable shares requesting shelf registration rights, we give notice to such holder or holders of our intention to make a public offering within 90 days; (d) we furnish to the holders of registrable shares requesting the shelf registration a certificate signed by the Chairman of our Board of Directors stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to us and our shareholders for such registration to be effected at such time, in which event we shall have the right to defer such filing for a period of not more than 90 days after the receipt of the shelf registration request provided that we may not exercise such right to delay more than twice in a 12 month period, or (d) if, within the 12 months preceding the date of the shelf registration request, we have already effected one shelf registration.

Expenses of registration. We will pay all expenses related to any demand, piggyback or shelf registration pursuant to the shareholders agreement other than underwriting commissions and discounts.

Indemnification. We have certain indemnification obligations in connection with the registration rights under the shareholders agreement.

Term and Amendment. The shareholders agreement will remain in full force and effect as long as any shareholder who is party to the agreement continues to hold our shares. The agreement may be terminated, amended and any provision thereof may be waived, with the written approval of at least a majority of the outstanding share capital of the Company; provided, however that as long as certain key holders identified in the shareholders agreement and their affiliates continue to hold at least 20% of our issued shares, no termination, modification, amendment or waiver shall be effective until approved by a majority of such key holders and their affiliates. In addition, if any termination, modification, amendment or waiver would have a materially adverse or disproportionate affect on the rights of any shareholder or shareholders, then the consent of a majority of the holders so affected is required with respect to such termination, amendment, modification or waiver. The agreement will terminate with respect to any particular shareholder if such shareholder ceases to hold shares of the Company.

Limited Partnership Agreement

Certain shareholders, including Fleetmatics Investor Holdings, L.P., Investcorp Technology Fund III Limited Partnership, Investcorp Technology Partners III, L.P., Investcorp Technology Partners III (Cayman), L.P., Investcorp Technology Partners III (Cayman-I), L.P., D.E. Shaw Direct Capital Portfolios, L.L.C., NPE Caspian I B, L.P., Institutional Venture Partners XII, L.P., Institutional Venture Partners XIII, L.P. NVW FleetMatics LLC and Fleetmatics Investments Limited, are party to an Amended and Restated Limited Partnership Agreement with respect to the voting of our shares.

Employment Agreements

See “Management—Employment Agreements.”

Share Options

See “Management—Compensation—Share options.”

See “Description of Share Capital—History of Security Issuances.”

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers to the maximum extent allowed under Irish law. These agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of our Board of Directors.

Our wholly-owned subsidiary, FleetMatics USA Group Holdings, Inc. has entered into agreements to indemnify each of our directors and executive officers to the maximum extent allowed under Delaware law. These agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the company or that person’s status as a member of our Board of Directors.

Loan to James M. Travers

On September 19, 2006, James M. Travers, our Chief Executive Officer and one of our directors, purchased 700,000 ordinary shares with a promissory note to FleetMatics in the amount of €84,000. Mr. Travers repaid the promissory note on September 30, 2011.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our shares as of the date of this prospectus by:

•	each executive officer;

•	each of our directors;

•	our directors and executive officers as a group; and

•	each person or entity known by us to own beneficially more than 5% of our outstanding shares (by number or by voting power.

Our major shareholders do not have voting rights that are different from our shareholders in general.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares subject to options that are exercisable within 60 days after the date of this prospectus. Such shares are also deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but not the percentage ownership of any other person. Immediately upon the closing of this offering, all of our outstanding preferred shares will be converted from Series A preferred shares, Series B preferred shares and Series C preferred shares into ordinary shares. Following this conversion, we will have             ordinary shares outstanding immediately prior to this offering. These share numbers have been used to calculate the ownership and voting power percentages in the table below.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares, except to the extent authority is shared by spouses under community property laws. We have set forth below information regarding any significant change in the percentage ownership of our shares by any of our major shareholders during the past three years. All figures in this table assume no exercise by the underwriters of their option to acquire up to an additional             ordinary shares from us. All share numbers have been adjusted to reflect the reverse stock split.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering		Number of Shares Being Offered Pursuant to an Option Granted to the Underwriters	Shares Beneficially Owned Assuming Full Exercise of the Option to Acquire Additional Ordinary Shares Granted to the Underwriters
Name of Beneficial Owner(1)	Number	Percent	Number	Percent		Number	Percent
5% Shareholders
Fleetmatics Investor Holdings, L.P.(2)	39,980,076	94.68%
Directors and Senior Management
Dennis L. Abrahams(5)	225,000	*
Andrew G. Flett(2)(3)	—	—
John J. Goggin(6)	885,990	2.09%
Alex Guira(2)(3)	—	—
James F. Kelliher	—	—
Karen Leavitt	—	—
Stephen Lifshatz(7)	172,656	*
J. Sanford Miller(2)(4)	—	—
Peter Mitchell(8)	218,750	*
Jack Noonan	—	—
Andrew M. Reynolds	—	—
James M. Travers(9)	1,093,750	2.57%
All senior management and directors as a group (12 Persons) (10)	2,596,146	6.00%

*	Less than 1%

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Consists of 14,254,246 shares issuable to Fleetmatics Investor Holdings, L.P., which we refer to as Holdings, upon the conversion of Fleetmatics Series A preferred shares, 6,150,095 shares issuable to Holdings upon the conversion of Fleetmatics Series B preferred shares and 19,575,735 shares issuable to Holdings upon the conversion of Fleetmatics Series C preferred shares. Investcorp Technology Fund III Limited Partnership, which we refer to as Investcorp Tech, in its capacity as general partner of Holdings, may be deemed to be the beneficial owner of the shares shown as beneficially owned by Holdings. Investcorp Tech’s address is Boundary Hall, Cricket Square, PO Box 1111, Grand Cayman, KY1-1102, Cayman Islands, BWI. Investcorp S.A., which we refer to as Investcorp, does not directly own any of our shares but, through its indirect ownership of the entity that is the general partner of Investcorp Tech, may be deemed to be the beneficial owner of the shares held by Holdings. Investcorp’s address is Boundary Hall. Cricket Square. PO Box 1111. Grand Cayman. KY1-1102. Cayman Islands, BWI. SIPCO Limited may be deemed to be the beneficial owner of the shares held by Holdings through its indirect ownership of a majority of a company’s stock that indirectly owns a majority of Investcorp’s shares. SIPCO Limited’s address is Boundary Hall, Cricket Square, PO Box 1111, Grand Cayman, KY1-1102, Cayman Islands, BWI.

(3)	Mr. Flett and Mr. Guira were appointed to the Board of Directors by Holdings. Mr. Guira is a Co-Head and Mr. Flett is a Partner, respectively, of Investcorp Technology Partners. Each of Mr. Flett and Mr. Guira disclaims beneficial ownership of any shares held by Holdings, except to the extent of their pecuniary interest therein.

(4)	Mr. Miller was appointed to the Board of Directors by Holdings. Mr. Miller is a General Partner of Institutional Venture Partners. Mr. Miller disclaims beneficial ownership of any shares held by Holdings, except to the extent of his pecuniary interest therein.

(5)	Includes options to purchase 225,000 shares that are currently or will be exercisable within 60 days after April 30, 2012.

(6)	Includes options to purchase 200,000 shares that are currently or will be exercisable within 60 days after April 30, 2012.

(7)	Includes options to purchase 172,656 shares that are currently or will be exercisable within 60 days after April 30, 2012.

(8)	Includes options to purchase 63,750 shares that are currently or will be exercisable within 60 days after April 30, 2012.

(9)	Includes options to purchase 393,750 shares that are currently or will be exercisable within 60 days after April 30, 2012.

(10)	Includes options to purchase 1,055,156 shares that are currently or will be exercisable within 60 days after April 30, 2012.

In November 2010, Fleetmatics Investor Holdings, L.P. acquired 19,575,735 Series C preferred shares. In July 2010, Fleetmatics Investor Holdings, L.P. acquired 6,150,095 Series B preferred shares.

As of the date of this prospectus, approximately 3% of our outstanding shares are held by 5 record holders in the United States.

DESCRIPTION OF SHARE CAPITAL

We are an Irish public company with limited liability and our affairs are governed by our memorandum and articles of association and Irish law.

The following description of our share capital is a summary. This summary is subject to the Irish Companies Acts and to the complete text of our memorandum and articles of association (which we will adopt substantially in the form attached as Exhibit 3.2 to the registration statement prior to the closing of this offering).

Capital Structure

Authorized Share Capital

At the closing of this offering, our authorized share capital will be $            , divided into              ordinary shares with a nominal value of US$              per share, and             undesignated shares with a nominal value of US$              per share, which we refer to as the undesignated shares.

Except as otherwise specified below, references to voting by our shareholders contained in this Description of Share Capital are references to voting by holders of shares entitled to attend and vote generally at general meetings of our shareholders. Immediately after the closing of this offering, our only issued and outstanding shares will be the ordinary shares.

We have the authority, pursuant to our articles of association, to increase our authorized but unissued share capital by ordinary resolution by creating additional shares of any class or series. An ordinary resolution of our company requires more than 50% of the votes cast at a shareholders’ meeting by shareholders entitled to vote at that meeting.

As a matter of Irish law, the board of directors of a company may issue authorized but unissued new shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, our articles of association authorize our Board of Directors to issue new shares up to the amount of our authorized but unissued share capital without shareholder approval for a period of five years from the date our articles of association are adopted in substantially the form attached as Exhibit 3.2. We expect that we will seek to renew such general authority at an annual general meeting before the end of that five-year period.

Our articles of association authorize our Board of Directors, without shareholder approval, to determine the terms of the undesignated shares issued by us. Our Board of Directors is authorized, without obtaining any shareholder vote or consent, to provide from time to time for the issuance of ordinary shares or other classes or series of shares and to establish the characteristics of each such other class or series, including the number of shares and their preferred or deferred or other special rights and privileges or limitations, conditions and restrictions, whether in regard to dividend, voting, return of capital, conversion, redemption or otherwise.

Issued Share Capital

Immediately prior to this offering, our issued share capital will be $              divided into              ordinary shares with a nominal value of US$              per share.

Our shares issued pursuant to this offering will be issued credited as fully paid and will be non-assessable.

Objective

As provided by paragraph 2 of our memorandum of association, our stated principal objective is to engage in software development and distribution and all associated and related activities and to carry on various activities associated with that objective.

Pre-emption Rights, Share Warrants and Share Options

Under Irish law, certain statutory pre-emption rights apply automatically in favor of our ordinary shareholders when our shares are issued for cash. However, we have opted out of these pre-emption rights in our articles of association as permitted under Irish law. This opt-out may be renewed every five years under Irish law by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes cast by our shareholders at a meeting of shareholders. We expect that we will seek renewal of the opt-out at an annual general meeting within five years from the date our articles of association are adopted in substantially the form attached as Exhibit 3.2. If the opt-out expires and is not renewed, shares issued for cash must be offered to our pre-existing ordinary shareholders pro rata based on their existing shareholding before the shares can be issued to any new shareholders or pre-existing shareholders in an amount greater than their pro rata entitlements. The statutory pre-emption rights:

•	generally do not apply where shares are issued for non-cash consideration;

•

do not apply to the issuance of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any dividend and capital distribution, which are sometimes referred to as non-participating shares); and

•	do not apply to the issuance of shares pursuant to certain employee compensation plans including the 2004 Plan and the 2011 Plan.

The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. This authority can be granted for a maximum period of five years, after which it must be renewed by the shareholders by an ordinary resolution. Our articles of association provide that our Board of Directors is authorized to grant, upon such terms as the Board of Directors deems advisable, options to purchase (or commitments to issue at a future date) our shares of any class or series, and to cause warrants or other appropriate instruments evidencing such options or commitments to be issued. This authority under the articles will lapse after five years from the date our articles of association are adopted in substantially the form attached as Exhibit 3.2. We expect that we will seek renewal of this authority at an annual general meeting before the end of that five-year period. Under the same authority, the Board of Directors may issue shares upon exercise of warrants or options or other commitments without shareholder approval or authorization (up to the relevant authorized but unissued share capital). Statutory pre-emption rights will apply to the issuance of warrants and options issued by us unless an opt-out applies or shareholder approval for an opt-out is obtained in the same manner described directly above for our ordinary shares.

We will be subject to the rules of             requiring shareholder approval of certain share issuances. The Irish Takeover Rules may be applicable in certain circumstances and can impact on our ability to issue shares. See “Risk Factors—Risks Related to Offering and Ownership of Ordinary Shares.”

Share Repurchases, Redemptions and Conversions

Overview

Article 5.2(d) of our articles of association provides that any Ordinary Share the Company has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by the Company may technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions.” If our articles of association did not contain Article 5.2(d), repurchases by the Company would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “—Purchases by Subsidiaries,” including the shareholder approval requirements described below. Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back our ordinary shares, we are referring to the redemption of ordinary shares by the Company pursuant to Article 5.2(d) of the articles of association or the purchase of our ordinary shares by a subsidiary of the Company, in each case in accordance with our articles of association and Irish company law as described below.

Repurchases and Redemptions

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described below under “—Dividends”) or the proceeds of a new issue of shares for that purpose. As well as the effect of Article 5.2(d) which renders shares as redeemable shares, the Company may also issue redeemable shares. The issue of redeemable shares may only be made by the company where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of the Company. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be canceled or held in treasury. Shareholder approval will not be required to redeem the company’s shares.

The Board of Directors of the Company will also be entitled to issue other classes or series of shares which may be redeemed at the option of either the Company or the shareholder, depending on the terms of such shares. Please see “—Capital Structure—Authorized Share Capital” above.

Repurchased and redeemed shares may be canceled or held as treasury shares. The nominal value of treasury shares held by the Company at any time must not exceed 10% of the nominal value of the issued share capital of the Company. While the Company holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be canceled by the Company or re-issued subject to certain conditions.

Purchases by Subsidiaries

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase shares of the company either on-market or off-market. A general authority of the shareholders of the company is required to allow a subsidiary of the company to make on-market purchase of the company’s shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of the company shares is required. The Company may elect to seek such general authority, which must expire no later than 18 months after the date on which it was granted, at the next annual general meeting of the Company in 2012 and at subsequent annual general meetings. For an off-market purchase by a subsidiary of the company, the proposed purchase contract must be authorized by special resolution of the shareholders of the company before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholder at the registered office of the company.

The number of shares held by the subsidiaries of the company at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of the company. While a subsidiary holds shares of the company, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of the company by a subsidiary must be funded out of distributable reserves of the subsidiary.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of the company less accumulated realized losses of the company on a standalone basis. In addition, no dividend or distribution may be made unless the net assets of the company are not less than the aggregate of the company’s share capital plus undistributable reserves and the distribution does not reduce the company’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which the company’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the company’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not the company has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of the company. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of the company’s unconsolidated financial position in accordance with accepted accounting practice in Ireland. These “relevant accounts” must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The Company’s articles of association authorize the Board of Directors to declare such dividends as appear justified from the profits of the company without the approval of the shareholder. The dividends can be declared and paid in the form of cash or non-cash assets, subject to applicable law. The Company may pay dividends in any currency but intends to do so in U.S. dollars. The Board of Directors may deduct from any dividend or other moneys payable to any shareholder all sums of money, if any, due from the shareholder to the company in respect of shares of the Company.

The Board of Directors is also authorized to issue shares in the future with preferred rights to participate in dividends declared by the company. The holders of such preference shares may, depending on their terms, rank senior to the holders of the ordinary shares of the Company with respect to dividends.

For information about the Irish tax considerations relating to dividend payments, please see “Taxation—Taxation in Ireland.”

Bonus Shares

Under our articles of association, upon the recommendation of our Board of Directors, the shareholders by ordinary resolution may authorize the Board of Directors to capitalize any amount credited to any reserve (including the share premium account and the capital redemption reserve fund) or credited to the profit and loss account, and use such amount for the issuance to shareholders of shares as fully paid bonus shares.

Consolidation and Division; Subdivision

Under our articles of association, we may, by ordinary resolution, divide any or all of our share capital into shares of smaller nominal value than its existing shares (often referred to as a stock split) or consolidate any or all of our share capital into shares of larger nominal value than its existing shares (often referred to as a reverse stock split).

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized but unissued share capital. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce our issued share capital, any share premium account or capital redemption reserve fund.

General Meetings of Shareholders

We are required under Irish law to hold an annual general meeting at intervals of no more than 15 months, provided that an annual general meeting is held in each calendar year and no more than nine months after our fiscal year-end. Any annual general meeting may be held outside Ireland if an ordinary resolution so authorizing has been passed at the preceding annual general meeting. Our articles of association include a provision requiring annual general meetings to be held within such time periods as required by Irish law.

The only matters which must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual profit and loss account, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s fees (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office, subject to certain limited exceptions. Our articles of association provide that, at each annual general meeting, directors will be elected to fill the board seats of those directors whose terms expire at that annual general meeting. At any annual general meeting, only such business may be conducted as has been brought before the meeting (1) by or at the direction of the Board of Directors, (2) in certain circumstances, at the direction of the Irish High Court, (3) as required by law or (4) such business that the chairman of the meeting determines is properly within the scope of the meeting. In addition, shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to our Board of Directors.

Our extraordinary general meetings may be convened (1) by the Board of Directors, (2) on requisition of the shareholders holding the number of our shares prescribed by the Irish Companies Acts (currently 10% of the paid-up share capital of the Company carrying voting rights), or (3) in certain circumstances, on requisition of our auditors.

Extraordinary general meetings are generally held for the purposes of approving such of our shareholder resolutions as may be required from time to time. The business to be conducted at any extraordinary general meeting must be set forth in the notice of the meeting.

In the case of an extraordinary general meeting requisitioned by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice of the meeting. The requisition notice can propose any business to be considered at the meeting. Under Irish law, upon receipt of this requisition notice, our Board of Directors has 21 days to convene the extraordinary general meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of receipt of the requisition notice. If the Board of Directors does not proceed to convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice by our Board of Directors.

If our Board of Directors becomes aware that our net assets are half or less of the amount of our called-up share capital, the Board of Directors must, not later than 28 days from the date that it learns of this fact, convene an extraordinary general meeting of our shareholders to be held not later than 56 days from such date. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

At least 21 days’ notice of any annual general meeting or general meeting at which a special resolution is proposed and 14 days in all other circumstances must be given to shareholders, each director and our auditors, under our articles of association.

Quorum for Shareholder Meetings

Under our articles of association, the presence, in person or by proxy, of at least two shareholders constituting the holders of at least 50% of the voting power of our issued shares that carry the right to vote at the meeting constitutes a quorum for the conduct of any business at a general meeting, other than business requiring a special resolution. The quorum required to pass a special resolution at a general meeting is the presence, in person or by proxy, of at least two shareholders constituting the holders of at least 50% of the voting power of our issued shares that carry the right to vote at the meeting.

In the case of a meeting to vary the rights of any class or series of shares, discussed below under “—Voting—Variation of Rights Attaching to a Class or Series of Shares,” Irish law provides that the necessary quorum is the presence, in person or by proxy, of at least two shareholders representing 1/3 in nominal value (or, at an adjourned meeting, at least one shareholder representing any amount of nominal value) of the relevant class.

Voting

Generally

Holders of our ordinary shares vote on all matters submitted to a vote of shareholders and are entitled to one vote per share.

All votes at a general meeting will be decided by way of a poll. Voting rights on a poll may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in accordance with our articles of association. Our articles of association provide that the Board of Directors may permit the appointment of proxies by the shareholders to be notified to us electronically.

In accordance with our articles of association, the Board of Directors may from time to time cause us to issue preference or any other class or series of shares. These shares may have such voting rights, if any, as may be specified in the terms of such shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares).

Treasury shares (i.e. shares held by us) and our shares held by our subsidiaries will not entitle their holders to vote at general meetings of shareholders.

Except where a greater majority is required by Irish law or our articles of association, any question proposed for consideration at any of our general meetings or of any class of shareholders will be decided by an ordinary resolution passed by a simple majority of the votes cast by shareholders entitled to vote at such meeting. Irish law requires special resolutions of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast by shareholders at a meeting of shareholders. Examples of matters requiring special resolutions include:

•	amending our objectives as contained in our memorandum of association;

•	amending our articles of association;

•	approving our change of name;

•

authorizing the entry into a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction in favor of a director or connected person of a director (which generally includes a family member or business partner of the director and any entity controlled by the director);

•	opting out of pre-emption rights on the issuance of new shares;

•	our re-registration from a public limited company to a private company;

•	purchasing of our own shares off-market;

•	reduction of issued share capital;

•	resolving that we be wound up by the Irish courts;

•	resolving in favor of shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes;

•	setting the re-issue price of treasury shares; and

•	mergers with companies incorporated in the European Economic Area, or the EEA, as described below under “—Acquisitions.”

Action by Written Consent

Our articles of association provide that anything which may be done by resolution at a general meeting may be done by resolution in writing, but only if it is signed by or on behalf of all of the shareholders who would be entitled to attend the relevant meeting and vote on the relevant resolution.

Variation of Rights Attaching to a Class or Series of Shares

Variation of any rights attached to any class or series of our issued shares (including our ordinary shares) must, in accordance with our articles of association, be approved by (1) a resolution of the shareholders of the class or series affected, passed by the affirmative vote of the holders of 2/3 of the shares of that class or series voted at a meeting of that class or series or (2) the written consent of all of the shareholders of that class or series. In the case of a meeting to vary the rights of any class or series of shares, Irish law provides that the necessary quorum is the presence, in person or by proxy, of at least two shareholders representing 1/3 in nominal value (or, at an adjourned meeting, at least one shareholder representing any amount of nominal value) of the relevant class. Every shareholder of the affected class or series will have one vote for each share of such class or series that he or she holds as of the record date for the meeting.

Record Dates

Our articles of association provide that the Board of Directors may set the record date for the purposes of determining which shareholders are entitled to notice of, or to vote at, a general meeting and the record date must not occur before the date on which the board resolution fixing such record date is adopted. If no record date is fixed by the Board of Directors, the record date will be the day on which the notice of the meeting is mailed.

Shareholder Proposals

Under Irish law, there is no general right for a shareholder to put items on the agenda of an annual general meeting other than as set out in the articles of association of a company. Our articles of association provide that shareholders may nominate persons to be elected as directors both at an annual general meeting or an extraordinary general meeting requisitioned by shareholders.

Shareholders’ Suits

In Ireland, the decision to institute derivative proceedings on behalf of a company is generally taken by the company’s board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on our behalf. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against us would otherwise go unredressed. The cause of action may be against the director, another person or both.

A shareholder may also be permitted to bring proceedings against us in his or her own name where the shareholder’s rights as such have been infringed or where our affairs are being conducted, or the powers of the Board of Directors are being exercised, in a manner oppressive to any shareholder or shareholders or in disregard of their interests as shareholders. Oppression connotes conduct that is burdensome, harsh or wrong. This is an Irish statutory remedy under Section 205 of the Companies Act, 1963 and the court can grant any order it sees fit, including providing for the purchase or transfer of the shares of any shareholder.

Inspection of Books and Records

Holders of shares carrying voting rights have certain rights under the Irish Companies Acts to inspect books and records, including the right to: (1) receive a copy of our memorandum and articles of association and any act of the Irish Parliament that alters our memorandum and articles of association; (2) inspect and obtain copies of the minutes of general meetings of shareholders (including resolutions adopted at such meetings); (3) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by us; (4) receive copies of the most recent balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (5) receive balance sheets of any of our subsidiary companies that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. Our auditors also have the right to inspect all of our books and records. The auditors’ report must be circulated to the shareholders with our Financial Statements (as defined below) at least 21 days before the annual general meeting, and such report must be read to the shareholders at our annual general meeting. The Financial Statements referenced above mean our balance sheet, profit and loss account and, so far as they are not incorporated in the balance sheet or profit and loss account, any group accounts and the directors’ and auditors’ reports, together with any other document required by law to be annexed to the balance sheet.

Acquisitions

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with one or more classes of shareholders requires a court order from the Irish High Court and the approval of: (1) more than 50% in number of the shareholders of each participating class or series voting on the scheme of arrangement or (2) representing 75% or more by value of the shares of such participating class or series held by the shareholders voting on the scheme of arrangement, in each case at the relevant meeting or meetings. A scheme of arrangement, if authorized by the shareholders of each participating class or series and the court, is binding on all of the shareholders of each participating class or series. Shares held by the acquiring party are not excluded from the tally of a vote on the scheme, but such shares may be considered to belong to a separate class for the purposes of approving the scheme, in which case the acquiring party’s shares would not be voted for the purposes of the separate class approval required from the remaining, non-acquiring shareholders;

(b)

through a tender offer by a third party pursuant to the Irish Takeover Rules. Where the holders of 80% or more in value of a class of our shares (excluding any shares already beneficially owned by the offeror) have accepted an offer for their shares, the remaining shareholders in that class may be statutorily required to also transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the offeror has acquired acceptances of 80% of all of our shares but does not exercise this “squeeze out” right, the non-accepting shareholders also have a statutory right to require the offeror to acquire their shares on the same terms as the original offer, or such other terms as the offeror and the non-tendering shareholders may agree or on such terms as an Irish court, on application of the offeror or non-tendering shareholder, may order. If our shares were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this 80% threshold would be increased to 90%; and

(c)	by way of a merger with a company incorporated in the EEA under the European Communities (Cross-Border Mergers) Regulations 2008, which implement the EU Cross Border Merger Directive 2005/56 in Ireland. Such a merger must be approved by a special resolution. Shareholders also may be entitled to have their shares acquired for cash. See “—Appraisal Rights” below.

The approval of the Board of Directors, but not shareholder approval, is required for a sale, lease or exchange of all or substantially all of our assets, except that such a transaction between us and one of our directors or a person or entity connected to such a director may require shareholder approval.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have statutory appraisal rights. If we are being merged as the transferor company with another EEA company under the EC (Cross-Border Mergers) Regulations 2008, (1) any of our shareholders who voted against the special resolution approving the merger or (2) if 90% of our shares are held by the successor company, any other of our shareholder, may be entitled to require that the successor company acquire its shares for cash.

Disclosure of Interests in Shares

Under the Irish Companies Acts, our shareholders must notify us if, as a result of a transaction, (1) the shareholder will be interested in 5% or more of our shares that carry voting rights or (2) the shareholder will cease to be interested in 5% or more of the our shares that carry voting rights. In addition, where a shareholder is interested in 5% or more of our relevant shares, the shareholder must notify us of any alteration of its interest that brings its total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the relevant class of share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to us within five business days of the event that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of our shares held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to its shares reinstated.

In addition to the disclosure requirement described above, under the Irish Companies Acts, we may, by notice in writing, and must, on the requisition of shareholders holding 10% or more of the paid up capital of the Company carrying voting rights, require a person whom we know or have reasonable cause to believe is, or at any time during the three years immediately preceding the date on which such notice is issued, was, interested in shares comprised in our relevant share capital to: (1) indicate whether or not it is the case and (2) where such person holds or has during that time held an interest in our shares, to give certain further information as may be required by us including particulars of such person or beneficial owner’s past or present interests in our shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by us on a person who is or was interested in our shares and that person fails to give us any information required within the reasonable time specified, we may apply to court for an order directing that the affected shares be subject to certain restrictions. Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a)	any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of such shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in respect of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.

Where our shares are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

In addition, persons or groups (within the meaning of the Exchange Act) beneficially owning 5% or more of our ordinary shares must comply with the reporting requirements under Regulation 13D-G of the Exchange Act.

Anti-Takeover Provisions

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law.

Our articles of association allow our Board of Directors to adopt any shareholder rights plan upon such terms and conditions as the Board of Directors deems expedient and in our best interest, subject to applicable law, including the Irish Takeover Rules and Substantial Acquisition Rules described below and the requirement for shareholder authorization for the issue of shares described above.

Subject to the Irish Takeover Rules described below, our Board of Directors also has the power to issue any of our authorized and unissued shares on such terms and conditions as it may determine to be in our best interest. It is possible that the terms and conditions of any issue of shares could discourage a takeover or other transaction that holders of some or a majority of our ordinary shares might believe to be in their best interest or in which holders of our ordinary shares might receive a premium for their shares over the then-market price of the shares.

Irish Takeover Rules and Substantial Acquisition Rules

A tender offer by which a third party makes an offer generally to our shareholders or a class of shareholders to acquire shares of any class conferring voting rights will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel (as well as being governed by the Exchange Act and the regulations promulgated thereunder). The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below. Takeovers by means of a scheme of arrangement are also generally subject to these regulations.

General Principles. The Irish Takeover Rules are based on the following General Principles that will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•

the holders of securities in the target company must have sufficient time and information to allow them to make an informed decision regarding the offer. If the board of directors of the target company advises the holders of the securities with respect to the offer, it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	the board of a target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•

false markets must not be created in the securities of the target company or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•

an offeror can only announce an offer after ensuring that it can fulfill in full any cash consideration offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•

a target company may not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Offer. If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties (which generally mean persons acting in concert with the acquirer) to shares carrying 30% or more of the voting rights in our shares, the acquirer and, depending on the circumstances, its concert parties would be mandatorily required (except with the consent of the Irish Takeover Panel) to make a cash tender offer for the remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in us if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a 12 month period.

Voluntary Offer; Requirements to Make a Cash Offer and Minimum Price Requirements. A voluntary offer is a tender offer that is not a mandatory offer. If an offeror or any of its concert parties acquire any of our shares of the same class as the shares that are the subject of the voluntary offer within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for our shares of that class by the offeror or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Panel, having regard to the General Principles, believes it is appropriate to do so.

If the offeror or any of its concert parties has acquired our shares of the same class as the shares that are the subject of the voluntary offer (1) during the period of 12 months prior to the commencement of the offer period which represent 10% or more of the nominal value of the issued shares of that class or (2) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per share shall be not less than the highest price paid by the offeror or its concert parties for shares (of that class) during, in the case of (1), the period of 12 months prior to the commencement of the offer period and, in the case of (2), the offer period. The Irish Takeover Panel may apply this rule to an offeror who, together with its concert parties, has acquired less than 10% of the nominal value of the issued shares of the class of shares that is the subject of the offer in the 12 month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of an offer or proposed offer.

Substantial Acquisition Rules. The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights in our shares. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights in our shares is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights in our shares and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of certain other acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action. Under the Irish Takeover Rules, our Board of Directors is not permitted to take any action that might frustrate an offer for our shares during the course of an offer or at any earlier time at which the Board of Directors has reason to believe an offer is or may be imminent, except as noted below. Potentially frustrating actions such as (1) the issue of shares, options or convertible securities, (2) material disposals, (3) entering into contracts other than in the ordinary course of business or (4) any action, other than seeking alternative offers, which may result in the frustration of an offer, are prohibited during the course of an offer or at any time during which the Board of Directors has reason to believe that an offer is or may be imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by our shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel, where:

(i)	the Irish Takeover Panel is satisfied that the action would not constitute a frustrating action;

(ii)	the holders of at least 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	the action is in accordance with a contract entered into prior to the announcement of the offer (or prior to a time at which the Board of Directors has reason to believe that an offer is or may be imminent); or

(iv)	the decision to take such action was made before the announcement of the offer (or prior to a time at which the Board of Directors has reason to believe that an offer is or may be imminent) and has been either at least partially implemented or is in the ordinary course of business.

Insider Dealing. The Irish Takeover Rules also provide that no person, other than the offeror, who is privy to confidential price-sensitive information concerning an offer made in respect the acquisition of the company (or a class of its securities) or a contemplated offer shall deal in relevant securities of the offeree during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

For other provisions that could be considered to have an anti-takeover effect, please see above at “—Pre-emption Rights, Share Warrants and Share Options,” “—Voting—Generally,” “—Voting—Variation of Rights Attaching to a Class or Series of Shares” and “—Disclosure of Interests in Shares,” and below at “—Transfer and Registration of Shares” and “—Corporate Governance.”

Corporate Governance

Generally

Our articles of association allocate authority over the management of the Company to our Board of Directors. The Board of Directors may then delegate management of the Company to committees of the Board of Directors or such other persons as it thinks fit. Regardless of any delegation, the Board of Directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of our Company. Our Board of Directors may create new committees or change the responsibilities of existing committees from time to time.

See “Management—Committees of the Board of Directors.”

Directors: Term and Appointment

Directors are elected or appointed at the annual general meeting or at any extraordinary general meeting called for that purpose. Each director is elected by the affirmative vote of a majority of the votes cast with respect to such director.

Our articles of association provide that our Board of Directors is divided into three classes serving staggered three-year terms. Shareholders do not have cumulative voting rights. Accordingly, the holders of a majority of the voting rights attaching to our ordinary shares will, as a practical matter, be entitled to control the election of all directors. At each annual general meeting, directors will be elected for a full term of three years to succeed those directors of the relevant class whose terms are expiring. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board of Directors.

Under our articles of association, the Board of Directors has the authority to appoint directors to our Board of Directors, either to fill a vacancy or as an additional director. A vacancy on the Board of Directors created by the removal of a director may be filled by an ordinary resolution of the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy. The Board of Directors may fill a vacancy by an affirmative vote of a majority of the directors constituting a quorum. If there is an insufficient number of directors to constitute a quorum, the Board of Directors may nonetheless act to fill such vacancies or call a general meeting of the shareholders. Under our articles of association, if the Board of Directors fills a vacancy, the director’s term expires at the same time as the term of the other directors of the class of directors to which the new director is appointed. If there is an appointment to fill a casual vacancy or an addition to the Board of Directors, the total number of directors shall not at any time exceed the number of directors from time to time fixed by the Board in accordance with the articles of association.

Removal of Directors

The Irish Companies Acts provide that, notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, provided that notice of any such resolution be given to the shareholders not less than 28 days before the meeting at which the director is to be removed, and the director will be entitled to be heard at such meeting. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment agreement) that the director may have against us in respect of his or her removal.

Directors’ Duties

Our directors have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of the Company (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and will be expected to exercise a greater degree of skill and diligence than non-executive directors). The principal fiduciary duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, maintaining certain registers and making certain filings as well as the disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on our business while insolvent, without due regard to the interests of creditors). For public limited companies like us, directors are under a specific duty to ensure that the corporate secretary is a person with the requisite knowledge and experience to discharge the role.

Conflicts of Interest

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Irish law and our articles of association provide that: (1) a director may be a director of or otherwise interested in a company relating to us and will not be accountable to us for any remuneration or other benefits received as a result, unless we otherwise direct; (2) a director or a director’s firm may act for us in a professional capacity other than as auditor; and (3) a director may hold an office or place of profit in us and will not be disqualified from contracting with us. If a director has a personal interest in an actual or proposed contract with us, the director must declare the nature of his or her interest and we are required to maintain a register of such declared interests that must be available for inspection by the shareholders. Such a director may vote on any resolution of the Board of Directors in respect of such a contract, and such a contract will not be voidable solely as a result.

Indemnification of Directors and Officers; Insurance

To the fullest extent permitted by Irish law, our articles of association confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Acts, which prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Acts will be void under Irish law, whether contained in its articles of association or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Acts.

Our articles of association also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We are permitted under our articles of association and the Irish Companies Acts to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

Additionally, through our wholly-owned subsidiary, FleetMatics USA Group Holdings, Inc., we have entered into agreements to indemnify our directors to the maximum extent allowed under Delaware law. These agreements, among other things, provide that we will indemnify our directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director.

Legal Name; Formation; Fiscal Year; Registered Office

We were incorporated in Ireland, as a private limited company and we will re-register as a public limited company in accordance with the Irish Companies Acts before the completion of this offering. The legal and commercial name of our re-registered public limited company will be FleetMatics Group plc. Our fiscal year ends on December 31 and our registered address is Penthouse Suite, Block C, Cookstown Court, Belgard Road, Tallaght, Dublin 24, Ireland.

Duration; Dissolution; Rights upon Liquidation

Our duration will be unlimited. We may be dissolved at any time by way of either a shareholder’s voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholder’s voluntary winding up, the Company must be solvent and a special resolution of the shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Director of Corporate Enforcement in Ireland where the affairs of the Company have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that the Company should be wound up.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in our articles of association or the terms of any shares issued by the Board of Directors from time to time. If the articles of association and terms of issue of the shares of the Company contain no specific provisions in respect of a dissolution or winding up then, subject to the shareholder priorities and the rights of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Our articles of association provide that our ordinary shareholders may be entitled to participate in a winding up, and the method by which the property will be divided shall be determined by the liquidator, subject to a special resolution of the shareholders, but such rights of ordinary shareholders to participate may be subject to the rights of any preference shareholders to participate under the terms of any series or class of preference shares.

No Share Certificates

We do not intend to issue share certificates unless (1) certificates are required by law, any stock exchange, a recognized depository, any operator of any clearance or settlement system, or the terms of issue of any class or series of our shares or (2) a holder of our shares applies for share certificates evidencing ownership of our shares.

Under our articles of association, holders of our ordinary shares will have no right to certificates for their shares, except on request and on such terms as our Board of Directors, at its sole discretion, determines. Holders’ rights to request certificates for shares are subject to any resolution of the Board of Directors determining otherwise.

No Sinking Fund

Our ordinary shares will have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in this offering will be duly and validly issued pursuant to this offering, will be credited as fully paid up and will be non-assessable.

Transfer and Registration of Shares

Our share register will be maintained by our transfer agent. Registration in this share register will be determinative of membership in us. Any of our shareholders who hold shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who will also hold such shares beneficially through the same depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the holder of record of such shares.

A written instrument of transfer will be required under Irish law in order to register on our official share register any transfer of shares (1) from a person who holds such shares directly to any other person or (2) from a person who holds such shares beneficially to another person who also will hold such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also will be required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer or the transfer is not made in contemplation of a sale of the shares.

Accordingly, we strongly recommend that shareholders hold their shares through DTC (or through a broker who holds such shares through DTC).

Any transfer of our ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to our transfer agent. We do not intend to pay any stamp duty on behalf of any acquirer of shares in our capital. See “Taxation—Taxation in Ireland.” The Company may, in its absolute discretion, pay (or cause one of its affiliates to pay) any stamp duty. Our articles of association provide that, in the event of any such payment, we (i) may seek reimbursement from the transferor or transferee (at our discretion), (ii) may set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion) and (iii) will have a lien against the Company’s shares on which we have paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our shares has been paid unless one or both of such parties is otherwise notified by us.

Our articles of association grant the Board of Directors general discretion to decline to register an instrument of transfer without giving a reason. In addition, the Board of Directors may decline to register a transfer of shares unless a registration statement under the Securities Act is in effect with respect to the transfer or the transfer is exempt from registration. See “—Anti-Takeover Provisions—Shareholder Rights Plans and Share Issuances” above.

The registration of transfers may be suspended at such times and for such periods, not exceeding 30 days in any year, as our Board of Directors may from time to time determine (except as may be required by law).

Differences in Corporate Law

We, and our relationships with our shareholders, are governed by Irish corporate law and not by the corporate law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are available to directors and shareholders of U.S. corporations. To help you understand these differences, we have prepared the following summary comparing certain important provisions of Irish corporate law (as modified by our articles of association) with those of Delaware corporate law. Before investing, you should consult your legal advisor regarding the impact of Irish corporate law on your specific circumstances and reasons for investing.

References to the “Companies Acts” refer to the Irish Companies Acts 1963-2009, which govern Irish corporations.

Duties of Directors

Our business is managed by our Board of Directors. Members of the board of directors of an Irish company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and to exercise their powers and fulfill the duties of their offices on the same basis. This duty includes the following essential elements:

•	a duty to act in good faith and in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director; and

•	a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in carrying out their duties as a director.

Under Irish law, the fiduciary duty of the directors is to the company, and not to the company’s individual shareholders. Our shareholders may not generally sue our directors directly for a breach of fiduciary duty.

The business of a Delaware corporation is also managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. These duties are similar to those imposed on the directors by the Companies Acts.

Under Irish law, the question of whether a director has acted properly will typically be assessed on a case-by-case basis, with regard to the circumstances surrounding the director’s action. In contrast, Delaware law presumes that directors act on an informed basis and in the best interests of the company and its shareholders. Unless this presumption is rebutted, the decision of the board of a Delaware company will be upheld unless the action had no rational business purpose or constituted corporate waste. If the presumption is rebutted, the directors must demonstrate that the challenged action was entirely fair to the company.

Interested Directors

Under Irish law, directors who have an interest in a transaction or proposed transaction with us must disclose that interest to the Board of Directors when the proposed transaction is first considered (unless such interest has previously been disclosed). Not disclosing such an interest is a criminal offense, punishable by a fine. Our articles of association provide that an interested director may vote on a resolution concerning a matter in which he has declared an interest.

Delaware law does not allow for criminal penalties but does specify that if a director has an interest in a transaction, that transaction would be voidable by a court unless either (1) the material facts about the interested director’s relationship or interests are disclosed or are known to the board of directors and a majority of the disinterested directors authorize the transaction, (2) the material facts about the interested director’s relationship or interests are disclosed or are known to the shareholders entitled to vote and the transaction is specifically approved in good faith by such shareholders or (3) the transaction was fair to the company when it was authorized, approved or ratified. In addition, the interested director could be held liable for a transaction in which he derived an improper personal benefit. Under Irish law, directors also have a general duty to avoid conflicts of interest. A director may be required to account to the company for any personal profit he has made in breach of this duty unless he has been specifically released from the duty by shareholder vote.

Voting Rights and Quorum Requirements

Under Irish law, the voting rights of our shareholders are regulated by our articles of association and the Companies Acts. Under our articles of association, two or more shareholders (or if there is only one shareholder of the relevant class or series of shareholders, then one shareholder) present in person or by proxy and holding shares representing at least 50% of the issued shares carrying the right to vote at such meeting will constitute a quorum; provided, that no quorum will exist for the purposes of considering or passing any special resolution unless the shareholder or shareholders present in person or by proxy hold shares representing at least 50% of the issued shares carrying the right to vote at such meeting. Most shareholder actions or resolutions may be passed by a simple majority of votes cast. Certain actions (including the amendment of our articles of association) require approval by 75% of the votes cast at a meeting of shareholders. For a Delaware corporation, the presence, either in person or by proxy, of as few as one third of the shares eligible to vote may constitute a quorum. Except for certain extraordinary transactions, such as approving a merger, shareholders of a Delaware corporation may act by the majority vote of the shares present, either in person or by proxy.

Under Irish law and our articles of association, the election of directors at a general meeting of shareholders will require a majority of votes cast at such meeting. In contrast, the election of directors for a Delaware corporation requires only a plurality vote.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our articles of association also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in common form or such other form as the directors may determine. Under our articles of association, each holder of ordinary shares is entitled to one vote per Ordinary Share held.

Dividends

Holders of ordinary shares are entitled to receive dividends as may be recommended by our Board of Directors and approved by our shareholders or any interim dividends our Board of Directors may decide to pay.

The Companies Acts require that we may only pay dividends out of profits legally available for that purpose. Available profits are defined as our accumulated realized profits, to the extent not previously distributed or capitalized, less our accumulated realized losses, to the extent not previously written off in a reduction or reorganization of capital. In addition, we may make a distribution only if and to the extent that, at the time of the distribution, the amount of our net assets is not less than the aggregate of our paid up share capital and undistributable reserves.

Under Delaware law, dividends can only be paid out of the company’s surplus, which is generally defined as the value of the company’s assets minus the par value of all the shares of stock it has issued. If there is no surplus, dividends can only be paid out of the company’s net profits for the current and immediately previous fiscal year.

Amalgamations, Mergers and Similar Arrangements

Under Irish law, the disposal of or acquisition of assets by a company requires the approval of its board of directors. However, certain acquisitions and disposal of assets may also require shareholder approval.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the shareholders. Under Delaware law, a shareholder of a corporation participating in a major corporate transaction may, under certain circumstances, be entitled to appraisal rights which would allow him to receive the fair value of his shares (as determined by a court) in cash instead of the consideration he would otherwise receive in the transaction. Irish public companies may be acquired by way of a merger with a company incorporated in the EEA under the EC (Cross-Border Mergers) Regulations 2008, which implement the EU Cross-Border Merger Directive 2005/56 in Ireland. Such a merger must be approved by a special resolution. Shareholders also may be entitled to have their shares acquired for cash. While, generally, under Irish law, shareholders of an Irish company do not have statutory appraisal rights, if we are being merged as the transferor company with another EEA company under these Regulations and (1) any of our shareholders who voting against the special resolution approving the merger or (2) if 90% of our shares are held by the successor company, any other of our shareholders may be entitled to require that the successor company acquire its shares for cash.

Takeovers

Takeover of certain Irish public companies, including us, are regulated by statutory takeover rules, which are administered by the Irish Takeover Panel.

In addition to the EC (Cross-Border Mergers) Regulations 2008 referred to above, Irish law provides two principal ways for the control of a public company to change. The first method involves a public offer for the shares of that company. The number of shares required to vote in favor of a proposal to force minority shareholders of a public company, such as us, is 80% under the Companies Act.

The second method of acquiring control of an Irish public company is by a scheme of arrangement. A company proposes the scheme of arrangement to its shareholders, which, if accepted would result in the company being acquired by a third party. A scheme of arrangement must be approved by a majority in number of shareholders representing 75% in value of the shares of each relevant class actually voting at a general meeting. If the scheme is approved, and subsequently confirmed by the Irish High Court, it becomes binding on all of the target shareholders, regardless of whether they voted on the scheme.

A general principle of Irish takeover law is that the directors of a company which is the target of an offer (or of a company which the directors believe will soon be the target of an offer) must refrain from frustrating that offer or depriving shareholders of the opportunity to consider the merits of the offer, unless the shareholders approve of such actions in a general meeting.

Under Delaware law, the board of directors may take defensive actions against a takeover if the directors believe in good faith that the takeover is a threat to the company’s interests and if the response is reasonable in light of the threat posed by the takeover. However, the board may not use such measures for its own personal interests. For example, a board may institute defensive measures to allow it to negotiate a higher price with the acquirer or prevent shareholders from being coerced into selling at a price which is clearly too low. However, the board may not use such measures just to keep itself in control of the company. In contrast, Irish takeover law only allows the directors to advise shareholders (by way of a publicly available announcement) on the merits and drawbacks of any particular offer and to recommend shareholders to accept or reject such offer. Our directors may not enact “poison pills” or other defensive measures.

Shareholder Suits

Under Irish company law, our shareholders generally may not sue for wrongs suffered by the Company. In Ireland, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on our behalf. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed. The cause of action may be against the director, another person, or both.

In contrast to a derivative action, Irish company law permits an action by a shareholder in his own right on the basis of the infringement of his personal rights as a shareholder. A shareholder may commence a suit in a representative capacity for himself as well as other similarly affected consenting shareholders. Additionally, under Irish company law, any shareholder who claims that our affairs are being conducted, or that the powers of our directors are being exercised, in a manner oppressive to his interests as a shareholder, may apply to the Irish courts for an appropriate order.

Delaware law generally allows a shareholder to sue for wrongs suffered by the company if he first demands that the company sue on its own behalf and the company declines to do so, but allows the shareholder to. In certain situations, such as when there are specific reasons to believe that the directors are protecting their personal interests, the shareholder may sue directly without first making the demand.

Indemnification of Directors and Officers

In general the Companies Acts prohibit us from indemnifying any director against liability due to his negligence, default, breach of duty or breach of trust due to us. We may, however, indemnify our officers if they are acquitted in a criminal proceeding or are successful in a civil proceeding. To the fullest extent permitted by Irish law, our articles of association confer an indemnity on our directors and officers.

Under Delaware law, a corporation may indemnify a director or officer against expenses (including attorneys’ fees), judgments, fines and settlement amounts which he reasonably incurred in defending himself in a lawsuit. The director or officer must have acted in good faith and, if being charged with a crime, must not have had a reasonable cause to believe that he was breaking the law.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the Irish Companies Registration Office. Our shareholders have the additional right to inspect our register of directors and secretaries and minutes of general meetings. Our audited financial statements must be presented to our shareholders at an annual general meeting (and made available to our shareholders in advance of an annual general meeting).

The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public on payment of a fee. A company is required to maintain its share register in Ireland. A company is required to keep at its registered office a register of directors and officers that is also open for inspection. Irish law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law permits a shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to his interest as a shareholder.

Calling of Special Shareholders’ Meetings

Under Irish law, an extraordinary general meeting may be convened (1) by the board of directors, (2) on requisition of the shareholders holding the number of shares prescribed by the Irish Companies Act (currently 10% of the paid-up share capital of the Company carrying voting rights) or (3) in certain circumstances, on requisition of our auditors.

Under Delaware law, a special meeting of the shareholders may be called by the board of directors or by any person who is authorized by the corporation’s certificate of incorporation or bylaws.

Amendment of Organizational Documents

Irish law provides that the memorandum and/or articles of association of a company may be amended by a resolution of shareholders, either by written resolution (which requires the signature of all shareholders) or by resolution passed at a general meeting of shareholders of which due notice has been given. A 75% majority of votes cast at a general meeting is required to pass such a resolution.

Under Delaware law, a company’s certificate of incorporation may be amended if the amendment is approved by both the board of directors and the shareholders. Unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the shareholders of the corporation is required to approve an amendment. Under Irish law, the certificate of incorporation of a company (which simply evidences the date of the company’s incorporation and its registered number and the fact that it has been incorporated) may not be amended. Under Delaware law, the certificate of incorporation may limit or remove the voting power of a class of the company’s stock. However, if the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of a class of stock, the holders of shares of that class are entitled to vote, as a class, upon the proposed amendment, without regard to the restriction in the certificate of incorporation.

Delaware law allows the bylaws of the corporation to be amended either by the shareholders or, if allowed in the certificate of incorporation, by the board of directors. Under Irish law, a 75% majority of votes cast at a general meeting of shareholders is required to amend either a company’s memorandum or its articles of association.

History of Security Issuances

The following is a summary of our securities issuances during the past three years:

On July 30, 2010, we issued an aggregate of 6,150,095 Series B redeemable convertible preferred shares at a price per share of $3.09 to Fleetmatics Investor Holdings, L.P.

On November 23, 2010, we issued an aggregate of 868,750 ordinary shares to certain of our employees upon the exercise of option awards. The 868,750 ordinary shares were issued for €0.01 per share (or $0.01 per share).

On November 23, 2010, we issued 42,500 ordinary shares to an employee upon the exercise of an option award. The 42,500 ordinary shares were issued for €0.14 per share (or $0.19 per share).

On November 23, 2010, we also converted 15,290,021 ordinary shares into 15,290,021 Series C redeemable convertible preferred shares.

On November 23, 2010, we issued 2,230,330 Deferred Shares to Fleetmatics Investor Holdings, L.P. for no consideration by way of a bonus issue of shares.

On November 23, 2010, we issued 4,285,714 Series C redeemable convertible preferred shares to Fleetmatics Investor Holdings, L.P. at a price per share of $3.50.

On February 23, 2012, we issued 7,500 ordinary shares to an employee upon the exercise of an option award. The 7,500 ordinary shares were issued for €0.01 per share (or $0.01 per share).

On February 23, 2012, we issued 5,000 ordinary shares and 15,000 ordinary shares to an employee upon the exercise of option awards. The 5,000 ordinary shares were issued for €0.01 per share (or $0.01 per share) and the 15,000 ordinary shares were issued for €0.50 per share (or $0.67 per share).

SHARES ELIGIBLE FOR FUTURE SALE

Upon closing of this offering, we will have outstanding             ordinary shares, assuming no exercise of the underwriters’ option to acquire additional shares. All of the ordinary shares issued in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial numbers of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our shares, and while application has been made for the ordinary shares to be quoted on the             , we cannot assure you that a regular trading market will develop in the ordinary shares. The ordinary shares held by our existing shareholders upon closing of this offering will be available for sale in the public market after the expiration or waiver of the lock-up arrangements described below.

Rule 144

In general, under Rule 144 of the Securities Act (as in effect on the date of this prospectus), beginning 90 days after the date of this prospectus, an “affiliate” who has beneficially owned our shares for a period of at least six months is entitled to sell upon expiration or waiver of the lock-up arrangements described below within any three-month period a number of shares that does not exceed the greater of either 1% of the then outstanding shares, or approximately             shares immediately after this offering, or the average weekly trading volume of our shares on the             during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to such sale. Such sales under Rule 144 of the Securities Act are also subject to prescribed requirements relating to the manner of sale, notice and availability of current public information about us.

Under Rule 144, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior holder other than an affiliate, is entitled to sell such shares without restriction, provided we have been in compliance with our reporting requirements under the Exchange Act for the six months following satisfaction of the six-month holding period. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 of the Securities Act as in effect on the date of this prospectus, each of our employees, consultants or advisors who acquires our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the closing of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Arrangements

For a description of the lock-up arrangements that we and our shareholders have entered into in connection with this offering, see “Underwriting.”

TAXATION

Taxation in Ireland

Scope of Discussion

The following is a general summary of the main Irish tax considerations applicable to certain investors who are the owners of our shares. It is based on existing Irish law and our understanding of the practices of the Irish Revenue Commissioners on the date of this document. Legislative, administrative or judicial changes may modify the tax consequences described below.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to our shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland, or other relevant jurisdictions of this offering, including the acquisition, ownership and disposition of our shares.

Tax on Chargeable Gains

A disposal of our shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland should not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.

A disposal of our shares by an Irish resident or ordinarily resident shareholder may, depending on the circumstances (including the availability of exemptions and reliefs), give rise to a chargeable gain or allowable loss for that shareholder. The rate of capital gains tax in Ireland is currently 30%.

A holder of our shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Dividend Withholding Tax

Dividend withholding tax, or DWT, (currently at a rate of 20%) may arise in respect of dividends or distributions to our shareholders unless an exemption applies. Where DWT does arise in respect of dividends, we are responsible for deducting DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders are entitled to an exemption from DWT. In particular, dividends to a non-Irish resident shareholder, who does not hold our shares in connection with a trade or business carried on through a branch or agency in Ireland, should not be subject to DWT if the shareholder is:

(a)	an individual shareholder resident for tax purposes in a “relevant territory” and the individual is neither resident nor ordinarily resident in Ireland;

(b)	a corporate shareholder resident for tax purposes in a “relevant territory” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

(c)	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory;”

(d)	a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

(e)	a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance;

and provided that, in all cases noted above (but subject to the exception in the paragraph below regarding ‘U.S. Resident Shareholders’), the shareholder has provided a relevant Irish DWT declaration form to his or her broker before the record date for the dividend (in the case of shares held through DTC), and the relevant information is further transmitted to the Company (in the case of shares held through DTC) or to our Transfer Agent (in the case of shares held outside of DTC).

A list of “relevant territories” for the purposes of DWT is set forth below.

Albania	Croatia	Hungary	Malaysia	Portugal	Turkey

Armenia	Cyprus	Iceland	Malta	Romania	United Arab Emirates

Australia	Czech Republic	India	Mexico	Russia	United Kingdom

Austria	Denmark	Israel	Moldova	Saudi Arabia	United States of America

Bahrain	Egypt	Italy	Montenegro	Serbia	Vietnam

Belarus	Estonia	Japan	Morocco	Singapore	Zambia

Belgium	Finland	Republic of Korea	Netherlands	Slovak Republic

Bosnia & Herzegovina	France	Kuwait	New Zealand	Slovenia

Bulgaria	Georgia	Latvia	Norway	South Africa

Canada	Germany	Lithuania	Pakistan	Spain

Chile	Greece	Luxembourg	Panama	Sweden

China	Hong Kong	Macedonia	Poland	Switzerland

Prior to paying any dividend, the Company will put in place an agreement with an entity which is recognized by the Irish Revenue Commissioners as a “qualifying intermediary” which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC.

U.S. Resident Shareholders

Dividends paid in respect of our shares that are owned by residents of the U.S. and held through DTC will not be subject to DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the U.S. We strongly recommend that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us).

Dividends paid in respect of our shares that are owned by residents of the U.S. and held outside of DTC will not be subject to DWT provided that the shareholder has completed the relevant Irish DWT declaration form and this declaration form remains valid. Such shareholders must provide the relevant Irish DWT declaration form to our Transfer Agent at least seven business days before the record date for the first dividend payment to which they are entitled.

If a U.S resident shareholder receives a dividend subject to DWT, that shareholder should generally be able to make an application for a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Residents of “Relevant Territories” other than the U.S.

Shareholders who are residents of “relevant territories” other than the U.S. (regardless of when such shareholders acquired their shares) must complete the appropriate Irish DWT declaration form in order to receive dividends without DWT.

Shareholders must provide the appropriate Irish DWT declaration form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to our Transfer Agent at least seven business days before such record date (in the case of shares held outside of DTC). We strongly recommend that such shareholders complete the appropriate Irish DWT declaration form and provide them to their brokers or our Transfer Agent as soon as possible.

If a shareholder who is resident in a “relevant territory” receives a dividend subject to DWT, that shareholder should generally be able to make an application for a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Irish Resident Shareholders

Irish tax resident or ordinarily resident shareholders will generally be subject to DWT in respect of dividends or distributions received from us.

Irish tax resident or ordinarily resident shareholders that are entitled to receive dividends without DWT must complete the relevant Irish DWT declaration form and provide the declaration form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to our Transfer Agent at least seven business days before such record date (in the case of shares held outside of DTC).

Irish tax resident or ordinarily resident shareholders who are not entitled to an exemption from DWT and who are subject to Irish tax should consult their own tax advisor.

Other Persons

Shareholders that do not fall within one of the categories mentioned above may fall within other exemptions from DWT.

If a shareholder is exempt from DWT but receives a dividend subject to DWT, that shareholder may be able to claim a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Income Tax on Dividends

Non-Irish Resident Shareholders

A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is entitled to an exemption from DWT, generally has no liability to Irish income tax or income charges on a dividend from us unless that shareholder holds our shares through a branch or agency which carries on a trade in Ireland.

A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is not entitled to an exemption from DWT, generally has no additional liability to Irish income tax or income charges unless that shareholder holds our shares through a branch or agency which carries on a trade in Ireland. The shareholder’s liability to tax is effectively limited to the amount of DWT already deducted by us.

Irish Resident Shareholders

Irish resident or ordinarily resident shareholders may be subject to Irish income tax and income charges on dividends received from us. Such shareholders should consult their own tax advisor.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, comprises principally of gift tax and inheritance tax. A gift or inheritance of our shares could attract a charge to CAT regardless of the place of residence, ordinary residence or domicile of the transferor or transferee of the shares. This is because a charge to CAT can arise on a gift or inheritance which comprises of property situated in Ireland. Our shares are regarded as property situated in Ireland because our share register must be held in Ireland. The person who receives the gift or inheritance is the person who is primarily liable to pay any CAT that arises.

The rate of CAT is currently 30% and is payable if the taxable value of the gift or inheritance exceeds certain thresholds, referred to as “group thresholds.” CAT is applied on the excess over the threshold amount. The appropriate threshold amount depends upon the relationship between the transferor and the transferee of the shares and also the aggregation of the values of previous gifts and inheritances received by the transferee from persons within the same group threshold. A gift or inheritance received from a spouse is exempt from CAT.

Stamp Duty

Irish stamp duty typically arises on the transfer of shares in an Irish incorporated company.

Shares Held Through DTC

A transfer of our shares effected by means of the transfer of book entry interests in DTC should not be subject to Irish stamp duty.

Shares Transferred Into or Out of DTC

A shareholder may transfer our shares into (or out of) DTC without giving rise to Irish stamp duty so long as:

(a)	there is no change in the ultimate beneficial ownership of the shares as a result of the transfer; and

(b)	the transfer into (or out of) DTC is not in contemplation of a sale of the shares by the beneficial owner to a third party.

Shares Held Outside of DTC

A transfer of our shares where any of the parties to the transfer hold the shares outside of DTC, may be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). The transferee of the shares is typically the person that is liable to pay stamp duty.

Due to the potential Irish stamp duty on transfers of our shares, we strongly recommend that shareholders hold their shares through DTC (or through a broker who holds such shares through DTC).

Material United States federal income tax consequences to U.S. Holders

The following general summary describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of owning and disposing of our ordinary shares. It does not purport to be a comprehensive discussion of all of the tax considerations that may be relevant to a decision to purchase our ordinary shares.

This summary addresses only the U.S. federal income tax considerations for U.S. Holders that acquire our ordinary shares at their original issuance and hold the ordinary shares as capital assets. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. Holder. Each prospective investor should consult a professional tax advisor with respect to the tax consequences of an investment in our ordinary shares. This summary does not address tax considerations applicable to a holder of our ordinary shares that may be subject to special tax rules including, without limitation, the following:

•	dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities (including private foundations);

•	qualified retirement plans, individual retirement accounts, and other tax-deferred accounts;

•	insurance companies;

•	persons holding ordinary shares as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	persons that own, directly, indirectly or as a result of certain constructive ownership rules, ordinary shares representing 10% or more of the total combined voting power of all classes of our stock;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons liable for alternative minimum tax;

•	U.S. Holders whose “functional currency” is not the U.S. dollar; or

•	U.S. tax expatriates and certain former citizens and long-term residents of the United States.

This summary is based upon the provisions of the United States Internal Revenue Code of 1986 which, as amended, we refer to as the Code, the United States Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code and the United States Treasury Regulations, all as currently in effect, and all subject to differing interpretations or change, possibly on a retroactive basis. This summary does not address any estate, gift, state, local, non-U.S. or other tax consequences, except as specifically provided herein.

For purposes of this summary, a “U.S. Holder” means a person that holds ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S. (as determined under U.S. federal income tax rules);

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has in effect a valid election under applicable United States Treasury Regulations to be treated as a U.S. person.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares or partners in such partnerships should consult their own tax advisors regarding the particular U.S. federal income tax consequences of the ownership and disposition of ordinary shares.

The following summary is of a general nature only and is not a substitute for careful tax planning and advice. U.S. Holders of ordinary shares are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the issues discussed herein, in light of their particular circumstances, as well as any considerations arising under the laws of any foreign, state, local or other taxing jurisdiction.

Taxation of distributions on ordinary shares

Subject to the discussion under “—Passive foreign investment company” below, the gross amount of any distribution (including amounts, if any, withheld in respect of Irish withholding tax) actually or constructively received by a U.S. Holder with respect to our ordinary shares will be taxable to the U.S. Holder as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions to a U.S. Holder in excess of earnings and profits will be treated first as a return of capital that reduces a U.S. Holder’s tax basis in such ordinary shares (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of our ordinary shares), and then as gain from the sale or exchange of such ordinary shares. In the event we make distributions to holders of ordinary shares, we may or may not calculate our earnings and profits under U.S. federal income tax principles. If we do not do so, any distribution may be required to be regarded as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution. The amount of the dividend will generally be treated as foreign-source dividend income to U.S. Holders.

Non-corporate U.S. Holders will generally be eligible for the preferential U.S. federal rate on qualified dividend income for tax years beginning on or before December 31, 2012, provided that we are a “qualified foreign corporation,” the stock on which the dividend is paid is held for a minimum holding period, and other requirements are satisfied.

A “qualified foreign corporation” includes a foreign corporation that is not a PFIC (as defined below) in the year of the distribution or in the prior tax year and that is eligible for the benefits of an income tax treaty with the United States, if such treaty contains an exchange of information provision and the United States Treasury Department has determined that the treaty is satisfactory for purposes of the legislation. Based on current law and applicable administrative guidance, our dividends paid before December 31, 2012 should be eligible for treatment as qualified dividend income, provided that the holding period and other requirements are satisfied. In the absence of intervening legislation, dividends received by a U.S. Holder after tax years beginning on or after December 31, 2012 will be taxed to such U.S. Holder at ordinary income rates.

Distributions to U.S. Holders generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Taxation of sale, exchange or other taxable disposition of ordinary shares

Upon the sale, exchange or other taxable disposition of an ordinary share, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition and such U.S. Holder’s tax basis in the ordinary share. The amount realized on the sale, exchange or other taxable disposition of the ordinary shares will be the U.S. dollar value of any euros received in the transaction, which is determined for cash basis taxpayers on the settlement date for the transaction and for accrual basis taxpayers on the trade date (although accrual basis taxpayers can also elect the settlement date). Subject to the discussion under “—Passive foreign investment company” below, any such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares transferred exceeds one year on the date of the sale or disposition. Long-term capital gains of non-corporate U.S. Holders derived with respect to the disposition of ordinary shares are currently subject to tax at reduced rates. The deductibility of capital losses is subject to several limitations. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Disclosure of reportable transactions

If a U.S. Holder sells or disposes of the ordinary shares at a loss or otherwise incurs certain losses that meet certain thresholds, such U.S. Holder may be required to file a disclosure statement with the IRS. Failure to comply with these and other reporting requirements could result in the imposition of significant penalties.

Passive foreign investment company

A foreign corporation is a passive foreign investment company, or PFIC, within the meaning of Section 1297 of the Code if, during any taxable year, (i) 75% or more of its gross income consists of certain types of passive income or (ii) the average quarterly value (or basis in certain cases) of its passive assets (generally assets that generate passive income) is 50% or more of the average quarterly value (or basis in certain cases) of all of its assets. In arriving at this calculation, a pro rata portion of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest, as determined by the value of such corporation, must be taken into account. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

If we were a PFIC for any taxable year during which a taxable U.S. Holder held ordinary shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of the ordinary shares would be allocated ratably over the U.S. Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution (an “excess distribution”) would be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares. In addition, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Department of the Treasury may require. If we were classified as a PFIC in any year with respect to which a U.S. Holder owns ordinary shares, we would continue to be treated as a PFIC with respect to the U.S. Holder in all succeeding years during which the U.S. Holder owns ordinary shares, regardless of whether we continue to meet the tests described above. However, if we ceased to be a PFIC, a U.S. Holder of our ordinary shares could avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to our ordinary shares.

Based on our estimated gross income, the average value of our gross assets, and the nature of the active businesses conducted by our “25% or greater” owned subsidiaries, we do not believe that we will be a PFIC for the current taxable year and do not expect to become one in the foreseeable future. Our status for any taxable year will depend on our assets and activities in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable year. The market value of our assets may be determined in large part by reference to the market price of our ordinary shares, which is likely to fluctuate after the offering. If our income or asset composition were to become more passive (including through the acquisition of assets that generate passive income), we could potentially become a PFIC.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments with respect to ordinary shares paid to a U.S. Holder other than certain exempt recipients (such as corporations). Backup withholding will apply to such payments if such U.S. Holder fails to provide a taxpayer identification number or certification of other exempt status or fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability provided that the required information is furnished by such U.S. Holder to the IRS. A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

Recent legislative developments

Recently enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay up to an additional 3.8% tax on, among other things, dividends and capital gains for taxable years beginning after December 31, 2012. In addition, recent legislation requires certain U.S. Holders who are individuals who hold certain foreign financial assets (which may include ordinary shares if not held through a financial account maintained at a U.S. “financial institution” as defined in the applicable rules) to report information relating to such assets, subject to certain exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of ordinary shares.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to issue to the underwriters, and each of the underwriters has agreed, severally and not jointly, to acquire from us, the number of ordinary shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
RBC Capital Markets, LLC
Stifel Nicolaus & Company

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to acquire all of the shares sold under the underwriting agreement if any of these shares are acquired. If an underwriter defaults, the underwriting agreement provides that the acquisition commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. The underwriters may allow, and the dealers may re-allow, a discount not in excess of $         per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, estimated underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to acquire additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

Option to Acquire Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to acquire, from time to time, in whole or in part, up to              additional shares at the public offering price, less the estimated underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to acquire a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our employees, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We, our executive officers and directors and our other existing security holders have agreed not to sell or transfer our ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with our ordinary shares, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any ordinary shares;

•	sell any option or contract to purchase any ordinary shares;

•	purchase any option or contract to sell any ordinary shares;

•	grant any option, right or warrant for the sale of any ordinary shares;

•	lend or otherwise dispose of or transfer any ordinary shares;

•	request or demand that we file a registration statement related to the ordinary shares; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any ordinary shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision does not apply to our entry into an agreement providing for the issuance by us of our ordinary shares or any security convertible into or exercisable for our ordinary shares in connection with the acquisition by us of the securities, business, property or other assets of another person, provided that, the aggregate number of ordinary shares that we may sell or issue or agree to sell or issue shall not exceed 5% of the total number of ordinary shares (on an as-converted and as-exercised basis) issued and outstanding immediately following the completion of this offering; and provided further that each recipient of ordinary shares or securities convertible into or exercisable for ordinary shares shall agree to a lock-up provision substantially in the form of this lock-up provision.

This lock-up provision applies to ordinary shares and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

                     Listing

We expect the shares to be approved for listing on the                     , subject to notice of issuance, under the symbol “                    .”

Before this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are expected to include:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenue;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and acquiring our ordinary shares. However, the representatives may engage in transactions that stabilize the price of the ordinary shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may acquire and sell our ordinary shares in the open market. These transactions may include short sales, acquisitions on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to acquire in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to acquire additional shares described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for acquisition in the open market as compared to the price at which they may acquire shares through the option. “Naked” short sales are sales in excess of the option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who acquire in the offering. Stabilizing transactions consist of various bids for or acquisitions of ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have reacquired shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the                     , in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. may allocate a limited number of shares for acquisition by their online brokerage customers. An electronic prospectus is available on the Internet websites maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive each of which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity that is a qualified investors as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the subscribers has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which, as amended, we refer to as the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective acquirers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Stamp Taxes

If you acquire our ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is One Bryant Park, New York, New York 10036. The address of Barclays Capital Inc. is 745 Seventh Avenue, New York, New York 10019. The address of RBC Capital Markets is Three World Financial Center, 200 Vesey Street, 9th Floor, New York, New York 10281. The address of Stifel Nicolaus Weisel is Lever House, 390 Park Avenue, 14th Floor, New York, New York 10022.

ENFORCEMENT OF CIVIL LIABILITIES

We have been advised by our Irish counsel that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before a foreign judgment will be deemed to be enforceable in Ireland:

•	the judgment must be for a definite sum;

•	the judgment must be final and conclusive; and

•	the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

LEGAL MATTERS

Certain legal matters with respect to U.S. federal law in connection with this offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters with respect to Irish law in connection with the validity of the shares being offered by this prospectus and other legal matters will be passed upon for us by Maples and Calder, Dublin, Ireland. Certain legal matters with respect to U.S. federal law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The financial statements of FleetMatics Group Limited as of December 31, 2010 and 2011 and for each of the two years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of SageQuest, Inc. and Subsidiaries as of December 31, 2008 and 2009 and for each of the two years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the report of SS&G, Inc. (formerly known as SS&G Financial Services, Inc.), independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including relevant exhibits and schedules, with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits for further information with respect to us and our shares. Some of these exhibits consist of documents or contracts that are described in this prospectus in summary form. You should read the entire document or contract for the complete terms. You may read and copy the registration statement and its exhibits at the SEC’s Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov, from which you can electronically access the registration statement and its exhibits.

After this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 applicable to foreign private issuers. Because we are a foreign private issuer, the SEC’s rules do not require us to deliver proxy statements or to file quarterly reports on Form 10-Q, among other things. However, we plan to produce quarterly financial reports and furnish them to the SEC not later than 45 days after the end of each of the first three quarters of our fiscal year and to file our annual report on Form 20-F not later than 90 days after the end of our fiscal year. In addition, our “insiders” are not subject to the SEC’s rules that prohibit short-swing trading. Our annual consolidated financial statements will be prepared in U.S. GAAP and certified by an independent public accounting firm.

We also maintain a website at http://www.fleetmatics.com. Information contained in or accessible through, our website is not a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

FleetMatics Group Limited

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred shares and shareholders’ deficit and cash flows present fairly, in all material respects, the financial position of FleetMatics Group Limited and its subsidiaries at December 31, 2010 and 2011 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 17, 2012

FLEETMATICS GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,		Pro Forma December 31, 2011
	2010	2011
			(unaudited)
Assets
Current assets:
Cash	$23,054	$8,615	$8,615
Restricted cash	205	592	592
Accounts receivable, net of allowances of $856 and $1,237 at December 31, 2010 and 2011, respectively	2,910	5,376	5,376
Deferred tax assets	8,430	8,343	8,343
Prepaid expenses and other current assets	3,423	5,425	5,425

Total current assets	38,022	28,351	28,351
Property and equipment, net	19,055	26,848	26,848
Goodwill	24,879	24,879	24,879
Intangible assets, net	12,696	9,341	9,341
Deferred tax assets, net	5,991	4,298	4,298
Other assets	3,709	5,859	5,859

Total assets	$104,352	$99,576	$99,576

Liabilities, Redeemable Convertible Preferred Shares and Shareholders’ Deficit
Current liabilities:
Accounts payable	$4,568	$5,398	$5,398
Accrued expenses and other current liabilities	10,331	12,382	12,382
Deferred revenue	23,491	18,679	18,679
Senior Secured Notes, current portion	—	750	750

Total current liabilities	38,390	37,209	37,209
Deferred revenue	15,341	7,741	7,741
Accrued income taxes	18,839	17,825	17,825
Senior Secured Notes, net of discount of $619 and $449 at December 31, 2010 and 2011, respectively	16,881	16,301	16,301
Other liabilities	22	726	726

Total liabilities	89,473	79,802	79,802

Commitments and contingencies (Note 17)

Redeemable convertible preferred shares, €0.01375178 par value for Series A and B shares, €0.01 par value for Series C shares; 34,634,734 shares authorized; 34,634,734 shares issued and outstanding at December 31, 2010 and 2011 (aggregate liquidation value of $127,520 at December 31, 2011); no shares issued and outstanding pro forma at December 31, 2011 (unaudited)	130,393	130,839	—

Shareholders’ deficit:
Ordinary shares, €0.01 par value; 65,942,606 shares authorized; 2,245,730 shares issued and outstanding at December 31, 2010 and 2011; 42,225,806 shares issued and outstanding pro forma at December 31, 2011 (unaudited)	20	20	537
Deferred shares, €0.01 par value; 2,230,330 shares authorized, issued and outstanding at December 31, 2010 and 2011 and pro forma at December 31, 2011 (unaudited)	29	29	29
Additional paid-in capital	171	2,017	132,339
Note receivable from officer	(143)	—	—
Accumulated other comprehensive income	969	560	560
Accumulated deficit	(116,560)	(113,691)	(113,691)

Total shareholders’ equity (deficit)	(115,514)	(111,065)	19,774

Total liabilities, redeemable convertible preferred shares and shareholders’ equity (deficit)	$104,352	$99,576	$99,576

The accompanying notes are an integral part of these consolidated financial statements.

FLEETMATICS GROUP LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2010	2011
Subscription revenue	$64,690	$92,317
Cost of subscription revenue	22,941	28,631

Gross profit	41,749	63,686

Operating expenses:
Sales and marketing	20,447	33,391
Research and development	4,061	6,021
General and administrative	14,628	18,309

Total operating expenses	39,136	57,721

Income from operations	2,613	5,965
Interest income (expense), net	(1,012)	(2,386)
Foreign currency transaction gain (loss), net	(907)	155

Income before income taxes	694	3,734
Provision for income taxes	1,430	865

Net income (loss)	(736)	2,869
Accretion of redeemable convertible preferred shares to redemption value	(418)	(446)
Modification of redeemable convertible preferred shares	(6,542)	—
Net income attributable to participating securities	—	(2,294)

Net income (loss) attributable to ordinary shareholders	$(7,696)	$129

Net income (loss) per share attributable to ordinary shareholders:
Basic	$(0.51)	$0.06

Diluted	$(0.51)	$0.06

Weighted average ordinary shares outstanding:
Basic	15,076,911	2,245,730

Diluted	15,076,911	3,116,393

Pro forma net income per share attributable to ordinary shareholders (unaudited):
Basic		$0.07

Diluted		$0.07

Pro forma weighted average ordinary shares outstanding (unaudited):
Basic		42,225,806

Diluted		43,096,469

The accompanying notes are an integral part of these consolidated financial statements.

FLEETMATICS GROUP LIMITED

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

(In thousands, except share data)

	Series A, B and C Redeemable Convertible Preferred Shares						Additional Paid-In Capital	Note Receivable from Officer	Accumulated Other Compre- hensive Income (Loss)		Total Share- holders’ Deficit
			Ordinary Shares		Deferred Shares					Accum- ulated Deficit		Compre- hensive Income
	Shares	Amount	Shares	Par Value	Shares	Par Value
Balances at December 31, 2009	8,908,904	$37,778	16,624,501	$210	—	$—	$1,072	$(146)	$(236)	$(56,846)	$(55,946)
Share-based compensation	—	—	—	—	—	—	149	—	—	—	149
Accretion of redeemable convertible preferred shares to redemption value	—	418	—	—	—	—	(412)	—	—	(6)	(418)
Issuance of Series B redeemable convertible preferred shares:
Issuance of Series B redeemable convertible preferred shares for $3.09 per share, net of issuance costs of $851	6,150,095	18,153	—	—	—	—	—	—	—	—	—
Modification of Series A redeemable convertible preferred shares	—	6,542	—	—	—	—	(883)	—	—	(5,659)	(6,542)
Issuance of Series C redeemable convertible preferred shares:
Issuance of Series C redeemable convertible preferred shares for $3.50 per share, net of issuance costs of $1,013	4,285,714	13,987	—	—	—	—	—	—	—	—	—
Exercises of stock options for ordinary shares	—	—	911,250	12	—	—	8	—	—	—	20
Issuance of Series C redeemable convertible preferred shares upon conversion of ordinary shares	15,290,021	53,515	(15,290,021)	(202)	—	—	—	—	—	(53,313)	(53,515)
Issuance of deferred shares	—	—	—	—	2,230,330	29	(29)	—	—	—	—
Excess tax benefits from share-based awards	—	—	—	—	—	—	266	—	—	—	266
Accrued interest income and foreign currency adjustment on note receivable from officer	—	—	—	—	—	—	—	3	—	—	3
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	(736)	(736)	$(736)
Foreign currency translation adjustments, net of tax of $0	—	—	—	—	—	—	—	—	1,205	—	1,205	1,205

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	$469

Balances at December 31, 2010	34,634,734	130,393	2,245,730	20	2,230,330	29	171	(143)	969	(116,560)	(115,514)

Share-based compensation	—	—	—	—	—	—	2,292	—	—	—	2,292
Accretion of redeemable convertible preferred shares to redemption value	—	446	—	—	—	—	(446)	—	—	—	(446)
Accrued interest income and foreign currency adjustment on note receivable from officer	—	—	—	—	—	—	—	(9)	—	—	(9)
Collection of note receivable from officer	—	—	—	—	—		—	152	—	—	152
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	2,869	2,869	$2,869
Foreign currency translation adjustments, net of tax of $0	—	—	—	—	—	—	—	—	(409)	—	(409)	(409)

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	$2,460

Balances at December 31, 2011	34,634,734	$130,839	2,245,730	$20	2,230,330	$29	$2,017	$—	$560	$(113,691)	$(111,065)

The accompanying notes are an integral part of these consolidated financial statements.

FLEETMATICS GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2010	2011
Cash flows from operating activities:
Net income (loss)	$(736)	$2,869
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	7,397	7,581
Amortization of capitalized in-vehicle devices owned by customers	36	344
Amortization of intangible assets	317	3,349
Amortization of deferred commissions, other deferred costs and debt discount	2,806	3,855
Provision for (benefit from) deferred tax assets	(741)	1,788
Provision for accounts receivable allowances	814	990
Unrealized foreign currency transaction (gain) loss	908	(178)
Loss on disposal of property and equipment and other assets	413	954
Share-based compensation	149	2,292
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(1,248)	(3,460)
Prepaid expenses and other current and long-term assets	(3,507)	(7,211)
Accounts payable, accrued expenses and other current liabilities	7,684	2,194
Accrued income taxes	1,826	(1,015)
Deferred revenue	(7,455)	(12,547)

Net cash provided by operating activities	8,663	1,805

Cash flows from investing activities:
Purchases of property and equipment	(9,377)	(15,083)
Capitalization of internal-use software costs	(380)	(686)
Acquisition of SageQuest, Inc., net of cash acquired	(36,424)	—
Net increase in restricted cash	(104)	(387)

Net cash used in investing activities	(46,285)	(16,156)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred shares, net of issuance costs	32,140	—
Proceeds from issuance of Senior Secured Notes, net of discount	16,810	—
Proceeds from exercise of stock options	20	—
Excess tax benefits from share-based awards	266	—
Collection of note receivable from officer	—	152
Payments of capital lease obligations	—	(139)

Net cash provided by financing activities	49,236	13

Effect of exchange rate changes on cash	(166)	(101)

Net increase (decrease) in cash	11,448	(14,439)
Cash, beginning of year	11,606	23,054

Cash, end of year	$23,054	$8,615

Supplemental disclosure of cash flow information:
Cash paid for interest	$754	$2,251
Cash paid for income taxes	$267	$243
Supplemental disclosure of non-cash financing and investing activities:
Accretion of redeemable convertible preferred shares to redemption value	$418	$446
Acquisition of property and equipment through capital leases	$—	$1,152
Additions to property and equipment included in accounts payable at the balance sheet dates	$750	$1,276
Issuance of Series C redeemable convertible preferred shares upon conversion of ordinary shares	$53,515	$—
Modification of redeemable convertible preferred shares	$6,542	$—

The accompanying notes are an integral part of these consolidated financial statements.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

1. Nature of the Business

FleetMatics Group Limited, or the Company, formed in 2004, is a private company incorporated in the Republic of Ireland limited by shares, whereby the shareholders’ liability to creditors of the Company is limited to their capital invested and the amount, if any, remaining unpaid on the shares held by them.

The Company is a leading global provider of fleet management solutions delivered as software-as-a-service (“SaaS”). Its mobile software platform enables businesses to meet the challenges associated with managing their local fleets of commercial vehicles and improve productivity by extracting actionable business intelligence from vehicle and driver behavioral data. The Company offers Web-based and mobile solutions that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage and other insights into their mobile workforce, enabling them to reduce operating and capital costs, as well as increase revenue. New customers for the Company’s SaaS offering typically enter into initial 36-month, non-cancelable subscription agreements, with amounts generally billed and due monthly; however, some customers prepay all or part of their contractual obligations quarterly, annually or for the full contract term in exchange for a prepayment discount that is reflected in the pricing of the contract.

The Company has experienced earnings volatility since inception and, as of December 31, 2011, had an accumulated deficit of approximately $114,000. The Company believes that its cash, projected cash flows from operations and funds available under its financing facilities existing as of May 10, 2012 (see Note 22) will be sufficient to meet its working capital and capital expenditure requirements for at least twelve months from the most recent balance sheet date. If a public equity financing is not available to the Company, it may seek other alternatives such as raising capital through private financing transactions, should it be required. There can be no assurances that the Company will be able to raise additional debt or equity financing on favorable terms, if at all.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions. All dollar amounts in the financial statements and in the notes to the consolidated financial statements, except share and per share amounts, are stated in thousands of U.S. dollars unless otherwise indicated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingencies at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the estimated average customer relationship period that is used for recognizing the deferred revenue of up-front fees and for amortizing the related deferred costs of in-vehicle devices, the valuation of accounts receivable and share-based awards, the assessment of amounts qualifying for capitalization as internal-use software, the valuation of assets and liabilities acquired in business combinations, the useful lives of intangible assets and property and equipment, the assessment of goodwill and long-lived assets for impairment, and the accounting for income taxes, including uncertain tax positions and the

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

valuation of net deferred tax assets. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Actual results could differ from the Company’s estimates.

Unaudited Pro Forma Information

Upon the closing of a qualified initial public offering, all of the Company’s redeemable convertible preferred shares outstanding will automatically convert into ordinary shares. The accompanying unaudited pro forma consolidated balance sheet as of December 31, 2011 has been prepared to give effect to the automatic conversion of all outstanding shares of redeemable convertible preferred shares into 39,980,076 ordinary shares as if the proposed initial public offering occurred on December 31, 2011. Unaudited pro forma basic and diluted net income per share attributable to ordinary shareholders for the year ended December 31, 2011 has been computed to give effect to the automatic conversion of all of the Company’s redeemable convertible preferred shares (using the if-converted method) into 39,980,076 ordinary shares as if the proposed initial public offering occurred on January 1, 2011.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, is used to measure fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices) such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these assets and liabilities. The fair value of the Company’s Senior Secured Notes (see Note 10) as of December 31, 2011 was $20.6 million, as estimated by the Company using a discounted cash flow analysis, reflecting a discount rate of 4.5% (a Level 3 measure of fair value).

Restricted Cash

The Company is a party to various credit card and merchant services agreements under which it has pledged a continuing security interest in related deposit accounts in order to secure payment and performance of its obligations under the agreements. These restrictions may be lifted by the Company at will by canceling the agreements or reducing the lines of credit under these agreements. As of December 31, 2010 and 2011, $205 and $592, respectively, has been classified as restricted cash in the consolidated balance sheets related to these arrangements.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their original invoice amounts less an allowance for doubtful collections based on estimated losses resulting from the inability or unwillingness of customers to make required payments. The allowance is estimated at each reporting period based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with specific delinquent accounts. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectibility of its receivables in the determination of its allowance for doubtful accounts.

Concentration of Credit Risk and of Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. Although the Company maintains its cash balances with accredited financial institutions, the Company had substantially all cash balances at financial institutions without or in excess of federally insured limits at December 31, 2010 and 2011. The Company does not believe it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

No individual customer accounted for more than 10% of total subscription revenue for the years ended December 31, 2010 and 2011, and no individual customer accounted for more than 10% of net accounts receivable at December 31, 2010 and 2011.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization. Depreciation and amortization is recognized using the straight-line method over the following estimated useful lives:

In-vehicle devices—installed	4–6 years
Computer equipment	3 years
Internal-use software	3 years
Furniture and fixtures	4–6 years
Leasehold improvements	Shorter of life of lease or estimated useful life

For in-vehicle devices of which the Company retains ownership after they are installed in a customer’s fleet, the cost of the in-vehicle devices (including installation and shipping costs) is capitalized as property and equipment. The Company depreciates these assets on a straight-line basis over their expected useful lives of four to six years, beginning upon completion of installation. Related depreciation expense is recorded in cost of subscription revenue. If a customer subscription agreement is canceled or expires prior to the end of the expected useful life of the in-vehicle device, the carrying value of the asset is depreciated in full with expense immediately recorded as cost of subscription revenue. Before installation in a customer’s fleet, in-vehicle devices of which the Company retains ownership are recorded within property and equipment (referred to as In-vehicle devices—uninstalled), but are not depreciated. Should an installed device require replacement, the cost of the replacement device is expensed and recorded as cost of subscription revenue when provided.

Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the lease term or the estimated useful lives of the improvements. Assets held under capital leases are stated at the lesser of the present value of future minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization of assets under capital leases is computed using the straight-line method over the shorter of the estimate useful life of the asset or the period of the related lease.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The cost of expenditures for maintenance and repairs of assets is charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation or amortization of assets disposed of are removed from the accounts and any resulting gain or loss is credited or charged to the consolidated statements of operations.

Internal-Use Software

Research and development costs are expensed as incurred, except for certain costs which are capitalized in connection with the development of its internal-use software and website. These capitalized costs are primarily related to the application software that is hosted by the Company and accessed by its customers through the Company’s website. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing performed to ensure the product is ready for its intended use. The Company also capitalizes costs related to specific upgrades and enhancements of this application software when it is probable that the expenditures will result in additional functionality. Maintenance and training costs are expensed as incurred. Capitalized internal-use software costs are recorded as part of property and equipment and are amortized on a straight line basis over an estimated useful life of three years.

Business Combinations

In an acquisition of a business, the Company recognizes separately from goodwill the fair value of assets acquired and the liabilities assumed. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition-date fair values of the assets acquired and liabilities assumed. Transaction costs related to business combinations are expensed as incurred.

In addition, uncertain tax positions assumed and valuation allowances related to the net deferred tax assets acquired in connection with a business combination are estimated as of the acquisition date and recorded as part of the purchase. Thereafter, any changes to these uncertain tax positions and valuation allowances are recorded as part of the provision for income taxes in the consolidated statements of operations.

Goodwill and Other Intangible Assets

The Company records goodwill when the consideration paid in a business acquisition exceeds the fair value of the net tangible assets acquired, identifiable intangible assets acquired and liabilities assumed. Goodwill is not amortized.

Definite-lived intangible assets subject to amortization include customer relationships, trademarks, acquired developed technology, and a patent for the Company’s vehicle tracking system. Intangible assets acquired in a business combination are recorded under the acquisition method of accounting at their estimated fair values at the date of acquisition. Customer relationships, trademarks and acquired developed technology are amortized over their estimated useful lives, which range from three to nine years, based on the pattern over which the Company expects to consume the economic benefit of each asset, which in general reflects the expected cash flows from each asset. The patent is amortized over its useful life of 20 years on a straight-line basis, as the pattern of consumption of the economic benefit of the asset cannot be reliably determined.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Impairment of Goodwill and Long-Lived Assets

Goodwill is tested for impairment annually or more frequently if events or circumstances occur that indicate an impairment may exist. Factors the Company considers important that could trigger an impairment review include significant underperformance relative to historical or projected operating results, significant changes in the Company’s use of the acquired assets in a business combination or the strategy for its overall business, and significant negative industry or economic trends. The Company performs its annual assessment for impairment of goodwill on October 31 and has determined it has a single reporting unit for testing goodwill for impairment. For purposes of assessing potential impairment, the Company first estimates the fair value of the reporting unit (based on the fair value of the Company’s outstanding ordinary shares on an as-converted basis) and compares that amount to the carrying value of the reporting unit (as reflected by the total carrying values of the Company’s redeemable convertible preferred shares and shareholders’ deficit). If the Company determines that the carrying value of the reporting unit exceeds its fair value, then the implied fair value of the goodwill is determined in the same manner used to determine the amount of goodwill in a business combination. If the carrying value of goodwill exceeds the implied fair value of the goodwill, an impairment charge is recognized in the amount equal to that excess. No goodwill impairment charges were recorded during the years ended December 31, 2010 and 2011.

Long-lived assets include property and equipment and definite-lived intangible assets subject to amortization. The Company evaluates its long-lived assets for recoverability whenever events or changes in circumstances indicate that their carrying values may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business or product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. To evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. If the carrying value exceeds the sum of the expected undiscounted cash flows, an impairment loss on the long-lived asset to be held and used is recognized based on the excess of the asset’s carrying value over its fair value, determined based on discounted cash flows. Long-lived assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell.

Subscription Revenue Recognition

The Company provides access to its software through subscription arrangements whereby the customer is charged a per subscribed-vehicle fee for access for a specified term. Subscription agreements contain multiple service elements and deliverables, including installation of in-vehicle devices, access to the Company’s on-demand software via its website, and support services delivered over the term of the arrangement. Agreements do not provide customers the right to take possession of the software at any time. The Company has determined that the elements of its subscription agreements do not have value to the customer on a standalone basis. As a result, the multiple elements within the subscription agreements do not qualify for treatment as separate units of accounting. Accordingly, the Company accounts for all fees received under its subscription agreements as a single unit of accounting and, except for any up-front fees, recognizes the total fee amount ratably on a daily basis over the term of the subscription agreement. The Company only commences recognition of revenue when there is persuasive evidence of an arrangement, the fee is fixed or determinable, collectibility is deemed reasonably assured, and recurring services have commenced. The Company’s initial subscription agreements typically have contract terms of 36 months.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

For the limited number of customer arrangements in which title to the in-vehicle devices transfers to the customer upon delivery or installation of the in-vehicle device, the Company receives an up-front fee from the customer. As the in-vehicle devices do not have value to the customer on a standalone basis, the delivery or installation of the in-vehicle devices does not represent the culmination of a separate earning process associated with the payment of the up-front fee. Accordingly, the Company records the amount of the up-front fee as deferred revenue upon invoicing and recognizes that amount as revenue ratably on a daily basis over the estimated average customer relationship period of six years, which is longer than the typical subscription agreement term of 36 months. If a customer permanently ceases use of the Company’s subscription service at any point when a balance of deferred revenue from this up-front payment exists, the Company recognizes the remaining balance of the deferred revenue in the period of notification. Changes in the typical customer contractual term, customer behavior, competition or economic conditions could affect the Company’s estimates of the average customer relationship period. The Company reviews the estimated average customer relationship period on an annual basis and accounts for changes prospectively.

Deferred Revenue

Deferred revenue represents amounts billed to customers or payments received from customers for which revenue has not yet been recognized. Deferred revenue primarily consists of prepayments made by customers for future periods and, to a lesser extent, the unearned portion of monthly billed subscription fees and up-front payments from customers for in-vehicle devices whose ownership transfers to them upon delivery or installation. Prior to 2011, some customer contracts were paid in advance for the full, multiple-year term. Since that time, the Company’s payment terms are typically monthly in advance; however, the Company continues to enable its customers to prepay all or part of their contractual obligations quarterly, annually or for the full contract term in exchange for a prepayment discount that is reflected in the pricing of the contract. As a result, the deferred revenue balance does not represent the total contract value of all multi-year, non-cancelable subscription agreements. In the consolidated balance sheets, deferred revenue that is expected to be recognized within one year is recorded as current deferred revenue while the remaining portion is recorded as non-current deferred revenue.

Deferred Commissions

The Company capitalizes commission costs that are incremental and directly related to the acquisition of customer contracts. The Company pays commissions in full when it receives the initial customer payment for a new subscription or a renewal subscription. Commission costs are capitalized upon payment and are amortized as expense ratably over the term of the related non-cancelable customer contract, in proportion to the recognition of the subscription revenue. If a subscription agreement is terminated, the unamortized portion of any deferred commission cost is recognized as expense immediately.

Commission costs capitalized during the years ended December 31, 2010 and 2011 totaled $3,279 and $5,232, respectively. Amortization of deferred commissions totaled $2,609 and $3,556 for the years ended December 31, 2010 and 2011, respectively, and is included in sales and marketing expense in the consolidated statements of operations. Deferred commission costs, net of amortization, are included in other current and long-term assets in the consolidated balance sheets and totaled $5,066 and $6,764 as of December 31, 2010 and 2011, respectively. Foreign exchange differences also contribute to changes in the net amount of these deferred commission costs.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Capitalized In-Vehicle Device Costs

For the limited number of customer arrangements in which title to the in-vehicle devices transfers to the customer upon delivery or installation of the in-vehicle device (for which the Company receives an up-front fee from the customer), the Company defers the costs of the installed in-vehicle devices (including installation and shipping costs) as they are directly related to the revenue that the Company derives from the sale of the devices and that it recognizes ratably over the estimated average customer relationship period of six years. The Company capitalizes these in-vehicle device costs and amortizes the deferred costs as expense ratably over the estimated average customer relationship period, in proportion to the recognition of the up-front fee revenue.

Costs of in-vehicle devices owned by customers that were capitalized during the years ended December 31, 2010 and 2011 totaled $1,046 and $1,892, respectively. Amortization of these capitalized costs totaled $36 and $344 for the years ended December 31, 2010 and 2011, respectively, and is included in cost of subscription revenue in the consolidated statements of operations. Capitalized costs related to these in-vehicle devices of which title has transferred to customers, net of amortization, are included in other current and long-term assets in the consolidated balance sheets and totaled $1,010 and $2,558 as of December 31, 2010 and 2011, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected from each subsidiary and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in its financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon examination by the taxing authorities, based on the technical merits of the position. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. The Company has subsidiaries in the United States, Ireland and the United Kingdom. The functional currency for each of the Company’s subsidiaries is the local currency. For those subsidiaries whose functional currency is not the U.S. dollar, assets and liabilities are

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

translated into U.S. dollar equivalents at the exchange rate in effect on the balance sheet date and revenues from customers and expenses incurred are translated into U.S. dollars using the average exchange rate over the period. Resulting currency translation adjustments are recorded in accumulated other comprehensive income (loss) in the consolidated balance sheet. For the years ended December 31, 2010 and 2011, the Company recorded currency translation gains (losses) of $1,205 and $(409), respectively, as foreign currency translation adjustments within shareholders’ deficit.

The Company also incurs transaction gains and losses resulting from intercompany transactions of a short-term nature as well as transactions with customers or vendors denominated in currencies other than the functional currency of the legal entity in which the transaction is recorded. Assets and liabilities arising from such transactions are translated into the legal entity’s functional currency using the exchange rate in effect at the balance sheet date. Any resulting transaction gains or losses are recorded as foreign currency transaction gain (loss) in the consolidated statements of operations. Net foreign currency transaction losses of $907 were recorded for the year ended December 31, 2010, and net foreign currency transaction gains of $155 were recorded for the year ended December 31, 2011.

Share-Based Compensation

The Company measures all stock options and other share-based awards granted to employees and directors at the fair value on the date of grant using the Black-Scholes option-pricing model. The fair value of the awards is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The straight-line method of expense recognition is applied to all awards with service conditions, while the graded-vesting method of expense recognition is applied to all awards with both service and performance conditions. The Company classifies share-based compensation expense in the consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense was $2,094 and $3,632 for the years ended December 31, 2010 and 2011, respectively, and was included in sales and marketing expense in the consolidated statements of operations.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss), which includes certain changes in shareholders’ deficit that are excluded from net income (loss). For the years ended December 31, 2010 and 2011, the only item qualifying as other comprehensive income (loss) was foreign currency translation. For purposes of comprehensive income (loss) computations, the Company does not record income tax provisions or benefits for foreign currency translation adjustments as the Company intends to permanently reinvest undistributed earnings of its foreign subsidiaries in the United States and the United Kingdom.

Net Income (Loss) Per Share

The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of ordinary and participating securities according to dividends declared

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

or accumulated and participation rights in undistributed earnings. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

The Company’s redeemable convertible preferred shares contractually entitle the holders of such shares to participate in dividends, but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, the two-class method does not apply for periods in which the Company reports a net loss or a net loss attributable to ordinary shareholders resulting from dividends, accretion or modifications to its redeemable convertible preferred shares. The Company reported a net loss attributable to ordinary shareholders for the year ended December 31, 2010.

Basic net income (loss) per share attributable to ordinary shareholders is computed by dividing the net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. Diluted net income (loss) attributable to ordinary shareholders is computed by adjusting net income (loss) attributable to ordinary shareholders to reallocate undistributed earnings based on the potential impact of dilutive securities, including outstanding stock options and unvested restricted ordinary shares. Diluted net income (loss) per share attributable to ordinary shareholders is computed by dividing the diluted net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares, including potential dilutive ordinary shares assuming the dilutive effect of outstanding stock options and unvested restricted ordinary shares. For periods in which the Company has reported net losses, diluted net loss per ordinary share attributable to ordinary shareholders is the same as basic net loss per ordinary share attributable to ordinary shareholders, since dilutive ordinary shares are not assumed to have been issued if their effect is antidilutive. Diluted net loss per ordinary share attributable to ordinary shareholders is the same as basic net loss per ordinary share attributable to ordinary shareholders for the year ended December 31, 2010.

Segment Data

The Company identifies operating segments as components of an entity for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The Company defines the term “chief operating decision maker” to be its Chief Executive Officer. The Company has determined it operates in one segment, as its chief operating decision maker reviews financial information presented on only a consolidated basis (without any disaggregated revenue or operating income financial data) for purposes of allocating resources and evaluating financial performance.

Recently Adopted Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements, as authoritative guidance on revenue arrangements with multiple deliverables that are not covered by software revenue guidance. This guidance modifies the fair value requirements of FASB ASC subtopic 605-25, Revenue Recognition—Multiple Element Arrangements, by allowing the use of the “best estimate of selling price” for establishing fair value for a deliverable when vendor-specific objective evidence and third-party evidence for determining the selling price of a deliverable in an arrangement cannot be determined. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence, (b) third-party evidence or (c) estimated selling price. In addition, the residual method of allocating arrangement consideration is no longer permitted. ASU 2009-13 is effective for fiscal years beginning on or after June 15,

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

2010. This guidance was effective for the Company on January 1, 2011. The adoption of this guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU reflects the consensus-for-exposure in the Emerging Issues Task Force (“EITF”) Issue No. 10-G, Disclosure of Supplementary Pro Forma Information for Business Combinations. The ASU guidance relates to disclosures about supplementary pro forma information for business combinations. The ASU amends existing disclosure criteria, specifying that if a public entity presents comparative financial statements, it should disclose revenue and earnings of the combined entity as though the business combination(s) during the current year had occurred as of the beginning of the comparable prior year annual reporting period only. The guidance also expands the supplemental pro forma disclosures ASC Topic 805, Business Combinations, to include descriptions of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings for the period. ASU 2010-29 was effective for business combinations consummated on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, which was January 1, 2011 for the Company. As ASU 2010-29 relates only to disclosure, its adoption did not have an effect on the Company’s consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”), which provides companies with two options for presenting comprehensive income. ASU 2011-05 requires companies to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In December 2011, the FASB indefinitely deferred the requirement in ASU 2011-05 to present reclassification adjustments of other comprehensive income by line item on the face of the income statement. However, all other requirements of ASU 2011-05 are effective for the Company on January 1, 2012. As the guidance in ASU 2011-05 relates only to how comprehensive income is disclosed and does not change the items that must be reported as comprehensive income, adoption will not have an effect on the Company’s consolidated financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”), which simplifies how companies test goodwill for impairment. This ASU permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in the goodwill accounting standard. ASU 2011-08 is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company has not early adopted ASU 2011-08 and as such it is effective for the Company on January 1, 2012. The adoption of ASU 2011-08 will not have an effect on the Company’s consolidated financial position, results of operations or cash flows.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

3. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at December 31, 2010 and 2011:

	Year Ended December 31,
	2010	2011
Deferred commission costs	$2,646	$3,472
Prepaid subscription service fees	—	689
Capitalized costs of in-vehicle devices owned by customers	157	436
Other	620	828

Total	$3,423	$5,425

4. Property and Equipment

Property and equipment consisted of the following at December 31, 2010 and 2011:

	Year Ended December 31,
	2010	2011
In-vehicle devices—installed	$38,834	$51,454
In-vehicle devices—uninstalled	1,146	1,127
Computer equipment	1,528	3,088
Internal-use software	848	1,462
Furniture and fixtures	338	579
Leasehold improvements	202	343

Total property and equipment	42,896	58,053
Less: Accumulated depreciation and amortization	(23,841)	(31,205)

Property and equipment, net	$19,055	$26,848

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2010 and 2011 totaled $7,397 and $7,581, respectively, of which $7,008 and $7,111 was recorded in cost of subscription revenue related to depreciation of installed in-vehicle devices and amortization of internal-use software and the remainder was included in various operating expenses. The carrying value of installed in-vehicle devices (including shipping and installation costs), net of accumulated depreciation, was $16,350 and $22,485 at December 31, 2010 and 2011, respectively.

During the years ended December 31, 2010 and 2011, the Company capitalized costs of $380 and $686, respectively, associated with the development of its internal-use software related to its on-demand software accessed by customers via its website and the website itself. Amortization expense of the internal-use software totaled $157 and $336 during the years ended December 31, 2010 and 2011, respectively. The carrying value of capitalized internal-use software was $690 and $996 as of December 31, 2010 and 2011, respectively. Foreign exchange differences also contribute to changes in the carrying value of internal-use software.

As of December 31, 2011, the gross amount of assets under capital leases totaled $1,152 and related accumulated amortization totaled $103. As of December 31, 2010, there were no assets under capital leases.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

During the years ended December 31, 2010 and 2011, the Company expensed $413 and $950, respectively, associated with the replacement of installed in-vehicle devices that had become defective. The expense was recorded in cost of subscription revenue and is included in loss on disposal of property and equipment and other assets in the consolidated statements of cash flows.

5. Business Combination

On July 30, 2010, the Company acquired all of the outstanding shares of SageQuest, Inc. (“SageQuest”), a privately held company with headquarters in Solon, Ohio, for $37,034 in cash. The Company funded substantially all of the purchase price through the issuance of Series B redeemable convertible preferred shares, yielding gross proceeds of $19,004 (see Note 12), and the issuance of Senior Secured Notes, providing gross proceeds of $17,500 (see Note 10). The primary purpose of the acquisition was to increase the Company’s overall market share in the fleet management solutions market.

The acquisition of SageQuest has been accounted for as business combination using the acquisition method. The assets acquired and liabilities assumed were recorded based on their estimated fair values as of the date of acquisition as determined by management. These estimated fair values are considered Level 3 fair value measurements as the significant inputs were not observable in the marketplace. The excess of the purchase price over the fair values of assets acquired and liabilities assumed was recorded as goodwill of $24,879. The value of the goodwill from this acquisition can be attributed to a number of business factors including, but not limited to, the opportunity to expand sales to customers in the Company’s target market, especially to larger fleet-sized companies relative to the Company’s then current customer base; a trained product development workforce in place; a trained sales force in place, particularly skilled in larger enterprise sales transactions; and a sophisticated customer support function.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The following table summarizes the purchase price for SageQuest and the estimated fair values of the separately identifiable assets acquired and liabilities assumed at July 30, 2010:

Purchase consideration:
Total purchase price, net of cash acquired	$36,424
Cash acquired	610

Total purchase consideration	$37,034

Assets acquired and liabilities assumed:
Cash	$610
Accounts receivable	1,023
Property and equipment	739
Other assets	808
Deferred tax assets	165
Identifiable intangible assets	12,800
Goodwill	24,879

Total assets acquired, inclusive of goodwill	41,024

Accounts payable, accrued expenses and other current liabilities	(1,290)
Deferred revenue	(301)
Deferred tax liabilities, net	(2,399)

Total liabilities assumed	(3,990)

Total	$37,034

The estimated fair values and useful lives of intangible assets acquired as of the acquisition date were as follows:

	Amount	Weighted Average Useful Life
		(in years)
Customer relationships	$11,100	9
Acquired developed technology	1,300	3
Trademarks	400	5

Total intangible assets acquired	$12,800

In determining the estimated fair values of the assets acquired, the Company considered, among other factors, its intention to use the acquired assets and the historical and estimated future demand from SageQuest customers. In applying this approach, the values of the intangible assets acquired were determined using projections of revenues and expenses specifically attributed to the intangible assets. The income streams were then discounted to present value using estimated risk-adjusted discount rates. The rate used to discount the expected future net cash flows from the intangible assets to their present values was based upon a weighted average cost of capital of 16.5%. The discount rate was determined after consideration of market rates of return on debt and equity capital, the weighted average return on invested capital and the risk associated with achieving forecasted revenues related to the intangible assets acquired from SageQuest.

Customer relationships were valued using the excess earnings method. The excess earnings method recognizes that the current value of an asset may be premised upon the present value of the earnings it generates, net of a reasonable return on other assets also contributing to that stream of earnings. The key assumptions used

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

in valuing the customer relationships were as follows: customer attrition rate of 9%, research and development and sales and marketing charges of 7% each, contributory asset charges of 6%, discount rate of 16%, market participant tax rate of 30%, and an estimated average economic life of nine years.

The acquired developed technology was valued using the relief-from-royalty method. The relief-from-royalty method recognizes that the current value of an asset may be premised upon the expected receipt of future economic benefit in the use of the acquired technology. These benefits are generally considered to be higher income resulting from the avoidance of a loss in revenue that would likely occur without the specific technology. The key assumptions used in valuing the acquired developed technology were as follows: royalty rate of 5%, discount rate of 15.5%, market participant tax rate of 30%, and an estimated average economic life of three years.

The trademarks were valued using the relief-from-royalty method. The key assumptions used in valuing the trademarks were as follows: royalty rate of 1%, discount rate of 16%, market participant tax rate of 30%, and an estimated average economic life of five years.

None of the goodwill or intangible assets acquired in the acquisition is deductible for income tax purposes. As a result, the Company recorded in the purchase accounting a long-term deferred tax liability in the amount of $4,880, equal to the tax effect of the amount of the acquired intangible assets other than goodwill. In addition, the Company recorded (i) acquired long-term deferred tax assets of $2,481, primarily consisting of the tax-effected value of U.S. and state net operating loss carryforwards of $2,127 and (ii) acquired current net deferred tax assets of $165, consisting of temporary differences.

The results of SageQuest have been included in the consolidated financial statements commencing from the acquisition date of July 30, 2010. Transaction costs associated with this acquisition were expensed as incurred as a component of general and administrative costs in the consolidated statements of operations and were $428 and $0 in 2010 and 2011, respectively. Subscription revenue generated by the SageQuest brand totaled $6,220 for the period from the acquisition date to December 31, 2010. For that period, the Company did not compute the separate net income (loss) of SageQuest reflecting necessary allocations of expenses incurred on its behalf by other entities of the Company, in accordance with GAAP.

The following unaudited pro forma financial information presents the combined results of operations of the Company and SageQuest as if the acquisition had occurred on January 1, 2009. The pro forma net loss presented primarily reflects adjustments for amortization of intangible assets, depreciation of property and equipment, interest expense associated with the debt issued to finance the purchase, and adjustments to the provision for income taxes. The unaudited pro forma financial information does not reflect adjustments to remove transaction costs and integration costs associated with the acquisition and does not give effect to any estimated or potential cost savings or other operating efficiencies from the acquisition of SageQuest.

Year Ended December 31, 2010
(unaudited)
Revenue	$74,213
Net loss	$(5,389)

The pro forma information is not necessarily indicative of what the results of operations actually would have been had the acquisition been completed as of January 1, 2009. In addition, the unaudited pro forma financial information is not indicative of and does not purport to project the future operating results of the Company.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

6. Goodwill and Intangible Assets

As of December 31, 2010 and 2011, the carrying amount of goodwill was $24,879 and resulted from the acquisition of SageQuest in July 2010 (see Note 5). The Company completed its annual impairment test of goodwill on October 31, 2011. No impairment of goodwill was recorded for the years ended December 31, 2010 and 2011.

Intangible assets consisted of the following as of December 31, 2010 and 2011, with gross and net amounts of foreign currency-denominated intangible assets reflected at December 31, 2010 and 2011 exchange rates, respectively:

	December 31, 2010
	Gross Amount	Accumulated Amortization	Carrying Value
Customer relationships	$11,100	$(14)	$11,086
Acquired developed technology	1,300	(236)	1,064
Trademarks	400	(54)	346
Patent	267	(67)	200

Total	$13,067	$(371)	$12,696

	December 31, 2011
	Gross Amount	Accumulated Amortization	Carrying Value
Customer relationships	$11,100	$(2,714)	$8,386
Acquired developed technology	1,300	(737)	563
Trademarks	400	(189)	211
Patent	259	(78)	181

Total	$13,059	$(3,718)	$9,341

Amortization expense related to intangible assets was $317 and $3,349 for the years ended December 31, 2010 and 2011, respectively. Amortization expense of $250 and $514 for the years ended December 31, 2010 and 2011, respectively, was included in the cost of subscription revenues in the consolidated statements of operations, and amortization expense of $67 and $2,835 for the years ended December 31, 2010 and 2011, respectively, was included in the sales and marketing expense in the consolidated statements of operations.

The estimated future amortization expense of intangible assets as of December 31, 2011 is as follows:

Years Ending December 31,
2012	$2,332
2013	1,868
2014	1,357
2015	1,090
2016	873
Thereafter	1,821

Total	$9,341

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

7. Other Assets

Other assets (non-current) consisted of the following as of December 31, 2010 and 2011:

	Year Ended December 31,
	2010	2011
Deferred commission costs	$2,420	$3,292
Capitalized costs of in-vehicle devices owned by customers	853	2,122
Other	436	445

Total	$3,709	$5,859

8. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of December 31, 2010 and 2011:

	Year Ended December 31,
	2010	2011
Accrued professional fees	$6,161	$6,765
Accrued payroll and related expenses	2,237	3,479
Accrued income taxes	208	16
Other	1,725	2,122

Total	$10,331	$12,382

9. Other Liabilities

Other liabilities (non-current) consisted of the following as of December 31, 2010 and 2011:

	Year Ended December 31,
	2010	2011
Capital lease obligations	$—	$604
Accrued rent	22	122

Total	$22	$726

10. Senior Secured Notes

In conjunction with the SageQuest acquisition (see Note 5) on July 30, 2010, the Company entered into a credit agreement with D.E. Shaw Direct Capital Portfolios, LLC (“DE Shaw”) for $17,500 of senior secured notes (the “Senior Secured Notes”). All of the assets of the Company, inclusive of the SageQuest assets acquired, were used to collateralize the Senior Secured Notes.

Principal amounts under the Senior Secured Notes were payable in monthly installments commencing March 2012 and continuing through the maturity date on July 30, 2014. Prepayment of the Senior Secured Notes would have been required upon (a) the sale of substantially all of the Company’s assets or a change in control upon the sale of equity, (b) the disposition, involuntary or voluntary, of any asset in a single transaction or series of related transactions in excess of $50, subject to permitted reinvestment, (c) a registered firm commitment

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

underwritten public offering by the Company of its ordinary shares resulting in aggregate gross cash proceeds greater than $50,000 and in which the initial price to the public is at least $9.27 per share, as adjusted for any share capital subdivision or consolidation (a “Qualified Public Offering”), and (d) any excess cash flow generated by the Company, defined as (i) positive cash flow from operations, plus (ii) any cash flow from extraordinary receipts, less (iii) repayments of the Senior Secured Notes, less (iv) the unfinanced cash portion of capital expenditures net of any proceeds received from sales of fixed assets (each, a “Prepayment Event”). The maximum prepayment due upon a Prepayment Event would have varied based on the date that the Prepayment Event had occurred: prior to July 30, 2012, 103% of the principal balance plus accrued and unpaid interest would have been due; from July 31, 2012 through July 30, 2013, 101% of the principal balance plus accrued and unpaid interest would have been due; July 31, 2013 and thereafter, 100% of the principal balance plus accrued and unpaid interest would have been due. However, the prepayment would have been limited to the net proceeds generated in the Prepayment Event, except for in the case of excess cash flow. In the case of excess cash flow, the prepayment would have been limited to 50% of such excess cash flow.

The Senior Secured Notes bore interest at a floating rate of one-month LIBOR plus 9.50% per annum (based on actual days), but not less than 12.5%. As of December 31, 2011, the actual interest rate was 12.5%. Interest was payable monthly in arrears, commencing September 1, 2010 until the Senior Secured Notes were repaid in full. In the event of default and until the event of default was cured or waived, the interest rate was to be 2.5% per annum higher than the otherwise applicable interest rate.

On the issuance date, the Senior Secured Notes were recorded in the consolidated balance sheet net of discount of $690, related to fees assessed by the lender at that time. The carrying value of debt was being accreted to the principal amount of the debt by charges to interest expense using the effective-interest method over the four-year term of the Senior Secured Notes to the maturity date. At December 31, 2010 and 2011, the debt discount balance totaled $619 and $449, respectively. Accretion amounts recognized as interest expense for the years ended December 31, 2010 and 2011 totaled $71 and $170, respectively.

The credit agreement required the Company to maintain financial covenants, one of which limited the Company’s maximum total leverage ratio (total indebtedness to earnings before interest, taxes, depreciation and amortization and certain other adjustments, as defined by the terms of the Senior Secured Notes agreement). The financial covenants would have become more restrictive in 2012 and 2013. In addition, the Company was required to maintain other affirmative, negative and financial covenants. The Company was not in compliance with certain of the covenants at December 31, 2011. However, the Company received a waiver of noncompliance from DE Shaw through May 31, 2012.

On May 10, 2012, the Company entered into a credit facility with Wells Fargo Capital Finance consisting of a $25,000 term loan and a $25,000 revolving line of credit (see Note 22). On May 10, 2012, the Company used proceeds from the $25,000 term loan to pay in full all amounts due under the Senior Secured Notes, including remaining principal of $17,063, prepayment premium of $512 and accrued interest (see Note 22). As the Company had the intent and ability as of December 31, 2011 to obtain long-term financing to refinance the Senior Secured Notes ($17,500 of which was then due as a result of covenant violations), the Company classified $16,301 (net of discount of $449) as long-term debt as of December 31, 2011, which represents the portion of the Senior Secured Notes that has been refinanced on a long-term basis. The Company classified as short-term debt the amount of $750, which is the amount of principal under the Senior Secured Notes that was actually paid in 2012 plus the amount of principal payments due under the Wells Fargo term by December 31, 2012, which together represents amounts of the Senior Secured Notes that were not considered refinanced on a long-term basis.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

11. Income Taxes

The components of income before income taxes were as follows:

	Year Ended December 31,
	2010	2011
Ireland	$535	$6,549
Foreign	159	(2,815)

Income before income taxes	$694	$3,734

The components of the provision for income taxes were as follows:

	Year Ended December 31,
	2010	2011
Current tax provision:
Ireland taxes	$10	$481
Foreign taxes	2,138	(114)

Total current tax provision	2,148	367

Deferred tax provision (benefit):
Ireland taxes	202	1,054
Foreign taxes	(920)	(556)

Total deferred tax provision (benefit)	(718)	498

Total provision for income taxes	$1,430	$865

A reconciliation of the Ireland statutory corporate income tax rate of 12.5% to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2010	2011
Ireland statutory corporate income tax rate	12.5%	12.5%
Income (loss) of Irish non-trading entities	(30.8)	(11.5)
Foreign rate differential	36.3	(20.9)
Uncertain tax positions	133.4	16.2
Change in deferred tax asset valuation allowance	53.0	9.8
Permanent differences	35.7	17.1
Tax credits	(43.4)	—
Intangible assets basis adjustment	7.7	—
Tax law changes	1.5	—

Effective income tax rate	205.9%	23.2%

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The components of net deferred tax assets and the related valuation allowance were as follows:

	December 31,
	2010	2011
Deferred tax assets:
Net operating loss carryforwards	$3,889	$8,476
Deferred revenue	11,660	7,580
Accrued expenses	1,947	1,559
Reserves and allowances	1,490	1,909
Share-based compensation	147	866
Other	451	261

Total deferred tax assets	19,584	20,651

Deferred tax liabilities:
Acquired intangible assets	(4,556)	(3,298)
Depreciation and amortization	—	(3,737)

Total deferred tax liabilities	(4,556)	(7,035)

Valuation allowance	(607)	(975)

Net deferred tax assets	$14,421	$12,641

As of December 31, 2010 and 2011, the Company had net operating loss carryforwards in the United States of approximately $5,847 and $22,489, respectively, available to reduce future federal taxable income and had approximately $5,847 and $10,657, respectively, available to reduce future state taxable income. The federal net operating loss carryforwards will expire from 2026 through 2031, and the state net operating loss carryforwards will expire from 2017 through 2031. Under certain circumstances, the utilization of these net operating loss carryforwards on an annual basis may be limited under U.S. tax law.

As of December 31, 2010 and 2011, the Company had net operating loss carryforwards in Ireland of approximately $11,722 and $3,899, respectively, available to reduce future taxable income. These net operating loss carryforwards may be carried forward indefinitely, but utilization is limited to the same entity and trades that generated the losses.

As of December 31, 2011, the Company had net operating loss carryforwards in the United Kingdom of approximately $3,105 available to reduce future taxable income. These net operating loss carryforwards may be carried forward indefinitely.

As of December 31, 2010 and 2011, the Company’s net deferred tax asset balances of $14,421 and $12,641, respectively, are primarily related to the Company’s U.S. operations. The Company has concluded, based on the weight of available evidence, that those net deferred tax assets are more likely than not to be realized in the future. As a result of losses incurred in recent years, the Company’s subsidiaries in the United States, which file a consolidated group tax return for federal and state tax purposes, are in a three-year cumulative pre-tax loss position. When assessing the realizability of deferred tax assets, a cumulative loss position is considered significant negative evidence that is difficult to overcome to conclude that a valuation allowance should not be recorded against deferred tax assets. The Company has concluded that with respect to its subsidiaries in the United States there is sufficient positive evidence to overcome this negative evidence given its future forecasted income and the relatively long carryforward periods permitted for net operating loss

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

carryforwards in the United States. The Company believes that the future earnings forecasts would produce sufficient taxable income in its subsidiaries in the United States to fully realize the deferred tax assets. Accordingly, no valuation allowance has been recorded for the net operating loss carryforwards in the United States as of December 31, 2011.

As of December 31, 2010 and 2011, the Company had recorded a valuation allowance of $607 and $975, respectively, against its net deferred tax assets in Ireland because the Company believes that it is more likely than not that the tax assets, which consist principally of net operating loss carryforwards, will not be realized. The utilization of these losses is limited to certain types of income being generated by the Company. The increase in the valuation allowance of $363 and $368 in 2010 and 2011, respectively, related to the operations in Ireland.

In the normal course of business, the Company and its subsidiaries are subject to examination by various taxing authorities in the United States, Ireland and the United Kingdom. As of December 31, 2011, the Company remains subject to examination in the United States for tax years 2004 through 2011, in Ireland for tax years 2007 through 2011, and in the United Kingdom for tax years 2004 through 2011.

As of December 31, 2010 and 2011, the Company had recorded liabilities for unrecognized tax benefits of $14,808 and $12,348, respectively. During the years ended December 31, 2010 and 2011, the Company recorded as part of its provision for income taxes $1,477 and $1,446, respectively, of interest and penalties related to its unrecognized tax benefits. Accrued income taxes (non-current) recorded in the Company’s consolidated balance sheets as of December 31, 2010 and 2011 of $18,839 and $17,825, respectively, consisted of the liabilities recorded for unrecognized tax benefits of $14,808 and $12,348, respectively, as well as accrued interest and penalties totaling $4,031 and $5,477, respectively.

A reconciliation of the beginning and ending amount of our unrecognized tax benefits, including those that were recorded against related deferred tax assets rather than as liabilities, but excluding amounts for accrued interest and penalties, is as follows:

(in thousands)
Unrecognized tax benefits at January 1, 2010	$19,075
Additions based on tax positions of current year	1,315
Reductions based on tax positions of prior years	(1,774)
Reductions based on lapse of statute of limitations	(484)

Unrecognized tax benefits at December 31, 2010	18,132
Additions based on tax positions of current year	245
Reductions based on tax positions of prior years	(1,384)
Reductions based on lapse of statute of limitations	(967)

Unrecognized tax benefits at December 31, 2011	$16,026

As of December 31, 2010 and 2011, there were $14,583 and $13,861, respectively, of unrecognized tax benefits that, if recognized, would affect the Company’s provision for income taxes. These amounts include unrecognized tax benefits recorded against related deferred tax assets as well as those recorded as liabilities in the consolidated balance sheets. The Company believes that its unrecognized tax benefits will decrease by approximately $100 within the year ending December 31, 2012 as a result of a non-Irish statute of limitations expiring.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

As of December 31, 2011, the Company’s foreign subsidiaries in the United States and the United Kingdom had no undistributed earnings.

12. Redeemable Convertible Preferred Shares

The Company issued Series A redeemable convertible preferred shares with a €0.01375178 par value (the “Series A preferred shares”) in July 2008, issued Series B redeemable convertible preferred shares with a €0.01375178 par value (the “Series B preferred shares”) in July 2010, and issued Series C redeemable convertible preferred shares with a €0.01 par value (the “Series C preferred shares”) in November 2010 (collectively, the “Preferred Shares”). The Preferred Shares are classified outside of shareholders’ deficit because the shares contain redemption features that are not solely within the control of the Company.

Preferred Shares consisted of the following at December 31, 2010:

	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Redemption Value	Carrying Value	Ordinary Shares Issuable upon Conversion
Series A preferred shares	8,908,904	8,908,904	$40,001	$44,626	14,254,246
Series B preferred shares	6,150,095	6,150,095	19,004	18,239	6,150,095
Series C preferred shares	19,575,735	19,575,735	68,515	67,528	19,575,735

	34,634,734	34,634,734	$127,520	$130,393	39,980,076

Preferred Shares consisted of the following at December 31, 2011:

	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Redemption Value	Carrying Value	Ordinary Shares Issuable upon Conversion
Series A preferred shares	8,908,904	8,908,904	$40,001	$44,626	14,254,246
Series B preferred shares	6,150,095	6,150,095	19,004	18,432	6,150,095
Series C preferred shares	19,575,735	19,575,735	68,515	67,781	19,575,735

	34,634,734	34,634,734	$127,520	$130,839	39,980,076

The holders of the Preferred Shares have the following rights and preferences as of December 31, 2011:

Voting and Other Rights

Each holder of Preferred Shares is entitled to vote together with the holders of ordinary shares and is entitled to the number of votes equal to the number of ordinary shares into which such series of preferred shares could convert on the date of record or the effective date of the vote. In addition, the consent of at least a majority of the holders of Preferred Shares, voting together as a single class, is required to effect certain changes to the Company’s debt and equity structure and to effect certain other events. The consent of at least 75% of the holders of each series of preferred shares is required to effect changes to the rights and preferences of that series, and a vote of at least a majority of holders of the Preferred Shares is required to permit the issuance of any class of shares.

The holders of Preferred Shares have, pro rata with the holders of ordinary shares, (i) the right of first refusal on the Company’s issuance of additional Preferred Shares or ordinary shares, (ii) the right of refusal on a

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

holder’s sale of Preferred Shares or ordinary shares (following the Company’s right of first refusal), and (iii) the right to participate in any sale of ordinary shares (other than ordinary shares that were issued upon conversion of Preferred Shares) to a third-party purchaser, including the right to sell the same percentage of their Preferred Shares, on a fully converted basis, or ordinary shares as the holder who entered into the agreement with the third-party purchaser.

Dividends

The Preferred Shares have no specific dividend rights; however, if dividends are declared, then the holders of the Preferred Shares, participating on a fully converted basis, rank equally with the holders of the ordinary shares with respect to those dividends.

Redemption

The Preferred Shares are redeemable at the option of the holders of at least a majority of the then outstanding shares of Preferred Shares, voting together as a single class on a fully converted basis. The Preferred Shares are redeemable in three annual installments, beginning on the date following the fourth anniversary of the original issue date of the Series C preferred shares (that is, on November 23, 2014) and ending on the date two years from such first redemption date at a price equal to the original issue price of $4.49 for Series A preferred shares, $3.09 for Series B preferred shares and $3.50 per share for Series C preferred shares (each, the “Original Issue Price”).

The difference between the aggregate amount initially recorded for each series of the Preferred Shares and the respective aggregate redemption value of each series of the Preferred Shares is being accreted to the redemption value of each series of Preferred Shares over the period from the date of issuance to the earliest redemption date (as may be adjusted) using the effective-interest method. The issuance of the Series B preferred shares modified the original redemption date of the Series A preferred shares from July 24, 2013 to July 30, 2014. The issuance of the Series C preferred shares modified the redemption dates of both the Series A preferred shares and the Series B preferred shares from July 30, 2014 to November 23, 2014. Upon each change of the redemption date, the effective-interest calculation was adjusted such that the difference between the then carrying value of the Series A preferred shares and Series B preferred shares (as of the dates of the change) and their respective redemption values would be then accreted over the new redemption period to the earliest redemption date of November 23, 2014.

Conversion

Each preferred share is convertible at the option of the holder at any time and all preferred shares mandatorily convert upon the vote of a majority of the holders of Preferred Shares, voting together as a single class on a fully converted basis. Each share of Preferred Shares is convertible into the number of fully paid ordinary shares as determined by dividing the respective Preferred Shares Original Issue Price by the conversion price in effect at the time. The conversion prices of the Series A preferred shares at issuance was $3.936077 and as of December 31, 2010 and 2011 was $2.80625. The conversion price of the Series B preferred shares at issuance and as of December 31, 2010 and 2011 was $3.09. The conversion price of the Series C preferred shares at issuance and as of December 31, 2010 and 2011 was $3.50. The Preferred Shares conversion prices are subject to adjustment in accordance with the Company’s Articles of Association for subsequent stock dividends, stock splits and other recapitalizations. In addition, the Articles of Association include a provision that provides for a reduction in the conversion price if there are subsequent issuances of ordinary shares for consideration per share less than the conversion price, which we refer to as the Conversion Price Protection provision.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Each preferred share automatically converts into ordinary shares at the then effective conversion price immediately upon the closing of the Company’s first underwritten public offering in which the aggregate proceeds raised exceed $50,000 and pursuant to which the initial price to the public is at least $9.27 per share (as adjusted for any share capital subdivision or consolidation). As of December 31, 2011, the Preferred Shares were convertible into 39,980,076 ordinary shares.

Liquidation Preference

In the event of any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of the then outstanding Preferred Shares shall be entitled, before any payment is made to the holders of the ordinary shares, to receive an amount per share equal to $4.49 for Series A preferred shares, $3.09 for Series B preferred shares and $3.50 per share for Series C preferred shares (each, the “Liquidation Preference”). In the event that the assets to be distributed are not sufficient to permit payment in full of such liquidation payments, the entire assets of the Company will be distributed ratably in proportion to the liquidation preference of the holders of the Preferred Shares. After the holders of the then outstanding Preferred Shares have been paid in full their liquidation payments, the remaining assets of the Company shall be distributed only to the holders of the ordinary shares on a pro rata basis. In the event of an acquisition or asset transfer, the holder of Preferred Shares shall be entitled to the distribution of proceeds equal to the greater of the Liquidation Preference or the consideration the holders would receive in a liquidation event had they exercised their conversion privilege immediately prior to such acquisition or asset transfer.

Conversion of Ordinary Shares into Series A Preferred Shares and Series C Preferred Shares

In connection with the issuance of the Series A preferred shares in July 2008 for $25,001 in gross proceeds, certain holders of ordinary shares converted 4,594,249 ordinary shares into 3,340,839 shares of Series A preferred shares and 705,658 deferred shares (see Note 13) and immediately sold the shares of Series A preferred shares for $15,000, or $4.49 per share, to the same investor that purchased the Series A preferred shares from the Company. This Series A preferred shares issued in July 2008 upon conversion of the ordinary shares was recorded by the Company at its fair value of $15,000 (which also equaled its redemption value), with offsetting charges of $72 to par value for the ordinary shares and of $14,928 to accumulated deficit.

In connection with the issuance of Series C preferred shares in November 2010 for $15,000 in gross proceeds, certain holders of ordinary shares converted 15,290,021 ordinary shares into 15,290,021 shares of Series C preferred shares and immediately sold the shares of Series C preferred shares for $53,515, or $3.50 per share, to the same investor that purchased the Series C preferred shares from the Company. This Series C preferred shares issued in November 2010 upon conversion of the ordinary shares was recorded by the Company at its fair value of $53,515 (which also equaled its redemption value), with offsetting charges of $202 to par value for the ordinary shares and of $53,313 to accumulated deficit.

Series A Preferred Shares Modification

In July 2010, the Company issued Series B preferred shares for a price of $3.09 per share. Upon that event and in accordance with the Conversion Price Protection provision provided on the Series A preferred shares conversion price, the Series A preferred shares conversion price per share would have automatically adjusted from $3.936077 to $3.79. However, in connection with the issuance of Series B preferred shares in July 2010, with the approval of shareholders, the Company reduced the conversion price of the Series A preferred shares to be $2.80625 per share. As this conversion price was lower than the conversion price that the holders of Series A preferred shares were otherwise entitled to, the Company determined it had modified the Series A

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

preferred shares instrument. Accordingly, related to this deemed dividend resulting from the modification, the Company recorded a one-time charge to shareholders’ deficit of $6,542, which was comprised of a $883 charge to additional paid-in capital (which depleted the balance of that account to zero) and charge of $5,659 to accumulated deficit. In addition, a corresponding credit of $6,542 was recorded to increase the carrying value of the Series A preferred. The fair value of this modification was derived from the difference between the fair value of the Series A preferred shares immediately before the modification and the fair value of the Series A preferred shares immediately after the modification, using the current-value method as defined by the American Institute of Certified Public Accountants’ guide on Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Upon the accounting for the modification, the carrying value of the Series A preferred shares exceeded its redemption value. Subsequent to the modification, no further accretion of issuance costs was recorded for Series A preferred shares during the years ended December 31, 2010 and 2011.

13. Deferred Shares

Deferred shares are non-voting, non-redeemable shares that do not entitle the holder to dividends or to participate in any liquidation, dissolution or winding-up of the affairs of the Company.

In July 2008, the Company authorized 100,000,215,088 deferred shares with a par value of €0.00000001 per share. At the same time, the Company issued 705,658 deferred shares in lieu of fractional shares to the holders of ordinary shares who converted their ordinary shares into Series A preferred shares (see Note 12). Shortly after, upon the closing of the Series A preferred shares transaction, the 705,658 deferred shares were transferred back to the Company for no consideration. For both the issuance and the reacquisition, the Company ascribed no value to these deferred shares considering that they are non-voting, non-redeemable shares that do not entitle the holder to dividends or to participate in any liquidation, and that they were transferred back to the Company for no consideration.

In July 2010, in connection with the issuance of Series B preferred shares (see Note 12), the Company converted 100,000,000,000 authorized and unissued deferred shares into 100,000 authorized ordinary shares and canceled the remaining 215,088 authorized and unissued deferred shares. As a result, authorized and issued deferred shares were reduced to zero and authorized and unissued ordinary shares were increased by 100,000 shares.

In November 2010, in connection with the issuance of the Series C preferred shares (see Note 12), the Company converted 2,230,330 authorized and unissued ordinary shares into 2,230,330 deferred shares with a par value of €0.01 per share. As a result, 2,230,330 deferred shares with a par value of €0.01 per share were authorized. These deferred shares were issued to the majority shareholder of the Company. The Company ascribed a value of $29 to the deferred shares issued, representing their aggregate par value, considering that they are non-voting, non-redeemable shares that do not entitle the holder to dividends or to participate in any liquidation. As of December 31, 2011, these 2,230,330 deferred shares remained outstanding.

14. Ordinary Shares

Each holder of ordinary shares is entitled to one vote per share. The holders of ordinary shares are not entitled to receive dividends unless declared by the board of directors. The voting, dividend and liquidation rights of the holders of ordinary shares are subject to and qualified by the rights and preferences of the holders of the Preferred Shares. No dividends have been declared through December 31, 2011.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

In 2006, in connection with the hiring of the Company’s Chief Executive Officer, the Company granted to the officer a stock option for the purchase of 700,000 ordinary shares, which vested over four years, 25% on the first anniversary of the grant date and monthly thereafter over the following 36 months. As permitted by the terms of the award, the officer early-exercised this option and received 700,000 restricted ordinary shares. The exercise price was financed by a full recourse loan made by the Company to the officer (see Note 19). The restricted ordinary shares were subject to (i) a repurchase restriction that allowed the Company the right to repurchase any unvested restricted shares at the lower of the exercise price or the then current fair value upon termination of the officer’s employment and (ii) a restriction on the officer’s ability to sell, transfer or assign unvested restricted shares. As of December 31, 2010, all of the restrictions with respect to the 700,000 ordinary shares had lapsed.

15. Share-Based Awards

2004 Share Option Plan

In 2004, the board of directors adopted and the Company’s shareholders approved the 2004 Share Option Plan (the “2004 Plan”). As amended in July 2010, the 2004 Plan permitted grants of options for the purchase of up to 4,727,054 ordinary shares to be issued to employees, directors and consultants. Under the 2004 Plan, options were to be granted with exercise prices no less than the fair market value per share of the Company’s ordinary shares on the grant date and have a maximum term of seven years. In conjunction with the approval by shareholders of the 2011 Stock Option and Incentive Plan in September 2011, the board of directors voted that no further options shall be granted under the 2004 Plan.

2011 Stock Option and Incentive Plan

In September 2011, the board of directors adopted and the Company’s shareholders approved the 2011 Stock Option and Incentive Plan (the “2011 Plan”). The 2011 Plan permits the Company to make grants of incentive stock options, non-qualified stock options, restricted stock units and cash-based awards at an exercise price no less than the fair market value per share of the Company’s ordinary shares on the grant date and with a maximum term of seven years. These awards may be granted to the Company’s employees and non-employee directors. The Company reserved 1,000,000 ordinary shares for issuance under the 2011 Plan. In addition, per the terms of the 2011 Plan, ordinary shares previously reserved for issuance under the 2004 Plan that are not needed to fulfill the Company’s obligations for awards as a result of cancelation, forfeiture, expiration or net issuances of awards are to be added to the number of shares available for issuance under the 2011 Plan.

The Company grants share-based awards with employment service conditions only (“service-based” awards) and share-based awards with both employment service and performance conditions (“performance-based” awards). The Company applies the fair value recognition provisions for all share-based awards granted or modified and records compensation costs over the requisite service period of the award based on the grant-date fair value. The straight-line method is applied to all service-based awards granted, while the graded-vesting method is applied to all performance-based awards granted. The requisite service period for service-based awards is generally four years, with restrictions lapsing evenly over the period.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Stock Option Valuation

The fair value of each share option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected term has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options, which represents the average of the contractual term and the weighted average vesting period of the options. Expected volatility has been based on the historical volatility of the Company’s publicly traded peer companies as the Company has historically been a private company and lacks company-specific historical and implied volatility information. Expected dividend yield was based on the Company’s expectation of not paying cash dividends in the foreseeable future. The assumptions used to determine the fair value of stock options granted are as follows, presented on a weighted average basis:

	Year Ended December 31,
	2010	2011
Risk-free interest rate	2.08%	0.97%
Expected term (in years)	4.6	4.7
Expected volatility	49%	56%
Expected dividend yield	0%	0%

The Company recognizes compensation expense for only the portion of awards that are expected to vest. In developing a forfeiture rate estimate, the Company has considered its historical experience to estimate pre-vesting forfeitures for service-based awards. For performance-based awards, the Company estimates the probability that the performance condition will be met. The impact of a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual forfeiture rate is materially different from the Company’s estimate, the Company may be required to record adjustments to share-based compensation expense in future periods.

As required by the 2004 Plan and the 2011 Plan, the exercise price for awards granted is not to be less than the fair market value of ordinary shares as estimated by the Company’s board of directors as of the date of grant. The Company values its ordinary shares by taking into consideration its most recently available valuation of ordinary shares performed by management and the board of directors as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant. In December 2010 and during the first half of 2011, the board of directors granted stock options for the purchase of 2,697,916 and 53,500 ordinary shares, respectively, with a weighted average exercise price of $2.05 per share based on its determination of the value of ordinary shares. In November 2010, certain holders of the ordinary shares converted 15,290,021 ordinary shares into Series C convertible preferred shares on a 1:1 basis and immediately sold those preferred shares to an outside investor at $3.50 per share (see Note 12). Based on this transaction and solely for the purposes of accounting for share-based compensation for financial statement purposes, in mid-2011, the Company reassessed the fair value of its ordinary shares and determined it to be $3.50 per share as of November 2010 (and through June 2011). As a result, the grant-date fair value of each of the awards granted in December 2010 and in the first half of 2011 was revalued to reflect an underlying ordinary share fair value of $3.50. The difference between the original estimated fair value of $2.05 and the reassessed fair value of $3.50 of the Company’s ordinary shares resulted in an increase of $3,319 and $63 in the aggregate fair value of stock options granted in December 2010 and in first six months of 2011, respectively, which is being and will continue to be recorded as additional compensation expense in the consolidated statements of operations over the requisite service periods of between one and four years.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Stock option activity during the years ended December 31, 2010 and 2011 is as follows:

	Number of Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(In Years)
Outstanding at December 31, 2009	2,697,500	$0.91
Granted	2,697,916	$2.05
Exercised	(911,250)	$0.02
Forfeited and canceled	(900,000)	$1.75

Outstanding at December 31, 2010	3,584,166	$1.78	6.1	$6,153
Granted(1)	372,500	$4.84
Exercised	—	$—
Forfeited and canceled	(126,250)	$1.93

Outstanding at December 31, 2011	3,830,416	$2.08	5.3	$15,951

Vested and expected to vest at December 31, 2011	3,666,281	$2.05	5.3	$15,369

Exercisable at December 31, 2011	1,809,229	$1.54	4.5	$8,506

(1)	During the year ended December 31, 2011, the Company granted stock options for the purchase of 81,000 ordinary shares at an exercise price $5.31 under which the performance-based vesting criteria had not been determined at December 31, 2011. As the options did not have a grant date as of that date, they are not included in the options granted amount.

During the year ended December 31, 2010, the Company granted service-based stock options for the purchase of 2,067,916 ordinary shares with a grant-date fair value of $2.07 and granted performance-based stock options for the purchase of 630,000 ordinary shares with a grant-date fair value of $2.00 per share. The vesting of the performance-based stock options was determinable based on achievement of a tiered target of either or both unit sales and annual earnings before interest, taxes, depreciation and amortization (as adjusted) for the year ended December 31, 2011, for which a corresponding amount of shares under the option would become vested. Related to these performance-based stock options, as of December 31, 2010 and 2011, options for the purchase of 0 and 535,000 ordinary shares, respectively, were vested as a result of achieving the specified performance targets.

During the year ended December 31, 2011, the Company granted service-based stock options for the purchase of 341,500 ordinary shares with a grant-date fair value of $2.50 and granted performance-based stock options for the purchase of 31,000 ordinary shares with a grant-date fair value of $2.01 per share. All of these performance-based stock options were vested as of December 31, 2011.

The aggregate intrinsic values in the table above represent the difference between the exercise prices of the outstanding stock options and the estimated fair value of the Company’s ordinary shares of $3.50 per share on December 31, 2010 and of $6.24 per share on December 31, 2011.

The weighted average grant-date fair value of stock options granted was $2.05 per share and $2.46 per share for the years ended December 31, 2010 and 2011, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2010 and 2011 was $3,170 and $0, respectively.

The unrecognized compensation expense associated with stock options outstanding at December 31, 2011 was $3,951, which is expected to be recognized over a weighted average period of 3.1 years.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

For the years ended December 31, 2010 and 2011, the Company (i) recognized income tax benefits related to share-based compensation expense of $45 and $719, respectively, as a component in calculating its provision for income taxes and (ii) recorded realized excess tax benefits from the exercises of stock options of $266 and $0, respectively, within shareholders’ deficit.

The Company recognized share-based compensation expense from all awards in the following expense categories:

	Year Ended December 31,
	2010	2011
Cost of subscription revenue	$4	$24
Sales and marketing	100	734
Research and development	14	155
General and administrative	31	1,379

Total	$149	$2,292

16. Net Income (Loss) per Share

Basic and diluted net income (loss) per share attributable to ordinary shareholders was calculated as follows for the years ended December 31, 2010 and 2011:

	Year Ended December 31,
	2010	2011
Basic net income (loss) per share attributable to ordinary shareholders:
Numerator:
Net income (loss)	$(736)	$2,869
Accretion of redeemable convertible preferred shares to redemption value	(418)	(446)
Modification of redeemable convertible preferred shares	(6,542)	—
Net income attributable to participating securities	—	(2,294)

Net income (loss) attributable to ordinary shareholders	$(7,696)	$129

Denominator:
Weighted average ordinary shares outstanding—basic	15,076,911	2,245,730

Net income (loss) per share attributable to ordinary shareholders—basic	$(0.51)	$0.06

Diluted net income (loss) per share attributable to ordinary shareholders:
Numerator:
Net income (loss)	$(736)	$2,869
Accretion of redeemable convertible preferred shares to redemption value	(418)	(446)
Modification of redeemable convertible preferred shares	(6,542)	—
Net income attributable to participating securities	—	(2,248)

Net income (loss) attributable to ordinary shareholders—diluted	$(7,696)	$175

Denominator:
Weighted average ordinary shares outstanding—basic	15,076,911	2,245,730
Dilutive effect of ordinary share equivalents	—	870,663

Weighted average ordinary shares outstanding—diluted	15,076,911	3,116,393

Net income (loss) per share attributable to ordinary shareholders—diluted	$(0.51)	$0.06

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Stock options for the purchase of 1,941,206 weighted average shares were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the year ended December 31, 2010 because those options had an antidilutive impact due to the net loss attributable to ordinary shareholders incurred for the year. Stock options for the purchase of 101,381 weighted average shares were excluded from the computation of diluted net income per share attributable to ordinary shareholders for the year ended December 31, 2011 because those options had an antidilutive impact due to their exercise prices being greater than the average fair value of the Company’s ordinary shares for the year.

Unaudited Pro Forma Net Income per Share

The unaudited pro forma basic and diluted net income per share attributable to ordinary shareholders for the year ended December 31, 2011 gives effect to adjustments arising immediately upon closing of a qualified initial public offering. The unaudited pro forma net income attributable to ordinary shareholders used in the calculation of unaudited basic and diluted pro forma net income per share attributable to ordinary shareholders does not include the effects of the accretion to redemption value of the convertible redeemable preferred shares and the allocation of net income to participating securities because it assumes that the conversion of the redeemable convertible preferred shares to ordinary shares had occurred on January 1, 2011.

The unaudited pro forma basic and diluted weighted average ordinary shares outstanding used in the calculation of unaudited basic and diluted pro forma net income per share attributable to ordinary shareholders has been adjusted to reflect the issuance of 39,980,076 ordinary shares upon the automatic conversion of all outstanding shares of redeemable convertible preferred shares upon an initial public offering, as if such conversion had occurred on January 1, 2011.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The computation of pro forma net income per share attributable to ordinary shareholders is as follows:

Year Ended December 31, 2011
(unaudited)
Basic pro forma net income per share attributable to ordinary shareholders:
Numerator:
Pro forma net income attributable to ordinary shareholders(1)	$2,869

Denominator:
Weighted average ordinary shares outstanding—basic	2,245,730
Pro forma adjustment for assumed conversion of redeemable convertible preferred shares to ordinary shares upon the closing of the proposed initial public offering	39,980,076

Pro forma weighted average ordinary shares outstanding—basic	42,225,806

Pro forma net income per share attributable to ordinary shareholders—basic	$0.07

Diluted pro forma net income per share attributable to ordinary shareholders:
Numerator:
Pro forma net income attributable to ordinary shareholders(1)	$2,869

Denominator:
Weighted average ordinary shares outstanding—basic	2,245,730
Dilutive effect of ordinary share equivalents	870,663
Pro forma adjustment for assumed conversion of redeemable convertible preferred shares to ordinary shares upon the closing of the proposed initial public offering	39,980,076

Pro forma weighted average ordinary shares outstanding—diluted	43,096,469

Pro forma net income per share attributable to ordinary shareholders—diluted	$0.07

(1)	For the year ended December 31, 2011, pro forma net income attributable to ordinary shareholders equaled net income because the pro forma amount assumes that the conversion of the redeemable convertible preferred shares into ordinary shares had occurred on January 1, 2011. Therefore, net income does not require adjustment for the effects of the accretion to redemption value of the redeemable convertible preferred shares and the allocation of net income to participating securities.

17. Commitments and Contingencies

Lease Commitments

The Company leases its office space under non-cancelable operating leases, some of which contain payment escalations. The Company recognizes rent expense on a straight-line basis over the non-cancelable lease term and records the difference between cash rent payments and rent expense recognized in the consolidated statements of operations as accrued rent within accrued expenses (current) and other liabilities (non-current). The Company also leases office equipment under operating leases that expire at various dates through 2014. At December 31, 2010, the accrued rent balance for office leases was $47, of which $25 was included in accrued expenses and $22 was included in other long-term liabilities. At December 31, 2011, the accrued rent balance related for office leases was $143, of which $21 was included in accrued expenses (current) and $122 was included in other long-term liabilities.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Total rent expense under these operating leases was approximately $923 and $1,387 for the years ended December 31, 2010 and 2011, respectively. The Company also leases furniture and computer equipment under capital leases that expire at various dates through 2014.

Future minimum lease payments under non-cancelable operating and capital leases at December 31, 2011 are as follows:

Years Ending December 31,	Operating Leases	Capital Leases	Total
2012	$945	$400	$1,345
2013	1,122	400	1,522
2014	937	247	1,184
2015	929	—	929
2016	825	—	825
Thereafter	2,222	—	2,222

Total	$6,980	1,047	$8,027

Less amount representing interest		(112)

Present value of minimum lease payments		$935

Data Center Agreements

The Company has agreements with various vendors to provide specialized space and services for the Company to host its software application. Future minimum payments under non-cancelable data center agreements at December 31, 2011 totaled $1,716, comprised of $1,211 due in the year ending December 31, 2012 and $505 due in the year ending December 31, 2013.

Purchase Commitments

As of December 31, 2011, the Company had non-cancelable purchase commitments related to telecommunications, subscription fees for third-party data (such as Internet maps and posted speed limits) and subscription fees for software services totaling $2,544, of which $1,805, $619 and $120 will become payable in the years ending December 31, 2012, 2013 and 2014, respectively.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements, from services to be provided by the Company, or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and certain of its officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its consolidated financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2010 and 2011.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Litigation

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive notification alleging infringement of patent or other intellectual property rights. The Company is not a party to any material legal proceedings, nor is the Company aware of any pending or threatened litigation, that, in its opinion, would have a material adverse effect on its business or its consolidated financial position, results of operations or cash flows should such litigation be resolved unfavorably. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

In 2011, the Company was sued by PJC Logistics, LLC in a patent-infringement case (PJC Logistics, LLC v. Fleet Management Solutions, Inc. et al, Civil Action No. 03:11-cv-815) (United States District Court for the Northern District of Texas). The complaint alleges that the Company has infringed U.S. Patent No. 5,223,844 entitled “Vehicle Tracking and Security System.” PJC Logistics, LLC is seeking damages rather than an injunction. The Company believes that a loss in this claim is reasonably possible, but it is unable to estimate a range of loss as the Company is continuing to investigate the claim. While the outcome of this matter cannot be predicted with certainty, the Company does not believe that this litigation will have a material adverse effect on its business or on its consolidated financial position, results of operations or cash flows.

Management Services Agreement

The Company is party to a Management Services Agreement that requires the Company to make payments of up to $15,000 through 2014 if certain performance targets are achieved (see Note 19).

18. 401(k) Savings Plan

The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the board of directors. The Company made no contributions to the plan during the years ended December 31, 2010 or 2011.

19. Related Party Transactions

Concurrent with the Series C preferred shares financing in November 2010 (see Note 12), the Company entered into a consulting and non-compete agreement (the “Management Services Agreement”) with Privia Enterprises Limited (“Privia”), a company controlled by certain of the Company’s former shareholders and members of its board of directors, one of whom continued to serve as a member of the Company’s board of directors as of December 31, 2011. Pursuant to this agreement, in exchange for consulting services to be performed by Privia, the Company agreed to pay Privia up to $15,000 in three separate installments if the Company sells a specified number of subscriptions, measured by unit installations, during each of the twelve months ending March 31, 2012, 2013 and 2014. These payments would be made after the conclusion of each measurement period and are scheduled to be paid as follows: $3,000 for the twelve months ending March 31, 2012, $5,000 for the twelve months ending March 31, 2013 and $7,000 for the twelve months ending March 31, 2014. The Company has accrued and will continue to accrue for these payments during each of these three periods as the Company expects to sell the number of units that would require it to make this payout in full. The Company recorded expense of $231 and $2,217 for the years ended December 31, 2010 and 2011, respectively,

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

for these future payments. No payments under this agreement were made as of December 31, 2011 as no amounts were then due. As of December 31, 2010 and 2011, amounts accrued under this agreement totaled $231 and $2,448, respectively, and were included in accrued expenses and other current liabilities as a component of accrued professional fees.

In 2006, in connection with the early exercise of stock options into 700,000 restricted ordinary shares, the Company received a full recourse note receivable from its Chief Executive Officer denominated in euros (totaling the equivalent of $106 at the issuance date of the note) and collateralized by the 700,000 restricted ordinary shares held by the officer. Interest on the note was payable annually at a rate of 6% per annum. As the note receivable was recourse in nature, the note receivable plus accrued interest was reported in the Company’s consolidated balance sheets from 2006 to December 31, 2010 as a component of shareholders’ deficit. During 2011, the officer repaid the principal balance of the note and accrued interest in full as scheduled, and as of December 31, 2011, no amount remained outstanding.
20. Segment Reporting and Geographic Data

The Company has determined that it operates in one segment (see Note 2).

The geographic area data below summarizes subscription revenue and long-lived tangible assets for the significant countries in which the Company operates:

	Year Ended December 31,
	2010	2011
Subscription revenue(1):
United States and Canada	$51,206	$79,697
United Kingdom	8,749	8,146
Ireland	4,735	4,474

Total subscription revenue	$64,690	$92,317

Long-lived tangible assets(2):
United States	$14,881	$21,607
United Kingdom	2,247	2,304
Ireland	1,927	2,937

Total long-lived tangible assets	$19,055	$26,848

(1)	Subscription revenue represents sales to external customers based on the location of the customer.

(2)	Long-lived tangible assets consist of property and equipment based on the country in which the assets are located and are reported at carrying value.

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

21. Valuation Accounts

Activity in allowance accounts related to accounts receivable and deferred tax assets consisted of the following:

	Balance at Beginning of Year	Charged to Operations		Deductions		Balance at End of Year
Year ended December 31, 2010:
Accounts receivable allowances	$271	814	(1)	(229	)(2)	$856
Deferred tax asset valuation allowance	$244	363		—		$607
Year ended December 31, 2011:
Accounts receivable allowances	$856	990	(1)	(609	)(2)	$1,237
Deferred tax asset valuation allowance	$607	368		—		$975

(1)	Amounts represent charges to general and administrative expense for increases to the allowance for doubtful accounts.

(2)	Amounts represent cash collections from customers for accounts previously reserved and write-offs of accounts receivable recorded against the allowance for doubtful accounts.

22. Subsequent Events

In February 2012, the Company issued 27,500 ordinary shares upon the exercise of outstanding stock options with exercise prices aggregating $11.

With respect to stock options granted during the year ended December 31, 2011 for the purchase of 81,000 ordinary shares at an exercise price of $5.31 for which performance-based vesting criteria had not been established (see Note 15), on May 9, 2012, the Company’s board of directors specified the performance criteria, which are based on Company operating metrics for 2012. As a result, on May 9, 2012, these stock options were deemed granted and outstanding. The fair value of these stock options on date of grant was $3.32 per share.

On May 9, 2012, the Company’s board of directors and shareholders increased the number of ordinary shares reserved for issuance under the 2011 Plan from 1,000,000 to 1,750,000. In addition, per the terms of the 2011 Plan, ordinary shares previously reserved for issuance under the 2004 Plan that are not needed to fulfill the Company’s obligations for awards, as a result of cancelation, forfeiture, expiration or net issuances of awards, are to be added to the number of shares available for issuance under the 2011 Plan.

On May 10, 2012, the Company entered into a credit facility with Wells Fargo Capital Finance consisting of a $25,000 term loan and a $25,000 revolving line of credit, which expires on May 10, 2017 (the “Credit Facility”). The purpose of the Credit Facility was to repay the outstanding principal of the Senior Secured Notes, which was repaid on May 10, 2012, and to provide an additional source of liquidity to the Company. Borrowings under the revolving line of credit are subject to drawdown limitations based on financial ratios of the Company. The interest rate on the term loan and borrowings under the revolving line of credit is either (a) LIBOR plus 3.5% per annum, but not less than 4.5% per annum, or (b) base rate plus 2.5% per annum, but not less than 5.5% per annum. Principal due under the term loan is payable quarterly commencing on December 31, 2012, with $313 due in 2012, $1,250 due in 2013, $1,406 due in 2014, $2,031 due in 2015, $2,500 due in 2016 and $17,500 due in 2017. All amounts borrowed under the revolving line of credit are due and payable on

FLEETMATICS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

May 10, 2017. The term loan carries a 1% prepayment penalty for the first twelve months. The Credit Facility is collateralized by a senior first lien on all assets and property of the Company. The Credit Facility contains financial covenants that, among other things, require the Company to maintain liquidity of at least $10,000, comprised of cash plus availability under borrowings, and limits the Company’s maximum total leverage ratio (total indebtedness with a maturity greater than twelve months to earnings before interest, taxes, depreciation and amortization and certain other adjustments, as defined by the terms of the Credit Facility agreement). The leverage ratio becomes more restrictive in each of 2012, 2013 and 2014. The Credit Facility also requires the Company to maintain other affirmative and negative covenants.

On May 10, 2012, the Company used proceeds from the $25,000 term loan of the Credit Facility to pay in full all amounts due under the Senior Secured Notes, including remaining principal of $17,063, prepayment premium of $512 and accrued interest.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

SageQuest, Inc.

Cleveland, Ohio

We have audited the accompanying consolidated balance sheets of SageQuest, Inc. and Subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of income (loss), changes in stockholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SageQuest, Inc. and Subsidiaries as of December 31, 2008 and 2009 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note P, the consolidated financial statements for the years ended December 31, 2008 and 2009 have been restated to properly recognize certain revenues and related costs.

/s/ SS&G Financial Services, Inc.

Cleveland, Ohio

March 17, 2010 (July 28, 2011 as to the effects of the

     restatement discussed in Note P)

SAGEQUEST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2008	2009
	(Restated)	(Restated)
Assets
Current assets:
Cash	$2,036	$2,532
Accounts receivable, net	657	1,043
Inventories	417	403
Deferred product costs	1,109	1,336
Prepaid expenses	199	291

Total current assets	4,418	5,605
Property and equipment, net	885	745

Other assets:
Deferred product costs	2,325	2,923
Intangible assets, net	633	1,264
Other assets	145	127

Total assets	$8,406	$10,664

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Revolving line of credit	$50	$340
Accounts payable	575	802
Current portion—long-term obligations	19	18
Accrued expenses	543	539
Current portion—deferred revenue	2,053	2,547

Total current liabilities	3,240	4,246
Long-term obligations, net of current portion	1,439	1,146
Long-term deferred revenue, net of current portion	4,026	5,208

Stockholders’ equity (deficit):
Series D Convertible Preferred Stock, par $0.01, 50,104 shares authorized, issued and outstanding	1	1
Series C Convertible Preferred Stock, par $0.01, 100,421 shares authorized, issued and outstanding	1	1
Series B Convertible Preferred Stock, par $0.01, 77,500 shares authorized, issued and outstanding	1	1
Series A Convertible Preferred Stock, par $0.01, 15,000 shares authorized, issued and outstanding	—	—
Common Stock, par $0.01, 5,695,045 shares authorized, 359,280 issued and outstanding	4	4
Additional paid-in capital	8,614	8,654
Retained deficit	(8,920)	(8,597)

Total stockholders’ equity (deficit)	(299)	64

Total liabilities and stockholders’ equity (deficit)	$8,406	$10,664

See accompanying notes to consolidated financial statements.

SAGEQUEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except share and per share data)

	Year Ended December 31,
	2008	2009
	(Restated)	(Restated)
Net sales	$10,012	$13,708
Cost of sales	4,833	5,596

Gross profit	5,179	8,112

Operating expenses:
Sales and marketing	3,492	3,715
General and administrative	3,543	3,369
Research and development	579	607

Total operating expenses	7,614	7,691

Operating income (loss)	(2,435)	421

Other income (expense):
Other income	11	1
Interest expense	(47)	(99)

Total other income (expense)	(36)	(98)

Net income (loss)	$(2,471)	$323

See accompanying notes to consolidated financial statements.

SAGEQUEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2009

(In thousands, except share and per share data)

	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Deficit	Total
	Shares	Par $0.01	Shares	Par $0.01
Balance, January 1, 2008, as previously reported	192,921	$2	359,280	$4	$4,897	$(5,576)	$(673)
Prior period adjustment—see Note P	—	—	—	—	—	(873)	(873)

Balance, January 1, 2008 (restated)	192,921	2	359,280	4	4,897	(6,449)	(1,546)

Sale of Series D Preferred Stock, net of issuance costs of $18	50,104	1	—	—	3,689	—	3,690
Stock option compensation	—	—	—	—	28	—	28
Net loss	—	—	—	—	—	(2,471)	(2,471)

Balance, December 31, 2008 (restated)	243,025	3	359,280	4	8,614	(8,920)	(299)
Stock option compensation	—	—	—	—	40	—	40
Net income	—	—	—	—	—	323	323

Balance, December 31, 2009 (restated)	243,025	$3	359,280	$4	$8,654	$(8,597)	$64

See accompanying notes to consolidated financial statements.

SAGEQUEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share data)

	Year Ended December 31,
	2008	2009
	(Restated)	(Restated)
Cash flows from operating activities:
Net income (loss)	$(2,471)	$323
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	374	474
Bad debt expense	113	179
Amortization of discount to interest expense	1	—
Loan participation fee	—	20
Stock-based compensation	29	40
(Increase) decrease in:
Accounts receivable	(315)	(565)
Inventories	(161)	13
Deferred product costs	(1,464)	(824)
Prepaid expenses and other assets	(149)	(75)
Increase (decrease) in:
Accounts payable	(176)	227
Accrued expenses	108	(3)
Other long-term obligations	438	(314)
Deferred revenue	2,369	1,677

Net cash provided by (used in) operating activities	(1,304)	1,172

Cash flows from investing activities:
Purchases of property and equipment	(406)	(97)
Investment in intangible assets	(402)	(868)

Net cash used in investing activities	(808)	(965)

Cash flows from financing activities:
Net proceeds from (repayment of) revolving line of credit	(370)	290
Proceeds from bridge loan—related party	350	—
Net proceeds from (repayment of) long-term obligations	1,015	(1)
Net proceeds from sale of Series D Convertible Preferred Stock	2,476	—

Net cash provided by financing activities	3,471	289

Net increase in cash	1,359	496
Cash, beginning of year	677	2,036

Cash, end of year	$2,036	$2,532

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$65	$75
Supplemental disclosure of non-cash transactions:

During 2008, the outstanding principal and related accrued interest of convertible bridge notes payable—related parties in the amount of $448 was converted to 6,051 shares of the Company’s Series D Convertible Preferred Stock.

See accompanying notes to consolidated financial statements.

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE A – Summary of significant accounting policies

Nature of operations

SageQuest, Inc. and Subsidiaries are principally engaged in the business of delivering an end-to-end vehicle tracking solution enabling companies to effectively manage their mobile resources. The Company combines vehicle-based, GPS and wireless technology with a software or Internet website interface to deliver timely and accurate management information.

Background

SageQuest, Inc. was formed on October 20, 2005 for the purpose of acquiring all of the outstanding membership interests of SageQuest, LLC. SageQuest, LLC was formed in 2003.

SageQuest I, LLC, a wholly owned subsidiary of SageQuest, Inc., was formed on March 12, 2008 for the purpose of receiving loan proceeds from the Ohio Department of Development as discussed further in Note E.

The consolidated financial statements include the accounts of SageQuest, Inc., SageQuest, LLC, and SageQuest I, LLC (collectively referred to as “the Company”). All significant intercompany balances have been eliminated in consolidation.

Evaluation of subsequent events

The Company has evaluated subsequent events through March 17, 2010, as well as through July 28, 2011 as it relates to Note P. There were no subsequent events that have occurred through those dates which have not already been reflected in these financial statements and/or disclosed in the notes to these financial statements.

Accounts receivable

The Company reports trade accounts receivable at net realizable value. The Company provides an allowance for doubtful accounts based on management’s periodic review of accounts, including the delinquency of account balances. Accounts are considered delinquent when payments have not been received within the agreed upon terms, and are written off when management determines that collection is not probable. Allowance for doubtful accounts is approximately $80 and $71 at December 31, 2008 and 2009, respectively.

Inventories

Inventories consist of raw materials, work-in-progress and finished goods and are stated at cost which approximates the lower of cost or market.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Routine maintenance and repairs are charged to operations as incurred. Depreciation and amortization are based on the straight-line method over the estimated useful lives of the related assets.

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Intangible assets

The Company internally develops software that it markets to customers through hosting services as an application service provider. Costs incurred to internally develop software for the hosting service and certain costs related to software that was acquired, internally developed, or modified solely to meet the Company’s internal needs are capitalized. Certain costs incurred in prior years related to the conceptual formulation and design (research and development) of software to be licensed are expensed as incurred.

Amortization begins at the point in time the software is ready for its intended use. Computer software is considered ready for its intended use after all substantial testing has been completed. Amortization of software is based on a three to five year life (See Note D).

Costs incurred during the post-implementation/operations stage are typically expensed as incurred as they represent routine maintenance activities on the software. Qualifying costs of specific upgrades and enhancements are capitalized if it is determined that the upgrade or enhancement will result in new product functionality.

Patent licenses are recorded at historical cost of $638 and are being amortized on a straight-line basis over a period of 10 years. Accumulated amortization at December 31, 2009 and amortization expense for these assets was $34 in 2009. Estimated amortization expense for each of the years through December 31, 2014 is expected to be $64 annually.

Reclassifications

Certain reclassifications have been made to the 2008 consolidated financial statement presentation to correspond to the current year’s format. Total equity and net income are unchanged due to these reclassifications.

Financing costs

Debt issuance costs have been capitalized and are being amortized to interest expense on a straight-line basis over the term of the financing arrangements. Debt issuance costs, net of accumulated amortization, were $34 and $24 at December 31, 2008 and 2009, respectively, and are included in other assets. Expense recognized for these fees was $2 and $10 for the years ended December 31, 2008 and 2009, respectively.

Estimated future amortization expense is as follows at December 31, 2009:

2010	$6
2011	6
2012	6
2013	6

$24

Revenue recognition and deferred revenue and product costs

Revenue is recognized when earned. Specifically, the Company recognizes revenue when the price is fixed and determinable, upon persuasive evidence of an agreement, when it has fulfilled its obligations under any

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

such agreement and upon a determination that collection is probable. The Company earns revenues from the licensing of software and from related products sold to customers. The Company also earns revenues under service contracts, which generally provide service over a period of three years and are billed and recognized as incurred. Hardware, including installation revenue and software license revenues are recognized ratably over an estimated length of time taking into account the contract term, the useful life of the hardware and the high rate of customer renewals.

Product costs related to hardware and installation (not in excess of the related deferred product revenue) are also deferred and amortized over such period.

Research and development

Research and development costs are charged to operations when incurred.

Income taxes

Deferred income taxes are recorded to reflect timing differences between taxable income for financial statement and income tax reporting purposes.

During 2009, new accounting standards became effective in regards to uncertain tax positions. The new standards require that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities.

A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. Upon adoption, the Company determined that these new standards did not have a material effect on prior financial statements and therefore no change was made to the opening balance of retained earnings. The new standards also require that changes in judgment that result in subsequent recognition, derecognition or change in a measurement of a tax position taken in a prior annual period (including any related interest and penalties) be recognized as a discrete item in the interim period in which the change occurs.

It is the Company’s policy to include any penalties and interest related to income taxes in its operating expenses, however, the Company has no penalties or interest related to income taxes for the years ended December 31, 2008 and 2009. The earliest year that the Company is subject to examination is the year ended December 31, 2006.

Advertising expense

The Company expenses direct-response and print advertising costs as incurred. Advertising expenses, which include production costs related to lead generation, were $466 and $334 for the years ended December 31, 2008 and 2009, respectively.

Stock-based compensation

The Company accounts for stock-based compensation using the fair-value-base method.

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Sales tax collected from customers

The Company collects sales tax from its customers on certain taxable sales that is remitted to various state governmental authorities when due. The Company’s policy is to record sales tax collected from customers as a component of accrued expenses on its consolidated balance sheet and not in its consolidated statement of income (loss).

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company places its temporary cash investments with various financial institutions which are insured up to FDIC limits.

Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company’s customer base. The Company has a group of customers that are all divisions of a single company. Each division makes decisions and operates independently. In total, the group of customers represents approximately 14% and 22% of the Company’s revenues as of December 31, 2008 and 2009, respectively.

NOTE B – Inventories

Inventories consist of the following at December 31:

	2008	2009
Raw materials	$115	$130
Work-in-progress	22	13
Finished goods	280	260

	$417	$403

NOTE C – Property and equipment

Property and equipment consists of the following at December 31:

	2008	2009
Computer equipment	$774	$856
Leasehold improvements	225	225
Office equipment	105	107
Furniture	104	117
Vehicles	42	42

	1,250	1,347
Less accumulated depreciation	(365)	(602)

	$885	$745

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Depreciation expense related to property and equipment was $179 and $237 for the years ended December 31, 2008 and 2009, respectively.

NOTE D – Capitalized software

Capitalized software costs consist of the following at December 31:

	2008	2009
Software costs	$1,113	$1,286
Software in progress	—	58

	1,113	1,344
Less accumulated depreciation	(481)	(683)

	$632	$661

Amortization expense related to capitalized software costs was $195 and $202 for the years ended December 31, 2008 and 2009, respectively.

Estimated future amortization expense is as follows at December 31, 2009:

2010	$168
2011	166
2012	166
2013	85
2014	76

$661

NOTE E – Financing arrangements

The Company obtained a loan from the Ohio Department of Development for $1,019 in December 2008. The lender has a second priority security interest in substantially all assets of the Company. The loan bears interest at a rate of 6.25%, plus a monthly service fee of one-twelfth (1/12) of 1% of the outstanding principal balance, which is included in long-term obligations on the balance sheet. Interest only payments are due monthly until January 1, 2011, at which point monthly payments of principal and interest totaling $31 per month are due. A participation fee of 10% of the total amount of the loan is due at maturity, December 2013, or if the loan is prepaid in full prior to maturity, the participation fee is due at the time of such prepayment. As of December 31, 2009, $20 has been accrued relating to this fee and is included in long-term obligations.

The Company’s future annual maturities of the Ohio Department of Development loan are as follows:

2010	$—
2011	319
2012	339
2013	361

$1,019

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Total interest expense related to the financing arrangements was $16 and $64 for the years ended December 31, 2008 and 2009, respectively.

On January 8, 2010, the Company renegotiated a revolving line of credit with a bank. The line provides for borrowings up to the lesser of $1,000 or the sum of eligible receivables less specific reserves determined by the lender. The line of credit is secured by substantially all of the assets of the Company and bears interest at the bank’s prime rate plus 1/2%. The bank’s prime rate was 4.0% at December 31, 2008 and 2009. Under the line of credit agreement, the Company is subject to certain restrictive covenants. The Company was in compliance with all covenants at December 31, 2008 and 2009. In addition to the above terms, the agreement also stipulates a fee on the unused portion of the line of 0.125%. Outstanding borrowings on the line of credit were $50 and $340 at December 31, 2008 and 2009, respectively. The line of credit expires on November 8, 2011.

NOTE F – Bridge loans—related party

In December 2007, the Company issued a $400 promissory note to a stockholder. The subordinated note was unsecured and accrued simple interest at an annual rate of 8.5%. In February 2008, the Company issued an additional promissory note of $350 to the same stockholder under the same terms. In April 2008, the outstanding principal and accrued interest totaling $766 was cancelled in exchange for 10,346 shares of the Company’s Series D Convertible Preferred Stock (See Note I).

Total interest expense related to the bridge loans was $17 for the year ended December 31, 2008.

NOTE G – Convertible bridge notes payable—related parties

In June 2007, the Company entered into several convertible bridge note agreements with certain stockholders of the Company totaling $418. The subordinated notes were unsecured and accrued simple interest at an annual rate of 8.5%. In April 2008 the outstanding principal and accrued interest totaling $448 was converted to 6,051 shares of the Company’s Series D Convertible Preferred Stock (See Note I).

In connection with the convertible bridge notes, the Company issued warrants to purchase the Company’s Common Stock at an exercise price of $2.49 per share (See Note K). The relative fair value of the warrants at the time of issuance was recorded as additional paid-in capital and reduced the carrying value of the notes. The discounts on the notes were amortized to interest expense over the term of the notes. Amortization expense related to the discounts of the convertible bridge notes was $1 for the year ended December 31, 2008 and was included in interest expense.

Interest expense related to the convertible bridge notes, excluding the discounts, was $12 for the year ended December 31, 2008.

NOTE H – Lease commitments

The Company leases office and warehouse facilities and certain equipment under lease agreements that are classified as operating leases. Commencing October 1, 2008, the Company entered into leases for office facilities and a warehouse which expire December 2013. The leases contain a rent free period followed by periodically escalating monthly rent charges. The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease. The difference between the amount of rent expense recorded and the amount paid is credited or charged to a liability account. Deferred rent expense of $43 and $53 is included in long-term obligations in the accompanying consolidated balance sheet at December 31, 2008 and 2009, respectively.

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

In connection with the new office facilities lease the landlord reimbursed the Company $93 for general improvements to the leased space. The tenant allowance is recorded as a liability and is being amortized to rent expense over the term of the lease. The net unamortized tenant allowance was $89 and $71 at December 31, 2008 and 2009, respectively, and is included in long-term obligations in the accompanying consolidated balance sheet.

Rent expense under the above lease agreements amounted to $234 and $288 for the years ended December 31, 2008 and 2009, respectively.

Future minimum lease payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year are as follows:

2010	$220
2011	231
2012	233
2013	234
2014	6

$924

NOTE I – Convertible Preferred Stock and accumulated dividends

During the year ended December 31, 2008, the Company sold 50,104 shares of the Company’s Series D Preferred Stock at a price of $74 per share for a total of $3,690 (net of issuance costs of $18), consisting of canceled and converted notes, as described in Note F and Note G to the consolidated financial statements and $2,494 in cash.

Each share of Convertible Preferred Stock is convertible at any time, at the option of the holder, into Common Stock based on a formula adding (i) the number of shares determined by multiplying the number of Preferred Stock, subject to adjustment to the conversion ratio in the event of stock splits, stock dividends and recapitalizations, to be converted by the applicable Liquidation Value and dividing the resulting product by the applicable Conversion Price, then in effect, plus (ii) the number of shares determined by dividing the total amount of any accrued and unpaid dividends with respect to such Preferred Stock to be converted by the then Fair Market Value of the Common Stock underlying such Preferred Stock determined on an as-converted basis assuming conversion of all Preferred Stock into shares of Common Stock. Each share of Preferred Stock will be automatically converted upon the closing of the Company’s initial public offering if the post-offering valuation of the Corporation is at least five times the original issue price and the gross proceeds to the Company are at least $20,000.

Each holder of Preferred Stock is entitled to vote with the holders of Common Stock on all matters on which the holders of Common Stock have the right to vote. Each share of Preferred Stock entitles its holder to the number of votes equal to the number of Common Stock into which such share of Preferred Stock is then convertible.

Series D Convertible Preferred Stock

In the event of a liquidation of the Company, the holders of Series D Preferred Stock will be entitled to receive, in preference to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Stock, and Common Stock, an amount equal to the Series D Liquidation Value per each share of Series D Preferred Stock (subject to adjustment for stock splits, stock dividends and recapitalizations) plus an amount equal to all accrued but unpaid dividends on such shares of Series D Preferred Stock.

The holders of shares of Series D Preferred Stock are entitled to receive cumulative dividends prior to and in preference to the holders of any Common Stock at a rate of 8% per annum of the Series D Liquidation Value of $74.00 (subject to adjustment for stock splits, stock dividends and recapitalizations). The Company accumulated dividends of $198 and $297 during the years ended December 31, 2008 and 2009, respectively. Accumulated and unpaid dividends on Series D Preferred Stock were $198 and $495 at December 31, 2008 and 2009, respectively.

Subsequent to December 15, 2010, the Company will redeem all or any portion of the outstanding shares of Series D Preferred Stock, upon the election of the majority holders of shares of Series D Preferred Stock for an amount equal to the original Series D Liquidation Value plus all accrued but unpaid dividends. Under the terms of the redemption arrangement, settlement of the obligation is payable in cash.

Series C Convertible Preferred Stock

In the event of a liquidation of the Company, the holders of Series C Preferred Stock will be entitled to receive, in preference to the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock, an amount equal to 150% of the Series C Liquidation Value per each share of Series C Preferred Stock (subject to adjustment for stock splits, stock dividends and recapitalizations) plus an amount equal to all accrued but unpaid dividends on such shares of Series C Preferred Stock.

The holders of shares of Series C Preferred Stock are entitled to receive cumulative dividends prior to and in preference to the holders of any Common Stock at a rate of 8% per annum of the Series C Liquidation Value of $49.79 (subject to adjustment for stock splits, stock dividends and recapitalizations). The Company accumulated dividends of $400 during each of the years ended December 31, 2008 and 2009. Accumulated and unpaid dividends on Series C Preferred Stock were $1,150 and $1,550 at December 31, 2008 and 2009, respectively.

Subsequent to December 15, 2010, the Company will redeem all or any portion of the outstanding shares of Series C Preferred Stock, upon the election of the majority holders of shares of Series C Preferred Stock for an amount equal to the original Series C Liquidation Value plus all accrued but unpaid dividends. Under the terms of the redemption arrangement, settlement of the obligation is payable in cash.

Series B Convertible Preferred Stock

In the event of a liquidation of the Company, the holders of Series B Preferred Stock will be entitled to receive, in preference to the holders of Series A Preferred Stock and Common Stock, an amount equal to the Series B Liquidation Value per each share of Series B Preferred Stock (subject to adjustment for stock splits, stock dividends and recapitalizations).

Series A Convertible Preferred Stock

In the event of a liquidation of the Company, the holders of Series A Preferred Stock will be entitled to receive, in preference to the holders of Common Stock, an amount equal to the Series A Liquidation Value per each share of Series A Preferred Stock (subject to adjustment for stock splits, stock dividends and recapitalizations).

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE J – Common Stock

At December 31, 2008 and 2009, 5,727,236 shares and 5,968,077 shares, respectively, of the Company’s Common Stock have been reserved for future issuance related to the conversion of shares of Convertible Preferred Stock and the exercise of stock options and warrants.

NOTE K – Warrants

During 2007, in connection with the issuance of convertible bridge notes payable, the Company issued warrants to purchase 16,787 shares of the Company’s Common Stock at an exercise price of $2.49 per share (See Note G). The warrants are exercisable for seven years from the date of issuance. The warrants had an estimated fair value of $4 which was determined using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes model include, a 63% expected volatility, a three year expected life, a 0% expected dividend yield and a risk-free interest rate of 4.96%.

NOTE L – Stock option plan

The Company has a stock incentive plan that provides for the granting of incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights to employees, consultants, officers, directors and other service providers. The purpose of the plan is to promote long-term growth and profitability by providing certain individuals with incentives to improve stockholder value and contribute to the Company’s growth and financial success.

No more than 334,248 shares of the Company’s Common Stock may be granted under the plan. The terms and conditions of stock incentives issued are determined at the discretion of the Company’s Board of Directors. At December 31, 2009, 92,166 shares are available to be granted with Board approval. If any award expires, becomes unexercisable, or is forfeited or surrendered, or if any shares of the Company’s Common Stock are surrendered as payment or settlement in connection with any award, the shares subject to the award and the surrendered shares will become available for issuance under the Plan.

Grantees vest in the options based on time limitations, as outlined in the stock option agreements. Vesting periods range from immediate to several years depending on the terms of the issuance agreement. Options granted under the plan are exercisable for a period not to exceed ten years. The weighted average grant-date fair value on all currently outstanding options is $0.49. The options outstanding at December 31, 2009 had a weighted average remaining contractual life of 5.1 years.

The stock options are valued at fair value on the grant date and compensation cost is expensed ratably over the vesting period. Fair value of the stock options has been estimated using the Black-Scholes option pricing model, whereby the significant inputs are as follows: expected life of three years, expected volatility rates of 63% to 74% estimated using the volatility of a public company in the same industry, no expected dividends and risk-free rates ranging from 2.53% to 4.81% estimated at the three year Treasury bill rate.

The Company granted 201,932 stock options during the year ended December 31, 2008. No options were granted during the year ended December 31, 2009. The weighted-average grant-date fair value of the options granted during the years ended December 31, 2008 was $0.50.

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Total stock-based compensation expense recognized for the years ended December 31, 2008 and 2009 was $28 and $40, respectively. At December 31, 2009, there was $45 of unrecognized stock-based compensation cost expected to vest over the following three years.

	Number of Shares	Weighted- Average Exercise Price
Outstanding, January 1, 2008	40,150	$1.00
Granted	201,932	$1.00
Exercised	—
Cancelled	—

Outstanding, December 31, 2008	242,082	$1.00
Granted	—
Exercised	—
Cancelled	—

Outstanding, December 31, 2009	242,082	$1.00

Exercisable at December 31, 2009	153,574	$1.00

NOTE M – Retirement plan

The Company has a defined contribution plan covering substantially all employees. The plan provides that eligible employees can voluntarily contribute a portion of their earnings to the plan. Employees vest immediately in their contributions. The Company does not contribute to the plan.

NOTE N – Income taxes

Income taxes are summarized as follows for the years ended December 31:

	2008	2009
Federal:
Current	$—	$—
Deferred	834	(235)

	834	(235)
Valuation allowance	(834)	235

	$—	$—

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The Company’s total deferred tax assets and liabilities are as follows at December 31:

	2008	2009
Current:
Deferred tax asset	$775	$929
Deferred tax liability	(377)	(454)

	398	475
Valuation allowance	(398)	(475)

	$—	$—

Non-current:
Deferred tax asset	$3,536	$3,568
Deferred tax liability	(941)	(1,284)

	2,595	2,284
Valuation allowance	(2,595)	(2,284)

	$—	$—

The current deferred tax asset results from the allowance for doubtful accounts, certain accruals and the current portion of deferred revenue. The current deferred tax liability results from the current deferred product costs. The non-current deferred tax asset results primarily from net operating loss carryforwards and the long-term portion of deferred revenues. The non-current tax liability results from the use of accelerated methods of depreciation of property and equipment and amortization of software costs for tax purposes and the non-current deferred product costs.

Subsequent to the issuance of the December 31, 2008 financial statements the Company changed its method of accounting for deferred revenue and deferred product costs for tax purposes. The resulting Federal net operating loss carryforwards as of December 31, 2008 was reduced from approximately $7,800 as previously reported, to approximately $6,300. At December 31, 2009, the Company had Federal net operating loss carryforwards totaling approximately $5,200, which may be used to reduce future tax liabilities and expire through year 2028.

Pursuant to the Section 382 of the Internal Revenue Code of 1986, utilization of net operating loss carryforwards may be subject to limitations if a cumulative change in ownership of more than 50 percent occurs over a three-year period, as defined.

Due to the Company’s history of operating and taxable losses, the realization of the deferred tax asset is uncertain. The Company has, therefore, provided a full valuation allowance against the net deferred tax asset.

NOTE O – Commitments

In December 2007, the Company entered into a software license agreement with an initial term of one year. The software license automatically renews for one year terms unless terminated in accordance with the license agreement. The minimum royalty fee due under the agreement was $45 and $70 for the years ended December 31, 2008 and 2009, respectively.

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

In August 2007, the Company entered into a software license agreement with a software provider. The minimum license fee due under the contract is $430 and is payable in prepaid installments over the life of the contract. The contract expires December 31, 2010, but may be renewed each year for an additional twelve month period. The license fee is recognized monthly based on the Company’s customer usage of the related software. The accrued license fees due to the software provider will be offset against the prepaid minimum license fee. As of December 31, 2008, the prepaid balance was $139. As of December 31, 2009, the Company has paid a total of $327 of this license fee, of which $162 was included in prepaid expenses. A $10 data service fee is also due annually.

NOTE P – Restatement and prior period adjustment

During 2011, in the course of the Company’s review of its revenue recognition practices, the Company has determined that recognition of certain revenue and related costs as a separate unit of accounting in a multiple-element arrangement, pursuant to ASC 605-25 Multiple Element Arrangements was not appropriate and that certain revenue should be recognized over the estimated customer relationship instead of the stated contract term. The effect of correcting these matters was to reduce previously reported revenue by $913 and $276 for the years ended December 31, 2008 and 2009 and $1,877, a cumulative effect, for periods prior to 2008 and to reduce previously reported product costs by $497 and $122 for the years ended December 31, 2008 and 2009 and $1,004, a cumulative effect, for periods prior to 2008. Each of the corrections described above affect the timing of revenue and product costs but not the total amount of revenue and product costs ultimately to be recorded by the Company.

In addition to the above restated items, certain reclassifications have been made to the consolidated statements of income (loss), as restated for the years ended December 31, 2008 and 2009, as a result of management’s review of the allocation of certain expenses between the departments of the Company. Total equity and net income (loss) are unchanged due to these reclassifications.

The following is a summary of the effect of the restatement and reclassifications on the results of operations, financial position and cash flows as of and for the year ended December 31, 2008:

	Previously Reported	Impact of Restatement / Reclassification	Restated
Deferred product costs (current and long-term portion)	$1,933	$1,501	$3,434
Deferred revenue (current and long-term portion)	$3,287	$2,792	$6,079
Retained deficit	$(7,630)	$(1,290)	$(8,920)
Net sales	$10,925	$(913)	$10,012
Cost of sales	$4,335	$498	$4,833
Net loss	$(2,055)	$(416)	$(2,471)
Increase in deferred product costs	$967	$497	$1,464
Increase in deferred revenue	$1,456	$913	$2,369

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The following is a summary of the effect of the restatement and reclassifications on the results of operations, financial position and cash flows as of and for the year ended December 31, 2009:

	Previously Reported	Impact of Restatement / Reclassification	Restated
Deferred product costs (current and long-term portion)	$2,983	$1,276	$4,259
Deferred revenue (current and long-term portion)	$5,095	$2,660	$7,755
Retained deficit	$(7,211)	$(1,386)	$(8,597)
Net sales	$13,984	$(276)	$13,708
Cost of sales	$4,496	$1,100	$5,596
Net income	$477	$(154)	$323
Increase in deferred product costs	$702	$122	$824
Increase in deferred revenue	$1,402	$276	$1,678

The income taxes disclosures have been updated to reflect the impact of the restatement.

NOTE Q – Other matters

Effective July 30, 2010, the Company merged with FleetMatics Group Ltd (FleetMatics). This transfer of interest had no impact on the historical basis of the Company’s financial statements. However, under U.S. generally accepted accounting principles for business combinations, these financial statements will be recast using fair value in FleetMatic’s opening balance sheet.

SAGEQUEST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share data)

	December 31, 2009	June 30, 2010
		(Unaudited)
Assets
Current assets:
Cash	$2,532	$3,105
Accounts receivable, net	1,043	876
Inventories	403	370
Deferred product costs	1,336	1,482
Prepaid expenses	291	366

Total current assets	5,605	6,199
Property and equipment, net	745	764
Other assets:
Deferred product costs	2,923	3,071
Intangible assets, net	1,264	1,349
Other assets	127	103

Total assets	$10,664	$11,486

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Revolving line of credit	$340	$340
Accounts payable	802	984
Current portion—long-term obligations	18	18
Accrued expenses	539	897
Current portion—deferred revenue	2,547	2,781

Total current liabilities	4,246	5,020
Long-term obligations, net of current portion	1,146	1,189
Long-term deferred revenue, net of current portion	5,208	5,549

Stockholders’ equity (deficit):
Series D Convertible Preferred Stock, par $0.01, 50,104 shares authorized, issued and outstanding	1	1
Series C Convertible Preferred Stock, par $0.01, 100,421 shares authorized, issued and outstanding	1	1
Series B Convertible Preferred Stock, par $0.01, 77,500 shares authorized, issued and outstanding	1	1
Series A Convertible Preferred Stock, par $0.01, 15,000 shares authorized, issued and outstanding	—	—
Common Stock, par $0.01, 5,695,045 shares authorized, 359,280 issued and outstanding	4	4
Additional paid-in capital	8,654	8,673
Retained deficit	(8,597)	(8,952)

Total stockholders’ equity (deficit)	64	(272)

Total liabilities and stockholders’ equity (deficit)	$10,664	$11,486

See accompanying notes to consolidated financial statements.

SAGEQUEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

(In thousands, except share and per share data)

	Six Months Ended June 30,
	2009	2010
Net sales	$6,401	$8,049
Cost of sales	2,770	3,366

Gross profit	3,631	4,683

Operating expenses:
Sales and marketing	1,895	2,461
General and administrative	1,604	2,201
Research and development	274	326

Total operating expenses	3,773	4,988

Operating loss	(142)	(305)
Other income (expense):
Other income	1	—
Interest expense	(50)	(50)

Total other expense	(49)	(50)

Net loss	$(191)	$(355)

See accompanying notes to consolidated financial statements.

SAGEQUEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2009	2010
Cash flows from operating activities:
Net loss	$(191)	$(355)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	237	252
Bad debt expense	134	41
Loan participation fee	10	10
Stock-based compensation	20	20
(Increase) decrease in:
Accounts receivable	14	126
Inventories	(208)	33
Deferred product costs	(383)	(295)
Prepaid expenses and other assets	(149)	(51)
Increase (decrease) in:
Accounts payable	(303)	182
Accrued expenses	207	401
Other long-term obligations	(290)	(10)
Deferred revenue	674	574

Net cash provided by (used in) operating activities	(228)	928

Cash flows from investing activities:
Purchases of property and equipment	(21)	(147)
Investment in intangible assets	(698)	(208)

Net cash used in investing activities	(719)	(355)

Cash flows from financing activities:
Net proceeds from borrowings under revolving line of credit	290	—
Capital contribution (distribution)	(9)	—
Repayment of long-term debt obligations	(1)	—

Net cash provided by financing activities	280	—

Net increase (decrease) in cash	(667)	573
Cash, beginning of period	2,036	2,532

Cash, end of period	$1,369	$3,105

See accompanying notes to consolidated financial statements.

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share data)

NOTE A – Basis of Presentation

The accompanying consolidated financial statements include the accounts of SageQuest, Inc. and its wholly owned subsidiaries: SageQuest, LLC and SageQuest I, LLC (collectively referred to as “the Company”), after elimination of all intercompany accounts and transactions. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

These unaudited consolidated financial statements as of June 30, 2010 and for the six months ended June 30, 2010 and 2009 have been prepared on the same basis as the audited consolidated financial statements, and in the opinion of management reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of the Company’s consolidated financial position as of June 30, 2010 and consolidated results of operations and cash flows for the six months ended June 30, 2009 and 2010. The results for the six months ended June 30, 2010 are not necessarily indicative of the results for the year ending December 31, 2010, or of any future period.

The consolidated balance sheet at December 31, 2009 was derived from audited financial statements, but does not include all disclosures required by GAAP. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted in these interim financial statements. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the years ended December 31, 2008 and 2009.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B – Financing arrangements

On January 8, 2010, the Company renegotiated a revolving line of credit with a bank. The line provides for borrowings up to the lesser of $1,000 or the sum of eligible receivables less specific reserves determined by the lender. The line of credit is secured by substantially all of the assets of the Company and bears interest at the bank’s prime rate plus 1/2%. The bank’s prime rate was 4.0% at June 30, 2010 and December 31, 2009. Under the line of credit agreement, the Company is subject to certain restrictive covenants. The Company was in compliance with all covenants at June 30, 2010 and December 31, 2009. In addition to the above terms, the agreement also stipulates a fee on the unused portion of the line of 0.125%. Outstanding borrowings on the line of credit were $340 at June 30, 2010 and December 31, 2009. The line of credit expires on November 8, 2011. The Company repaid the line of credit in full in July 2010.

The Company obtained a loan from the Ohio Department of Development for $1,019 in December 2008. The lender has a second priority security interest in substantially all assets of the Company. The loan bears interest at a rate of 6.25%, plus a monthly service fee of one-twelfth (1/12) of 1% of the outstanding principal balance, which is included in long-term obligations on the balance sheet. Interest only payments are due monthly until January 1, 2011, at which point monthly payments of principal and interest totaling $31 per month are due.

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share data)

A participation fee of 10% of the total amount of the loan is due at maturity, December 2013, or if the loan is prepaid in full prior to maturity, the participation fee is due at the time of such prepayment. As of June 30, 2010, $31 has been accrued relating to this fee and is included in long-term obligations. The Company repaid the Ohio Department of Development loan in full in July 2010.

NOTE C – Intangible assets

Patent licenses are recorded at historical cost of $638 at June 30, 2010 and are being amortized on a straight-line basis over a period of 10 years. The carrying value of patent licenses at June 30, 2010 was $572, net of accumulated amortization of $66 at that date. Amortization expense for these assets was $5 and $31 for the six months ended June 30, 2009 and 2010, respectively. During the six months ended June 30, 2009 and 2010, the Company capitalized patent licenses totaling $575 and $0, respectively.

Capitalized software is recorded at historical cost of $1,552 at June 30, 2010 and is amortized on a straight-line basis over useful lives of three to five years. The carrying value of capitalized software at June 30, 2010 was $777, net of accumulated amortization of $775 at that date. Amortization expense for capitalized software was $111 and $92 for the six months ended June 30, 2009 and 2010, respectively. During the six months ended June 30, 2009 and 2010, the Company capitalized software costs totaling $123 and $208, respectively.

NOTE D – Stock-based compensation

The Company has a stock incentive plan that provides for the granting of incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights to employees, consultants, officers, directors and other service providers. No more than 334,248 shares of the Company’s Common Stock may be granted under the plan. The terms and conditions of stock incentives issued are determined at the discretion of the Company’s Board of Directors. At June 30, 2010, 92,166 shares were available to be granted with Board approval.

Compensation expense for awards with only a service condition is recognized on a straight-line method over the requisite service period. The fair value of stock options is estimated using the Black-Scholes option pricing model. For the six months ended June 30, 2009 and 2010, the Company recognized stock-based compensation expense of $20 and $20, respectively.

NOTE E – Commitments

The Company leases office and warehouse facilities and certain equipment under lease agreements that are classified as operating leases. The leases contain certain landlord incentives such as a tenant improvement allowance and rent free periods followed by periodically escalating monthly rent charges. Lease incentives, payment escalations and rent holidays specified in the lease agreements are accrued or deferred as appropriate such that rent expense per square foot is recognized on a straight-line basis over the terms of occupancy.

The Company has a software license agreement that automatically renews for one year terms unless terminated in accordance with the license agreement. As of June 30, 2010, the minimum royalty fee due under the agreement was $0.

SAGEQUEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share data)

The Company has a software license agreement with a software provider for which a minimum license fee of $430 is payable in prepaid installments over the life of the contract. The contract expires December 31, 2010, but may be renewed each year for an additional twelve-month period. The license fee is recognized monthly based on the Company’s customer usage of the related software. The accrued license fees due to the software provider will be offset against the prepaid minimum license fee. As of June 30, 2010, the Company has paid a total of $367 of this license fee, of which $177 was expensed. As of June 30, 2010, the prepaid balance was $190. A $10 data service fee is also due annually.

NOTE F – Subsequent events

Effective July 30, 2010, the Company merged with FleetMatics Group Limited (“FleetMatics”) through the sale of all of its outstanding shares, at which time it became a wholly owned subsidiary of FleetMatics. This transfer of interest had no impact on the historical basis of the Company’s financial statements.

Through and including                     , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

             Shares

Ordinary Shares

PROSPECTUS

BofA Merrill Lynch	Barclays

RBC Capital Markets	Stifel Nicolaus Weisel

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of directors and officers.

To the fullest extent permitted by Irish law, our articles of association (which we will adopt substantially in the form attached as Exhibit 3.2 to the registration statement prior to the closing of this offering) confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Acts, which prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Acts will be void under Irish law, whether contained in its articles of association or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Acts.

Our articles of association also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We are permitted under our articles of association and the Irish Companies Acts to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

Additionally, our wholly-owned subsidiary, FleetMatics USA Group Holdings, Inc., is incorporated under the laws of the State of Delaware. All of our directors are also directors of FleetMatics USA Group Holdings, Inc. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Our wholly-owned subsidiary, FleetMatics USA Group Holdings, Inc. has entered into agreements to indemnify our directors to the maximum extent allowed under Delaware law. These agreements will, among other things, indemnify our directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the company or that person’s status as a member of our Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Recent issuances of unregistered securities

Set forth below is information regarding option awards and unrestricted and restricted share issuances made by us within the past three years. Also included is the consideration, if any, received by us for such option awards and shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Option awards

In the past three years, we have awarded options to purchase an aggregate of 3,921,416 of our ordinary shares. The grant of the option awards and the issuance of ordinary shares upon the exercise of options were or will be made pursuant to Regulation S under the Securities Act, or Regulation S, or pursuant to written compensatory plans or arrangements with our employees and directors in reliance on the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act, or Rule 701, or under Section 4(2) of the Securities Act as not involving a public offering, in each case, to the extent an exemption was required. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Share issuances

The following is a summary of our securities issuances during the past three years:

On July 30, 2010, we issued an aggregate of 6,150,095 Series B redeemable convertible preferred shares at a price per share of $3.09 to Fleetmatics Investor Holdings, L.P.

On November 23, 2010, we issued an aggregate of 868,750 ordinary shares to certain of our employees upon the exercise of option awards. The 868,750 ordinary shares were issued for €0.01 per share (or $0.01 per share).

On November 23, 2010, we issued 42,500 ordinary shares to an employee upon the exercise of an option award. The 42,500 ordinary shares were issued for €0.14 per share (or $0.19 per share).

On November 23, 2010 we also converted 15,290,021 ordinary shares into 15,290,021 Series C redeemable convertible preferred shares.

On November 23, 2010, we issued 2,230,330 Deferred Shares to Fleetmatics Investor Holdings, L.P. for no consideration by way of a bonus issue of shares.

On November 23, 2010, we issued 4,285,714 Series C redeemable convertible preferred shares to Fleetmatics Investor Holdings, L.P. at a price per share of $3.50.

On February 23, 2012, we issued 7,500 ordinary shares to an employee upon the exercise of an option award. The 7,500 ordinary shares were issued for €0.01 per share (or $0.01 per share).

On February 23, 2012, we issued 5,000 ordinary shares and 15,000 ordinary shares to an employee upon the exercise of option awards. The 5,000 ordinary shares were issued for €0.01 per share (or $0.01 per share) and the 15,000 ordinary shares were issued for €0.50 per share (or $0.67 per share).

The issuances of ordinary shares were made pursuant to Regulation S or pursuant to written compensatory plans or arrangements with our employees and directors in reliance on the exemption provided by Rule 701 or under Section 4(2) of the Securities Act as not involving a public offering, in each case, to the extent an exemption was required. In the case of issuances under Rule 701, all recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 8. Exhibits and financial statement schedules

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on                     , 2012.

FLEETMATICS GROUP LIMITED

By:
Name: James M. Travers Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James M. Travers and Stephen Lifshatz, and each of them, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, or the Shares, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1, or the Registration Statement, to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

James M. Travers	Executive Director and Chief Executive Officer (Principal Executive Officer)	, 2012

Alex Guira	Non-Executive Director	, 2012

Andrew G. Flett	Non-Executive Director	, 2012

James F. Kelliher	Non-Executive Director	, 2012

J. Sanford Miller	Non-Executive Director	, 2012

Signatures	Title	Date

Jack Noonan	Non-Executive Director	, 2012

Stephen Lifshatz	Chief Financial Officer Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	, 2012

FLEETMATICS USA GROUP HOLDINGS INC.	Authorized Representative in the United States

By:	, 2012
Name: James M. Travers
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.

3.1	Articles of Association of the Registrant as in effect prior to this offering.

3.2*	Amended and Restated Articles of Association of the Registrant to be effective upon the closing of this offering.

5.1*	Form of Opinion of Maples and Calder as to the validity of the ordinary shares.

10.1	Subscription, Share Purchase and Shareholders Agreement dated as of November 19, 2010 among the Registrant and certain of its shareholders.

10.2	Lease Agreement between FleetMatics USA, LLC and Newton Wellesley Executive Office Park LLC, dated as of December 30, 2010 in respect of the Registrant’s Wellesley, Massachusetts headquarters facilities, or the Boston headquarters.

10.3	First Amendment of Lease between Newton Wellesley Executive Office Park LLC and FleetMatics USA, LLC dated as of July 7, 2011 in respect of the Boston headquarters.

10.4	Management Services Agreement, dated November 23, 2010, by and among Privia Enterprises Limited, FleetMatics Group Limited and the persons listed in Schedule 1 thereto.

10.5	Credit Agreement, dated as of May 10, 2012, by and among FleetMatics Group Limited, FleetMatics USA Group Holdings, Inc., FleetMatics USA Holdings, Inc., FleetMatics (UK) Limited, FleetMatics IRL Limited, FleetMatics Patents Limited, SageQuest LLC, FleetMatics USA, LLC, Wells Fargo Capital Finance, LLC and the other lenders party thereto.

10.6	Form of Indemnification Agreement entered into between the Registrant and its officers and directors.

10.7	Form of Indemnification Agreement entered into between FleetMatics USA Group Holdings, Inc. and its officers and directors.

10.8*	Employment Agreement, dated September 19, 2006 between FleetMatics Group Limited, FleetMatics USA, LLC (formerly known as FleetMatics USA, Inc.) and James Travers.

10.9*	Employment Agreement, dated December 6, 2010 between FleetMatics Group Limited, FleetMatics USA, LLC and Stephen Lifshatz.

10.10*	Service Agreement, dated December 1, 2004, between FleetMatics Ireland Limited and Peter Mitchell.

10.11*	Employment Agreement, dated July 30, 2010 between FleetMatics Group Limited, FleetMatics USA, LLC (formerly known as FleetMatics USA, Inc.) and Dennis Abrahams.

10.12*	Employment Agreement, dated June 14, 2011 between FleetMatics Group Limited, FleetMatics USA, LLC (formerly known as FleetMatics USA, Inc.) and Andrew Reynolds.

10.13*	Employment Agreement, dated January 4, 2012 between FleetMatics Group Limited, FleetMatics USA, LLC (formerly known as FleetMatics USA, Inc.) and Karen Leavitt.

21.1	Subsidiaries of the Registrant.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of SS&G, Inc., Independent Auditors.

23.3*	Form of Consent of Maples and Calder (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

*	To be filed by amendment

Exhibit 3.1

THE COMPANIES ACTS, 1963 to 2009

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

FLEETMATICS GROUP LIMITED

(adopted by Special Resolution passed on 23 November, 2010)

1.	PRELIMINARY

The regulations contained in Parts I of Table A in the First Schedule to the Companies Act, 1963 (“Table A”) shall (with the exception of Regulations 6, 22, 24, 47, 51, 54, 75, 77, 79, 84, 86, 92, 93, 94, 95, 98, 102, 109, 115, 125, 129, 133 and 138) apply to the Company subject to the alterations thereof contained herein and shall so far as not inconsistent herewith bind the Company and the members. The regulations contained in Part II of Table A shall not apply to the Company. The reference in Regulation 130 of Part I to section 64 of the Companies Act 1963 shall be construed as a reference to section 207 of the Companies Act, 1990. References herein to “regulations” are, save where otherwise provided, references to regulations in Part I of the said Table A.

2.	PRIVATE COMPANY

The Company is a private company within the meaning of section 33 of the Companies Act, 1963 and accordingly:

(a)	the right to transfer Shares is restricted in the manner prescribed in these Articles;

(b)	the number of shareholders of the Company (exclusive of persons who are in the employment of the Company and of persons who, having been formerly in the employment of the Company, were while in such employment, and have continued after the determination of such employment to be, members of the Company) is limited to 99, so, however, that where two (2) or more persons hold one or more Shares jointly, they shall, for the purpose of this Article, be treated as a single shareholder;

(c)	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited; and

(d)	the Company shall not have power to issue share warrants to bearer.

3.	INTERPRETATION

3.1	In the first line of regulation 1 after the word “regulations” the words “and in any articles adopting in whole or in part the same” shall be inserted.

3.2	Expressions in these Articles referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form provided however that it shall not include writing in electronic form except as provided in these Articles and/or where it constitutes writing in electronic form sent to the Company, the directors have approved its receipt in such form. Expressions in these Articles referring to execution of any document shall include any mode of execution under seal or under hand or any mode of electronic signature as shall be approved by the directors. Expressions in these Articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the directors have approved.

3.3	Unless the contrary intention appears, the use of the word “address” in these Articles in relation to electronic communications includes any number or address used for the purpose of such communications.

3.4	In these Articles, unless the context otherwise requires:

(a)	the following expressions shall have the following meanings:

“Acquisition”	shall have the meaning given to such term in Article 10.2.

“Acquisition Notice”	shall have the meaning given to such term in Article 16.1.

“Acquisition Proposal”	shall have the meaning given to such term in Article 16.1.

“Acts”	the Companies Acts, 1963 to 2009 or any statutory modification, amendment or re-enactment thereof for the time being in force.

“Additional Shares”	shall have the meaning given to such term in Article 11.8(e).

“Affiliate”	when used with reference to any Person, means any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person and, when used with reference to (i) Holdings, shall also include all of the partners or members of Holdings and all of their partners or members, (ii) any Person who, or which holds Capital Shares as nominee, or on trust, for another Person (a “beneficial holder”), such beneficial holder, and (iii) any natural person, shall also include such person’s spouse, parents and descendants (whether by blood or adoption, and including

2

stepchildren) and the spouses of such persons. “Affiliated with” shall have a correlative meaning to the term “Affiliate.”

“Aggregate Consideration”	shall have the meaning given to such term in Article 11.8(c).

“Articles”	these Articles of Association as from time to time altered by resolution of the Company.

“Asset Transfer”	shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

“Board of Directors”	means the board of directors of the Company as constituted from time to time.

“business day”	any day, other than a Saturday, Sunday or public holiday, on which clearing banks in Ireland are normally open for business.

“Company Right of First Refusal”	means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a proposed Transfer, as applicable, at the same price and on the same terms and conditions as those offered to the Prospective Transferee, as set forth in the Transfer Notice.

“Conversion Price”	shall have the meaning given to such term in Article 11.3.

“Conversion Rate”	shall have the meaning given to such term in Article 11.2.

“Convertible Securities”	shall have the meaning given to such term in Article 11.8(d)(i).

“Deferred Shares”	the non-voting, non-redeemable deferred shares of €0.01 each in the capital of the Company and “Deferred Share” means any one of them.

“directors”	the directors of the Company from time to time.

“dollar,” “$” or “US$”	the United States Dollar.

“Drag-Along Holders”	shall have the meaning given to such term in Article 16.3.

“Effective Price”	shall have the meaning given to such term in Article 11.8(e).

“euro” or “€”	the lawful currency of Ireland.

3

“Exercising Holders”	shall have the meaning given to such term in Article 14.3.

“First Dilutive Issuance”	shall have the meaning given to such term in Article 11.8(f).

“First New Securities Notice”	shall have the meaning given to such term in Article 5.2(c).

“Fleetmatics Entities”	the Company and each subsidiary of the Company.

“Fully Converted Basis”	(i) when used in calculating the share capital of the Company, means on the basis that all Ordinary Shares issuable upon exercise or conversion of all then outstanding shares or securities exercisable for or convertible into Ordinary Shares have been converted into Ordinary Shares and (ii) when used in calculating a number of Preferred Shares, means on the basis that all Ordinary Shares issuable upon exercise or conversion of the Preferred Shares have been converted into Ordinary Shares.

“Fully Exercising Holder”	shall have the meaning given to such term in Article 5.2(c).

“Holder Notice Period”	shall have the meaning given to such term in Article 14.2.

“Holder”	a holder of any share.

“Holdings”	Fleetmatics Investor Holdings, L.P., an exempted limited partnership formed under the laws of the Cayman Islands, or any person to whom Holdings transfers the entirety of its shareholding in the Company in accordance with these Articles.

“Initiator”	shall have the meaning given to such term in Article 16.1.

“Liquidation Event”	shall mean any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

“Liquidation Preference”	in respect of each Series A Preferred Share means US$4.49, in respect of each Series B Preferred Share means US$3.09, and in respect of each Series C Preferred Share means US$3.50.

“New Securities”	shall have the meaning given to such term in Article 5.2(b).

“Observer”	shall have the meaning given to such term in Article 22.9.

“Ordinary Shares”	the ordinary shares of €0.01 each in the capital of the

Company and “Ordinary Share” means any one of them.

4

“Original Issue Date”	shall mean the date that the first Series C Preferred Share is issued.

“Original Issue Price”	in respect of each Series A Preferred Share means US$4.49, in respect of each Series B Preferred Share means US$3.09, and in respect of each Series C Preferred Share means US$3.50.

“paid up”	in relation to a share means paid up or credited as paid up.

“Participating Holder”	shall have the meaning given to such term in Article 15.1.

“Permitted Transferee”	(i) any Affiliate of the transferor or, (ii) if the transferor is an individual, any transfer of shares, either during his or her lifetime or on death by will or intestacy to his or her spouse or member of such transferor’s immediate family, siblings, lineal antecedents or descendents, children or grandchildren (whether by blood or adoption, and including stepchildren) and the spouses of such persons), or any custodian or trustee for the account of a transferor or a transferor’s spouse or such family members, or to any trust for the benefit of such person; provided in each case that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer; or (iii) if the transferor is a Person who holds the shares on trust for an individual or individuals (a “beneficial owner”), any transfer of shares, either to any such beneficial owner, or either during his or her lifetime or on his or her death by will or intestacy to his or her spouse or member of such beneficial owners immediate family, siblings, lineal antecedents or descendents, children or grandchildren (whether by blood or adoption, and including stepchildren) and the spouses of such persons), or any custodian or trustee for the account of a beneficial owner or a beneficial owner’s spouse or such family members, or to any trust for the benefit of any such person; provided in each case that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

“Person”	any individual, bodies corporate, corporations, partnership, limited liability company, trust, unincorporated organization, association, unincorporated association, firm, joint venture, trust and investment fund (in each case whether or not having a separate legal personality), joint-stock company, governmental entity or other entity.

“Preferred Share designee”	shall have the meaning given to such term in Article 22.1(a).

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“Preferred Shares”	the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“Pro Rata Shares”	shall have the meaning given to such term in Article 5.2(a).

“Prospective Transferee”	any person to whom a Holder proposes to make a Transfer.

“Qualified Public Offering”	shall have the meaning given to such term in Article 5.2(f).

“Qualifying Dilutive	shall have the meaning given to such term in Article 11.8(a).

“recipient”	shall have the meaning given to such term in Article 35(a).

“Redemption Date”	shall have the meaning given to such term in Article 12.1(a).

“Redemption Notice”	shall have the meaning given to such term in Article 12.1 (b).

“Redemption Price”	shall have the meaning given to such term in Article 12.1(a).

“Relevant Agreement”	any agreement in writing relating (in whole or in part) to the management of the Company or any of its subsidiaries which is binding from time to time on the Company and/or the members and which (expressly or by implication) supplements and/or prevails over any provisions of these Articles.

“Representatives”	in relation to an individual means any person or persons who have become entitled to deal with his or her shares in consequence of his or her death, bankruptcy or mental incapacity.

“Right of Co-Sale”	shall have the meaning given to such term in Article 15.1.

“Second New Securities Notice”	shall have the meaning given to such term in Article 5.2(c).

“Secondary Notice”	written notice from the Company notifying the Holders that the Company does not intend to exercise the Company Right of First Refusal as to all shares of Transfer Stock with respect to any proposed Transfer and it shall include all the information and certifications required in the Transfer Notice and shall additionally identify the Transfer Stock that the Company has declined to purchase and briefly describe the Holder’s Secondary Refusal Right and tag-along rights with respect to the proposed Transfer.

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“Secondary Refusal Right”	the right, but not an obligation, of each Holder to purchase up to its pro rata share of any Transfer Stock not purchased pursuant to the Company’s Right of First Refusal, on the terms and conditions specified in the Transfer Notice.

“Series A Preferred Shares”	the series A preferred redeemable shares of €0.01375178 each in the capital of the Company and “Series A Preferred Share” means any one of them.

“Series B Preferred Shares”	the series B preferred redeemable shares of €0.01375178 each in the capital of the Company and “Series B Preferred Share” means any one of them.

“Series C Preferred Shares”	the series C preferred redeemable shares of €0.01 each in the capital of the Company and “Series C Preferred Share” means any one of them.

“Share Option Plan”	the rules of the share option plan of the Company as in force and in operation on or before the date of adoption of these Articles.

“Share” or “share”	an issued share in the capital of the Company of whatever class.

“Subsequent Dilutive Issuance”	shall have the meaning given to such term in Article 11.8(f).

“Third-Party Offeror”	shall have the meaning given to such term in Article 16.1.

“Transfer Notice”	written notice given pursuant to Articles 14 or 15 below setting forth the terms and conditions of a Transfer, including (i) a description of the Transfer Stock, (ii) the name(s) and address(es) of the Prospective Transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the Transfer is to be made. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the Transfer.

“Transfer Stock”	Shares subject to a Transfer.

“Transfer”	any sale, offer to sell, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfers by bequest, disposition of or any other like transfer of any shares (or any interest therein) proposed by any Holder, including but not limited to transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of the creditors, whether voluntary, involuntary or by operation of law.

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“Unpurchased Securities”	shall have the meaning given to such term in Article 5.2(c).

(b)	words or expressions the definitions of which are contained or referred to in the Acts shall be construed as having the meaning thereby attributed to them;

(c)	words importing the singular shall include the plural; words importing any gender shall include every gender; and words importing persons shall include bodies corporate and unincorporate; and (in each case) vice versa;

(d)	wherever the word “include,” “includes,” or “including” is used in these Articles, it shall be deemed to be followed by the words “without limitation”; and

(e)	references to Articles are references to these Articles and references to paragraphs and sub-paragraphs are, unless otherwise stated, references to paragraphs of these Articles or references to sub-paragraphs of the paragraph in which the reference appears.

4.	SHARE CAPITAL

4.1	The authorised share capital of the Company is €1,084,574.75 divided into 65,942,606 Ordinary Shares, 8,908,904 Series A Preferred Shares, 6,150,095 Series B Preferred Shares, 19,575,735 Series C Preferred Shares and 2,230,330 Deferred Shares.

4.2	Without prejudice to any special rights conferred on the holders of any existing shares or class of shares and subject to the provisions of the Acts, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine.

4.3	Subject to the provisions of the Acts, redeemable shares may be issued by the Company and redeemed accordingly.

4.4	Subject to the provision of the Acts, the Company may purchase its own shares (including any redeemable shares) and enter into a contingent purchase contract for the purchase of its shares and subject as aforesaid the Company may cancel any shares so purchased or may hold them as treasury shares and, subject to the prior consent of the holders of a majority of the Preferred Shares voting together as a single class on a Fully Converted Basis having been obtained, may reissue any such treasury shares as shares of any class or classes. Subject to the prior consent of the holders of a majority of the Preferred Shares voting together as a single class on a Fully Converted Basis having been obtained, neither the Company nor the directors shall be required to select the shares to be purchased rateably or in any other particular manner as between the holders of shares of the same class or as between them and the holders of shares of any other class or in accordance with the rights as to dividends or capital conferred by any class of shares.

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4.5	The special rights attached to any class of share or shares may not be varied nor abrogated either while the Company is a going concern or during or in contemplation of a winding-up, without the consent in writing of the holders of 75 per cent or more of the issued shares of that class or an extraordinary resolution passed at a separate general meeting of the holders of the class sanctioning that variation or abrogation.

4.6	The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

4.7	The Ordinary Shares and the Preferred Shares shall rank pari passu in respect of dividends, and dividends shall be paid pro rata according to the number of such shares held by each Holder respectively (in the case of Preferred Shares, as though they had been fully converted into Ordinary Shares in accordance with Article 11).

5.	ISSUE OF NEW SHARES/RIGHT OF FIRST OFFER

5.1	Subject to the terms and conditions in this Article 5 and the provisions of Article 8.2, the Board of Directors are generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities (as defined for the purpose of section 20 of the Companies (Amendment) Act, 1983) up to an amount equal to the authorised but as yet unissued share capital of the Company as at the date of adoption of these Articles. The authority hereby conferred shall expire five years from such date unless previously renewed, revoked or varied by the Company in general meeting, save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after the authority has expired and the Board of Directors may allot relevant securities in pursuance of such offer or agreement as if the authority hereby conferred had not expired. The pre-emption provisions of sub-section (1), of section 23 of the Companies (Amendment) Act, 1983 shall not apply to any allotment by the Company of equity securities (within the meaning of the said section 23).

5.2	Right of First Refusal Regarding New Securities.

(a)	The Company hereby grants to each Holder a right of first refusal to purchase its Pro Rata Share of any New Securities (as defined in Article 5.2(b)) which the Company may, from time to time, propose to sell and issue. A Holder may assign or transfer such rights of first refusal to an Affiliate. For the purposes of this right of first refusal the term “Pro Rata Share,” means that proportion of the New Securities as equals the proportion that the total number of Ordinary Shares then held by such Holder calculated on a Fully Converted Basis bears to the sum of the total number of Ordinary Shares then outstanding calculated on a Fully Converted Basis.

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(b)	Except as set forth below, “New Securities” shall mean any shares of the Company, including treasury shares, Ordinary Shares, and Preferred Shares, whether authorised or not, and rights, options or warrants to purchase Ordinary Shares, Preferred Shares and securities of any type whatsoever that are, or may become, convertible into Ordinary Shares or Preferred Shares issued after the date hereof. Notwithstanding the foregoing, “New Securities” does not include: (i) shares or securities offered to the public generally pursuant to a public offer prospectus; or (ii) any Ordinary Shares or related options convertible into or exercisable for Ordinary Shares issued to employees, officers and directors of, and consultants, customers and vendors to, the Company, pursuant to any arrangement approved by the directors, provided that the number of such Ordinary Shares shall not exceed the number of shares allocated or reserved for issuance under the Company’s option or share incentive plan or plans.

(c)	In the event the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the amount and type of New Securities and the price and terms upon which the Company proposes to issue the same (the “First New Securities Notice”). Each Holder shall have twenty (20) business days from the date of receipt of the First New Securities Notice to agree to purchase up to its respective Pro Rata Share of such New Securities, for the price and upon the terms specified in the First New Securities Notice by giving written notice to the Company to that effect and stating therein the maximum number of New Securities it is prepared to purchase. If any Holder fails to purchase its full Pro Rata Share then the Company shall give written notice (the “Second New Securities Notice”) to each of those Holders who have agreed to purchase their full Pro Rata Share (each, a “Fully Exercising Holder”) of the number of New Securities which remain unpurchased (the “Unpurchased Securities”). Each Fully Exercising Holder shall have twenty (20) days from the date of receipt of the Second New Securities Notice to agree to purchase all or any of the Unpurchased Securities by giving written notice to the Company to that effect and stating therein the maximum number of the Unpurchased Securities it is prepared to purchase. In the event of competition between the Fully Exercising Holders for the Unpurchased Securities, the Unpurchased Securities shall be allocated among such Fully Exercising Holders, pro rata to their respective shareholdings in the Company calculated on a Fully Converted Basis, provided that no Fully Exercising Holder shall be obliged to purchase more Unpurchased Securities than the maximum number specified in its notice to the Company.

(d)

In the event that all of the New Securities are not purchased pursuant to the provisions of Article 5.2(c), the Company shall have ninety (90) days thereafter to sell such New Securities not so purchased to a third party, provided such sale shall be at the same price and otherwise on the same

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terms as those on which the New Securities were offered to the Holders. In the event that the Company has not sold all of such New Securities within the said ninety (90) day period, then it shall not be entitled to sell any further New Securities after the expiry of the said period without first offering them to Holders pursuant to Articles 5.2(a) to (c).

(e)	In the event that the Company grants pre-emptive rights, rights of first refusal or other rights to participate in future issuances of the Company’s shares that are superior to the participation rights granted hereunder, Holdings shall be granted such rights on the same terms.

(f)	The right of first refusal set out in this Article 5.2 shall terminate on and be of no further force or effect immediately prior to the effectiveness of the registration statement for a firmly underwritten public offering of Ordinary Shares, provided that the public offering results in aggregate gross cash proceeds to the Company greater than US$50,000,000 and the public offering price per Ordinary Shares is not less than US$9.27, as adjusted for any share capital subdivision or consolidation (a “Qualified Public Offering”).

6.	LIEN

The lien conferred by regulation 11 shall attach also to fully paid up shares and the Company shall also have a first and paramount lien on all shares, whether fully paid up or not, standing registered in the name of any person indebted or under liability to the Company, whether he shall be the sole registered holder thereof or shall be one of two (2) or more joint holders for all moneys presently payable by him or his estate to the Company. Regulation 11 shall be modified accordingly.

7.	CALLS

The liability of any member in default in respect of a call shall be increased by the addition of the words “and all expenses that may have been incurred by the Company by reason of non-payment of the call” after the words “as the Board of Directors may determine” in regulation 18 and the words “and expenses” shall be added after the words “of such interest” in the last line of this regulation.

8.	VOTING RIGHTS.

8.1

General Rights. Each holder of Preferred Shares shall be entitled to the number of votes equal to the nearest whole number of Ordinary Shares into which such Preferred Shares could be converted (pursuant to Article 11 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Ordinary Shares and shall be entitled to notice of any shareholders’ meeting in accordance with the provisions of these Article. Except as otherwise provided herein or as required by law, the Preferred Shares shall vote together with the Ordinary Shares at any annual or extraordinary general meeting of the shareholders as one class and not as a separate class,

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and may act by written consent in the same manner as the Ordinary Shares. Except as otherwise required by law, and subject to the ability of shareholders to approve matters by written resolution pursuant to Article 19.1, any resolution or action requiring a vote of Holders shall require the vote of a majority of the votes cast (either in person or by proxy) at any meeting held to vote on such resolution or action.

8.2	Separate Vote of Preferred Shares. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the issued Preferred Shares voting together as a single class on a Fully Converted Basis shall be necessary for effecting or validating the following actions (whether by merger, recapitalisation or otherwise):

(a)	any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or proceeds distributed upon a sale or liquidation of the Company senior to or on a parity with the Series A Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares;

(b)	any amendment of these Articles or any Relevant Agreement;

(c)	any action that increases or decreases the authorised number of directors;

(d)	any Liquidation Event (as defined below) or any merger, acquisition, or sale by the Company or any subsidiary of voting control or sale of substantially all of the assets of the Company or any subsidiary;

(e)	the authorisation and/or issuance of any shares of capital stock of any class or series;

(f)	the acquisition of any business or entity by the Company;

(g)	the adoption of any equity incentive plan for employees or any increase in the authorised shares under any equity incentive plan;

(h)	any borrowing resulting in the Company’s consolidated indebtedness exceeding US$5,000,000 at any time;

(i)	any public offering of any shares by the Company or any subsidiary; and

(j)	the declaration or payment of a dividend or other distribution on the Ordinary Shares (other than a dividend payable solely in Ordinary Shares);

8.3	Separate Vote of Series A Preferred Shares. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the issued Series A Preferred Shares voting together as a single class on a Fully Converted Basis shall be necessary for effecting or validating the following actions (whether by merger, recapitalisation or otherwise):

8.3.1	any amendment to or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Shares; and

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8.3.2	any action that authorises, creates or issues any class of shares or stock having any rights, preferences or privileges superior to the Series A Preferred Shares.

8.4	Separate Vote of Series B Preferred Shares. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the issued Series B Preferred Shares voting together as a single class on a Fully Converted Basis shall be necessary for effecting or validating the following actions (whether by merger, recapitalisation or otherwise):

8.4.1	any amendment to or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Shares; and

8.4.2	any action that authorises, creates or issues any class of shares or stock having any rights, preferences or privileges superior to the Series B Preferred Shares.

8.5	Separate Vote of Series C Preferred Shares. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the issued Series C Preferred Shares voting together as a single class on a Fully Converted Basis shall be necessary for effecting or validating the following actions (whether by merger, recapitalisation or otherwise):

8.5.1	any amendment to or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred Shares; and

8.5.2	any action that authorises, creates or issues any class of shares or stock having any rights, preferences or privileges superior to the Series C Preferred Shares.

9.	LIQUIDATION RIGHTS.

9.1	Upon any Liquidation Event, before any distribution or payment shall be made to the holders of any Ordinary Shares, the holders of Preferred Shares shall be entitled to be paid out of the assets of the Company legally available for distribution (whether in cash, securities or other property) for each Preferred Share held by them, an amount per Preferred Share equal to the Liquidation Preference of such Preferred Share. If, upon any Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Preferred Shares of the Liquidation Preference to which they are entitled, then such assets (or consideration) shall be distributed among the holders of the Preferred Shares at that time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

9.2	After the payment of the full Liquidation Preference to the holders of the Preferred Shares, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed rateably to the holders of the Ordinary Shares. For the avoidance of doubt, the Preferred Shares shall not be entitled to participate in any surplus remaining after the payment of the full Liquidation Preference.

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10.	ASSET TRANSFER OR ACQUISITION RIGHTS.

10.1	In the event that the Company is a party to an Acquisition or Asset Transfer, then the directors shall procure that the Acquisition or Asset Transfer is structured so that each holder of Preferred Shares shall be entitled to receive, for each Preferred Share then held by such holder, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) an amount equal to the Liquidation Preference for such Preferred Share (whether in cash, securities or other property), and (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Ordinary Shares immediately prior to such Acquisition or Asset Transfer.

10.2	For the purposes of these Articles an “Acquisition” shall mean (i) any consolidation or merger of, or reorganisation, compromise or arrangement involving, the Company with or into any other corporation or other entity or person, or any other corporate reorganisation, other than any such consolidation, merger, reorganisation, compromise or arrangement in which the issued share capital of the Company immediately prior to such consolidation, merger, reorganisation, compromise or arrangement continues to represent at least a majority of the voting power of the surviving entity or the ultimate holding company of the Company in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger, reorganisation, compromise or arrangement; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the voting power attaching to the issued share capital of the Company is transferred or acquired; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

10.3	In any Acquisition or Asset Transfer, subject as hereinafter provided, if the consideration to be received is securities of a corporation or other property other than cash, then the Board of Directors shall determine the valuation of the non-cash consideration assets. The Company shall, upon the date the valuation is determined by the Board of Directors, give prompt written notice to each shareholder of the Company of the valuation.

10.4	Notwithstanding Article 10.3 above, any securities to be distributed to the shareholders shall be valued as follows:

(a)	if the securities are publicly traded and immediately tradable by the shareholders free and clear of any investment letter, transfer or other restrictions on marketability:

(i)	if the securities are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities

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on such exchange, or the last reported sale prices on such securities exchange, as the case may be, over the thirty (30) day period ending three (3) business days prior to the closing of any such Acquisition or Asset Transfer; or

(ii)	if the securities are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing of any such Acquisition or Asset Transfer;

“business days,” for the purposes of this Article 10.4 only, shall mean days on which such securities exchange or over-the-counter market are open for business; and

(b)	the method of valuation of securities subject to investment letter, transfer or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value as determined in accordance with Article 10.4(a)(i) or (ii) above to reflect such restriction. Such discount shall be determined in accordance with the procedures set forth in Article 10.3.

11.	CONVERSION RIGHTS.

The holders of the Preferred Shares shall have the following rights with respect to the conversion of the Preferred Shares into Ordinary Shares:

11.1	Optional Conversion. Subject to and in compliance with the provisions of this Article 11, any Preferred Shares may, at the option of the holder, be converted at any time into fully-paid Ordinary Shares. The number of Ordinary Shares into which a holder of Preferred Shares shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Conversion Rate” then in effect (determined as provided in Article 11.2) by the number of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares being converted.

11.2	Conversion Rate. The conversion rate in effect at any time for conversion of the Preferred Shares into Ordinary Shares (the “Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price by the applicable “Conversion Price” calculated as provided in Article 11.3.

11.3	Conversion Price. The conversion price shall initially be US$2.80625 per share for each Series A Preferred Share, US$3.09 per share for each Series B Preferred Share and US$3.50 per share for each Series C Preferred Share (“Conversion Price”). Such initial Conversion Price shall be adjusted from time to time in accordance with this Article 11. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

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11.4	Mechanics of Conversion. Each holder of Preferred Shares who desires to convert the same into Ordinary Shares pursuant to this Article 11 shall surrender the certificate or certificates therefor, duly endorsed, at the registered office of the Company or the office of any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares being converted. Thereupon, such number of Preferred Shares shall be converted by means of consolidation and sub-division so that the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for:

(a)	the number of Ordinary Shares as is equal to the product of the number of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares being converted multiplied, in each case, by the applicable Conversion Rate; and

(b)	if the aggregate par value of the Preferred Shares being converted is less than the aggregate par value of the Ordinary Shares required to be . issued under paragraph, (a) above, the directors shall, pursuant to the authority given by these Articles, capitalise and apply any sum for the time being standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account in or towards paying up the amount required to ensure that the par value of such Ordinary Shares is treated as fully paid up.

Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date. The consolidation and sub-division required for the conversion of Preferred Shares pursuant to this Article shall be deemed to be effected pursuant to section 68 of the Companies Act 1963 and the authority given by the resolution adopting this Article.

11.5	Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Original Issue Date the Company effects a subdivision of the Ordinary Shares in issue without a corresponding subdivision of any of the Preferred Shares, the applicable Conversion Price of such Preferred Shares in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the Ordinary Shares in issue into a smaller number of shares without a corresponding combination of any of the Preferred Shares, the applicable Conversion Price of such Preferred Shares, in effect immediately before the combination shall be proportionately increased. Any adjustment under this Article 11.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

11.6	Adjustment for Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Ordinary Shares a dividend

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or other distribution in additional Ordinary Shares without a corresponding dividend or other distribution to any holders of Preferred Shares, the Conversion Price of such applicable Preferred Shares then in effect shall be decreased as of the time of such issuance, as provided below:

(a)	The Conversion Price of each series of Preferred Shares shall be adjusted by multiplying the Conversion Price then in effect by a fraction:

(i)	the numerator of which is the total number of Ordinary Shares issued immediately prior to the time of such issuance, and

(ii)	the denominator of which is the total number of Ordinary Shares issued immediately prior to the time of such issuance plus the number of Ordinary Shares issuable in payment of such dividend or distribution;

(b)	If the Company fixes a record date to determine which holders of Ordinary Shares are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of Ordinary Shares shall be calculated immediately prior to the close of business on such record date; and

(c)	If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Article 11.6 to reflect the actual payment of such dividend or distribution.

11.7

Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Ordinary Shares issuable upon the conversion of the Preferred Shares are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalisation, reclassification, exchange, substitution, reorganisation, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer or a subdivision or combination of shares or stock dividend provided for elsewhere in this Article 11), then, in any such event, each holder of Preferred Shares shall thereafter have the right to convert the Preferred Shares held by it into the kind and amount of shares, stock and other securities and property receivable upon such recapitalisation, reclassification, exchange, substitution, reorganisation, merger, consolidation or other change which would have been received by a holder of the maximum number of Ordinary Shares into which the Preferred Shares held by such holder could have been converted immediately prior to such recapitalisation, reclassification, exchange, substitution, reorganisation, merger, consolidation or change, all subject to further adjustment as provided herein. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 11 with respect to the rights of the holders of Preferred Shares after the capital reorganisation to the end that the provisions of this Article 11 (including

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adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event and be as nearly equivalent as practicable.

11.8	Issue or Sale of Shares Below Conversion Price.

(a)	If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Article 11.8 to have issued or sold, Additional Shares (as defined below), other than as provided in Articles 11.5, 11.6 or 11.7 above, for an Effective Price (as defined below) less than the then effective Conversion Price for a series of the Preferred Shares (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Conversion Price for such series of Preferred Shares shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the then existing Conversion Price for such series of Preferred Shares by a fraction:

(i)	the numerator of which shall be (A) the number of Ordinary Shares deemed in issue (as determined below) immediately prior to such issue or sale, plus (B) the number of Ordinary Shares which the Aggregate Consideration (as defined below) received or deemed “received by the Company for the total number of Additional Shares so issued would purchase at such then existing Conversion Price, and

(ii)	the denominator of which shall be the number, of Ordinary Shares deemed in issue (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares so issued.

For the purposes of paragraphs (i) and (ii) above, the number of Ordinary Shares deemed to be in issue as of a given date shall be the sum of (A) the number of Ordinary Shares in issue, (B) the number of Ordinary Shares into which the Preferred Shares then in issue could be converted if fully converted on the day immediately preceding the given date, and (C) the number of Ordinary Shares which are issuable upon the exercise or conversion of all other rights, options and convertible shares or securities outstanding on the day immediately preceding the given date.

(b)	No adjustment shall be made to any Conversion Price in an amount less than one cent per share. Any adjustment required by this Article 11.8 shall be rounded to the nearest one cent per share. Any adjustment otherwise required by this Article 11.8 that is not required to be made due to the preceding two (2) sentences shall be included in any subsequent adjustment to the Conversion Price for the applicable series of Preferred Shares.

(c)	For the purpose of making any adjustment required under this Article 11.8, the aggregate consideration received by the Company for any issue

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or sale of shares (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares or Convertible Securities are issued or sold together with other shares, stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares, Convertible Securities or rights or options.

(d)	For the purpose of the adjustment required under this Article 11.8:

(i)	(i) If the Company issues or sells (x) shares, stock, options, warrants, purchase rights or other securities convertible into Additional Shares (such convertible shares, stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares or Convertible Securities and if the Effective Price of such Additional Shares is less than the then-effective Conversion Price for a series of Preferred Shares, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)	in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)	in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

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(ii)	If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(iii)	No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall “expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares so issued were the Additional Shares, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Shares.

(e)	For the purpose of making any adjustment to the Conversion Price of a series of Preferred Shares required under this Article 11.8, “Additional Shares” shall mean all Ordinary Shares issued by the Company or deemed to be issued pursuant to this Article 11.8 (including Ordinary Shares subsequently reacquired or retired by the Company), other than:

(i)	Ordinary Shares issued upon conversion of the Preferred Shares;

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(ii)	Ordinary Shares or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(iii)	Ordinary Shares issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(iv)	Ordinary Shares or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors;

(v)	Ordinary Shares or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors;

(vi)	Ordinary Shares or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company, provided that the issuance of shares has been approved by the Board of Directors; and

(vii)	Ordinary Shares or Convertible Securities issued in connection with strategic, transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing, distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board of Directors.

References to Ordinary Shares in the subsections of this paragraph (e) above shall mean all Ordinary Shares issued by the Company or deemed to be issued pursuant to this Article 11.8. The “Effective Price” of Additional Shares shall mean the quotient determined by dividing the total number of Additional Shares issued or sold, or deemed to have been issued or sold by the Company under this Article 11.8, into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Article 11.8, for such Additional Shares. In the event that the number of Additional Shares or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(f)

In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the

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same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance, the applicable Conversion Price of each series of Preferred Shares shall be reduced to the respective Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

11.9	Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price of a series of Preferred Shares for the number of Ordinary Shares or other shares or securities issuable upon conversion of such Preferred Shares, if such Preferred Shares are then convertible pursuant to this Article 11, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Preferred Shares so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares issued or sold or deemed to have been issued or sold, (ii) the Conversion Price for such series of Preferred Shares at the time in effect, (iii) the number of Additional Shares and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such Preferred Shares. Failure to request or provide such notice shall have no effect on any such adjustment.

11.10

Notices of Record Date. Upon (a) any taking by the Company of a record of the holders of any class of shares or securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (b), any Liquidation Event, Acquisition or other capital reorganisation of the Company, any reclassification or recapitalisation of the share capital of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Shares at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Preferred Shares voting as a single class on a Fully Converted Basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution or any vote of holders of shares with respect to any such Liquidation Event, Acquisition or other capital reorganisation of the Company, any reclassification or recapitalisation of the share capital of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, (B) the date on which any such Liquidation Event, Acquisition, reorganisation, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Ordinary Shares (or other shares or securities) shall be entitled to exchange their

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Ordinary Shares (or other shares or securities) for shares or securities or other property deliverable upon such Liquidation Event, Acquisition, reorganisation, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

11.11	Automatic Conversion.

(a)	Each Preferred Share shall automatically be converted into Ordinary Shares, based on the then-effective Conversion Price for such Preferred Share, (1) at any time upon the affirmative election of the holders of at least a majority of the then outstanding Preferred Shares, voting together as a single class on a Fully Converted Basis, or (2) immediately upon the closing of a firmly underwritten public offering pursuant to a Qualified Public Offering.

(b)	Upon the occurrence of either of the events specified in Article 11.11(a) above, the outstanding Preferred Shares shall be converted automatically without any further action by the holders of such shares or any resolution of the Company’s shareholders and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the Ordinary Shares issuable upon such conversion unless the certificates evidencing such Preferred Shares are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Shares, the holders of the Preferred Shares shall surrender the certificates representing such shares at the registered office of the Company or the office of any transfer agent for the Preferred Shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Ordinary Shares into which the Preferred Shares surrendered were convertible on the date on which such automatic conversion occurred.

11.12	Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

11.13

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorised but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorised but unissued Ordinary Shares

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shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may be necessary to increase its authorised but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

11.14	Notices. Any notice required by the provisions of this Article 11 shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognised overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

11.15	Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

12.	REDEMPTION.

12.1	Subject to compliance with all applicable law, the Company shall redeem the Preferred Shares as follows:

(a)

The holders of at least a majority of the then outstanding Preferred Shares, voting together as a single class on a Fully Converted Basis, may require the Company, to the extent it may lawfully do so, to redeem all of the then outstanding Preferred Shares in three (3) equal annual installments beginning on the date following the fourth (4th) anniversary of the Original Issue Date, and ending on the-date two (2) years from such first redemption date (each installment date being hereinafter referred to as a “Redemption Date”); provided that the Company shall receive at least six (6) months prior to the first such Redemption Date written notice of such election of the Preferred Shares. The Company shall effect such redemptions on each Redemption Date by paying in cash in exchange for the Preferred Shares to be redeemed on such Redemption Date a respective price per share equal to the applicable Original Issue Price for such Preferred Shares. The aggregate amount to be paid for the Preferred Shares to be redeemed on a Redemption Date is hereinafter referred to as the “Redemption Price.” The number of Preferred Shares of each series that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (1) the aggregate number of Preferred Shares such series outstanding immediately prior to the Redemption Date by (2) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

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Preferred Shares of each series subject to redemption pursuant to this Article 12.1 shall be redeemed from each holder of Preferred Shares of such series on a pro rata basis, based on the number of Preferred Shares of such series then held.

(b)	At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of Preferred Shares to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all Preferred Shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall so notify such holders and shall redeem such Preferred Shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining Preferred Shares to be redeemed as soon as sufficient funds are legally available.

12.2	On or prior to any Redemption Date, the Company shall deposit the Redemption Price of all Preferred Shares to be redeemed on such Redemption Date with a bank or trust company having aggregate capital and surplus in excess of US$100,000,0005 as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the Preferred Shares to be redeemed to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Article 12.2 for the redemption of Preferred Shares thereafter converted into Ordinary Shares pursuant to Article 11 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Article 12.2 remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

12.3

On or after each such Redemption Date, each holder of Preferred” Shares to be redeemed shall surrender such holder’s certificates representing such Preferred Shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such Preferred Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the Preferred Shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as a holder of Preferred Shares (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such Preferred Shares redeemed on such Redemption Date; provided that in the event that Preferred Shares are not redeemed due to a default in

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payment by the Company or because the Company does not have sufficient legally available funds, such Preferred Shares shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

12.4	In the event of a call for redemption of any Preferred Shares, the conversion rights for such Preferred Shares set out in Article 11 shall terminate as to the Preferred Shares designated for redemption at the close of business on the last business day preceding the applicable Redemption Date, unless default is made in payment of the Redemption Price.

13.	TRANSFER OF SHARES

13.1	Subject to the terms of Articles 14, 15 and 16 of these Articles, each Holder agrees that, prior to making any Transfer of any shares (other than a Transfer to the Company or to another Holder as required or permitted by these Articles), such Holder will give written notice to the Company describing the manner and terms of such proposed Transfer, the identity of the proposed transferee and such other information as the Company may reasonably request. Notwithstanding anything else contained herein, provided that the Holder satisfies its obligations to the other Holders as set forth in Articles 14, 15 and 16, the shares held by such Holder are freely transferable subject only to compliance with any applicable securities laws.

13.2	Notwithstanding the foregoing or anything to the contrary herein, the restrictions on Transfer set forth in Articles 14, 15 and 16 shall not apply:

(a)	to a repurchase of Shares from a Holder by the Company;

(b)	to a transfer of Shares to any Permitted Transferee;

provided, however, that as a condition to any such permitted transfer, the transferee (i) shall agree in writing that such transferred Shares remain subject to these Articles and that such transferee shall be treated as a Holder for all purposes of these Articles and (ii) shall become a party to and agree to be bound by the terms and conditions of any Relevant Agreements by and between the Company and any Holder as of the date of such transfer.

14.	NOTICE OF SALES; RIGHT OF FIRST REFUSAL

14.1	Company Right of First Refusal. Subject to compliance with applicable law, each Holder hereby unconditionally and irrevocably grants to the Company the Company Right of First Refusal and each Holder hereby unconditionally and irrevocably agrees to vote in favour of any resolution required to give effect to the Company Right of First Refusal. Each Holder proposing to make a Transfer must first deliver a Transfer Notice to the Company and each other Holder at least sixty (60) days prior to the proposed closing of such Transfer. The Company may exercise its Company Right of First Refusal by delivering a notice to this effect to the selling Holder no later than fifteen (15) days after its receipt of the Transfer Notice. If the Company fails to purchase any or all of the Transfer Stock by exercising the option granted in this Article 14.1 within the period provided, the remaining Transfer Stock shall be subject to the option granted to Holders pursuant to Article 14.2.

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14.2	Grant of Secondary Refusal Right to Holders. Each Holder hereby unconditionally and irrevocably grants to each other Holder the Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Company Right of First Refusal. If the Company does not exercise the Company Right of First Refusal with respect to all Transfer Stock, the Company shall deliver a Secondary Notice to each Holder to that effect no later than fifteen (15) days after the Company’s receipt of the Transfer Notice. Any Holder may exercise its Secondary Refusal Right by delivering a notice in writing to that effect to the selling Holder and the Company within fifteen (15) days after its receipt of the Secondary Notice (the “Holder Notice Period”). A Holder who chooses to exercise the Secondary Refusal Right (including any underscription purchase rights under Article 14.3 below) may designate as purchasers under such right itself or its partners or members or affiliates, including Affiliates, in such proportions as it deems appropriate.

14.3	Undersubscription of Transfer Stock. If the Company Right of First Refusal and the Secondary Refusal Right have been exercised by the Company and the Holders with respect to some but not all of the Transfer Stock by the end of the Holder Notice Period, then the Company shall, promptly after the expiration of the Holder Notice Period, send written notice to those Holders who exercised their Secondary Rights of First Refusal (the “Exercising Holders”), which notice shall set forth the number of remaining shares of Transfer Stock, offering such Exercising Holder the additional right to purchase all or any part of such unpurchased shares of Transfer Stock on the terms and conditions set forth in the Transfer Notice. To exercise such right, the Exercising Holder shall deliver a notice in writing to this effect to the selling Holder and the Company within ten (10) days after the expiration of the Holder Notice Period indicating the maximum number of unsubscribed shares that the Exercising Holder intends to purchase. In the event there are two (2) or more such Exercising Holders that choose to exercise such right for a total number of remaining shares in excess of the number available, the remaining shares available for purchase shall be allocated to such Exercising Holders pro rata to their respective shareholdings in the Company calculated on a Fully Converted Basis. If the right to purchase such remaining shares is exercised in full by the Exercising Holders, the Company shall immediately notify all of the Exercising Holders of that fact.

14.4	Failure to Fully Exercise Rights. In the event that after the exercise by the Company and the Holders of their respective rights pursuant to Articles 14.1, 14.2 and 14.3, the Company and/or some or all of the Holders have agreed to purchase some but not all of the Transfer Stock, then the selling Holder shall not be required to sell any of the Transfer Stock to the Company or any of the Holders and, subject to Article 13.1 and Article 15, the selling Holder may Transfer all (but not less than all) of the Transfer Stock to the Proposed Transferees at the same price and upon the same terms and conditions specified in the Transfer Notice.

14.5	Consideration; Closing. Payment of the purchase price for the Transfer Stock shall be payable, in the same form of consideration as set forth in the Transfer Notice. If the

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consideration proposed to be paid for the Transfer Stock in the Transfer Notice is other than cash, the fair market value of the consideration shall be determined in good faith by the Board of Directors. The closing of the purchase of the Transfer Stock by the Company and/or the Holders shall take place, and all payments from the Company and/or the Holders shall be delivered to the selling Holder, by the later of (i) the date specified in the Transfer Notice as the intended date of the proposed Transfer and (ii) sixty (60) days after delivery of the Transfer Notice.

14.6	Application of Rights of First Refusal. The first refusal rights provided in this Article 14 shall not apply:

(a)	to any Transfer to the Company;

(b)	to any Transfer by a Holder to a Permitted Transferee of such Holder;

(c)	to any Transfer by any Holder to which Article 15 applies; or

(d)	to any Transfer by any Holder to which Article 16 applies.

15.	RIGHTS OF CO-SALE (Tag-Along Rights)

15.1	If and only to the extent that the Transfer Stock is comprised of Ordinary Shares (other than Ordinary Shares that were issued upon conversion of Preferred Shares), and such Ordinary Shares subject to a Transfer are not purchased in full pursuant to Article 14 above, and such Ordinary Shares are thereafter to be sold to a Prospective Transferee, then each Holder shall have a right to participate in such sale on the terms provided herein (a “Right of Co-Sale”), and may exercise such Right of Co-Sale by delivering to the selling Holder written notice to that effect within the Holder Notice Period (each such Holder, a “Participating Holder”). Such notice to the selling Holder shall indicate the number of Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares that the Participating Holder wishes to sell under his, her or its Right of Co-Sale pursuant to this Article 15.1. To the extent one or more of the Holders exercise such Right of Co-Sale in accordance with the terms and conditions set forth below, the number of shares of Transfer Stock that the Participating Holder may sell in the Transfer shall be correspondingly reduced. (A Holder may, if it chooses, exercise all or any combination of its Secondary Refusal Right under Article 14.2, any undersubscription rights under Article 14.3 and its Right of Co-Sale under this Article 15.1 in one or more written notices to the selling Holder).

15.2

Each Participating Holder who timely exercises his, her or its Right of Co-Sale may include in the Transfer up to a number of Ordinary, Shares, Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares equal to (a) the number of Ordinary Shares subject to the proposed Transfer, multiplied by (b) a fraction, (x) the numerator of which is the number of Ordinary Shares owned or issuable upon conversion or exercise of all convertible or exercisable shares or securities owned by such Participating Holder immediately before consummation of the proposed Transfer and (y) the denominator of which is the total number of Ordinary Shares (1) owned, in the aggregate, by all Participating Holders immediately prior to the consummation of the

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proposed Transfer, plus (2) issuable upon conversion and exercise of all convertible or exercisable outstanding shares or securities owned by all Participating Holders immediately prior to the consummation of the proposed Transfer, plus (3) the number of Ordinary Shares held by the selling Holder.

15.3	Each Participating Holder shall effect its participation in the proposed Transfer by, no later than ten (10) days after the later of (i) such Participating Holder’s exercise of the Right of Co-Sale, and (ii) the exhaustion of the rights of first refusal as set forth in Article 14 above, delivering to the selling Holder one or more share certificates, properly endorsed for transfer to the Prospective Transferee, representing (a) the number of Series A Preferred Shares that such Holder elects to include in the proposed Transfer, (b) the number of Series B Preferred Shares that such Holder elects to include in the proposed Transfer, (c) the number of Series C Preferred Shares that such Holder elects to include in the proposed Transfer and (d) the number of Ordinary Shares that such Holder elects to include in the proposed Transfer; provided, however, that if the Prospective Transferee objects to the delivery of certain series of Preferred Shares in lieu of Ordinary Shares, such Holder shall first convert such Preferred Shares into Ordinary Shares at the Conversion Rate then in effect, and deliver Ordinary Shares as provided above; provided, further, that a Holder of Preferred Shares may elect to receive the allocation they would otherwise be entitled to receive for their Preferred Shares had such Preferred Shares been converted into Ordinary Shares immediately prior to such sale, and the Proposed Transferee shall agree to such treatment. The Company agrees to make any conversions concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

15.4	The terms and conditions of any sale pursuant to this Article 15 will be memorialised in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction.

15.5	Each stock certificate a Participating Holder delivers to the selling Holder pursuant to Article 15.3 above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Transfer Notice and the purchase and sale agreement referred to in Article 15.4 above, and the selling Holder shall concurrently therewith remit to each Participating Holder the portion of the sale proceeds to which such Participating Holder is entitled by reason of its participation in such sale. If any Prospective Transferee refuses to purchase shares subject to the Right of Co-Sale from any Participating Holder exercising its Right of Co-Sale hereunder, no Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such selling Holder purchases all the shares subject to the Right of Co-Sale from such Participating Holder.

15.6	If any Transfer is not “consummated within sixty (60) days after receipt of the Transfer Notice by the Company, the selling Holder proposing the Transfer may not sell any Transfer Stock unless it first complies in full with each provision of Articles 14 and 15. The exercise or election not to exercise any right by any Holder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Article 15.

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15.7	Application of Co-Sale. The co-sale rights provided in Article 15 shall not apply:

(a)	to any Transfer to the Company;

(b)	to any Transfer by a Holder to a Permitted Transferee of such Holder;

(c)	to any Transfer by any Holder to which Article 14 applies; or

(d)	to any Transfer by any Holder to which Article 16 applies.

(e)	Notwithstanding anything herein to the contrary, the rights and obligations provided for in this Article 15 shall terminate, with respect to all Shares held by any Holder, upon the occurrence of a Qualified Public Offering.

16.	OFFER FOR SHARES (Drag-Along Rights)

16.1	If either the Company or Holdings shall receive a bona fide offer (such receiving party, the “Initiator”) in writing from a third party which is not an Affiliate of such Initiator (a “Third-Party Offeror”) to purchase all of the issued and outstanding shares in the Company or for the merger of the Company or a sale of all or substantially all of the assets of the Company (an “Acquisition Proposal”), and (i) such Acquisition Proposal: (a) is approved by the holders of a majority of the Preferred Shares voting together as a single class on a Fully Converted Basis; (b) is a transaction in which all Holders are allocated proceeds in accordance with these Articles, and any Relevant Agreement and are treated in accordance with these Articles, and (c) is a transaction in which the aggregate per share offer price for the Ordinary Shares is (or in the case of a merger of the Company or a sale of all or substantially all of the assets of the Company is convertible into the right to receive) more than $9.27 as adjusted pursuant to any share capital subdivision or consolidation, and (ii) the Initiator desires to accept or, in the case of an Initiator other than the Company, cause the Company to accept such Acquisition Proposal, the Initiator shall deliver a notice (an “Acquisition Notice”) to the Company (which shall deliver a copy of such Acquisition Notice to each of the other Holders within three (3) business days of its receipt thereof). Such Acquisition Notice shall contain a copy of such Acquisition Proposal, including the name and address of the Third-Party Offeror and the terms of the Acquisition Proposal.

16.2	If any other Holder receives an Acquisition Proposal (which, for this purpose, includes an offer to purchase all of the issued and outstanding Ordinary Shares and any other shares or securities exercisable for or convertible into Ordinary Shares but not an offer to purchase only such other Holder’s Ordinary Shares and any other shares or securities exercisable for or convertible into Ordinary Shares), such Holder shall promptly transmit such Acquisition Proposal to Holdings; provided, however, that Holdings may elect not to pursue such Acquisition Proposal without any liability or obligation to any-Holder or the Company.

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16.3	The other Holders (other than the Initiator) (the “Drag-Along Holders”) severally agree that, upon receipt of an Acquisition Notice, they shall be obligated to sell, at the same time as the Initiator sells, all of their Shares to the Third-Party Offeror upon the terms and conditions set forth in the Acquisition Notice, or, as the case may be, to vote their Shares in favour of the merger or sale of all or substantially all of the assets of the Company as described in the Acquisition Notice, and otherwise to take all actions reasonably necessary or appropriate to cause the Company to consummate the Acquisition Proposal. In any such transaction, (a) all of the Ordinary Shares of the Drag-Along Holders shall be purchased at, or in the case of a merger of the Company or a sale of all or substantially all of the assets of the Company be convertible into the right to receive, the same price per Ordinary Share (and the same type of consideration) as received by the Initiator, (b) all of the Series A Preferred Shares of the Drag-Along Holders shall be purchased at, or, in the case of a merger of the Company or a sale of all or substantially all of the assets of the Company, be convertible into the right to receive, the same price per Series A Preferred Share (and the same type of consideration) as received by the Initiator, (c) all of the Series B Preferred Shares of the Drag-Along Holders shall be purchased at, or, in the case of a merger of the Company or a sale of all or substantially all of the assets of the Company, be convertible into the right to receive, the same price per Series B Preferred Share (and the same type of consideration) as received by the Initiator, and (d) all of the Series C Preferred Shares of the Drag-Along Holders shall be purchased at, or, in the case of a merger of the Company or a sale of all or substantially all of the assets of the Company, be convertible into the right to receive, the same price per Series C Preferred Share (and the same type of consideration) as received by the Initiator; and the terms and conditions of such sale, including the sale and exit rights with respect to any non-cash consideration to be received in such sale by the Drag-Along Holders, shall be the same terms and conditions for all other Holders, including the Initiator.

16.4	In the event that any Drag-Along Holder fails to carry out the sale of its Shares to the Third- Party Offeror in accordance with the provisions of Article 16.3 the directors may authorise any two (2) directors for the time being of the Company to execute a transfer of that Drag-Along Holder’s Shares in favour of the Third-Party Offeror and the Company may give a good receipt for the purchase price of that Drag-Along Holder’s Shares and may register the Third-Party Offeror as the holder thereof and issue to it certificates for the same. The receipt of the Company for the purchase money shall be a good discharge to the Third-Party Offeror, who shall not be bound to see to its application, and after the name of the Third-Party Offeror has been entered in the register of members in purported exercise of the foregoing powers, the validity of the proceedings shall not be questioned. A Drag-Along Holder shall in such case be bound to deliver up his certificate for its Shares to the Company whereupon such Drag-Along Holder shall be entitled to receive the purchase price which shall in the meantime be held by the Company on trust for such Drag-Along Holder but without interest.

16.5	Termination of Drag-Along Obligations. Notwithstanding anything herein to the contrary, the rights and obligations provided for in this Article 16 shall terminate, with respect to all Shares held by any Holder, upon the occurrence of a Qualified Public Offering.

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17.	PROHIBITED TRANSFERS.

Notwithstanding anything else contained in these Articles no share or any interest therein shall be issued, sold, transferred or otherwise disposed of to any infant, minor, bankrupt or person of unsound mind.

18.	PROCEEDINGS AT GENERAL MEETINGS.

18.1	No business shall be transacted at any meeting of the Holders (or any adjourned meeting of the Holders) unless a quorum of the Holders is present at and throughout the meeting. The quorum at any meeting of the Holders (and any adjourned meeting of the Holders) shall be the holders of a majority of the issued voting share capital present in person or by proxy. If within half (!/2) an hour from the time appointed for a meeting of the Holders a quorum is not present, the meeting shall stand adjourned to the same day (or, if that day is not a business day, to the next following business day) in the next week and at the same time and place or to such other date, time and place as the Board of Directors may determine and give notice thereof to the Holders (not being more than thirty (30) days nor less than three (3) days after the date appointed for the meeting which was adjourned unless otherwise agreed by Holders together holding more than seventy-five percent (75%) of the voting shares in the Company). Regulation 55 shall be modified accordingly.

18.2	An instrument appointing a proxy may, in the case of a corporation, be signed (whether under hand, or by facsimile signature or by electronic signature (as defined in the Electronic Commerce Act, 2000)) on its behalf by a director or the secretary thereof or by its duly appointed attorney or duly authorised representative.

18.3	The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to vote on a poll on the election of a chairman and on a motion to adjourn the meeting.

18.4	Where the directors have resolved that the appointment of a proxy may be made in electronic form, the provisions of this Article shall apply and regulations 69 and 70 shall be modified accordingly. Where the appointment of a proxy and any authority under which it is signed or a copy, certified notarially or in some other way approved by the directors, is to be received by the Company in electronic form, it may be so received where an address has been specified by the Company for the purpose of receiving electronic communications:

(a)	in the notice convening the meeting; or

(b)	in any appointment of proxy sent out by the Company in relation to the meeting; or

(c)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

provided	that it is so received by the Company within such time as the Company may specify.

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18.5	The Chairman of a general meeting shall not be entitled to a casting vote.

18.6	Annual general meetings of the Company shall be held in the State unless in respect of any particular such meeting either:

(a)	all the members entitled to attend and vote at such meetings consent in writing to its being held elsewhere; or

(b)	a resolution providing that it be held elsewhere has been passed at the preceding annual general meeting.

18.7	Subject to sections 133 and 141 of the Companies Act 1963, an annual general meeting and a meeting called for the passing of a special resolution shall be called by twenty-one (21) days’ notice in writing at the least and a meeting of the Company (other than an annual general meeting or a meeting for the passing of a special resolution) shall be called by seven (7) days’ notice in writing at the least. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given and shall specify the day, the place and the hour of the meeting and in the case of special business the general nature of that business, and shall be given in a manner authorised by these Articles to such persons as are under these Articles entitled to receive such notices from the Company.

18.8	Any corporation which is a member of the Company may authorise such persons as it minks fit to act as its representative at any meeting or meetings of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company. The corporation shall serve on the Company a copy of such resolution duly certified (whether under hand or by facsimile signature or by electronic signature (as defined in the Electronic Commerce Act, 2000)) by a director or other officer of such corporation.

18.9	Subject to section 140 of the Companies Act 1963 concerning annual general meetings, all general meetings (including annual, extraordinary and class meetings of the members of the Company) may be conducted by the use of a conference telephone or similar facility provided that all the members of the Company and the auditors have been notified of the convening of the meeting and the availability of the conference telephone or similar facility for the meeting and, if present at the meeting as hereinafter provided, can hear and contribute to the meeting. Such participation in a meeting shall constitute presence in person at the meeting and the members may be situated in any part of the world for any such meeting.

19.	WRITTEN RESOLUTIONS.

19.1

Subject to section 141 of the Companies Act 1963 and except where a resolution is required by the Acts to be approved at a meeting of shareholders, a resolution in writing signed by members for the time being entitled to attend and vote on such resolutions at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for ail purposes as if the resolution had been passed at a general

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meeting of the Company duly convened and held, and may consist of several documents in like form, each signed by one or more persons “(whether under hand or by facsimile signature or by electronic signature (as defined in the Electronic Commerce Act, 2000)), and if described as a special resolution shall be deemed to be a special resolution within the meaning of the Acts. Any such resolution shall be served on the Company. For such a resolution to be effective it shall not be necessary for it to be signed by a member who is prohibited whether by these Articles or by law from voting thereon.

19.2	Any written resolution of the members may, in the case of a corporation, be signed (whether under hand, or by facsimile signature or by electronic signature (as defined in the Electronic Commerce Act, 2000)) on its behalf by a director or the secretary thereof or by its duly appointed attorney or duly authorised representative and may consist of several documents in the same form each executed by one or more of the .. members including executions evidenced by means of facsimile transmission.

20.	VOTES OF MEMBERS.

20.1	Subject as provided below in this Article and to any other special rights or restrictions as to voting attached to any shares by or in accordance with these Articles, on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by a duly authorised representative, not being himself a member entitled to vote, shall have one vote and on a poll:

(a)	each Ordinary Share shall entitle the holder to one vote for every Ordinary Share of which he or it is the holder;

(b)	each Series A Preferred Share shall entitle the holder to the number of votes provided for in Article 8.1;

(c)	each Series B Preferred Share shall entitle the holder to the number of votes provided in Article 8.1; and

(d)	each Series C Preferred Share shall entitle the holder to the number of votes provided in Article 8.1.

20.2	A poll may be demanded by any one shareholder who is entitled to attend and vote at the meeting Provided that no shares of any class shall confer any right to vote upon a resolution for the removal from office of a director appointed by the holders of shares of another class.

20.3	Regulation 63 shall not apply.

21.	ALTERNATE DIRECTORS.

21.1	Any director (other than an alternate director) may at any time by notice in writing to the Company appoint any person (including another director) to be an alternate director and may by like notice at any time terminate such appointment. The same person may be appointed as the alternate director of more than one director.

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21.2	The appointment of an alternate director shall determine on the happening of any event which if he were a director would cause him to vacate such office or if his appointor ceases to be a director.

21.3	An alternate director shall be entitled to receive notices of meetings of the Board of Directors and of any committee of the Board of Directors of which his appointor is a member and shall be entitled to attend and vote as a director and be counted in the quorum at any such meeting at which his appointor is not personally present and generally at such meeting to perform all functions of his appointor as a director and for the purposes of the proceedings at such meetings the provisions of these Articles shall apply as if he were a director of the relevant class. If an alternate director shall be himself a director or shall attend any such meeting as an alternate for more than one director his voting rights shall be cumulative, but he shall count as only one for the purpose of determining whether a quorum is present. If his appointor is from time to time absent from Ireland or temporarily unable to act through ill-health or disability his signature to any resolution in writing of the Board of Directors shall be as valid and effective as the signature of his appointor. An alternate director shall not (save as aforesaid) have power to act as a director nor shall he be deemed to be a director for the purposes of these Articles.

21.4	An alternate director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a director but he shall not be entitled to receive from the Company in respect of his appointment as an alternate director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

22.	APPOINTMENT OF DIRECTORS.

22.1	The number of directors shall not exceed seven (7) and shall consist of the following appointees:

(a)	Holdings and its Affiliates shall be entitled to appoint and remove six (6) members of the Board of Directors (each a “Preferred Share designee”) for as long as they together continue to hold 30% of the Ordinary Shares outstanding (including those issuable upon conversion of the Preferred Shares).

(b)	The Chief Executive Officer of the Company from time to time shall be a member of the Board of Directors for so long as he shall hold such office and shall be deemed to have retired as a director on the termination of his contract of employment as the Chief Executive Officer.

22.2

If the Person(s) originally entitled to appoint a director or directors pursuant to Article 22.1 (a) is no longer so entitled to appoint such director or directors, (i) the director or directors appointed by such Person(s) shall automatically be removed from the Board

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without the requirement of any action on the part of the Board or any Shareholder and (ii) the office of such removed director or directors shall thereafter be elected by vote of the holders of record of the Ordinary Shares and Preferred Shares voting together as a single class on a Fully Converted Basis. Until such time as an election is held to fill any vacancies created pursuant to clause (i) of the preceding sentence, such vacancies shall remain unfilled.

22.3	Any director appointed pursuant to Article 22.1 (a) may be removed without cause by, and any vacancy in the office of any such removed director may be filled by, and only by, the Person(s) entitled under Article 22.1 (a) to appoint that director.

22.4	No director appointed pursuant to Article 22.1 (a) may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person(s) entitled under Article 22.1 (a) to appoint that director or (ii) the Person(s) originally entitled to appoint such director pursuant to Article 22.1 (a) is no longer so entitled to appoint such director.

22.5	The number of directors shall not be changed except with the consent of the holders of a majority of the Preferred Shares voting together as a single class on a Fully Converted Basis.

22.6	For the purpose of Article 22.1, a notice of appointment or removal of a director given pursuant to this Article shall take effect upon lodgement at the registered office of the Company or on delivery to a meeting of the Board of Directors or on delivery to the Company Secretary.

22.7	The Board of Directors shall have power at any time from time to time to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing Board of Directors but so that the total number of directors shall not at any time exceed the number fixed in accordance with these Articles; provided, however, that any person appointed to fill vacancy in the office of any director must be approved by the Person(s) entitled under Article 22.1 (a) to appoint that director.

22.8	If Holdings wishes to remove pursuant to Article 22.1 a Preferred Share designee, Holdings confirms and undertakes that it shall be responsible for and hereby agrees to indemnify the other Holders and the Company against any claim by its designee for unfair or wrongful dismissal or other compensation arising out of such removal.

22.9	Holdings shall be entitled to designate representatives (each, an “Observer”) that may attend all meetings of the Board of Directors (and all committees thereof) in a nonvoting observer capacity and, in this respect, each Observer shall receive copies of all notices, minutes, consents and other material that are provided to directors; provided, however, that such Observers may be excluded from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.

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22.10	No director shall be appointed otherwise than as provided in these Articles. Regulations 96 to 100 shall not apply.

23.	RETIREMENT OF DIRECTORS

The directors shall not be subject to retirement by rotation and accordingly regulations 92 to 95 inclusive shall not apply and all other references in the regulations to retirement by rotation shall be disregarded.

24.	DISQUALIFICATION AND REMOVAL OF DIRECTORS

Regulation 91 “shall be modified by deleting paragraph (g) thereof. The office of director shall also be vacated if he shall be removed from office as hereinbefore mentioned.

25.	REMUNERATION OF DIRECTORS

The ordinary remuneration of the directors shall from time to time be determined by an ordinary resolution of the Company, and shall (unless such resolution otherwise provides) be divisible among the directors as they may agree, or, failing agreement, equally, except that any director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of remuneration related to the period during which he has held office. Regulation 76 shall not apply.

26.	PENSIONS

The directors may give or award pensions, annuities, gratuities and superannuation or other allowances or benefits to any employees or ex-employees and to officers and ex-officers (including directors and ex-directors) of the Company or its predecessors in business or of any holding company or subsidiary of the Company or to the relations or dependants of any such persons and may establish, support and maintain pensions, superannuation or other funds or schemes (whether contributory or non-contributory) for the benefit of any such persons and/or their relations or dependants or any of them. Any director shall be entitled to receive and retain for his own benefit any such pension, annuity, gratuity, allowance or other benefit and may vote as a director in respect of the exercise of any of the powers by this Article conferred upon the directors notwithstanding that he is or may become interested therein. Regulation 90 shall not apply.

27.	PROCEEDINGS OF DIRECTORS

27.1	Unless otherwise agreed by a majority of the directors in any particular case, every meeting of the Board of Directors shall be held at the Company’s registered office and the directors shall be present either in person or by telephone conference. Subject as hereinafter provided the quorum for the transaction of the business of the Board of Directors shall be two (2) Preferred Share designees present in person or by teleconference. If a quorum of the Board of Directors is not present at the start of and throughout a duly convened meeting of the Board of Directors or committee meeting, that meeting shall be adjourned to a day not earlier than five (5) business days, and no later than ten (10) business days from the date of such meeting, unless seventy five percent (75%) of the directors agree otherwise. Regulation 102 shall not apply.

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27.2	Each director shall have one vote and the Chairman shall not have a casting vote. For so long as Holdings and its Affiliates are entitled to appoint directors pursuant to Article 22.1(a), any Preferred Share designee present at a meeting of the directors shall be able to vote on behalf of any Preferred Share designee who is not present unless notice in writing indicating a position to the contrary has been issued by a Preferred Share designee to the Company secretary in advance of such meeting.

27.3	Meeting conference; quorum; and location.

(a)	A meeting of the Board of Directors may consist of a conference between directors some or all of whom are in different places provided that each director who participates is able:

(i)	to hear each of the other participating directors addressing the meeting; and

(ii)	if he so wishes, to address all of the other participating directors simultaneously;

whether directly, by conference telephone or by any other form of communications equipment (whether or not such equipment is available when these Articles are adopted) or by a combination of those methods.

(b)	A quorum is deemed to be present if the conditions set out in Article 27.3(a) above are satisfied in respect of at least the number of directors required pursuant to Article 27.1 to form a quorum.

(c)	Unless otherwise agreed by the directors a meeting held in this way is deemed to take place at the place where the largest group of participating directors is assembled or, if no such group is readily identifiable, at the place from where the chairman of the meeting participates.

27.4	At any meeting of the Board of Directors or of any committee thereof a resolution put to the vote of the meeting shall be decided on a show of hands upon which each director shall have one vote, subject to Article 27.2.

27.5	The Company shall be responsible for paying all reasonable travelling, hotel and other expenses properly incurred by the directors in attending meetings of the Board of Directors, or any duly appointed committee of the Board of Directors or meetings of the Holders. Unless otherwise decided by the Board of Directors, no directors will be entitled to be paid any fees or other remuneration or emoluments by the Company.

27.6	Any resolution in writing executed (whether under hand or by facsimile signature or by electronic signature (as defined in the Electronic Commerce Act, 2000)) by all of the directors, or by all the members of a committee of the directors, shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board of Directors (or committee as the case may be). Such a resolution:

(a)	may consist of several documents in the same form each executed by one or more of the directors or members of the relevant committee, including executions evidenced by means of facsimile transmission;

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(b)	need not be signed by an alternate director if it is signed by the director who appointed him; and

(c)	if signed by an alternate director need not also be signed by his appointer.

For such a resolution to be effective it shall not be necessary for it to be signed by a director who is prohibited by these Articles from voting thereon or by his alternate. Regulation 109 of Table A shall not apply.

28.	CHAIRMAN

The chairman shall not have a casting vote. If no chairman is appointed, or, if at any meeting of the Board of Directors he is unwilling to preside or is not present within fifteen (15) minutes after the time appointed for the meeting, those directors who are present at the meeting, shall appoint one of their number to be the chairman of the meeting. Regulation 104 shall not apply.

29.	MINUTES OF DIRECTORS* MEETINGS

Appropriate complete minutes of each meeting of the Board of Directors shall be maintained by the Company and copies thereof distributed to the directors as soon as reasonably practicable after the meeting shall have been held.

30.	DIRECTORS* INTERESTS

A director who is in any way whether directly or indirectly interested in a transaction or arrangement or proposed transaction or arrangement with the Company may vote in respect of any such transaction or arrangement or proposed transaction or arrangement or any matter arising thereout and if he does so vote his vote shall be counted and he shall be capable of constituting a quorum at any meeting of the Board of Directors at which any such transaction or arrangement or proposed transaction or arrangement shall come before the Board of Directors for consideration and may retain for his own absolute use and benefit all profits and advantages directly or indirectly accruing to him thereunder or in consequence thereof.

31.	BORROWING POWERS

The Board of Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and subject as otherwise provided in these Articles to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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32.	BOARD COMMITTEES

32.1	Holdings will also be entitled to nominate a representative to sit on any committee of the Board.

32.2	The meetings and proceedings of any committee formed by the directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the directors so far as the same are applicable and are not superseded by any regulations imposed upon such committee by the directors.

32.3	When forming a committee of the directors, the directors may authorise, or may authorise such committee to authorise, any person who is not a director to attend all or any meetings of any such committee on such terms as the directors (or as the case may be such committee) shall think fit, but any person so authorised shall not be entitled to vote at such meetings.

33.	ACCOUNTS

33.1	The directors shall cause proper books of account to be kept which shall contain:

(a)	entries from day to day of all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	a record of the assets and liabilities of the Company;

(c)	a record of all goods purchased, and of all goods sold (except those sold for cash by way of ordinary retail trade), showing the goods and the sellers and buyers in sufficient detail to enable the goods and the sellers and buyers to be identified and a record of all the invoices relating to such purchases and sales;

(d)	statements of stock held by the Company at the end of each financial year and all records of stock takings from which any such statement of stock has been, or is to be, prepared; and

(e)	a record of the services provided and of all the invoices relating thereto.

Proper books of account shall be deemed to be kept if they comply with sections 202(1) and (2) of the Companies Act, 1990 and give a true and fair view of the state of affairs of the Company and explain its transactions.

33.2	The books of account shall be kept at the registered office of the Company or, subject to section 202 of the Companies Act, 1990, at such other place as the directors think fit, and shall at all reasonable times be open for inspection by the directors.

33.3	Subject to section 159(3) of the Companies Act 1963 a copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid

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before the annual general meeting of the Company together with a copy of the directors’ report and auditors’ report shall be sent, by post or electronic mail not less than twenty-one days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them.

33.4	As soon as practicable after the end of each financial year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each holder of Preferred Shares with a balance sheet of the Company, as at the end of such financial year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous financial year, all in reasonable detail. No later than nine (9) months following the end of each fiscal year of the Company, the Company will provide financial statements accompanied by a report and opinion thereon by the independent public accountants of national standing selected by the Board of Directors.

33.5	The Company will furnish each holder of Preferred Shares, as soon as practicable after the end of the first, second and third quarterly accounting periods in each financial year of the Company, and in any event within forty-five (45) days thereafter, with a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current financial year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

33.6	The Company will furnish each holder of Preferred Shares: (i) within thirty (30) days of the beginning of each financial year an annual budget and operating plans for such financial year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, with a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current financial year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

33.7	The provision of Articles 34.4 to 34.6 shall not apply, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to a Qualified Public Offering and (ii) the date on which there are no longer any Preferred Shares in issue.

34.	THE SEAL

The seal shall be used only by the authority of the directors or of a committee of the directors authorised by the directors in that behalf and every instrument to which the seal shall be affixed shall be signed by a director (or by some other person appointed by the directors for that

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purpose) and shall be counter-signed by the secretary or by a second director or by some other person appointed by the directors for that purpose. The expression “director” in this context shall include any alternate director appointed under Article 21.

35.	NOTICES

(a)	Any notice required to be given by the Company to any person (the “recipient”) under these Articles may be given by means of delivery, post, facsimile, electronic mail (including email) or any other means of communication approved by the directors, to the address or number of the recipient notified to the Company by the recipient for such purpose (or, if not so notified, then to the address or number of the recipient last known to the Company). Any notice so given shall be deemed, in the absence of any agreement to the contrary between the Company and the recipient, to have been served at the time of delivery (or, if delivery is refused, then when tendered) in the case of delivery, at the expiration of twenty-four (24) hours after despatch in the case of post and at the expiration of twelve (12) hours after despatch in the case of facsimile, electronic mail (including email) or other method of communication approved by the directors.

(b)	Any document (including, but not limited to, any notice, appointment, removal and resolution) required or authorised by these Articles to be sent to or served on the Company shall be in writing sent to or served on the Company at its registered office or its principal place of business in Ireland, and may be sent or served by means of delivery, post, facsimile, electronic mail (including email) or any other means of communication approved by the directors, and may bear a printed or facsimile signature of the person or persons required by these Articles to sign such document. The directors may require that the communication of such a document by such means shall be confirmed as soon as possible by delivery to the Company at its registered office or principal place of business in Ireland of such document bearing an original signature of the person by whom it is required to be signed but (provided that the directors are satisfied as to the authenticity of the document communicated as aforesaid) shall be acted upon by the Company and the directors meanwhile; provided that any such document shall be valid and effective for all purposes notwithstanding that for any reason the document is not subsequently so confirmed. Any such document shall take effect, in the absence of any agreement to the contrary between the Company and the person by whom or on whose behalf the document was sent or served, at the time of receipt in the case of delivery and post, and at the expiration of six hours after receipt thereof at the Company’s registered office or principal place of business in Ireland in any other case.

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36.	INDEMNITY AND INSURANCE

36.1	Subject to the provisions of and so far as may be permitted by law, every director, secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court. Regulation 138 shall not apply.

36.2	The Company may purchase and maintain for any officer of the Company insurance against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company.

37.	OVERRIDING PROVISIONS

37.1	Notwithstanding the provisions of these Articles the Board of Directors shall be obliged, so far as may be permitted by law, to act in all respects in accordance with and give effect to any Relevant Agreement.

37.2	Where the approval, agreement or consent of any member or director is required under any provision of these Articles to any particular matter, such approval, agreement or consent may be given subject to such terms and conditions as that member or director may require and any breach of such terms and conditions shall ipso facto be deemed to be a breach of these Articles.

38.	REPRESENTATIVES

These Articles shall be binding upon and (except as otherwise provided herein) shall enure for the benefit of each member’s Representatives.

43

Exhibit 10.1

EXECUTION COPY

DATED NOVEMBER 19, 2010

FLEETMATICS INVESTOR HOLDINGS, L.P.	(1)

and

MOVILTEC LIMITED	(2)

and

WEBSOFT LIMITED	(3)

and

FLEETMATICS GROUP LIMITED	(4)

and

THE PERSONS LISTED IN SCHEDULE 2	(5)

SUBSCRIPTION, SHARE PURCHASE AND SHAREHOLDERS AGREEMENT

relating to

FLEETMATICS GROUP LIMITED

i

TABLE OF DEFINED TERMS

Page or Schedule

2010 Shareholders Agreement	40
Action	2
Affiliate	2
Affiliated with	2
agreed form	3
Agreement	3, Schedule 6
Articles	3
Audited Financial Statements	Schedule 3
Auditors	3
Balance Sheet	Schedule 3
Balance Sheet Date	Schedule 3
Basket Amount	21
beneficial holder	2
Benefit Arrangement	3
Board	3
Business	3
Business Day	4
Business Employee	4
Capital Share, Capital Shares	4
Claim	23
Company	1, Schedule 6
Company Intellectual Property	4
Completion	4
Completion Date	4
Confidential Information	4
Contract	5
control	5
Copyrights	8
Credit Agreement	5
Credit Agreement Amendment	16
DE Shaw	5
Deed of Adherence	5
Directors	5
Disclosure Schedule	6
Dollar, $, US$6
Encumbrance	6
Environmental Laws	Schedule 3
Environmental Permits	Schedule 3
euro, €	6
Exchange Act	6
Expiration Date	20
Financial Statements	Schedule 3
Fleetmatics Entities	6

TABLE OF DEFINED TERMS

(Continued)

Page or Schedule

Fleetmatics Entity, Fleetmatics Entities	13
Fleetmatics Products	Schedule 3
Fleetmatics Registered IP	Schedule 3
Form S-3	6
Form S-3 Holders	29
Form S-3 Initiators	28
GAAP	6
Governmental Authority	7
group	7
Hazardous Substances	Schedule 3
Holder	7
Holder Violation	34
holding company	13
Holdings	1
Holdings Series C Investors	7
Immediate Family	7
Initial Offering	7
Initiating Holders	25
Intellectual Property	7
Interest Rate	8
Interim Financial Statements	Schedule 3
Inventory	8
IP Agreements	Schedule 3
Key Shareholders	1
knowledge	8
Law	8
Leased Real Property	8
Losses	20
Management Services Agreement	9
Marks	8
Material Adverse Effect	9
Material Contracts	Schedule 3
Moviltec	1
Open Source Software	Schedule 3
Option Exercise	10
Options	9
Ordinary Share, Ordinary Shares	10
Owned Real Property	10
Patents	8
Permits	10
Person	10
Personal Property	10

TABLE OF DEFINED TERMS

(Continued)

Page or Schedule

Preferred Shares	10
Primary Shares	1
Primary Shares Purchase Price	15
Proprietary Products	Schedule 3
Qualified Initial Offering	10
Receivables	11
Registrable Securities	11
Registration Expenses	11
Related Party	11
Relevant Claim	23
Restructuring	15
Revenue Commissioners	12
SageQuest	12
SEC	12
Secondary Shares	1, Schedule 3
Secondary Shares Purchase Price	16
Securities Act	12
Selling Expenses	12
Selling Shareholder, Selling Shareholders	1
Series A Preferred Share, Series A Preferred Shares	12
Series B Preferred Share, Series B Preferred Shares	12
Series C Preferred Share, Series C Preferred Shares	12
Share Option Plan	12
Shared Loss	21
Shared Warranties	19
Shareholder, Shareholders	12
Shares	1
Special Registration Statement	36
Specified Proportion	13
subsidiaries	13
subsidiary	13
Suspension Period	30
Tax Indemnity	14
Tax Return	14
Tax, Taxes	13
Taxable	13
Taxation	13
TCA	14
Trade Secrets	8
Transaction Documents	14
VAT	14
Violation	33

TABLE OF DEFINED TERMS

(Continued)

Page or Schedule

Warrantors	14
Warranty, Warranties	14
WS2	1

v

SCHEDULES

SCHEDULE 1	Restructuring Implementation and Documents

SCHEDULE 1-A	Articles of Association

SCHEDULE 2	Selling Shareholders; Other Shareholders; Primary Shares and Secondary Shares to be Purchased and Sold

SCHEDULE 3	Warranties

SCHEDULE 4	Particulars of the Company

Particulars of the Subsidiaries

SCHEDULE 5	Names and Addresses of the Current Directors

SCHEDULE 6	Deed of Adherence

SCHEDULE 7	Pre and Post-Completion Capitalization

SCHEDULE 8	Management Services Agreement

DISCLOSURE SCHEDULE

AGREED FORM DOCUMENTS

Articles of Association

Restructuring Documents

Maples Legal Opinion

Management Services Agreement

THIS AGREEMENT is made the 19th day of November, 2010

BETWEEN:

(1)	FLEETMATICS INVESTOR HOLDINGS, L.P., an exempted limited partnership formed under the laws of the Cayman Islands, whose office is at c/o Paget-Brown Trust Company Ltd., Boundary Hall, Cricket Square, P.O. Box 1111, Grand Cayman KY1¬1102, Cayman Islands (collectively, with any assignee permitted under clause 19, “Holdings”);

(2)	MOVILTEC LIMITED a private limited company incorporated in Ireland with number 392844 whose registered office is at The Acorns, 45 Castlepark Road, Dalkey, Co. Dublin, Ireland (“Moviltec”);

(3)	WEBSOFT LIMITED t/a WS2 a private limited company incorporated in Ireland with number 274017 whose registered office is at 178 Templeogue Road, Templeogue, Dublin 6W, Co. Dublin, Ireland (“WS2” and, together with Moviltec, the “Key Shareholders”);

(4)	FLEETMATICS GROUP LIMITED a private limited company incorporated in Ireland with number 392886 whose registered office is at Oyster Point, Temple Road, Blackrock, Co Dublin, Ireland (the “Company”);

(5)	The persons whose names and addresses are set out in Part 1 of Schedule 2 hereto (together, the “Selling Shareholders”, and each a “Selling Shareholder”); and

(6)	The persons whose names and addresses are set out in Schedule 2 hereto.

WHEREAS:

(A)	The Company is a private limited company incorporated in Ireland under the Companies Acts, 1963 to 2006 more detailed particulars of which are set out in Schedule 4.

(B)	The Company, following the Restructuring, desires to issue to Holdings, and Holdings desires to subscribe for, the Series C Preferred Shares in the amount specified in clause 2.2 (the “Primary Shares”) on the terms and subject to the conditions contained herein.

(C)	Each Selling Shareholder, following the Option Exercise and the Restructuring, will own the number of the issued and outstanding shares of Series C Preferred Shares set forth opposite such Selling Shareholders’ name set out in Part 1 of Schedule 2 under the final column of each respective table therein (the “Secondary Shares” and, together with the Primary Shares, the “Shares”).

(D)	The Selling Shareholders wish to sell to Holdings, and Holdings wishes to purchase from the Selling Shareholders, the Secondary Shares in the amounts specified in Part 1 of Schedule 2 on the terms and subject to the conditions contained herein.

(E)	Holdings shall, immediately following Completion, hold 19,575,735 Series C Preferred Shares and has agreed to enter into this Agreement with the other Shareholders for the purpose of:

(i)	regulating the future conduct of the business of the Company; and

(ii)	regulating the relationship between the holders of the entire issued share capital of the Company.

(F)	The Company has agreed with each of the Shareholders that it will comply with the terms and conditions of this Agreement insofar as they relate to the Company.

(G)	The Company has six (6) subsidiaries at the date hereof, further particulars of which are set out in Schedule 4.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and in the recitals and Schedules hereto, save where the context otherwise requires, the following words and expressions shall have the following meanings:

“Action”	means any claim, action, suit, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate”	means, when used with reference to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person and, when used with reference to (i) Holdings, means all of the partners or members of Holdings and all of their partners or members, (ii) any Person who, or which holds Capital Shares as nominee, or on trust, for another Person (a “beneficial holder”), such beneficial holder, and (iii) any natural person, shall also include such person’s spouse, parents and descendants (whether by blood or adoption, and including stepchildren) and the spouses of such persons.

“Affiliated with”	shall have a correlative meaning to the term “Affiliate.”

2

“agreed form”	means, in relation to any document, such document in the form agreed between the Key Shareholders and Holdings and, for the purposes of identification, signed by the Key Shareholders and Holdings or signed on their behalf by their respective solicitors.

“Agreement”	means this Subscription, Share Purchase and Shareholders Agreement relating to Fleetmatics Group Limited, dated as of the date hereof, among Fleetmatics Investor Holdings, L.P., Moviltec Limited, Websoft Limited, Fleetmatics Group Limited, and the Persons listed in Schedule 2.

“Articles”	means the articles of association of the Company to be adopted by the Company attached as Schedule 1-A (and any reference to an article shall be a reference to that article of the said articles of association).

“Auditors”	means the auditors of the Company from time to time.

“Benefit Arrangement”	means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, pension schemes or arrangements, compensation or benefits that (i) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by any of the Fleetmatics Entities or under which any of the Fleetmatics Entities may incur any liability; and (ii) covers or has covered any employee or former employee of any of the Fleetmatics Entities (with respect to their relationship with such entities).

“Board”	means the board of directors of the Company as constituted from time to time.

3

“Business”	means the automotive-based telematics business of the Fleetmatics Entities.

“Business Day”	means any day, other than a Saturday, Sunday or public holiday, on which clearing banks in Ireland are normally open for business.

“Business Employee”	means any current employee of any of the Fleetmatics Entities.

“Capital Shares”	means the issued shares in the capital of the Company of whatever class and “Capital Share” means any one of them, in each case to include the Preferred Shares on an as-converted basis.

“Company Intellectual Property”	means all Intellectual Property owned (in whole or in part, solely or jointly) by or exclusively licensed (in whole or part) to any Fleetmatics Entity.

“Completion”	means the performance by the parties hereto of the obligations assumed by them respectively under clause 3.

“Completion Date”	means November 23, 2010 (or such other date as may be agreed between Holdings and the Key Shareholders).

“Confidential Information”	means all information not at present in the public domain used in or otherwise relating to the organisation, business, accounts, finances, customers, suppliers, prices, contractual arrangements or other dealings, transactions or affairs of any Fleetmatics Entity including, without limitation:

(i) all information of a confidential or secret nature which any Fleetmatics Entity holds under an obligation of confidentiality to a third party;

(ii) all information relating to the production or marketing of any products or the provision of services including, without limitation, customer names and lists and any other details of customers, end-users, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials;

4

(iii) all information relating to the design, selection, procurement, construction, installation or use of any plant, machinery or other equipment; tooling; design; the repair, service or rectification of products or plant; the supply, storage, assembly, packaging or disposing of materials; components or partly manufactured or finished products; or quality control, testing or certification, which is not intended by the persons in possession of such information for use by the authorised persons; and

(iv) all information relating to future projects, business development or planning, commercial relationships and negotiations.

“Contract”	means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control”	including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Credit Agreement”	means the Credit Agreement entered into as of July 30, 2010 among Fleetmatics USA Group Holdings, Inc., a Delaware corporation, the Company, the other guarantors from time to time party thereto, D.E. Shaw, a Delaware limited liability company, as a lender and in its capacity as administrative agent and as collateral agent in the manner and to the extent described in Article XI thereof and the other lenders from time to time party thereto.

“D.E. Shaw”	means D.E. Shaw Direct Capital Portfolios, L.L.C.

“Deed of Adherence”	means a deed of adherence in the form, or substantially in the form, set out in Schedule 6 or in such other form as the Holders of seventy five percent (75%) or more of the Capital Shares may agree.

5

“Directors”	means those persons who are the directors of the Company as appointed or removed from time to time in accordance with this Agreement and the Articles; the names and addresses of the current Directors as of the date of this Agreement, and the anticipated Directors as of the Completion Date, are set out in Schedule 5.

“Disclosure Schedule”	means the disclosure schedule attached hereto, dated the same date as this Agreement from the Warrantors to Holdings and disclosing matters that are exceptions to the Warranties.

“Dollar”, “$” or “US$”	means the United States Dollar.

“Encumbrance”	means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“euro” or “€”	means the lawful currency of Ireland.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“Fleetmatics Entities”	means the Company and each subsidiary of the Company.

“Form S-3”	means such form under the Securities Act as is in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“GAAP”	means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

6

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided, that (i) in reference to any subsidiary of the Company with regard to books and records, if any, GAAP means generally accepted accounting principles in the country of residence of such subsidiary and (ii) that with respect to the consolidated financial statements for the Company and its subsidiaries for the fiscal years ending December 31, 2007, December 31, 2008, and December 31, 2009, GAAP means generally accepted accounting principles in Ireland, in each case, as may be approved by a significant segment of the accounting profession in such country, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”	means any national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“group”	when used in relation to a company means, unless otherwise defined by applicable Law (including Law governing Tax), that company and any holding company of that company and any subsidiary of that company or any such holding company.

“Holder”	means any person owning of record Registrable Securities immediately following Completion or any transferee of record of such Registrable Securities.

“Holdings Series C Investors”	means each of Fleetmatics Investments Limited, Institutional Venture Partners XII, L.P., Institutional Venture Partners XIII, L.P. and NWV-FleetMatics LLC, as equity investors of Holdings in connection with this Agreement.

“Immediate Family”	means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

7

“Initial Offering”	means the Company’s first registered firm commitment underwritten public offering of its Ordinary Shares.

“Intellectual Property”	means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Interest Rate”	means EURIBOR plus 3% per annum.

“Inventory”	means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items related to, used or held for use in connection with the Business.

“knowledge”	with respect to a party, means where such party is a body corporate other than the Company, the knowledge of any director of such party and where such party is an individual, the knowledge of such party.

8

“Law”	means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property”	means all real property leased, subleased or licensed to any of the Fleetmatics Entities or which any of the Fleetmatics Entities otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Management Services Agreement”	means the Management Services Agreement to be entered into by and among the Company, Privia Enterprises Limited, a company incorporated in Ireland, and the other parties thereto, in substantially the form attached as Schedule 8.

“Material Adverse Effect”	means any event, change, circumstance, effect or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, operations, assets, financial condition, results of operations of the Fleetmatics Entities taken as a whole or the Business or (ii) the ability of any of the Fleetmatics Entities to perform its obligations under this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby, including as a consequence of any material impediment, interference or delay; provided, that, “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) the markets in which the Fleetmatics Entities operate generally that do not disproportionately affect the Company or any other Fleetmatics Entity as determined by a reasonable person, (2) general economic or political conditions (including those affecting the securities markets) that do not disproportionately affect the Fleetmatics Entities as determined by a reasonable person, (3) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, (4) acts of God, acts of war

9

(whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring after the date of the Agreement or (5) any changes in applicable laws, regulations or accounting rules.

“Merger Agreement”	means that certain Agreement and Plan of Merger dated as of June 30, 2010 (as the same may be amended, supplemented or otherwise modified from time to time), among the Company, Archon Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Company, SageQuest, and Tom Parkinson.

“Options”	means the options to purchase Ordinary Shares, issued in accordance with the Share Option Plan.

“Option Exercise”	means the exercise of Options by the Selling Shareholders in the amounts described in Part 1 of Schedule 2.

“Ordinary Shares”	means the ordinary shares of €0.01 each in the capital of the Company and each an “Ordinary Share”.

“Owned Real Property”	means all real property owned by any of the Fleetmatics Entities, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Permits”	means all permits, licenses, franchises, approvals, certificates, planning permissions, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, any of the Fleetmatics Entities by a Governmental Authority with respect to the conduct or operation of the Business as currently conducted or proposed to be conducted or the ownership or use of the assets of the Fleetmatics Entities, and all pending applications therefor and amendments, modifications and renewals thereof.

“Person”	means any individual, bodies corporate, corporations, partnership, limited liability company,

10

trust, unincorporated organization, association, unincorporated association, firm, joint venture, trust and investment fund (in each case whether or not having a separate legal personality), joint-stock company, governmental entity or other entity.

“Personal Property”	means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware and other tangible personal property owned or leased by any of the Fleetmatics Entities.

“Preferred Shares”	means the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“Qualified Initial Offering”	means a registered firm commitment underwritten public offering by the Company of its Ordinary Shares resulting in aggregate gross cash proceeds greater than US$50,000,000 and the public offering price per Ordinary Share is not less than US$9.27 (as adjusted pursuant to any share consolidation or subdivision).

“Receivables”	means all receivables (including accounts receivable, loans receivable and advances) of any of the Fleetmatics Entities, including all receivables arising in respect of: (i) all accounts receivable and other amounts due and owing from the customers of the Business recorded or reflected on the Balance Sheet; (ii) all accounts receivable and other amounts due and owing from customers acquired by any of the Fleetmatics Entities since the date of the Balance Sheet which, had they been held by the Fleetmatics Entities on such date, would have been recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value would have been attributed); and (iii) all accounts receivable and other amounts due and owing from customers that would be recorded or reflected on a balance sheet prepared in accordance with GAAP applied on a consistent basis, together with any unpaid financing charges accrued on any of the foregoing.

“Registrable Securities”	means (a) any ordinary shares in the capital of the Company issuable or issued upon conversion of the Preferred Shares or into which such Preferred

11

Shares convert, and (b) any ordinary shares in the capital of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities.

“Registration Expenses”	mean all expenses incurred by the Company in complying with clauses 10.1, 10.2 and 10.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“Related Party”	with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five (5) years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Revenue Commissioners”	means The Office of the Revenue Commissioners of Ireland.

“SageQuest”	means FleetMatics USA Holdings, Inc., a Delaware corporation, and its predecessor SageQuest, Inc., a Delaware corporation.

“SEC”	means the Securities and Exchange Commission.

“Securities Act”	means the Securities Act of 1933, as amended.

12

“Series A Preferred Shares”	means the series A preferred redeemable shares of €0.01375178 each in the capital of the Company and each a “Series A Preferred Share.”

“Series B Preferred Shares”	means the series B preferred redeemable shares of €0.01375178 each in the capital of the Company and each a “Series B Preferred Share.”

“Series C Preferred Shares”	means the series C preferred redeemable shares of €0.01 each in the capital of the Company and each a “Series C Preferred Share.”

“Selling Expenses”	means all underwriting discounts and selling commissions applicable to the sale and stamp duty or other transfer taxes payable by the Holders and relating to Registrable Securities.

“Shareholders”	all those persons from time to time holding a Capital Share or Capital Shares and the expression “Shareholder” shall be construed accordingly.

“Share Option Plan”	means the rules of the 2004 share option plan adopted by a resolution of the Board in 2004, as amended effective as of Completion.

“Specified Proportion”	in relation to a Shareholder, means a fraction calculated by dividing the total number of all the Capital Shares held by that Shareholder at the time in question by the total number of all the Capital Shares at that time (including the Capital Shares held by the said Shareholder).

“subsidiaries”	the companies details of which are set out in Schedule 4 and any other subsidiary from time to time of the Company, (together with the Company, the “Fleetmatics Entities” and each a “Fleetmatics Entity”).

“subsidiary” and “holding company”	shall have the meanings respectively assigned thereto by section 155 of the Companies Act, 1963 (as amended).

“Tax”	(including with correlative meaning, the terms “Taxes”, “Taxable” and “Taxation”) means (i) all taxes, duties, or similar governmental charges, levies, imposts, withholdings or charges (including, without limitation, net income tax, gross income

13

tax, fringe benefit tax, gift tax, inheritance tax, capital gain tax, corporation tax, gross receipts tax, business tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, tax on profits, license tax, lease tax, service tax, service use tax, value added tax, withholding tax, payroll tax, employment tax, income tax, excise duty, severance tax, stamp duty, occupation tax, property tax, tax on windfall profits, customs, duties or other taxes, duties, charges, levies, imposts withholdings or charges of any kind whatsoever in the nature of a tax) whenever and by whatever authority imposed, together with in any such case any interest, fines, surcharges, penalties, and any additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and regardless of whether such taxes are directly or primarily chargeable against some other person, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Indemnity”	means the indemnity given by the Selling Shareholders to Holdings pursuant to clause 7.

“Tax Return”	means without limitation any national, federal, state, provincial, district, municipal, county, local and foreign return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“TCA”	means the Taxes Consolidation Act 1997, as amended.

“Transaction Documents”	means this Agreement and the Articles.

“VAT”	means Value Added Tax.

“Warranties”	means the statements set forth in Schedule 3 of this Agreement and “Warranty” means any one of them.

“Warrantors”	means the Selling Shareholders and the Company.

14

1.2	Further Definitions

In this Agreement and in the recitals and Schedules to this Agreement:

1.2.1	any reference to any provision of any legislation shall be construed as including any modification, re-enactment or extension thereof effected at any time and any amendments made thereto at any time also any corresponding provision in repealed enactments and shall also include any instruments, rules, orders or regulations or other subordinate legislation made at any time thereunder or in relation thereto;

1.2.2	any reference to accounts prepared on a basis consistent with preceding accounting periods shall be construed subject to generally accepted accounting practices and any applicable Statements of Standard Accounting Practice;

1.2.3	words importing any gender shall include every gender and words importing the singular shall include the plural and vice versa;

1.2.4	references to a person includes a reference to that person’s legal personal representatives and successors;

1.2.5	the headings contained in this Agreement and the Schedules hereto are inserted for convenience of reference only and shall not in any way form part of, or affect, or be taken into account in the construction or interpretation of any provision of this Agreement or the Schedules;

1.2.6	unless the context clearly otherwise requires, reference to any clause, sub-clause, paragraph, recital or Schedule is to a clause, sub-clause, paragraph, recital or Schedule (as the case may be) of or to this Agreement;

1.2.7	words such as “this Agreement”, “hereunder”, “hereto”, “hereof”, “hereby” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause or sub-clause thereof;

1.2.8	words and expressions which are defined in the Companies Acts, 1963 to 2009 shall, save where the context clearly otherwise requires, have the same meanings as are ascribed to them in the said Companies Acts;

1.2.9	for the purposes of this Agreement and the Disclosure Schedule, where any Warranty is so qualified by the expression “so far as the Company is aware” or “to the Company’s knowledge,” a matter shall be treated as being in the awareness or knowledge of the Company only if it is in the knowledge of John Goggin, Tony Arnold, Peter Mitchell, Eric Murphy, James Travers, Bill Beamish, Ken Keating and David Lowman;

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1.2.10	reference to writing or similar expressions includes, where the context so admits, transmission by facsimile;

1.2.11	any reference to any statutory provision or legislation shall be construed as a reference to the laws of Ireland unless the context otherwise indicates; and

1.2.12	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

1.3	Schedules

The Schedules to this Agreement shall form an integral part of this Agreement, and references to this Agreement include references to them.

2.	AGREEMENT TO SELL AND PURCHASE

2.1	As soon as practicable after the execution of this Agreement but subject to the effectiveness of the Credit Agreement Amendment, the Company agrees to, and the Shareholders agree to cause the Company to, complete the Option Exercise and those actions and deliver and execute all documentation as set forth in Schedule 1 (the “Restructuring”).

2.2	Upon the terms and subject to the conditions of this Agreement, at Completion, the Company agrees to sell, issue and allot to Holdings free and clear of all Encumbrances, and Holdings, in reliance on the warranties and covenants of the Company contained herein, shall purchase and subscribe for 4,285,714 Primary Shares for consideration of US $3.50 for each Primary Share and an aggregate purchase price of US$14,999,999.00 (the “Primary Shares Purchase Price”).

2.3	Upon the terms and subject to the conditions of this Agreement, at Completion, each Selling Shareholder shall sell, assign, transfer, convey and deliver the issued and outstanding Secondary Shares set forth opposite such Selling Shareholder’s name on Schedule 2 hereto to Holdings, free and clear of all Encumbrances, and Holdings, in reliance on the warranties and covenants of the Warrantors contained herein, shall purchase the Secondary Shares from the Shareholders, for consideration of US$3.50 for each Secondary Share and an aggregate purchase price of US$53,515,073.50 (the “Secondary Shares Purchase Price”).

3.	INVESTMENT/COMPLETION

3.1	Completion shall take place on the Completion Date at the offices of Maples and Calder Solicitors in Dublin or at such other place as may be agreed between Holdings and the Key Shareholders, subject to the satisfaction or waiver of the following conditions:

3.1.1	the agreed form documentation relating to the Option Exercise is duly executed by the parties thereto, and the Option Exercise is completed;

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3.1.2	the agreed form documentation relating to the Restructuring is duly executed by the parties thereto, and the Restructuring is completed;

3.1.3	the Articles are adopted;

3.1.4	the Warranties of the Warrantors contained in this Agreement and given as at the date of this Agreement shall have been true and correct in all respects when given (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Material Adverse Effect);

3.1.5	there has been no breach of the covenants set out in clause 3.4 (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Material Adverse Effect);

3.1.6	each of (i) the Option Agreement, dated July 30, 2010, by and between the Company and Kenneth Keating, and (ii) the Option Agreement, dated July 30, 2010, by and between the Company and Bill Beamish, shall have been terminated, without the exercise of the Option (as respectively defined in each such Option Agreement);

3.1.7	an amendment to the Credit Agreement in form satisfactory to the Company (the “Credit Agreement Amendment”) shall have become effective, modifying the Credit Agreement to permit the actions contemplated under this Agreement and any other ancillary documents or other agreements entered into or required in connection herewith; and

3.1.8	at Completion, Holdings shall have received the documents and certificates set forth in clause 3.3 of this Agreement.

3.2	At Completion, Holdings shall deliver to the Company an amount equal to the Primary Shares Purchase Price, in immediately available funds; and deliver to each Selling Shareholder an amount equal to such Selling Shareholder’s pro-rata share of the Secondary Shares Purchase Price; provided, however, that each Selling Shareholder participating in the Option Exercise hereby authorizes the Company and Holdings to deduct from such Selling Shareholder’s pro-rata share of the Secondary Shares Purchase Price an amount equal to any withholding tax obligation (or similar tax obligation) arising with respect to the Option Exercise by such Selling Shareholder.

3.3	At Completion, the Company shall:

3.3.1	execute and deliver to Holdings a share certificate representing the Primary Shares, duly endorsed in the name of Holdings, and accompanied by the necessary entries in the Company’s register of members;

3.3.2	execute and deliver to Holdings a certificate of a duly authorized officer of the Company to the effect that the Warranties of the Warrantors contained in this Agreement were true and correct as of the date of this Agreement (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Material Adverse Effect) save as disclosed in the Disclosure Schedule;

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3.3.3	execute and deliver to Holdings duly approved amendments to the Articles and other governing documents of the Company, amended to provide for the provisions herein;

3.3.4	execute and deliver to the Selling Shareholders an executed copy of the Management Services Agreement; and

3.3.5	deliver to Holdings an executed legal opinion from the Company’s counsel, in the agreed form, addressed to Holdings and dated as of the Completion Date, to the effect that (i) the Restructuring has been duly authorized by the Company, (ii) the Restructuring, upon Completion, has been completed, and (iii) the Series C Preferred Shares have been duly authorized by the Company, and when issued, will be fully paid.

3.4	At Completion, the Selling Shareholders shall:

3.4.1	deliver to Holdings the share certificates representing the Secondary Shares, duly endorsed in the name of Holdings;

3.4.2	execute and deliver to Holdings a certificate of a duly authorized officer of each of the Key Shareholders to the effect that the Warranties of the Warrantors contained in this Agreement were true and correct as of the date of this Agreement (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Material Adverse Effect) save as disclosed in the Disclosure Schedule;

3.4.3	deliver resignation letters whereby, effective as of Completion, Bill McCabe and Ken Keating resign as directors of the Company and all directors resign as directors of the Company’s subsidiaries, except for such directors that Holdings specifies in writing to the Selling Shareholders prior to Completion;

3.4.4	cause the parties to the Management Services Agreement (other than the Company) to execute and deliver to the Selling Shareholders an executed copy of the Management Services Agreement; and

3.4.5	execute and deliver to Holdings a power of attorney (in the agreed form) in favour of Holdings or its nominee(s) generally in respect of the Secondary Shares and in particular to enable Holdings or its nominee(s) to attend and vote at general meetings of the Company.

3.5	From the date hereof until the earlier of the Completion Date or the date of termination of this Agreement, the Fleetmatics Entities:

3.5.1	will carry on their business in the ordinary and usual course; and

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3.5.2	shall not, without the prior written consent of Holdings (such consent not to be unreasonably withheld or delayed), other than pursuant to this Agreement:

1	take any Board action (including, without limitation, any action listed in clauses 8.1.1 to 8.1.22 (inclusive); or

2	take any action listed in clauses 7.3.1 to 7.3.29 (inclusive).

4.	COVENANTS

4.1	Each of the Shareholders hereby covenants with and undertakes to the other Shareholders that it shall take all necessary actions and exercise or procure the exercise of all voting rights as it may from time to time have or control in the Company so as to procure (insofar as lies within its power of procurement individually or collectively with others) that the Company shall comply in full with the terms of each of the Transaction Documents.

4.2	Each Shareholder confirms, as of the date hereof, save as provided in clause 4.3, that it has no direct or indirect interest in any business competing directly with the Business and each Shareholder agrees, that prior to acquiring any such interest, at any time while such Shareholder is still a party to this Agreement, each Shareholder shall notify the Company in writing of terms and conditions of such acquisition and to apprise the Company of the steps it will take to ensure the legitimate protection of the Business.

4.3	It is acknowledged by each of the parties hereto that Ken Keating, Jim Keating, John Goggin, Dermot Walsh, Andrew Nesbitt and Michael O’Leary hold (i) shares in Monitcom Limited, (ii) shares in MinorPlanet Systems plc, and (iii) save for Jim Keating and John Goggin, shares in FleetTrak 24/7 LLC. Chris Lee and Dan Foley also hold shares in FleetTrak 24/7 LLC.

5.	WARRANTIES

5.1	The rights and remedies of Holdings in respect of a breach of any of the Warranties shall not be affected by the sale and purchase of the Primary Shares or the Secondary Shares.

5.2	In consideration of Holdings acquiring the Secondary Shares, the Selling Shareholders hereby severally warrant that the Warranties set forth in clause 1 of Schedule 3 are true and complete.

5.3	In consideration of Holdings subscribing for the Primary Shares and acquiring the Secondary Shares, the Warrantors hereby severally (and, as between the Selling Shareholders only, jointly and severally, subject to clause 5.12(iii)) warrant that the Warranties set forth in clause 2 of Schedule 3 (the “Shared Warranties”), are true and complete, save as disclosed in the Disclosure Schedules with reasonably sufficient explanation and detail to enable Holdings to reasonably assess the impact on the Fleetmatics Entities of the matters disclosed.

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5.4	The Warrantors acknowledge that Holdings is entering into this Agreement in reliance upon each of the Warranties.

5.5	Each Warranty is a separate and independent warranty, and, save as otherwise expressly provided (including, without limitation, as provided in clause 5.4), no Warranty shall be limited by reference to any other Warranty or by the other terms of this Agreement.

5.6	The rights and remedies of Holdings in respect of any breach of any of the Warranties shall not be affected by Completion, any investigation made by or on behalf of Holdings into the affairs of the Company, Holdings’ ownership of Series A Preferred Shares and Series B Preferred Shares, Affiliates of Holdings serving on the Board or any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

5.7	No information relating to the Fleetmatics Entities of which Holdings or any of its Affiliates has knowledge (actual or constructive) other than by reason of it being disclosed in the Disclosure Schedule shall prejudice any claim which Holdings shall be entitled to bring or shall operate to reduce any amount recoverable by Holdings under this Agreement, except to the extent disclosed in the Disclosure Schedule.

5.8	Without prejudice to clause 5.7, Holdings represents and confirms to the Warrantors that as of the date of this Agreement, Holdings is not aware of any fact, matter or circumstance which constitutes or is reasonably likely to constitute a breach of the Warranties or which gives rise to or is reasonably likely to give rise to a claim under the Tax Indemnity.

5.9	Without prejudice to clause 5.12, Holdings shall have the right to claim in respect of any breach of the Shared Warranties either against the Company or against any of the other Warrantors and/or partly against the Company and partly against any of the other Warrantors and, in the case of a claim against the Company, no counterclaim or right of contribution or indemnity shall lie against the other Warrantors and, in the case of a claim against any or all of the other Warrantors, no counterclaim or right of contribution or indemnity shall lie by any of them against the Company.

5.10	In the event of any breach of any of the Warranties, the Warrantors shall pay to Holdings, subject to any limitations contained in this clause 5, an amount equal to any decrease or diminution in the value of the Series C Preferred Shares and all reasonable fees, costs and expenses, directly or indirectly suffered or incurred by Holdings arising out of the breach of Warranty (including, but not limited to, all reasonable attorneys’ fees, costs and other out of pocket expenses incurred in investigating, preparing, or defending any of the foregoing breaches) (collectively, the “Losses”); provided that nothing herein shall make the Company liable for punitive, consequential, special or indirect damages. For purposes of this clause 5, in determining whether a breach of any Warranty has occurred or the amount of any of the Losses, any materiality qualification in such Warranty shall be ignored and given no effect.

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5.11	Save for claims against a Warrantor in respect of any breach of the Warranties arising (or any delay in the discovery of which arises) as a result of fraud or wilful concealment on the part of any Warrantor, no Warrantor shall be liable in respect of any claim for breach of any of the Warranties:

5.11.1	to the extent that such breach occurs by reason of any matter which would not have arisen but for the coming into force with retrospective effect of any legislation or change in law not in force at the Completion Date or by reason of any change to any Tax Government Authority published practice occurring after Completion;

5.11.2	to the extent that specific allowance, provision or reserve has been made in the Financial Statements in respect of the matter to which such liability relates;

5.11.3	to the extent that the alleged breach which is the subject of the claim is capable of remedy and is remedied to the reasonable satisfaction of Holdings by the Warrantors within ninety (90) days of the date on which the notice referred to in clause 5.11.5 is received by the Key Shareholders;

5.11.4	as regards any claim to the extent that such claim or liability arises, or that the amount thereof is increased, as a result of any change after the date hereof in the accounting reference date or in any of the accounting policies, bases, or practices of any of the Fleetmatics Entities; and

5.11.5	unless it shall have been given written notice of the claim (giving, so far as practical, details of the matter in respect of which such claim is made and a reasonable estimate of the amount claimed) on or before:

1	the second anniversary of the date hereof (the “Expiration Date”) in the case of Warranties other than the Warranties in respect of Tax at clause 2.17 of Schedule 3; or

2	the fifth (5th) anniversary of the end of the accounting period of the Company in which Completion falls in the case of the Warranties in respect of Tax at clause 2.17 of Schedule 3 of this Agreement; and

unless proceedings in respect thereof are commenced by being both issued and served on the Warrantors within six (6) months of:

3	the Expiration Date in the case of Warranties other than the Warranties in respect of Tax at clause 2.17 of Schedule 3;

4	the fifth anniversary of the end of the accounting period of the Company in which Completion falls in the case of the Warranties in respect of Tax at clause 2.17 of Schedule 3 of this Agreement.

5.11.6	(i) as regards a single claim, unless (and only then to the extent that) the Losses thereunto exceed $100,000; or (ii) unless the aggregate amount of all Losses

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(disregarding claims excluded by clause 5.11.6(i)) exceeds $500,000 (the “Basket Amount”) in the aggregate, in which event Holdings shall be entitled to recover the full amount (including the entire Basket Amount) of any and all such Losses.

5.12	Notwithstanding any other provisions of this clause 5, (i) the liability of the Company in respect of a claim by Holdings for breach of any of the Shared Warranties shall not exceed 21.93% of any Losses suffered or incurred by Holdings in respect of such breach, and any payment pursuant to clauses 5.14, 5.15, 5.16, and 5.18, (ii) the aggregate liability of all the Selling Shareholders, in respect of a claim by Holdings for breach of any of the Shared Warranties shall not exceed 58% of any Losses suffered or incurred by Holdings in respect of such breach and any payment pursuant to clauses 5.14, 5.15, 5.16, and 5.18, and (iii) with respect to Losses suffered or incurred by Holdings solely in respect of a breach of a Shared Warranty (a “Shared Loss”), each Selling Shareholder shall be liable for its pro rata portion of 58% of such Shared Loss; provided, however, that such liability shall be (A) joint and several as between the Selling Shareholders until the Selling Shareholders shall have paid Holdings an amount equal to $2,500,000 with respect to such Shared Losses, and (B) solely several thereafter (for purposes of clarity, such several liability shall be an obligation owed by the Selling Shareholders that are beneficial holders of the Secondary Shares).

5.13	The aggregate amount of the liability of (i) the Company for all claims under the Warranties and any payment pursuant to clauses 5.14, 5.15, 5.16, and 5.18, shall not exceed the Primary Shares Purchase Price, and (ii) a Selling Shareholder for all claims under the Warranties, the Tax Indemnity and any payment pursuant to clauses 5.14, 5.15, 5.16, and 5.18 shall not exceed the amount of the Secondary Shares Purchase Price proceeds which such Selling Shareholder received.

5.14	All sums payable by the Warrantors to Holdings pursuant to this clause 5 or clause 7 shall be paid free and clear of deductions and/or withholdings save only as may be required by law.

5.15	If any deductions and/or withholdings are required by law to be made from any sums payable from the Warrantors to Holdings pursuant to this clause 5 or clause 7, the Warrantors shall pay to Holdings such sums as will, after the deductions and/or withholdings are made, leave Holdings with the same amount as it would have been entitled to receive if no such deductions and/or withholdings had been required to be made.

5.16	If any sum payable by the Warrantors to Holdings pursuant to this clause 5 or clause 7 shall be subject to a liability to Tax in the hands of Holdings, the Warrantors shall be under the same obligation to make an increased payment in relation to that liability to Tax as if the liability were a deduction or withholding required by law.

5.17	The Warrantors shall pay to Holdings any amount required to be paid pursuant to clause 5 or clause 7 as cleared funds or, at the option of Holdings, discharge directly the underlying liability, within ninety (90) days of receipt of notice of the subject matter or, if later, on the day before the due date for settlement or discharge of the liability the subject matter of the claim.

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5.18	Without prejudice to any other right or remedy of Holdings under this Agreement or otherwise, all sums payable by the Warrantors under this Agreement (including, for the avoidance of doubt, sums payable pursuant to clause 7) shall bear interest at the Interest Rate from the date of claim until the date of payment (before as well as after any judgment).

5.19	Any indemnity payment by the Company to Holdings constitutes a reduction in the Primary Shares Purchase Price for the acquisition and disposal of the Primary Shares of the Company. Any indemnity payment by the Selling Shareholders to Holdings constitutes a reduction in the Secondary Shares Purchase Price for the acquisition and disposal of the Secondary Shares of the Company.

5.20	Nothing in this Agreement shall restrict or limit Holdings’ general obligation at common law to mitigate any loss or damage incurred by it in respect of any matter giving rise to a claim under the Warranties.

5.21	Holdings shall not be entitled to recover damages or otherwise claim reimbursement or restitution more than once in respect of any breach of the Warranties.

5.22	Notwithstanding any other provision of this Agreement, no limitation of any kind whatsoever shall apply in respect of any claim made hereunder against any Warrantor.

5.22.1	if such claim arises from any fraudulent act or fraudulent omission or fraudulent misrepresentation of such Warrantor, or if such claim arises from wilful misstatement or wilful concealment by such Warrantor; or

5.22.2	to the extent that the claim relates to title to the Capital Shares.

5.23	Each of the Selling Shareholders acknowledge and agree that the Holdings Series C Investors are intended third party beneficiaries of this clause 5 and accordingly each such Holdings Series C Investor shall have the right, power and authority to enforce the provisions hereof as against each such Selling Shareholder as though it were a beneficiary of the Warranties made hereunder to Holdings.

6.	THIRD PARTY CLAIMS

6.1	Holdings shall notify the Key Shareholders in writing as soon as reasonably practicable if it becomes aware of any claim or potential claim from a third party (for the purposes of this clause 6, a “Relevant Claim”) which is likely to result in Holdings bringing a claim pursuant to clause 5 or clause 7 (a “Claim”), and the Selling Shareholders shall notify Holdings in writing as soon as reasonably practicable if it becomes aware of any claim or potential claim from a third party which is reasonably likely to result in Holdings bringing a Claim.

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6.2	The Company shall give the Key Shareholders and their professional advisers reasonable access to the premises and personnel of the Fleetmatics Entities and to any relevant assets, accounts, documents and records within the control of the Fleetmatics Entities to enable the Key Shareholders and their professional advisers to examine such assets, accounts, documents and records and take photographs or photocopies thereof at its own expense in order to appraise themselves of all facts, matters and information relevant to any Relevant Claim.

6.3	Holdings shall not make and shall not procure that the Company makes any admission of liability, agreement or compromise with any person, body or authority in relation to the subject matter of a Relevant Claim without the prior agreement in writing of the Company (such agreement not to be unreasonably withheld or delayed).

6.4	The Key Shareholders shall within ten (10) Business Days of having received the notice referred to in clause 6.1, inform Holdings in writing whether or not the Key Shareholders wish to conduct the defence of the Relevant Claim. If the Key Shareholders fail to give notice, they (on behalf of all the Selling Shareholders) shall be deemed to have declined to conduct the defence of such Relevant Claim.

6.5	If the Key Shareholders elect to conduct the defence of a Relevant Claim in accordance with clause 6.4:

6.5.1	Holdings shall take such lawful action as the Key Shareholders may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Relevant Claim, subject to Holdings being indemnified by the Warrantors to the reasonable satisfaction of Holdings against any and all losses, liabilities, reasonable costs, claims, damages and expenses (including additional tax) which may be incurred by Holdings in respect thereof;

6.5.2	the Selling Shareholders hereby undertake that they shall meet any claim arising in connection with such Relevant Claim; and

6.5.3	the Key Shareholders shall from time to time and forthwith upon the request of Holdings keep Holdings fully informed of its conduct of and any negotiations relating to its defence of such Relevant Claim.

6.6	If the Key Shareholders do not elect to conduct the defence of a Relevant Claim (or is deemed to have declined to conduct the defence) in accordance with clause 6.4 Holdings shall from time to time and forthwith upon the request of the Key Shareholders keep the Key Shareholders reasonably informed of its conduct of and any negotiations relating to its defence of such Relevant Claim, subject to the preservation of attorney-client privilege and compliance with applicable Law.

7.	TAX INDEMNIFICATION

7.1	The Selling Shareholders hereby jointly and severally covenant to pay to the Company on demand an amount equal to any Tax liability falling on the Fleetmatics Entities as a result of the conversion of 15,290,021 Ordinary Shares (including those Ordinary Shares issued pursuant to the Option Exercise) into 15,290,021 Series C Preferred Shares.

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7.2	The covenant in clause 7.1 does not apply in respect of a Tax liability to the extent that such breach occurs by reason of any matter which would not have arisen but for the coming into force with retrospective effect of any legislation not in force at the Completion or by reason of any change to Revenue Commissioners published practice occurring after Completion.

7.3	A claim under clause 7.1 above shall be barred unless written notice thereof shall have been given to the Key Shareholders on or before thirty (30) days after the fifth anniversary of the end of the accounting period of the Company in which Completion occurs.

7.4	For the avoidance of doubt, the provisions of clause 5.11.6 shall not apply in respect of any sums payable under this clause 7.

8.	COMPANY COVENANTS

8.1	The Fleetmatics Entities shall carry on their business in an efficient and business-like manner.

8.2	The Company will use the Primary Shares Purchase Price to: (i) finance the Company’s working capital needs; and (ii) fund the Company’s sale and marketing initiatives.

9.	INFORMATION REPORTING REQUIREMENT

9.1	The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

9.2	As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each holder of Preferred Shares (and their designees) a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. No later than nine (9) months following the end of each fiscal year of the Company, the Company will provide financial statements accompanied by a report and opinion thereon by the Auditors.

9.3

The Company will furnish each holder of Preferred Shares (and their designees), as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter,

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with a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

9.4	The Company will furnish each holder of Preferred Shares (and their designees): (i) within thirty (30) days of the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, with a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

9.5	The provisions of this clause 9 shall not apply, and shall terminate upon the earlier of (i) the effective date of a registration statement pertaining to a Qualified Initial Offering or (ii) the date on which there are no longer any Preferred Shares in issue.

10.	REGISTRATION RIGHTS

10.1	Demand Registration.

10.1.1	Subject to the conditions of this clause 10.1, if the Company shall receive a written request from Holders of twenty-five percent (25%) of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement for the public offering of securities of the Company covering the registration with the SEC of at least twenty-five percent (25%) of the Registrable Securities then outstanding, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders of Registrable Securities, and subject to the limitations of this clause 10.1, use their reasonable efforts to effect, in accordance with clause 10.5, the registration for public offering of all Registrable Securities with the SEC that all such Holders request to be registered.

10.1.2

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this clause 10.1 or any request pursuant to clause 10.3 and the Company shall include such information in the written notice referred to in sub-clause 10.1.1 or sub-clause 10.3.1, as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the

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underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this clause 10.1 or clause 10.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of securities that may be included in the underwriting shall be allocated to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company or its employees, directors or officers are first entirely excluded from the underwriting and registration; provided, further, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below fifty percent (50%) of the total amount of securities included in such registration. Any Registrable Securities excluded from such underwriting shall be excluded from the registration.

10.1.3	The Company shall not be required to effect a registration pursuant to this clause 10.1:

1	after the Company has effected two (2) registrations pursuant to this clause 10.1, and such registrations have been declared or ordered effective;

2	until the earlier of (i) the third (3rd) anniversary of the Completion Date (provided that the proposed Initial Offering in respect of which the Initiating Holders seek to exercise the registration rights set forth in this clause 10.1 is a Qualifying Initial Offering), and (ii) one hundred eighty (180) days following the effective date of the registration statement pertaining to an Initial Offering;

3	if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to sub-clause 10.1.1, the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within ninety (90) days;

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if the Company shall furnish to Holders requesting a registration statement pursuant to this clause 10.1 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and the Shareholders for such registration statement to be effected at such time, in which event the

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Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period;

5	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

6	if the Registrable Securities can be sold pursuant to Rule 144 of the Securities Act.

10.2	Piggyback Registrations.

10.2.1	The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement with the SEC for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder of Registrable Securities desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

10.2.2

If the registration statement of which the Company gives notice under this clause 10.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this clause 10.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten, the number of securities that may be included in the underwriting shall be allocated, first, to the Company; and second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; provided, however, that the number of Registrable Securities to be included in such underwriting and

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registration shall not be reduced unless all other securities of the employees, directors or officers of the Company are first entirely excluded from the underwriting and registration; provided, further, that no such reduction shall reduce the amount of Registrable Securities of the selling Holders included in the registration below fifty percent (50%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include securities of any other selling Shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

10.2.3	The Company shall have the right to terminate or withdraw any registration initiated by it under clause 10.2 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include securities in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with clause 10.4 hereof.

10.3	Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders (the “Form S-3 Initiators”), the Company will:

10.3.1	promptly give written notice of the proposed registration and any related qualification or compliance to all other Holders of Registrable Securities; and

10.3.2	as soon as practicable thereafter, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Form S¬3 Initiators’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given by such Holder or Holders within fifteen (15) days after receipt of the said written notice from the Company (such Holders, together with the Form S-3 Initiators, the “Form S-3 Holders”); provided, however, that the Company shall not be obligated to effect any registration, qualification or compliance pursuant to this clause 10.3:

1	if Form S-3 is not available for such offering by the Form S-3 Holders;

2	if the Form S-3 Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars (US$1,000,000);

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3	if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this clause 10.3, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days;

4	if the Company shall furnish to the Form S-3 Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and the Shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Form S-3 Initiators under this clause 10.3; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period, or

5	if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for any Holder or Holders pursuant to this clause 10.3, or

6	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

10.3.3	Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Form S-3 Holders. Registrations effected pursuant to this clause 10.3 shall not be counted as demands for registration or registrations effected pursuant to clause 10.1.

10.4

Expenses of Registration. Except as specifically provided herein, all Registration Expenses shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of the securities so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to clauses 10.1 or 10.3, the request of which has been subsequently withdrawn by the Initiating Holders in the case of clause 10.1 or the Form S-3 Initiators in the case of clause 10.3 unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders or Form S¬3 Initiators, as the case may be, were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to sub-clauses 10.1.3(4) or 10.3.2(4), as applicable, to undertake any subsequent registration, in which event such registration shall be deemed to have been effected for purposes of all Holders. If the Holders are required to

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pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration on a pro rata basis based on the total number of securities for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to paragraph (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to sub-clauses 10.1.3(1) or 10.3.2(5), as applicable, to undertake any subsequent registration.

10.5	Obligations of the Company. Whenever requested to effect the registration of any Registrable Securities pursuant to clauses 10.1 or 10.3 the Company shall, subject to the limitations set out in clauses 10.1 and 10.3, as expeditiously as reasonably possible:

10.5.1

prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders or Form S-3 Holders, as the case may be, hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material non-public information or events involving the Company or any member of its group, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld or delayed. No more than two (2) such Suspension Periods shall occur in any twelve (12) month period. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed 120 days in the aggregate. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall

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not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

10.5.2	Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in sub-clause 10.5.1 above.

10.5.3	Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

10.5.4	Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such states or jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

10.5.5	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

10.5.6	Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

10.5.7

Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the

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independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

10.6	Delay of Registration; Furnishing Information.

10.6.1	No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this clause 10.

10.6.2	It shall be a condition precedent to the obligations of the Company to take any action pursuant to clause 10 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

10.6.3	The Company shall have no obligation with respect to any registration requested pursuant to clauses 10.1 or 10.3 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in clauses 10.1 or 10.3, whichever is applicable.

10.7	Indemnification. In the event that any Registrable Securities are included in a registration statement under clauses 10.1, 10.2 or 10.3:

10.7.1

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling

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person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided however, that the indemnity agreement contained in this clause 10.7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder or underwriter.

10.7.2

To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal, state or other applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this clause 10.7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent

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of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this clause 10.7 exceed the net proceeds from the offering received by such Holder.

10.7.3	Promptly after receipt by an indemnified party under this clause 10.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this clause 10.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this clause 10.7 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this clause 10.7.

10.7.4	If the indemnification provided for in this clause 10.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

10.7.5

The obligations of the Company and Holders under this clause 10.7 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this clause 10.7

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would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

10.8	Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this clause 10 may be assigned by a Holder to any transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall enter into a Deed of Adherence.

10.9	Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, either on par or superior to the holders of Preferred Shares, without the approval of holders of a majority of the then issued Preferred Shares voting together as a class on an as-converted basis.

10.10	“Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Capital Shares (or other securities) of the Company held by such Holder (other than those included in the registration) (i) during the one-hundred and eighty (180)-day period following the effective date of the Initial Offering (or such longer period, not to exceed eighteen (18) days after the expiration of such one-hundred and eighty (180)-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711), and (ii) during the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed eighteen (18) days after the expiration of such ninety (90)-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711); provided, that, with respect to (i) and (ii) above, all officers and directors of the Company are bound by and have entered into similar agreements. The obligations described in this clause 10.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future (either, a “Special Registration Statement”).

10.11

Agreement to Furnish Information. Each Holder agrees to do, execute and perform all such further deeds, documents, assurances, acts and things as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under clause 10.10 or that are necessary to give further effect thereto. In

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addition, if requested by the Company or the representative of the underwriters of Capital Shares (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described this clause 10.11 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Capital Shares (or other securities) subject to the foregoing restriction until the end of such ten (10) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by clause 10.10 and this clause 10.11. Each of the Shareholders and the Company acknowledge and agree that the underwriters of the Company’s securities are intended third party beneficiaries of clause 10.10 and this clause 10.11 and accordingly such underwriters shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10.12	Registration in all Jurisdictions. The rights as provided in this clause 10 are applicable for public offerings by the Company in the United States only. In the event that the Company may propose to become a publicly traded company in a jurisdiction other than the United States, (i) the Company shall take all reasonable steps necessary such that any Capital Shares held by Holdings are freely tradable on any stock exchange on which the Company proposes to list, and (ii) the Company shall use its best efforts to ensure its compliance with the obligations set out in the securities laws of that jurisdiction or in any rules of the stock exchange of that jurisdiction on which it proposed to list following the exercise of Holders rights pursuant to clauses 10.1, 10.2, and 10.3.

11.	WINDING-UP

11.1	In the event of the Company being wound up by way of a members’ voluntary winding-up the Shareholders will procure that the liquidator is a member of the Institute of Chartered Accountants in Ireland acceptable to all of the Shareholders, or in default of agreement, nominated at the request of any of the Shareholders by the President for the time being of such Institute.

11.2	Each of the Shareholders shall prove in the winding-up of the Company to the maximum extent permitted by law for all sums due or to fall due to him or it from the Company and shall exercise all rights of set-off and generally do all such other acts and things as may be available to him or it in order to obtain the maximum receipts and recoveries.

11.3	To the extent that any or all of the Shareholders do not receive satisfaction in full in the winding-up of the Company of all sums due or to fall due to them then the aggregate shortfall between all sums due or to fall due to the Shareholders and all amounts actually recovered by the Shareholders from the Company or its liquidator (whether by direct payment or the exercise of any right of set-off or otherwise) shall be calculated and apportioned between the Shareholders in the Specified Proportions and the Shareholders shall make contributions one to the other to the intent and effect that each Shareholder bears his or its respective share of the aggregate amount of such shortfall.

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12.	CONFIDENTIALITY

Each of the Shareholders hereby undertakes to the others and to the Company that neither he nor it nor any of its directors, officers or employees shall at any time hereafter directly or indirectly use or divulge or communicate to any person whatsoever (other than to officers or employees of any Fleetmatics Entity whose province it is to know the same or on the instructions of the Directors or as required by law or to any professional adviser for the purposes of advising the Shareholders on the terms that this clause shall apply to any use or disclosure by the professional adviser) any Confidential Information which may come to its or his knowledge. This restriction shall apply both during and after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which has come into the public domain other than by reason of a breach of this clause.

13.	SHAREHOLDERS’ CONSENT

Where this Agreement provides that any particular transaction or matter requires the consent, approval or agreement of any Shareholder such consent, approval or agreement may be given subject to such reasonable terms and conditions as that Shareholder may impose and any breach of such terms and conditions by any person subject thereto shall ipso facto be deemed to be a breach of the terms of this Agreement.

14.	THE ARTICLES

14.1	If, during the continuance of this Agreement, there shall be any conflict between the provisions of this Agreement and the provisions of the Articles then, during such period, the provisions of this Agreement shall prevail.

14.2	Each of the Shareholders and the Company hereby undertakes with each of the others fully and promptly to observe and comply with the provisions of this Agreement to the intent and effect that each and every provision hereof shall be enforceable by the said parties inter se and in whatever capacity.

15.	PARTIES BOUND; EXCLUSIVITY

15.1	The Company undertakes with each of the Shareholders to be bound by and comply with the terms and conditions of this Agreement and the other Transaction Documents insofar as the same relate to the Company and to act in all respects as contemplated by this Agreement and the other Transaction Documents.

15.2	The Shareholders undertake with each other to exercise their powers in relation to the Company so as to ensure that the Company fully and promptly observes, performs and complies with its obligations under this Agreement and the other Transaction Documents.

15.3	Each Shareholder undertakes with each of the other parties hereto that whilst he or it remains a party to this Agreement he or it will not (except as expressly provided for in this Agreement) agree to cast any of the voting rights exercisable in respect of any of the shares held by him or it in accordance with the directions, or subject to the consent of, any other person (including another Shareholder).

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15.4	From the date hereof until the earlier of the Completion Date or the date of termination of this Agreement, without the prior written consent of Holdings:

15.4.1	each Selling Shareholder agrees not to sell any of its Capital Shares (including its Ordinary Shares prior to the Restructuring) to any Persons other than to Holdings as provided for in this Agreement;

15.4.2	the Company agrees not to, and shall take all action necessary to ensure that none of its subsidiaries: (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the Capital Shares of the Company or any of its subsidiaries (other than to Holdings as contemplated by this Agreement) or assets of the Company or any of its subsidiaries, (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its subsidiaries other than the Restructuring; or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing; and

15.4.3	the Company shall notify Holdings promptly, but in any event within twenty-four (24) hours, orally and in writing after it becomes aware of any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Holdings shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact.

16.	COSTS

Subject to the passing of a valid special resolution of the Company pursuant to Section 60(2) of the Companies Act 1963 of Ireland, the Company shall pay all reasonable expenses incurred by Holdings and its Affiliates and investors in connection with this Agreement (including the equity financing by Affiliates of Holdings), including all legal expenses, accounting expenses, and due diligence expenses. Save as aforesaid the parties shall pay all their own costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

17.	NOTICES

17.1	All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or in any Deed of Adherence or such other address as the recipient may designate by notice given in accordance with the provisions of this clause 17.1.

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17.2	Any such notice may be delivered personally or by registered letter (airmail if overseas) or facsimile transmission and shall be deemed to have been served if by personal delivery when delivered during normal business hours, if by registered post upon receipt or forty-eight (48) hours after posting, whichever is the earlier, and if by facsimile transmission when despatched to the recipient’s current facsimile number.

18.	SUCCESSORS BOUND

This Agreement shall be binding on and shall enure for the benefit of the successors and assigns and personal representative (as the case may be) of each of the Shareholders and the Company.

19.	ASSIGNMENT

Between the date hereof and the Completion Date, Holdings may assign all of its rights hereunder to Holdings’ Affiliates, partners or members or to one or more entities in which Holdings or its Affiliates, partners or members, as applicable, hold voting control, provided that Holdings shall remain liable for the obligation to purchase the Series C Preferred Shares pursuant to clauses 2 and 3 if any such assignee does not satisfy the purchase and such assignee shall enter into a Deed of Adherence. Except as otherwise provided by the preceding sentence or in clause 10.8, none of the parties hereto may assign his or its rights or obligations in whole or in part hereunder without the prior written consent of the other parties hereto. Nothing in this clause shall prevent a transfer of shares, interests therein, or rights to proceeds arising therefrom made pursuant to Articles 13, 14, 15 or 16 of the Articles, provided always that it shall be a condition of any such transfer that the transferee executes a Deed of Adherence.

20.	CONTINUING AGREEMENT

All the provisions of this Agreement shall so far as they are capable of being performed and observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

21.	DUTY OF GOOD FAITH

Each of the parties hereto undertakes with each of the others to do all things reasonably within his or its power which are necessary or desirable to give effect to the spirit and intent of the Transaction Documents.

22.	FURTHER ASSURANCE

The parties hereto shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of the Transaction Documents into full force and effect.

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23.	INCORPORATION OF ARTICLES; ENTIRE AGREEMENT

23.1	This Agreement together with the Articles constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and therein and supersede any previous agreement between the parties hereto in relation to such matters. For the avoidance of doubt, this Agreement together with the Articles supersedes and replaces the Subscription and Shareholders Agreement relating to Fleetmatics Group Limited, dated July 30, 2010, by and among Holdings, Moviltec, WS2, the Company and the Persons listed in Schedule 2 thereto (the “2010 Shareholders Agreement”) which shall hereby be deemed to be terminated.

23.2	Each of the parties hereto hereby acknowledges that in entering into this Agreement or any of the other Transaction Documents he or it has not relied on any representation or warranty save as expressly set out herein.

23.3	No variation of this Agreement shall be valid or effective unless approved in writing by or on behalf of each of the parties hereto.

24.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Ireland and the parties hereto hereby irrevocably agree to submit to the exclusive jurisdiction of the Irish Courts in respect of any dispute or matter arising out of or connected with this Agreement.

25.	NO PARTNERSHIP

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between any of the parties hereto and none of them shall have any authority to bind the others in any way.

26.	DURATION

After Completion, the terms of this Agreement shall remain in full force and effect for so long as any of the Shareholders continues to hold shares in the Company but in relation to a Shareholder which has transferred all of his or its shares as permitted by this Agreement and the Articles they shall thereupon cease to have any further force and effect except as provided in clause 27 below.

27.	TERMINATION

27.1	This Agreement may be terminated at any time prior to Completion by Holdings in the event that any of the following occur:

27.1.1	the Company or the Selling Shareholders fail to deliver any of the items set out in clauses 3.1 (other than sub-clauses 3.1.3 and 3.1.4) or 3.3;

27.1.2	the transactions contemplated in clause 3.1 are not consummated by November 30, 2010;

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27.1.3	any of the Warranties of the Warrantors contained in this Agreement has been breached at the date of this Agreement and such breaches, whether individually or in the aggregate, have a Material Adverse Effect on the Fleetmatics Entities, taken as a whole; or

27.1.4	any of the covenants set out in clause 3.4 has been breached, and such breaches, whether individually or in the aggregate, have a Material Adverse Effect on the Fleetmatics Entities, taken as a whole.

In the event that this Agreement is terminated in accordance with this clause 27.1, then the Company shall promptly, but in no event later than three (3) Business Days after being notified of such termination by Holdings, pay Holdings all expenses reimbursable pursuant to clause 16.

27.2	Except as otherwise provided herein, no termination of this Agreement and no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval in writing of the Holders holding at least a majority of the issued and outstanding Capital Shares; provided, however, that for so long as the Key Shareholders and their Affiliates continue to hold 20% of the Capital Shares, then such termination, modification, amendment or waiver shall not be effective until approved by those Key Shareholders and their Affiliates holding a majority of the total Capital Shares held by the Key Shareholders and their Affiliates; provided, further, that if any such termination, modification, amendment, or waiver has a materially adverse and materially disproportionate affects the rights of any Holder or Holders, then such termination, modification, amendment or waiver shall not be effective until approved by such affected Holders holding a majority of the Capital Shares held by such affected Holders.

27.3	The termination of this Agreement howsoever caused and the ceasing by any Shareholder to hold any Capital Shares shall be without prejudice to any obligations or rights of any of the parties hereto which have accrued prior to such termination or cesser and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such termination or cesser.

28.	WAIVER

28.1	Any Holder may waive in writing the benefit of any provision of this Agreement with respect to itself for any purpose. No failure to exercise and no delay in exercising on the part of any of the parties hereto any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

28.2	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

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29.	SEVERABILITY

Notwithstanding that any provision of this Agreement may prove to be illegal or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

30.	EXERCISE OF POWERS

Where any Shareholder is required under this Agreement to exercise his or its powers in relation to the Company to procure a particular matter or thing, such obligation shall be deemed to include an obligation to exercise his or its powers both as a Shareholder and as a Director (where applicable) of the Company and to procure that any Director appointed by him or it (whether alone or jointly with any other person) shall procure such matter or thing.

31.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, by facsimile or otherwise, and upon execution of all such counterparts by one or more parties each counterpart shall be deemed to be an original and all of such counterparts shall together constitute one and the same Agreement.

32.	KEY SHAREHOLDERS

32.1	Each Selling Shareholder, by its execution of this Agreement, has consented to the appointment of the Key Shareholders as such Selling Shareholders representatives and attorneys-in-fact, with full power of substitution to act on behalf of the Selling Shareholders to the extent and in the manner set forth in this Agreement. All decisions, actions, consents and instructions by a Key Shareholder shall be binding upon all of the Selling Shareholders, and no Selling Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The Company and Holdings shall each be entitled to rely on any decision, action, consent or instruction of a Key Shareholder as being the decision, action, consent or instruction of the Selling Shareholders.

32.2	Except in cases where a court of competent jurisdiction has made such a finding, the Selling Shareholders shall jointly and severally indemnify and hold harmless the Key Shareholders from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with their activities as representatives and attorneys-in-fact of the Selling Shareholders under this Agreement.

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SCHEDULE 1

Agreed form Restructuring Documents

Description

1.	Power of Attorney for shareholders (to the extent not available for signing)

2.	Instructions to Moviltec and combined power of attorney from beneficial holders of shares in the Company (shares held through Moviltec)

3.	Print of Written Shareholders Resolutions of the Company

4.	Print of Written Class Consent of the Ordinary Shareholders in the Company

5.	Print of Written Class Consent of the Series A Preferred Shareholders in the Company

6.	Print of Written Class Consent of the Series B Preferred Shareholders in the Company

7.	Waiver of pre-emption rights of the Shareholders in the Company

8.	Consents required pursuant to the 2010 Shareholders Agreement

9.	Articles of Association of the Company, in the form attached as Schedule 1-A

10.	Board minutes of the Company

11.	CRO Form G1

12.	CRO Form 28

13.	CRO Form B5

Schedule 1-1

SCHEDULE 2

Part 1

Selling Shareholders

Legal Owner	Beneficial Owner	Ordinary Shares Held	Ordinary Shares to be Converted into Series C Preferred Shares and Sold to Holdings
Websoft	Websoft	8,991,751	8,991,751
Moviltec	Chris Lee	1,185,990	1,185,990
Moviltec	Dan Foley	985,990	300,000
Moviltec	John Goggin	985,990	300,000
Moviltec	Ken Keating	835,990	835,990
Moviltec	Jim Keating Jason Keating Gillian Keating Caroline Keating Amy Keating	322,158 96,647 96,647 96,647 96,647	322,158 96,647 96,647 96,647 96,647
Moviltec	Dermot Walsh Sheena Walsh	274,732 337,366	274,732 337,366
Moviltec	Michael O’Leary	612,098	612,098
Moviltec	Andrew Nesbitt	612,098	612,098
Ken Keating	Ken Keating	100,000	100,000
Eric Murphy	Eric Murphy	68,750	68,750
Peter Mitchell	Peter Mitchell	206,250	51,250

Optionholder	Options to be Exercised to Purchase Ordinary Shares, and Ordinary Shares to be Converted into Series C Preferred Shares and Sold to Holdings
John Goggin	200,000
Dan Foley	200,000
Bill Beamish (to be issued directly to Websoft Limited)	200,000
Ken Keating	100,000
Tony Arnold	100,000
Peter Mitchell	68,750
Eric Murphy	42,500

Schedule 2-1

Part 2

Other Shareholders

Beneficial owner	Legal owner

Joseph Fitzgerald	Joseph Fitzgerald

Albert Vasile	Albert Vasile

James Travers	James Travers

Laine Monaldo	Laine Monaldo

Part 3

Primary Shares

Subscriber	Number of Series C Preferred Shares Subscribed

Holdings	4,285,714

Schedule 2-2

SCHEDULE 3

WARRANTIES

1. Each Selling Shareholder, severally and not jointly, hereby warrants to Holdings (and the Holdings Series C Investors, as set forth in clause 5.23) as follows:

1.1 Title. Such Selling Shareholder is the sole registered and beneficial owner of the Ordinary Shares or Options shown opposite its name on Schedule 2 as being owned by such Selling Shareholder, free and clear of all Encumbrances other than those set out in the Articles and the 2010 Shareholders Agreement. Upon the Option Exercise (if applicable) and upon the conversion of such Ordinary Shares into Series C Preferred Shares in the Restructuring, such Selling Shareholder will be the sole owner of record and beneficial owner of the Series C Preferred shown opposite its name on Schedule 2 as being owned by such Selling Shareholder (the “Secondary Shares”), free and clear of all Encumbrances (subject only to stamping and registration) other than those set out in the Articles and the 2010 Shareholders Agreement, and such Selling Shareholder will have the full and unrestricted right, power and authority to sell and transfer such Secondary Shares to Holdings. Upon transfer of such Secondary Shares to Holdings and payment by Holdings of the consideration therefor, Holdings will acquire legal (subject only to stamping and registration) and beneficial title to and complete ownership of such Secondary Shares, free and clear of any Encumbrances.

1.2 Authority. Such Selling Shareholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Selling Shareholder of this Agreement and the consummation by such Selling Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of such Shareholders. This Agreement has been duly executed and delivered by such Selling Shareholder. This Agreement constitutes the legal, valid and binding obligations of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms.

2. Each of the Company and the Selling Shareholders, severally (and as between the Selling Shareholders, jointly and severally, subject to clause 5.12(iii)), warrants to Holdings (and the Holdings Series C Investors, as set forth in clause 5.23) as follows:

2.1 Organization and Qualification. The Company is a corporation duly incorporated and validly existing under the laws of Ireland. Each of the Fleetmatics Entities has full corporate power and authority to own, lease and operate its assets and to carry on the Business as currently conducted and proposed to be conducted. Except as set forth in Section 2.1 of the Disclosure Schedule, each of the Fleetmatics Entities is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of their assets or the conduct of the Business makes such qualification or licensing necessary.

2.2 Authority. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have

Schedule 3-1

been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

2.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the existing articles of association of the Company, the Articles or any shareholders agreement or similar organizational documents of the Company;

(ii) conflict with or violate any Law applicable to the Company, the Business or by which any of the Fleetmatics Entities may be bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of or any benefits or privileges currently enjoyed by any of the Fleetmatics Entities or the Business under, or result in the creation of any Encumbrance on any of the assets of the Fleetmatics Entities pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any of the Fleetmatics Entities is a party or by which any of the Fleetmatics Entities, the Business or the assets of the Fleetmatics Entities may be bound or affected.

(b) None of the Fleetmatics Entities is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by each of the Fleetmatics Entities of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the assets of the Fleetmatics Entities.

2.4 Capitalization.

(a) Schedule 7 sets forth all outstanding capital stock, preferred stock, options, warrants, or interest convertible into or exchangeable or exercisable for the purchase of equity shares or other equity ownership interest, including all capital stock reserved for issuance under any option or other compensation plan, of the Company as of the date hereof, and upon Completion. The information contained in Schedule 4 with respect to each of the Fleetmatics Entities is accurate and complete in all respects. Upon consummation of the Restructuring, the outstanding Ordinary Shares, Preferred Shares and options to purchase capital stock of the Company (and the ownership of such shares) will be as set forth on Schedule 7. Except for the shares of capital stock shown as issued and outstanding on Schedule 7, the Company has not

Schedule 3-2

issued or agreed to issue any: (i) equity share or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of equity shares or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Except as provided for under the Articles and this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued share capital or other equity or ownership interests of the Company. Upon Completion, the Fleetmatics Entities will not be subject to any indebtedness.

(b) The Primary Shares that are being issued to Holdings by the Company and the Secondary Shares that are being sold by the Selling Shareholders to Holdings, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and free of restrictions on transfer, other than restrictions on transfer under this Agreement and the Articles. The Primary Shares will be issued by the Company and the Secondary Shares will be sold by the Selling Shareholders in compliance with all applicable Laws. The authorised share capital of the Company comprises sufficient Ordinary Shares issuable upon conversion of the Series C Preferred Shares in accordance with the terms of the Articles. The Series C Preferred Shares will not be issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable law, the Articles or equivalent organizational documents of the Company, any shareholders’ agreement or any Contract to which the Company is a party or by which the Company is bound.

2.5 Title to Assets; Sufficiency of Assets.

(a) Other than as set forth in Section 2.5(a) of the Disclosure Schedule, each of the Fleetmatics Entities has legal and beneficial title to or a valid leasehold interest in all of its assets, free and clear of any Encumbrance. No warranty is made in this Section 2.5 with respect to Intellectual Property assets, which are covered in Section 2.14.

(b) Except as set forth in Section 2.5(b) of the Disclosure Schedule, the Fleetmatics Entities legally and beneficially own, or have binding written contractual rights to use, all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Business as currently conducted.

2.6 Financial Statements; No Undisclosed Liabilities.

(a) Section 2.6 of the Disclosure Schedule contains true and complete copies of (i) the audited consolidated balance sheet of the Company and its subsidiaries (other than SageQuest) and the audited consolidated balance sheet of SageQuest, each as at December 31, 2009, December 31, 2008 and December 31, 2007, and each including the related audited consolidated statements of results of operations and cash flows, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (together the “Audited Financial Statements” ) and (ii) the unaudited consolidated

Schedule 3-3

balance sheet of the Company and its subsidiaries as at September 30, 2010 (the “Balance Sheet Date”) and the related unaudited consolidated statements of results of operations and cash flows, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). Except as noted in Section 2.6 of the Disclosure Schedule, each of the Financial Statements (A) has been prepared in accordance with the books and records of the Fleetmatics Entities pertaining to the Business and (B) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The Audited Financial Statements give a true and fair view of, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries (other than Sagequest), or, as the case may be, of SageQuest, each as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The Interim Financial Statements give a true and fair view of the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein, and except to the extent that any misstatement or omission therein, whether individually or in the aggregate, would not have a Material Adverse Effect.

(b) Except as and to the extent adequately provided for, accrued or reserved against in the unaudited consolidated balance sheet of the Company as at the Balance Sheet Date and the unaudited balance sheets as at the Balance Sheet Date of each of those Fleetmatics Entities which was at that date a subsidiary of the Company (such balance sheets together with all related notes and schedules thereto, the “Balance Sheet”), none of the Fleetmatics Entities has any liability or obligation of any material nature arising out of, relating to or affecting any of the Fleetmatics Entities, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of any of the relevant Fleetmatics Entities or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice as from the Balance Sheet Date.

(c) The books of account and financial records of each of the Fleetmatics Entities pertaining to the Business have been prepared and are maintained in accordance with sound accounting practice.

2.7 Absence of Certain Changes or Events. Except as set forth on Section 2.7 of the Disclosure Schedule, since the Balance Sheet Date: (i) each of the Fleetmatics Entities has conducted the Business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Fleetmatics Entities taken as a whole; and (iii) none of the Fleetmatics Entities has suffered any loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance. By way of amplification and not limitation, since the Balance Sheet Date, none of the Fleetmatics Entities has done the following:

(a) issued, sold, pledged, disposed of or otherwise subjected to any Encumbrance any assets;

Schedule 3-4

(b) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances, in each case affecting the Business, except in the ordinary course of business consistent with past practice;

(c) amended, waived, modified or consented to the termination of any Material Contract (as such term is defined in Section 2.19), or amended, waived, modified or consented to the termination of the Fleetmatics Entities’ rights thereunder, or entered into any Contract other than in the ordinary course of business consistent with past practice;

(d) authorized, or made any commitment with respect to, any single capital expenditure that is in excess of $150,000 or capital expenditures which are, in the aggregate, in excess of $500,000;

(e) acquired any corporation, partnership, limited liability company, other business organization or division thereof or any shares or interest therein, or any material amount of assets, or entered into any joint venture, strategic alliance, exclusive dealing, non-competition or similar contract or arrangement;

(f) entered into any lease of real or personal property or any renewals thereof involving a term of more than one year or any rental obligation exceeding $50,000 per year in any single case;

(g) increased the compensation payable or to become payable or the benefits provided to its Business Employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of Business Employees, or granted any severance or termination payment, except in the ordinary course of business in amounts required by law or less than $25,000 annually, to, or paid, lent or advanced any amount to, any Business Employee, or established, adopted, entered into or amended any Benefit Arrangement;

(h) entered into any Contract with any Related Party;

(i) made any change in any method of accounting or accounting practice or policy affecting the financial statements of the Fleetmatics Entities, except as required by GAAP;

(j) made, revoked or modified any Tax election, settled or compromised any Tax liability or filed any Tax Return relating to the Business other than on a basis consistent with past practice;

(k) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(l) cancelled, compromised, waived or released any right or claim, other than in the ordinary course of business consistent with past practice;

Schedule 3-5

(m) permitted the lapse of any policy of insurance existing at the Balance Sheet Date;

(n) permitted the lapse of any right relating to Company Intellectual Property or any other intangible asset used or held for use in connection with the Business;

(o) accelerated the collection of or granted any discount on any Receivables, or deferred expenses, reduce Inventories or otherwise increased cash on hand in connection with the Business, except in the ordinary course of business consistent with past practice;

(p) commenced or settled any Action relating to the Business that involves any payment obligation in excess of $50,000;

(q) taken any action, or intentionally failed to take any action, that would cause any representation or warranty made by the Company in this Agreement to be untrue in any material respect or result in a breach of any covenant made by the Company in this Agreement, or that has or would reasonably be expected to have a Material Adverse Effect on the Fleetmatics Entities taken as a whole; or

(r) announced an intention, entered into any formal or informal agreement, or otherwise made a commitment to do any of the foregoing.

2.8 Compliance with Law; Permits.

(a) Each of the Fleetmatics Entities is and has been in compliance in all material respects with all laws applicable to the conduct or operation of the Business and the ownership or use of their assets. None of the Fleetmatics Entities nor any of its executive officers has received during the past five (5) years, nor to the knowledge of the Company, is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that any of the Fleetmatics Entities is not in compliance in all material respects with any such Laws.

(b) Each of the Fleetmatics Entities is in possession of all Permits necessary for it to own, lease and operate its assets and to carry on the Business as currently conducted and proposed to be conducted. Each of the Fleetmatics Entities is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or non-renewal of any Permit is pending or, to the knowledge of the Company, threatened.

2.9 Litigation. Except as set forth in Section 2.9 of the Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against any of the Fleetmatics Entities, nor to the knowledge of the Company is there any basis for any such Action. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or, to the knowledge of the Company, pending or threatened investigation by, any Governmental Authority relating to the Fleetmatics Entities, the Business, the Fleetmatics Entities’ ownership or operation of the Business or their assets or the transactions contemplated by this Agreement. There is no Action by any of the Fleetmatics Entities pending, or which any of the Fleetmatics Entities has commenced preparations to initiate, against any other Person.

Schedule 3-6

2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Disclosure Schedule sets forth a complete and accurate list of the names of all current Business Employees, specifying their position with respect to the Business, and their age, salary, date of hire, business location, commission, company car or car allowance, bonus and incentive entitlements and identifying which Business Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on pregnancy, parental or adoption leave and their anticipated dates of return to active employment.

(b) Section 2.10(b) of the Disclosure Schedule sets forth a true and complete list of all Benefit Arrangements. The Company has delivered to Holdings true and complete copies of each Benefit Arrangement that covers any Business Employee, including written interpretations thereof and written descriptions thereof which have been distributed to any Business Employee or his or her beneficiaries in such Benefit Arrangement and a complete description of any such Benefit Arrangement that is not in writing; and

(c) Except as set forth in Section 2.10(c) of the Disclosure Schedule:

(i) each Benefit Arrangement has at all times been maintained in compliance with the terms of such Benefit Arrangement and applicable Law; and;

(ii) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any Business Employee under any Benefit Arrangement (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Benefit Arrangement or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

2.11 Labor and Employment Matters.

(a) None of the Fleetmatics Entities is a party to any labor or collective bargaining Contract. There are no organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any Business Employees or any labor organization. There is, and during the past five years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Business or the Fleetmatics Entities, nor is there any basis for any of the foregoing. None of the Fleetmatics Entities has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving any Business Employees.

(b) None of the Fleetmatics Entities has engaged in or is engaging in any unfair labor practice. No unfair labor practice or labor charge or complaint is, to the knowledge of the Fleetmatics Entities, pending or threatened with respect to the Business or any of the Fleetmatics Entities before any Governmental Authority.

Schedule 3-7

(c) Each of the Fleetmatics Entities has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. Each of the Fleetmatics Entities has paid in full to all Business Employees or adequately accrued in accordance with GAAP applied on a consistent basis with the preparation of the Audited Financial Statements for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(d) None of the Fleetmatics Entities is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices. None of the Fleetmatics Entities nor any of its executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business and, to the knowledge of the Company, no such investigation is in progress. To the knowledge of the Company, no current Business Employee intends, or is expected, to terminate his or her employment relationship with any of the Fleetmatics Entities following the consummation of the transactions contemplated hereby. None of the Fleetmatics Entities has given notice of termination to any employee or agreed to make or promised any payment or material benefit to any current or former officer or Business Employee in connection with any actual or proposed termination.

(e) Except as set forth in Section 2.11(e) of the Disclosure Schedule, each employment contract between any of the Fleetmatics Entities and its Business Employees can be terminated by six months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

(f) Each of the Fleetmatics Entities has maintained current and adequate records regarding the service of each of its current and former officers and Business Employees including, without limitation, records of terms of employment, holidays, working hours and rest breaks, payment of sick pay, statutory maternity pay, disciplinary, grievance and health and safety matters, income tax and social security contribution and terminations of employment. Each of the Fleetmatics Entities has in relation to each of its officers and Business Employees (and, so far as is relevant, to each of its former officers and Business Employees) complied in all material respects with all statutes, regulations, codes of practice, codes of conduct and terms and conditions of employment.

(g) Except as set forth in Section 2.11(g) of the Disclosure Schedule, all Business Employees of the Fleetmatics Entities are lawfully entitled to work without restriction and without any visa, permit or consent being required. Specifically, each of the Fleetmatics Entities have complied with all relevant provision of the Employee Permits Acts 2003 and 2006 and all legislation and rules and regulations previously in force relating to any of the matters covered by such legislation.

Schedule 3-8

(h) None of the Fleetmatics Entities has been party to any relevant transfer within the scope of the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 and none of the Fleetmatics Entities has failed to comply with any obligation under those regulations.

2.12 Real Property.

(a) Section 2.12 of the Disclosure Schedule sets forth a true and complete list of all Owned Real Property and all Leased Real Property. Each of the Fleetmatics Entities has (i) legal and beneficial title in fee simple to all Owned Real Property and (ii) legal and beneficial leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of any of the Fleetmatics Entities, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by any of the Fleetmatics Entities or, to the knowledge of the Company, by any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by any of the Fleetmatics Entities or, to the knowledge of the Company, by any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following Completion.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by any of the Fleetmatics Entities or the Business for the current or contemplated use of such real property.

2.13 Personal Property.

(a) Section 2.13 of the Disclosure Schedule set forth a true and complete list of (i) all Personal Property owned by any of the Fleetmatics Entities having an original cost of $75,000 or more and (ii) each lease or other Contract involving annual payment of in excess of $150,000 under which any of the Fleetmatics Entities is the lessee of, or holds or operates, any Personal Property owned by a third Person, including, in each case, the expiration date thereof and a brief description of the property covered.

(b) All of the Personal Property has been maintained in all material respects in accordance with generally accepted industry practice. Each item of the Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

2.14 Intellectual Property.

(a) Section 2.14(a) of the Disclosure Schedule sets forth a true and complete list of all registered and material unregistered Marks, Patents, registered Copyrights and any pending applications for any of the foregoing included in the Company Intellectual Property, identifying for each whether it is owned by or exclusively licensed to any of the Fleetmatics Entities and specifying the patent, registration or application number (as applicable), the date of filing or issuance (as applicable), and the current owner(s).

Schedule 3-9

(b) Except as set forth in Section 2.14(b) of the Disclosure Schedule, no registered Mark or application therefor identified on Section 2.14(a) of the Disclosure Schedule has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks or applications. No Patent or application therefor identified on Section 2.14(a) of the Disclosure Schedule has been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect thereto.

(c) Each of the Fleetmatics Entities exclusively owns, free and clear of any and all Encumbrances, all Company Intellectual Property identified on Section 2.14(a) of the Disclosure Schedule and, to the knowledge of the Company, all other Company Intellectual Property, except for Company Intellectual Property that is exclusively licensed to any Fleetmatics Entities by a third party licensor pursuant to a written license agreement that remains in effect. The Company Intellectual Property constitutes all Intellectual Property necessary and sufficient for the operation of the Business as currently conducted. None of the Fleetmatics Entities has received any notice or claim challenging its ownership of any of the Company Intellectual Property owned (in whole or in part) by that Fleetmatics Entity, nor to the knowledge of the Company is there a reasonable basis for any claim that it does not so own any of such Company Intellectual Property. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision which binds, requires the divestiture or transfer of, or otherwise restricts the Company Intellectual Property of any Fleetmatics Entity (including after Completion).

(d) Each of the Fleetmatics Entities has taken all commercially reasonable steps to protect its rights in the Company Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret included therein.

(e) Except as set forth in Section 2.14(e) of the Disclosure Schedule, all registered Marks, issued Patents and registered Copyrights identified on Section 2.14(a) of the Disclosure Schedule (“Fleetmatics Registered IP”) are valid, subsisting and enforceable, and none of the Fleetmatics Entities has received any notice or claim challenging the validity or enforceability of any Company Intellectual Property or alleging any misuse of any Company Intellectual Property. None of the Fleetmatics Entities has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Fleetmatics Registered IP or any application therefor (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like, the failure to file affidavits of use, and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f) Other than as set forth in Section 2.14(f) of the Disclosure Schedule, to the knowledge of the Company, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the

Schedule 3-10

Fleetmatics Entities, and all of the other activities or operations of any of the Fleetmatics Entities, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and none of the Fleetmatics Entities has received any oral or written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Company is there a reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use, licensing or other exploitation thereof by any of the Fleetmatics Entities or the Business. To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property.

(g) None of the Fleetmatics Entities has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property. Except as set forth in Section 2.14(g) of the Disclosure Schedule, no loss or expiration of any of the Company Intellectual Property or any other Intellectual Property used or held for use by any of the Fleetmatics Entities is threatened, pending or reasonably foreseeable.

(h) Section 2.14(h) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software, service offerings, technical data or technology designed, manufactured, sold, or used by any of the Fleetmatics Entities or licensed to or from any of the Fleetmatics Entities or which any of the Fleetmatics Entities intends to sell, license, use or distribute in the future, including any products or service offerings under development (collectively, “Fleetmatics Products”). For each Fleetmatics Product, Section 2.14(h) of the Disclosure Schedule shall specify (i) the owner(s) of the Intellectual Property that is embodied in or covers such Fleetmatics Product where such Intellectual Property is licensed to the relevant Fleetmatics Entity, (ii) whether such Fleetmatics Product is used by or for any Fleetmatics Entity in providing any Application Service Provider (ASP) or similar services, and (iii) whether any Fleetmatics Entity distributes or uploads copies of or otherwise licenses out such Fleetmatics Product. Each of the Fleetmatics Entities has kept all source code for any Fleetmatics Product in or with respect to which any Fleetmatics Entity owns some or all of the Intellectual Property (collectively, “Proprietary Products”) in strict confidence, and, except as specified in Section 2.14(h) of the Disclosure Schedule, has not disclosed (or agreed to disclose, whether or not the obligation to disclose is subject to the satisfaction of any conditions) any such source code to any person other than employees of a Fleetmatics Entity who require such access in connection with their performance of their duties to such Fleetmatics Entity.

(i) There are no contracts, licenses or agreements between any Fleetmatics Entity and any third party wherein or whereby such Fleetmatics Entity has assumed any obligation or duty or agreed to indemnify or hold harmless or otherwise assume or incur any obligation or liability of such third party with respect to any claims of any other third party relating to Intellectual Property.

(j) To the knowledge of the Company, Section 2.14(j) of the Disclosure Schedule sets forth all material bugs, errors or technical problems relating to any of the Fleetmatics Products. The Fleetmatics Entities have taken all commercially reasonable actions necessary to document all Proprietary Products, including any source code and documentation, in a clear manner in accordance with industry standards so that they may be understood, modified and maintained in an efficient manner and without undue effort by reasonably competent programmers.

Schedule 3-11

(k) Other than as set forth in Section 2.14(k) of the Disclosure Schedule, no Open Source Software (i) is used in connection with the development of any Proprietary Products, (ii) was or is incorporated in whole or in part into or otherwise forms any part of any Proprietary Product, or (iii) has been distributed in whole or in part in conjunction with any Proprietary Product or any service provided by any Fleetmatics Entity. For the purposes of this Section 2.14(k), “Open Source Software” means any software that is licensed under or covered by terms that require source code to be made available to subsequent licensees or sublicensees, including, for example, the Artistic License, the Mozilla Public License, the GPL and the LGPL, and any other license designated as an open source license by the Open Source Initiative.

2.15 Data Protection. Each of the Fleetmatics Entities has complied in all material respects with the provisions of the Data Protection Acts 1988 and 2003, has established procedures to ensure continued compliance therewith and has not received any notice, allegation or claim, nor is the Company aware of any circumstances likely to give rise to such notice, allegation or claim being served on any of the Fleetmatics Entities, pursuant to the said Acts.

2.16 Receivables. All Receivables reflected on the Balance Sheet or on the Interim Balance Sheet represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business and the Company has no reason to believe that they are not collectable in full in the amounts net of any reserves shown on such balance sheets (unless collected prior to Completion). There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any Receivables related to the amount or validity of such Receivable.

2.17 Taxes.

(a) Except as set forth in Section 2.17 of the Disclosure Schedule, the Company and the Fleetmatics Entities have accurately prepared and timely filed all Tax Returns they are required to have filed, taking timely requested extensions into account, and provided all information required to be provided by them in connection with filing such Tax Returns. Such Tax Returns are accurate, complete and correct in all material respects and do not contain a disclosure statement as to the tax treatment of any item for purposes of avoiding a penalty. The Company and the Fleetmatics Entities have complied in all material respects with all rules relating to maintenance of records with respect to Tax-related matters.

(b) The Company and the Fleetmatics Entities have timely withheld and paid all Taxes that were required to have been withheld or have become due or payable, respectively, (whether or not shown on any Tax Return) and have adequately reserved in the Balance Sheet for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the Balance Sheet Date. The Fleetmatics Entities have remedied any late payment of Taxes such that none of the Fleetmatics Entities has at the date hereof any liabilities for such late payment, including any obligation to pay any penalties or interest associated with any such late payment. The Company and the Fleetmatics Entities have complied in all material respects with any applicable requirements that they withhold and pay within the statutory time limit to the relevant Governmental Authority any Tax that is required to be withheld and paid over to a Governmental Authority.

Schedule 3-12

(c) No claim has been made in writing to the Company or any of the Fleetmatics Entities by any taxing authority in any jurisdiction where the Company or any of the Fleetmatics Entities does not file Tax Returns that it is or may be subject to Tax by that jurisdiction and the Company has no knowledge that any such claim is being contemplated.

(d) No extensions or waivers of statutes of limitations still in effect with respect to the Tax Returns have been given by or requested from the Company or any of the Fleetmatics Entities.

(e) No power of attorney still in effect has been granted by the Company or any of the Fleetmatics Entities with respect to any matter relating to Taxes.

(f) No written claim for assessment or collection of Taxes is presently being asserted against the Company or any of the Fleetmatics Entities, and neither the Company nor any of the Fleetmatics Entities has been notified that there has been or is presently any pending audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of the Fleetmatics Entities, and the Company has no knowledge that any such action or proceeding is being contemplated.

(g) All deficiencies asserted or assessments made against the Company and the Fleetmatics Entities as a result of any examinations by any taxing authority have been fully paid or finally settled.

(h) There are no liens or charges for Taxes (other than for current Taxes not yet due and payable) upon the assets or shares of the Company or any of the Fleetmatics Entities.

(i) Except as set forth in Section 2.17 of the Disclosure Schedule, the Company and the Fleetmatics Entities are not parties to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(j) The Company and the Fleetmatics Entities are not parties to or bound by any closing agreement, offer in compromise or other agreement with any taxing authority.

(k) The Company and the Fleetmatics Entities have never been members of an affiliated, combined, consolidated or unitary group for Tax purposes, other than the group of which the Company is the common parent.

(l) Neither the Company nor any of the Fleetmatics Entities has participated in an international boycott within the meaning of Section 999 of the Code.

(m) The Company and the Fleetmatics Entities have not taken action that could defer a liability for Taxes of the Company and the Fleetmatics Entities from any taxable period ending on or before the Completion Date to any taxable period ending after such date. There is no taxable income of the Company or the Fleetmatics Entities that is required under

Schedule 3-13

applicable Tax law to be reported by the Company and the Fleetmatics Entities for a taxable period beginning after the Completion Date which taxable income was realized (and reflects economic income arising) prior to the Completion Date or relates to a transaction that occurred prior to the Completion Date.

(n) Section 2.17(n) of the Disclosure Schedule sets forth all jurisdictions in which the Company and each of the Fleetmatics Entities are resident for tax purposes, are subject to tax, are engaged in business or have a permanent establishment. The Company and each of the Fleetmatics Entities are resident for tax purposes in the respective countries in which they were incorporated.

(o) The provisions for Taxes currently payable on the Interim Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Company and the Fleetmatics Entities as of the Balance Sheet date whether or not disputed. The Company and the Fleetmatics Entities have and will have no accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the Balance Sheet and ending on or before the Completion Date other than Taxes incurred in the ordinary course of business.

(p) Neither the Company nor any of the Fleetmatics Entities is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any of the Fleetmatics Entities is a shareholder, directly or indirectly, in a passive foreign investment company. Neither the Company nor any of the Fleetmatics Entities (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States, (ii) is or has been subject to Tax in the United States or a jurisdiction other than the jurisdiction in which it is organized, (iii) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code; (iv) has or has had any “subpart F income” as defined in Section 952 of the Code, or (v) is or has been a “controlled foreign corporation” as defined in the Code.

(q) Except as set forth in Section 2.17 of the Disclosure Schedule, there is currently no limitation on the utilization of Tax attributes of the Company (including net operating losses or built-in losses)

(r) None of the Company nor any of the Fleetmatics Entities have made an election to be treated as a disregarded entity or a pass-through entity for United States federal income tax purposes.

(s) Neither the Company nor any of the Fleetmatics Entities have entered into, been a party to or otherwise involved in any scheme or arrangement designed partly or wholly for the purpose of avoiding Taxation.

(t) Since the Balance Sheet date: (A) the accounting period of neither the Company nor any of the Fleetmatics Entities has ended or could be treated as having ended; (B) neither the Company nor any of the Fleetmatics Entities has made a disposal or acquisition of any asset or made or received a supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or

Schedule 3-14

supply was different than the consideration which could be deemed to have been received for Tax purposes; (C) no act, transaction, event, occurrence or omission has been effected or tolerated which will or may give rise to a liability to Taxation for either the Company or any of the Fleetmatics Entities where such liability would be computed by reference to deemed income, profits or gains or which will or may give rise to a liability to Taxation on either the Company or any of the Fleetmatics Entities where such liability is directly or primarily chargeable against or attributable to some other person; and (D) neither the Company nor any of the Fleetmatics Entities has made any payment or become obliged to make any payment which will not be deductible against taxable income.

(u) The Company and the Fleetmatics Entities have duly and properly submitted to the relevant tax authority all claims, notices elections, amendments to claims, withdrawals of claims and disclaimers which are required by law and, or which have been assumed to have been made for the purposes of the statutory accounts of the Company and the Fleetmatics Entities including the Balance Sheet.

(v) The Company and the Fleetmatics Entities have kept sufficient and proper records and supporting documentation relating to past events, including any claims or elections made to calculate the Tax liability or relief which would arise on any disposal or on the realization of any asset owned by the Company and the Fleetmatics Entities on the Completion Date.

(w) The amount of any Tax liability of each of the Company and the Fleetmatics Entities has not depended to any extent on any arrangement or concession (in either case whether formal or informal) with any tax authority.

(x) No transaction has been effected by the Company or the Fleetmatics Entities in respect of which any consent, clearance or approval from any tax authority was required and which consent, clearance or approval (as the case may be) was not obtained.

(y) The Company and the Fleetmatics Entities are separately registered and taxable person for the purposes of applicable VAT.

(z) Neither the Company nor any of the Fleetmatics Entities have been treated as a member of a group for VAT purposes, other than as part of the Company’s group.

(aa) Neither the Company nor any of the Fleetmatics Entities have applied to waive an exemption from VAT (or has been treated as obtaining such a waiver) in relation to any land or other immovable goods.

(bb) Every document in the possession of or under the control of the Company or any of the Fleetmatics Entities and which affords any right or rights to the Company or any of the Fleetmatics Entities has been duly and properly stamped and neither the Company nor any of the Fleetmatics Entities has any outstanding or contingent liability for stamp duty or interest or penalties relating to stamp duty or capital duty.

Schedule 3-15

(cc) Neither the Company nor any of the Fleetmatics Entities has been involved in any transaction involving any instrument in relation to which a claim for exemption from stamp duty or capital duty was made.

(dd) The entering into and implementing of this Agreement will not give rise to a charge to Tax for either the Company or any of the Fleetmatics Entities or a clawback of any relief or exemption from Tax previously obtained by either the Company or any of the Fleetmatics Entities.

(ee) The entering into and implementing of the Restructuring will not give rise to a charge to Tax for either the Company or any of the Fleetmatics Entities.

(ff) The issued shares in the capital of the Company are not shares which derive their value or the greater part of their value directly or indirectly from assets specified in paragraph (a), (b) or (c) of section 980 TCA.

2.18 Environmental Matters.

(a) Each of the Fleetmatics Entities is and has been in compliance with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of their assets. None of the Fleetmatics Entities nor any of its executive officers has received during the past five (5) years, nor, to the Company’s knowledge, is there any basis for, any communication or complaint from a Governmental Authority or other Person alleging that any of the Fleetmatics Entities has any liability under any such Environmental Law or is not in compliance with any such Environmental Law.

(b) Each of the Fleetmatics Entities holds all Environmental Permits, and is and has been in compliance therewith.

(c) For purposes of this Agreement:

“Environmental Laws” means: any Laws of any Governmental Authority relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Environmental Permits” means all Permits under any Environmental Law.

“Hazardous Substances” any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

2.19 Material Contracts.

(a) Other than with respect to the Merger Agreement and the Credit Agreement, or except as set forth in Section 2.19(a) of the Disclosure Schedule, there are no Contracts of the Fleetmatics Entities of the following nature (such Contracts as are required to be set forth in Section 2.19(a) of the Disclosure Schedule being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contract;

Schedule 3-16

(ii) any Contract for the purchase or delivery of goods, or performance of services, to the Fleetmatics Entities in excess of $500,000 per annum;

(iii) any Contract relating to or evidencing indebtedness of the Fleetmatics Entities, including mortgages, other grants of security interests, guarantees or notes;

(iv) any Contract with any Governmental Authority that involves future payments or receipts in excess of $50,000 per annum;

(v) any Contract with any Related Party of any of the Fleetmatics Entities;

(vi) any employment or consulting Contract that involves an aggregate future or potential liability in excess of $150,000;

(vii) any Contract that limits, or purports to limit, the ability of any of the Fleetmatics Entities to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of any of the Fleetmatics Entities or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control”, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement;

(ix) any Contract pursuant to which any of the Fleetmatics Entities is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $150,000;

(x) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $150,000;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any of the Fleetmatics Entities, the Business or their assets;

(xii) any Contract relating in whole or in part to any Company Intellectual Property or any other Intellectual Property licensed to any of the Fleetmatics Entities (including any licenses or other agreements granting rights to use, duplicate, distribute or otherwise exploit any software, data, content or work of authorship) (“IP Agreements”), other

Schedule 3-17

than non-exclusive, standard, shrink-wrap licenses for off-the-shelf, commercially available business software in connection with which the aggregate license fees, royalties or other payments do not exceed $50,000;

(xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;

(xiv) any Contract with any labor union or providing for benefits under any Benefit Arrangement;

(xv) any Contract relating to settlement of any administrative or judicial proceedings within the past five (5) years that involves any future payment obligation in excess of $50,000;

(xvi) any Contract that results in any Person holding a power of attorney that relates to any of the Fleetmatics Entities, the Business or their assets; and

(xvii) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $250,000 on an annual basis or in excess of $500,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Fleetmatics Entities without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Fleetmatics Entities, taken as a whole.

(b) Each Material Contract is in full force and effect against the Fleetmatics Entities and, to the Company’s knowledge, the other Persons party thereto. None of the Fleetmatics Entities nor, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor have any of the Fleetmatics Entities received any oral or written claim of any such breach, violation or default. The Company has delivered or made available to Holdings true and complete copies of all Material Contracts, including any amendments thereto.

2.20 Clients and Suppliers.

(a) Section 2.20(a) of the Disclosure Schedule sets forth a true and complete list of (i) the names of all clients of the Fleetmatics Entities with a billing for each such client of $50,000 or more during the 12 months ended June 30, 2010, (ii) the amount for which each such client was invoiced during such period and (iii) the percentage of the total sales of the Business represented by sales to each such customer during such period. None of the Fleetmatics Entities has received any oral or written notice or has any reason to believe that any of such clients (A) has ceased or substantially reduced, or may cease or substantially reduce, use of products or services or (B) has sought, or is seeking, to reduce the price it will pay for the products or services. None of such clients has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Schedule 3-18

(b) Section 2.20(b) of the Disclosure Schedule sets forth a true and complete list of (i) all suppliers from which any of the Fleetmatics Entities ordered products or services with an aggregate purchase price for each such supplier of $100,000 or more during the 12 months ended June 30, 2010 and (ii) the amount for which each such supplier invoiced each of the Fleetmatics Entities during such period. None of the Fleetmatics Entities has received any oral or written notice or has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to the Fleetmatics Entities at any time after Completion on terms and conditions substantially the same as those used in its current sales to the Fleetmatics Entities, subject to general and customary price increases. No such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

2.21 Warranties. The Company has heretofore delivered to Holdings true and correct copies of all written warranties currently in effect covering the respective products and services of the Fleetmatics Entities. During the past three years, the aggregate warranty expenses experienced during any one year by the Business did not exceed $150,000, and the Company has no knowledge of any defect in any products or services offered by the Fleetmatics Entities that would give rise to a product liability or product warranty claim in excess of $150,000 after Completion.

2.22 Conduct of Business. Each of the Fleetmatics Entities has conducted and operated the Business only through the Fleetmatics Entities and not through any Affiliate of the Fleetmatics Entities or any other Person.

2.23 Affiliate Interests and Transactions.

(a) Other than as set forth in Section 2.23(a) of the Disclosure Schedule, no Related Party of any of the Fleetmatics Entities (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the Business; (iii) has or has had any business dealings or a financial interest in any transaction with the Business or with any of the Fleetmatics Entities or any of their assets or (iv) is or has been a Business Employee.

(b) Except as set forth in Section 2.23(b) of the Disclosure Schedule, there are no outstanding notes payable to, accounts receivable from or advances by any of the Fleetmatics Entities to any Related Party of the Fleetmatics Entities, and neither the Business nor any of the Fleetmatics Entities is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Fleetmatics Entities. Since the date of the Balance Sheet, none of the Fleetmatics Entities has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Fleetmatics Entities, other than the transactions contemplated by this Agreement.

2.24 Insurance. Section 2.24 of the Disclosure Schedule sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other

Schedule 3-19

types of insurance maintained with respect to the Business and assets of the Fleetmatics Entities, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $50,000. The activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. To the Company’s knowledge, the consummation of the transactions contemplated by this Agreement will not cause a cancellation or reduction in the coverage of such policies.

2.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Fleetmatics Entities.

2.26 Anti-Money Laundering. None of the Fleetmatics Entities has violated the USA Patriot Act of 2001 or any other applicable anti-money laundering laws and regulations. None of the execution, delivery and performance of this Agreement or the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by any of the Fleetmatics Entities of any applicable anti-money laundering laws.

2.27 Foreign Corrupt Practices Act. None of the Fleetmatics Entities nor any of their Affiliates, directors, officers, agents or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any non-U.S. governmental political party or official thereof or candidate for non-U.S. governmental political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist any Fleetmatics Entity or any of their Affiliates to obtain or retain business for, or direct business to any Fleetmatics Entity or any of their Affiliates, as applicable. No Fleetmatics Entity nor any of their Affiliates has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

2.28 Disclosure. The financial forecast, projects or estimates contained in the Company’s operating budget attached to Section 2.28 of the Disclosure Schedule are honestly believed to be fair and reasonable, have not, to the knowledge of the Company, been disproved in the light of any events or circumstances which have arisen subsequent to the preparation of the operating budget up to the date of this Agreement and each of the executive officers of the Company believe that, as of the date of this Agreement, the said operating budget represents a reasonable plan in relation to the operating budget of the Business. The assumptions upon which the said operating budget has been prepared have been carefully considered and are honestly believed to be reasonable, having regard to the information available and to the market conditions prevailing at the time of its preparation in each case known to the Company.

Schedule 3-20

SCHEDULE 4

PARTICULARS OF THE COMPANY AND THE SUBSIDIARIES

Name	Fleetmatics Group Limited

Date of Incorporation	28 October 2004

Country of Incorporation	Ireland

Registered Number	392886

Authorised capital	€1,084,574.75 divided into: 87,748,671 Ordinary Shares of €0.01 each 8,908,904 Series A Preferred Shares of €0.01375178 each 6,150,095 Series B Preferred Shares of €0.01375178 each

Issued Capital	16,624,501 Ordinary Shares of €0.01 each 8,908,904 Series A Preferred Shares of €0.01375178 each 6,150,095 Series B Preferred Shares of €0.01375178 each

Registered Office	Oyster Point Temple Road Blackrock Co. Dublin

Principal Place of Business	Oyster Point Temple Road Blackrock Co. Dublin

Directors	Bill Beamish, Bill McCabe, James Travers, Kenneth Mark Keating, Andrew Flett, Alex Guira, Abhishek Sud.

Secretary	MFD Secretaries Limited

Financial Year End	31 December

Last Accounts Filed	18 December 2009 for the year ended 31 December 2008

Annual Return Date	30 September 2010

Last Annual Return Filed	30 September 2009

Auditors	PriceWaterhouseCoopers, One Spencer Dock, North Wall Quay, Dublin 1, Ireland

Name	FLEETMATICS IRL LIMITED

Date of Incorporation	28 October 2004

Country of Incorporation	Ireland

Schedule 4-1

Registered Number	392887

Authorised capital	€100,000 divided into: 100,000 Ordinary Shares of €1 each

Issued Capital	1 Ordinary Share of €1 each

Registered Office	Penthouse Suite Block C Cookstown Court Belgard Road Tallaght Dublin 24

Principal Place of Business	Penthouse Suite Block C Cookstown Court Belgard Road Tallaght Dublin 24

Directors	David Norton, Kenneth Mark Keating, Peter Mitchell Eric Murphy

Secretary	MFD Secretaries Limited

Financial Year End	31 December

Last Accounts Filed	18 December 2009

Annual Return Date	30 September 2010

Last Annual Return Filed	30 September 2009

Auditors	PriceWaterhouseCoopers, One Spencer Dock, North Wall Quay, Dublin 1, Ireland

Name	FLEETMATICS PATENTS LIMITED

Date of Incorporation	22 December 2004

Country of Incorporation	Ireland

Registered Number	395704

Authorised capital	€100,000 divided into: 50,000 Ordinary Shares of €1 each 50,000 A Ordinary Shares of €1 each

Issued Capital	91 Ordinary Shares of €1 each; and 9 A Ordinary Shares of €1 each

Schedule 4-2

Registered Office	Oyster Point Temple Road Blackrock Co. Dublin

Principal Place of Business	Oyster Point Temple Road Blackrock Co. Dublin

Directors	Bill Beamish, Kenneth Mark Keating

Secretary	MFD Secretaries Limited

Financial Year End	31 December

Last Accounts Filed	18 December 2009

Annual Return Date	30 September 2010

Last Annual Return Filed	30 September 2009

Auditors	PriceWaterhouseCoopers, One Spencer Dock, North Wall Quay, Dublin 1, Ireland

Name	FLEETMATICS (UK) LIMITED

Date of Incorporation	21 October 2004

Country of Incorporation	United Kingdom

Registered Number	5265904

Authorised capital	Stg£1,000 divided into: 1,000 Ordinary Shares of £1 each

Issued Capital	1 Ordinary Share

Registered Office	Unit 4, Beacontree Plaza, Gillette Way, Reading, Berkshire, RG2 0BS

Principal Place of Business	Unit 4, Beacontree Plaza, Gillette Way, Reading, Berkshire, RG2 0BS

Directors	John Goggin, Tony Arnold, Bill Beamish, Kenneth Mark Keating, David Norton

Secretary	David Norton

Schedule 4-3

Financial Year End	31 December

Last Accounts Filed	31 December 2008

Annual Return Date	21 October 2010

Last Annual Return Filed	21 October 2009

Auditors	PriceWaterhouseCoopers, One Spencer Dock, North Wall Quay, Dublin 1, Ireland

Name	FLEETMATICS USA, INC.

Date of Incorporation	22 October 2004

Country of Incorporation	USA

Registered Number	20-1799583

Authorised capital	N/A

Issued Capital	100 shares

Registered Office	49 Walnut Park, Building 2, Wellesley, MA 02481, USA

Principal Place of Business	Wellesley, MA

Directors	Jim Travers Albert Vasile Vincent Chippari

Secretary	Albert Vasile

Financial Year End	31 December

Last Accounts Filed	N/A

Annual Return Date	N/A

Last Annual Return Filed	N/A

Auditors	PriceWaterhouseCoopers, 125 High Street, Boston, MA 02110, USA

Name	FLEETMATICS USA GROUP HOLDINGS, INC.

Date of Incorporation	26 July 2010

Schedule 4-4

Country of Incorporation	USA

Registered Number	4852499

Authorised capital	10,000 shares of $0.1 par value common stock

Issued Capital

Registered Office	1209 Orange Street Wilmington, DE 19801

Principal Place of Business	Wellesley, MA

Directors	Jim Travers Vincent Chippari

Secretary	Vincent Chippari

Financial Year End	31 December

Last Accounts Filed	N/A

Annual Return Date	N/A

Last Annual Return Filed	N/A

Auditors	PriceWaterhouseCoopers, 125 High Street, Boston, MA 02110, USA

Name	ARCHON MERGER CORPORATION.

Date of Incorporation	29 June 2010

Country of Incorporation	USA

Registered Number	4842382

Authorised capital	10,000 shares of $0.01 par value common stock

Issued Capital

Registered Office	1209 Orange Street Wilmington, DE 19801

Principal Place of Business	Wellesley, MA

Directors	Jim Travers Vincent Chippari

Schedule 4-5

Secretary	Vincent Chippari

Financial Year End	31 December

Last Accounts Filed	N/A

Annual Return Date	N/A

Last Annual Return Filed	N/A

Auditors	PriceWaterhouseCoopers, 125 High Street, Boston, MA 02110, USA

Schedule 4-6

SCHEDULE 5

DIRECTORS

As of the date of this Agreement

Name	Address

Bill Beamish	Palo Alto, Ballybride, Rathmichael, Co Dublin

Bill McCabe	Lisna Carraig, Brighton Road, Foxrock, Co Dublin

Ken Keating	Acorns, 45 Castlepark Road, Dalkey, Co Dublin

James Travers	1014 Kettering Place, Alpharetta, GA 30022, USA

Andrew Flett	280 Park Avenue, 36th Floor, New York, NY 10017, USA

Alex Guira	280 Park Avenue, 36th Floor, New York, NY 10017, USA

Abhishek Sud	280 Park Avenue, 36th Floor, New York, NY 10017, USA

Satyan Malholtra	745 Fifth Avenue, 28th Floor, New York, NY 10151, USA

As of the Completion Date

Name	Address

Bill Beamish	Palo Alto, Ballybride, Rathmichael, Co Dublin

Satyan Malholtra	745 Fifth Avenue, 28th Floor, New York, NY 10151, USA

Sandy Miller	3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, CA 94025, USA

James Travers	1014 Kettering Place, Alpharetta, GA 30022, USA

Andrew Flett	280 Park Avenue, 36th Floor, New York, NY 10017, USA

Alex Guira	280 Park Avenue, 36th Floor, New York, NY 10017, USA

Abhishek Sud	280 Park Avenue, 36th Floor, New York, NY 10017, USA

Schedule 5-1

SCHEDULE 6

DEED OF ADHERENCE

By this Deed of Adherence I/WE [	]

of [	]

[having my address/our registered office at] [	]

intending to become a shareholder of Fleetmatics Group Limited (the “Company”) in respect of [number and class of shares] in the capital of the Company (the “Shares”) hereby agree[s] with the Company and each of its shareholders to comply with and to be bound by all of the provisions of a certain Subscription, Share Purchase and Shareholders Agreement dated November 19, 2010 and made between (1) Fleetmatics Investor Holdings, L.P., (2) Moviltec Limited, (3) Websoft Limited (4) Fleetmatics Group Limited and (5) others (the “Agreement”) (a copy of which has been delivered to me/us and which I/we have initialed and attached hereto for identification) in all respects as if I/we was/were a party/parties to such Agreement and named therein as a party/parties thereto of the same part/parts as the proposing transferor [name]of the Shares.

In witness whereof I/we have executed this Deed under seal on the [    ] day of [            ] 20[    ].

SIGNED SEALED AND DELIVERED
by in the presence of:

OR

Present when the Common Seal of [ ] Limited was affixed hereto:

Director

Director/Secretary

Schedule 6-1

SCHEDULE 7

PRE/POST CAPITALISATION TABLE

At signing

Legal Owner	Beneficial Owner	Ordinary Shares Held	Series A Preferred Held	Series B Preferred Held
Websoft	Websoft	8,991,751
Moviltec	Chris Lee	1,185,990
Moviltec	Dan Foley	985,990
Moviltec	John Goggin	985,990
Moviltec	Ken Keating	835,990
Moviltec	Jim Keating	322,158
Moviltec	Jason Keating	96,647
Moviltec	Gillian Keating	96,647
Moviltec	Caroline Keating	96,647
Moviltec	Amy Keating	96,647
Moviltec	Dermot Walsh	274,732
Moviltec	Sheena Walsh	337,366
Moviltec	Michael O’Leary	612,098
Moviltec	Andrew Nesbitt	612,098
Ken Keating	Ken Keating	100,000
Eric Murphy	Eric Murphy	68,750
Joseph Fitzgerald	Joseph Fitzgerald	7,500
Albert Vasile	Albert Vasile	7,500
James Travers	James Travers	700,000
Laine Monaldo	Laine Monaldo	3,750
Peter Mitchell	Peter Mitchell	206,250
Fleetmatics Investor Holdings, L.P.	Fleetmatics Investor Holdings, L.P.		8,908,904	6,150,095

Total issued shares		16,624,501	8,908,904	6,150,095

Certain Options granted but not exercised:
John Goggin		200,000
Dan Foley		200,000
Bill Beamish		200,000
Ken Keating		100,000
Tony Arnold		100,000
Peter Mitchell		68,750
Eric Murphy		42,500
Other Options granted but not exercised		1,543,906
Spare Option Pool		2,271,898

Schedule 7-1

At Completion

Legal Owner	Beneficial Owner	Ordinary Shares Held	Series A Preferred Held	Series B Preferred Held	Series C Preferred Held	Deferred Held
Dan Foley	Dan Foley	685,990
John Goggin	John Goggin	685,990
Joseph Fitzgerald	Joseph Fitzgerald	7,500
Albert Vasile	Albert Vasile	7,500
James Travers	James Travers	700,000
Laine Monaldo	Laine Monaldo	3,750
Peter Mitchell	Peter Mitchell	155,000

Fleetmatics Investor Holdings, L.P.		0	8,908,904	6,150,095	19,575,735	2,230,330

Total issued shares		2,245,730	8,908,904	6,150,095	19,575,735	2,230,330

Options granted but not exercised		940,156
Spare Option Pool		2,875,648

Schedule 7-2

SCHEDULE 8

MANAGEMENT SERVICES AGREEMENT

See attached.

Schedule 8-1

See Exhibit 10.4

IN WITNESS whereof this Agreement has been entered into the day and year first before written:

Fleetmatics Investor Holdings, L.P.,
a Cayman Islands exempted limited partnership

By: ITV Limited, as General Partner of Investcorp
Technology Fund III Limited Partnership, its General Partner

By	/s/ Ayman Al-Arrayed
Name:	Ayman Al-Arrayed
Title:	Director

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said CHRIS LEE in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said DAN FOLEY in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said JOHN GOGGIN in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said JIM KEATING in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said JASON KEATING in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by her lawful attorney
by the said GILLIAN KEATING in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by her lawful attorney
by the said CAROLINE KEATING in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by her lawful attorney
by the said AMY KEATING in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said DERMOT WALSH in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by her lawful attorney
by the said SHEENA WALSH in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said MICHAEL O’LEARY in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said ANDREW NESBITT in the	)	Kenneth Keating
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)
by the said KEN KEATING in the	)
presence of:	)	/s/ Kenneth Keating

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)
by KENNETH KEATING	)
as the duly authorized attorney	)
on behalf of MOVILTEC LIMITED	)	/s/ Kenneth Keating
in the	)
presence of:	)

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)
by MARTIN SCULLY	)
as the duly authorized attorney	)
on behalf of WEBSOFT LIMITED	)	/s/ Martin Scully
in the	)
presence of:	)

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said ERIC MURPHY in the	)	Martin Scully
presence of:	)	/s/ Martin Scully

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said PETER MITCHELL in the	)	Martin Scully
presence of:	)	/s/ Martin Scully

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)	by his lawful attorney
by the said TONY ARNOLD in the	)	Martin Scully
presence of:	)	/s/ Martin Scully

Witness Signature:	/s/ Laura Kelly

Name:	Laura Kelly

Witness Address:

Witness Name:

Signature Page to Subscription, Share Purchase and Shareholders Agreement

THE COMMON SEAL OF	)
FLEETMATICS GROUP LIMITED was	)
hereunto affixed in the	)
presence of:	)

Laura Kelly	Director /s/ Ken Keating

Director/Secretary /s/ David Maughan

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)
by JAMES TRAVERS	)
as the duly authorized attorney	)	/s/ James Travers
on behalf of ALBERT VASILE in the	)
presence of:	)

Witness Signature:	/s/ Susan Travers

Name:	James Travers
Witness Address:
Witness Name:	Susan Travers

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)
by JAMES TRAVERS	)
as the duly authorized attorney	)	/s/ James Travers
on behalf of LAINE MONALDO in the	)
presence of:	)

Witness Signature:	/s/ Susan Travers

Name:	James Travers
Witness Address:
Witness Name:	Susan Travers

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)
by JAMES TRAVERS	)
as the duly authorized attorney	)	/s/ James Travers
on behalf of JOSEPH FITZGERALD in the	)
presence of:	)

Witness Signature:	/s/ Susan Travers

Name:	James Travers
Witness Address:
Witness Name:	Susan Travers

Signature Page to Subscription, Share Purchase and Shareholders Agreement

SIGNED, SEALED AND DELIVERED	)
by the said JAMES TRAVERS in the	)	/s/ James Travers
presence of:	)

Witness Signature:	/s/ Susan Travers

Name:	James Travers
Witness Address:
Witness Name:	Susan Travers

Signature Page to Subscription, Share Purchase and Shareholders Agreement

Exhibit 10.2

NEWTON WELLESLEY EXECUTIVE OFFICE PARK LLC

LEASE

Landlord and Tenant (as hereinafter defined), hereby agree to the following Lease dated this 30th day of December 2010.

Section 1. Definitions and Exhibits.

(A) Definitions. Each reference in this Lease to any of the following terms shall be construed to incorporate the data stated for that term in this Section 1.

(1)	LANDLORD:	Newton Wellesley Executive Office Park LLC, a Massachusetts limited liability company.

(2)	LANDLORD’S ADDRESS:	Newton Wellesley Executive Office Park LLC c/o The Nelson Companies, Ltd. 75 Third Avenue Waltham, MA 02451 Attention: Douglas G. Waybright

(3)	TENANT: FleetMatics USA, LLC.

(4)	TENANT’S ADDRESS (for notice and billing): Prior to the Commencement Date, 49 Walnut Park, Building 2, Wellesley, MA 02481; thereafter, 70 Walnut Street, Suite 200, Wellesley, MA 02481.

(5)	DESCRIPTION OF TENANT’S BUSINESS ORGANIZATION: a Delaware limited liability company.

(6)	BUILDING (Address): 70 Walnut Street, Wellesley, MA 02481.

(7)	LEASED PREMISES: the Second Floor; see Exhibit A.

(8)	TERM OF LEASE: Six (6) years.

(9)	ANTICIPATED COMMENCEMENT DATE: March 1, 2011.

(10)	COMMENCEMENT DATE: See Section 3(A).

(10A)	RENT COMMENCEMENT DATE: Four (4) months after the Commencement Date.

(11)	TERMINATION DATE: Six (6) years from the Commencement Date.

(12)	MINIMUM ANNUAL RENT: $110,500.00 from the Rent Commencement Date through the end of the 1st year of the Lease; $146,250.00 during the 2nd year of the Lease; $225,250.00 during the 3rd year of the Lease; $229,500.00 during the 4th year of the Lease; $233,750.00 during the 5th year of the Lease; and $238,000.00 from the beginning of the 6th year of the Lease through the Termination Date.

(13)	MINIMUM MONTHLY RENT INSTALLMENTS: $13,812.50 from the Rent Commencement Date through the end of the 1st year of the Lease; $16,250.00 commencing the fourth month of the 2nd year of the Lease to the end of the 2nd year of the Lease; $18,770.83 during the 3rd year of the Lease; $19,125.00 during the 4th year of the Lease; $19,479.17 during the 5th year of the Lease; and $19,833.33 from the beginning of the 6th year of the Lease through the Termination Date.

(14)	SECURITY DEPOSIT: $56,312.49; See Section 4(B).

(15)	TOTAL RENTABLE AREA OF THE LEASED PREMISES: 8,500 sq. ft.

(16)	TOTAL RENTABLE AREA IN THE BUILDING: 34,000 sq. ft.

(17)	TAX BASE: Fiscal Year 2011.

(18)	TAX PERCENTAGE: 25%.

(19)	OPERATING COST BASE: Calendar Year 2011.

(20)	OPERATING COST PERCENTAGE: 25%.

(21) TENANTS ELECTRICITY CHARGE (Not Included in Minimum Annual Rent): $1.50 per square foot of Total Rentable Area of the Leased Premises commencing the 2nd year of the Lease Term.

(22)	TENANT’S PARKING SPACES: Twenty-six (26) spaces.

(23)	BROKER: Grubb & Ellis and The Nelson Companies, Ltd.

(B) Exhibits. The Exhibits listed below and preceded by an “X” are incorporated in this Lease by reference and are to be construed as part of this Lease.

(X)	Exhibit A: Plan Showing Leased Premises

(X)	Exhibit B: Plan Showing Parking Area in which Tenant’s Parking is located

(X)	Exhibit C: Rules and Regulations, including Exhibits C-l and C-2

2

( )	Exhibit D: Landlord’s Construction Work, including Exhibits D-1 and D-2

( )	Exhibit E: Intentionally omitted

(X)	Exhibit F: Building Services

( )	Exhibit G: Intentionally omitted

(X)	Exhibit H: Estoppel Certificate/SNDA

(X)	Exhibit I: Signage

(X)	Exhibit J: Option to Extend

(X)	Exhibit K: Preferential Right

Section 2. The Leased Premises; Parking; the Land; Office Park; Common Property; Right to Relocate.

(A) Leased Premises. The Landlord hereby lets to the Tenant, and the Tenant hires from the Landlord, upon and subject to the terms and provisions of this Lease, the Leased Premises (which are more particularly shown as the area outlined on the plan attached hereto and incorporated herein as Exhibit “A”).

(B) Parking; the Land. The Leased Premises are leased together with the right of Tenant to use the land on which the Building is situated (the “Land”) adjacent to the Building and in such locations thereon as are designated from time to time by Landlord, for parking by its customers, employees, suppliers and visitors, in common with others from time to time entitled thereto (said parking area being outlined in blue on the plan attached hereto as Exhibit “B”). Tenant shall be entitled to use the number of Tenant’s Parking Spaces on an unassigned and unreserved basis. Landlord reserves the right from time to time, and at Landlord’s sole discretion, to alter, reduce or redesign the parking area to temporarily close portions of the parking area, or to relocate the ingress and egress to and from the parking area and Building. Tenant and its employees shall also have the right to use, in common with others entitled thereto, such other common areas and facilities in or appurtenant to the Building as Landlord may from time to time designate and provide. Notwithstanding any supervision or control over any parking area on the Land which Landlord may undertake pursuant to this Lease or otherwise, Tenant acknowledges and agrees that Landlord shall not be responsible or obligated hereunder to furnish any security or security services to any parking area, the Land or the Building.

(C) Office Park; Common Property. The Building is situated in Newton Wellesley Executive Office Park (as from time to time constituted, the “Office Park”). The term “Common Property”, as hereinafter used, shall mean all of the land and facilities in the Office Park, as from time to time constituted (including land owned by any entity affiliated with Landlord), which is used or enjoyed by, or made available to, Tenant and other lessees of the Office Park for access, parking or other purposes; provided, however, that Common Property shall not include any buildings reserved exclusively for the lessees thereof; land reserved exclusively to provide parking for other buildings within the Office Park; or property reserved for future development by Landlord, except to the extent the same is reserved for, made available to or used by all lessees of the Office Park.

3

(D) Intentionally omitted.

Section 3. Term of Lease; Landlord’s Construction.

(A) Definitions. For the purpose of this Lease, the following definitions shall apply:

(1) “Anticipated Commencement Date.” The date (as stated in Section 1(A)(9)) on which it is anticipated that the Leased Premises shall be ready for Tenant’s occupancy.

(2) “Commencement Date.” The Commencement Date shall be the date on which the Leased Premises are ready for Tenant’s occupancy (as defined in Section 3(B) hereof). If the Leased Premises are not ready for such occupancy and, pursuant to Landlord’s permission, Tenant takes possession of the whole or any part of the Leased Premises prior thereto for the conduct of its business, the Commencement Date shall be the date upon which Tenant so takes possession.

(B) Readiness for Occupancy. The Leased Premises shall be deemed to be ready for Tenant’s occupancy as soon as the initial work to the Leased Premises to be performed by Landlord pursuant to Exhibit “D” attached hereto shall have been substantially completed and the Leased Premises shall have been tendered to Tenant, ready for occupancy. The term “substantially completed”, as used herein, shall mean that the work to be performed by Landlord has been completed, with the exception of minor items of construction set forth in a so-called “punch-list” signed by Landlord and Tenant, the completion of which shall not unduly interfere with the conduct of Tenant’s business in the Leased Premises.

(C) Term of Lease. The Term of this Lease shall begin on the Commencement Date and shall end on the Termination Date. After the beginning of the Term, Landlord and Tenant shall, upon the request of either, execute an agreement specifying the date on which the Term begins; provided, however, the failure of Landlord and Tenant to execute such an agreement shall have no effect upon such date.

(D) Completion Date and Delays. Subject to delays caused by factors beyond the reasonable control of Landlord (including, but not limited to, the action or inaction of Tenant), Landlord shall use its best efforts to have the Leased Premises ready for Tenant’s occupancy on or before the Anticipated Commencement Date. The failure by Landlord to have the Leased Premises ready on the Anticipated Commencement Date because of construction delays, or for any other reason beyond Landlord’s control shall in no way affect the validity of the Lease or the obligations imposed by the Lease on Tenant and Tenant shall have no claim against Landlord for any such failure.

Notwithstanding anything herein to the contrary, except if attributable to Tenant’s Delay (as defined in Exhibit “D” hereto) or delays in obtaining regulatory approvals beyond Landlord’s reasonable control (“Regulatory Delays”), in the event the Leased Premises are not “substantially completed”, as such term is defined in Section 3(B) hereof, on or before thirty (30) days after the Anticipated Commencement Date (such date to be extended by the total aggregate length of Tenant’s Delay and Regulatory Delays), Tenant shall be entitled to one (1) additional day of rent abatement for each day of delay beyond said thirty-day period.

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(E) Alteration of Leased Premises. Except as specifically provided for in Exhibit “D” attached hereto and incorporated herein, Tenant agrees to accept the Leased Premises “AS-IS”, and Tenant acknowledges that Landlord has no present or future intention to make any alterations, renovations or improvements to the Leased Premises or to the Building, other than as set forth in Exhibit “D” attached hereto.

Section 4. Minimum Annual Rent; Security Deposit.

(A) Minimum Annual Rent. Tenant covenants and agrees to pay to Landlord, without set-off or deduction, the Minimum Annual Rent during each year of the Term of the Lease. Such Minimum Annual Rent shall be payable in equal Minimum Monthly Rent Installments, in advance, on the first day of each and every calendar month during the Term of this Lease, at the Landlord’s Address, or at such other place as Landlord shall from time to time designate by notice, by check drawn on a bank which is a member of the Boston or New York Clearing House Association; provided, however, the Minimum Annual Rent shall commence on the Rent Commencement Date and additional rent and all other charges (exclusive of Tenant’s Electricity Charge, which shall commence the beginning of the 2nd year of the Lease Term) required to be paid under this Lease shall commence on the Commencement Date and Minimum Annual Rent and additional rent and all other charges required to be paid under this Lease for any partial month during the Term shall be prorated on a daily basis. If Minimum Annual Rent commences on a day other than the first day of calendar month, the first payment that Tenant shall make to Landlord shall be payable on the date Minimum Annual Rent commences and shall be equal to a proportionate part of the monthly installment of Minimum Annual Rent for the partial month in which Minimum Annual Rent commences plus the Minimum Monthly Rent Installment due for the succeeding calendar month.

(B) Security Deposit.

(1) The amount of any security deposit set forth in Section 1 of this Lease shall be deposited with Landlord upon execution of this Lease. The security deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease to be observed and performed by Tenant. The security deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the written consent of Landlord and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.

(2) If the Minimum Annual Rent or any additional rents payable hereunder shall be overdue and unpaid or should Landlord make payment on behalf of the Tenant, or should Tenant fail to perform any of the other terms of this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire security deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Minimum Annual Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach on the part of Tenant, and Tenant shall forthwith upon demand restore the security deposit to the original sum deposited. It is understood and agreed that such security deposit is not to be considered as prepaid rent, nor shall Landlord’s damages

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be limited to the amount of such security deposit. If Tenant shall comply with all of the terms of this Lease and shall promptly pay all of the rents as they fall due, and all other sums payable by Tenant to Landlord, the security deposit shall be returned in full to Tenant at the end of the term.

(3) In the event of bankruptcy or other creditor-debtor proceedings against Tenant, the security deposit shall be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

(4) Notwithstanding anything herein to the contrary, if Tenant shall be in possession of the Leased Premises and shall not have been in default of this Lease during the first three years of the Term of this Lease, as of the commencement of the fourth year of the Term of this Lease, upon Tenant’s written request to Landlord, the Security Deposit shall be reduced to $37,541.66 and Landlord shall refund the excess amount of the Security Deposit then held by Landlord.

(C) Late Charge.

Commencing on the Commencement Date, when the Minimum Annual Rent is not paid by the tenth (10th) day of the month for which it is due, Tenant agrees to pay a penalty charge of the lesser of three (3%) percent of the Minimum Monthly Rent Installment due or the maximum lawful charge. This shall also apply for any dishonored check which results in the failure of Landlord to receive Minimum Annual Rent by the tenth (10th) day of the month for which Minimum Annual Rent is due. Nothing in this Section 4(C) shall be deemed to be a waiver of any right of Landlord including but not limited to Landlord’s right to bring an action for default under this Lease for non-payment of Minimum Annual Rent. If, because of Tenant’s default under any covenant of the Lease, including the non-payment of Minimum Annual Rent, Landlord institutes an action for summary proceedings against Tenant, Tenant agrees to reimburse Landlord for the expense of reasonable attorney’s fees plus costs and disbursements and the same shall be included in such action as additional rent, and same shall be due and payable in said actions.

Section 5. Payment for Increases in Real Estate Taxes.

(A) Definitions. For the purpose of this Lease, the following definitions shall apply:

(1) The term “Tax Year” shall mean the twelve (12) month period commencing on July 1 next preceding the Commencement Date and each succeeding twelve (12) month period commencing on July 1 during the Term hereof.

(2) The term “Tax Base” shall mean the amount set forth and/or calculated as provided in Section 1(A)(17) hereof.

(3) The term “Taxes” shall mean all taxes, betterments, assessments (special or otherwise), levies, license, permit and other fees, water and sewer rents and charges, and all other charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever levied, assessed or imposed at any time by any governmental authority upon or against the Building, the Land and the Common Property (all of the same being herein sometimes collectively referred to as the “Property”), or taxes or payments in lieu thereof. The

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amount of any betterments, special taxes or special assessments included in Landlord’s Taxes for any tax fiscal year shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon, provided, however, that Tenant shall be responsible for penalty interest payments if due to Tenant’s failure to make its installment in a timely fashion) of such special tax or special assessment required to be paid during or with respect to the year in question. If, at any time during the Term of this Lease, any tax or excise on rents, or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, the same shall be included in Taxes; provided, however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord.

(4) The term “Tax Percentage”, as set forth in Section 1(A)(18), shall mean the percentage equivalent to the ratio of the Total Rentable Area from time to time contained in the Leased Premises to the Total Rentable Area of the Building. (The Tax Percentage set forth in Section 1(A)(18) is that determined as of the Commencement Date.)

(B) Payment of Taxes.

(1) In addition to the rents and other charges payable by Tenant as provided herein, with respect to each Tax Year (or portion thereof) during the Term hereof Tenant shall pay :o Landlord (as additional rent), in the manner provided for the payment of Minimum Annual Rent, an amount equal to the product of the Tax Percentage times the amount by which the total of (a)(i) the Taxes imposed on or against the Building and the Land plus (ii) the fairly allocated percentage of the Taxes imposed on or against the balance of the Property exceeds (b) the Tax Base (such product being hereinafter referred to as the “Tax Excess”). In the event the Total Rentable Area of the Leased Premises shall be increased at any time during the Term of this Lease, the Tax Excess due for the period subsequent to which any such increase becomes effective shall be appropriately adjusted to reflect any such increase. Payment of Tenant’s Tax Excess shall be made to Landlord within twenty (20) days from the date Landlord shall give written notice to Tenant that based upon a bill (or estimated bill) received for Taxes (or for partial Taxes), or other form of notice received from any governmental authority responsible for collection of Taxes, there is due from Tenant any Tax Excess (which notice shall set forth the manner of computation of any Tax Excess due from Tenant). At Landlord’s election, simultaneously with such payment of Tax Excess in respect of any Tax Year, and on the first day of each of the next succeeding eleven calendar months, Tenant shall remit to Landlord one-twelfth of the Tax Excess. If the total of such monthly remittances is greater than the Tax Excess for the next succeeding Tax Year, Tenant may credit the difference against the next installment of Tax Excess due to Landlord hereunder; and if the total of such remittances is less than the Tax Excess for such next succeeding Tax Year, Tenant shall pay the difference to Landlord at the time any Tax Excess becomes due and payable as hereinabove provided. If, for any reason whatsoever, Tenant does not pay its share of any Tax Excess prior to any date on which such share is due and payable, Tenant shall be responsible for any interest or penalties imposed on Landlord as a result or arising out of such late payment.

(2) If, after Tenant shall have made any payment to Landlord pursuant to this Section 5, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to

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any Tax Year during the term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise, Landlord shall, within thirty (30) days after receiving the refund, pay or credit to Tenant such percentage of the refund (less the proportional, prorata expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to Taxes paid by Tenant to Landlord with respect to any Tax Year for which such a refund is obtained.

(3) In the event this Lease shall commence or shall end (by reason of expiration of the Term or earlier termination pursuant to the provisions hereof) on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Tax Excess which may be payable by Tenant as provided in this Section 5 shall be appropriately adjusted. Any overpayments by Tenant for the year in which the Term ends shall be refunded to Tenant upon such adjustment provided there are no outstanding amounts due Landlord under this Lease, in which event Landlord shall have the right to retain such overpayments and apply the same to such amount due.

Section 6. Payment of Increases in Operating Costs.

(A) Definitions. For the purpose of this Lease, the following definitions shall apply:

(1) The term “Operating Cost Year” shall mean the twelve (12) month period commencing on January 1 next preceding the Commencement Date and each succeeding twelve month period commencing on January 1 during the Term hereof.

(2) The term “Operating Cost Base” shall mean the amount set forth and/or calculated as provided in Section 1(A)(19) hereof.

(3) The term “Operating Costs” shall include all costs or expenses incurred for the operation, management, maintenance and up keep of the Property, including:

(a) all salaries, wages, compensation, medical, surgical and general welfare and other so-called “fringe” benefits (including group insurance and retirement benefits), payroll taxes and workers’ compensation insurance premiums related thereto with respect to any employees of Landlord (or Landlord’s agent) engaged in security, operation, management, administration and maintenance of the Property (excluding, however, all management personnel expenses not directly related to the operation, maintenance, administration or upkeep of the Property);

(b) all utilities and other costs related to provision of heat (including oil and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Building and Property;

(c) all costs, including material, equipment and tool costs for cleaning, protection, maintenance, administration and upkeep to the Building (including window cleaning of the Building), and to all parking areas, roads and other Common Property (including, without limitation, all costs for oil, gas, electricity, water, sewer, snow removal and fire protection, and fees paid to any governmental authority for any of the foregoing);

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(d) all costs and premiums for fire, casualty, rental income, liability and such other insurance as may reasonably be maintained from time to time by Landlord relating to the Property, and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord relating to the Property;

(e) all costs of operating and maintaining the Property in good working order, appearance and condition (including, but not limited to, snow removal, landscaping and security, operation and repair of heating and air-conditioning equipment, elevators, and any other common Building equipment or systems), as well as the cost of all repairs and replacements other than repairs for which Landlord has received full reimbursement from contractors, other tenants of the Building or others;

(f) all legal, accounting, management, rental and other fees and charges directly related to the operation of the Property;

(g) all costs for electricity supplied to the Building in excess of Tenant’s Electricity Charge (computed in accordance with the cost per square foot); and (The cost of electricity supplied to other lessees of the Building, which is separately metered or for which a separate charge is assessed, shall not be included in Operating Costs.)

(h) costs of all service and management contracts relating to matters referred to in Items (a) through (e) hereof.

There shall not be included in such Operating Costs:

(i) Capital expenditures to the Property, except those required to be made by federal, state or local regulation or ordinance not in effect as of the Commencement Date; provided, however, that (i) if, during the Term of this Lease, Landlord shall replace a capital item and make a capital expenditure which is not properly includable in Operating Costs for the calendar year in which it was made, there shall nevertheless be included in Operating Costs for each succeeding calendar year, the amount, if any, by which the annual charge-off (determined as hereinafter provided) of such expenditure (less insurance or other proceeds, if any, collected by Landlord by reason of damage to, or destruction of, the capital item so replaced) exceeds the annual charge-off of the original cost of the item so replaced; and provided further that (ii) if a capital expenditure is made for a new capital item which does not replace another capital item which became worn out, obsolete, or the like, then there shall be included in Operating Costs for each succeeding calendar year the annual charge-off of such capital expenditure. (Annual charge-off shall be determined by dividing the original cost of a capital item or a capital expenditure made during the Term of this Lease by the number of years of useful life of the capital item acquired; and the useful life shall be determined by Landlord’s accountants in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.)

(ii) Brokerage fees (including rental fees) related to the operation of the Property; and

(iii) Interest and depreciation charges incurred on the Property.

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(4) The term “Operating Cost Percentage”, as set forth in Section 1(A)(20), shall mean the percentage equivalent to the ratio of the Total Rentable Area from time to time contained in the Leased Premises to the Total Rentable Area of the Building. (The Operating Cost Percentage set forth in Section 1(A)(20) is that determined as of the Commencement Date.)

(B) Payment of Operating Costs.

(1) In addition to the rents and other charges payable by Tenant as provided herein, with respect to each Operating Cost Year (or portion thereof) during the Term hereof Tenant shall pay to Landlord (as additional rent), in the manner provided for the payment of Minimum Annual Rent, an amount equal to the product of the Operating Cost Percentage times the amount by which the total of (a)(i) the Operating Costs related to the Building and the Land plus (ii) the fairly allocated percentage of Operating Costs related to the balance of the Property exceeds (b) the Operating Cost Base (such product being hereinafter referred to as the “Operating Cost Excess”). In the event the Total Rentable Area of the Leased Premises shall be increased at any time during the Term of this Lease, the Operating Cost Excess shall be appropriately adjusted to reflect any such increase. Any such Operating Cost Excess due from Tenant shall become due and payable within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of Tenant’s share of any such excess, prepared, allocated and computed in accordance with generally accepted accounting principles. At Landlord’s election, simultaneously with the payment of Operating Cost Excess in respect of any such calendar year, and on the first day of each of the next succeeding eleven (11) calendar months, Tenant shall remit to Landlord one-twelfth (1/12th) of the total amount of Operating Cost Excess set forth in said statement. If, at the expiration of the year in respect of which monthly installments of Operating Cost Excess shall have been made as aforesaid, the total of such monthly remittances is greater that the Operating Cost Excess for such year, Tenant may credit any such excess payments against the next installment of Operating Cost Excess due to Landlord hereunder; and if the total of such remittances is less than the Operating Cost Excess for such year, Tenant shall pay the difference to Landlord at the time the first monthly installment of Operating Cost Excess with respect to the next succeeding year becomes due and payable as hereinabove provided.

(2) Any payment for increases in Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be appropriately apportioned.

(C) Partial Occupancy. In the determination of any payment for Operating Costs which may be due pursuant to the foregoing provisions of this Section 6, if the Building shall not have been fully occupied during any Operating Cost Year, Operating Costs for such Operating Cost Year shall be adjusted (by including such additional expenses as Landlord would have incurred) to the extent, if any, required to reflect ninety-five percent (95%) occupancy.

Section 7. Use of Leased Premises. The Leased Premises are leased, and other rights set forth herein are granted, subject to easements, ground leases, mortgages and other matters of record and are to be used solely for general office purposes (but not for classroom or teaching space or any medical use) and any other uses which are authorized in writing by Landlord and which are appropriate in a first class office building, and not for any other purposes, and without annoyance to or disruption of other tenants or occupants of the Building or Office Park.

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Section 8. Landlord’s Covenants.

(A) Landlord covenants:

(1) To furnish to the Leased Premises heat and air-conditioning (reserving the right, at any time, to change energy sources) sufficient to maintain the Leased Premises at comfortable temperatures (in accordance, however, with applicable governmental guidelines or regulations relating to such temperatures, hours of operation and the like), during such hours of the day and days of the year that the Building is normally open, which hours are more particularly specified in the Rules and Regulations attached hereto as Exhibit “C”, subject, however, to Tenant’s obligations hereunder to reimburse Landlord for charges for electricity for same. If Tenant requires additional air-conditioning for business machines, meeting rooms or other purposes, or because of unusual electrical loads, any additional air-conditioning units, chillers, condensers, compressors, ducts, piping and other equipment will be installed and maintained by Landlord at Tenant’s sole cost and expense (to be paid when billed as additional rent), but only to the extent that the same are compatible with the Building and its mechanical systems. Equipment installed pursuant to the preceding sentence shall be the sole property of Landlord. Tenant agrees to cooperate with Landlord and to abide by all Building regulations which Landlord may, from time to time, prescribe for the proper functioning and protection of any heating and air-conditioning systems and in order to maximize the effect thereof. Notwithstanding anything to the contrary set forth in this Section 8(A)(1) or otherwise in the Lease, Landlord may institute such policies, programs and measures as may be necessary, required or expedient for the conservation or preservation of energy or energy services, or as may be necessary or required to comply with applicable codes, rules, regulations or standards.

(2) To furnish to the Leased Premises hot and cold water for ordinary drinking, cleaning, lavatory and toilet facilities.

(3) To cause the Leased Premises to be kept clean (provided the same are kept in order and are properly maintained by Tenant) in accordance with the cleaning and janitorial standards attached hereto as Exhibit “F”.

(4) Except as otherwise expressly provided herein, to make such repairs to the roof, exterior walls, floor slabs, common areas and common electrical, heating, air-conditioning and other common mechanical systems and facilities of the Building as may be necessary to keep them in serviceable condition (except for repair or replacement occasioned by any act or negligence of Tenant, its agents, customers or employees) and also to perform snow removal and resurfacing repairs and replacements to the surfaced parking areas and sidewalks of the Property. Tenant agrees to notify Landlord promptly of the need to make any such repairs, and agrees to provide Landlord access to the Leased Premises in order to make repairs. Landlord shall have a reasonable period of time to make any such repairs, unless such delay would involve a safety hazard in which case Landlord will commence any such repairs as soon as practicable. Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or loss of business arising from the necessity of Landlord’s entering the Leased Premises for any of the purposes authorized in this Lease or for repairing the Leased Premises or the Building or for any delay in making or failure to make any repairs, alterations or improvements or in furnishing any services or performing any other covenant by reason of any

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cause reasonably beyond Landlord’s control; nor shall Tenant be entitled to any abatement or reduction of rent by reason thereof nor shall the same give rise to a claim by Tenant that such failure constitutes actual or constructive eviction from the Leased Premises.

(5) (a) Landlord, in its sole discretion, will either (i) furnish 120 volt electric current to the Leased Premises for normal business office purposes (exclusive, however, of Tenant’s electrical needs for computers and similar equipment having special power or environmental requirements), charging the Tenant’s Electricity Charge for such service, such charges to be paid by Tenant in equal monthly installments without set off or deduction (and without reduction in the event Tenant elects to occupy less than the entire Leased Premises or occupies the Leased Premises for shorter periods than the Leased Premises are made available hereunder) on the same day in each month that rental payments are due and payable hereunder (Landlord reserving, however, the right from time to time, and at Landlord’s sole discretion, to increase the Tenant’s Electricity Charge to reflect the actual costs per square foot from time to time for such electricity), or (ii) may elect to cause electricity furnished to the Leased Premises to be separately metered, in which event all charges for electricity consumed on the Leased Premises, including without limitation for lights, plugs and heat pumps, will be billed without markup by Landlord to, and paid for by, Tenant.

(b) Whether or not Landlord is furnishing electricity to Tenant, if Tenant shall require electricity in excess of such reasonable quantity as is to be furnished as hereinabove provided, and if (i) in Landlord’s reasonable judgment. Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building’s utilities systems and additional cost to Landlord on account thereof, as the case may be, (a) Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b) Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as may reasonably be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or the Leased Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with or disturb other tenants or occupants of the Building or Office Park.

(c) Landlord shall furnish and install the bulbs required within the Leased Premises as of the Commencement Date; for a period of twelve (12) months after the Commencement Date, Landlord, at Landlord’s expense, shall replace and install as required all ballasts, lamps and bulbs (including, but not limited to, incandescent and fluorescent) used in the Leased Premises; thereafter Landlord, at Tenant’s expense, upon Tenant’s request, shall install all ballasts, lamps and bulbs (including, but not limited to, incandescent and fluorescent) used in the Leased Premises, which ballasts, lamps and bulbs shall be furnished by Tenant.

(B) Services and Utilities. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character or supply of any of the aforesaid utilities is changed or is no longer available or suitable for Tenant’s requirements.

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Landlord shall be under no responsibility or liability for failure or interruption of any of the above described services, repairs or replacements caused by breakage, accident, Strikes, repairs, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, nor in any event for any indirect or consequential damages; and the failure or omission on the part of the Landlord to furnish any of same shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. Landlord reserves the right to interrupt, curtail, stop or suspend the furnishing of heating, air-conditioning, plumbing, security, cleaning and electrical services, or the operation of such systems, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the reasonable judgment of Landlord desirable or necessary to be made.

(C) Outside Services. In the event Tenant wishes to provide outside services for the Leased Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord for the installation and/or utilization of such services, which approval shall not be unreasonably withheld. (“Outside services” shall include, but shall not be limited to, cleaning services, television, so-called “canned music”, security services, catering and the like.) In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

(D) Access to Building. During such times that the Building is normally open, access to the Leased Premises shall be freely available, subject to interruption due to causes beyond Landlord’s reasonable control and subject to reasonable security restrictions. During other periods Tenant shall have access to the Leased Premises, but such access shall always be subject to reasonable rules and regulations from time to time established for the Building by Landlord (and shall be subject to interruption due to causes beyond Landlord’s reasonable control). Tenant acknowledges that Tenant is responsible for providing security to the Leased Premises following Tenant’s entry onto the Leased Premises for any reason and for its own personnel whenever located therein (as opposed to any security services which Landlord may from time to time provide to any Common Property). Subject to the foregoing, Landlord shall, at all times, retain the right to control and prevent such access by all persons whose presence, in the sole discretion of Landlord, shall be prejudicial to the safety, protection, character, reputation and interests of the Building and its tenant or occupants. Landlord shall in no case be liable for damages resulting from any error with regard to the admission or exclusion of any person to or from the Building.

Section 9. Tenant’s Covenants. Tenant covenants with Landlord, during the Term and for such further time as Tenant or anyone claiming by, through or under Tenant shall hold the Leased Premises or any part thereof:

(A) Payment of Rents and Charges. To promptly pay to Landlord, without set-off or deduction, the Minimum Annual Rent, Tax Excess and Operating Cost Excess, and any other additional rents and charges payable by Tenant to Landlord, at the times and in the manner herein set forth. Except as expressly provided herein, Landlord shall not be obligated to pay any charge or bear any expense whatsoever against or with respect to the Leased Premises, the

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Minimum Annual Rent payable hereunder shall not be subject to any reduction or offset whatsoever on account of any such charge or otherwise, and all costs, expenses and obligations of every kind and nature whatsoever relating to the Leased Premises (except as otherwise expressly set forth herein) shall be paid by Tenant.

(B) Payment for Utilities. To pay when due directly to the proper authorities or utilities charged with the collection thereof, all charges and expenses for telephone and other utilities and utilities services, and service inspections made therefor during the Term (other than those expressly provided by or through Landlord hereunder), whether designated as a charge, tax, assessments, fee or otherwise.

(C) Alterations and Additions. Not to perform any renovation or construction to the Property, Leased Premises or Building (which shall include any rearrangement of the interior space), or the erection of any signs or other additions or structures on or to the Property or Building or Leased Premises, or any other alterations or additions to the Property or Building or Leased Premises (including, without limitation, any alterations or additions to the plumbing, heating, cooling or electrical systems of the Building or the installation of any signs or draperies in any windows of the Building or Leased Premises), except as herein expressly provided (subject to the Rules and Regulations attached hereto as Exhibit “C”); provided, however, Tenant may make minor alterations or leasehold improvements to the interior of the Leased Premises which in no way affect or modify any portion of the structure of the Building, and may install fixtures and equipment which do not damage the Building, if Landlord’s prior written approval is obtained in each such instance (not to be unreasonably withheld). All such construction, alterations or additions shall be performed at Tenant’s sole risk and expense and in accordance with plans and specifications submitted to and approved, in advance, by Landlord. Tenant shall deliver to Landlord within thirty (30) days after completion of any such construction, alterations or additions an as-built plan and Certificate of Occupancy for same. Tenant shall pay to Landlord a fee equal to three percent (3%) of the cost of the construction, alterations or additions to compensate Landlord for the overhead and other costs it incurs in reviewing the plans and specifications for such construction, alterations or additions and in monitoring conformance of the construction, alterations or additions with the approved plans and specifications.

(D) Payment for Work. To (a) pay promptly when due the entire cost of any work to the Leased Premises undertaken by or for Tenant and all amounts that may become due for, or purport to be for, any labor, services, materials, supplies or equipment furnished or alleged to have been furnished or to be furnished to or for the Tenant in, upon or about the Leased Premises, and not to create, incur, assume or permit to exist any mortgage, security interest, encumbrance, mechanic’s or materialmen’s lien, or other charge of any kind on the Leased Premises or Landlord’s interest therein, and to cause any such lien to be fully discharged and released within five (5) days of any imposition of the same so that the Leased Premises shall at all times be free of liens for labor and materials; (b) procure at Tenant’s expense all necessary permits and approvals before undertaking any such work; (c) do all such work in a good and workmanlike manner and in accordance with plans and specifications previously approved by Landlord, employing reputable contractors and materials of good quality; (d) upon Landlord’s request for any proposed work costing in the aggregate in excess of $100,000, to furnish to Landlord prior to the commencement of any such work a bond or other security acceptable to Landlord, insuring that any work commenced by Tenant will be completed in accordance with

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such plans and specifications or as otherwise provided in writing by Landlord, whichever may be applicable; (e) to employ for such work responsible contractors who shall be subject to the approval of Landlord and whose labor will not interfere with other labor working in the Leased Premises or Property; (f) to require such contractors employed by Tenant to carry workers’ compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the Leased Premises and the Property in amounts at least equal to the limits set forth in subsection (H) hereof and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work; and (g) to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of any such work.

(E) Improper Use of Leased Premises. Not to place any load exceeding fifty (50) pounds per square foot upon any floor of the Leased Premises, nor to otherwise overload or deface the Leased Premises or Building, nor permit any use, alteration or repair contrary to law or lawful ordinance, by-law, regulation or order of public authority. Not to injure, overload, deface or otherwise harm the Leased Premises; nor to commit any nuisance; nor to permit the emission of any objectionable noise or odor and not to make or permit any use of the Leased Premises which is improper, offensive or contrary to any law, ordinance, by-law or governmental regulation or which will invalidate any of Landlord’s insurance or any other insurance on the Leased Premises.

(F) Hazardous Materials.

(1) Not to introduce on or transfer to the Leased Premises or Property, any hazardous materials (as hereinafter defined); nor to dump, flush or otherwise dispose of any hazardous materials into the drainage, sewage or waste disposal systems serving the Leased Premises or Property; nor to generate, store, use, release, spill or dispose of any hazardous materials in or on the Leased Premises or the Property, or to transfer any hazardous materials from the Leased Premises to any other location; and not to commit or suffer to be committed in or on the Leased Premises or Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Property or to hazardous materials (hereinafter collectively called “Environmental Laws”).

(2) Tenant agrees that if it or anyone claiming under it shall generate, store, release, spill, dispose of or transfer to the Leased Premises or Property any hazardous materials, it shall forthwith remove the same, at its sole cost and expense in the manner provided by all applicable Environmental Laws, regardless of when such hazardous materials shall be discovered. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such hazardous materials and shall forthwith repair and restore any portion of the Leased Premises or Property which it shall disturb in so removing any such hazardous materials to the condition which existed prior to Tenant’s disturbance thereof.

(3) Tenant agrees to deliver promptly to Landlord any notices, orders or similar documents received by Tenant from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any hazardous materials affecting the Leased Premises or Property. Tenant shall promptly from time to time upon Landlord’s request execute affidavits, representations or certifications concerning Tenant’s best knowledge and belief regarding the presence of hazardous materials on the Leased Premises.

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(4) For purposes of this Lease, the term “hazardous materials” shall mean and include any oils, petroleum products, asbestos and any other toxic or hazardous wastes, materials and such substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretations of Environmental Laws.

(5) The obligations of Tenant contained in this Section 9(F) shall survive the expiration or termination of this Lease.

(G) Injury or Damage; Indemnification. To assume exclusive control of the Leased Premises, and all tort liabilities incident to the control, use or leasing thereof; to pay, protect, indemnify and save harmless, to the extent permitted by law, Landlord, and any partner, member, officer, director, employee, agent, or beneficiary of Landlord, holders of mortgages on the Property and any other party having an interest in the Property from and against any and all liabilities, costs, expenses, causes of action, injuries, accidents, injunctions, losses, claims, damages, suits, actions, demands, judgments, fines or penalties of any nature (including court costs and reasonable attorney’s fees), asserted by or on behalf of any person, party or governmental authority whatsoever on account of injury, death, damage or loss to person or property occurred in connection with or arising from: (i) the use or occupancy or manner of use or occupancy of or travel over or upon the Leased Premises, (ii) any matter occurring, or based upon anything whatsoever done, on the Leased Premises, by Tenant or any person claiming by, through or under Tenant (including, without limitation, all patrons, guests, employees, agents, contractors and customers of Tenant) (hereinafter referred to sometimes collectively as “Tenant and Tenant’s Agents”), (iii) any acts, omissions or negligence of Tenant or Tenant’s Agents or any breach, violation or nonperformance of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind, by Tenant or Tenant’s Agents, or (iv) any injury or damage to the person, property of business of Tenant or Tenant’s Agents within or upon the Property under the express or implied invitation of Tenant, except if the same was caused by the gross negligence or willful misconduct of Landlord, its agents or employees. In respect to all of the foregoing, Tenant shall indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees) and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon, and, upon notice from Landlord, and at Tenant’s expense, Tenant shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord. The covenants of this Section 9(G) shall survive the termination of the Term with respect to any claims or liabilities arising during the Term of the Lease. In addition to the foregoing, Landlord may make all repairs and replacements to the Building resulting from acts or omissions of Tenant’s employees, agents, independent contractors or invitees (including damage and breakage occurring when Tenant’s property is being moved into or out of the Building) and Landlord may recover all costs and expenses thereof from Tenant on demand as additional rent.

(H) Insurance Requirements. To keep all of Tenant’s employees working in or about the Leased Premises covered by workers’ compensation insurance, if required by law, and to deliver certificates evidencing said coverage to Landlord. To carry and maintain, throughout the Term and Temporary Term hereof, at its own cost and expense, public liability insurance

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covering the Leased Premises (and the Property and any area adjacent to or in proximity to the Leased Premises or the Property, insofar as used by any customers, employees or invitees of Tenant), naming Tenant as the insured party and Landlord (and such others, including mortgagees of the Property, as are in privity of estate with Landlord, as set out in a notice from time to time) as an additional insured party, in such companies as are reasonably satisfactory to the Landlord, in amounts not less than $1,000,000 for bodily injury per occurrence and $3,000,000 aggregate, and an amount of not less than $100,000 for damage to property. All such policies shall be obtained from responsible companies licensed to do business in Massachusetts and in good standing therein and shall be in a form and from a company approved by Landlord (and shall not be a surplus lines company). Each such policy shall be non-cancelable and shall not be materially changed with respect to the interests of Landlord, mortgagees of the Property and others that are in privity of estate with Landlord (as to which Landlord provides notice to Tenant from time to time) by either the insured or the carrier without at least twenty (20) days’ prior written notice to Landlord. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Leased Premises. Certificates evidencing such insurance coverages shall be delivered to Landlord prior to commencement of the Temporary Term and as may be required prior to commencement of the Term, and at least thirty (30) days prior to the expiration of any such certificates. Tenant shall not be permitted to self-insure the foregoing coverages.

(I) Property of Tenant. That any and all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Leased Premises by Tenant or anyone claiming under Tenant, that may be in or on the Leased Premises, Building or Property, shall be at the sole risk of Tenant or those claiming by, through or under Tenant, and in no case whatsoever shall Landlord (or those having estate in the Leased Premises) be liable to Tenant, or any other person, for any injury, death, loss or damage to any person or property on the Property or in the Building or the Leased Premises, except if same was caused by the gross negligence or willful misconduct of Landlord, its agents or employees. Tenant shall, at Tenant’s expense, carry contents and improvements and betterments property insurance at replacement cost and without deductible, containing standard extended coverage endorsements, so-called, insuring Tenant’s property, fixtures and improvements within the Leased Premises. The parties acknowledge that loss or damage to property may result from acts of cleaning personnel and employees of other contractors or subcontractors working in and around the Building and that Tenant shall bear the risk and cost thereof unless Landlord has been negligent in the selection of such persons.

(J) Assignment and Subletting.

(1) Not to assign, mortgage, pledge or encumber this Lease, nor to sublet (which term shall be deemed to include the granting of concessions and licenses and the like) any part of the Leased Premises, or advertise the Premises for assignment or sublet, or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of all or any portion of the Leased Premises by anyone other then Tenant without, on each occasion, obtaining the prior written consent of Landlord, which shall not be unreasonably withheld,

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conditioned or delayed in accordance with the provisions of this Section 9(J); provided, however, Tenant may sublease (except as herein otherwise provided with respect to a medical user) all or a portion of the Leased Premises or assign this Lease (except as herein otherwise provided with respect to a medical user) without Landlord’s prior written consent to (a) an entity, which controls, is controlled by, or is under common control with, Tenant, (b) any entity, which acquires all or substantially all of the equity interests or assets of Tenant as part of a sale of Tenant’s business as a going concern, provided said entity has a net worth at least equal to or greater than that of Tenant as of the Commencement Date of this Lease, or (c) any entity which results from a merger or consolidation with Tenant, provided said entity has a net worth at least equal to or greater than that of Tenant as of the Commencement Date of this Lease (individually or collectively, an “Affiliate”), which Affiliate shall use the Leased Premises for general office use (exclusive of medical office uses); and further provided, however, that the Affiliate (in the event of the assignment of the Lease) shall covenant in writing, to the reasonable satisfaction of the Landlord, to be bound directly to Landlord for the performance of all Tenant’s covenants herein contained; and further provided, however, Tenant shall provide Landlord with at least twenty (20) days’ prior written notice of such assignment or sublet to an Affiliate without Landlord’s consent as hereinabove provided, and shall furnish to Landlord at the time of such written notice reasonable financial information with respect to the Affiliate. Notwithstanding anything in this Lease to the contrary, Landlord shall not be deemed unreasonable if it does not permit either the sublease or assignment of the Lease by Tenant to a medical user and it shall be in Landlord’s sole discretion to permit or deny a medical use in the Leased Premises. (As used herein, the term “assign” or “assignment” shall be deemed to include any change in control of Tenant or transfer of Tenant’s interest in the Lease by operation of law, the merger or consolidation of Tenant with or into any other firm, entity or corporation, or the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock, beneficial or partnership interest or otherwise. For purposes hereof, control shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable person or entity, whether through the ownership of voting securities, partnership or beneficial interests, by contract or otherwise.) The consent by Landlord to any such assignment or subletting shall not constitute a waiver for the necessity to obtain such consent with respect to any subsequent assignment or subletting. In the event of any assignment or subletting by Tenant, Landlord may, at any time and from time to time, collect rent and other charges from the assignee or subtenant, and apply the net amount collected against all rents and other charges due hereunder; but no such assignment, subletting or collection shall be deemed an acceptance of the assignee or subtenant as a lessee, or a release of Tenant from the further performance by Tenant of all lessee covenants herein contained, and Tenant shall remain liable for the payment of any and all rents and other payments and charges which may become due hereunder and for the performance of all other covenants, agreements and conditions on the part of Tenant to be performed hereunder. No such assignment shall be valid or effective unless or until, at Landlord’s election, the assignee shall covenant in writing with Landlord, to the satisfaction of Landlord, to be bound directly to Landlord for the performance of all Tenant covenants herein contained. Notwithstanding anything herein to the contrary, any assignee or sublessee shall not be entitled to further sublet the Leased Premises or assign this Lease in accordance with the provisions of this Section 9(J) without the prior written consent of Landlord. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of any of the provisions of this Section 9(J) shall be voidable at Landlord’s option.

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(2) Notwithstanding anything to the contrary set forth in Section 9(J)(1) hereof, except with respect to an Affiliate pursuant to said Section 9(J)(1), in the event that Tenant desires to assign this Lease or to sublet all or a portion of the Leased Premises, Tenant shall deliver to Landlord a copy of Tenant’s signed letter of intent with respect to the proposed sublease or assignment, together with such information regarding the proposed subtenant or assignee as will enable Landlord to reasonably determine if the proposed subtenant or assignee is financially responsible, of good reputation, and proposes to use the subleased or assigned premises for a use which is substantially similar in its functional aspects to the use of premises made by other tenants in the Building. Landlord shall have fifteen (15) days after receipt of all of the required information from Tenant to determine if it desires to terminate the Lease, or, as applicable, to suspend the Lease for the period and with respect to the space involved in the proposed sublease or assignment, and shall notify Tenant in writing of its decision, within said fifteen-day period. In the event that Landlord does not desire to either terminate or suspend the Lease as herein provided, Landlord shall not unreasonably withhold its consent to such proposed subletting or assignment by Tenant provided in Landlord’s reasonable opinion, such proposed subtenant or assignee is (a) financially responsible and of good reputation, (b) is engaged in a business, the functional aspects of which are substantially similar to the use of premises made by other tenants in the Building, and (c) is not then a lessee or sublessee of Landlord in the Building. Notwithstanding anything in this Lease to the contrary, Landlord shall not be deemed unreasonable if it does not permit either the sublease or assignment of the Lease by Tenant to a medical user and it shall be in Landlord’s sole discretion to permit or deny a medical use in the Leased Premises.

(3) In the event of any subletting or assignment hereunder, except with respect to an Affiliate pursuant to said Section 9(J)(1), Tenant shall pay to Landlord, at the same time and in the same manner that it makes monthly payments of Minimum Annual Rent due under this Lease, fifty percent (50%) of the Excess Rent, as hereinafter defined, that Tenant receives from any assignee of this Lease or from any subtenant of the Leased Premises, as the case may be. “Excess Rent” shall be the excess (if any) of the rent and all other amounts (including, without limitation, any consideration received by Tenant from any such assignee or subtenant as a commitment fee, inducement fee, bonus payment or the like) received by Tenant from any such assignee or subtenant over the sum of: (i) the amount of monthly payments of Minimum Annual Rent Tenant is required to pay to Landlord under this Lease, or in respect of the portion of the Leased Premises leased under any such sublease, as the case may be, plus (ii) any Tax Excess and Operating Cost Excess which Tenant is required to pay under this Lease or on any such portion of the Leased Premises so subleased, as the case may be, and plus (iii) reasonable costs incurred by Tenant for brokerage commissions, attorneys’ fees and tenant improvements in connection with such assignment or subletting, amortized in equal monthly installments over the number of years remaining in the Lease Term.

(4) Any sublease of all or any portion of the Leased Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination of this Lease or reentry of dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Property, as holder of a mortgage or as Landlord

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under this Lease (if such mortgagee succeeds to that position), shall (a) be liable for any act or omission of Tenant under such sublease, (b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s rent, (d) be bound by any covenant of Tenant to undertake or complete any construction of the Leased Premises or any portion thereof, (e) be required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (f) be bound by any obligation to make any payment to such subtenant or to grant any credits, (g) be responsible for any monies owing by Landlord to the credit of Tenant, or (h) be required to remove any person occupying the Leased Premises or any part thereof; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in Section 9(J)(1). Tenant shall pay Landlord a fee of One thousand Dollars ($1,000.00), in reimbursement of Landlord’s reasonable attorney’s fees and administrative expenses incurred by Landlord in connection with any subletting or assignment or proposed subletting or assignment by Tenant.

(K) Compliance with Laws. Not to permit anything to be done in or upon the Leased Premises or Property, or to bring or keep anything therein or thereon (including, without limitation, all furnishings, carpeting and wall coverings), except as now or hereafter permitted by applicable building, fire, health, sanitary or safety codes, ordinances or by-laws, or by any public authority (including, without limitation, the Wellesley Fire Department or any fire insurance rating organization or other authority having jurisdiction of the Property). Tenant shall not use the Leased Premises in a manner which shall increase the premium for fire, casualty or extended coverage insurance on the Building or on property located therein over the premium in effect as of the Commencement Date. Tenant shall keep the Leased Premises equipped with all safety appliances and permits required by law or ordinance or any order or regulation of any public authority and shall keep the Leased Premises equipped at all times with adequate fire extinguishers and other such measures reasonably required by Landlord. If, by use of the Leased Premises or by reason of failure of Tenant to comply with the provisions of this Section 9(K), the fire, casualty or extended coverage insurance rates effective on the Building shall be higher than such rates otherwise would have been, then Tenant shall, upon demand, reimburse Landlord, as additional rent hereunder, for that part of all such insurance premiums thereafter paid by Landlord which shall be charged because of such failure or use by Tenant (a schedule or “make up” of rates for the Building or Property issued by the Insurance Service Organization, or any other body making such insurance rates for the Property, being conclusive evidence of the facts therein stated and of the several items and charges in such insurance rates then applicable to the Property), and shall make such reimbursement upon the first day of the month following such outlay by Landlord; but if the use or occupancy of the Leased Premises by Tenant shall make void or voidable any such insurance coverage then, at the option of the Landlord, this Lease may be terminated. That the Leased Premises are being used for the purposes authorized in this Lease shall not relieve Tenant from the foregoing duties, obligations and expenses.

(L) Access by Landlord. To permit the Landlord and its agents, contractors or representatives to enter the Leased Premises or any part thereof at any time in response to an emergency, and, except for an emergency, at reasonable hours and upon reasonable prior notice to (i) inspect the Leased Premises, (ii) exhibit the Leased Premises to prospective purchasers,

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lenders or tenants, (iii) determine whether Tenant is complying with its obligations in this Lease, (iv) post notices of nonresponsibility or similar notices, (v) to make improvements, (vi) make repairs which this Lease requires Landlord to make, and to make repairs and replacements to preserve the Leased Premises and Building, and (vii) at any time within six (6) months prior to the expiration of this Lease to affix to any part of the Leased Premises a notice for letting the Leased Premises and to keep the same so affixed. Tenant waives any claim on account of any injury or inconvenience to Tenant’s business, interference with Tenant’s business, loss of occupancy or quiet enjoyment of the Leased Premises, or any other loss occasioned by such entry. Landlord will have the right, by means which Landlord may deem proper, to open doors to the Leased Premises in an emergency in order to enter the Leased Premises. No entry to the Leased Premises by Landlord by any means will be deemed to be a forcible or unlawful entry into the Leased Premises or a detainer of the Leased Premises or an eviction (actual or constructive) of Tenant from the Leased Premises, or any part of the Leased Premises, nor will any such entry entitle Tenant to damage or an abatement of rent or other charges which this Lease requires Tenant to pay.

(M) Rules and Regulations. To comply with all reasonable rules and regulations (not in conflict with the provisions of this Lease) as Landlord may, from time to time, promulgate to regulate the conduct of all tenants using the Building and the Property, as if all such rules and regulations were set forth in this Lease at length. A set of such rules and regulations, as currently in effect, are attached hereto as Exhibit “C”. Landlord shall, however, have the right to change such rules and regulations and to waive any one or more of them in the case of any one or more tenants. Such waiver as to one tenant shall not constitute a waiver as to any other tenant. Landlord shall not be responsible to Tenant or to Tenant’s agents, employees, servants, licensees, invitees, or visitors for failure to enforce any such rules and regulations or for the nonobservance or violation of any such rules and regulations by any other tenant or by any other person.

(N) Condition of Leased Premises. To maintain the Leased Premises neat and clean and in such repair, order and condition as the same are in on the Commencement Date or may be put in during the Term hereof, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs in and about the Leased Premises necessary to preserve them in such repair, order and condition, which repairs shall be in quality and class equal to the original work. Landlord, upon prior notice to Tenant, may elect, at the expense of Tenant, to make any such repairs or to repair any damage or injury to the Building or the Leased Premises caused by moving property of Tenant in or out of the Building, or by installation or removal or furniture or other property, or by misuse by, or neglect or improper conduct of, Tenant or Tenant’s servants, employees, agents, or licensees. Tenant shall, on or before the expiration of the Term, remove Tenant’s signs, goods, personal property, trade fixtures and equipment used in the conduct of Tenant’s business not servicing or affixed to the Leased Premises, and will repair, prior to the expiration of the Term, any damages caused by such removal. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord, without risk to Landlord, in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Leased Premises and for use and occupancy during the period after the expiration of the Term and prior to its performance of its obligations under this Section 9(N).

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(O) Maintenance of Leased Premises. To perform all routine and ordinary repairs and replacements to any plumbing, heating, electrical, ventilating and air-conditioning systems installed by or on behalf of Tenant in the Leased Premises such as are necessary to keep them in good working order, damage by unavoidable casualty only excepted; and to make as and when needed as a result of misuse by, or neglect or improper conduct of, Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs in and about the Leased Premises necessary to preserve them in such repair, order and condition, which repairs shall be in quality and class equal to the original work. If Tenant shall be in default of its obligations set forth in this Section 9(O), Landlord may give written notice of such default and if Tenant fails to adequately remedy the default within fifteen (15) days of the date of such notice Landlord may, for and at the expense of Tenant, make any and all such repairs to the Leased Premises and to such equipment serving the Leased Premises. In the event of an emergency in which a delay would cause or threaten to cause further damage to the Leased Premises or Property, no such notice from Landlord shall be necessary prior to Landlord making such repairs.

(P) Books and Records. From time to time, at Landlord’s request, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than ten (10) days’ prior written notice from Landlord: (i) a current financial statement for Tenant and Tenant’s financial statements for the previous two accounting years, and (ii) such other financial information pertaining to Tenant as Landlord or any lender or purchaser of Landlord may reasonably request. All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. All information with regard to financial condition and income and expenses submitted to Landlord by Tenant, or ascertained by audit of Tenant’s records, shall be treated as confidential and shall not be divulged by Landlord or Landlord’s agents to anyone other than mortgagees of the Property or bona fide prospective purchasers of the same, without Tenant’s prior written consent.

(Q) Occupancy of the Leased Premises. To occupy the Leased Premises at all times during the Term of this Lease.

Landlord shall have the right to enter the Leased Premises at all reasonable times, subject to Tenant’s reasonable security regulations, to ascertain whether or not Tenant is in compliance with the lessee covenants and agreements contained in this Section 9 of the Lease.

Section 10. Waiver of Subrogation. Landlord and Tenant mutually agree (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the Commonwealth of Massachusetts) that with respect to any loss or damage to property that is covered by insurance then being carried (or required to be carried hereunder) by Landlord or Tenant, respectively, the party carrying (or required to be carrying) such insurance and suffering such loss or damage releases the other of and from any and all claims with respect to such loss or damage; and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof, even though an extra

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premium may result therefrom. In the event that any extra premium is payable by Tenant as a result of this provision, Landlord shall not be liable for reimbursement to Tenant for such extra premium.

Section 11. Alterations, Installations and Work Done to Leased Premises.

(A) Ownership of Property. All repairs, alterations, additions and restorations required or permitted hereunder by Tenant or Landlord shall be done in a good and workmanlike manner and in compliance with all applicable laws and lawful ordinances, permits, by-laws, regulations and orders of governmental authority and insurers of the Property. All improvements, alterations and additions to the Leased Premises, and to fixtures and equipment serving it, made or installed at any time by either Landlord or Tenant, shall be part of the Building and the property of Landlord; but not signs, equipment, trade fixtures or the like installed by Tenant and used in Tenant’s business (where such equipment, trade fixtures or the like neither service nor are affixed or secured to the Building), or any additions or equipment installed at Tenant’s expense which Landlord has agreed in writing prior to installation may be removed by Tenant.

(B) Liens and Encumbrances. Each party doing any construction or other work covenants to promptly pay for it, unless otherwise provided in this Lease, and to bond or discharge promptly any mechanics or other Hens, claims or encumbrances arising from the same.

Section 12. Casualty and Taking.

(A) Taking or Damage Affecting Entire Building. If the entire Building or Property shall be taken by any exercise of the right of eminent domain, or if the entire Building shall be destroyed by reason of damage from fire or other casualty, or by account of any public or quasi-public authority, then this Lease shall terminate as of the effective date of such taking or as of the effective date of such damage. If the Building shall be substantially damaged by reason of fire or other casualty, or by action of any public or quasi-public authority, then this Lease may be terminated by Landlord as of the date of such damage or action by written notice to Tenant within forty-five (45) days of the date of such damage or action.

(B) Destruction of or Damage to Leased Premises. If the entire Leased Premises shall be damaged and rendered untenantable by reason of damage from fire or casualty, or if a portion thereof is so rendered untenantable that the entire undamaged portion is unsuitable for the continued conduct of Tenant’s business, then this Lease may be terminated by either Landlord or Tenant, as of the date of such damage, by written notice to the other within forty-five (45) days of the date of such damage; provided, however, Tenant may not so terminate this Lease, or any such termination shall not be effective, if Landlord, within forty-five (45) days of the date of damage, gives Tenant written notice of its intention to promptly and fully restore the Leased Premises for use and occupancy by Tenant. If the Lease is not so terminated, a just proportion of the rent due hereunder shall be abated according to the nature and extent of the damage from the date of such damage until the Leased Premises shall have been restored to proper condition for use and occupancy. If a portion of the Leased Premises is so damaged, but the remaining portion is suitable for the continued conduct of Tenant’s business, then Tenant shall have no right to terminate this Lease, but a just proportion of the rents due hereunder shall be abated according to the nature and extent of the damage from the date of such damage until the damaged portion of the Leased Premises shall have been restored to proper condition for use and occupancy.

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(C) Partial or Temporary Taking of Leased Premises. If a portion, but not all of the Building or Property shall be taken by any exercise of the right of eminent domain, such partial taking shall be considered to be damage to a portion of the Leased Premises and treated in accordance with Subsection (B) hereof. If all of the Building or Property shall be so taken for temporary purposes, such temporary taking shall be treated in accordance with Subsection (B) hereof if the taking lasts for three (3) months or less, and in accordance with Subsection (A) hereof if the taking lasts in excess of three (3) months.

(D) Condemnation Awards. In the event of any taking, Landlord shall be entitled to receive the entire award with respect to such taking, and Tenant hereby waives all rights relating to damages to the Building and the leasehold hereby created; provided, however, Tenant shall be entitled to and does not waive its rights with respect to any portion of any such award expressly allocated to Tenant by the taking authority with respect to Tenant’s loss of fixtures, leasehold improvements, and relocation expenses.

(E) Restoration of Leased Premises. In the event of damage to or a partial taking of the Property, Building or Leased Premises which does not result in a termination of this Lease as aforesaid, Landlord shall repair and restore the Leased Premises to the condition thereof prior to such damage or partial taking, subject to reduction in size caused by any partial taking. Such repair and restoration shall be commenced and completed by Landlord, as rapidly as is reasonably practicable, subject to reasonable delays which may arise by reason of adjustment of insurance, labor troubles, shortages of materials, or any other cause beyond Landlord’s control. Landlord shall not be liable for any inconvenience or annoyance to Tenant, or for any injury to the business of Tenant, resulting from delays in repairing such damage. Upon commencement of such repair and restoration by Landlord, Tenant shall, at its expense, promptly commence repair and replacement of all trade fixtures, equipment, signs and other property installed in the Leased Premises by Tenant, or belonging to the Tenant, which may have been so damaged, taken or destroyed and shall, subject to causes beyond the control of Tenant, complete the same as rapidly as is reasonably practicable.

Section 13. Tenant Default. (a) In the event any default by Tenant or any assignee of Tenant’s interest hereunder (collectively “Assignee”) continues, in case of non-payment of Minimum Annual Rent, additional rent or any other rents or charges herein required to be paid by Tenant, for more than ten (10) days after written notice thereof to Tenant from Landlord, or (b) in the event any other default of Tenant or any Assignee continues for more than twenty (20) days after written notice thereof to Tenant from Landlord (unless Tenant has, within said twenty (20) day period, commenced to cure such default and thereafter prosecutes the curing of such default to completion without interruption and with due diligence), or (c) if Tenant or any Assignee shall vacate or abandon all or any portion of the Leased Premises, or (d) if Tenant or any Assignee or any Guarantor of Tenant’s obligations hereunder (“Guarantor”) executes an assignment for the benefit of creditors, trust mortgage or similar document, or (e) if Tenant or any Guarantor or Assignee files a petition for relief under any bankruptcy or insolvency law or code, or (f) if any petition for relief under any bankruptcy or insolvency law or code is filed against Tenant or any Assignee or any Guarantor and is not dismissed or discharged within

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sixty (60) days, or (g) if a custodian or similar agent is authorized or appointed to take charge of all or substantially all of the assets of Tenant or any Guarantor or Assignee, or (h) if Tenant’s or any Assignee’s interest in this Lease is taken on execution or other process of law in any action, or (i) if Tenant or any Assignee or any Guarantor dissolves or is dissolved or liquidates or adopts any plan or commences any proceeding, the result of which is intended to include dissolution or liquidation, or (j) if any order is entered in any proceeding by or against Tenant or any Assignee or any Guarantor decreeing or permitting the dissolution of Tenant or any Assignee or any Guarantor or the winding up of its affairs, or (k) if any action shall be commenced to collect upon or enforce any lien or attachment on the Leased Premises, any portion thereof or Landlord’s interest therein, or (l) if any representation or warranty made herein or in any report, certificate, statement or other instrument furnished in connection with this Lease by Tenant shall prove to be false, then, in any such instance, Landlord may immediately or at any time thereafter (notwithstanding any license, consent or waiver of any former breach), and without demand or notice, in person or by agent or attorney, immediately or at any time thereafter enter into or upon the Leased Premises or any part thereof in the name of the whole and repossess the same as of its former estate, or terminate this Lease and, in either event, expel Tenant and those claiming through or under Tenant (including any Assignee), and remove their effects (forcibly, if necessary), without being deemed guilty of any manner of trespass, without liability for any damages, and without prejudice to any remedy which otherwise might be available for arrears of rent or breach of covenant; and, upon entry or notice as aforesaid this Lease shall terminate and Landlord, in addition to all other remedies which it may have at law or in equity, shall have the remedies provided in Section 14 hereof; provided, however, in the event that under applicable bankruptcy law any trustee in bankruptcy has the right to affirm this Lease and to continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

Tenant hereby waives and surrenders all rights and privileges which it might have under or by reason of any present or future law to redeem the Leased Premises, or to have continuance of this Lease for the Term hereby leased, after being dispossessed or ejected therefrom by process of law or under the terms of this Lease, or after the termination of this Lease, as herein provided. Tenant further agrees that it shall not interpose any counterclaim or set-off in any summary proceeding or in any action based in whole or in part on non-payment of rent.

Section 14. Landlord’s Remedies.

(A) Rents and Other Charges. If this Lease shall be terminated as provided in Section 13 hereof, Tenant shall pay the Minimum Annual Rent and all additional rent and other charges payable hereunder up to the time of such termination; and thereafter, Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Leased Premises shall have been re-let, shall be liable for and shall pay to Landlord, as current damages, the Minimum Annual Rent and all additional rent and other charges which would have been payable hereunder for the remainder of the Term of this Lease if such termination had not occurred, less the net proceeds if any, of re-letting of the Leased Premises, after deducting all expenses incurred by Landlord in connection with such re-letting

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(including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, alteration costs and expenses of preparation for such re-letting). Tenant shall pay such current damages to Landlord monthly on the days on which the Minimum Monthly Rent Installments would have been payable hereunder if this Lease had not been terminated.

(B) Liquidated Damages. At any time after such termination, whether or not Landlord shall have collected any such current damages payable under any of the foregoing provisions of this Section 14, Landlord may elect to recover, and Tenant shall forthwith pay, as liquidated final damages in lieu of all such current damages beyond the date of such election, either (i) an amount equal to the excess, if any, of the Minimum Annual Rent, additional rent and other charges as hereinbefore provided which would be payable hereunder from the date of such election (assuming that, for the purposes of this subsection (B), annual payments by Tenant on account of Tax Excess and Operating Cost Excess would be the same as payments required for the immediately preceding twelve calendar months, or if lesser than twelve calendar months have expired since the Commencement Date, the payments required for such lesser period projected to an annual amount) for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair net rental value of the Leased Premises of the same period or (ii) an amount equal to the lesser of (x) the Minimum Annual Rent, additional rent and other charges that would have been payable for the balance of the Term of this Lease had it not been terminated or (y) the aggregate of the Minimum Annual Rent, additional rent and other charges accrued in the twelve (12) months ended next prior to such termination without reduction for any free rent or other concession or abatement (plus, in either case under (x) or (y), the amount of Minimum Annual Rent, amounts for Tax Excess and Operating Cost Excess and additional rents of any kind accrued and unpaid at the time of termination of this Lease). In the event this Lease is so terminated prior to the expiration of the firs: full year of the Term of this Lease, the liquidated damages which Landlord may elect to recover pursuant to clause (ii)(y) of this subsection (B) shall be calculated as if such termination had occurred on the first anniversary of the Commencement Date. Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

(C) Landlord’s Additional Costs. In addition to the foregoing, Tenant also agrees (a) to indemnify and save Landlord harmless from and against all reasonable expenses and attorneys’ fees which Landlord may incur in connection with such termination and the cost of putting the Leased Premises in good order or preparing the same for re-rental, and (b) that Landlord may re-let the Leased Premises, or any portion thereof, for a period which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant concessions or free rent. Any suit brought to collect the amount of deficiency for any month shall not prejudice in any way the right of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord may make such alterations, repairs, replacements and decorations to the Leased Premises as Landlord, in Landlord’s reasonable judgment, considers advisable and necessary for the purpose of re-letting the Leased Premises. Landlord shall use reasonable efforts to so re-let the Leased Premises but

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shall not, in any event, be liable for failure to re-let the Leased Premises, or, if the Leased Premises are re-let, for failure to collect the rent due under such re-letting; for purposes hereof, it is agreed that the listing of the Leased Premises, for rental, with a reputable broker involved in leasing of property within the Wellesley-Route 128 area shall be a discharge of Landlord’s obligation hereunder to use reasonable efforts to re-let the Leased Premises.

(D) Landlord’s Expenses In Curing Tenant’s Defaults. In the event of any default by Tenant hereunder, Tenant will reimburse Landlord for all expenses and reasonable attorneys’ fees incurred by Landlord in collecting any amount due from Tenant, curing any default of Tenant or in obtaining possession of, or in re-letting, the Leased Premises; and Tenant shall pay all reasonable attorneys’ fees and expenses arising out of any litigation in which Landlord shall become involved by reason of any default, act or failure to act, or negligence of Tenant or anyone acting under Tenant. Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease). Tenant further agrees that if, on termination of this Lease by expiration or otherwise, Tenant shall fail to remove any of its property from the Leased Premises, Landlord shall be authorized, at its sole option, and in Tenant’s name and on its behalf, upon 10 days’ prior notice, either (a) to cause such property to be removed and placed in storage for the account of and at the risk and expense of Tenant, (without liability for loss or damage to such property), or (b) to sell such property at public or private sale, and to apply the proceeds thereof, after the payment of all expenses of removal, storage and sale, to the indebtedness, if any, of Tenant to Landlord, the surplus, if any, to be paid to Tenant.

(E) Injunctive Relief. In addition to all other remedies provided in this Lease, Landlord shall be entitled to have any violation, or any attempted or threatened violation, of any of the covenants, conditions, or provisions of this Lease restrained by injunction.

(F) No Surrender of Leased Premises. No act or thing done by Landlord during the Term hereof shall be deemed an acceptance or a surrender of the Leased Premises and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Leased Premises.

Section 15. Cumulative Remedies. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including, without limitation, actions at law for direct, indirect, special and consequential damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

Section 16. Interest Due on Tenant Defaults. If Tenant fails to pay the full amount of the Minimum Annual Rent or any additional rent, or to make any other payment required after any applicable grace period, or to perform any act required of Tenant hereunder after any applicable grace period, Landlord shall have the right to collect the amount of such overdue payment or to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of

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its obligations under this Lease and to collect from Tenant interest at the rate of one and one half percent (1 1/2%) per month, computed on the amount of such payment or the cost of such performance on behalf of Tenant.

Section 17. Holdover. If the Tenant remains in the Leased Premises beyond the expiration of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only and shall pay during such period of holdover, when and as billed therefor by Landlord, as an occupancy charge (but not as rent), an amount pro rated on a daily basis equal to three (3) times the Minimum Annual Rent due from Tenant as of the expiration of the Term, plus any charges for additional rent hereunder, and Tax Excess and Operating Cost Excess due for such period of holdover.

Section 18. Subordination of Lease; Rights of Mortgage Holders. Tenant will, upon request of Landlord, subordinate this Lease and the lien hereof to the lien of any present or future mortgage, ground lease, operating agreement or the like (collectively hereinafter called the “Mortgages”), affecting the Property, or any part thereof, irrespective of the time of execution or time of recording of any such Mortgages. Tenant agrees that it will, upon request of Landlord, execute, acknowledge and deliver any and all instruments deemed necessary or desirable by Landlord to give effect to, or notice of, such subordination, provided only that the holders of any such Mortgages shall enter into an agreement with Tenant (in the standard form of such agreement utilized by any such holder) which provides that such holders will not disturb the possession and other rights of Tenant and that such holders will accept Tenant as a lessee of the Leased Premises under the terms and conditions of this Lease in the event of acquisition of title to the Property through foreclosure proceedings, or otherwise, so long as Tenant performs its obligations hereunder, agrees to recognize the holders of such Mortgages as the Landlord in such event, and agrees to attorn to such holders; such agreement shall be expressly binding upon the successors and assigns of Tenant and on the holders of any such Mortgages and upon anyone purchasing the Property at a foreclosure sale. Tenant and Landlord agree to execute, acknowledge and deliver any appropriate instruments necessary to carry out the agreements contained in this Section 18. Tenant agrees that if it shall fail at any time to execute, acknowledge and deliver any such instrument within fifteen (15) days after request by Landlord, then Landlord may, in addition to any other remedy available to Landlord, execute, acknowledge and deliver such instrument as Tenant’s attorney in fact and in Tenant’s name; and Tenant hereby makes, constitutes and irrevocably appoints Landlord as its attorney in fact, coupled with an interest, for that purpose. In the event of any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, which is conditional in nature or otherwise, which assignment is made to the holder of a Mortgage, Tenant agrees that the execution thereof by Landlord and the acceptance thereof by the holder of such Mortgage shall not be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect. Until the holder of a Mortgage shall enter and take possession of the Leased Premises for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Leased Premises for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a Mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Leased Premises for the purpose of foreclosure. If the holder of any Mortgage

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shall require any modification(s) to this Lease, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s), provided that such modification(s) do not adversely affect in any material respect any of Tenant’s rights under this Lease.

Notwithstanding anything herein to the contrary, Landlord shall use reasonable efforts to obtain a Subordination Non-Disturbance and Attornment Agreement executed by Landlord’s mortgagee, in the commercially reasonable standard form of such Agreement currently used by such mortgagee, which Agreement shall be, in accordance with the foregoing, the same form of agreement as attached hereto as Exhibit “H”, as hereinafter provided in Section 20 hereof.

Section 19. Covenant of Quiet Enjoyment; Landlord’s Right to Make Alterations or Improvements to the Property. Tenant, on payment of the rents and other charges payable hereunder, and upon performance of the covenants of this Lease on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the Leased Premises for the Term of this Lease without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease; provided, however, Landlord may at any time and from time to time, without the same constituting a breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without incurring any liability to Tenant or otherwise affecting any of Tenant’s obligations under this Lease, install, use, maintain, repair, replace and relocate for service to the Leased Premises and other parts of the Building, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Leased Premises or Building, or to make such changes, alterations, additions, improvements, repairs or replacements in or to the interior and exterior of the Building (including the Leased Premises) and the fixtures and equipment thereof, and in or to the Property (including, without limitation, landscaping, the construction of additional structures, signs and buildings, the relocation of access roads situated within the Property and the redesign, relocation or temporary closing of parking areas and other common facilities serving the Building and Property), as Landlord may deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, lobbies, elevators, or other public parts of the Building; provided further, however, that there be no unreasonable interference (except in emergencies) with the conduct of Tenant’s business or obstruction of access to the Leased Premises by Tenant. Nothing contained in this Section 19 shall be deemed to relieve Tenant of any duty, obligation or liability with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority. Landlord reserves the right, at any time, and from time to time, to change the name and address of the Building.

Section 20. Estoppel Certificates. Landlord and Tenant agree that at any time and from time to time, upon not less than fifteen (15) days’ prior written request by the other, each will execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same are in full force and effect as modified and stating the modifications), that to the knowledge of such party no uncured defaults exist hereunder (or if any defaults exist, specifying the same), and the dates to which the rent and other charges due hereunder have been paid in advance, if any, it being intended that any such statement delivered pursuant to this Section 20 may be relied upon by any mortgagee or prospective mortgagee or purchaser of the Property. Tenant

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acknowledges that the execution and delivery of such certificates in connection with a financing or sale in a prompt manner may constitute requirements of Landlord’s financings and/or property dispositions, and Tenant shall indemnify Landlord against all damages (including consequential damages in the nature of increased costs or loss of any such transactions, and including attorneys’ fees) directly or indirectly resulting from Tenant’s failure to comply herewith (notwithstanding that any applicable grace or notice period under Section 13 may not have expired). Tenant agrees that if it shall fail at any time to execute, acknowledge and deliver any such instrument within fifteen (15) days after request, then Landlord may execute, acknowledge and deliver such instrument as the attorney in fact of Tenant; and Tenant hereby makes, constitutes and irrevocably appoints Landlord its attorney in fact, coupled with an interest, for that purpose.

Notwithstanding anything herein to the contrary, Tenant shall execute and deliver to Landlord, within ten (10) days after the Commencement Date, the Estoppel Certificate/SNDA, the form of which is attached hereto as Exhibit “H” and incorporated herein.

Section 21. Notice of Lease. Tenant agrees that it will not record this Lease. Both parties shall, upon request of either, execute and deliver a notice of this Lease in such recordable form as may be permitted by applicable statute.

Section 22. Notices and Approvals. All notices, requests, demands, consents, elections, approvals, and other communications which may be or are required to be served or given hereunder (hereinafter collectively called “Notices”) shall be in writing and may be delivered in hand or by registered or certified mail (return receipt requested), or by nationally recognized overnight courier, if to Landlord at Landlord’s Address, and if to Tenant, at Tenant’s Address. Each party agrees upon request of the other to immediately acknowledge any such hand delivery. Either party may, by Notice given as aforesaid, change its address for all subsequent Notices, except that neither party may require Notices to it to be sent to more than two (2) addresses (exclusive of copies of Notices which may be required to be sent to Landlord’s mortgagees). Notices shall be deemed given when mailed in the manner aforesaid provided they are received in due course.

Section 23. Brokerage. Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease except for any broker designated in Section 1(A) and covenants to pay, hold harmless and indemnify Landlord from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any broker or agent, other than such designated broker, with respect to this Lease or the negotiation thereof, arising from a breach of the foregoing warranty.

Section 24. Non-Waiver Provision. No assent, express or implied, by either party to any breach of any agreement or condition herein contained on the part of the other to be performed or observed, and no waiver, express or implied, of any such agreement or condition, shall be deemed to be a waiver of or assent to any succeeding breach of the same or any other agreement or condition. The acceptance by Landlord of rent or other payment hereunder, or silence by Landlord as to any breach, shall not be construed as a waiver of any of the Landlord’s rights hereunder unless such waiver shall be in writing. No payment by Tenant or acceptance by Landlord of a lesser amount with an endorsement or statement thereon, or in a writing

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accompanying such check, that said lesser amount is payment in full shall be deemed an accord and satisfaction, and the Landlord may accept such check without prejudice to recover the balance due or to pursue any other remedy.

Section 25. Inability to Perform – Exculpatory Clause. Except as otherwise expressly provided herein, this Lease and the obligations of Tenant to pay rent hereunder and to perform all of the other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is temporarily delayed in making any repairs or replacements by reason of strikes or labor troubles, conditions of supply and demand, or any other similar or dissimilar cause whatsoever beyond Landlord’s control (including, but not limited to, governmental preemption in connection with a national emergency or by reason of any rule, order or regulation of any governmental agency), provided that in each such instance of inability of Landlord to perform, Landlord shall exercise reasonable diligence to eliminate the cause of such inability to perform or to secure alternate sources of supply.

Section 26. Limitation of Landlord’s Liability. The term “Landlord”, as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Building, and in the event of any transfer or transfers of title to the Building, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of the Building. Tenant and Tenant’s successors and assigns agree they shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building and in the rents, issues and profits therefrom, and agree to look solely to such interest for the satisfaction of any liability of or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general partner, limited partner, employee or agent of Landlord) ever be personally liable for any such liability.

Section 27. Entire Agreement. This Lease sets forth the entire agreement between the parties hereto and cannot be modified or amended except in writing duly executed by both parties hereto.

Section 28. Partial Invalidity. The invalidity of one or more of the provisions of this Lease shall not affect the remaining portions of this Lease; and, if any one or more of the provisions of this Lease should be declared invalid by final order, decree or judgment of a court of competent jurisdiction, this Lease shall be construed as if such invalid provisions had not been included in this Lease.

Section 29. Waiver of Jury Trial. Landlord and Tenant waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on all matters arising out of this Lease or the use and occupancy of the Leased Premises (except claims for

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personal injury or property damage). If Landlord commences any summary proceeding for nonpayment of rent, or possession of the Leased Premises, Tenant will not interpose (and waives the right to interpose) any counterclaim in any such proceeding.

Section 30. Tenant as Business Entity. If Tenant is a business entity, then the person or persons executing this Lease on behalf of Tenant jointly and severally warrant and represent in their individual capacities that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized and, if a foreign corporation, has qualified to do business in the Commonwealth of Massachusetts; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant is in compliance with all laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this Lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provisions of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, or (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (f) the Lease is a valid and binding obligation of Tenant in accordance with its terms. Tenant, if a business entity, agrees that any breach of the foregoing warranty and representation shall, at Landlord’s election, be a default under this Lease for which there shall be no cure. This warranty and representation shall survive the termination of the Term.

Section 31. Applicable Law and Construction; Execution. This Lease shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and, if any provision of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be executed in one or more counterparts, all of which are identical, any one of which is used for any purpose. The headnotes throughout this Lease are for convenience or reference only, and shall in no way be held or deemed to define, limit, explain, describe, modify or add to the interpretation, construction or meaning of any provision of this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Leased Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. If two or more persons are named as Tenant herein, each of such persons shall be jointly and severally liable for the obligations of the Tenant hereunder, and Landlord may proceed against any one without first having commenced proceedings against any other of them. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition. Tenant agrees and acknowledges that the so-called “dependent covenants” rule as developed under the common law, including, without limitation, the statement of such rule as set forth in the Restatement (Second) of Property, Section 7.1 (1977), shall not apply to this Lease or to the relationship of landlord and tenant created hereunder. Any reference herein to successors and assigns of Tenant is not intended to constitute a consent to any assignment of this Lease by Tenant. Except as otherwise set forth in this Lease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair obligations and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease.

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WITNESS the execution hereof as a sealed instrument as of the date first above written.

LANDLORD:

NEWTON WELLESLEY EXECUTIVE OFFICE PARK LLC
By:	NWEOP Manager, Inc., its Manager

	By:	/s/ Arthur H. Nelson
Arthur H. Nelson, President

TENANT:

FLEETMATICS USA, LLC

By:	/s/ Al Vasile

Its:	Director of Finance and Administration

IF TENANT IS A CORPORATION, TRUST, LIMITED PARTNERSHIP, LIMITED LIABILITY COMPANY OR LIMITED LIABILITY PARTNERSHIP, A SECRETARY’S, CLERK’S, TRUSTEE’S, GENERAL PARTNER’S, MANAGING MEMBER’S OR MANAGING PARTNER’S CERTIFICATE OF THE AUTHORITY AND THE INCUMBENCY OF THE PERSON SIGNING ON BEHALF OF TENANT SHALL BE ATTACHED.

EXHIBIT A

Copy of Lease and Amendments

EXHIBIT “A”

Leased Premises

EXHIBIT “B”

Plan of the Parking Area

INITIALS:
Landlord	Tenant

EXHIBIT “C”

70 WALNUT STREET

WELLESLEY, MASSACHUSETTS

RULES AND REGULATIONS

The following rules and regulations have been established for the safety, comfort and general well-being of the tenants of the Office Park as well as for the neat, orderly and attractive appearance and maintenance of all the buildings of the Office Park. They are not intended to modify or vary the terms of your lease.

1.	General Use of Building and Premises

a) Tenant shall not place, store or keep any property adjacent to the Building or upon the adjacent sidewalks or walkways, or in the elevators, vestibules, stairways, corridors, or halls (except as may be necessary for brief periods during deliveries); nor shall Tenant use any such areas for any purpose other than ingress or egress to and from the Leased Premises.

b) No bicycles, vehicles or animals (other than seeing eye dogs) of any kind shall be brought into or kept in or about the Leased Premises.

c) The Leased Premises shall not be used for lodging or sleeping or for any offensive use or purpose.

2.	Normal Building Hours

The Building is generally open from 7:00 a.m. to 7:00 p.m., Monday through Friday. The Building is closed Saturdays, Sundays and certain holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day), although provision will be made for access to the Leased Premises during the periods when the Building is closed.

3.	Construction and Repairs

a) Tenants shall direct all requests for any work in or about the Leased Premises to Landlord’s representative. Landlord’s employees shall not perform any work or do anything outside their regular duties except upon special instruction from the Landlord’s representative.

b) The following rules and regulations have been adopted to govern the performance of all construction or repair work in the Leased Premises, including decoration and installation of fixtures and equipment. These rules and regulations cover not only the actual work, but also cover visits to the Leased Premises by Tenant’s decorators, manufacturers and installers of equipment and fixtures. The purpose of these rules is to minimize the risk of injury to persons or damage to the Building and to avoid conflicts with Landlord’s construction schedules and other scheduled work:

(1) All persons will be required to comply with all posted safety regulations, including those established by the Landlord or any contractor of Landlord such as, but not limited to, wearing protective clothing.

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(2) Except when accompanied by a representative of Landlord or a contractor of Landlord, all persons desiring to visit the Leased Premises must first secure permission through Landlord or Landlord’s contractor or other representative. (This rule does not apply to visits in respect of which prior arrangements have been made for access by Tenant or prospective tenants.)

(3) All schedules for the performance of work and for the delivery and installation of materials must be cleared with Landlord’s representative to avoid conflict with Building construction schedules and work for other tenants. Except where prior arrangements are made, all work must be done and all materials must be delivered between the hours of 7:00 a.m. and 4:00 p.m. (except for the period 8:00 to 9:00 a.m., Monday through Friday, inclusive, during which no such materials shall be delivered); all construction personnel will be required to vacate the Leased Premises not later than 4:00 p.m., unless arrangements are made prior to 3:00 p.m. through Landlord’s representative. See Exhibit “C-l” attached hereto for Moving Procedures.

(4) At least 72 hours before the commencement of any work in or about the Leased Premises or Building, including the installation of any equipment or fixtures, Tenant shall inform Landlord’s representative of the place where the work is to be performed and the date of commencement and the nature of the work to be done, the name of the contractor or other party to perform such work and the name of the individual who will supervise the performance of the work. Tenant shall simultaneously therewith deliver to Landlord a copy of Landlord’s Construction Rules & Regulations, a copy of which are attached hereto as Exhibit “C-2” and incorporated herein, signed by Tenant and its contractor. If requested by Landlord’s representative, Tenant shall cause the contractor or other party doing such work to furnish certificates of such insurance coverage in connection with the performance of such work as Landlord may reasonably require. In any case in which Landlord shall require proof of insurance coverage, the work shall not be commenced until such certificates shall have been furnished.

(5) All personnel of contractors or others performing work for Tenant will be required to work in harmony with any contractor and other persons performing work on the Leased Premises and in the Building on behalf of Landlord.

4.	Signs and Drapes

a) Any signs, lettering or the like installed or erected on the Leased Premises or Building without Landlord’s prior written consent (which consent, as to interior signs, shall not be unreasonably withheld or delayed) may, without notice to Tenant, be removed by Landlord at Tenant’s expense and without any liability to Landlord.

b) In order to preserve the unified and pleasant appearance of the Building, Tenant shall not hang or attach any shades, blinds, screens, draperies or other window accessories of any kind which may be visible from the exterior of the Building without Landlord’s prior written

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approval. Upon Landlord’s election (and at Tenant’s expense, which shall be reasonable and customary), Landlord may require some or all of the windows of the Leased Premises to be furnished with “Building Standard Drapes”. If any window drapes are installed by Tenant, they shall be hung so as to be obscured by the “Building Standard Drapes,” if any are required, when viewed from the exterior of the Building, whether such drapes are open or closed.

5.	Building Utility Systems

a) The water and wash closets and other plumbing fixtures shall be used only for the purposes for which they were designed and constructed and for no other use or purposes; and no sweepings, rubbish, rags, acid, harmful or damaging substances shall be deposited therein.

b) Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the Building air-conditioning systems by keeping window drapes closed while the sun’s rays fall directly on the windows of the Leased Premises.

6.	Deliveries, Parking, Miscellaneous

a) Tenant shall require all hand trucks used for deliveries within the Building made to the Leased Premises to be equipped with rubber tires and bumpers. Elevators may not be used for delivery purposes during the following peak traffic hours: 8:00 a.m. to 9:00 a.m.; 12:00 noon to 1:15 p.m.; and between 4:30 p.m. and 5:15 p.m.

b) The receiving areas for the Building, as designated from time to time by Landlord, are to be used only for deliveries and unloading of merchandise. No vehicle will be allowed to park in any such area after unloading or during service calls. Any tenant or supplier violating such rule may be towed at Landlord’s sole discretion and the violator’s expense.

c) Overnight parking arrangements must be made in advance with Landlord’s representative. Tenant must contact Landlord’s representative when any vehicle is to be left in the parking lot overnight or on weekends. Any vehicle not so approved may be towed at Landlord’s sole discretion and at the violator’s expense.

d) Any “No Parking” signs on the Property shall be strictly observed; offenders may be towed without notice and at their expense.

e) Upon termination of the Lease or occupancy of the Leased Premises, Tenant shall turn over to the Landlord all keys to the Leased Premises and to all rooms therein.

f) Landlord’s representative is to be notified of any oversized material being delivered so that elevator pads may be installed to avoid damage to the elevator cabs.

g) Tenant will be responsible for the cost of removal and disposal of unusually large or heavy loads of rubbish such as obsolete files, wooden packing cases and the like.

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EXHIBIT “C-l”

NEWTON WELLESLEY EXECUTIVE OFFICE PARK

Moving Procedures

Property Manager: The Nelson Companies, Ltd.

(24-hour line): (781) 890-3757

•	Move in/out dates for offices or furniture must be pre-approved by the Landlord’s Property Manager.

•	All large office equipment and items must be moved after hours and/or on weekends (after hours are after 6:00 p.m. and before 7:00 a.m. and weekends are all day Saturday and Sunday).

•

A representative of the Property Manager must be present during the move, and will be at the Tenant’s expense. If all or a portion of the move will be done after hours, the Property Manager’s rate will be billed to the Tenant at an overtime rate.

•	All moves must be done through the first floor ramp access areas. The doors/entrance way must be padded.

•	All carpeting must be covered by a plastic self-adhesive sheathing.

•	ELEVATOR MUST BE PADDED.

•	Any damage caused as a result of a move will be billed to the Tenant.

•	All keys and Card Access given to Tenant must be turned in to the Property Manager on the last day of occupancy.

•	The Leased Premises must be left broom clean and clear of all personal property, debris and trash.

•	Tenant is also responsible for reviewing the Lease to see if any other requirements are so noted in the Lease, such as removal of signage and/or restoration of the Leased Premises.

•

Tenant must also remove any property from, and leave broom clean, any separately leased or occupied storage area. No items can be left in the storage bin even if considered trash by the Tenant. Any lock must be removed from the storage bin and any keys or Card Access must be turned into the Property Manager.

•

All certificates of insurance for all vendors involved in the move must be received and approved by the Landlord prior to the move. The Certificates of Insurance must name the Landlord and its Property Manager as set forth below as additional insureds/certificate holders (except as to workers compensation insurance), and must include all coverages listed below.

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The following shall be listed as additional insureds and certificate holders:

1.	Newton Wellesley Executive Office Park LLC

c/o The Nelson Companies, Ltd.

75 Third Avenue

Waltham, MA 02451

Attn: Douglas G. Waybright

2.	The Nelson Companies, Ltd.

75 Third Avenue

Waltham, MA 02451

Attn: Douglas G. Waybright

Minimum insurance requirements are:

Workers Compensation Insurance	Statutory Maximum

Employer’s Liability Insurance (each accident)	$500,000

Comprehensive General Liability (Bodily Injury)
Each Person	$1,000,000
Each Occurrence and Aggregate	$1,000,000

General Liability (Property Damage)
Each Occurrence and Aggregate	$1,000,000

Comprehensive Automobile Liability (Bodily Injury)
Each Person	$500,000
Each Occurrence and Aggregate	$1,000,000

Comprehensive Automobile Liability (Property Damage)	$200,000

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Landlord	Tenant

EXHIBIT “C-2”

NEWTON WELLESLEY EXECUTIVE OFFICE PARK

40-60-62-70 WALNUT STREET

Construction Rules & Regulations

Prior to commencing any work at 40, 60, 62, or 70 Walnut Street, Tenant and its General Contractor(s) must furnish to Landlord the following:

•

Detailed drawings of the proposed construction, stamped by a registered architect or registered engineer (as applicable) and approved by the Landlord in writing. Any changes to the approved drawings and any design build work must be approved in writing by the Landlord and new drawings reflecting the change or design must be submitted to the Landlord. Final as-built drawings must be submitted to the Landlord within thirty days after the completion of the work.

•	A building permit for the work shown on the stamped drawings above (as applicable).

•	Insurance Certificates from all contractors, subcontractors and vendors working at the premises in accordance with Landlord’s insurance requirements.

•	Contact names and numbers, including a tenant representative and general contractor “on-site” and “office” information.

Building Hours

•

Regular building construction hours are from 7:00 a.m. to 4:00 p.m., Monday through Friday. All employees of Landlord’s Property Manager requested or required during these hours will be billed at the Property Manager’s “regular hours” billing rates. All employees of Landlord’s Property Manager requested or required at all times other than regular hours will be charged at the Property Manager’s “overtime” rates.

Contact Information for Landlord’s Property Manager:

The Nelson Companies, Ltd. (24 hour hotline): 781-890-3757

Fax Number: 781-890-9737

As of 1/1/2005: Attention: Thorn Driscoll (781-890-7600 x226)

tdriscoll@thenelsoncompanies.com

Construction Requirements, Access & Damage

•

All construction equipment, new construction materials and demolition debris must be brought into and out of the buildings only through specific entrances and elevators approved by the Landlord. No other entrances, elevators or exits may be used without prior written

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permission from Landlord. If the elevator use is approved by the Landlord, the elevator must have pads installed at all times. The Landlord will have elevator pads installed at the contractor’s request. Violation of these access rules will be grounds for work stoppage. All damage to any building common areas caused by Tenant or its contractors or subcontractors during construction will be repaired by the Tenant (or its general contractor) or, at the Landlord’s option, by the Landlord, and reimbursed by the Tenant. No final approval of Tenant’s construction will be granted by the Landlord until all damage is repaired and/or reimbursed.

•

In all instances where certain aspects of the proposed construction are not shown in exact detail on approved plans, e.g. installation of conduits, cable runs, piping ductwork, etc., the actual locations and methods of installation of such work shall be coordinated with the Landlord’s Property Manager prior to installation.

•

Whenever piping, ductwork, conduit, and cable penetrate walls or floors, Tenant shall cause its contractor(s) to seal all openings and install any devices, equipment or make such other modifications as required to maintain the integrity of any fire rating and to prevent water from passing through such openings/piping, ductwork, conduit or cable.

•

All surfaces disturbed or modified by the work shall be repaired or replaced and patched to match the appearance and condition of existing adjacent surfaces prior to the work, except that, in the case of the installation of new surfaces and finishes, all existing adjacent surfaces disturbed or modified by the work shall be repaired or replaced and patched to match such new surfaces and finishes being installed.

•

If work shall be undertaken in or adjacent to occupied areas (including floors above and below), Tenant’s contractor(s) shall coordinate their operations with those of the Landlord and adjacent occupants (including on floors above and below) to avoid conflict and shall perform the work in a manner so as not to interrupt the conduct of business.

•

Tenant shall require its contractor(s) to confine their apparatus, storage of materials and operations of their workers to the limits as required by Landlord, and shall not unreasonably encumber the premises with their materials. The contractor(s) shall not obstruct the access to areas, which are in use by Landlord or other building occupants. The contractor(s) shall keep the corridors and exits clear of all debris, materials, and other items, at all times, to provide for normal and fire egress from any building. The premises shall be maintained in a safe and orderly condition at all times.

•

After hours access to Tenant’s contractor(s) is provided through keys and card access. Keys and card access cards will only be issued when the names, phone numbers, and functions of those requesting keys and cards are made known and release of said keys and access cards has been approved by Tenant. Keys and access cards will be billable to the Tenant. Tenant and/or its contractor(s) will be responsible for any lost/stolen equipment or belongings.

•	Tenant’s contractor(s) shall comply with all applicable codes. Previously abandoned materials or equipment shall not be left above ceilings, behind walls or on concrete structures

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or concrete decks, including without limitation wires, fasteners, ACT hangers, empty piping, empty conduit, etc., either at the time of Tenant’s construction in such areas, or upon any required restoration of the Leased Premises by Tenant. The Landlord or Property Manager shall review all demolition areas prior to reconstruction by Tenant’s contractor(s) or at the time of restoration of the Leased Premises, if required.

•	All floor/wall ceiling deck penetrations in electrical closets or other locations shall be fire proofed.

•	All new entry door hardware installed by or on behalf of Tenant in the Leased Premises must be setup to accept Arrow cores, using a 7-pin interchangeable core system.

Construction Dumpsters

•

All dumpster locations and sizes must be approved by Landlord’s Property Manager prior to placement or they will be removed at the Tenant’s expense. Tenant’s contractors) shall not throw materials or debris from windows or roofs nor use any trash containers belonging to Landlord or other tenants or occupants of the buildings for disposal.

Noise, Odors, & Coring

•

All extremely loud construction must be performed between the hours of 6:00 p.m. and 8:00 a.m. Landlord, at any time and at its sole discretion, may require certain loud or disruptive construction activities to be performed during the above hours.

•	Any construction activity producing odors unacceptable to other tenants of any building must be performed at hours stipulated by Landlord.

•	Polymix painting is only permitted on weekends and must not be performed any later than 5:00 p.m. on Sunday.

•

Coring must be approved in writing by Landlord and the exact location of cores must be marked and approved in the field by Landlord’s Property Manager. No drilling or coring shall be done in any building during business days after 8:00 a.m. and before 5:30 p.m.

IMPORTANT NOTICE

Fire Alarm & Fire Alarm Devices

•

All fire alarm work and fire alarm device installation must be performed and programmed, or closely supervised, by Landlord or its Property Manager. Any incorrect or faulty work will be repaired or redone by Landlord or its Property Manager and charged to the Tenant.

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Building System Shutdowns

•

Tenant’s contractor(s) shall not interrupt existing utilities servicing occupied areas, except when previously authorized in writing by Landlord and by any authorities having jurisdiction. Tenant’s contractor(s) shall provide temporary services or by-pass connections during interruptions of existing utilities (as approved by Landlord and any authorities having jurisdiction) to maintain continuity of service to occupied areas of any affected buildings. Tenant’s contractors) shall notify Landlord at least forty-eight (48) hours in advance of the desire to connect, disconnect, turn on, or turn off any utility services affecting any building.

•	All Building system shutdowns must be approved and performed by Landlord’s Property Manager at its standard billing rates.

Signage

•	All requests for temporary signage shall be made to Landlord’s Property Manager. No temporary or permanent signs may be placed or installed prior to written approval from Landlord’s Property Manager.

Security

•	Tenant and its contractor(s) are responsible for all security during construction.

By signing below, Tenant and/or its contractor(s), as applicable, acknowledge receipt of the foregoing Construction Rules and Regulations, and their agreement to same.

TENANT

FleetMatics USA, LLC
[Print or type Tenant’s name]

By:	/s/ Al Vasile
Its Director of Finance and Administration

Date:	12/22/2010

Tenant’s Rep:	Al Vasile

Phone:	Fax:

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Landlord	Tenant

TENANT’S CONTRACTOR

[Print or type Tenant’s Contractor’s name]

By:
Its

Date:

Contractor’s Representative(s)

[Print or type Contractor’s Representative’s name]

Phone:	Fax:

Contractor’s On-Site Representative(s)

[Print or type Contractor’s Representative’s name]

Phone:	Fax:

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Landlord	Tenant

EXHIBIT “D”

LANDLORD’S CONSTRUCTION WORK

LEASE WITH FLEETMATICS USA, LLC

(A) Leasehold Improvements. Landlord agrees to make the following improvements to the Leased Premises: Landlord shall demise and configure the Leased Premises in accordance with the plans and specifications attached hereto and incorporated herein as Exhibits “D-l” and “D-2” (hereinafter the “Leasehold Improvements”).

(B) Construction of Leasehold Improvements. The construction shall be performed by or on behalf of Landlord in a good and workmanlike manner in compliance with all applicable laws, orders, rules, regulations and codes of the governmental and administrative bodies and agencies having jurisdiction over the work.

(C) Tenant Changes to Leasehold Improvements. If Tenant requests a change in the Leasehold Improvements, Landlord shall notify Tenant in writing, before executing the change, of the cost thereof to Tenant and the delay in the Anticipated Commencement Date, if any, caused by the change, and, in such event, a Tenant’s Delay, as hereinafter described in Paragraph D hereof. The cost to Tenant shall be the net increase to Landlord in the cost of the work as a result of Tenant’s change(s). Tenant shall have three business (3) days from receipt of this information from Landlord to notify Landlord to proceed with the change or to withdraw the request. Tenant’s failure to respond within the three business day period will be deemed a withdrawal of the request. The cost of a change order shall be based on established unit costs (where available and/or applicable) or by appropriate bid. Payments by Tenant to Landlord for changes that increase the costs of the Leasehold Improvements shall be made pro rata as such work progresses so long as the work is substantially complete and Landlord has submitted an itemized bill thereof. Tenant’s payment shall be made within twenty (20) days after receipt of invoice therefor. Notwithstanding anything herein to the contrary, Landlord reserves the right of final approval of the Leasehold Improvements, not to be unreasonably withheld.

(D) Tenant’s Delay.

(1) Any delay in the Anticipated Commencement Date as the result of any of the following are herein referred to collectively and individually as “Tenant’s Delay”;

(a) a change to the Leasehold Improvements, per Paragraph C hereof, that results in a delay in the Anticipated Commencement Date;

(b) any request by the Tenant that Landlord delay in the commencement or completion of the Leasehold Improvements as per this Exhibit “D”;

(c) any delay caused by Tenant’s failure to select the carpeting or painting colors or any other items with respect to the Leasehold Improvements requiring Tenant’s decision within the time periods provided by Landlord or Landlord’s contractors or subcontractors;

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(d) any delay caused by Tenant in the exercise of its rights under Paragraph E of this Exhibit “D”; and

(e) any other act or omission of Tenant (including the Tenant’s Representative, as hereinafter defined) or its officers, agents, servants or contractors, including the unreasonable delay or withholding of approvals requested by Landlord not specifically delineated above.

(2) The Commencement Date defined in Section 3(A)(2) of this Lease shall be accelerated and shall be deemed to have occurred on that date which precedes the actual Commencement Date by the aggregate length of Tenant’s Delays. In the event a Tenant’s Delay shall occur, Landlord and Tenant will endeavor to work cooperatively to regain any time lost due to such Tenant’s Delay; provided, however, Landlord shall not be required to incur additional costs, e.g. such as performing the work on an over-time basis. If such cooperative effort results in regaining some or all of any time lost due to such a Tenant’s Delay, appropriate adjustments shall be made by Landlord in the application of the provisions of this subparagraph.

(E) Tenant’s Work. At least two weeks prior to the Anticipated Commencement Date, during the course of construction of the Leasehold Improvements, Tenant, or Tenant’s agents, employees, contractors or subcontractors may enter upon the Leased Premises for purposes of taking measurements, making plans, installing trade fixtures, wiring, setting up furniture and equipment, or doing such other similar work (collectively “Tenant’s Work”) without being deemed thereby to have taken possession of the Leased Premises. Tenant’s use of and entry upon the Leased Premises for Tenant’s Work shall be on all of the terms, covenants and conditions of this Lease, except as to payment of rent or additional rent or other charges. In the exercise of Tenant’s rights under this Paragraph E, Tenant shall not interfere with or delay the construction of the Leasehold Improvements, and any of Tenant’s Work shall be performed solely during such period(s) of time as Landlord or Landlord’s contractor shall designate.

(F) Tenant’s Representative. Tenant hereby appoints                      to act on its behalf and represent its interest with respect to all matters requiring Tenant’s action with respect to the completion of the Leasehold Improvements (hereinafter “Tenant’s Representative”). Tenant shall have the right to change its designated Tenant’s Representative by giving Landlord at least five (5) days prior written notice.

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EXHIBIT “D-l”

LEASE WITH FLEETMATICS USA, LLC

Landlord’s Construction Work

Not-to-Scale

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Landlord — Tenant

A-103

Fleet Matics

NEWTON - WELLESLEY
EXECUTIVE OFFICE PARK

ScottGriffin
ARCHITECTS

EXHIBIT “D-2”

LEASE WITH FLEETMATICS USA, LLC

Landlord’s Construction Work

Landlord will make the following improvements to the Leased Premises:

1. Configure Leased Premises per sketch plan attached hereto as Exhibit “D-l”, including construction of twelve (12) private offices with sidelights, one (1) large conference room with double sidelights and glass door, two (2) small conference rooms with sidelights, a Kitchenette, a Server Room, and a reception area. New construction will be sheetrock walls and full height wood doors with painted steel frames. Landlord will install at Tenant’s request, and at Tenant’s sole cost and expense, supplemental cooling in the Server Room.

2. Furnish and install approximately ten (10) feet of new white Mills Pride or equivalent cabinets, CurveFlo Futura series laminated countertop or equivalent and Elkay stainless steel sink or equivalent in the Kitchenette shown on Exhibit “D-l”.

3. Furnish and install up to fifteen (15) feet of shelving in Server Room.

4. Furnish and install electric outlets (up to four (4) per office or room) and switches in each office or room and furnish and install a dedicated circuit and one switch in the Kitchenette and Server Room.

5. Furnish and install appropriate power feeds for workstations based on furniture manufacturer recommendations and appropriate power receptacles for Kitchenette and coffee stations.

6. Furnish and install new building standard 2’ x 2’ Recessed Direct/Indirect Luminaire lights with electronic ballasts throughout the Leased Premises.

7. Furnish and install new carpeting throughout the Leased Premises (Shaw’s Philadelphia Line, 28 oz. commercial grade with new matching carpet base) and new VCT in the Kitchenette and Server Room (Armstrong Excelon)

8. Furnish and install a new ceiling grid and new ceiling tiles throughout the Leased Premises (Armstrong Cortega Tegular or comparable).

9. Paint the walls throughout the Leased Premises (Benjamin Moore or equivalent). (Tenant may select a maximum of two different colors).

10. Deliver all building mechanical systems (HVAC and electrical) in good working order and condition based on the configuration of the Leased Premises in accordance with Exhibit “D-l” hereto.

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EXHIBIT “F”

NEWTON WELLESLEY EXECUTIVE OFFICE PARK

BUILDING SERVICES

A.	GENERAL CLEANING (MONDAY THROUGH FRIDAY, HOLIDAYS EXCLUDED)

1.	All stone, ceramic tile, marble, terrazzo and other unwaxed flooring to be swept nightly, using approved dust-down preparation.

2.	All wood, linoleum, rubber asphalt, vinyl, and other similar types of floors to be swept nightly, using approved dust-down preparation and mopped or cleaned with dry system cleaner as may be required, but not less often than monthly; all carpeting and rugs to be carpet swept nightly and vacuum cleaned once each week.

3.	Wax all public areas monthly.

4.	Hand dust and wipe clean all furniture, files and windows sills as necessary.

5.	Empty and clean all waste receptacles nightly and remove waste paper and waste materials, including folded paper boxes and cartons, to designated area.

6.	Empty and clean all ash tray urns nightly.

7.	Wash and clean all water fountains and coolers nightly. Sinks and floors adjacent to sinks to be washed nightly.

8.	Hand dust all door and other ventilating louvres within reach, as necessary, but not less often than nightly.

9.	Dust all telephones as necessary.

10.	Wipe clean and polish all bright metal work as necessary.

11.	Check all stairwells throughout entire Building nightly and keep in clean condition, washing same as necessary.

12.	Metal doors and trim of all public elevators cars to be properly maintained and kept clean.

B.	Lavatories

1.	Sweep and wash all lavatory floors nightly, using proper non-scented disinfectants.

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2.	Wash and polish all mirrors, powder shelves, bright work and enameled surfaces in all lavatories nightly. Scour, wash and disinfect all basins, bowls and urinals in all lavatories using non-scented disinfectants.

3.	Wash all toilet seats nightly.

4.	Fill toilet tissue holders nightly and add sanitary napkins as required.

5.	Empty paper towel receptacles and transport waste paper to designated area nightly.

6.	Empty sanitary disposal receptacles nightly.

7.	Thoroughly wash and polish all wall tile weekly and stall surfaces as often as necessary.

C.	High Dusting

Do all high dusting (not reached in nightly cleaning) quarterly, which includes the following:

1.	Dust all pictures, frames, charts, graphs and similar wall hangings.

2.	Dust exposed pipes, ventilation and air conditioning louvres, ducts and high moldings.

D.	Window Cleaning

1.	All exterior windows from the second floor to the roof to be cleaned inside and outside as necessary.

2.	Entrance doors and elevator lobby glass to be kept in a clean condition.

3.	Wipe down all metal window frames as necessary, but not less often than monthly.

E.	Building Lobbies

1.	Floors to be swept and washed nightly, and machine scrubbed as necessary.

2.	Carpeting in passenger elevator cabs to be vacuum cleaned nightly.

3.	Walls, metal work and saddles to be dusted and rubbed down nightly.

4.	Lobby walls to be dusted as often as necessary, but not less often than weekly.

5.	Screen and clean sand urns nightly.

6.	Clean all unpainted metal work.

7.	Clean drapes as required.

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EXHIBIT “H”

LEASE WITH FLEETMATICS USA, LLC

Form of Estoppel Certificate (Office Building Tenant)

            , 2011

NWEOP Loan,

LLC One Appleton Street

Boston, MA 02116

The Manufacturers Life Insurance Company (U.S.A.)

200 Bloor Street East

Toronto, Ontario, Canada M4W 1E5

Attn: U.S. Mortgage Department

Ladies and Gentlemen:

The undersigned certifies solely to and agrees with NWEOP Loan, LLC, The Manufacturers Life Insurance Company (U.S.A.) and their respective successors and assigns (as successor-in-interest to Morgan Stanley Mortgage Capital Inc.) (collectively “Lender”), to the actual knowledge of the undersigned, and as of the date hereof as follows:

1. It is the tenant under a lease dated             , 2010 (the “Lease”) between Newton Wellesley Executive Office Park LLC, as landlord (together with its successors and assigns, “Landlord”), and the undersigned, as tenant (“Tenant”), for 8,500 square feet (being the entire 2nd Floor) (the “Leased Premises”) at 70 Walnut Street, Wellesley, MA 02481 (the “Building”). All capitalized terms not otherwise defined herein shall have the meanings provided in the Lease.

2. The Lease is in full force and effect. The Lease has not been amended, modified or supplemented except as follows: None. There are no other agreements or understandings, whether written or oral, between Tenant and Landlord with respect to the Lease, the Leased Premises or the Building.

3. Tenant has accepted possession of and occupies the entire Leased Premises under the Lease. Tenant has no right to “go dark” under the Lease except as follows: None. If a right to “go dark” is indicated in the previous sentence, Tenant has not exercised such right. Tenant is in physical occupancy of the entire Leased Premises and is open for business. The Lease commenced on             , 2011, subject to the following renewal options: Two three-year options at the greater of market or the rent as of the end of the initial term of the Lease upon not less than nine months prior written notice.

4. The monthly fixed, minimum or basic rent under the Lease for the first year is $13,812.50, and commences             , 2011 (four months after the

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Landlord	Tenant

Commencement Date). All additional rent, percentage rent, Tenant’s proportionate share of real estate taxes, insurance and operating expenses and all other sums or charges due and payable under the Lease by Tenant have been paid in full and no such rents, additional rents, percentage rents or other sums or charges have been paid for more than one (1) month in advance of the due date thereof and Tenant agrees not to pay any such rents, additional rents, percentage rents or other sums or charges more than one (1) month in advance unless otherwise specified in the Lease. Tenant agrees that upon notification by Lender in writing that rental payments are to be made to Lender because of a default under the loan made by Lender to Landlord, Tenant will cease making rental payments to Landlord, or its successors and assigns, and will begin making such rental payments directly to Lender.

5. The amount of the security deposit is $            .

6. To the best of Tenant’s knowledge, both Tenant and Landlord have performed all of their respective obligations under the Lease and Tenant has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord under the Lease.

7. Tenant has no claim against Landlord and no offset or defense to enforcement of any of the terms of the Lease.

8. All improvements required to be completed by Landlord have been completed and there are no contributions, credits, free rent, rent abatements, deductions or other sums due to Tenant from Landlord.

9. Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof.

10. Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Leased Premises or the Building. Tenant has preferential rights to the First Floor in the Building, subject to prior rights of existing tenants.

11. Since the date of the Lease, there has been no material adverse change in the financial condition of the Tenant, and there are no voluntary actions or, to Tenant’s best knowledge, involuntary actions pending against Tenant under the bankruptcy laws of the United States or any state thereof.

12. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof (including, without limitation, all terms, covenants and provisions with respect to the disposition of any casualty insurance proceeds or condemnation awards) and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to that certain Mortgage and Security Agreement (the “Mortgage”) dated September 5, 2002, given by Landlord to Lender which encumbers, among other things, the Leased Premises, and to the lien thereof and all terms, covenants and conditions set forth in the Mortgage, including, without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby with the same force and effect as if the Mortgage had been executed, delivered and recorded prior to the execution and delivery of the Lease.

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13. If any action or proceeding is commenced by Lender for the foreclosure of the Mortgage or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the Leased Premises, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or Mortgage shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the term of the Lease shall have commenced pursuant to the provisions thereof, (b) Tenant shall be in possession of the Leased Premises, subject to any approved subleases or assignments, (c) the Lease shall be in full force and effect and (d) Tenant shall not be in default under any of the terms, covenants or conditions of the Lease beyond applicable cure periods, if any, on Tenant’s part to be observed or performed.

14. If Lender or any other subsequent purchaser of the Property shall become the owner of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Mortgage (Lender or such other purchaser being hereinafter referred as “Purchaser”), and the conditions set forth in Section 13 above have been met at the time Purchaser becomes owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Purchaser and Purchaser by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment, provided, however, that Purchaser shall not be (a) liable for the failure of any prior landlord (any such prior landlord, including Landlord and any successor landlord, being hereinafter referred to as a “Prior Landlord”) to perform any of its obligations under the Lease which have accrued prior to the date on which Purchaser shall become the owner of the Property, provided that the foregoing shall not limit Purchaser’s obligations under the Lease to correct any conditions of a continuing nature that (i) existed as of the date Purchaser shall become the owner of the Property and (ii) violate Purchaser’s obligations as landlord under the Lease; provided further, however, that Purchaser shall have received written notice of such omissions, conditions or violations and has had a reasonable opportunity to cure the same, all pursuant to the terms and conditions of the Lease, (b) subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of the Property, (c) liable for the return of rental security deposits, if any, paid by Tenant to any Prior Landlord in accordance with the Lease unless such sums are actually received by Purchaser, (d) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any Prior Landlord unless (i) such sums are actually received by Purchaser or (ii) such prepayment shall have been expressly approved of by Purchaser, (e) bound by any agreement terminating or amending or modifying the rent, term, commencement date or other material term of the Lease, or any voluntary surrender of the Leased Premises, made without Lender’s or Purchaser’s prior written consent prior to the time Purchaser succeeded to Landlord’s interest or (f) bound by any assignment of

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the Lease or sublease of the Property, or any portion thereof, made prior to the time Purchaser succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease or unless previously approved by Lender. In the event that any liability of Purchaser does arise pursuant hereto, such liability shall be limited and restricted to Purchaser’s interest in the Property and shall in no event exceed such interest. Alternatively, upon the written request of Lender or its successors or assigns, Tenant shall enter into a new lease of the Premises with Lender or such successor or assign for the then remaining term of the Lease, upon the same terms and conditions as contained in the Lease, except as otherwise specifically herein provided.

15. Tenant has no right to terminate the Lease except, to the extent specifically contained in the Lease, in connection with a casualty or condemnation and except, to the extent permitted by applicable law, in connection with an actual or constructive eviction of Tenant.

16. Tenant will not seek to terminate the Lease or seek or assert any set-off or counterclaim against the rent or additional rent by reason of any act or omission of Landlord, until Tenant shall have given written notice of such act or omission to Lender at the address set forth above. Tenant will accept performance by Lender of any term of the Lease required to be performed by Landlord, with the same force and effect as though performed by Landlord, although Lender shall in no event be required to do so. Lender shall have a reasonable time after actual receipt of any notice of default by Landlord within which to cure any such default.

17. Tenant agrees that the Lease shall not hereafter be modified or amended except in accordance with the terms of the Lease without the prior written consent of Lender and that Lender, its designee and any purchaser at a sale mentioned in paragraph 12 above will not be bound by any modification of the Lease including, without limitation, any reduction in rent or term, except in accordance with the terms of the Lease, unless Lender has consented thereto.

18. Attached hereto as Exhibit A is a true copy of the Lease and all amendments, modifications and supplements thereto.

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The undersigned individual hereby certifies that he or she is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

Tenant acknowledges that Lender will rely on this letter in making a loan or otherwise extending credit to Landlord. The information contained in this letter shall be for Lender’s benefit and for the benefit of Lender’s successors and assigns.

Very truly yours,

FLEETMATICS USA, LLC

By:
Name:
Title:

AGREED TO BY LENDER AS TO PARAGRAPHS 13 AND 14 ABOVE: NWEOP LOAN LLC

By:
Its:

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Landlord	Tenant

EXHIBIT “I”

SIGNAGE

LEASE WITH FLEETMATICS USA, LLC

Tenant shall have the following rights with respect to signage:

Landlord shall install building standard signage for Tenant on the Common Lobby Directory at Landlord’s sole cost and expense (upon the commencement of the Lease). Subsequent changes to such signage at Tenant’s request, subject to Landlord’s prior approval, shall be at Tenant’s sole cost and expense.

Landlord shall install at Tenant’s request, and at Tenant’s sole cost and expense, signage (Business name only) on a monument sign, to be installed by Landlord at the entry to the Building or the Property, subject, however, to approvals by the Town of Wellesley.

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EXHIBIT “J”

OPTION TO EXTEND

LEASE WITH FLEETMATICS USA, LLC

Tenant, so long as it is then in possession of the Leased Premises, as constituted at the Termination Date of the Lease, and is not in default under the terms of the Lease beyond any applicable grace periods, shall have the right to extend the Term hereof as to the said Leased Premises for two additional terms of three (3) years each upon written notice to Landlord given not less than nine (9) months prior to the expiration of the initial Term or an extension term, as applicable, of the Lease. In the event Tenant shall exercise such rights to extend, each extension period shall be upon the same terms and conditions as are in effect under this Lease immediately preceding the commencement of such extension period, except that the Minimum Annual Rent due from Tenant during the applicable extension period shall be increased to equal the greater of (a) the prevailing rents for comparable rental property in the Route 128 area in effect as of the commencement of such extension period as determined by Landlord (the “market rate”), or (b) the Minimum Annual Rent payable by Tenant hereunder as of the expiration of the initial Term or the immediately preceding extension term, as applicable, of the Lease.

If Tenant does not agree with the market rate, then the determination as to market rate shall, upon the election of Tenant, be submitted to arbitration, as follows: market rate shall be determined by impartial arbitrators, who shall be reputable real estate brokers having at least 10 years experience leasing commercial properties in the Wellesley, Route 128 area, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected if necessary, as below provided. The unanimous written decision of the two first chosen (without selection and participation of a third arbitrator), or otherwise the average of the amount determined by each of the three arbitrators chosen and selected as herein provided, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the Boston Office of the American Arbitration Association and ask them to select an impartial third arbitrator (who shall be a qualified Real Estate appraiser dealing with like types of properties), to determine the market rate applicable to the Leased Premises. Such third arbitrator and the first two chosen shall render their decision within thirty (30) days following the date of appointment of the third arbitrator and shall notify Landlord and Tenant thereof. Landlord and Tenant shall divide equally all expenses of the arbitrators and arbitration. If the dispute between the parties as to market rate has not been resolved before the commencement of Tenant’s obligation to pay Minimum Annual Rent based upon such market rate, Tenant shall pay Minimum Annual Rent under the Lease based upon the market rate designated by Landlord until either (1) agreement of the parties as to the market rate or (2) decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of Minimum Annual Rent to Landlord, or Landlord shall refund any overpayment of Minimum Annual Rent to Tenant, as the case may be.

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EXHIBIT “K”

PREFERENTIAL RIGHT

LEASE WITH FLEETMATICS USA, LLC

Tenant, so long as it is then in possession of the Leased Premises and is not in default under the terms of the Lease beyond any applicable grace periods, shall have the following two preferential rights with respect to the leasing of space on the First Floor of the Building (the “Offered Space”), subject, however, to the prior rights of existing tenants of the Offered Space and other tenants of Landlord in the Office Park.

(1)	Initial Preferential Right.

(a) After the date of this Lease, prior to entering into a lease with any tenant for the Offered Space, which tenant does not have prior rights to the Offered Space, Landlord shall give notice to Tenant, which notice shall set forth the proposed term and rental rate for Tenant for the Offered Space (“Landlord’s Initial Notice”). The Minimum Annual Rent for the Offered Space shall be equal to the greater of (i) the Minimum Annual Rent for the Leased Premises on a per square foot basis as of the date of Landlord’s Initial Notice to Tenant, or (ii) the prevailing rents on a per square foot basis for comparable rental property in the Wellesley, Route 128 area as of the date of Landlord’s Initial Notice, as determined by Landlord.

(b) Tenant shall have ten (10) days following Landlord’s Initial Notice to exercise its Initial Preferential Right to lease the Offered Space. If Tenant so elects to lease the Offered Space, Landlord and Tenant shall promptly (and in any event within twenty (20) days of Tenant’s acceptance) enter into an amendment of this Lease reflecting the inclusion of the Offered Space within the Leased Premises, in accordance with the terms and conditions contained in Tenant’s then existing Lease except as to the term and rent as hereinabove provided.

(c) If Tenant fails to notify Landlord within the requisite ten (10) days or if Landlord and Tenant fail to enter into an appropriate amendment within the time frame outlined above, Landlord shall be free to lease the Offered Space to any other tenant, and this Initial Preferential Right shall be null and void and of no further force or effect with respect to such Offered Space.

(2)	Final Preferential Right.

(a) After the expiration of a Lease for the Offered Space entered into by Landlord after the expiration of Tenant’s Initial Preferential Right as hereinabove provided, prior to entering into a subsequent lease with any other tenant for the Offered Space, which tenant does not have prior rights to the Offered Space, Landlord shall give notice to Tenant, which notice shall set forth the proposed term and rental rate for Tenant for the Offered Space (“Landlord’s Final Notice”). The Minimum Annual Rent for the Offered Space shall be equal to the greater of (i) the Minimum Annual Rent for the Leased Premises on a per square foot basis as of the date of Landlord’s Final Notice to Tenant, or (ii) the prevailing rents on a per square foot basis for comparable rental property in the Wellesley, Route 128 area as of the date of Landlord’s Final Notice, as determined by Landlord.

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(b) Tenant shall have ten (10) days following Landlord’s Final Notice to exercise its Final Preferential Right to lease the Offered Space. If Tenant so elects to lease the Offered Space, Landlord and Tenant shall promptly (and in any event within twenty (20) days of Tenant’s acceptance) enter into an amendment of this Lease reflecting the inclusion of the Offered Space within the Leased Premises, in accordance with the terms and conditions contained in Tenant’s then existing Lease except as to the term and rent as hereinabove provided.

(c) If Tenant fails to notify Landlord within the requisite ten (10) days or if Landlord and Tenant fail to enter into an appropriate amendment within the time frame outlined above, Landlord shall be free to lease the Offered Space to any other tenant, and this Final Preferential Right shall be null and void and of no further force or effect with respect to such Offered Space.

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Exhibit 10.3

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE dated as of the 7th day of July 2011 by and between Newton Wellesley Executive Office Park LLC, a Massachusetts limited liability company (hereinafter called the “Landlord”) and FleetMatics USA, LLC, a Delaware limited liability company (hereinafter called the “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a lease dated December 30, 2010 for the second floor of the premises known as and numbered 70 Walnut Street, Wellesley, MA (hereinafter called the “Lease”); and

WHEREAS, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant desire to amend the Lease.

NOW, THEREFORE, it is hereby agreed by and between the parties hereto that the Lease is amended as follows:

1. Terms not otherwise defined herein shall have the respective meanings prescribed therefor in the Lease.

2. Effective as of the date hereof, Sections 1(A) (7), (8), (14), (15), (18), (20), (21) and (22) of the Lease shall be amended so as to read in their entirety as follows, and new Sections 1(A)(10B) and 1(A)(10C) shall be added and Section 1(A)(12) shall be replaced in its entirety with Sections 1(A)(12A) and (12B) and Section 1(A)(13) shall be replaced in its entirety with Sections 1(A)(13A) and (13B):

“(7) LEASED PREMISES: Prior to the First Amendment Commencement Date, the entire Second Floor containing 8,500 sq. ft. (sometimes hereinafter, the “Original Leased Premises”) (see Page 1 of Exhibit “1A”); from and after the First Amendment Commencement Date, the Original Leased Premises and a portion of the First Floor containing 3,100 sq. ft. (the “ First Amendment Leased Premises”) for an aggregate of 11,600 sq. ft. (the Original Leased Premises together with the First Amendment Leased Premises. sometimes hereinafter collectively the “Leased Premises”, all as shown on Exhibit “1A” attached hereto and incorporated herein

(8) TERM OF LEASE: Original Term of Lease for Original Leased Premises: approximately six (6) years terminating March 31, 2017; First Amendment Term of Lease for First Amendment Leased Premises: commencing the First Amendment Commencement Date and terminating March 31, 2017

(10B) FIRST AMENDMENT COMMENCEMENT DATE: See Section 3(A)(3)

(10C) FIRST AMENDMENT RENT COMMENCEMENT DATE: Three (3) months after First Amendment Commencement Date

(12A) MINIMUM ANNUAL RENT FOR ORIGINAL LEASED PREMISES: $110,500.00 from the Rent Commencement Date through the end of the 1st year of the Lease; $146,250.00 during the 2nd year of the Lease; $225,250.00 during the 3rd year of the Lease; $229,500.00 during the 4th year of the Lease; $233,750.00 during the 5th year of the Lease; and $238,000.00 from the beginning of the 6th year of the Lease through the Termination Date

(12B) MINIMUM ANNUAL RENT FOR FIRST AMENDMENT LEASED: PREMISES: $55,800.00 from the First Amendment Rent Commencement Date through the end of the 1st year of the First Amendment Term of Lease; $77,500.00 during the 2nd year of the First Amendment Term of Lease; $80,600.00 during the 3rd year of the First Amendment Term of Lease; $83,700.00 during the 4th year of the First Amendment Term of Lease; $86,800.00 during the 5th year of the First Amendment Term of Lease; and $89,900.00 (prorated as applicable for the actual number of months) from the beginning of the 6th year of the First Amendment Term of Lease through the Termination Date

(13A) MINIMUM MONTHLY RENT INSTALLMENTS: $13,812.50 from the Rent Commencement Date through the end of the 1st year of the Lease; $16,250.00 commencing the fourth month of the 2nd year of the Lease to the end of the 2nd year of the Lease; $18,770.83 during the 3rd year of the Lease; $19,125.00 during the 4th year of the Lease; $19,479.17 during the 5th year of the Lease; and $19,833.33 from the beginning of the 6th year of the Lease through the Termination Date

(13B) MINIMUM MONTHLY RENT INSTALLMENTS FOR FIRST AMENDMENT LEASED PREMISES: $6,200.00 from the First Amendment Rent Commencement Date through the end of the 1st year of the First Amendment Term of Lease; $6,458.33 during the 2nd year of the First Amendment Term of Lease; $6,716.67 during the 3rd year of the First Amendment Term of Lease; $6,975.00 during the 4th year of the First Amendment Term of Lease; $7,233.33 during the 5th year of the First Amendment Term of Lease; and $7,491.67 from the beginning of the 6th year of the First Amendment Term of Lease through the Termination Date

(14) SECURITY DEPOSIT: $56,312.49 for the Original Leased Premises; $20,150.00 for the First Amendment Leased Premises; see Section 4(B)(4)

(15) TOTAL RENTABLE AREA OF THE LEASED PREMISES: 8,500 sq. ft. (the 2nd Floor) until the day preceding the First Amendment Commencement Date; 11,600 sq. ft. from and after the First Amendment Commencement Date (8,500 sq. ft. on the 2nd Floor and 3,100 sq. ft. on the 1st Floor)

(18) TAX PERCENTAGE: 25% through the day preceding the First Amendment Commencement Date; from and after the First Amendment Commencement Date, 34.12%

(20) OPERATING COST PERCENT AGE: 25% through the day preceding the First Amendment Commencement Date; from and after the First Amendment Commencement Date, 34.12%

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(21) TENANT’S ELECTRICITY CHARGE (Not included in Minimum Annual Rent): For the Original Leased Premises, $1.50 per square foot of Total Rentable Area of the Original Leased Premises commencing the 2nd year of the Lease Term; for the First Amendment Leased Premises, $1.50 per square foot of Total Rentable Area of the First Amendment Leased Premises commencing the First Amendment Commencement Date

(22) TENANT’S PARKING SPACES: Twenty-six (26) spaces until the day preceding the First Amendment Commencement Date; from and after the First Amendment Commencement Date, thirty-five (35) spaces

(23) BROKER: For the Original Lease and the First Amendment of Lease, Grubb & Ellis Company and The Nelson Companies, Ltd.

3. Effective as of the date hereof, Exhibits “1A”, “1D”, “1D-2” and “1H” attached hereto are hereby incorporated herein and in the Lease by reference. Effective as of the First Amendment Commencement Date, all references in the Lease to Exhibit “A” shall be deemed to refer to Exhibit “1A” attached hereto, which premises shown thereon (Original Leased Premises and First Amendment Leased Premises) shall thereafter be and mean the “Leased Premises”.

4. Effective as of the date hereof, the following shall be added at the end of Section 2(A) of the Lease:

“Effective as of the First Amendment Commencement Date, the Landlord hereby lets to the Tenant, and the Tenant hereby hires from the Landlord, upon and subject to the terms and provisions of this Lease, as amended by the First Amendment of Lease, the First Amendment Leased Premises (designated as such and more particularly shown on Exhibit “1A” attached hereto and incorporated herein and in the Lease by reference).”

5. Effective as of the date hereof, the following shall be added after Section 3(A)(2) of the Lease:

“(3) “First Amendment Commencement Date.” The First Amendment Commencement Date shall be the date on which the First Amendment Leased Premises are ready for Tenant’s occupancy (as hereinafter defined).” If the First Amendment Leased Premises are not ready for such occupancy and, pursuant to Landlord’s permission, Tenant takes possession of the whole or any part of the Leased Premises prior thereto for the conduct of its business, the First Amendment Commencement Date shall be the date upon which Tenant so takes possession.

The First Amendment Leased Premises shall be deemed to be ready for Tenant’s occupancy as soon as the work to the First Amendment Leased Premises to be performed by Landlord as hereinafter provided in Section 3(F) hereof shall have been substantially completed and the First Amendment Leased Premises shall have been tendered to Tenant, ready for occupancy.”

6. Effective as of the date hereof, a new Section 3(F) shall be added after Section 3(E) of the Lease:

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“(F) Alteration of First Amendment Leased Premises. Except as specifically provided for in Exhibit “1D” attached hereto and incorporated herein. Tenant agrees to accept the First Amendment Leased Premises “AS-IS”, and Tenant acknowledges that Landlord has no present or future intention to make any other alterations, renovations or improvements to the First Amendment Leased Premises, the Original Leased Premises or to the Building.”

7. Effective as of the date hereof, Section 4(A) of the Lease shall he amended so as to read in its entirety as follows:

“(A) Minimum Annual Rent. Tenant covenants and agrees to pay to Landlord, without set-off or deduction, the Minimum Annual Rent during each year of the Term of the Lease. Such Minimum Annual Rent shall be payable in equal Minimum Monthly Rent Installments, in advance, on the first day of each and every calendar month during the Term of this Lease, at the Landlord’s Address, or at such other place as Landlord shall from time to time designate by notice. by check drawn on a bank which is a member of the Boston or New York Clearing House Association; provided, however, the Minimum Annual Rent for the Original Leased Premises shall commence on the Rent Commencement Date and additional rent and all other charges for the Original Leased Premises (exclusive of Tenant’s Electricity Charge for the Original Leased Premises, which shall commence the beginning of the 2nd year of the Lease Term) required to be paid under this Lease shall commence on the Commencement Date; and further provided, however, the Minimum Annual Rent for the First Amendment Leased Premises shall commence on the First Amendment Rent Commencement Date and additional rent and all other charges for the First Amendment Leased Premises (including the Tenant’s Electricity Charge for the First Amendment Leased Premises) required to be paid under this Lease, as amended by the First Amendment of Lease, shall commence on the First Amendment Commencement Date. Minimum Annual Rent and additional rent and all other charges required to be paid under this Lease for any partial month during the Term (whether for the Original Leased Premises or for the First Amendment Leased Premises) shall be prorated on a daily basis. If Minimum Annual Rent commences on a day other than the first day of a calendar month, the first payment that Tenant shall make to Landlord shall be payable on the date Minimum Annual Rent commences and shall be equal to a proportionate part of the monthly installment of Minimum Annual Rent for the partial month in which Minimum Annual Rent commences plus the Minimum Monthly Rent Installment due for the succeeding calendar month.”

8. Effective as of the date hereof, the following shall be added at the end of Section 4(B)(1) of the Lease:

“Notwithstanding anything herein to the contrary, the amount of the security deposit for the First Amendment Leased Premises shall be deposited with Landlord upon execution of the First Amendment of Lease by Tenant.”

9. Effective as of the date hereof, Section 4(B)(4) of the Lease shall be amended so as to read in its entirety as follows:

“(4) Notwithstanding anything herein to the contrary, if Tenant shall be in possession of the Leased Premises and shall not have been in default of this Lease during the first three years of the Term of this Lease, as of the commencement of the fourth year of the Original Tenn of this

4

Lease, upon Tenant’s written request to Landlord, the Security Deposit for the Original Leased Premises shall be reduced to $37,541.66 and Landlord shall refund to Tenant the excess amount of the Security Deposit then held by Landlord for the Original Leased Premises.

Notwithstanding anything herein to the contrary, if Tenant shall be in possession of the Leased Premises and shall not have been in default of this Lease during the first three years of the First Amendment Term of this Lease, as of the commencement of the fourth year of the First Amendment Term of this Lease, upon Tenant’s written request to Landlord, the Security Deposit for the First Amendment Leased Premises shall be reduced to $13,433.34 and Landlord shall refund to Tenant the excess amount of the Security Deposit then held by Landlord for the First Amendment Leased Premises.”

10. Effective as of the date hereof, the following shall be added at the end of Section 20 of the Lease:

“Notwithstanding anything herein to the contrary, Tenant shall execute and deliver to Landlord within ten (10) days after the First Amendment Commencement Date an Estoppel Certificate/SNDA, the form of which is attached hereto as Exhibit “1H” and incorporated herein, or such other commercially reasonable form of Estoppel Certificate as Landlord’s mortagee(s) shall request.”

11. Notwithstanding anything herein to the contrary, Landlord and Tenant hereby agree that this First Amendment of Lease shall be deemed to memorialize Tenant’s exercise of its preferential right pursuant to Exhibit “K” to the Lease and the acceptance of the “Offered Space” pursuant to the letter dated May 5, 2011 from Landlord to Tenant.

Except as herein specifically amended, the Lease and all of the terms, covenants and provisions thereof are hereby ratified and reaffirmed and shall remain in full force and effect. This First Amendment of Lease is hereby deemed incorporated in the Lease by reference; provided, however, in the event of any inconsistencies between this First Amendment of Lease and the Lease, the terms and provisions of this First Amendment of Lease shall govern and take precedence.

REST OF PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment of Lease to be executed and delivered by their respective duly authorized officers, managers, partners or representatives, and to take effect as a sealed instrument, as of the date first above written.

LANDLORD:

NEWTON WELLESLEY EXECUTIVE OFFICE PARK LLC

By:	NWEOP Manager, Inc., its Manager

By:	/s/ Arthur H. Nelson
Arthur H. Nelson, President

TENANT: FLEETMATICS USA, LLC

By:	/s/ Al Vasile

Its:	Director of Finance and Administration

IF TENANT IS A CORPORATION, TRUST, LIMITED PARTNERSHIP, LIMITED LIABILITY COMPANY OR A LIMITED LIABILITY PARTNERSHIP, A SECRETARY’S, CLERK’S, TRUSTEE’S, GENERAL PARTNER’S OR MANAGING MEMBER’S CERTIFICATE OF THE AUTHORITY AND INCUMBENCY OF THE PERSON SIGNING ON BEHALF OF TENANT SHALL BE ATTACHED.

EXHIBIT “1A”

LEASED PREMISES

FIRST AMENDMENT OF LEASE WITH FLEETMATICS USA, LLC

EXHIBIT “1A”

LEASED PREMISES

FIRST AMENDMENT OF LEASE WITH FLEETMATICS USA, LLC

EXHIBIT “1D”

LANDLORD’S FIRST AMENDMENT CONSTRUCTION WORK

FIRST AMENDMENT OF LEASE WITH FLEETMATICS USA, LLC

(A) First Amendment Leasehold Improvements. Landlord agrees to make the following improvements to the First Amendment Leased Premises: Landlord shall demise and configure the First Amendment Leased Premises in accordance with Exhibit “1 D-2” attached hereto and incorporated herein (hereinafter the “First Amendment Leasehold Improvements”).

(B) Construction of First Amendment Leasehold Improvements. The construction shall be performed by or on behalf of Landlord in a good and workmanlike manner in compliance with all applicable laws, orders, rules, regulations and codes of the governmental and administrative bodies and agencies having jurisdiction over the work.

(C) Tenant Changes to First Amendment Leasehold Improvements. If Tenant requests a change in the First Amendment Leasehold Improvements, Landlord shall notify Tenant in writing, before executing the change, of the cost thereof to Tenant and the delay in the First Amendment Commencement Date, if any, caused by the change, and, in such event, a Tenant’s Delay, as hereinafter described in Paragraph D hereof. The cost to Tenant shall be the net increase to Landlord in the cost of the work as a result of Tenant’s change(s). Tenant shall have three business (3) days from receipt of this information from Landlord to notify Landlord to proceed with the change or to withdraw the request. Tenant’s failure to respond within the three business day period will be deemed a withdrawal of the request. The cost of a change order shall be based on established unit costs (where available and/or applicable) or by appropriate bid. Payments by Tenant to Landlord for changes that increase the costs of the First Amendment Leasehold Improvements shall be made pro rata as such work progresses so long as the work is substantially complete and Landlord has submitted an itemized bill thereof. Tenant’s payment shall be made within twenty (20) days after receipt of invoice therefor. Notwithstanding anything herein to the contrary, Landlord reserves the right of final approval of the First Amendment Leasehold Improvements, not to be unreasonably withheld.

(D) Tenant’s Delay.

(1) Any delay in the First Amendment Commencement Date as the result of any of the following are herein referred to collectively and individually as “Tenant’s Delay”;

(a) a change to the First Amendment Leasehold Improvements, per Paragraph C hereof, that results in a delay in the First Amendment Commencement Date;

(b) any request by the Tenant that Landlord delay in the commencement or completion of the First Amendment Leasehold Improvements as per this Exhibit “1D

(c) any delay caused by Tenant’s failure to select the carpeting or painting colors or any other items with respect to the First Amendment Leasehold Improvements requiring

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Landlord	Tenant

Tenant’s decision within the time periods provided by Landlord or Landlord’s contractors or subcontractors;

(d) any delay caused by Tenant in the exercise of its rights under Paragraph E of this Exhibit “1D”; and

(e) any other act or omission of Tenant (including the Tenant’s Representative, as hereinafter defined) or its officers, agents, servants or contractors, including the unreasonable delay or withholding of approvals requested by Landlord not specifically delineated above.

(2) The First Amendment Commencement Date defined in Section 3(A)(3) of this Lease, as amended by the First Amendment of Lease, shall be accelerated and shall be deemed to have occurred on that date which precedes the actual First Amendment Commencement Date by the aggregate length of Ten ant’s Delays. In the event a Tenant’s Delay shall occur, Landlord and Tenant will endeavor to work cooperatively to regain any time lost due to such Tenant’s Delay; provided, however, Landlord shall not be required to incur additional costs, e.g. such as performing the work on an over-time basis. If such cooperative effort results in regaining some or all of any time lost due to such a Tenant’s Delay, appropriate adjustments shall be made by Landlord in the application of the provisions of this subparagraph.

(E) Tenant’s Work. Prior to the First Amendment Commencement Date, during the course of construction of the First Amendment Leasehold Improvements, upon Tenant’s request to Landlord, Tenant, or Tenant’s agents, employees, contractors or subcontractors may enter upon the First Amendment Leased Premises for purposes of taking measurements, making plans, installing trade fixtures, wiring, setting up furniture and equipment, or doing such other similar work (collectively “Tenant’s Work”) without being deemed thereby to have taken possession of the First Amendment Leased Premises. Tenant’s use of and entry upon the First Amendment Leased Premises for Tenant’s Work shall be on all of the terms, covenants and conditions of this Lease, as amended by the First Amendment of Lease, except as to payment of rent or additional rent or other charges. In the exercise of Ten ant’s rights under this Paragraph E, Tenant shall not interfere with or delay the construction of the First Amendment Leasehold Improvements, and any of Tenant’s Work shall be performed solely during such period(s) of time as Landlord or Landlord’s contractor shall designate.

(F) Tenant’s Representative. Tenant hereby appoints Al Vasile to act on its behalf and represent its interest with respect to all matters requiring Tenant’s action with respect to the completion of the First Amendment Leasehold Improvements (hereinafter “Tenant’s Representative”). Tenant shall have the right to change its designated Tenant’s Representative by giving Landlord at least five (5) days prior written notice.

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EXHIBIT “1D-2”

FIRST AMENDMENT OF LEASE WITH FLEETMATICS USA, LLC

Landlord’s Construction Work for First Amendment Leased Premises

Landlord will make the following improvements to the First Amendment Leased Premises:

1.	Construct four (4) private offices with sidelights, one (1) large conference room with double sidelights, a closet and a reception area. New construction will be sheetrock walls and full height wood doors with painted steel frames.

2.	Furnish and install electric outlets (up to four (4) per office or room) and switches in each office and in the conference room.

3.	Furnish and install appropriate power feeds for workstations based on furniture manufacturer recommendations.

4.	Furnish and install new building standard 2’ x 2’ Recessed Direct/Indirect Luminaire lights with electronic ballasts throughout the First Amendment Leased Premises.

5.	Furnish and install new carpeting throughout the First Amendment Leased Premises (Shaw’s Philadelphia Line, 28 oz. commercial grade with new matching carpet base).

6.	Furnish and install a new ceiling grid and new ceiling tiles throughout the First Amendment Leased Premises (Armstrong Cortega Tegular or comparable).

7.	Paint the walls throughout the Leased Premises (Benjamin Moore or equivalent). (Tenant may select a maximum of two different colors).

8.	Deliver all building mechanical systems (HVAC and electrical) in the First Amendment Leased Premises in good working order and condition.

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EXHIBIT “1H”

FIRST AMENDMENT OF LEASE WITH FLEETMATICS USA, LLC

Form of Estoppel Certificate (Office Building Tenant)

                    , 2011

NWEOP Loan, LLC

One Appleton Street

Boston, MA 02116

John Hancock Life Insurance Company (U.S.A.)

c/o NWEOP Loan LLC

One Appleton Street

Boston, MA 02116

Ladies and Gentlemen:

The undersigned certifies solely to and agrees with NWEOP Loan, LLC, John Hancock Life Insurance Company (U.S.A.) and their respective successors and assigns (as successor-in-interest to Morgan Stanley Mortgage Capital Inc.) (collectively “Lender”), to the actual knowledge of the undersigned, and as of the date hereof as follows:

1. It is the tenant under a lease dated December 30, 2010 (the “Lease”) between Newton Wellesley Executive Office Park LLC, as landlord (together with its successors and assigns, “Landlord”), and the undersigned, as tenant (“Tenant”), for 8,500 square feet (being the entire 2nd Floor) (the “Leased Premises”) at 70 Walnut Street, Wellesley, MA 02481 (the “Building”). All capitalized terms not otherwise defined herein shall have the meanings provided in the Lease.

2. The Lease is in full force and effect. The Lease has not been amended, modified or supplemented except as follows: First Amendment of Lease dated as of July             , 2011, pursuant to which Tenant leases an additional 3,100 square feet of space on the First Floor of the Building. There are no other agreements or understandings, whether written or oral, between Tenant and Landlord with respect to the Lease, the Leased Premises or the Building.

3. Tenant has accepted possession of and occupies the entire Leased Premises under the Lease. Tenant has no right to “go dark” under the Lease except as follows: None. If a right to “go dark” is indicated in the previous sentence, Tenant has not exercised such right. Tenant is in physical occupancy of the entire Leased Premises and is open for business. The Lease commenced on March 25, 2011, subject to the following renewal options: Two three year options at the greater of market or the rent as of the end of the initial term of the Lease upon not less than nine months prior written notice. The First Amendment Commencement Date was                     , 2011.

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4. The monthly fixed, minimum or basic Tent under the Lease for the Original Leased Premises for the first year is $13,812.50, and commenced July 25, 2011 (four months after the Commencement Date). The monthly fixed, minimum or basic rent under the Lease, as amended, for the First Amendment Leased Premises for the first year is $6,200.00, and commences (three months after the First Amendment Commencement Date). All additional rent, percentage rent, Tenant’s proportionate share of real estate taxes, insurance and operating expenses and all other sums or charges due and payable under the Lease by Tenant have been paid in full and no such rents, additional rents, percentage rents or other sums or charges have been paid for more than one (1) month in advance of the due date thereof and Tenant agrees not to pay any such rents, additional rents, percentage rents or other sums or charges more than one (1) month in advance unless otherwise specified in the Lease. Tenant agrees that upon notification by Lender in writing that rental payments are to be made to Lender because of a default under the loan made by Lender to Landlord, Tenant will cease making rental payments to Landlord, or its successors and assigns, and will begin making such rental payments directly to Lender.

5. The amount of the security deposit is $56,312.49 for the Original Leased Premises and $20,150.00 for the First Amendment Leased Premises.

6. To the best of Tenant’s knowledge, both Tenant and Landlord have performed all of their respective obligations under the Lease and Tenant has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord under the Lease.

7. Tenant has no claim against Landlord and no offset or defense to enforcement of any of the terms of the Lease.

8. All improvements required to be completed by Landlord have been completed and there are no contributions, credits, free rent, rent abatements, deductions or other sums due to Tenant from Landlord.

9. Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof.

10. Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Leased Premises or the Building. Tenant has preferential rights to the First Floor in the Building. subject to prior rights of existing tenants.

11. Since the date of the Lease, there has been no material adverse change in the financial condition of the Tenant, and there are no voluntary actions or, to Tenant’s best knowledge, involuntary actions pending against Tenant under the bankruptcy laws of the United States or any state thereof.

12. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof (including, without limitation, all terms, covenants and provisions with respect to the disposition of any casualty insurance proceeds or condemnation awards) and all rights, remedies

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and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to that certain Mortgage and Security Agreement (the “Mortgage”) dated September 5, 2002, given by Landlord to Lender which encumbers, among other things, the Leased Premises, and to the lien thereof and all terms, covenants and conditions set forth in the Mortgage, including. without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby with the same force and effect as if the Mortgage had been executed, delivered and recorded prior to the execution and delivery of the Lease.

13. If any action or proceeding is commenced by Lender for the foreclosure of the Mortgage or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the Leased Premises, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or Mortgage shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the term of the Lease shall have commenced pursuant to the provisions thereof, (b) Tenant shall be in possession of the Leased Premises, subject to any approved subleases or assignments, (c) the Lease shall be in full force and effect and (d) Tenant shall not be in default under any of the terms, covenants or conditions of the Lease beyond applicable cure periods, if any, on Tenant’s part to be observed or performed.

14. If Lender or any other subsequent purchaser of the Property shall become the owner of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Mortgage (Lender or such other purchaser being hereinafter referred as “Purchaser”), and the conditions set forth in Section 13 above have been met at the time Purchaser becomes owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Purchaser and Purchaser by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment, provided, however, that Purchaser shall not be (a) liable for the failure of any prior landlord (any such prior landlord, including Landlord and any successor landlord, being hereinafter referred to as a “Prior Landlord”) to perform any of its obligations under the Lease which have accrued prior to the date on which Purchaser shall become the owner of the Property, provided that the foregoing shall not limit Purchaser’s obligations under the Lease to correct any conditions of a continuing nature that (i) existed as of the date Purchaser shall become the owner of the Property and (ii) violate Purchaser’s obligations as landlord under the Lease; provided further, however, that Purchaser shall have received written notice of such omissions, conditions or violations and has had a reasonable opportunity to cure the same, all pursuant to the terms and conditions of the Lease, (b) subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of the Property, (c) liable for the return of rental security deposits, if any, paid by Tenant to any Prior Landlord in accordance with the Lease unless such sums are actually received by Purchaser, (d) bound by any payment of rents, additional rents or other sums which

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Tenant may have paid more than one (1) month in advance to any Prior Landlord unless (i) such sums are actually received by Purchaser or (ii) such prepayment shall have been expressly approved of by Purchaser, (e) bound by any agreement terminating or amending or modifying the rent, term, commencement date or other material term of the Lease, or any voluntary surrender of the Leased Premises, made without Lender’s or Purchaser’s prior written consent prior to the time Purchaser succeeded to Landlord’s interest or (f) bound by any assignment of the Lease or sublease of the Property, or any portion thereof, made prior to the time Purchaser succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease or unless previously approved by Lender. In the event that any liability of Purchaser does arise pursuant hereto, such liability shall be limited and restricted to Purchaser’s interest in the Property and shall in no event exceed such interest. Alternatively, upon the written request of Lender or its successors or assigns, Tenant shall enter into a new lease of the Premises with Lender or such successor or assign for the then remaining term of the Lease, upon the same terms and conditions as contained in the Lease, except as otherwise specifically herein provided.

15. Tenant has no right to terminate the Lease except, to the extent specifically contained in the Lease, in connection with a casualty or condemnation and except, to the extent permitted by applicable law, in connection with an actual or constructive eviction of Tenant.

16. Tenant will not seek to terminate the Lease or seek or assert any set-off or counterclaim against the rent or additional rent by reason of any act or omission of Landlord, until Tenant shall have given written notice of such act or omission to Lender at the address set forth above. Tenant will accept performance by Lender of any term of the Lease required to be performed by Landlord, with the same force and effect as though performed by Landlord, although Lender shall in no event be required to do so. Lender shall have a reasonable time after actual receipt of any notice of default by Landlord within which to cure any such default.

17. Tenant agrees that the Lease shall not hereafter be modified or amended except in accordance with the terms of the Lease without the prior written consent of Lender and that Lender, its designee and any purchaser at a sale mentioned in paragraph 12 above will not be bound by any modification of the Lease including, without limitation, any reduction in rent or term, except in accordance with the terms of the Lease, unless Lender has consented thereto.

18. Attached hereto as Exhibit A is a true copy of the Lease and all amendments, modifications and supplements thereto.

The undersigned individual hereby certifies that he or she is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

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Tenant acknowledges that Lender will rely on this letter in making a loan or otherwise extending credit to Landlord. The information contained in this letter shall be for Lender’s benefit and for the benefit of Lender’s successors and assigns.

Very truly yours,

FLEETMATICS USA, LLC

By:
Name:
Title:

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EXHIBIT A

Copy of Lease and Amendments

Exhibit 10.4

EXECUTION COPY

Management Services Agreement

Dated 23 November 2010

Privia Enterprises Limited,

Fleetmatics Group Limited

and

the Persons Listed in Schedule 1

1	Definitions and Interpretation	3
2	The Services	5
3	Term and Termination	5
4	Standard of Service	6
5	Fees	6
6	The Company’s Obligations	9
7	Non-compete and Non-solicitation	9
8	Confidentiality	10
9	Consequences of Termination	11
10	Ownership of Confidential Information	11
11	Severability	11
12	Binding on Successors	12
13	Assignment	12
14	Variation	12
15	Whole Agreement	12
16	No Partnership	12
17	Waiver, Release and Remedies	12
18	Notices	13
19	Governing Law and Jurisdiction	13
20	Counterparts	13
21	Costs	13
Schedule 1		17
Schedule 2		18

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This Agreement is made the 23rd day of November 2010 (the “Effective Date”).

Between:

(1)	Privia Enterprises Limited a company incorporated in Ireland with company no. 484532 having its registered office at Oyster Point, Temple Road, Blackrock, Co. Dublin, Ireland (the “Consultant” which expression shall include its successors and permitted assigns);

(2)	Fleetmatics Group Limited a company incorporated in Ireland with company no. 392886 having its registered office at Oyster Point, Temple Road, Blackrock, Co. Dublin, Ireland (the “Company” which expression shall include its successors and permitted assigns); and

(3)	The persons listed in Schedule 1 (the “Covenantors”).

Whereas:

(A)	The Covenantors have certain skills, experience and expertise relevant to the business of the Group, and, notwithstanding that the Covenantors no longer have a right to serve on the Board, the Group would like to have access to such skills, experience and expertise for the purposes of implementing the Group’s Business strategy.

(B)	The Consultant is willing to provide the services of the Covenantors to the Group on the terms and conditions of this Agreement.

(C)	The Covenantors have been joined to this agreement for the purposes of providing certain covenants as set forth herein.

Now it is hereby agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement and in the Schedules to this Agreement the following words and expressions shall, unless the context otherwise requires, have the following meanings:

“2012 Fee”	means an amount of US$3,000,000 (three million US dollars);

“2012 Installations”	means the Annual Installations for the Sales Year ending on 31 March 2012;

“2012 Target”	means 66,000 Units;

“2013 Fee”	means an amount of US$5,000,000 (five million US dollars);

“2013 Installations”	means the Annual Installations for the Sales Year ending on 31 March 2013;

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“2013 Target”	means 78,000 Units;

“2014 Fee”	means an amount of US$7,000,000 (seven million US dollars);

“2014 Installations”	means the Annual Installations for the Sales Year ending on 31 March 2014;

“2014 Target”	means 90,000 Units;

“Annual Installations”	means, in respect of any Sales Year, the number of Units installed by the Group during such year;

“Auditor”	means the auditor of the Company from time to time;

“Board”	means the board of directors of the Company;

“Business”	means the current automotive-based telematics business of the Group;

“Confidential Information”	means all information (whether written or in electronic form) concerning the business affairs of the Company, including the Group Data;

“Fees”	means the 2012 Fee, the 2013 Fee, the 2013 Catch-Up Fee, the 2014 Fee, and the 2014 Catch-Up Fee payable in accordance with the provisions of Clause 5;

“G Committee”	means a committee comprised of the Consultants and certain individuals that the Company may designate from time to time;

“Group”	means the Company and each subsidiary of the Company;

“Group Data”	means all data, information, text, drawing, diagrams, images or sound embodied in any electronic or tangible medium, and which is supplied or in respect of which access is granted to the Consultant or any Covenantor by the Group pursuant to this Agreement;

“Group Employees”	means, collectively, officers, directors and employees of the Group.

“Party”	means the Company, on one hand, and the Consultant and Covenantors, on the other hand.

“Restricted Period”	means the period beginning on the Effective Date and ending on 31 March 2014;

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“Sales Year”	means each of the years ending:

(i) 31 March 2012;

(ii) 31 March 2013; and

(iii) 31 March 2014;

“Services”	means the services described in Schedule 2 and any other services performed by the Consultant on behalf of the Group;

“subsidiary”	has the meaning assigned to such term pursuant to section 155 of the Companies Act 1963;

“Territory”	worldwide; and

“Units”	means installed GPS-enabled devices.

1.2	Except where the context requires otherwise the singular includes the plural and vice versa; a reference to one gender includes all genders; words denoting persons include firms, incorporations and vice versa.

1.3	Headings are included in this Agreement for ease of reference only and shall not affect interpretation or construction.

1.4	References to clauses and schedules are, unless otherwise provided, references to clauses and schedules of this Agreement.

1.5	The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

2	The Services

2.1	The Consultant and Covenantors agree to perform their obligations set forth herein (including to supply the Services) in consideration of payment of the Fees (contingent upon those events set forth in greater detail in Clause 5) to Consultant and upon the terms and conditions of this Agreement.

2.2	The Services shall commence on the Effective Date and shall continue during the term of the Agreement, subject to termination as provided below.

3	Term and Termination

3.1	This Agreement shall take effect on the Effective Date and, unless otherwise terminated in accordance with the provisions of Clause 3.2, shall continue until 31 March 2014.

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3.2	Either Party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

(a)	that other Party commits any continuing or material breach or any of the provisions of this Agreement and in the case of such a breach which is capable of remedy fail to remedy the same within thirty (30) days after receipt of a written giving full particulars of the breach and requiring it to be remedied;

(b)	that other Party goes into liquidation (except for the purposes of amalgamation, reconstruction or other re-organisation and in such a manner that the company resulting from the re-organisation effectively agrees to be bound or to assume the obligations imposed on that other Party under this Agreement), or bankruptcy, insolvency or similar proceedings; or

(c)	that other Party ceases or threatens to cease to carry on business.

3.3	For the purpose of Sub-Clause 3.2(a) a breach shall be considered capable of remedy if the Party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that the time of performance is not of the essence).

3.4	Any waiver by either Party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

3.5	The rights to terminate this Agreement given by this Clause shall not prejudice any other right or remedy of either Party in respect of the breach concerned (if any) or any other breach.

4	Standard of Service

4.1	The Consultant shall ensure that the Services are performed by the Covenantors with due skill care and diligence and in an orderly and efficient manner.

4.2	The Consultant and the Company shall co-operate together to agree appropriate programmes for the provision of the Services.

4.3	The Consultant will comply with the reasonable requests of the Group in respect of the provision of the Services.

5	Fees

5.1	In consideration of and subject to the supply of the Services in accordance with the terms of this Agreement the Company or such other member of the Group as the Parties may agree from time to time (the “Payor”) shall pay to the Consultant contingent, performance based Fees in accordance with this Clause 5.

5.2	The Company shall pay, or procure that the Payor pays, the Fees as follows:

(a)	in the event that the 2012 Installations meet or exceed the 2012 Target, the Company or the Payor shall pay the 2012 Fee within 30 days of determination of the 2012 Installations in accordance with the provisions of Clause 5.3;

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(b)	In the event that the 2013 Installations meet or exceed the 2013 Target Units, the Company or the Payor shall pay the 2013 Fee within 30 days of determination of the 2013 Installations in accordance with the provisions of Clause 5.3; provided, however, that if the 2012 Installations met or exceeded 3,000 Units less than the 2012 Target, but were less than the 2012 Target and the 2013 Installations exceed the 2013 Target Units, then the Company shall pay an additional fee (the “2013 Catch-Up Fee”) equal to (i) US$500 (five hundred dollars) multiplied by (ii) the excess (if any) of the 2013 Installations above the 2013 Target, provided that in no event will the 2013 Catch-Up Fee exceed US$3,000,000 (three million US dollars); provided, further, that such 2013 Catch-Up Fee shall be paid within 30 days of determination of the 2013 Installations in accordance with the provisions of Clause 5.3; and

(c)	In the event that the 2014 Installations meet or exceed the 2014 Target, the Company or the Payor shall pay the 2014 Fee within 30 days of determination of the 2014 Installations in accordance with the provisions of Clause 5.3; provided, however, that if the 2013 Installations met or exceeded 4,000 Units less than the 2013 Target, but were less than the 2013 Target and the 2014 Installations exceed the 2013 Target, then the Company shall pay an additional fee (the “2014 Catch-Up Fee”) equal to (i) US$625 (six hundred and twenty five dollars) multiplied by (ii) the excess (if any) of the 2014 Installations above the 2014 Target, provided that in no event will the 2014 Catch-Up Fee exceed US$5,000,000 (five million US dollars); provided, further, that such 2014 Catch-Up Fee shall be paid within 30 days of determination of the 2014 Installations in accordance with the provisions of Clause 5.3.

5.3	Within 90 days of the end of each Sales Year the Company shall procure that the Auditor provides a certificate to the Consultant certifying the Annual Installations amount for that year.

5.4	The Company shall provide the Consultant with such access to the books and records of the Group as the Consultant may reasonably request for the purposes of reviewing the determination of the Annual Installations for any particular Sales Year by the Auditor.

5.5	In the absence of manifest error, the certificate of the Auditor pursuant to clause 5.3 shall be final and binding for the purposes of determining the Annual Installations for the relevant Sales Year.

5.6	Payment of the Fees will be exclusive of value added tax or any other applicable sales tax (“VAT”), which shall be paid by the Company or the Payor in addition to the Fee upon receipt of a valid invoice, provided however that the Fees will be deemed to be inclusive of VAT if it is determined that VAT payable on the Fees is not recoverable by the Company or, if applicable, the Payor.

5.7	The Company shall use reasonable efforts to ensure that any VAT payable on the Fees is recoverable by the Company or, if applicable, the Payor, and shall give the Consultant the opportunity to advise the Company or Payor, in the event that the Company or Payor makes representations to the Revenue Commissioners of Ireland or any other relevant tax authority in this regard.

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5.8	The Fees shall be paid in cleared funds to such bank account as the Consultant may nominate, free of any deduction, withholding or set off whatsoever.

5.9	The Company or the Payor will reimburse to the Consultant on demand all reasonable vouched costs and expenses properly incurred by the Consultant or the Covenantors in attending meetings of the G Committee (including reasonable travel and subsistence costs incurred in such attendance).

5.10	The G Committee will meet at least quarterly at such time and location (including telephonically) as may be agreed by G Committee representatives of both the Consultant and the Company.

5.11

Reference is hereby made to that certain Credit Agreement dated as of July 30, 2010 (as such agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”) by and among Fleetmatics USA Group Holdings, Inc., as the borrower, the Company, as Parent, the guarantors party thereto, D. E. Shaw Direct Capital Portfolios, L.L.C., a Delaware limited liability company, as a lender and in its capacity as agent (in such capacity, the “Agent”) and the lenders from time to time party thereto (the “Lenders”). Notwithstanding any provision herein to the contrary, neither (x) any Fee, cost or expense payable pursuant to Clause 5, including the 2012 Fee, the 2013 Fee, the 2013 Catch-Up Fee, the 2014 Fee, the 2014 Catch-Up Fee, and the costs and expenses incurred by the Consultant in rendering, or related to, services hereunder, nor (y) any other payment required under this Agreement (the “Payments”) shall be made or permitted or required to be made if, and to the extent that, the making of such payment is prohibited under the terms of the Credit Agreement by virtue of the fact that (i) a “Default” or “Event of Default” (each as defined in the Credit Agreement) has occurred and is continuing, (ii) such payment would cause a Default or an Event of Default, or (iii) after giving effect to such payment, the Company would not be in pro forma compliance with the financial covenants set forth in the Credit Agreement, and the Consultant shall promptly turn over any such payment received in violation of the Credit Agreement to the Company (or, if an Event of Default has occurred and is continuing, directly to the Agent); provided, however, that Payments may be made to Consultant in accordance with Clause 5.9 and further provided that the obligations of the Company and the Payor in respect of any Payments that would otherwise be due and payable if not for the existence of the Credit Agreement shall not be extinguished by this Clause 5.11 and (A) such Payments shall be enforceable by the Consultant in the event that the relevant Defaults and/or Events of Default, potential Defaults and/or Events of Default and/or non-compliance are cured by the Company (and are otherwise permitted and required to be paid hereunder), and (B) the Consultant will rank equally with the unsecured creditors of the Company and/or Payor, as applicable (other than the Agent and the Lenders to the extent they have become unsecured creditors of the Company), in respect of any such Payments in the event of a liquidation or winding up of the Company and/or the Payor. Until repayment in full of all Obligations (as defined in the Credit Agreement) and termination of all commitments to lend under the Credit Agreement, this Clause 5.11

8

shall not be modified without the express written consent of the Agent. The parties hereto acknowledge and agree that each of (i) the Agent (on behalf of the Lenders) and (ii) the Lenders under the Credit Agreement shall be entitled to rely on and enforce the agreements set forth in this Clause 5.11 and shall be a third party beneficiary of this Clause 5.11.

5.12	In the event that the Company (a) acquires (or is acquired by) any entity (or division thereof) or business, (b) makes any material investment in another Person (whether through the acquisition of assets, joint venture, equity acquisition, merger, consolidation or otherwise), or (c) engages in any other business combination relating to the Company or any of its subsidiaries, the parties hereto shall in good faith negotiate upward revisions to each of the 2012 Target, the 2013 Target and the 2014 Target (to the extent such target measures a Sales Year that has not yet ended).

6	The Company’s Obligations

6.1	The Company hereby warrants and represents to the Consultant that it will co-operate with the Consultant and provide the Consultant with such information and assistance as the Consultant may reasonably require in order to enable the Consultant to duly and punctually comply with its obligations under this Agreement.

7	Non-compete and Non-solicitation

7.1	As further consideration for the Company entering into this agreement and agreeing to pay, or procure payment of, the Fees, the Consultant and the Covenators each hereby jointly and severally covenant and undertake to the Company that they shall not during the Restricted Period (otherwise than on behalf of the Company pursuant to this Agreement) either as principal, partner, agent, employee, director or otherwise howsoever either directly or indirectly:

(a)	carry on or assist in carrying on within the Territory any of the businesses comprised in the Business other than as a passive holder of no more than 3% of shares or debentures of a company listed on a recognised securities exchange; or

(b)	solicit a Company Group Employee; provided, that the foregoing shall not prohibit a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees.

7.2	The Company confirms and agrees that the provisions of the letter dated 30 July 2010 (as amended) from the Company to the Covenantors concerning the handheld business of the Company shall continue to apply with full force and effect and shall not in any way be diminished or undermined by this Agreement, and the provisions of Clause 7.1 shall be construed accordingly.

9

8	Confidentiality

8.1	The Consultant and the Covenators each hereby jointly and severally undertake to the Company to:

(a)	keep confidential all Confidential Information;

(b)	treat Confidential Information with the same degree of care that it uses for its own confidential information;

(c)	not, without the prior written consent of the Company, disclose Confidential Information in whole or in part to any other person save those of its employees, agents and sub-contractors involved in the provision of the Services and who need to know the Confidential Information in question;

(d)	use the Confidential Information in connection with the provision of the Services and not for its own benefit or the benefit of any third party;

(e)	without prejudice to the generality of the foregoing, none of the Consultant, the Covenantors, nor any person engaged by them whether as a servant or consultant or otherwise shall directly or indirectly use Confidential Information for solicitation of business from the Company or any affiliate of the Company.

8.2	The Consultant and the Covenators each hereby jointly and severally undertake to the Company to make all relevant employees and sub-contractors aware of the confidentiality of the Confidential Information and the provision of this Clause 8 and, without limitation to this Clause 8 to take all such steps as shall from time to time be necessary to ensure compliance with its employee, agents and sub-contractors with the provision of this Clause 8 and indemnify the Company against any breach of this Clause 8.

8.3	The provision of this Clause 8 shall not apply to any information which:

(a)	becomes public knowledge other than by breach of this Clause 8;

(b)	is in the possession of the receiving party without restriction in relation to disclosure before the date of receipt from the disclosing party;

(c)	is received from a third party who lawfully acquired it and who is under no obligation with restricting its disclosure; or

(d)	is required to be disclosed by law.

8.4	Nothing in this Clause shall be deemed or construed to prevent the Consultant from disclosing any Confidential Information obtained from the Consultant to any consultant, contractor or other person engaged by the Consultant in connection herewith provided that the Consultant shall have obtained from the consultant, contractor or other person a signed Confidentiality undertaking on substantially the same terms as are contained in this Clause 8.

10

9	Consequences of Termination

9.1	Upon termination of this Agreement (including expiration of this Agreement upon 31 March 2014 for any reason:

(a)	(1) if this Agreement has not been materially breached by the Consultant or any Covenantor, the Company shall continue to have the obligation to make payments of, or procure that the Payor makes payment of, the Fees, if any, to the Consultant in accordance with the terms of this Agreement; or (2) if the Company or the Payor has paid any Fees in advance the Consultant shall repay all such Fees other than those determined by court of competent jurisdiction to be rightfully owed to the Consultant in accordance with this Agreement;

(b)	the Consultant shall render reasonable assistance to the Company if requested to the extent reasonably necessary to effect an orderly hand-over of the Services to the Company or a replacement Consultant such that the Services can be carried on with a minimum of interruption and inconvenience to the Company. The Company shall reimburse the Consultant for such assistance at market rates then prevailing for customers of the Consultant for the same or similar Services;

(c)	subject as otherwise provided in this Agreement neither Party shall have any further obligation to the other under this Agreement; provided, however, that the rights and obligations set forth in Clauses 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 shall survive such termination indefinitely (or, in the cases of Clauses 7 and 8, through the expiration of the Restricted Period); and

(d)	the Consultant shall return to the Company all Confidential Information and Group Data.

10	Ownership of Confidential Information

10.1	The Consultant acknowledges that Confidential Information and all rights of whatever nature in or in relation to it shall at all times be and remain the sole property of the Group.

10.2	The Company and the Consultant shall each take reasonable precautions (having regard to the nature of their other respective obligations under this Agreement) to preserve the integrity of the Group Data and prevent any corruption or loss of Group Data.

11	Severability

In the event that any of the terms, conditions or provisions of this Agreement, or any part thereof, should be determined to be invalid, unlawful or unenforceable, such term, condition or provision, or such part thereof, shall be severed from the remaining terms, conditions and provisions which will continue to be valid to the fullest extent permitted by law.

11

12	Binding on Successors

This Agreement shall be binding upon and enure to the benefit of the respective parties hereto and their respective personal representatives, successors and permitted assigns.

13	Assignment

This Agreement shall not be assignable in whole or in part by either Party except with the prior written consent of the other Party; provided, however, that the Company may assign this Agreement to any member of the Group without the prior written consent of the Consultant; provided, further, that no assignment shall limit the assignor’s obligations hereunder.

14	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

15	Whole Agreement

This Agreement contains the whole agreement between the parties relating to the transactions provided for in this Agreement and supersedes all previous agreements between such parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement.

16	No Partnership

This Agreement shall not constitute or create a partnership between the parties or between either Party.

17	Waiver, Release and Remedies

17.1	A waiver by either Party of any breach by the other Party of any of the terms, provisions or conditions of this Agreement or the acquiescence of either Party in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

17.2	Any remedy or right conferred upon either Party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or otherwise provided for by law.

17.3	No failure or delay by either Party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or the exercise of any other claim, remedy, right, power or privilege.

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18	Notices

Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand or if transmitted by fax or sent by prepaid registered post addressed to the Party to whom such notice is to be given at the address set out for such Party herein (or such other address as such Party may from time to time designate in writing to the other Party hereto in accordance with the provisions of this Clause 18). Any such notice shall be deemed to have been duly given if delivered by hand at the time of delivery, if transmitted by fax at the time of termination of the transmission and if sent by prepaid registered post as aforesaid forty eight hours (48) after the same shall have been posted.

19	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Ireland and the parties hereby agree to submit to the exclusive jurisdiction of the Irish Courts.

20	Counterparts

The Agreement may be executed in any number of counterparts and by different parties to this Agreement and separate counterparts each of which are executed and delivered shall constitute an original and all such counterparts together constituting but one and the same instrument.

21	Costs

The Company shall pay all reasonable expenses incurred by Consultant in connection with the negotiation of this Agreement. Save as aforesaid the parties shall pay all their own costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

[signature pages follow]

13

In witness whereof this Agreement has been executed the day and year first before written.

Signed for and on behalf

of Privia Enterprises Limited

by	Martin Scully	/s/ Martin Scully
	and Kenneth Keating	/s/ Kenneth Keating

Signature Page to Management Services Agreement

Signed for and on behalf

of Fleetmatics Group Limited

by	Kenneth Keating	/s/ Kenneth Keating

Signature Page to Management Services Agreement

Signed and Delivered

by the said Bill Beamish	/s/ Bill Beamish

in the presence of:

Signature of witness: /s/ Laura Kelly

Name: Laura Kelly

Address:

Occupation:

Signed and Delivered

by the said William McCabe	by his lawful attorney Martin Scully /s/ Martin Scully

in the presence of:

Signature of witness: /s/ Laura Kelly

Name: Laura Kelly

Address:

Occupation:

Signed and Delivered

by the said Kenneth Keating	/s/ Kenneth Keating

in the presence of:

Signature of witness: /s/ Laura Kelly

Name: Laura Kelly

Address:

Occupation:

Signature Page to Management Services Agreement

Schedule 1

The Covenantors

Bill Beamish of Palo Alto, Ballybride, Rathmichael, County Dublin

William McCabe of Lis Na Carraig, Brighton Road, Foxrock, Dublin 18

Kenneth Keating of The Acorns, 45 Castlepark Road, Dalkey, County Dublin

Schedule 2

Services

The Consultant shall provide the services of the Covenantors to sit on the G Committee.

Exhibit 10.5

EXECUTION VERSION

CREDIT AGREEMENT
by and among

WELLS FARGO CAPITAL FINANCE, LLC,

as Administrative Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

THE OTHER LOAN PARTIES THAT ARE PARTIES HERETO

and

FLEETMATICS USA, LLC

as Borrower

Dated as of May 10, 2012

	4.17	Governmental Regulation	30
	4.18	OFAC	30
	4.19	Employee and Labor Matters	31
	4.20	Holding Companies	31
	4.21	Leases	31

5.	AFFIRMATIVE COVENANTS		31

	5.1	Financial Statements, Reports, Certificates	31
	5.2	Reporting	32
	5.3	Existence	32
	5.4	Maintenance of Properties	32
	5.5	Taxes	32
	5.6	Insurance	32
	5.7	Inspection	32
	5.8	Compliance with Laws	33
	5.9	Environmental	33
	5.10	Reserved	33
	5.11	Formation of Subsidiaries	33
	5.12	Further Assurances	34
	5.13	Lender Meetings	34

6.	NEGATIVE COVENANTS		34

	6.1	Indebtedness	34
	6.2	Liens	35
	6.3	Restrictions on Fundamental Changes	35
	6.4	Disposal of Assets	36
	6.5	Nature of Business	36
	6.6	Prepayments and Amendments	36
	6.7	Restricted Payments	36
	6.8	Accounting Methods	38
	6.9	Investments	38
	6.10	Transactions with Affiliates	38
	6.11	Use of Proceeds	38
	6.12	Limitation on Issuance of Equity Interests	38
	6.13	Holding Companies	38

7.	FINANCIAL COVENANTS		39

8.	EVENTS OF DEFAULT		39

	8.1	Payments	39
	8.2	Covenants	39
	8.3	Judgments	40
	8.4	Voluntary Bankruptcy, etc.	40
	8.5	Involuntary Bankruptcy, etc.	40
	8.6	Default Under Other Agreements	40
	8.7	Representations, etc.	40
	8.8	Guaranty	40
	8.9	Security Documents	41
	8.10	Loan Documents	41
	8.11	Change of Control	41

9.	RIGHTS AND REMEDIES		41

	9.1	Rights and Remedies	41
	9.2	Remedies Cumulative	42

10.	WAIVERS; INDEMNIFICATION		42

	10.1	Demand; Protest; etc.	42
	10.2	The Lender Group’s Liability for Collateral	42
	10.3	Indemnification	42

11.	NOTICES		43

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION		44

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		45

	13.1	Assignments and Participations	45
	13.2	Successors	48

14.	AMENDMENTS; WAIVERS		48

	14.1	Amendments and Waivers	48
	14.2	Replacement of Certain Lenders	50
	14.3	No Waivers; Cumulative Remedies	50

15.	AGENT; THE LENDER GROUP		50

	15.1	Appointment and Authorization of Agent	50
	15.2	Delegation of Duties	51
	15.3	Liability of Agent	51
	15.4	Reliance by Agent	52
	15.5	Notice of Default or Event of Default	52
	15.6	Credit Decision	52
	15.7	Costs and Expenses; Indemnification	53
	15.8	Agent in Individual Capacity	53
	15.9	Successor Agent	53
	15.10	Lender in Individual Capacity	54
	15.11	Collateral Matters	54
	15.12	Restrictions on Actions by Lenders; Sharing of Payments	56
	15.13	Agency for Perfection	56
	15.14	Payments by Agent to the Lenders	56
	15.15	Concerning the Collateral and Related Loan Documents	56
	15.16	Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	57
	15.17	Several Obligations; No Liability	57

16.	WITHHOLDING TAXES		58

	16.1	Payments	58
	16.2	Indemnification by the Loan Parties	58
	16.3	Indemnification by the Lenders	58
	16.4	Exemptions	59
	16.5	Refunds	59
	16.6	Survival	60

17.	GENERAL PROVISIONS		60

	17.1	Effectiveness	60
	17.2	Section Headings	60
	17.3	Interpretation	60
	17.4	Severability of Provisions	60
	17.5	Bank Product Providers	60
	17.6	Debtor-Creditor Relationship	61
	17.7	Counterparts; Electronic Execution	61

17.8	Revival and Reinstatement of Obligations; Certain Waivers	61
17.9	Confidentiality	61
17.10	Survival	63
17.11	Patriot Act	63
17.12	Integration	63

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit C-2	Form of Credit Amount Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(a)	Business Qualifications
Schedule 4.1(b)	Capitalization of Borrower
Schedule 4.1(c)	Capitalization of Loan Parties’ Subsidiaries
Schedule 4.6	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of May 10, 2012, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), FLEETMATICS GROUP LIMITED, an Irish company limited by shares with company number 392886 (“Irish Holdings”), FLEETMATICS USA GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), FLEETMATICS USA HOLDINGS, INC., a Delaware corporation (“Parent”), FLEETMATICS (UK) LIMITED, a private limited company incorporated and registered under the laws of England and Wales (“FleetMatics UK”), FLEETMATICS IRL LIMITED, an Irish company limited by shares (“FleetMatics Ireland”), FLEETMATICS PATENTS LIMITED, an Irish company limited by shares (“FleetMatics Patents”), SAGEQUEST LLC, an Ohio limited liability company (“SageQuest”), and FLEETMATICS USA, LLC, a Delaware limited liability company (“Borrower”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Irish Holdings” is used in respect of a financial covenant or a related definition, it shall be understood to mean Irish Holdings and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the United States Financial Accounting Standards Board Accounting Standards Codification Topic (“FASB ASC”) 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, (b) with respect to the accounting for leases as either operating leases or Capitalized Leases and the impact of such accounting in accordance with FASB ASC 840 or otherwise on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied, and (c) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations, or the Obligations having been repaid in full, shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would reasonably be expected to become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification and contingent expense reimbursement Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

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1.6 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.

2.1 Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B) the amount equal to (1) the Credit Amount as of such date (based upon the most recent Credit Amount Certificate delivered by Borrower to Agent) less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time, plus (z) the outstanding principal balance of the Term Loan at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish Bank Product Reserves from time to time against the Maximum Revolver Amount or the Credit Amount as provided in the definitions thereof.

2.2 Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount. The principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount

December 31, 2012	$312,500

March 31, 2013	$312,500

June 30, 2013	$312,500

September 30, 2013	$312,500

December 31, 2013	$312,500

March 31, 2014	$312,500

June 30, 2014	$312,500

September 30, 2014	$312,500

December 31, 2014	$468,750

March 31, 2015	$468,750

June 30, 2015	$468,750

September 30, 2015	$468,750

December 31, 2015	$625,000

March 31, 2016	$625,000

June 30, 2016	$625,000

September 30, 2016	$625,000

December 31, 2016	$625,000

March 31, 2017	$625,000

3

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 10:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is one (1) Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan

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made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c) Making of Revolving Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon

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demand by Agent, Borrower shall pay such amount to Agent for Agent’s Account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d) Protective Advances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied and Borrower so requests, Agent hereby is authorized by Borrower and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrower, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Each Protective Advance shall be deemed to be a Revolving Loan hereunder, except that no Protective Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower (or any other Loan Party) in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrower’s or its Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans, and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Protective Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts

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of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Revolving Loans (and portion of the Term Loan, as applicable), subject to Section 13.1(h), owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time in accordance with Section 13.1(h) hereof and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only

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to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) fourth, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) fifth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Lender, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrower). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, Issuing Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

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(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrower shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Lender;

(C) if Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrower shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Lender shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Lender, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Lender, as applicable, and Borrower to eliminate the Swing Lender’s or Issuing Lender’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G) Agent may release any cash collateral provided by Borrower pursuant to this Section 2.3(g)(ii) to the Issuing Lender and the Issuing Lender may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.11(a).

(h) Independent Obligations. All Revolving Loans (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

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2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv), Section 2.4(d)(ii), and Section 2.4(e), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

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(G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H) eighth, to pay the principal of all Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) and the Term Loan until paid in full,

(J) tenth, ratably (i) to pay the principal of all Revolving Loans until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), (iii) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (iv) to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full,

(K) eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(L) twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M) thirteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

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(c) Reduction of Commitments.

(i) Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrower may reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $10,000,000), shall be made by providing not less than three Business Days prior written notice to Agent, and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(ii) Term Loan Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan.

(d) Optional Prepayments.

(i) Revolving Loans. Borrower may prepay the principal of any Revolving Loan at any time in whole or in part.

(ii) Term Loan. Borrower may, upon at least three Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied, first, against the next four scheduled payments required pursuant to Section 2.2 and, second, against the remaining installments of principal due on the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(e) Mandatory Prepayments.

(i) Overadvance. If, at any time, (A) the Revolver Usage on such date exceeds the Maximum Revolver Amount as of such date, or (B) the Revolver Usage on such date plus the outstanding principal balance of the Term Loan on such date exceeds the Credit Amount as of such date ( in each case based upon the most recent Credit Amount Certificate delivered by Borrower to Agent), then Borrower shall promptly, but in any event, within 1 Business Day prepay the Obligations in accordance with Section 2.4(f)(i) in an amount equal to the amount of such excess.

(ii) Dispositions. Within 5 Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by such Loan Party or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), or (p) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions in excess of $500,000, individually or in the aggregate, in any given fiscal year; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) such Loan Party or its Subsidiaries, as applicable, complete such replacement, purchase, or construction

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within 180 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of Irish Holdings or such Subsidiary unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, that Borrower and its Subsidiaries shall not have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $2,000,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(ii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Extraordinary Receipts. Within 5 Business Days of the date of receipt by Irish Holdings or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of (A) reasonable fees, commissions, and expenses related thereto and required to be paid by Irish Holdings or such Subsidiary in connection with such Extraordinary Receipts, (B) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (1) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (2) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Extraordinary Receipts and (C) Taxes paid or payable to any taxing authorities by Irish Holdings or such Subsidiary in connection with such Extraordinary Receipts.

(iv) Indebtedness. Within 3 Business Days of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(v) Excess Cash Flow. Within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent of the financial statements for Irish Holding’s fiscal year ended December 31, 2013 or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.1, within 10 days after the date such statements were required to be delivered to Agent pursuant to Section 5.1, Borrower shall (A) if such financial statements demonstrate that the Leverage Ratio of Irish Holdings and its Subsidiaries as of the end of such fiscal year was greater than 1.0:1.0, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to (1) 50% of the Excess Cash Flow of Irish Holdings and its Subsidiaries for such fiscal year, minus (2) the aggregate amount of all optional prepayments in respect of the outstanding principal balance of the Term Loan made by Borrower during such fiscal year (and, to the extent the Revolving Commitments are reduced in a corresponding amount, Revolving Loans); provided, that any Excess Cash Flow payment made pursuant to this Section 2.4(e)(v) shall exclude the portion of Excess Cash Flow that is attributable to the target of a Permitted Acquisition and that accrued prior to the closing date of such Permitted Acquisition, and (B) if such financial statements demonstrate that the Leverage Ratio of Irish Holdings and its Subsidiaries as of the end of such fiscal year was 1.0:1.0 or less, such percentage shall be reduced to 25%.

(f) Application of Payments.

(i) Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and third, to the outstanding principal amount of the Term Loan until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the

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manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(ii) Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv), or 2.4(e)(v) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Revolving Loans, until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

2.5 Promise to Pay. Borrower agrees to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (b)). Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.11(j)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and after the election of Agent or the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

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(d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), (i) all interest, all Letter of Credit Fees, and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans or the Term Loan hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (D) as and when incurred or accrued, all non-out-of-pocket audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), (E) if Borrower does not pay any such Lender Group Expenses within 25 days of the date of Borrower’s receipt of written notice thereof, all out-of-pocket audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), (F) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (G) as and when incurred or accrued, all fees, charges, commissions, and costs provided for in Section 2.11(j), (H) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c), (I) if Borrower does not pay any other Lender Group Expenses within 25 days of the date of Borrower’s receipt of written notice thereof, all other Lender Group Expenses, and (J) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products); provided, that if such amounts are not paid and, instead, are charged to the Loan Account, they shall be charged thereto as of the day on which the item was first due and payable or incurred or accrued without regard to the applicable delay and such amounts shall accrue interest from such original date; provided further, that the applicable delays set forth in the foregoing clauses (E) and (I) shall not be applicable (and Agent shall be entitled to immediately charge to the Loan Account) at any time that an Event of Default has occurred and is continuing. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

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2.7 Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. Agent is authorized to make the Revolving Loans and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Revolving Loan or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loan, all Revolving Loans (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Term Loan and the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, subject to Section 13.1(h), shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 45 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees.

(a) Agent Fees. Borrower shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Unused Line Fee. Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, on the first day of each month, from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full, an unused line fee (the “Unused Line Fee”) in an amount equal to the applicable per annum percentage set forth in the table below times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof):

Revolver Usage	Applicable per annum percentage

> $10,000,000	0.25%

≤ $10,000,000	0.50%

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(c) Financial Examination and Other Fees. Borrower shall pay to Agent, financial examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable documented out-of-pocket expenses for each financial examination of Borrower performed by personnel employed by Agent, and (ii) the reasonable documented out-of-pocket fees or charges (including travel, meals, and lodging) paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform financial examinations of Irish Holdings or its Subsidiaries or to assess Irish Holdings’ or its Subsidiaries’ business/recurring revenue valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than one financial examination during any calendar year or more than one business/recurring revenue valuation during any calendar year.

2.11 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit for the account of Borrower. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Underlying Issuer with respect to drawings under such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer for the account of Borrower. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that (i) Issuing Lender issue or (ii) an Underlying Issuer issue the requested Letter of Credit (and, in such case, to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit). Borrower acknowledges and agrees that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent, Issuing Lender or Underlying Issuer may reasonably request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender or Underlying Issuer generally requests for Letters of Credit in similar circumstances. Anything contained herein to the contrary notwithstanding, Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Borrower or its Subsidiaries in respect of (A) a lease of real property, or (B) an employment contract.

(b) Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed $5,000,000, or

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(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii) the Letter of Credit Usage would exceed the Credit Amount at such time less the sum of (A) the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time, plus (B) the outstanding principal balance of the Term Loan at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Lender shall not be required to issue or arrange for such Letter of Credit to the extent (x) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (y) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Issuing Lender’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such Letter of Credit or Reimbursement Undertaking or Underlying Issuer from issuing such Letter of Credit, or any law applicable to Issuing Lender or Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender or Underlying Issuer shall prohibit or request that Issuing Lender or Underlying Issuer refrain from the issuance of letters of credit generally or such Letter of Credit or Reimbursement Undertaking (as applicable) in particular, or (II) the issuance of such Letter of Credit would violate one or more policies of Issuing Lender or Underlying Issuer applicable to letters of credit generally.

(d) Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any Letter of Credit; provided that (y) until Agent advises any such Issuing Lender that the provisions of Section 3.2 are not satisfied, or (z) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Lender, such Issuing Lender shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Lender may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse Issuing Lender, then to such Lenders and Issuing Lender as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the

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Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment, renewal, or extension of a Letter of Credit or a Reimbursement Undertaking) and without any further action on the part of Issuing Lender or the Revolving Lenders, Issuing Lender shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable and documented attorneys fees and expenses of only one counsel to all such Indemnified Persons (absent a conflict of interest, in which case such Indemnified Person may engage and be reimbursed for additional counsel) incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, that Borrower shall not be obligated hereunder to indemnify the Lender Group or any Underlying Issuer for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrower’s own. Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable and documented attorneys fees and expenses), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of Issuing Lender’s indemnification of an Underlying Issuer; provided, that Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Issuing Lender or any other member of the Lender Group.

(g) Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, neither Issuing Lender nor any Underlying Issuer (as applicable) shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit or the Underlying Letter of Credit (as applicable)) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of Issuing Lender, any Underlying Issuer, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Issuing Lender shall be liable to any Lender or any Loan Party for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the

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Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of Issuing Lender, any Underlying Issuer, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Issuing Lender or any Underlying Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.11(h) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Document, including in connection with the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, the honoring or dishonoring of any demand under any Letter of Credit, or the following of Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind Borrower. In furtherance and not in limitation of the foregoing, Issuing Lender and each Underlying Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or Issuing Lender and any Underlying Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and neither Issuing Lender nor any Underlying Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Neither Issuing Lender nor any Underlying Issuer shall be responsible for the wording of any Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance Issuing Lender or any Underlying Issuer may provide to Borrower with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any Letter of Credit, and Borrower hereby acknowledges and agrees that any such assistance will not constitute legal or other advice by Issuing Lender or any Underlying Issuer or any representation or warranty by Issuing Lender or any Underlying Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, Issuing Lender or any Underlying Issuer may, as it deems appropriate, use in any Letter of Credit any portion of the language prepared by Borrower and contained in the letter of credit application relative to drawings under such Letter of Credit. Borrower hereby acknowledges and agrees that neither any Underlying Issuer nor any member of the Lender Group shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(h) The obligation of Borrower to reimburse Issuing Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document,

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,

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(iv) any payment by Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, Borrower or any of its Subsidiaries, or

(vi) the fact that any Default or Event of Default shall have occurred and be continuing.

(i) Borrower hereby authorizes and directs any Underlying Issuer to deliver to Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(j) Borrower acknowledges and agrees that any and all fees, charges, costs, or commissions in effect from time to time, of Issuing Lender relating to Letters of Credit or incurred by Issuing Lender relating to Underlying Letters of Credit, upon the issuance of any Letter of Credit, upon the payment or negotiation of any drawing under any Letter of Credit, or upon the occurrence of any other activity with respect to any Letter of Credit (including the transfer, amendment, or cancellation of any Letter of Credit), together with any and all fronting fees in effect from time to time related to Letters of Credit, shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable promptly, but in any event, within 1 Business Day after the date on which such fees, charges, costs, or commissions are first incurred or accrued by Borrower to Agent for the account of Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, Issuing Lender is entitled to charge Borrower a fronting fee of 0.35% per annum times the undrawn amount of each Underlying Letter of Credit and that such fronting fee may be changed by Issuing Lender from time to time without notice.

(k) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, participating in, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor,

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such amounts as Agent may specify to be reasonably necessary to compensate Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 2.11(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto. Without limiting the provisions of Section 16, this Section 2.11(k) shall not apply to Taxes.

(l) Unless otherwise expressly agreed by Issuing Lender and Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial Letter of Credit.

(m) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans or the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Revolving Loans or the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Affected Lenders.

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(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrower shall be obligated to pay any resulting Funding Losses.

(iii) Unless Agent, in its sole discretion, agrees otherwise, Borrower shall have not more than 7 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion. Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the Affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the Affected Lender, Borrower may, by notice to such Affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of

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the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13 Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof (such notice to be delivered by such Lender within ninety (90) days after such Lender becomes aware of any event described in clauses (i) or (ii) of this Section 2.13(a)). Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrower to obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a),

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as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of Sections 2.12 and 2.13 and the protection of Sections 2.12 and 2.13 shall be available to each Lender and Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender or Issuing Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender or Issuing Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Closing Date. The (i) effectiveness of this Agreement and the other Loan Documents, (ii) the consummation of the transactions contemplated by this Agreement and the other Loan Documents (other than the occurrence of the Initial Funding Date and the initial making of any Loans or other extensions of credit under this Agreement, the occurrence and consummation of which shall be governed by, and subject to, Section 3.2 of this Agreement) is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).

3.2 Conditions Precedent to the Initial Extension of Credit. In addition to the conditions set forth in Sections 3.1 and 3.3, the obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.2 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ); provided, that the Initial Funding Date shall occur no more than 5 Business Days from the Closing Date, which time may be extended by Agent in its reasonable discretion.

3.3 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

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(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.4 Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.5 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (excluding any contingent indemnification and contingent expense reimbursement Obligations) immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations (excluding any contingent indemnification and contingent reimbursement Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been repaid in full and the Commitments have been terminated. When all of the Obligations have been repaid in full, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.6 Early Termination by Borrower. Borrower has the option, at any time upon three Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed repayments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.7 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.7 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

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4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party signatory hereto and Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Set forth on Schedule 4.1(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted by this Agreement) is a list of all states in which any Loan Party is qualified to do business on the Closing Date.

(b) Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Irish Holdings. All of the outstanding Equity Interests of each such Subsidiary have been validly issued and, with respect to Equity Interests of a corporation, are fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Irish Holding’s or its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

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4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Agent’s security interests in the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, and the recordation of the Mortgages (if any), in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of each Loan Party, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 4.6(b) sets forth a materially complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $250,000 that, as of the Closing Date, is pending or, to the knowledge of any Loan Party, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

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4.8 No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2011, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9 Solvency.

(a) The Borrower is, and the Loan Parties on a consolidated basis are, Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10 Employee Benefits. No Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan.

4.11 Environmental Condition. Except as set forth on Schedule 4.11, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties has ever been used by a Loan Party or its Subsidiaries in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to any Loan Party’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not, as of such date, incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on March 21, 2012 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are

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beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13 Patriot Act. To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14 Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15 Payment of Taxes. Except as otherwise permitted under Section 5.5, all federal, state, and material local Tax returns and reports (other than those with respect to which the aggregate tax liability is less than $250,000 with respect to federal taxes and $750,000 with respect to any other taxes) of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable (except, with respect to Taxes, where the failure to do so could not reasonably be expected to result in liabilities in excess of $250,000 in the aggregate at any one time outstanding). Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Borrower knows of no Tax assessment proposed by a taxing authority against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its

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Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no formal grievance or arbitration proceeding pending or, to the knowledge of any Loan Party, threatened in writing against such Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of any Loan Party, threatened in writing against such Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of such Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of such Loan Party or its Subsidiaries except to the extent such question or activity could reasonably be expected to result in a Material Adverse Effect. No Loan Party nor its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20 Holding Companies. Each of Irish Holdings, Parent and Holdings is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than in the case of Irish Holdings, the Equity Interests of Holdings, Fleetmatics UK, and the Irish Subsidiaries, in the case of Holdings, Equity Interests of Parent, and in the case of Parent, Equity Interests of SageQuest LLC and Borrower) or engage in any material operations or business (other than the ownership of Borrower and its Subsidiaries and such activities that are incidental to the operation of the business of a holding company).

4.21 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to its business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and, to any Loan Party’s knowledge, no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

5.	AFFIRMATIVE COVENANTS.

Each Loan Party signatory hereto covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1 Financial Statements, Reports, Certificates. Irish Holdings (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Irish Holdings, (c) agrees to maintain a system of accounting that enables Irish Holdings and its Subsidiaries to produce financial statements in accordance with GAAP, and (d) agrees that it will, and will cause each other Loan Party to, maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to Agent, provided, that, Irish Holdings shall not be required to give notice to Agent regarding the billing systems changes being deployed as of the Closing Date and as previously disclosed to Agent.

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5.2 Reporting. Borrower will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Irish Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and, if applicable, good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits or licenses material to their businesses.

5.4 Maintenance of Properties. Irish Holdings will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5 Taxes. Irish Holdings will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or Tax is the subject of a Permitted Protest.

5.6 Insurance. Irish Holdings will, and will cause each of its Subsidiaries to, at Borrower’s expense, (a) maintain insurance respecting each of Irish Holdings’ and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in same or similar businesses. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, Travelers Property & Casualty Insurance Company is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Irish Holdings in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. Irish Holdings shall give Agent prompt notice of any loss exceeding $500,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection.

(a) Irish Holdings will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized

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representative of Irish Holdings shall be allowed to be present) at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Irish Holdings and during regular business hours.

(b) Irish Holdings will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate. So long as no Default or Event of Default has occurred and is continuing, Agent agrees to provide Borrower with a copy of the report for any such valuation upon request by Borrower so long as (i) such report exists, (ii) the third person employed by Agent to perform such valuation consents to such disclosure, and (iii) Borrower executes and delivers to Agent a non-reliance letter reasonably satisfactory to Agent.

5.8 Compliance with Laws. Irish Holdings will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9 Environmental. Irish Holdings will, and will cause each of its Subsidiaries to,

(a) Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply, in all material respects, with applicable Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which Irish Holdings has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required under applicable Environmental Laws to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10 Reserved.

5.11 Formation of Subsidiaries. Irish Holdings will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within 15 days of such formation or acquisition (or such later date as permitted by Agent in its Permitted Discretion) (a) cause such new Subsidiary to provide to Agent a joinder to the applicable Guaranty and Security Documents, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $1,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the applicable Guaranty and Security Documents, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of any Loan Party that is a CFC if providing such agreements could result in adverse Tax consequences (as determined in the reasonable discretion of the applicable Loan Party) or the costs to the Loan Parties of providing such guaranty or security agreements are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the

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Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the applicable Guaranty and Security Documents) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount could result in adverse Tax consequences (as determined in the reasonable discretion of the applicable Loan Party) or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12 Further Assurances. Irish Holdings will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or any other Loan Party with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of any Loan Party that is a CFC if providing such documents could result in adverse Tax consequences (as determined in the reasonable discretion of the applicable Loan Party) or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Loan Party, including all of the outstanding capital Equity Interests of Irish Holding’s Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

5.13 Lender Meetings. Irish Holdings will, within 120 days after the close of each fiscal year of Irish Holdings, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Irish Holdings and its Subsidiaries and the projections presented for the current fiscal year of Irish Holdings.

6.	NEGATIVE COVENANTS.

Each Loan Party signatory hereto covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1 Indebtedness. Irish Holdings will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

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6.2 Liens. Irish Holdings will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes. Irish Holdings will not, and will not permit any of its Subsidiaries to,

(a) other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Holdings and Borrower or Irish Holdings and Holdings or Borrower, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, (iii) any merger between Subsidiaries of Irish Holdings that are not Loan Parties, (iv) Pre-IPO Reorganization, (v) any Subsidiary of Irish Holdings may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially adverse to the Lenders, provided, that (1) the Person who receives the assets of any dissolving or liquidating Subsidiary of Irish Holdings that is a Guarantor shall be a Loan Party and (2) the Borrower shall not be liquidated or dissolved, and (vi) the merger of SageQuest and the Borrower, provided, that (1) the Borrower shall provide Agent with 10 Business Days notice prior to consummating such merger, and (2) prior to the consummation of any such merger, SageQuest and the Borrower shall have provided Agent with such documentation requested by Agent in its sole discretion in order to protect and maintain its security, including without limitation, in the event SageQuest is the surviving entity of such merger, a joinder agreement pursuant to which SageQuest shall become a Borrower hereunder.

(b) so long as no Default or Event of Default exists or would result therefrom, any Subsidiary of Irish Holdings may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 6.9; provided, that, (i) (A) if the Borrower is a party to such merger or consolidation, the Borrower is the surviving or continuing Person and (B) if a Guarantor is a party to such merger or consolidation, such Guarantor is the surviving or continuing Person (other than any merger or consolidation with a Borrower, in which case the Borrower shall be the surviving or continuing Person), (ii) Irish Holdings and its Subsidiaries, and the surviving or continuing Person, shall have complied in all respects with the applicable requirements of Section 5.11 and Section 5.12, (iii) Agent’s Liens on and security interests in the Collateral of any Subsidiary of Irish Holdings party to such merger or consolidation shall not be terminated or adversely affected and shall remain a perfected, first-priority security interest therein, and (iv) no Subsidiary of Irish Holdings shall merge or consolidate with or into a Person that is a CFC,

(c) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Irish Holdings with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Irish Holdings, Holdings or Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Irish Holdings that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Irish Holdings that is not liquidating or dissolving, or

(d) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

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6.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.10, Irish Holdings will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.5 Nature of Business. Irish Holdings will not, and will not permit any of its Subsidiaries or any other Loan Party to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent the Loan Parties and their Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6 Prepayments and Amendments. Irish Holdings will not, and will not permit any of its Subsidiaries to,

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) voluntary or optional prepayments of principal and interest on account of Permitted Purchase Money Indebtedness so long as no Event of Default shall have occurred and be continuing at the time of such prepayment or would result therefrom and (D) the prepayment by Irish Holdings of the payments required under the Management Services Agreement, so long as Liquidity is equal to or greater than $15,000,000 after giving effect to such payment and so long as no Event of Default shall have occurred and be continuing at the time of such prepayment or would result therefrom, or

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions.

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (e), (h), (i), (j), (k), (l) and (n) of the definition of Permitted Indebtedness, or

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders; provided, that Irish Holdings may adopt Governing Documents in connection with its registration as a public limited company under Irish law.

6.7 Restricted Payments. Irish Holdings will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law,

(a) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) any Guarantor may make Restricted Payments to another Guarantor or the Borrower, (ii) a Non-Loan Party may make Restricted Payments to any Loan Party or any other Non-Loan Party, and (iii) except as otherwise permitted pursuant to this Section 6.7, subject to Agent’s consent in its sole discretion, Borrower may make Restricted Payments to a Guarantor,

(b) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Irish Holdings or any of its Subsidiaries may, or may make distributions so that Irish Holdings may, make distributions to former employees, officers, or directors of Irish Holdings or its Subsidiaries (or any

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spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Irish Holdings held by such Persons, provided, that the aggregate amount of such redemptions made by Irish Holdings during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $1,000,000 in the aggregate,

(c) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Irish Holdings or any of its Subsidiaries may, or may make distributions so that Irish Holdings may, make distributions to former employees, officers, or directors of Irish Holdings or its Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Irish Holdings or its Subsidiaries on account of repurchases of the Equity Interests of Holdings held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Holdings,

(d) Irish Holdings’ direct and indirect Subsidiaries may make distributions to Irish Holdings (including through any intermediate Subsidiaries of Irish Holdings) for the sole purpose of allowing Irish Holdings to, and Irish Holdings shall use the proceeds thereof solely to, pay federal, state, local, and non-U.S. income taxes and franchise taxes solely arising out of the consolidated operations of Irish Holdings and its Subsidiaries, after taking into account all available credits and deductions (provided that neither Borrower nor any of its Subsidiaries shall make any distribution to Irish Holdings in any amount greater than the share of such taxes arising out of Borrower’s (or its direct and indirect Subsidiaries’) consolidated net income), and (B) Holdings’ direct and indirect Subsidiaries may make distributions to Holdings (including through any intermediate entities) for the sole purpose of allowing Holdings to, and Holdings shall use the proceeds thereof solely to, pay federal, state, local and non-U.S. income and franchise taxes solely arising out of the consolidated operations of Holdings and its direct and indirect Subsidiaries, after taking into account all available credits and deductions (provided that neither Borrower nor any of its Subsidiaries shall make any distribution to Holdings in any amount greater than the share of such taxes arising out of Borrower’s (or its direct and indirect Subsidiaries’) consolidated net income),

(e) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Irish Holdings’ Subsidiaries may make distributions to Irish Holdings for the sole purpose of allowing Irish Holdings to, and Irish Holdings shall use the proceeds thereof solely to, pay reasonable administrative and maintenance costs and expenses (including legal, accounting and similar expenses) arising solely out of the consolidated operations (including maintenance of existence) of Irish Holdings and its Subsidiaries, so long as such payments are made in the ordinary course of Irish Holdings’ and its Subsidiaries’ business,

(f) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Irish Holdings’ Subsidiaries may make distributions to Irish Holdings for the sole purpose of allowing Irish Holdings to, and Irish Holdings shall use the proceeds thereof solely to, consummate a Permitted Acquisition, and

(g) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Irish Holdings’ Subsidiaries may make distributions to Irish Holdings for the sole purpose of allowing Irish Holdings to, and Irish Holdings shall use the proceeds thereof solely to, make the payments under the Management Services Agreement, so long as Liquidity at the time of the making of such Restricted Payment is equal to or greater than $15,000,000, and

(h) Irish Holdings’ Subsidiaries may make distributions to Holdings for the sole purpose of allowing Holdings to, and Holdings shall use the proceeds thereof solely to, pay payroll, payroll taxes or employee benefits.

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6.8 Accounting Methods. Irish Holdings will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9 Investments. Irish Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10 Transactions with Affiliates. Irish Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between a Loan Party or its Subsidiaries, on the one hand, and any Affiliate of a Loan Party or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by a Loan Party or its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by such Loan Party’s or its applicable Subsidiary’s board of directors (or comparable governing body) to the extent required under applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party or its applicable Subsidiary,

(c) so long as it has been approved by such Loan Party’s or its applicable Subsidiary’s board of directors (or comparable governing body) to the extent required under applicable law, the payment of reasonable compensation, fees, severance, or employee benefit arrangements to employees, officers, and outside directors of such Loan Party and its Subsidiaries in the ordinary course of business, and

(d) transactions permitted by Section 6.3 or Section 6.7, or any Permitted Intercompany Advance.

6.11 Use of Proceeds. Irish Holdings will not, and will not permit any of its Subsidiaries to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12 Limitation on Issuance of Equity Interests. Except for (i) the issuance or sale of Qualified Equity Interests by Irish Holdings, (ii) the issuance of any Equity Interests by Irish Holdings as a result of any conversions of preferred shares of Irish Holdings, and (iii) any Pre-IPO Reorganization, Irish Holdings will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13 Holding Companies. Irish Holdings will not, and will not permit Holdings or Parent to incur any liabilities (other than liabilities arising under the Loan Documents), own or acquire any assets (other than in the case of Irish Holdings, the Equity Interests of Holdings, Fleetmatics UK, and the Irish Subsidiaries, in the case of Holdings, Equity Interests of Parent, and in the case of Parent, Equity Interests of SageQuest LLC and/or

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Borrower) or engage itself in any operations or business, except in connection with its ownership of Borrower and its rights and obligations under the Loan Documents and such activities as are incidental to the operation of the business of a holding company.

7.	FINANCIAL COVENANTS.

Each of Irish Holdings and Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Irish Holdings will:

(a) Liquidity. Have Liquidity of no less than $10,000,000 or greater at all times.

(b) Leverage Ratio. Have a Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date

2.75:1.00	June 30, 2012

2.50:1.00	September 30, 2012

2.25:1.00	December 31, 2012

2.00:1.00	March 31, 2013

1.75:1.00	June 30, 2013

1.50:1.00	September 30, 2013

1.25:1.00	December 31, 2013

1.00:1.00	March 31, 2014 and each quarter thereafter

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 5 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit;

8.2 Covenants. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.10, or 5.11 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

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(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Borrower is not in good standing in its jurisdiction of organization), 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3 Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $500,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 45 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4 Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5 Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Material Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6 Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

8.7 Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8 Guaranty. If the obligation of any Guarantor under the guaranties contained in the Guaranty and Security Agreement, the UK Guarantee or the Irish Guarantee is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

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8.9 Security Documents. If the Guaranty and Security Documents or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $100,000, or (c) as the result of an action or failure to act on the part of Agent;

8.10 Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11 Change of Control. A Change of Control shall occur, whether directly or indirectly.

9.	RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, (ii) terminate any Letter of Credit that may be terminated in accordance with its terms, and (iii) direct Borrower to provide (and Borrower agrees that upon receipt of such notice it will provide) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Lender to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit, and (2) Bank Product

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Collateralization to be held as security for Irish Holdings’ or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by each Loan Party signatory hereto and Borrower.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable documented fees and disbursements of attorneys, experts, or consultants (provided that Borrower shall only be liable for fees and expenses of one counsel to all such Indemnified Persons, absent a conflict of interest, in which case such Indemnified Persons may engage and be reimbursed for additional counsel) and all other reasonable documented out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of any Loan Party’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (provided that the indemnification in this clause (b) shall not extend to any Taxes or costs attributable to Taxes which shall be governed by Section 16 of this Agreement), and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Irish Holdings or any of its Subsidiaries or any Environmental Actions,

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Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Irish Holdings or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower (for itself and on behalf of each other Loan Party) or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower or any other Loan party:

Attn:
Fax No.

with copies to:	GOODWIN PROCTER LLP
Exchange Place
Boston, Massachusetts 02109
Attn: Edward Matson Sibble, Jr., Esq.
Fax No.: 617-523-1231 Email: esibble@goodwinprocter.com

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC
One Boston Place,
Boston, MA 02108
Attn: Technology Finance Manager
Fax No.: 310-453-7413

with copies to:	Morgan, Lewis & Bockius
101 Park Avenue
New York, New York 10178
Attn: Marshall Stoddard, Esq.
Fax No.: 212-309-6001

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Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, and (b) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE COMMONWEALTH AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF SUFFOLK, COMMONWEALTH OF MASSACHUSETTS; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH OTHER LOAN PARTY SIGNATORY HERETO AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH OTHER LOAN PARTY SIGNATORY HERETO AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH OTHER LOAN PARTY SIGNATORY HERETO AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH LOAN PARTY SIGNATORY HERETO AND BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SUFFOLK AND THE COMMONWEALTH OF MASSACHUSETTS, IN ANY ACTION OR PROCEEDING ARISING OUT

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OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING LENDER, OR THE UNDERLYING ISSUER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 10 Business Days after having received notice thereof; and

(B) Agent, Swing Lender, and Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made to a natural person or a Defaulting Lender,

(B) no assignment may be made to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity,

(C) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000);

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(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,

(F) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500; and

(G) the Assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), subject to Section 13.1(h), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

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(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person or a Defaulting Lender, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to the Loan Parties and their Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan and any Revolving Loans or Swing Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or

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sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register (comparable to the Register) on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the event it has one) available for review by Borrower from time to time as Borrower may reasonably request.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

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(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 3.1 or 3.2,

(vi) amend, modify, or eliminate Section 15.11,

(vii) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix) contractually subordinate any of Agent’s Liens,

(x) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f), or

(xii) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Sponsor Affiliated Entities, or

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrower, and the Required Lenders,

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower, and the Required Lenders,

(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among

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themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower and the other Loan Parties signatory hereto of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf

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and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of the Loan Parties or their Subsidiaries.

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15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of

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Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required

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Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers), which successor shall be a United States person (within the meaning of Section 7701(a)(30) of the IRC). If, at the time that Agent’s resignation is effective, it is acting as Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of their Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall

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be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate or release any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given

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Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent after and during the continuance of an Application Event, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of such Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent after and during the continuance of an Application Event, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

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15.16 Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each financial examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any financial examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon the Loan Parties’ and their Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f) In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from such Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.

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Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.

16.1 Payments. All payments made by or on account of an obligation of any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any present or future Taxes, except as required by applicable law. In the event any deduction or withholding of Taxes is required (as determined in the good faith discretion of the applicable Withholding Agent), then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings attributable to additional amounts payable under this Section 16.1) the applicable Recipient receives an amount equal to the amount it would have received had no such deduction or withholding been made provided, that the applicable Loan Party shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). As promptly as possible after the payment of any Indemnified Tax by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent certified copies of Tax receipts evidencing such payment. The Loan Parties agree to timely pay any present or future stamp, value added or documentary Taxes or any other excise or property Taxes or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2 Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any costs or expenses arising therefrom or with respect thereto (including any additional costs or expenses arising as a result of any change in applicable law relating to Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

16.3 Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.1(i) relating to the maintenance of the Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any costs or expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source any amount due to the Agent under this Section 16.3.

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16.4 Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding Tax, such Lender or Participant agrees to deliver to each of Borrower and Agent (or, in the case of a Participant, to each of Borrower and the Lender granting the participation) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding Tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed original IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding Tax under a United States Tax treaty, a properly completed and executed original of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed original of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because such Lender or Participant serves as an intermediary, a properly completed and executed original of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed original of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding Tax.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the reasonable request of Borrower or Loan Party or Agent and upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant is entitled to claim an exemption from withholding Tax in, or levied by, a jurisdiction other than the United States (including any exemption relevant for the purposes of any payment which may be made under the Irish Guarantee or Irish Debenture), such Lender or such Participant agrees with and in favor of each of Borrower and each Loan Party and Agent, to deliver to each of Borrower and Agent (or, in the case of a Participant, to each of Borrower and the Lender granting the participation only) any such form or forms or proof of status or confirmation of tax residency, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding Tax before receiving its first payment, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.4(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its Tax returns). Each Lender or Participant shall provide new forms (or successor forms) or confirmations or proof upon the reasonable request of Borrower or Loan Party or Agent and upon the expiration or obsolescence of any previously delivered forms, confirmations or proof and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

16.5 Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which a Loan Party has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the relevant Loan

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Party (but only to the extent of payments made, or additional amounts paid, by the relevant Loan Party under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the relevant Loan Party, upon the request of Agent or such Lender, agrees to repay the amount paid over to the relevant Loan Party (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to a Loan Party or any other Person.

16.6 Survival. Each party’s obligations under this Section 16 shall survive the resignation or replacement of the Agent or any assignment of its rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

17.	GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Irish Holdings, Holdings, Parent, Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Irish Holdings, Holdings, Parent or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written

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certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations; Certain Waivers.

(a) If the incurrence or payment of the Obligations by Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants

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to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group and to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9 (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iii), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iii) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance in writing by Borrower, (v) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (v) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (v) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (vii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (viii) with respect to litigation involving any Person (other than a Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (ix) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and after consultation with Borrower may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c) The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its

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Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

[Signature pages to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

FLEETMATICS USA, LLC
a Delaware limited liability company

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Vice President and Chief Financial Officer

FLEETMATICS GROUP LIMITED, an Irish company limited by shares

By:	/s/ David Norton
Name:	David Norton
Title:	Director

In the presence of: (Witness Signature)

By:	/s/ Eric Lin
Name:	Eric Lin
Witness Address:

Witness Occupation:
Developer

FLEETMATICS (UK) LIMITED, a private limited company incorporated and registered under the laws of England and Wales

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Director, Chief Financial Officer

FLEETMATICS USA GROUP HOLDINGS, INC., a Delaware corporation

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Chief Financial Officer

[Signature page to Credit Agreement]

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FLEETMATICS USA HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Chief Financial Officer

FLEETMATICS IRL LIMITED,
an Irish company limited by shares

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Chief Financial Officer

In the presence of: (Witness Signature)

By:	/s/ Albert J. Vasile, Jr.
Name:	Albert J. Vasile, Jr.
Witness Address:

Witness Occupation:
Assistant Treasurer

FLEETMATICS PATENTS LIMITED, an Irish company limited by shares

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Chief Financial Officer

In the presence of: (Witness Signature)

By:	/s/ Albert J. Vasile, Jr.
Name:	Albert J. Vasile, Jr.
Witness Address:

Witness Occupation:
Assistant Treasurer

[Signature page to Credit Agreement]

65

SAGEQUEST LLC, an Ohio limited liability company

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Vice President and Chief Financial Officer

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent

By:	/s/ Didi Do
Name:	Didi Do
Its Authorized Signatory

[Signature page to Credit Agreement]

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Exhibit 10.6

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of                  , 2012 by and between Fleetmatics Group Limited, an Irish company (the “Company”), and                      (“Indemnitee”).

RECITALS

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company;

WHEREAS, in order to induce Indemnitee to continue to provide services to the Company, the Company wishes to provide for the indemnification of, and advancement of expenses to, Indemnitee to the maximum extent permitted by law;

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees, agents and fiduciaries, the significant and continual increases in the cost of such insurance and the general trend of insurance companies to reduce the scope of coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and scope of coverage of liability insurance provide increasing challenges for the Company;

WHEREAS, Indemnitee does not regard the protection currently provided by applicable law and available insurance as adequate under the present circumstances, and Indemnitee may not be willing to continue to serve in such capacity without additional protection;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the increased difficulty in attracting and retaining highly qualified persons such as Indemnitee is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure Indemnitee that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Services to the Company. Indemnitee agrees to serve as a director of the Company. Indemnitee may at any time and for any reason resign or be removed or otherwise released from such position (subject to any other contractual obligation or any obligation imposed by law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee. The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve as director of the Company.

Section 2. Definitions.

As used in this Agreement:

(a) “Corporate Status” describes the status of a person as a current or former director, employee, agent or trustee of the Company or of any other Enterprise which such person is or was serving at the request of the Company.

(b) “Enforcement Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the type customarily incurred in connection with an action to enforce indemnification or advancement rights, or an appeal from such action, including without limitation the premium, security for, and other costs relating to any cost bond, supersedes bond, or other appeal bond or their equivalent.

(c) “Enterprise” shall mean any corporation (other than the Company), partnership, joint venture, trust, employee benefit plan or other legal entity of which Indemnitee is or was serving at the request of the Company as a director, employee, agent or trustee.

(d) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding or an appeal resulting from a Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedes bond or other appeal bond or their equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee or any other liability for which the Company may not under applicable law provide an indemnity to Indemnitee.

(e) “Independent Counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of Irish corporate law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company, any Enterprise or Indemnitee in any matter material to any such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(e) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that Indemnitee is or was an officer and/or director of the Company or is or was serving at the request of the Company as a director, officer, employee, agent or trustee of any Enterprise or by reason of any action taken by him or of any action taken on his part while acting as director of the Company or while serving at the request of the Company as a director, officer, employee, agent or trustee of any Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement; provided, however, that the term “Proceeding” shall not include any action, suit or arbitration, or part thereof, initiated by Indemnitee to enforce Indemnitee’s rights under this Agreement as provided for in Section 13(e) of this Agreement.

Section 3. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall, subject to applicable law, be indemnified against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Indemnitee shall not enter into any settlement in connection with a Proceeding without ten (10) days’ prior notice to the Company.

Section 4. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall, subject to applicable law, be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that any court of competent jurisdiction in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such expenses as such other court shall deem proper.

Section 5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement and except as provided in Section 8, to the extent that Indemnitee is a party to or a participant in and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, the Company shall, subject to applicable law, indemnify Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall, subject to applicable law, indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6. Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party and is not threatened to be made a party, he shall, subject to applicable law, be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Section 7. Additional Indemnification. Except as provided in Section 8, notwithstanding any limitation in Sections 3, 4 or 5, the Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is a party to or is threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding.

Section 8. Exclusions. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated under this Agreement:

(a) to make any indemnity for amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such amounts under any insurance policy, contract, agreement or otherwise;

(b) to make any indemnity for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 of the USA, as amended, or similar provisions of state statutory law or common law; or

(c) to make any indemnity or advancement that is not in accordance with applicable law.

Section 9. Advances of Expenses.

(a) The Company shall, subject to Section 9(b), advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that Indemnitee undertakes to the fullest extent required by law to repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. The right to advances under this paragraph shall in all events continue until final disposition of any Proceeding, including any appeal therein. Nothing in this Section 9 shall limit Indemnitee’s right to advancement pursuant to Section 13(e) of this Agreement.

(b) In the event that the Company has, in accordance with Section 9(a), advanced Expenses to Indemnitee in circumstances where Indemnitee is a defendant or respondent in a Proceeding and (i) he is not acquitted or judgment is not given in his favour and (ii) the court does not grant relief to Indemnitee in connection with any application under section 391 or section 42 of the Companies (Amendment) Act 1983 of Ireland, the Company will be entitled to reimbursement in full of all such Expenses advanced and Indemnitee will immediately on demand reimburse such Expenses to the Company.

Section 10. Procedure for Notification and Defense of Claim.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor and, if Indemnitee so chooses pursuant to Section 11 of this Agreement, such written request shall also include a request for Indemnitee to have the right to indemnification determined by Independent Counsel.

(b) The Company will be entitled to participate in the Proceeding at its own expense.

Section 11. Procedure Upon Application for Indemnification.

(a) Upon written request by Indemnitee for indemnification pursuant to Section 10(a), a determination, if such determination is required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) by Independent Counsel in a written opinion to the Board if Indemnitee so requests in such written request for indemnification pursuant to Section 10(a), or (ii) by the Company in accordance with applicable law if Indemnitee does not so request such determination be made by Independent Counsel. In the case that such determination is made by Independent Counsel, a copy of Independent

Counsel’s written opinion shall be delivered to Indemnitee and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the Independent Counsel or the Company, as applicable, making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such counsel or the Company, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Independent Counsel or the Company shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(b) In the event that Indemnitee exercises his right to have his entitlement to indemnification determined by Independent Counsel pursuant to clause (i) of Section 11(a), the Independent Counsel shall be selected by Indemnitee. The Company may, within ten (10) days after written notice of such selection, deliver to Indemnitee a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after the later of (i) submission by Indemnitee of a written request for indemnification and Independent Counsel pursuant to Sections 10(a) and 11(a)(i) hereof, respectively, and (ii) the final disposition of the Proceeding, including any appeal therein, no Independent Counsel shall have been selected without objection, Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate. The person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 12. Presumptions and Effect of Certain Proceedings.

(a) In making a determination with respect to entitlement to indemnification hereunder, it shall be presumed that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption. Neither (i) the failure of the Company or of Independent Counsel to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor

(ii) an actual determination by the Company or by Independent Counsel that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of guilty, nolocontendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

(c) The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company or any Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 13. Remedies of Indemnitee.

(a) Subject to Section 13(f), in the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within sixty (60) days after receipt by the Company of the request for indemnification that does not include a request for Independent Counsel, (iv) payment of indemnification is not made pursuant to Section 5 or 6 or the last sentence of Section 11(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification pursuant to Section 3, 4 or 7 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to seek enforcement by a court of his entitlement to such indemnification or advancement. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 13(a); provided, however, that the foregoing time limitation shall not apply in respect of a proceeding brought by Indemnitee to enforce his rights under Section 5 of this Agreement. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement, as the case may be.

(c) If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

(e) The Company shall indemnify Indemnitee against any and all Enforcement Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such Enforcement Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement or insurance recovery, as the case may be, in the suit for which indemnification or advancement is being sought.

(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding, including any appeal therein.

Section 14. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification and to receive advancement as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s articles of association, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Irish law permits greater indemnification or advancement than would be afforded currently under this Agreement or the Company’s articles of association, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or trustees of the Company or of any other Enterprise, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or trustee under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company’s obligation to provide indemnification or advancement hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee, agent or trustee of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement from such other Enterprise.

Section 15. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as director of the Company or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement hereunder and of any proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement relating thereto. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 16. Severability. If any provision or provisions of this Agreement shall be held to be invalid, void, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, void or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 17. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer and/or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer and/or director of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

Section 18. Modification and Waiver. No supplement, modification or amendment, or waiver of any provision, of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

Section 19. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement as provided hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise.

Section 20. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a) If to Indemnitee, at such address as Indemnitee shall provide to the Company.

(b) If to the Company to:

Penthouse Suite – Cookstown Court

Cookstown Industrial Estate

Tallaught

Dublin 24

01 413 1250

or to any other address as may have been furnished to Indemnitee by the Company.

Section 21. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding in such proportion as is deemed fair and reasonable in light of all of the circumstances in order to reflect (i) the relative benefits received by the Company and Indemnitee in connection with the event(s) and/or transaction(s) giving rise to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transactions.

Section 22. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of Ireland, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 13(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Courts of Ireland, (ii) consent to submit to the exclusive jurisdiction of the Courts of Ireland for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) consent to service of process at the address set forth in Section 20 of this Agreement with the same legal force and validity as if served upon such party personally, (iv) waive any objection to the laying of venue of any such action or proceeding in the Courts of Ireland, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Courts of Ireland has been brought in an improper or inconvenient forum.

Section 23. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 24. Miscellaneous. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

*         *        *        *        *

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

FLEETMATICS GROUP LIMITED

By:
Name:	Jim Travers
Title:	Chief Executive Officer

INDEMNITEE

[Signature Page for Indemnification Agreement]

Exhibit 10.7

FLEETMATICS USA GROUP HOLDINGS, INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of                  , 2012 by and between FleetMatics USA Group Holdings, Inc., a Delaware corporation (the “Company”), and                      (“Indemnitee”).

RECITALS

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company;

WHEREAS, in order to induce Indemnitee to continue to provide services to the Company, the Company wishes to provide for the indemnification of, and advancement of expenses to, Indemnitee to the maximum extent permitted by law;

WHEREAS, the Bylaws of the Company (as the same may be amended, restated or otherwise modified from time to time, the “Bylaws”) require indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees, agents and fiduciaries, the significant and continual increases in the cost of such insurance and the general trend of insurance companies to reduce the scope of coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and scope of coverage of liability insurance provide increasing challenges for the Company;

WHEREAS, Indemnitee does not regard the protection currently provided by applicable law, the Company’s governing documents and available insurance as adequate under the present circumstances, and Indemnitee may not be willing to continue to serve in such capacity without additional protection;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the increased difficulty in attracting and retaining highly qualified persons such as Indemnitee is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure Indemnitee that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, regardless of any amendment or revocation of the Company’s Certificate of Incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Charter”) or Bylaws, so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, Indemnitee is also a director of FleetMatics Group Limited, a company organized under the laws of Ireland (“FleetMatics Limited”), and, for the same reasons identified for entering into this Agreement in has capacity as director of the Company, the Company believes it is reasonable, prudent and necessary to indemnify Indemnitee in his capacity as a director of FleetMatics Limited.

WHEREAS, this Agreement is a supplement to and in furtherance of the indemnification provided in the Charter and the Bylaws (as well as the Memorandum and Articles of Association of FleetMatics Limited (the “Memorandum and Articles of Association”)) and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Services to the Company. Indemnitee agrees to serve as a director of the Company. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee. The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve as a director of the Company.

Section 2. Definitions.

As used in this Agreement:

(a) “Corporate Status” describes the status of a person as a current or former director, officer, employee, agent or trustee of the Company or of any other Enterprise which such person is or was serving at the request of the Company.

(b) “Enforcement Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with an action to enforce indemnification or advancement rights, or an appeal from such action, including without limitation the premium, security for, and other costs relating to any cost bond, supersedes bond, or other appeal bond or its equivalent.

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(c) “Enterprise” shall mean any corporation (other than the Company, but including FleetMatics Limited), partnership, joint venture, trust, employee benefit plan or other legal entity of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent or trustee.

(d) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding or an appeal resulting from a Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedes bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(e) “Independent Counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of Delaware corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company, any Enterprise or Indemnitee in any matter material to any such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(e) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that Indemnitee is or was an officer and/or director of the Company or is or was serving at the request of the Company as a director, officer, employee, agent or trustee of any Enterprise or by reason of any action taken by him or of any action taken on his part while acting as director of the Company or while serving at the request of the Company as a director, officer, employee, agent or trustee of any Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement; provided, however, that the term “Proceeding” shall not include any action, suit or arbitration, or part thereof, initiated by Indemnitee to enforce Indemnitee’s rights under this Agreement as provided for in Section 13(e) of this Agreement.

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Section 3. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Indemnitee shall not enter into any settlement in connection with a Proceeding without ten (10) days’ prior notice to the Company.

Section 4. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery (the “Delaware Court”) or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the Delaware Court or such other court shall deem proper.

Section 5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement and except as provided in Section 8, to the extent that Indemnitee is a party to or a participant in and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6. Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party and is not threatened to be made a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

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Section 7. Additional Indemnification.

(a) Except as provided in Section 8, notwithstanding any limitation in Sections 3, 4 or 5, the Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is a party to or is threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding.

(b) For purposes of Section 7(a), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

(i) to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL or such provision thereof; and

(ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

Section 8. Exclusions. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated under this Agreement:

(a) to make any indemnity for amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such amounts under any insurance policy, contract, agreement or otherwise;

(b) to make any indemnity for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c) to make any indemnity or advancement that is prohibited by applicable law.

Section 9. Advances of Expenses. The Company shall advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that Indemnitee undertakes to the fullest extent required

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by law to repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. The right to advances under this paragraph shall in all events continue until final disposition of any Proceeding, including any appeal therein. Nothing in this Section 9 shall limit Indemnitee’s right to advancement pursuant to Section 13(e) of this Agreement.

Section 10. Procedure for Notification and Defense of Claim.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor and, if Indemnitee so chooses pursuant to Section 11 of this Agreement, such written request shall also include a request for Indemnitee to have the right to indemnification determined by Independent Counsel.

(b) The Company will be entitled to participate in the Proceeding at its own expense.

Section 11. Procedure Upon Application for Indemnification.

(a) Upon written request by Indemnitee for indemnification pursuant to Section 10(a), a determination, if such determination is required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) by Independent Counsel in a written opinion to the Board if Indemnitee so requests in such written request for indemnification pursuant to Section 10(a), or (ii) by the Company in accordance with applicable law if Indemnitee does not so request such determination be made by Independent Counsel. In the case that such determination is made by Independent Counsel, a copy of Independent Counsel’s written opinion shall be delivered to Indemnitee and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the Independent Counsel or the Company, as applicable, making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such counsel or the Company, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Independent Counsel or the Company shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(b) In the event that Indemnitee exercises his right to have his entitlement to indemnification determined by Independent Counsel pursuant to clause (i) of Section 11(a), the Independent Counsel shall be selected by Indemnitee. The Company may, within ten (10) days after written notice of such selection, deliver to Indemnitee a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as

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Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after the later of (i) submission by Indemnitee of a written request for indemnification and Independent Counsel pursuant to Sections 10(a) and 11(a)(i) hereof, respectively, and (ii) the final disposition of the Proceeding, including any appeal therein, no Independent Counsel shall have been selected without objection, Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate. The person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 12. Presumptions and Effect of Certain Proceedings.

(a) In making a determination with respect to entitlement to indemnification hereunder, it shall be presumed that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption. Neither (i) the failure of the Company or of Independent Counsel to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor (ii) an actual determination by the Company or by Independent Counsel that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of guilty, nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

(c) The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company or any Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 13. Remedies of Indemnitee.

(a) Subject to Section 13(f), in the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made

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pursuant to Section 11(a) of this Agreement within sixty (60) days after receipt by the Company of the request for indemnification that does not include a request for Independent Counsel, (iv) payment of indemnification is not made pursuant to Section 5 or 6 or the last sentence of Section 11(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification pursuant to Section 3, 4 or 7 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by a court of his entitlement to such indemnification or advancement. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 13(a); provided, however, that the foregoing time limitation shall not apply in respect of a proceeding brought by Indemnitee to enforce his rights under Section 5 of this Agreement. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement, as the case may be.

(c) If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

(e) The Company shall indemnify Indemnitee against any and all Enforcement Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such Enforcement Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement or insurance recovery, as the case may be, in the suit for which indemnification or advancement is being sought.

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(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding, including any appeal therein.

Section 14. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification and to receive advancement as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter, the Bylaws, the Memorandum and Articles of Association, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement than would be afforded currently under the Charter, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or trustees of the Company or of any other Enterprise, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or trustee under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company’s obligation to provide indemnification or advancement hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee, agent or trustee of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement from such other Enterprise.

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Section 15. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as an officer and/or director of the Company or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement hereunder and of any proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement relating thereto. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 16. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 17. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer and/or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer and/or director of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Charter, the Bylaws and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

Section 18. Modification and Waiver. No supplement, modification or amendment, or waiver of any provision, of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

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Section 19. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement as provided hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise.

Section 20. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a) If to Indemnitee, at such address as Indemnitee shall provide to the Company.

(b) If to the Company to:

FleetMatics USA Group Holdings, Inc.

70 Walnut Street, 2nd Floor

Wellesley, MA 02481

or to any other address as may have been furnished to Indemnitee by the Company.

Section 21. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding in such proportion as is deemed fair and reasonable in light of all of the circumstances in order to reflect (i) the relative benefits received by the Company and Indemnitee in connection with the event(s) and/or transaction(s) giving rise to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transactions.

Section 22. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 13(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with

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this Agreement, (iii) consent to service of process at the address set forth in Section 20 of this Agreement with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 23. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 24. Miscellaneous. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

*        *        *         *        *

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

FLEETMATICS USA GROUP HOLDINGS, INC.

By:
Name:
Title:

INDEMNITEE

[Signature Page for Indemnification Agreement]

Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
FleetMatics UK Limited	United Kingdom
FleetMatics Ireland Limited	Ireland
FleetMatics Patents Limited	Ireland
FleetMatics USA Group Holdings, Inc.	United States
FleetMatics USA Holdings, Inc.	United States
SageQuest LLC	United States
FleetMatics USA, LLC	United States